Exhibit (c)(vii)(D)
INTRODUCTION

SCOPE AND STRUCTURE
Budget Paper No. 3 Budget Estimates provides information on the financial and service delivery performance of general government agencies. It is presented in a results and services format. There are two volumes of this budget paper.
Agencies are presented under the 13 clusters announced following the restructure of NSW government agencies in July 2009. These clusters are of strategically aligned entities and are not separate reporting entities. Each agency presented in this budget paper is a separate legal entity required to prepare financial and annual reports. An overview at the start of each cluster is provided to show total expenses and capital expenditure for agencies within the cluster.
An explanation of the general government sector together with the classification of agencies is provided in Budget Paper No. 2 Budget Statement, Appendix C. A glossary of terms is also included in that budget paper. All financial statements presented are prepared in accordance with Australian Accounting Standards.
Agency Details
Each agency’s section generally includes commentary, result indicators and service group statements, a ministerial summary and financial statements. For single portfolio, small or non-budget dependent agencies not all parts are relevant.
Commentary
The Results and Services section provides a summary of the results, or community outcomes, that the agency is working towards and the key services the agency delivers to contribute to those results. Where relevant a table is presented to aid in the depiction of the linkages. Due to rounding, the total expenses in this table may differ to the sum of individual service groups.
The Recent Achievements section provides information on how the agency has used its funding to deliver services, and how these are making an effective contribution to achieving the Government priorities.
The Strategic Directions section explains the high level strategies the agency is pursuing over the medium- to long-term and how these strategies ensure that services provided are achieving results.

Budget Estimates 2010-11	i

INTRODUCTION
The 2010-11 Budget Initiatives section summarises the agency’s expenses and capital expenditure for the Budget year. This section provides information on important areas of expenditure or major initiatives that will support the agency in its delivery of services. Further detail on capital projects is provided in Budget Paper No. 4 Infrastructure Statement.
Result indicators
A result is a description of the desirable impact of services on the community, the environment or the economy. It is consistent with Government priorities.
Result indicators provide information on the extent to which improvements in outcomes and progress towards an agency’s results are being achieved. Indicators may not be exact measures of the agency’s performance but provide evidence the agency is changing or improving the services it delivers. The indicators may also relate to a State Plan priority.
Service Group Statements
Each service group statement includes a service description and linkage to results — as well as service measures, expense, net cost of service and capital expenditure information.
Services are grouped together on the basis of the results they contribute to, the client group they serve, common cost drivers or other service measures.
The service description describes and explains the services and activities that are linked together under the service group.
The linkage to results section describes a range of agency intermediate results that contribute to the high level results targeted by agencies in the longer term. The high level results are those shown in the Results and Services section of the commentary.
Service Measures are indicators of how efficiently the agency delivers its services, as well as the quality, access and timeliness of the service delivery.
Employees is the number of staff engaged on services provided by the service group. These staff figures represent an estimate of annual average staffing, including temporary and short term casual staffing, expressed on a full time equivalent basis.
Net Cost of Services measures the cost of providing the services in the group after deducting operating revenues.

ii	Budget Estimates 2010-11

INTRODUCTION
Capital expenditure is the level of purchases of property, plant and equipment being planned by the agency for the service group.
Ministerial Summary
Where an agency supports more than one minister, a summary is included to highlight the service groups for which each minister has policy responsibility.
Financial Statements
Financial statements are presented for each agency on an accrual basis. These include an operating statement, balance sheet and cash flow statement.
Budget dependent general government agencies have additional disclosures.
The Recurrent Funding Statement illustrates the government funding support, as shown in the Appropriation Bill, towards meeting the Net Cost of Services.
The Capital Expenditure Statement illustrates the government funding support, as shown in the Appropriation Bill, towards capital expenditure.

Budget Estimates 2010-11	iii

THE LEGISLATURE

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

The Legislature
Total Expenses	123.5	129.2	4.6
Capital Expenditure	3.8	10.6	176.4
THE LEGISLATURE
The Parliament of New South Wales, under the Constitution Act 1902, has a number of roles to play in providing a system of representative and responsible government for the people of New South Wales. The Parliament fulfils its representative and legislative role by:
•	making laws for the peace, welfare and good government of New South Wales, with the consent of the Governor

•	providing a forum for supervision and scrutiny of the Executive Government and accountability to the people of New South Wales and

•	providing a forum for debate, discussion and review of issues of public policy and issues of concern to the people of New South Wales.
The support services for the Legislative Council and the Legislative Assembly provide procedural and committee operational assistance to Members in the performance of their Parliamentary and constituency duties. In the case of the Legislative Assembly, this assistance includes support to Members in their electorate offices.
The department of Parliamentary Services provides support and ancillary services to Members in the use of their entitlements and for the operation of the two Houses and the Parliament House building. These services comprise information services, Members’ and financial services, facilities and security services, organisational development, catering services and education and community relations.

Budget Estimates 2010-11	1 - 1

THE LEGISLATURE
Results and Services
Under the doctrine of the separation of powers, the Parliament of New South Wales, as the Legislature, is a sovereign body that is necessarily distinct from the Executive Government.
The Parliament fulfils its role as a representative and legislative body by working towards the following results:
•	Members of Parliament are able to consider Bills effectively and efficiently in both Houses of Parliament and provide support to committees at Parliament House or elsewhere.

•	The community is aware of the role and functions of the Parliament and have access to Members and Parliament House.
The key services provided by the Legislature to contribute to these results are:
•	chamber and committee support services such as procedural advice, research, public consultation and Parliamentary reporting services

•	Members’ support services such as organisational development, salary and entitlement administration, facilities management and information services and

•	community access programs such as school visits, tours, exhibitions and displays, public events and functions, web streaming and Members’ newsletters.
The key services provided by the Legislature and the way in which they are expected to contribute to results are set out in the following table:

	2010-11
	Budget	Results
	Expenses	Chambers and committees	Community awareness
Service Groups	$m	operate effectively	and access
Chamber and Committee Support	16.8	✓	✓
Members’ Support	105.2	✓	✓
Community Access	7.2		✓
Total Expenses Excluding Losses	129.2

1 - 2	Budget Estimates 2010-11

THE LEGISLATURE
Recent Achievements
The Legislature has undergone considerable structural change following the creation of the department of Parliamentary Services, which has assumed responsibility for the joint services previously shared by the House departments.
As a result, the department of the Legislative Council and department of the Legislative Assembly are providing stronger focus on the core business of providing advisory, research and support services to the House and its committees and enhanced support for Members’ constituent duties.
Strategic Directions
Structural change within the Legislature has been accompanied by the development of a Strategic Plan for the whole of the Parliament launched by the Presiding Officers in December 2009. This includes strategies and initiatives to 2018 and articulates the governance framework for the Parliament under the new structure.
The key strategies put in place to enable the parliamentary administration to deliver results for 2010-11 and beyond include:
•	support for chamber and committee operations

•	support members in their parliamentary duties

•	promote community awareness and

•	build the service provision capacity of the parliamentary administration.
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are estimated at $129.2 million, an increase of 4.6 per cent over budgeted 2009-10 expenses. This increase includes:
•	an increase of $1 million in the cost of electorate offices operational costs and

•	provision for salary increases in line with the Government’s wages policy.

Budget Estimates 2010-11	1 - 3

THE LEGISLATURE
Capital Expenditure
Total capital expenditure in 2010-11 is estimated at $10.6 million. This funding will be used for:
•	replacement of computer and office equipment in Legislative Assembly Members’ electorate offices ($4.1 million)

•	fit out of electorate offices and minor capital works including the upgrade of Parliament’s information technology systems ($1.6 million)

•	upgrade of the financial information management system ($1.2 million)

•	upgrade of security infrastructure within Parliament House ($1.2 million)

•	replacement of the cooling tower at Parliament House ($800,000)

•	capital component of Parliament House building maintenance and other minor works ($681,000)

•	upgrade of Parliament House exit and emergency lighting ($675,000) and

•	upgrade of the Legislative Assembly Chamber broadcasting system ($356,000).

1 - 4	Budget Estimates 2010-11

THE LEGISLATURE
Result Indicators
Chambers and committees operate effectively

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Bills passed by both Houses and received assent	no.	115	120	125	100	80
Sitting hours per year	no.	887	909	950	837	693
Committee reports	no.	75	70	75	65	70
Committee meetings	no.	320	280	290	293	227
Cost of support service/total expenditure (a)%		32.7	32.9	32.1	28.3	27.8

(a)	This indicator is a benchmark for cost effectiveness of support services provided to Members of Parliament.
Community awareness and access

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Participants in education programs (a)	no.	31,525	33,663	33,000	33,000	33,000
Committee inquiry participants	no.	1,907	2,055	1,900	3,561	1,622

(a)	This series has been revised to include school and other tour groups.

Budget Estimates 2010-11	1 - 5

THE LEGISLATURE
Service Group Statements
Chamber and Committee Support

Service Description:	This service group covers procedural support (specialist advice, information and research services to Members); chamber support (operational support for the chambers to carry out their business); committee support (the provision of a secretariat for each committee, the provision of advice and information on its operation and on its enquiry and the provision of mechanisms to allow for public consultation) and Parliamentary reporting (Hansard services to the Houses and to committees).

Linkage to Results:	This service group contributes to the Parliament of New South Wales fulfilling its role as a representative and legislative body by working towards a range of intermediate results that include:
• the effective functioning of the Parliament and its committees and
• Members of Parliament are supported to fulfil their Parliamentary roles.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	118	112	96	108	110

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	15,930	16,505	16,806

Total expenses include the following:
Employee related	7,851	8,199	8,074
Other operating expenses	3,249	3,324	3,531
Other expenses	4,244	4,288	4,394

Total Retained Revenue	630	648	637

NET COST OF SERVICES	15,300	15,857	16,169

CAPITAL EXPENDITURE	392	823	919

1 - 6	Budget Estimates 2010-11

THE LEGISLATURE
Service Group Statements (cont)
Members’ Support

Service Description:	This service group covers Members’ services (the provision of human resources services to Members and the administration of Members’ salaries and entitlements); facilities management (maintenance of Members’ offices, the Parliament House building and associated services such as security, catering, building services) financial services and information services. With regard to the Legislative Assembly Members, it includes management of electorate offices lease, fit out and maintenance of equipment and amenities.

Linkage to Results:	This service group contributes to the Parliament of New South Wales fulfilling its role as a representative and legislative body by working towards a range of intermediate results that include:
• the effective functioning of the Parliament and its committees and
• Members of Parliament are supported to fulfil their Parliamentary roles.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

FTE Members’ staff supported	no.	276	286	286	296	295
IT helpdesk calls from Members and staff	no.	7,263	7,328	9,586	6,800	7,000

Employees:	FTE	415	403	396	409	407

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	100,939	101,574	105,228

Total expenses include the following:
Employee related	49,737	50,458	50,562
Other operating expenses	20,597	20,454	22,163
Other expenses	26,893	26,393	27,462

Total Retained Revenue	3,998	3,991	3,985

NET COST OF SERVICES	96,941	97,583	101,243

CAPITAL EXPENDITURE	2,881	4,222	8,529

Budget Estimates 2010-11	1 - 7

THE LEGISLATURE
Service Group Statements (cont)
Community Access

Service Description:	This service group covers community education services such as school tours, visitor tours and open days and education in service sessions for teachers; exhibition services (historical displays, art exhibitions, expositions); public events and functions, particularly utilising the building’s function rooms; webstreaming of the proceedings in both Houses and Members’ newsletters to constituents.

Linkage to Results:	This service group contributes to the Parliament of New South Wales fulfilling its role as a representative and legislative body by working towards the intermediate result of Community access and awareness of the role and functions of the Parliament.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Education programs conducted	no.	128	120	100	102	90

Employees:	FTE	32	32	32	32	32

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	6,623	6,875	7,151

Total expenses include the following:
Employee related	3,262	3,414	3,438
Other operating expenses	1,354	1,386	1,504
Other expenses	1,764	1,786	1,867

Total Retained Revenue	262	273	268

NET COST OF SERVICES	6,361	6,602	6,883

CAPITAL EXPENDITURE	563	1,100	1,155

1 - 8	Budget Estimates 2010-11

THE LEGISLATURE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	60,850	62,071	62,074
Other operating expenses	25,200	25,164	27,198
Depreciation and amortisation	4,541	5,252	6,190
Other expenses	32,901	32,467	33,723

Total Expenses Excluding Losses	123,492	124,954	129,185

Less:
Retained Revenue
Sales of goods and services	4,515	4,604	4,630
Investment income	120	115	125
Other revenue	255	193	135

Total Retained Revenue	4,890	4,912	4,890

NET COST OF SERVICES	118,602	120,042	124,295

Recurrent Funding Statement

Net Cost of Services	118,602	120,042	124,295
Recurrent Services Appropriation	104,322	104,507	108,584

Capital Expenditure Statement

Capital Expenditure	3,836	6,145	10,603
Capital Works and Services Appropriation	3,836	6,145	10,603

Budget Estimates 2010-11	1 - 9

THE LEGISLATURE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,222	3,471	2,324
Receivables	1,652	1,396	1,320
Inventories	199	105	105

Total Current Assets	6,073	4,972	3,749

Non Current Assets
Property, plant and equipment —
Land and building	139,202	124,846	126,482
Plant and equipment	53,028	54,948	56,872
Intangibles	23	31	884

Total Non Current Assets	192,253	179,825	184,238

Total Assets	198,326	184,797	187,987

LIABILITIES
Current Liabilities
Payables	4,239	5,471	4,342
Provisions	4,950	5,136	5,208

Total Current Liabilities	9,189	10,607	9,550

Non Current Liabilities
Provisions	35	44	44

Total Non Current Liabilities	35	44	44

Total Liabilities	9,224	10,651	9,594

NET ASSETS	189,102	174,146	178,393

EQUITY
Reserves	41,826	27,199	27,199
Accumulated funds	147,276	146,947	151,194

TOTAL EQUITY	189,102	174,146	178,393

1 - 10	Budget Estimates 2010-11

THE LEGISLATURE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	50,549	51,656	52,798
Other	60,607	60,740	65,099

Total Payments	111,156	112,396	117,897

Receipts
Sale of goods and services	4,797	4,975	4,716
Interest	120	115	125
Other	2,655	2,952	3,325

Total Receipts	7,572	8,042	8,166

NET CASH FLOWS FROM OPERATING ACTIVITIES	(103,584)	(104,354)	(109,731)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,836)	(6,145)	(9,650)
Other	—	—	(953)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,836)	(6,145)	(10,603)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	104,322	104,507	108,584
Capital appropriation	3,836	6,145	10,603

NET CASH FLOWS FROM GOVERNMENT	108,158	110,652	119,187

NET INCREASE/(DECREASE) IN CASH	738	153	(1,147)

Opening Cash and Cash Equivalents	3,484	3,318	3,471

CLOSING CASH AND CASH EQUIVALENTS	4,222	3,471	2,324

CASH FLOW RECONCILIATION
Net cost of services	(118,602)	(120,042)	(124,295)
Non cash items added back	14,522	15,189	15,545
Change in operating assets and liabilities	496	499	(981)

Net cash flow from operating activities	(103,584)	(104,354)	(109,731)

Budget Estimates 2010-11	1 - 11

COMMUNITIES

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Communities NSW
Total Expenses	687.2	759.6	10.5
Capital Expenditure	18.4	19.4	5.3

Casino, Liquor and Gaming Control Authority
Total Expenses	7.7	7.1	-8.4
Capital Expenditure	0.1	0.1	—

Community Relations Commission of New South Wales
Total Expenses	17.8	18.6	4.0
Capital Expenditure	0.1	0.1	100.0

Sydney Olympic Park Authority
Total Expenses	121.1	153.6	26.8
Capital Expenditure	11.1	12.6	13.5

Art Gallery of New South Wales
Total Expenses	37.4	49.8	32.9
Capital Expenditure	22.8	16.2	-29.0

Australian Museum
Total Expenses	37.0	38.5	4.0
Capital Expenditure	4.0	5.2	29.3

Centennial Park and Moore Park Trust
Total Expenses	24.3	25.0	3.0
Capital Expenditure	3.9	6.5	67.7

Historic Houses Trust of New South Wales
Total Expenses	27.5	28.6	3.9
Capital Expenditure	2.3	2.4	8.0

Museum of Applied Arts and Sciences
Total Expenses	43.9	45.6	4.0
Capital Expenditure	4.1	8.6	109.6

State Library of New South Wales
Total Expenses	82.0	86.3	5.2
Capital Expenditure	16.4	17.1	4.1

Western Sydney Parklands Trust
Total Expenses	6.1	6.6	7.9
Capital Expenditure	12.7	8.5	-32.7

Budget Estimates 2010-11	2 - 1

COMMUNITIES NSW
Communities NSW brings together government entities focused on enhancing quality of life and strengthening communities. The agency affects almost all residents of New South Wales, contributing to the wellbeing of diverse communities and the development of children and young people, particularly through sport and recreation, arts and culture. The agency also works towards achieving safer communities in regulating the liquor, gaming and charitable industries and child related employment.
Following the agency amalgamations announced by the Government, Communities NSW now includes the functions of the former Department of the Arts, Sport and Recreation, Office for Children, Office of Western Sydney and Office of Volunteering.
Communities NSW supports the Minister for the Arts, the Minister for Gaming and Racing and Minister for Sport and Recreation, the Minister for Youth and Minister for Volunteering, the Minister for Community Services, the Minister for Citizenship and the Minister for Western Sydney.
Results and Services
Communities NSW has lead agency responsibility for the State Plan Priority: stronger communities.
Communities NSW also contributes to other Government priorities including volunteering, reducing levels of antisocial behaviour, improving access for people with disabilities, enhancing health through helping address obesity issues and contributing to the economy, particularly through the creative industries.
Communities NSW contributes to harmonious and healthy communities and stronger economies by working towards the following results:
•	Community cohesion and capacity is strengthened.

•	Health and wellbeing is improved.

•	Arts, hospitality and sport and recreation industries are strong, sustainable and responsible.

•	Arts and sport achievements and performances are at world-class standards.

•	Volunteering participation is increased and quality enhanced.

•	Children and young people’s safety and wellbeing are improved.

2 - 2	Budget Estimates 2010-11

COMMUNITIES NSW
Key services provided by Communities NSW to contribute to these results include:
•	developing the arts industry, primarily through developing policy and providing grants to arts organisations and the State’s cultural institutions

•	developing the sport and recreation sector through grants to sporting bodies, and delivering sport, recreation and education programs

•	developing arts and sports facilities and venues

•	promoting community awareness of the opportunities and benefits related to volunteering

•	implementing the regulatory framework and providing information services for the liquor, gaming, racing and charity industries and

•	leading, delivering and monitoring the Working With Children Check program and Out-of-Home Care Accreditation Scheme.
The key services provided by Communities NSW and the way in which they are expected to contribute to results are set out in the following table:

		Results
				Strong, sustainable
				and responsible	World-class
	2010-11			arts, hospitality,	standards of	Improved children
	Budget	Stronger		sport and	achievement and	and young people’s
	Expenses	community cohesion	Improved health and	recreation	performance in arts	safety and
Service Groups	$m	and capacity	wellbeing	industries	and sport	wellbeing
Arts Industry and Facilities Development	308.6	✓	✓	✓	✓
Community Development, Services and Industry Regulation	49.0	✓	✓	✓
Sport and Recreation Industry and Facilities Development	155.2	✓	✓	✓	✓
Children and Young People	19.9					✓
Personnel Services	226.8
Total Expenses Excluding Losses	759.6

Budget Estimates 2010-11	2 - 3

COMMUNITIES NSW
Recent Achievements
Recent achievements include:
•	extending background checking and implementing the regulation of voluntary out-of-home care under the Government’s Keep Them Safe: A shared approach to child well being program

•	coordinating the NSW Government submission and response to the Productivity Commission’s inquiry into gambling

•	leading policy initiatives in relation to managing antisocial behaviour relating to licensed premises, including implementing amendments to the liquor laws to reduce alcohol-related violence and antisocial behaviour

•	undertaking and implementing a major review of sport and recreation grant programs, establishing an online grant application system and creation of three new grant programs — Sport and Recreation Participation Program, Sport and Athlete Development Program and Sport and Recreation Facility Program

•	commencing administration of the Combat Sports Act 2008 on 1 October 2009. The Act saw the removal of exclusions on women participating in boxing and kickboxing and the inclusion of some previously unregulated sports such as cage fighting and Jiu Jitsu

•	delivering a major ministerial forum focused on environment volunteering, as well as five local community ministerial forums in regional locations

•	developing alliances with Government and non-government agencies to deliver the NSW Government’s agenda for Western Sydney

•	finalising new arrangements for the Arts Funding Program, which includes support across New South Wales for major arts organisations, peak arts bodies as well as program delivery and new projects by small to medium arts organisations

•	implementing the Premier’s Adventure Challenge, which encouraged primary school children to visit cultural venues including the State cultural institutions and over 70 regional galleries and museums and

•	supporting regional conservatoriums with direct funding for new projects including local performances, tours and workshops. In addition, increased funding of operational costs was secured through the Department of Education and Training to provide stability and ensure these conservatoriums’ have a continuing regional presence.

2 - 4	Budget Estimates 2010-11

COMMUNITIES NSW
Strategic Directions
The focus of the Department for the next four years will be:
•	implementing the Government’s Hassle Free Nights Action Plan and complementary initiatives to reduce alcohol-related violence, antisocial behaviour and neighbourhood disturbance associated with the operation of licensed premises and public consumption of alcohol

•	implementing the recommendations of the Independent Pricing and Regulatory Tribunal review of the registered clubs industry

•	expanding online services for licensing to improve regulatory functions and service delivery

•	refocusing the business direction, strategy and programs of the Sport and Recreation Division to increase participation in sport and recreation at all levels

•	developing a NSW volunteering strategy that will include an information and communication plan to support the strategy

•	delivering a major Ministerial Forum focused on strategy and policy regarding the attraction and retention of young volunteers in emergency services

•	supporting the legislative review of the Commission for Children and Young People Act 1998 and reviewing the NSW Children and Young People (Care and Protection — Child Employment) Regulation 2000

•	implementing new out-of-home care accreditation assessment methods to better recognise agency best practice and their contribution to child wellbeing and

•	implementing NSW Aboriginal Arts and Cultural Strategy to better support the sector and initiatives to support creative industries development.

Budget Estimates 2010-11	2 - 5

COMMUNITIES NSW
2010-11 Budget Initiatives
Total Expenses
Total expenses for Communities NSW are estimated at $759.6 million.
This includes:
•	grants totalling $239.1 million to assist the operation of the State’s cultural institutions

•	$56.6 million for the Arts Funding Program

•	$16.3 million in payments from the Sport and Recreation Fund for the operation of sporting associations, sports development grants and sporting facility capital grants

•	$76.9 million for sport and recreation programs coordinated by regional offices and provided at sports centres and academies

•	grants totalling $62 million to assist in the operation of the NSW Institute of Sport, Illawarra Venues Authority, Centennial Park and Moore Park Trust, Parramatta Park Trust and Western Sydney Parklands Trust

•	$12.2 million for the Responsible Gambling Fund

•	$4.4 million for the Youth and Better Futures programs and

•	$1.6 million as part of the Keep Them Safe program.
Capital Expenditure
The Department’s 2010-11 capital program totals $19.4 million. The program includes:
•	$5 million for upgrading Sport and Recreation centres

•	$1.9 million to develop an enhanced client database and risk management system which will simplify application processes for business and improve targeting of compliance activity.

•	$1 million to improve the Working with Children Check system, speeding up the checking process for over 200,000 applications each year

•	$5.2 million for upgrading of other infrastructure across the Department and

•	$6.7 million for minor capital works projects.

2 - 6	Budget Estimates 2010-11

COMMUNITIES NSW
Result Indicators
Stronger community cohesion and capacity

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Rate of volunteering in arts and coaching, officiating and committee membership in sports	%	25.4	25.7	25.9	25.9	26.1
This indicator shows the effectiveness of education, training and other strategies to attract and retain volunteers (arts represents 2.7 per cent of the total number).
Improved health and wellbeing

		2007-08	2008-09	2009-10	2009-10	2010-11
Units		Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Adults attending at least one cultural venue during the year (a)	mill	4.5	4.5	4.5	4.5	4.6
Adults >15 years participating in sport and active recreation ≥ 3 times a week (b)%		41.8	49.3	42.6	49.3	49.4
Women participating in organised sport (c)%		35.4	35.7	36.2	35.7	36.0

(a)	This indicator contributes to the measurement of the State Plan Priority: stronger communities. The target is to increase participation rates by 10 per cent by 2016. Numbers are from the ABS survey, Attendance at Selected Cultural Venues and Events 2005-06, run about once every four years. All figures are therefore estimates.

(b)	This indicator contributes to the measurement of State Plan Priority: stronger communities. The target is to increase participation in sporting activities and physical exercise by 10 per cent by 2016. Numbers are sourced from the Australian Sports Commission Exercise, Recreation and Sport Survey.

(c)	This indicator is influenced by population trends and environmental factors such as disposable income and demographics.

Budget Estimates 2010-11	2 - 7

COMMUNITIES NSW
Result Indicators (cont)
Strong, sustainable and responsible arts, hospitality, sport and recreation industries

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Reduction in assaults on licensed premises in hotspot areas	%	2.5	12.0	2.5	11.6	10.0
This indicator is under review. This indicator reflects responsible management of alcohol consumption on licensed premises (result is impacted by the number of hotspot areas targeted).
World-class standards of achievement and performance in arts and sport

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Ratio of talented athletes at sporting academies achieving representative status:
Regional level	%	80	77	80	77	77
State level	%	15	23	15	23	23
National level	%	3	5	3	5	5
This indicator shows the continuing high level of success of NSW trained elite athletes.

2 - 8	Budget Estimates 2010-11

COMMUNITIES NSW
Result Indicators (cont)
Improved children and young people’s safety and wellbeing

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:
Children and young people in out-of-home care with a current case plan (a)%	97	75	75	75	75
Designated agencies that have achieved accreditation (b)%	64	70	75	78	85

(a)	This indicator shows how effective the Children’s Guardian is in promoting safety and stability for children in out-of-home care.

(b)	This indicator shows how well agencies that provide out-of-home care are meeting standards for safety and stability for the children in their care.

Budget Estimates 2010-11	2 - 9

COMMUNITIES NSW
Service Group Statements
Arts Industry and Facilities Development

Service Description:	This service group covers development of the arts industry, primarily through providing grants to cultural organisations; and providing arts accommodation, primarily through Communities NSW managed properties.

Linkage to Results:	This service group contributes to a sustainable arts industry, world-class standards of performance in the arts, stronger community cohesion and improved health and wellbeing by working towards a range of intermediate results that include the following:

• increased participation and opportunities in the arts

• creative and diverse arts practice and facilities to support the development of artists

• appropriate and equitably distributed arts facilities and venues and

• an effective and well managed arts industry.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Occupancy rate by arts tenants (a)%		n.a.	79	n.a.	90	91
Arts organisations supported in partnership with federal and local governments	no.	120	129	144	144	144
Grants for Indigenous arts	%	2	2	3	3	3
Grants for Western Sydney	%	6	6	8	8	8

(a)   This covers the arts-related Government properties directly managed by the Arts Division. The figures represent the percentage of total floor space, including storage, warehousing, office space, performance space etc that was utilised or tenanted.

Employees:	FTE	44	43	43	49	49

2 - 10	Budget Estimates 2010-11

COMMUNITIES NSW
Service Group Statements (cont)
Arts Industry and Facilities Development (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	284,751	294,838	308,554

Total expenses include the following:
Employee related	4,668	5,242	5,415
Other operating expenses	4,608	4,924	4,704
Grants and subsidies	271,313	281,496	295,230

Total Retained Revenue	4,041	3,507	2,802

NET COST OF SERVICES	280,710	291,331	305,752

CAPITAL EXPENDITURE	2,469	1,338	1,650

Budget Estimates 2010-11	2 - 11

COMMUNITIES NSW
Service Group Statements (cont)
Community Development, Services and Industry Regulation

Service Description:	This service group covers the Department’s regulatory framework, compliance functions and coordination and development services which enhance community safety and wellbeing and includes the regulation and safe conduct of the liquor, gaming, racing and charity industries, and the development of volunteering and of Western Sydney.

Linkage to Results:	This service group contributes to sustainable recreation and hospitality industries, improved health and wellbeing and stronger community cohesion by working towards a range of intermediate results that include the following:

• ethically and responsibly conducted recreation and hospitality industries and

• effective and well-managed recreation and hospitality industries.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Licensed venues audited or reviewed (a)%		75	10	67	10	10
Online licence applications workshops conducted in	%	75	91	85	85	88
’Liquor Accord’ areas (b)	no.	n.a.	2	36	25	35

(a) Reflects increased targeting of highest risk venues.

(b) Number of workshops is demand driven.

Employees:	FTE	126	230	235	237	234

2 - 12	Budget Estimates 2010-11

COMMUNITIES NSW
Service Group Statements (cont)
Community Development, Services and Industry Regulation (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	44,181	46,531	49,024

Total expenses include the following:
Employee related	22,708	24,585	26,188
Other operating expenses	7,102	7,657	7,563
Grants and subsidies	13,689	13,349	14,333

Total Retained Revenue	7,104	9,441	7,504

NET COST OF SERVICES	37,077	37,090	41,520

CAPITAL EXPENDITURE	5,300	5,341	2,824

Budget Estimates 2010-11	2 - 13

COMMUNITIES NSW
Service Group Statements (cont)
Sport and Recreation Industry and Facilities Development

Service Description:	This service group covers the delivery of sport and recreation programs, including implementing policy and regulatory frameworks, conducting compliance and education programs, and providing grants to peak sporting bodies. It also covers the administration of grants programs to assist in the development of community sporting and recreational venues and facilities, and managing government-owned or controlled sporting and recreation facilities.

Linkage to Results:	This service group contributes to a sustainable sport and recreation industry, world-class standards of performance in sports, stronger community cohesion and improved health and wellbeing by working towards a range of intermediate results that include the following:

• increased participation and opportunities in sport and recreation

• effective and well managed sport and recreation industry

• responsibly conducted sport and recreation industry and

• appropriate and equitably distributed sport and recreation facilities and venues.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Grants to industry organisations	$m	5.0	5.0	5.0	5.0	5.0
Participants in NSW Sport and Recreation Centre programs	no.	184,000	192,195	187,000	193,000	194,000

Employees:	FTE	312	376	325	381	362

2 - 14	Budget Estimates 2010-11

COMMUNITIES NSW
Service Group Statements (cont)
Sport and Recreation Industry and Facilities Development (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	121,446	140,170	155,216

Total expenses include the following:
Employee related	37,754	39,375	37,289
Other operating expenses	29,139	30,402	30,313
Grants and subsidies	43,699	61,375	78,525

Total Retained Revenue	31,531	36,764	37,122

NET COST OF SERVICES	89,916	103,409	118,097

CAPITAL EXPENDITURE	9,512	10,602	13,850

Budget Estimates 2010-11	2 - 15

COMMUNITIES NSW
Service Group Statements (cont)
Children and Young People

Service Description	This service group covers research and advice to Government and non-government agencies relating to children’s wellbeing and promoting the participation of children and young people in decisions that affect them. It also includes the Working With Children Check and covers regulation of the provision of out-of-home care, adoption services and the prescribed employment of children under 15 in New South Wales.

Linkage to Results	This service group contributes to improved children and young people’s safety and wellbeing by working towards a range of intermediate results including:
•	helping organisations engage children’s participation in decision making

•	advising on changes to legislation, policy, practice and service to improve children’s wellbeing

•	higher levels of agency compliance with the New South Wales Out-Of-Home Care Standards and the Adoption Service Standards, and employer compliance with the Code of Practice

•	the development of responsive services that facilitate the participation of children and young people and

•	continuous improvement in the safety and quality of services for children and young people in out-of-home care.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Working With Children background checks completed	no.	85,350	82,012	101,000	90,000	114,000
Background checks completed on time	%	88	88	90	84	90
Visits to Child-Safe Child-Friendly website	no.	15,038	18,607	19,300	19,984	21,000
Assessments of services against approved standards completed	no.	73	73	50	69	60
Children’s employment authorisations issued on time	%	99	99	100	100	100
Audits completed in the Biannual case file audit	no.	568	2,124	1,000	1,380	1,500

Employees:	FTE	62	69	86	80	87

2 - 16	Budget Estimates 2010-11

COMMUNITIES NSW
Service Group Statements (cont)
Children and Young People (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators

Total Expenses Excluding Losses	20,105	19,805	19,944

Total expenses include the following:
Employee related	9,660	9,360	10,146
Other operating expenses	6,147	6,147	5,402
Grants and subsidies	3,889	3,889	3,987

Total Retained Revenue	735	735	544

NET COST OF SERVICES	19,370	19,070	19,400

CAPITAL EXPENDITURE	1,163	963	1,099

Budget Estimates 2010-11	2 - 17

COMMUNITIES NSW
Service Group Statements (cont)
Personnel Services

Service Description:	This service group covers providing personnel services to selected agencies as part of the State WorkChoices insulation legislation. Personnel services are provided to the Art Gallery of New South Wales, State Library of New South Wales, Sydney Opera House Trust, Australian Museum, Historic Houses Trust of New South Wales, Museum of Applied Arts and Sciences, Centennial Park and Moore Park Trust, Parramatta Park Trust, Casino, Liquor and Gaming Control Authority, Sydney Olympic Park Authority, Hunter Region Sporting Venues Authority, Illawarra Venues Authority, Parramatta Stadium Trust, Western Sydney Parklands Trust and Community Relations Commission.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Sydney Olympic Park Authority *	FTE	n.a.	n.a.	211	205	201
Hunter Region Sporting Venues Authority *	FTE	n.a.	n.a.	1	1	1
Illawarra Venues Authority *	FTE	n.a.	n.a.	24	24	25
Parramatta Stadium Trust *	FTE	n.a.	n.a.	10	10	10
Western Sydney Parklands Trust *	FTE	n.a.	n.a.	14	13	15
Community Relations Commission*	FTE	n.a.	n.a.	117	117	117
Art Gallery of New South Wales	FTE	220	236	218	227	232
State Library of New South Wales	FTE	354	347	374	365	404
Sydney Opera House Trust	FTE	444	450	444	450	450
Australian Museum	FTE	234	236	236	236	235
Historic Houses Trust of New South Wales	FTE	200	198	203	201	201
Museum of Applied Arts and Sciences	FTE	332	311	315	303	308
Centennial Park and Moore Park Trust	FTE	66	67	65	66	68
Parramatta Park Trust	FTE	9	9	13	9	9
Casino, Liquor & Gaming Control Authority	FTE	36	34	44	32	44

*	Communities NSW started providing personnel services for these agencies from 2009-10.

2 - 18	Budget Estimates 2010-11

COMMUNITIES NSW
Service Group Statements (cont)
Personnel Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	216,756	212,852	226,823

Total expenses include the following:
Employee related	216,756	212,852	226,823

Total Retained Revenue	207,495	203,229	216,753

NET COST OF SERVICES	9,261	9,623	10,070

Budget Estimates 2010-11	2 - 19

COMMUNITIES NSW
Ministerial Summary
Minister for Gaming and Racing, Minister for Sport and Recreation, and Minister for Major Events

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Community Development, Services and Industry Regulation	49,024	7,504	41,520	2,824
Sport and Recreation Industry and Facilities Development	155,216	37,122	118,097	13,850
Personnel Services	226,823	216,753	10,070

TOTAL	431,063	261,379	169,687	16,674

Minister for Fair Trading, and Minister for the Arts

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Arts Industry and Facilities Development	308,554	2,802	305,752	1,650

TOTAL	308,554	2,802	305,752	1,650

2 - 20	Budget Estimates 2010-11

COMMUNITIES NSW
Minister for Ageing, Minister for Disability Services, Minister for Youth, and Minister for Volunteering

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Children and Young People	19,944	544	19,400	1,099

TOTAL	19,944	544	19,400	1,099

Budget Estimates 2010-11	2 - 21

COMMUNITIES NSW

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	291,546	291,414	305,861
Other operating expenses	46,996	49,130	47,982
Depreciation and amortisation	16,107	13,543	13,643
Grants and subsidies	332,590	360,109	392,075

Total Expenses Excluding Losses	687,239	714,196	759,561

Less:
Retained Revenue
Sales of goods and services	243,884	244,106	256,360
Investment income	2,617	1,700	1,729
Grants and contributions	1,902	2,793	2,616
Other revenue	2,503	5,077	4,020

Total Retained Revenue	250,906	253,676	264,725

Other gains/(losses)	(1)	(3)	(3)

NET COST OF SERVICES	436,334	460,523	494,839

Recurrent Funding Statement

Net Cost of Services	436,334	460,523	494,839
Recurrent Services Appropriation	407,572	436,244	469,468

Capital Expenditure Statement

Capital Expenditure	18,444	18,244	19,423
Capital Works and Services Appropriation	18,444	18,244	19,423

2 - 22	Budget Estimates 2010-11

COMMUNITIES NSW

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	24,743	28,353	31,140
Receivables	28,486	32,870	32,691
Other financial assets	385	400	400
Other	1,948	2,687	2,687

Total Current Assets	55,562	64,310	66,918

Non Current Assets
Receivables	1,615	1,107	1,107
Other financial assets	2,485	1,926	1,926
Property, plant and equipment —
Land and building	448,771	478,748	478,381
Plant and equipment	15,707	16,496	20,712
Intangibles	13,402	8,964	10,895

Total Non Current Assets	481,980	507,241	513,021

Total Assets	537,542	571,551	579,939

LIABILITIES
Current Liabilities
Payables	10,589	9,351	9,351
Provisions	27,819	33,934	33,934
Other	5,369	3,191	3,191

Total Current Liabilities	43,777	46,476	46,476

Non Current Liabilities
Provisions	923	1,217	1,217
Other	156	156	156

Total Non Current Liabilities	1,079	1,373	1,373

Total Liabilities	44,856	47,849	47,849

NET ASSETS	492,686	523,702	532,090

EQUITY
Reserves	59,441	108,906	108,906
Accumulated funds	433,245	414,796	423,184

TOTAL EQUITY	492,686	523,702	532,090

Budget Estimates 2010-11	2 - 23

COMMUNITIES NSW

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	278,640	275,461	291,525
Grants and subsidies	332,590	360,109	392,075
Other	68,591	71,134	69,873

Total Payments	679,821	706,704	753,473

Receipts
Sale of goods and services	243,224	241,577	256,539
Interest	2,617	1,700	1,729
Other	25,999	29,456	28,524

Total Receipts	271,840	272,733	286,792

NET CASH FLOWS FROM OPERATING ACTIVITIES	(407,981)	(433,971)	(466,681)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(12,179)	(14,179)	(16,523)
Other	(6,265)	(4,065)	(2,900)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(18,444)	(18,244)	(19,423)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	407,572	436,244	469,468
Capital appropriation	18,444	18,244	19,423

NET CASH FLOWS FROM GOVERNMENT	426,016	454,488	488,891

NET INCREASE/(DECREASE) IN CASH	(409)	2,273	2,787
Opening Cash and Cash Equivalents	25,152	26,080	28,353

CLOSING CASH AND CASH EQUIVALENTS	24,743	28,353	31,140

CASH FLOW RECONCILIATION
Net cost of services	(436,334)	(460,523)	(494,839)
Non cash items added back	29,013	27,146	27,979
Change in operating assets and liabilities	(660)	(594)	179

Net cash flow from operating activities	(407,981)	(433,971)	(466,681)

2 - 24	Budget Estimates 2010-11

CASINO, LIQUOR AND GAMING CONTROL AUTHORITY
The Casino, Liquor and Gaming Control Authority (CLGCA) was established under the Casino, Liquor and Gaming Control Authority Act 2007.
The functions reported here relate to those activities performed for the control of Star City under the Casino Control Act 1992. Functions of the CLGCA under the Liquor Act 2007, Gaming Machines Act 2001, Gaming Machine Tax Act 2001 and Registered Clubs Act 1976 will be performed in conjunction with Communities NSW (the Office of Liquor, Gaming and Racing) and are reported within its service groups.
Results and Services
The CLGCA contributes to the following results:
•	The integrity of casino operations is protected.

•	Harm to individuals and families is minimised.
Key services provided by the CLGCA to contribute to these results include:
•	continuous onsite supervision and monitoring of the casino

•	licensing of the casino operator and casino special employees and

•	undertaking statutory investigations.
Recent Achievements
No major negative matters were identified by the CLGCA following its 2006 statutory investigation of the Star City Casino.
Strategic Directions
CLGCA will continue to streamline its operations in the regulation of the Casino, including the implementation of arrangements negotiated between the Government and Star City in regard to tax and exclusivity agreements.
The CLGCA and Communities NSW will continue to build on synergies to conduct an efficient regulatory function.

Budget Estimates 2010-11	2 - 25

CASINO, LIQUOR AND GAMING CONTROL AUTHORITY
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are estimated at $7.1 million, reflecting the cost of supervising, controlling and monitoring casino operations in Star City Casino.
Capital Expenditure
In 2010-11 the CLGCA will spend $70,000 on the replacement of office equipment and computer software.

2 - 26	Budget Estimates 2010-11

CASINO, LIQUOR AND GAMING CONTROL AUTHORITY
Result Indicators
Protecting the integrity of casino operations

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Licensed employees and contractors later found to be unsuitable (a)	no.	0	0	2	0	2
Ratio of patron complaints investigated (b)%		5	27	15	10	10

(a)	This indicator shows the effectiveness of ensuring only suitable employees and contractors are associated with the Casino.

(b)	This indicator measures the casino operator’s compliance with the obligation to conduct gaming in accordance with the approved rules. The figures up to 2008-09 were determined under Section 110 of Casino Control Act 1992. After this they are determined under Section 33 of Casino, Liquor and Gaming Control Act 2007.
Minimising harm to individuals and families

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Self excluded persons detected within casino (a)	no.	265	229	240	250	260
Detected non-compliance of responsible gaming requirements by casino operator (b)	no.	4	9	5	20	20

(a)	This indicator measures the number of occasions a self excluded person has been detected. Currently there are 1,833 active self exclusions.

(b)	This indicator measures the casino operator’s compliance with the obligation to conduct gaming in a responsible manner.

Budget Estimates 2010-11	2 - 27

CASINO, LIQUOR AND GAMING CONTROL AUTHORITY
Service Group Statements
Casino Control

Service Description:	This service group covers administration of systems for the licensing, supervision, control and monitoring of legal casino gaming in New South Wales.

Linkage to Results:	This service group contributes to protecting the integrity of casino gaming in New South Wales and minimising harm to individuals and families by working towards a range of intermediate results that include the following:
•	There is a compliant casino operator who respects the public interest.

•	Only suitable employees and companies are associated with the Casino.

•	Illegal and undesirable activities are precluded from the Casino.

•	Licensed entities and staff conduct authorised gambling and liquor activities in a responsible manner.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Penalty Infringement Notices issued	no.	100	136	150	165	175
Casino regulatory approvals and employee licences granted	no.	960	1,735	885	625	814

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	7,728	6,468	7,079

Total expenses include the following:
Other operating expenses	7,608	6,238	6,997

Total Retained Revenue	601	560	572

NET COST OF SERVICES	7,127	5,908	6,507

CAPITAL EXPENDITURE	70	70	70

2 - 28	Budget Estimates 2010-11

CASINO, LIQUOR AND GAMING CONTROL AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Other operating expenses	7,608	6,238	6,997
Depreciation and amortisation	120	230	82

Total Expenses Excluding Losses	7,728	6,468	7,079

Less:
Retained Revenue
Sales of goods and services	158	158	162
Investment income	199	140	144
Grants and contributions	244	262	266

Total Retained Revenue	601	560	572

NET COST OF SERVICES	7,127	5,908	6,507

Recurrent Funding Statement
Net Cost of Services	7,127	5,908	6,507
Recurrent Services Appropriation	7,057	6,887	6,426

Capital Expenditure Statement

Capital Expenditure	70	70	70
Capital Works and Services Appropriation	70	70	70

Budget Estimates 2010-11	2 - 29

CASINO, LIQUOR AND GAMING CONTROL AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,222	4,778	4,779
Receivables	244	170	170

Total Current Assets	3,466	4,948	4,949

Non Current Assets
Property, plant and equipment -
Plant and equipment	247	117	97
Intangibles	—	18	26

Total Non Current Assets	247	135	123

Total Assets	3,713	5,083	5,072

LIABILITIES
Current Liabilities
Payables	84	101	101
Provisions	403	382	382
Other	45	45	45

Total Current Liabilities	532	528	528

Non Current Liabilities
Provisions	5	6	6
Other	—	7	7

Total Non Current Liabilities	5	13	13

Total Liabilities	537	541	541

NET ASSETS	3,176	4,542	4,531

EQUITY
Accumulated funds	3,176	4,542	4,531

TOTAL EQUITY	3,176	4,542	4,531

2 - 30	Budget Estimates 2010-11

CASINO, LIQUOR AND GAMING CONTROL AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	—	63	—
Other	7,530	11,281	6,897

Total Payments	7,530	11,344	6,897

Receipts
Sale of goods and services	158	5,542	162
Interest	199	140	144
Other	166	1,093	166

Total Receipts	523	6,775	472

NET CASH FLOWS FROM OPERATING ACTIVITIES	(7,007)	(4,569)	(6,425)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(50)	(50)	(50)
Other	(20)	(20)	(20)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(70)	(70)	(70)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	7,057	6,887	6,426
Capital appropriation	70	70	70
Cash transfers to Consolidated Fund	—	(14)	—

NET CASH FLOWS FROM GOVERNMENT	7,127	6,943	6,496

NET INCREASE/(DECREASE) IN CASH	50	2,304	1
Opening Cash and Cash Equivalents	3,172	2,474	4,778

CLOSING CASH AND CASH EQUIVALENTS	3,222	4,778	4,779
CASH FLOW RECONCILIATION
Net cost of services	(7,127)	(5,908)	(6,507)
Non cash items added back	120	230	82
Change in operating assets and liabilities	—	1,109	—

Net cash flow from operating activities	(7,007)	(4,569)	(6,425)

Budget Estimates 2010-11	2 - 31

COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES
The Commission promotes more harmonious and equitable communities through community support services and provision of language services. The Commission’s governing legislation is the Community Relations Commission and Principles of Multiculturalism Act 2000.
Results and Services
The Commission contributes to achieving more harmonious communities by working towards the following results:
•	Social justice and benefits of cultural diversity are recognised and maximised.

•	The principles of multiculturalism are observed by public authorities.

•	Access to government and community services is equitable.
Key services provided by the Commission to contribute to these results include:
•	administering grants to communities and organisations

•	engaging the community through projects and partnerships

•	measuring and reporting on the observation of the principles of multiculturalism by public authorities and

•	providing interpreting and translation services.
The key services provided by the Commission and the way in which they are expected to contribute to results are set out in the following table:

		Results
			Observation	Equitable
	2010-11	Promotion of	of the principles	access to
	Budget	social justice and	of multiculturalism	government and
	Expenses	benefits of cultural	by public	community
Service Groups	$m	diversity	authorities	services
Community Support Services	9.3	✓	✓	✓
Language Services	9.3			✓

Total Expenses Excluding Losses	18.6

2 - 32	Budget Estimates 2010-11

COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES
Recent Achievements
The Commission plays a leadership role in community relations in New South Wales. Recent and ongoing achievements include:
•	holding the Youth Harmony Festival at Darling Harbour in March 2010

•	facilitating a 2009 Community Relations Commission Symposium at Parramatta and

•	establishing a working party and developing information resources for international students from the Indian subcontinent.
Strategic Directions
The Commission strives to be the leader and facilitator of community relations in achieving a harmonious and cohesive multicultural New South Wales.
The Commission will continue to engage the community, public and private sectors in providing direct services and advice to enable equal participation. It will also continue to promote community harmony and the benefits of multiculturalism in New South Wales.
2010-11 Budget Initiatives
Total Expenses
Total expenses for the Commission in 2010-11 are budgeted at $18.6 million, compared with projected expenses of $18.1 million in 2009-10.
Capital Expenditure
The Commission has a minor works allocation of $100,000 for 2010-11.

Budget Estimates 2010-11	2 - 33

COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES
Result Indicators
Promotion of social justice and benefits of cultural diversity

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Community grants (a)	no.	100	119	110	110	110
Community grants satisfaction survey result (b)%		n.a.	n.a.	90	90	90

(a)	This indicator shows the number of community organisations that were financially supported by the Commission.

(b)	This indicator shows the proportion of community organisations that were satisfied with how the Commission administered the community grants program.
Observation of the principles of multiculturalism by public authorities

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Agencies compliant with Ethnic Affairs Priority Statement	%	97	97	97	97	97
This indicator shows the level of compliance with the Ethnic Affairs Priority Statement program among NSW public institutions.
Equitable access to government and community services

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Languages provided	no.	73	78	86	86	90
This indicator demonstrates the diverse range of languages provided by the Commission.

2 - 34	Budget Estimates 2010-11

COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES
Service Group Statements
Community Support Services

Service Description:	This service group covers the provision of community relations policy advice to the Government, implementation of the principles of multiculturalism by all Government agencies, involvement in community projects and administration of the Community Development Grants program.

Linkage to Results:	This service group contributes to achieving more harmonious communities by working towards a range of intermediate results that include the following:
•	social justice and community development for ethnic communities in New South Wales are promoted

•	the benefits of cultural diversity are recognised and maximised through the facilitation of cooperative arrangements and initiatives and

•	the principles of multiculturalism are observed by public authorities.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Expressions of interest received for grant applications	no.	531	461	530	530	530
Successful grant applications	%	100	56	85	85	85

Employees:	FTE	42	42	n.a.	n.a.	n.a.
Communities NSW provide personnel services to Community Relations Commission from 1 July 2009.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	9,239	9,503	9,257

Total expenses include the following:
Other operating expenses	7,460	7,724	7,439
Grants and subsidies	1,664	1,664	1,706

Total Retained Revenue	538	532	513

NET COST OF SERVICES	8,701	8,971	8,744

CAPITAL EXPENDITURE	50	50	100

Budget Estimates 2010-11	2 - 35

COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
Language Services

Service Description:	This service group covers the provision of efficient, reliable and professional interpreting and translation services of community languages in a form relevant to client needs, provided by appropriately trained interpreters and translators.

Linkage to Results:	This service group contributes to achieving more harmonious communities by working towards a range of intermediate results that include equitable access to government and community services for people from culturally and linguistically diverse backgrounds.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Assignments performed	no.	46,070	48,746	47,000	47,000	49,000
Formal complaints registered	no.	100	107	100	100	100

Employees:	FTE	72	72	n.a.	n.a.	n.a.
Communities NSW provide personnel services to Community Relations Commission from 1 July 2009.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	8,601	8,646	9,298

Total expenses include the following:
Other operating expenses	8,601	8,646	9,298

Total Retained Revenue	5,291	5,419	5,775

NET COST OF SERVICES	3,310	3,227	3,523

2 - 36	Budget Estimates 2010-11

COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Other operating expenses	16,061	16,370	16,737
Depreciation and amortisation	115	115	112
Grants and subsidies	1,664	1,664	1,706

Total Expenses Excluding Losses	17,840	18,149	18,555

Less:
Retained Revenue
Sales of goods and services	4,992	5,140	5,466
Investment income	200	170	170
Grants and contributions	621	621	636
Other revenue	16	20	16

Total Retained Revenue	5,829	5,951	6,288

NET COST OF SERVICES	12,011	12,198	12,267

Recurrent Funding Statement

Net Cost of Services	12,011	12,198	12,267
Recurrent Services Appropriation	11,944	11,944	12,199

Capital Expenditure Statement

Capital Expenditure	50	50	100
Capital Works and Services Appropriation	35	35	35

Budget Estimates 2010-11	2 - 37

COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,602	5,099	5,143
Receivables	1,695	750	685

Total Current Assets	6,297	5,849	5,828

Non Current Assets
Property, plant and equipment —
Land and building	31	21	11
Plant and equipment	105	83	51
Intangibles	16	33	63

Total Non Current Assets	152	137	125

Total Assets	6,449	5,986	5,953

LIABILITIES
Current Liabilities
Payables	1,555	521	521
Provisions	411	1,509	1,509

Total Current Liabilities	1,966	2,030	2,030

Non Current Liabilities
Provisions	309	—	—
Other	68	86	86

Total Non Current Liabilities	377	86	86

Total Liabilities	2,343	2,116	2,116

NET ASSETS	4,106	3,870	3,837

EQUITY
Accumulated funds	4,106	3,870	3,837

TOTAL EQUITY	4,106	3,870	3,837

2 - 38	Budget Estimates 2010-11

COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Grants and subsidies	1,664	1,664	1,706
Other	15,890	16,284	16,551

Total Payments	17,554	17,948	18,257

Receipts
Sale of goods and services	4,983	5,128	5,531
Interest	200	170	170
Other	466	556	466

Total Receipts	5,649	5,854	6,167

NET CASH FLOWS FROM OPERATING ACTIVITIES	(11,905)	(12,094)	(12,090)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(25)	(25)	(15)
Other	(25)	(25)	(85)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(50)	(50)	(100)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	11,944	11,944	12,199
Capital appropriation	35	35	35
Cash transfers to Consolidated Fund	—	(77)	—

NET CASH FLOWS FROM GOVERNMENT	11,979	11,902	12,234

NET INCREASE/(DECREASE) IN CASH	24	(242)	44

Opening Cash and Cash Equivalents	4,578	5,341	5,099

CLOSING CASH AND CASH EQUIVALENTS	4,602	5,099	5,143

CASH FLOW RECONCILIATION
Net cost of services	(12,011)	(12,198)	(12,267)
Non cash items added back	115	115	112
Change in operating assets and liabilities	(9)	(11)	65

Net cash flow from operating activities	(11,905)	(12,094)	(12,090)

Budget Estimates 2010-11	2 - 39

SYDNEY OLYMPIC PARK AUTHORITY
The Sydney Olympic Park Authority operates under the Sydney Olympic Park Authority Act 2001 to manage the long-term future of Sydney Olympic Park.
In this role the Authority is responsible for the management, economic development and use of Sydney Olympic Park and for the promotion and coordination of recreational, educational, commercial and tourist activities. The Authority assumed the functions of the former State Sports Centre Trust from 30 November 2009.
Results and Services
The Authority contributes to the following results:
•	There is development of a high quality living and working environment.

•	Venues are provided for sporting, leisure, artistic and cultural activities.
Key services provided by the Authority to contribute to these results include promotion, management and development of the Sydney Olympic Park precinct, including coordination of precinct activities for major events.
Recent Achievements
Recent achievements include:
•	Sydney Olympic Park was designated as Sydney’s newest suburb in September 2009

•	Sydney Olympic Park attracted 9.1 million visitors in the calendar year 2009

•	Masterplan 2030 has been adopted. It provides a blueprint for the future sustainable development of Sydney Olympic Park

•	the Australia Towers development has commenced. This is the Park’s first residential development, with stage 1 providing 216 apartments

•	Sydney Olympic Park has attracted more than 100 organisations and around 8,500 workers, who are now based at the Park and

•	the Authority continues to achieve successful commercial, residential and recreational development outcomes with the private sector investing $1.1 billion since the Olympic Games.

2 - 40	Budget Estimates 2010-11

SYDNEY OLYMPIC PARK AUTHORITY
Strategic Directions
The Authority’s vision for Sydney Olympic Park is to become an internationally admired example of sustainable urban renewal and development that integrates world class venue infrastructure, parklands and a new community within a township that offers a healthy, creative urban environment.
The Authority’s goal is to enhance the Park’s capacity as a major events precinct by improving events infrastructure and securing new events.
Under a new Master Plan finalised in 2009, over 1,000,000m2 of new commercial, educational, residential and retail development will occur by 2030. The Plan promotes innovative approaches to energy management, high-quality urban and architectural design and innovative applications of technology to improve place management practices. All new buildings will be connected to the Park’s world-class recycling scheme.
2010-11 Budget Initiatives
Total Expenses
Operating expenses in 2010-11 are estimated at $153.6 million, with depreciation accounting for $50 million of this amount.
Total expenses include a $20 million grant to the Royal Agricultural Society of New South Wales towards the redevelopment of the Sydney Showground Arena. The redeveloped arena will provide improved facilities and accommodate the proposed new Greater Western Sydney Australian football league team.
The majority of other expenses relate to maintaining the parklands and common areas within the Park. Government funding of the operating budget is $49.9 million.
Capital Expenditure
The Authority’s 2010-11 capital program is $12.6 million. The major component of the program is $5.8 million of developer funded works. These initiatives are critical to the Park’s new town centre.

Budget Estimates 2010-11	2 - 41

SYDNEY OLYMPIC PARK AUTHORITY
Result Indicators
A high quality living and working environment

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Proceeds from land sales	$m	33.0	9.6	1.8	7.7	—
Development applications approved	$m	204	114	120	120	117
Sustainable resource use	%	37	36	38	36	36
People working at Sydney Olympic Park	no.	6,000	8,500	9,500	9,000	9,500
Recycled water produced	ML	766	823	795	825	830
Venues for sporting, leisure, artistic and cultural activities

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Major events days held with daily attendance of more than 50,000 patrons (a)	no.	27	33	30	32	32
Visitors attending Sydney Olympic Park	mill	8.6	8.8	9.5	9.3	9.6
Patrons satisfied with event day operations	%	81	81	> 80	> 80	> 80
Visitors satisfied with presentation of public domain areas	%	81	81	> 80	> 80	> 80

(a)	This indicator shows the number of major events held which contributes significantly to car parking revenue.

2 - 42	Budget Estimates 2010-11

SYDNEY OLYMPIC PARK AUTHORITY
Service Group Statements
Precinct Management and Development

Service Description:	This service group covers the promotion, development and management of the Sydney Olympic Park precinct.

Linkage to Results:	This service group contributes to the development of a high quality living and working environment and providing venues for sporting, leisure, artistic and cultural activities by working towards a range of intermediate results that include the following:
•	increasing visits to Sydney Olympic Park

•	achieving sustainable urban development outcomes

•	accommodating new jobs closer to home

•	maintaining Sydney Olympic Park as a major events precinct and

•	improving the Government’s return on investment in Sydney Olympic Park.

			2007-08	2008-09	2009-10	2009-10	2010-11
	Units		Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Cost of services per venue event day		$000	20	14	20	16	18
Cost of services per $1 million of asset book value		$000	5	6	6	6	6
Car parking revenue	$	m	10.3	13.2	12.2	12.7	12.7
Cash ratio of revenue to expenditure (a)%			47	50	50	53	60

(a)	Excludes the $20 million grant to the Royal Agricultural Society of New South Wales in 2010-11.

Employees:	FTE	186	168	n.a.	n.a.	n.a.
Communities NSW provide personnel services to Sydney Olympic Park Authority from 1 July 2009.

Budget Estimates 2010-11	2 - 43

SYDNEY OLYMPIC PARK AUTHORITY
Service Group Statements (cont)
Precinct Management and Development (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	121,149	121,124	153,647

Total expenses include the following:
Other operating expenses	75,466	71,418	83,668
Grants and subsidies	—	—	20,000

Total Retained Revenue	72,908	71,225	80,361

NET COST OF SERVICES	50,881	46,930	76,209

CAPITAL EXPENDITURE	11,145	26,318	12,646

2 - 44	Budget Estimates 2010-11

SYDNEY OLYMPIC PARK AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Other operating expenses	75,466	71,418	83,668
Depreciation and amortisation	45,683	49,706	49,979
Grants and subsidies	—	—	20,000

Total Expenses Excluding Losses	121,149	121,124	153,647

Less:
Retained Revenue
Sales of goods and services	39,590	38,246	44,520
Investment income	4,441	4,751	4,689
Retained taxes, fees and fines	460	610	460
Grants and contributions	2,147	951	1,776
Other revenue	26,270	26,667	28,916

Total Retained Revenue	72,908	71,225	80,361

Gain/(loss) on disposal of non current assets	—	5,609	—
Other gains/(losses)	(2,640)	(2,640)	(2,923)

NET COST OF SERVICES	50,881	46,930	76,209

Recurrent Funding Statement

Net Cost of Services	50,881	46,930	76,209
Recurrent Services Appropriation	34,196	33,703	49,912

Capital Expenditure Statement

Capital Expenditure	11,145	26,318	12,646
Capital Works and Services Appropriation	6,811	25,611	6,809

On 30 November 2009, the Authority assumed the functions of the former State Sports Centre Trust. For comparative purposes, the 2009-10 Budget has been restated and includes 12 months of financial data.

Budget Estimates 2010-11	2 - 45

SYDNEY OLYMPIC PARK AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	39,043	41,125	30,891
Receivables	14,005	15,456	15,419
Other financial assets	1,423	—	—
Inventories	110	111	87

Total Current Assets	54,581	56,692	46,397

Non Current Assets
Receivables	132,818	132,818	126,037
Inventories	2,256	1,923	1,923
Property, plant and equipment -
Land and building	962,052	994,136	986,141
Plant and equipment	50,951	51,775	46,982
Infrastructure systems	318,743	379,674	361,910
Other	219,271	219,106	246,433

Total Non Current Assets	1,686,091	1,779,432	1,769,426

Total Assets	1,740,672	1,836,124	1,815,823

LIABILITIES
Current Liabilities
Payables	5,694	4,331	3,955
Borrowings at amortised cost	13	—	—
Provisions	2,370	2,468	2,558
Other	2,176	1,977	1,977

Total Current Liabilities	10,253	8,776	8,490

Non Current Liabilities
Borrowings at amortised cost	63	—	—
Provisions	19	—	—
Other	59,094	55,996	55,469

Total Non Current Liabilities	59,176	55,996	55,469

Total Liabilities	69,429	64,772	63,959

NET ASSETS	1,671,243	1,771,352	1,751,864

EQUITY
Reserves	496,569	575,915	575,915
Accumulated funds	1,174,674	1,195,437	1,175,949

TOTAL EQUITY	1,671,243	1,771,352	1,751,864

2 - 46	Budget Estimates 2010-11

SYDNEY OLYMPIC PARK AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	(254)	3,273	—
Grants and subsidies	—	—	20,000
Other	88,230	84,837	92,964

Total Payments	87,976	88,110	112,964

Receipts
Sale of goods and services	39,458	38,006	44,520
Interest	3,672	4,298	4,162
Other	11,969	10,402	9,973

Total Receipts	55,099	52,706	58,655

NET CASH FLOWS FROM OPERATING ACTIVITIES	(32,877)	(35,404)	(54,309)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	5,609	—
Purchases of property, plant and equipment	(11,145)	(26,496)	(12,646)
Purchases of investments	(13)	—	—
Other	—	1,958	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(11,158)	(18,929)	(12,646)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	—	(58)	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	—	(58)	—

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	34,196	33,703	49,912
Capital appropriation	6,811	25,611	6,809
Asset sale proceeds transferred to the Consolidated Fund Entity	(175)	(579)	—

NET CASH FLOWS FROM GOVERNMENT	40,832	58,735	56,721

NET INCREASE/(DECREASE) IN CASH	(3,203)	4,344	(10,234)

Opening Cash and Cash Equivalents	42,246	36,781	41,125

CLOSING CASH AND CASH EQUIVALENTS	39,043	41,125	30,891

Budget Estimates 2010-11	2 - 47

SYDNEY OLYMPIC PARK AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(50,881)	(46,930)	(76,209)
Non cash items added back	19,899	23,922	22,652
Change in operating assets and liabilities	(1,895)	(12,396)	(752)

Net cash flow from operating activities	(32,877)	(35,404)	(54,309)
Communities NSW provide personnel services to Sydney Olympic Park Authority from 1 July 2009. Therefore employee related payments are now included in other payments.

2 - 48	Budget Estimates 2010-11

ART GALLERY OF NEW SOUTH WALES
The Art Gallery of New South Wales is one of Australia’s leading cultural institutions. On behalf of the NSW community, the Gallery collects, conserves, interprets and displays works of art with a special emphasis on the artistic traditions of Australia and our neighbouring regions. Governing legislation is the Art Gallery of New South Wales Act 1980.
Results and Services
The Gallery sustains and enriches the cultural wellbeing of the NSW community by working towards the following results:
•	Providing the NSW community with daily access to both the art collections and heritage building (which meets international museum standards for the display and storage of art works).

•	Giving people a better understanding of the value of their cultural heritage and wealth embodied in the Gallery’s art collections and heritage building.

•	Enhancing and conserving art collections, keeping them vibrant and available for presentation now, and for future generations.
Key services provided by the Gallery that contribute to these results include:
•	collecting the best works of art available to provide an enduring representation of the visual arts of our time

•	encouraging private benefaction and corporate sector sponsorship to further support a prosperous cultural life for the people of New South Wales and

•	initiating quality exhibitions and art publications and engaging people in the life of the Gallery through inspiring education activities, enjoyable communal and family programs, and membership opportunities.

Budget Estimates 2010-11	2 - 49

ART GALLERY OF NEW SOUTH WALES
The key services provided by the Gallery and the way in which they are expected to contribute to results are set out in the following table:

		Results
		The NSW
	2010-11	community has	People better
	Budget	daily access to the	understand and	The collection
	Expenses	collection and	value their cultural	is enhanced
Service Groups	$m	heritage building	heritage	and conserved
Art Collection Maintenance and Presentation	30.5	✓
Art Exhibitions, Acquisition and Visitor Services Programs	19.3		✓	✓
Total Expenses Excluding Losses	49.8
Recent Achievements
During the year the Gallery presented several major exhibitions, including Intensely Dutch, and Rupert Bunny: artist in Paris. The ever-popular Archibald Prize exhibition was again toured to six regional museums across New South Wales.
The Gallery also completed the construction of its new fine arts collection storage facility, at a cost of $22.2 million, funded by the NSW Government.
In March 2010, the Gleeson O’Keefe Foundation donated $5 million for the purchase of a major Sidney Nolan painting, First-class marksman, 1946. Sidney Nolan is one of the major Australian artists of the 20th century and this work in particular is an outstanding example of his famed 1940s series of the notorious Australian outlaw Ned Kelly.
Strategic Directions
The Gallery’s continuing main strategic objective is to operate an energetic and accessible arts institution that plays a vital part in Sydney’s cultural life.

2 - 50	Budget Estimates 2010-11

ART GALLERY OF NEW SOUTH WALES
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are budgeted at $49.8 million. Expenditure includes major exhibitions throughout the year such as The first emperor: China’s entombed warriors. The Gallery’s 2010-11 recurrent budget grant from the NSW Government is $24.8 million.
Capital Expenditure
Total capital expenditure in 2010-11 is estimated at $16.2 million. The key components are as follows:
•	$9.6 million for the refurbishment of a contemporary art space to be known as the John Kaldor Family Collection Space

•	$3.4 million for ongoing heritage building maintenance and annual provisions

•	an estimated $2 million for the ongoing acquisition of works of art and

•	$1.2 million for an accessible entrance at the front of the Gallery’s heritage building, providing ease of entry for people in wheelchairs or with mobility restrictions and also for young families with prams.

Budget Estimates 2010-11	2 - 51

ART GALLERY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	7,710	7,231	14,587 *
Investment income	328	2,653	2,450
Grants and contributions	42,891	53,227	39,006

Total Retained Revenue	50,929	63,111	56,043

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	35,078	37,592	46,537
Depreciation and amortisation	2,349	2,382	3,216

Total Expenses Excluding Losses	37,427	39,974	49,753

Gain/(loss) on disposal of non current assets	—	(22)	—

SURPLUS/(DEFICIT)	13,502	23,115	6,290

*	Includes anticipated revenue from major exhibitions.

2 - 52	Budget Estimates 2010-11

ART GALLERY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	20,880	22,592	12,052
Receivables	1,729	1,194	1,462
Inventories	1,243	967	967

Total Current Assets	23,852	24,753	14,481

Non Current Assets
Other financial assets	8,088	10,657	12,207
Property, plant and equipment —
Land and building	190,091	190,397	201,837
Plant and equipment	819,076	827,280	830,833

Total Non Current Assets	1,017,255	1,028,334	1,044,877

Total Assets	1,041,107	1,053,087	1,059,358

LIABILITIES
Current Liabilities
Payables	6,668	4,220	4,200

Total Current Liabilities	6,668	4,220	4,200

Non Current Liabilities
Other	14	19	20

Total Non Current Liabilities	14	19	20

Total Liabilities	6,682	4,239	4,220

NET ASSETS	1,034,425	1,048,848	1,055,138

EQUITY
Reserves	326,067	325,780	325,780
Accumulated funds	708,358	723,068	729,358

TOTAL EQUITY	1,034,425	1,048,848	1,055,138

Budget Estimates 2010-11	2 - 53

ART GALLERY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	7,710	7,231	14,587
Interest	1,322	1,353	1,150
Other	41,244	52,850	36,282

Total Receipts	50,276	61,434	52,019

Payments
Other	35,431	38,293	46,100

Total Payments	35,431	38,293	46,100

NET CASH FLOWS FROM OPERATING ACTIVITIES	14,845	23,141	5,919

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	4	—
Purchases of property, plant and equipment	(22,842)	(30,519)	(16,209)
Purchases of investments	(222)	(250)	(250)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23,064)	(30,765)	(16,459)

NET INCREASE/(DECREASE) IN CASH	(8,219)	(7,624)	(10,540)

Opening Cash and Cash Equivalents	29,099	30,216	22,592

CLOSING CASH AND CASH EQUIVALENTS	20,880	22,592	12,052

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	13,502	23,115	6,290
Non cash items added back	1,343	(918)	(84)
Change in operating assets and liabilities	—	944	(287)

Net cash flow from operating activities	14,845	23,141	5,919

2 - 54	Budget Estimates 2010-11

AUSTRALIAN MUSEUM
The Australian Museum is Australia’s leading natural and cultural history museum. Its mission is to inspire the exploration of nature and cultures. The Museum’s activities take place at its main site at College Street, Sydney and throughout New South Wales through its regional museum partnerships, outreach and rural and regional support programs. Worldwide access has grown dramatically during recent years via the internet. The Museum’s governing legislation is the Australian Museum Trust Act 1975.
Results and Services
The Museum will continue to work towards the following results:
•	Providing scientific researchers, and the community more generally, with access to the Museum’s natural history and cultural collections.

•	Providing the community with access to a wide range of information about natural history and cultures, both in the Museum and online.

•	Providing access to information which increases awareness and influences policy and decision making.
Key services that contribute to these results include:
•	delivering public programs

•	undertaking scientific research and

•	managing the collection.
The key services provided by the Australian Museum and the way in which they are expected to contribute to results are set out in the following table:

		Results
				Access to
			Community has	information
	2010-11	Stakeholders have	access to	increases
	Budget	access to the	information about	awareness and
	Expenses	natural history and	natural history and	influences policy
Service Groups	$m	cultural collections	cultures	and decision making
Collection Management	6.5	✓	✓	✓
Scientific Research	12.0	✓		✓
Public Programs	20.0		✓	✓
Total Expenses Excluding Losses	38.5

Budget Estimates 2010-11	2 - 55

AUSTRALIAN MUSEUM
Recent Achievements
The Museum continued to offer programs that were of interest to the visiting public. The visiting exhibition, Art of the Pharaohs, along with the improved general public facilities, drew strong visitation to the Museum, contributing to Government priorities to increase public participation with cultural and recreational institutions. The Museum also celebrated the 20th anniversary of its premium Science award program, the Australian Museum Eureka Prizes.
Strategic Directions
The Museum’s focus in 2010-11 will continue to be on scientific research, exhibitions and education. It will also continue to actively develop research partnerships with scientific, government and commercial organisations. Reaching its audience through outreach, rural and regional programs, and the internet will remain a significant pursuit. The presentation of Pacific Rim cultures in innovative programs remains a commitment of the Museum.
2010-11 Budget Initiatives
Total Expenses
Total expenses for the Museum are budgeted at $38.5 million. The Museum will direct its resources to activities that include staging exhibitions, development of educational programs and conservation and recording work on its collections. Scientific research will continue to be focused in the areas of biological sciences, geosciences and anthropology.
Capital Expenditure
Total capital expenditure in 2010-11 is estimated at $5.2 million. The Museum will continue to undertake various improvements to the College Street facility, including roof repairs and upgrades to hydraulic services. In addition, it will commence a project aimed at re-aligning its temporary exhibition spaces, as well as a number of other projects, including refurbishment of the public toilets and upgrading disability access, aimed at improving public amenities within the Museum.

2 - 56	Budget Estimates 2010-11

AUSTRALIAN MUSEUM

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	7,302	8,177	7,425
Investment income	300	324	330
Grants and contributions	28,354	28,475	31,744
Other revenue	—	18	—

Total Retained Revenue	35,956	36,994	39,499

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	32,983	35,037	34,585
Depreciation and amortisation	3,921	3,944	3,814
Grants and subsidies	87	87	87

Total Expenses Excluding Losses	36,991	39,068	38,486

Gain/(loss) on disposal of non current assets	—	39	—

SURPLUS/(DEFICIT)	(1,035)	(2,035)	1,013

Budget Estimates 2010-11	2 - 57

AUSTRALIAN MUSEUM

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	11,349	7,357	6,967
Receivables	2,082	1,401	1,401
Inventories	231	243	243

Total Current Assets	13,662	9,001	8,611

Non Current Assets
Receivables	—	344	344
Property, plant and equipment -
Land and building	216,955	216,404	215,838
Plant and equipment	805,638	809,362	811,331
Infrastructure systems	4,105	3,589	3,589

Total Non Current Assets	1,026,698	1,029,699	1,031,102

Total Assets	1,040,360	1,038,700	1,039,713

LIABILITIES
Current Liabilities
Payables	3,191	2,730	2,730
Provisions	1,744	2,121	2,121
Other	173	293	293

Total Current Liabilities	5,108	5,144	5,144

Non Current Liabilities
Borrowings at amortised cost	324	344	344
Other	19	24	24

Total Non Current Liabilities	343	368	368

Total Liabilities	5,451	5,512	5,512

NET ASSETS	1,034,909	1,033,188	1,034,201

EQUITY
Reserves	440,748	440,748	440,748
Accumulated funds	594,161	592,440	593,453

TOTAL EQUITY	1,034,909	1,033,188	1,034,201

2 - 58	Budget Estimates 2010-11

AUSTRALIAN MUSEUM

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	7,302	8,177	7,425
Interest	300	324	330
Other	27,152	27,291	30,494

Total Receipts	34,754	35,792	38,249

Payments
Grants and subsidies	87	87	87
Other	31,305	32,485	33,335

Total Payments	31,392	32,572	33,422

NET CASH FLOWS FROM OPERATING ACTIVITIES	3,362	3,220	4,827
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	39	—
Purchases of property, plant and equipment	(4,036)	(4,933)	(5,217)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(4,036)	(4,894)	(5,217)

NET INCREASE/(DECREASE) IN CASH	(674)	(1,674)	(390)
Opening Cash and Cash Equivalents	12,023	9,031	7,357

CLOSING CASH AND CASH EQUIVALENTS	11,349	7,357	6,967

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(1,035)	(2,035)	1,013
Non cash items added back	3,921	3,921	3,814
Change in operating assets and liabilities	476	1,334	—

Net cash flow from operating activities	3,362	3,220	4,827

Budget Estimates 2010-11	2 - 59

CENTENNIAL PARK AND MOORE PARK TRUST
Centennial Park and Moore Park Trust manages the Centennial Parklands comprising Centennial Park, Queens Park and Moore Park including the entertainment precinct. The Trust was established under the Centennial Park and Moore Park Trust Act 1983.
Results and Services
The Trust is working towards the following results:
•	Venues are provided to the community that enable participation in a diverse range of recreational, cultural and educational activities for users.

•	The Parklands will be preserved and improved.
Key services provided by the Trust to contribute to these results include:
•	management of Parklands, including provision of facilities and programs for the local and broader NSW community.
Recent Achievements
Recent achievements by the Trust include:
•	opening of the Australian and Korean Veterans War Memorial at Moore Park west

•	the construction and opening of the education precinct including development of the discovery garden and community plant nursery at Centennial Park

•	staging a diverse range of community, cultural and music events

•	improvements to recreational and leisure facilities in Centennial Park, Moore Park and Queens Park and

•	continuation of the tree replacement program supported by the Centennial Parklands Foundation.

2 - 60	Budget Estimates 2010-11

CENTENNIAL PARK AND MOORE PARK TRUST
Strategic Directions
Priority areas for the Trust include:
•	maintaining and improving Centennial Parklands

•	ensuring equity of access and diversity of leisure experience

•	working in partnership with stakeholders and external bodies and

•	maintaining and enhancing business viability.
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are estimated at $25 million. Included in this amount are $5.9 million for depreciation and $2.7 million for maintenance of infrastructure and buildings in the Parklands.
Capital Expenditure
The Trust’s capital program for 2010-11 is $6.5 million. Major works include:
•	upgrade of Kensington and Little Kensington Ponds

•	refurbishment of Equestrian Centre A Pavilion and perimeter stables

•	green space refurbishment in Moore Park east and

•	refurbishment of high use sports fields in Queens Park and in Centennial Park.

Budget Estimates 2010-11	2 - 61

CENTENNIAL PARK AND MOORE PARK TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	18,127	17,972	18,953
Investment income	370	450	470
Retained taxes, fees and fines	350	360	369
Grants and contributions	5,681	5,713	7,840
Other revenue	341	468	650

Total Retained Revenue	24,869	24,963	28,282

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	18,411	18,657	19,102
Depreciation and amortisation	5,894	5,744	5,926

Total Expenses Excluding Losses	24,305	24,401	25,028

Gain/(loss) on disposal of non current assets	—	4	—

SURPLUS/(DEFICIT)	564	566	3,254

2 - 62	Budget Estimates 2010-11

CENTENNIAL PARK AND MOORE PARK TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	5,177	4,028	5,829
Receivables	2,648	2,130	2,118
Other financial assets	5,906	5,899	6,099
Inventories	183	207	212

Total Current Assets	13,914	12,264	14,258

Non Current Assets
Property, plant and equipment -
Land and building	459,886	461,283	459,489
Plant and equipment	1,349	1,272	1,192
Infrastructure systems	269,579	275,757	278,320
Intangibles	11	270	170
Other	117	102	84

Total Non Current Assets	730,942	738,684	739,255

Total Assets	744,856	750,948	753,513

LIABILITIES
Current Liabilities
Payables	2,656	2,687	2,691
Provisions	489	580	595
Other	1,318	1,092	974

Total Current Liabilities	4,463	4,359	4,260

Non Current Liabilities
Other	5,051	5,519	4,929

Total Non Current Liabilities	5,051	5,519	4,929

Total Liabilities	9,514	9,878	9,189

NET ASSETS	735,342	741,070	744,324

EQUITY
Reserves	140,817	148,544	148,544
Accumulated funds	594,525	592,526	595,780

TOTAL EQUITY	735,342	741,070	744,324

Budget Estimates 2010-11	2 - 63

CENTENNIAL PARK AND MOORE PARK TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	18,077	17,160	18,916
Interest	370	450	470
Other	9,795	10,427	12,268

Total Receipts	28,242	28,037	31,654

Payments
Other	22,457	23,464	23,138

Total Payments	22,457	23,464	23,138

NET CASH FLOWS FROM OPERATING ACTIVITIES	5,785	4,573	8,516

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	4	—
Purchases of property, plant and equipment	(3,886)	(3,961)	(6,515)
Purchases of investments	(200)	(180)	(200)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(4,086)	(4,137)	(6,715)

NET INCREASE/(DECREASE) IN CASH	1,699	436	1,801

Opening Cash and Cash Equivalents	3,478	3,592	4,028

CLOSING CASH AND CASH EQUIVALENTS	5,177	4,028	5,829

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	564	566	3,254
Non cash items added back	5,894	5,744	5,926
Change in operating assets and liabilities	(673)	(1,737)	(664)

Net cash flow from operating activities	5,785	4,573	8,516

2 - 64	Budget Estimates 2010-11

HISTORIC HOUSES TRUST OF NEW SOUTH WALES
The Historic Houses Trust of New South Wales cares for the State’s historically significant heritage properties. The Trust provides the public with access to these places of cultural significance and enables them to enjoy and learn more about the State’s cultural heritage. The Trust’s governing legislation is set out in the Historic Houses Act 1980.
Results and Services
The Trust assists the public to be better custodians of the historic environment, by working towards the following results:
•	Conserving and providing access to heritage properties in New South Wales, their parks and gardens and collections.

•	Making the public more aware and better informed of its historic environment and cultural heritage, so that these items are better appreciated.
Key services provided by the Trust that contribute to these results include:
•	management and conservation of historic properties, museums, their parks and gardens and collections

•	public access to these places and to regional programs and a schools education program and

•	research on and interpretation of historic properties.
Recent AchievemENTS
The Trust’s recent achievements include building a new education facility at Rouse Hill house and farm, including restoration of the 1888 school. Throsby Park has been transferred from the National Parks and Wildlife Service to the Trust under the Endangered Houses Fund program.
The Trust recently issued four new publications — Crooks Like Us, Lost Gardens Diary 2010, Sin City: crime and corruption in 20th-century Sydney and Wallpaper.

Budget Estimates 2010-11	2 - 65

HISTORIC HOUSES TRUST OF NEW SOUTH WALES
Recent exhibitions have included Glenn Murcutt: architecture for place, Martin Sharp — Sydney Artist, Sin city: crime and corruption in 20th-century Sydney, Skint!: Making do in the Great Depression, Smalltown, and Up the Cross: Rennie Ellis and Wesley Stacey.
Recent public events have included Festival of the Olive, Garden Music, Jazz in the Garden, Redcoats and Convicts, and a Fifties Fair at Rose Seidler House. The Trust worked in partnership with a variety of community organisations, including Studio ARTES, which supports artists with disabilities.
Strategic Directions
The Trust is continually improving access to its collections, information and research resources in order to develop new audiences and increase participation. The Trust is also reviewing its asset strategies to ensure that its 12 historic properties are appropriately maintained.
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are estimated at $28.6 million including $3.8 million for maintenance work to properties, in accordance with the Government’s policy on heritage asset management, and to continue a range of exhibitions and publications.
Capital Expenditure
Total capital expenditure in 2010-11 is estimated at $2.4 million including:
•	$1.5 million for the Rouse Hill house and farm car park and entrance upgrades

•	$500,000 for the Hyde Park Barracks gatehouse conservation and

•	approximately $432,000 for collections acquisitions and the replacement and upgrade of computers and plant and equipment.

2 - 66	Budget Estimates 2010-11

HISTORIC HOUSES TRUST OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	5,840	5,720	6,075
Investment income	533	565	649
Grants and contributions	21,645	22,305	22,490
Other revenue	72	250	74

Total Retained Revenue	28,090	28,840	29,288

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	26,110	26,129	27,207
Depreciation and amortisation	1,415	1,275	1,389

Total Expenses Excluding Losses	27,525	27,404	28,596

Gain/(loss) on disposal of non current assets	—	2	1

SURPLUS/(DEFICIT)	565	1,438	693

Budget Estimates 2010-11	2 - 67

HISTORIC HOUSES TRUST OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	10,087	4,322	3,264
Receivables	620	911	1,752
Other financial assets	—	6,541	6,541
Inventories	688	723	723

Total Current Assets	11,395	12,497	12,280

Non Current Assets
Other financial assets	2,500	—	—
Property, plant and equipment —
Land and building	205,889	201,728	203,587
Plant and equipment	36,310	38,088	38,115
Infrastructure systems	—	3,239	2,396
Intangibles	—	128	66

Total Non Current Assets	244,699	243,183	244,164

Total Assets	256,094	255,680	256,444

LIABILITIES
Current Liabilities
Payables	2,131	1,138	1,138
Provisions	2,393	1,454	1,533

Total Current Liabilities	4,524	2,592	2,671

Non Current Liabilities
Other	17	17	9

Total Non Current Liabilities	17	17	9

Total Liabilities	4,541	2,609	2,680

NET ASSETS	251,553	253,071	253,764

EQUITY
Reserves	104,822	105,762	105,762
Accumulated funds	146,731	147,309	148,002

TOTAL EQUITY	251,553	253,071	253,764

2 - 68	Budget Estimates 2010-11

HISTORIC HOUSES TRUST OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	5,840	6,579	6,365
Interest	533	565	649
Other	24,880	25,390	25,057

Total Receipts	31,253	32,534	32,071

Payments
Other	29,273	29,638	30,698

Total Payments	29,273	29,638	30,698

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,980	2,896	1,373

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	2	1
Proceeds from sale of investments	—	470	—
Purchases of property, plant and equipment	(2,191)	(3,046)	(2,432)
Purchases of investments	—	(1,584)	—
Other	(60)	(60)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,251)	(4,218)	(2,431)

NET INCREASE/(DECREASE) IN CASH	(271)	(1,322)	(1,058)

Opening Cash and Cash Equivalents	10,358	5,644	4,322

CLOSING CASH AND CASH EQUIVALENTS	10,087	4,322	3,264

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	565	1,438	693
Non cash items added back	1,415	1,275	1,451
Change in operating assets and liabilities	—	183	(771)

Net cash flow from operating activities	1,980	2,896	1,373

Budget Estimates 2010-11	2 - 69

MUSEUM OF APPLIED ARTS AND SCIENCES
The Museum of Applied Arts and Sciences consists of the Powerhouse Museum, the Powerhouse Discovery Centre at Castle Hill, the Sydney Observatory, and the NSW Migration Heritage Centre. The Museum’s focus is on promoting an understanding of human ingenuity, and the way that has informed the development of technology. A complementary focus is on the people whose ideas have changed the way we live.
The Museum is increasingly aligned, through partnerships and programs, with the creative industries. Public engagement is optimised through museum partnerships, outreach and regional support programs within New South Wales, and worldwide, by enabling digital access to the Museum’s collection and scholarship. The Museum is established under the Museum of Applied Arts and Sciences Act 1945.
Results and Services
The Museum is working towards the following results:
•	Preserving community heritage and making it accessible.

•	Inspiring the community to learn about human creativity and innovation, both past and present.

•	Fostering creativity and innovation by engaging the community with innovative solutions and programs.
The key services provided by the Museum that contribute to these results include:
•	providing public access to the collection, scholarship and cultural programs, principally through the presentation of exhibitions, public programs and online services

•	managing cultural heritage collections and assets held in trust for the people of New South Wales and

•	fostering partnership programs with industry, government, community and the education sector.

2 - 70	Budget Estimates 2010-11

MUSEUM OF APPLIED ARTS AND SCIENCES
The key services provided by the Museum and the way in which they are expected to contribute to results are set out in the following table:

		Results
			The Community is
			inspired to learn
	2010-11	The Community’s	about human
	Budget	heritage is	creativity and
	Expenses	preserved and	innovation, both	Fostering creativity
Service Groups	$m	made accessible	past and present	and innovation
Museum Products and Programs	22.8		✓
Collection Management and Outreach	13.2	✓
Fostering Community and Industry Innovation	9.6			✓
Total Expenses Excluding Losses	45.6
Recent Achievements
The Museum continues to achieve high visitation levels, with visitation of 719,000 across its sites in 2008-09. A program of off-site exhibitions and programs reached another 245,000 people, with over 60 regional NSW organisations engaged. Visitors to the Museum’s websites numbered over 12 million.
Access to the collection in storage and online continued to grow through increasing visitation to the Powerhouse Discovery Centre monthly open days and access to the collection through our website. The Museum continued to increase its international reputation through its online presence via platforms such as Flickr and Facebook.
Strategic Directions
The Strategic Plan 2009-12 refocuses the Museum’s programs to showcase human ingenuity, both past and present, and to create a greater awareness about the people and technologies that have shaped our world.
Education programs will give greater attention to science, including mathematics, physics, and engineering.
The Museum’s outward focus will be reflected by stronger links with the creative industries, and the research and learning institutions which support them.

Budget Estimates 2010-11	2 - 71

MUSEUM OF APPLIED ARTS AND SCIENCES
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are budgeted at $45.6 million. The Museum’s resources will be directed to running its program of exhibitions and public programs, featuring The 80s are back and Sydney Design 2010, in addition to increasing visitation to the Powerhouse Discovery Centre and continuing to support the State’s regional areas.
Capital Expenditure
Total capital expenditure in 2010-11 is estimated at $8.6 million. Major works will enlarge gallery spaces and improve entry and exit infrastructure to enable the Museum to present major exhibitions on a single floor, improve safety, increase capacity and improve the experience for school groups. Other works include major building and plant repairs and the continuation of stone replacement works on areas of the original Powerhouse façade.

2 - 72	Budget Estimates 2010-11

MUSEUM OF APPLIED ARTS AND SCIENCES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	4,601	4,994	5,210
Investment income	60	645	689
Grants and contributions	36,964	37,522	40,773
Other revenue	280	157	205

Total Retained Revenue	41,905	43,318	46,877

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	—	230	209
Other operating expenses	37,775	39,034	38,941
Depreciation and amortisation	6,075	5,882	6,457

Total Expenses Excluding Losses	43,850	45,146	45,607

Gain/(loss) on disposal of non current assets	208	208	208

SURPLUS/(DEFICIT)	(1,737)	(1,620)	1,478

Budget Estimates 2010-11	2 - 73

MUSEUM OF APPLIED ARTS AND SCIENCES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,063	5,440	3,626
Receivables	795	811	811
Other financial assets	—	137	137

Total Current Assets	2,858	6,388	4,574

Non Current Assets
Other financial assets	4,715	4,467	4,824
Property, plant and equipment —
Land and building	111,162	110,239	113,286
Plant and equipment	420,371	420,793	420,774

Total Non Current Assets	536,248	535,499	538,884

Total Assets	539,106	541,887	543,458

LIABILITIES
Current Liabilities
Payables	2,733	2,311	2,404
Provisions	2,700	3,104	3,104

Total Current Liabilities	5,433	5,415	5,508

Non Current Liabilities
Other	23	28	28

Total Non Current Liabilities	23	28	28

Total Liabilities	5,456	5,443	5,536

NET ASSETS	533,650	536,444	537,922

EQUITY
Reserves	139,763	139,763	139,763
Accumulated funds	393,887	396,681	398,159

TOTAL EQUITY	533,650	536,444	537,922

2 - 74	Budget Estimates 2010-11

MUSEUM OF APPLIED ARTS AND SCIENCES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	4,601	5,642	5,210
Interest	60	392	332
Other	34,446	34,675	37,975

Total Receipts	39,107	40,709	43,517

Payments
Employee related	—	230	209
Other	35,699	37,701	36,745

Total Payments	35,699	37,931	36,954

NET CASH FLOWS FROM OPERATING ACTIVITIES	3,408	2,778	6,563

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	268	268	268
Purchases of property, plant and equipment	(4,125)	(4,280)	(8,645)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,857)	(4,012)	(8,377)

NET INCREASE/(DECREASE) IN CASH	(449)	(1,234)	(1,814)

Opening Cash and Cash Equivalents	2,512	6,674	5,440

CLOSING CASH AND CASH EQUIVALENTS	2,063	5,440	3,626

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(1,737)	(1,620)	1,478
Non cash items added back	5,275	4,729	5,200
Change in operating assets and liabilities	(130)	(331)	(115)

Net cash flow from operating activities	3,408	2,778	6,563

Budget Estimates 2010-11	2 - 75

STATE LIBRARY OF NEW SOUTH WALES
The State Library of New South Wales is the major public reference and research library and information service for the people of New South Wales. It comprises the heritage Mitchell and Dixson Libraries, the State Reference Library and web services.
The Library Council of New South Wales is the Library’s governing body. The Library Act 1939 and Library Regulation 2005 define the Council’s objects, powers and duties, and the Library’s role and responsibilities. The Library’s mission is to strengthen the community by being the trusted provider of quality information services.
Results and Services
The Library is working towards the following results:
•	A client-focused library with services and programs tailored to client needs.

•	An effective public library network through support and development.
Key services that contribute to these results include:
•	library services to clients — information services and programs, including online access, managing the heritage building and technology, and managing the collections in the Mitchell and Dixson Libraries of historical and Australian resources, to ensure clients have equitable access to contemporary and historical knowledge and

•	services to develop public libraries — providing professional advisory services for public libraries, access to specialist collections and expertise and managing NSW.net to enable affordable access to the internet for NSW councils, public libraries and communities.

2 - 76	Budget Estimates 2010-11

STATE LIBRARY OF NEW SOUTH WALES
The key services provided by the State Library of New South Wales and the way in which they are expected to contribute to results are set out in the following table:

	2010-11	Results
	Budget	Library services and	An effective public library
	Expenses	programs tailored to	network through support
Service Groups	$m	client needs	and development
Library Services to Clients	53.1	✓
Services to Develop Public Libraries	33.2		✓
Total Expenses Excluding Losses	86.3
Recent Achievements
Recent achievements include:
•	additional grant funding for country public libraries — the Country Libraries Fund was announced by the Government in late 2008. The Country Libraries Fund is providing $9 million over five years ($1 million in 2008-09 and $2 million per annum for four years from 2009-10) that will enable public libraries to improve library infrastructure and services to the community. In 2009-10, $2 million was allocated to country libraries for 26 projects

•	in 2009-10, $1.4 million in Library Development Grants were approved for 18 projects across New South Wales. These projects will improve library infrastructure and services for communities across metropolitan, regional and rural New South Wales and

•	funding of $3.3 million in 2009-10 was provided towards phase one of a seven year expanded electronic catalogue project. The Government has provided $10 million over three years for this project, which will provide electronic catalogue records for the entire State Library collections. This will result in enhanced electronic service delivery and business processes and access to digitised information content.

Budget Estimates 2010-11	2 - 77

STATE LIBRARY OF NEW SOUTH WALES
Strategic Directions
Major strategies to achieve a client-focused Library and an effective public library network are to:
•	understand our client base to improve client satisfaction with services and programs

•	increase awareness and use of the information services and programs

•	maximise the value of current and future technologies and

•	develop collaborative and cooperative relationships with stakeholders.
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are estimated at $86.3 million. This includes a continuing direct contribution of $25.5 million for public library grants and subsidies to improve community access to library collections and services.
Capital Expenditure
Total capital expenditure in 2010-11 is estimated at $17.1 million including:
•	$6.6 million for collection acquisitions including books, journals, pictures, maps and manuscripts

•	$4.6 million for the creation of an expanded electronic catalogue

•	$3.7 million for the refurbishment of the State Library reading rooms

•	$1.3 million for major asset improvement and maintenance works including electrical and fire systems improvements

•	$510,000 for improvements to collection storage areas within the Library and

•	$482,000 for minor plant and equipment replacement.

2 - 78	Budget Estimates 2010-11

STATE LIBRARY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	1,873	1,735	1,735
Investment income	1,600	2,390	2,390
Grants and contributions	79,946	81,761	84,201
Other revenue	10	40	15

Total Retained Revenue	83,429	85,926	88,341

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	42,163	43,403	44,416
Depreciation and amortisation	16,300	16,300	16,300
Grants and subsidies	23,528	25,538	25,538

Total Expenses Excluding Losses	81,991	85,241	86,254

SURPLUS/(DEFICIT)	1,438	685	2,087

Budget Estimates 2010-11	2 - 79

STATE LIBRARY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	6,659	5,623	6,937
Receivables	1,590	1,506	1,399
Inventories	249	219	225

Total Current Assets	8,498	7,348	8,561

Non Current Assets
Other financial assets	17,017	18,039	18,199
Property, plant and equipment —
Land and building	225,034	222,862	222,034
Plant and equipment	1,878,567	1,880,857	1,882,496

Total Non Current Assets	2,120,618	2,121,758	2,122,729

Total Assets	2,129,116	2,129,106	2,131,290

LIABILITIES
Current Liabilities
Payables	2,073	3,375	3,395
Provisions	2,992	3,282	3,359

Total Current Liabilities	5,065	6,657	6,754

Non Current Liabilities
Other	32	38	38

Total Non Current Liabilities	32	38	38

Total Liabilities	5,097	6,695	6,792

NET ASSETS	2,124,019	2,122,411	2,124,498

EQUITY
Reserves	518,927	517,074	517,074
Accumulated funds	1,605,092	1,605,337	1,607,424

TOTAL EQUITY	2,124,019	2,122,411	2,124,498

2 - 80	Budget Estimates 2010-11

STATE LIBRARY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	1,867	1,730	1,729
Interest	1,599	2,389	2,389
Other	82,091	84,671	86,900

Total Receipts	85,557	88,790	91,018

Payments
Grants and subsidies	23,528	25,538	25,538
Other	44,223	46,421	46,895

Total Payments	67,751	71,959	72,433

NET CASH FLOWS FROM OPERATING ACTIVITIES	17,806	16,831	18,585

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	590	590	890
Purchases of property, plant and equipment	(16,438)	(17,470)	(17,111)
Purchases of investments	(300)	(1,050)	(1,050)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(16,148)	(17,930)	(17,271)

NET INCREASE/(DECREASE) IN CASH	1,658	(1,099)	1,314

Opening Cash and Cash Equivalents	5,001	6,722	5,623

CLOSING CASH AND CASH EQUIVALENTS	6,659	5,623	6,937

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	1,438	685	2,087
Non cash items added back	16,300	16,300	16,300
Change in operating assets and liabilities	68	(154)	198

Net cash flow from operating activities	17,806	16,831	18,585

Budget Estimates 2010-11	2 - 81

WESTERN SYDNEY PARKLANDS TRUST
The Western Sydney Parklands Act 2006 commenced on 1 January 2008. The legislation established the Western Sydney Parklands and created a Trust to develop and manage the Parklands system.
The Parklands comprises 5,218 hectares of land stretching 27 kilometres from Doonside to Leppington. A large amount of land within the Parklands is vested with the Trust including properties previously owned by the Minister administering the Environmental Planning and Assessment Act as well as the existing Western Sydney Regional Park at Abbotsbury.
Results and Services
The Trust is delivering its priorities and objectives by working towards the following results:
•	The Parklands are accessible for public access and use.

•	The Parklands are developed to promote public recreation use.

•	Environmental values in the Parklands and its watercourses are protected, restored and enhanced.
Key services provided by the Trust to contribute to these results include:
•	management and operation of the Parklands

•	progressive development of the Parklands for community involvement and enjoyment and

•	protection, restoration and enhancement of the environmental values of the Parklands and its watercourses.

2 - 82	Budget Estimates 2010-11

WESTERN SYDNEY PARKLANDS TRUST
The key services provided by the Trust and the way in which they are expected to contribute to these results are set out in the following table:

		Results
				Protection,
	2010-11		Parklands are	restoration and
	Budget	Parklands are	developed to	enhancement of
	Expenses	accessible for	promote public	environmental
Service Groups	$m	community use	recreational use	values
Land for Community Use	3.4	✓	✓
Facilities and Programs for Community Involvement	1.5	✓	✓
Biodiversity for Ecological Sustainability	1.7			Ö

Total Expenses Excluding Losses	6.6

Recent Achievements
During 2009-10, the Trust completed the second round of its capital works program including expanding its publicly accessible lands with new recreation areas opening at Doonside and Greenway Views, ongoing Parklands track upgrades and the rollout of improved Parklands signage. The Trust began comprehensive measurement of visitation from 1 July 2009 in both its parks and track systems.
Strategic Directions
The Trust will consolidate and better coordinate the management of Government land and facilities within the Parklands and ensure the development of the Parklands for public enjoyment. The Government’s long-term vision for the site will guide the Trust in its management of the Parklands.
The Trust is developing strategies for the future including:
•	achieving strong and positive recognition of the Parklands across the community and stakeholder groups, along with ongoing marketing of the community benefits of the Parklands

•	the ongoing conversion of the Parklands into usable and desirable open space

Budget Estimates 2010-11	2 - 83

WESTERN SYDNEY PARKLANDS TRUST
•	conservation and enhancement of the environmental sustainability of the Parklands and

•	public consultation around the preparation of a plan of management for the Parklands.
2010-11 Budget Initiatives
Total Expenses
The Trust’s total recurrent expenses for 2010-11 are estimated at $6.6 million.
Capital Expenditure
Capital expenditure of $8.5 million in 2010-11 includes the upgrade of Pimelea picnic grounds and Bungarribee Park, bioremediation works to protect the Parklands, signage and track improvements, and extending the cycle path.

2 - 84	Budget Estimates 2010-11

WESTERN SYDNEY PARKLANDS TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	1,205	1,159	2,561
Investment income	172	337	105
Grants and contributions	19,543	11,130	6,542
Other revenue	280	1,227	10,076

Total Retained Revenue	21,200	13,853	19,284

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	304	135	201
Other operating expenses	5,585	4,799	5,483
Depreciation and amortisation	219	497	909
Grants and subsidies	—	1,588	—

Total Expenses Excluding Losses	6,108	7,019	6,593

Gain/(loss) on disposal of non current assets	—	83	—

SURPLUS/(DEFICIT)	15,092	6,917	12,691

Budget Estimates 2010-11	2 - 85

WESTERN SYDNEY PARKLANDS TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	5,888	1,461	6,525
Receivables	174	178	178

Total Current Assets	6,062	1,639	6,703

Non Current Assets
Property, plant and equipment —
Land and building	335,590	403,257	403,248
Plant and equipment	9	653	589
Infrastructure systems	20,317	26,536	34,236

Total Non Current Assets	355,916	430,446	438,073

Total Assets	361,978	432,085	444,776

LIABILITIES
Current Liabilities
Payables	561	349	349
Provisions	25	101	101

Total Current Liabilities	586	450	450

Total Liabilities	586	450	450

NET ASSETS	361,392	431,635	444,326

EQUITY
Reserves	23,626	1,759	1,759
Accumulated funds	337,766	429,876	442,567

TOTAL EQUITY	361,392	431,635	444,326

2 - 86	Budget Estimates 2010-11

WESTERN SYDNEY PARKLANDS TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	1,205	1,291	2,561
Interest	172	337	105
Other	19,813	13,534	16,618

Total Receipts	21,190	15,162	19,284

Payments
Employee related	294	201	201
Grants and subsidies	—	1,588	—
Other	5,585	6,838	5,483

Total Payments	5,879	8,627	5,684

NET CASH FLOWS FROM OPERATING ACTIVITIES	15,311	6,535	13,600

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	147	—
Purchases of property, plant and equipment	(12,680)	(12,481)	(8,536)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(12,680)	(12,334)	(8,536)

NET INCREASE/(DECREASE) IN CASH	2,631	(5,799)	5,064

Opening Cash and Cash Equivalents	3,257	7,260	1,461

CLOSING CASH AND CASH EQUIVALENTS	5,888	1,461	6,525

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	15,092	6,917	12,691
Non cash items added back	219	497	909
Change in operating assets and liabilities	—	(879)	—

Net cash flow from operating activities	15,311	6,535	13,600

Budget Estimates 2010-11	2 - 87

EDUCATION AND TRAINING

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Education and Training
Total Expenses	11,928.4	12,272.6	2.9
Capital Expenditure	2,666.1	2,027.6	-23.9
Office of the Board of Studies
Total Expenses	107.9	112.8	4.5
Capital Expenditure	0.4	0.8	97.0

Budget Estimates 2010-11	3 - 1

DEPARTMENT OF EDUCATION AND TRAINING
The Department of Education and Training provides schooling and vocational education services and support to over 1.6 million students each year through an extensive network of government schools, TAFE NSW Institutes and the Adult Migrant English Service and funding support for the non-government school sector. The Department also provides regulatory and quality assurance services to the vocational education and training sector.
The Department’s major governing legislation is set out in the Education Act 1990 and the Technical and Further Education Act 1990.
Results and Services
The Department of Education and Training is the lead agency for delivery of the following State Plan Priorities:
•	support students to reach their full potential at school

•	engage students in learning for longer and

•	improve access to jobs and training.
The Department of Education and Training is working towards the following results:
•	A 12 per cent lift in the proportion of Years 3, 5, 7 and 9 students performing at the highest national standards in literacy and numeracy by 2016.

•	A 20 per cent reduction in the proportion of Year 3, 5, 7 and 9 students at or below the minimum standard by 2016.

•	Closing the gap for Aboriginal students in literacy and numeracy within a decade.

•	At least halving the gap for Aboriginal students in Year 12 attainment or equivalent attainment rates by 2020.

•	90 per cent of 20-24 years olds in NSW achieving Year 12 or a Certificate II qualification or above by 2015.

3 - 2	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
•	90 per cent of 20-24 year olds in NSW achieving Year 12 or a Certificate III qualification or above by 2020.

•	A 50 per cent drop in 20-64 year olds without Certificate III level or above qualifications between 2009 and 2020.

•	A 100 per cent increase in people achieving diploma and advanced diploma qualifications between 2009 and 2020.
Key services provided by the Department of Education and Training that contribute to these results, include:
•	quality teaching and education programs at more than 2,200 government schools, including targeted programs for students in need of additional support

•	quality vocational education and training across 10 TAFE NSW Institutes

•	registration of training organisations and regulation of apprenticeships and traineeships

•	funding support for non-government schools and

•	quality programs in 100 government run preschools.

Budget Estimates 2010-11	3 - 3

DEPARTMENT OF EDUCATION AND TRAINING
The key services provided by the Department, and the way in which they are expected to contribute to results, are outlined in the following table:

		Results
		Support
	2010-11	students to	Engage	Improve
	Budget	reach their full	students in	access to
	Expenses	potential	learning for	jobs and
Service Groups	$m	at school	longer	training
Preschool Education Services in Government Schools	29.3	✓
Primary Education Services in Government Schools	4,816.9	✓
Secondary Education Services in Government Schools	4,449.6	✓	✓
Non-Government Schools	874.2	✓	✓
TAFE NSW and Community Education	1,813.5		✓	✓
Vocational Education and Training	289.0		✓	✓

Total Expenses Excluding Losses	12,272.6

SCHOOL EDUCATION SERVICES
Recent Achievements
In 2009 New South Wales achieved strong results in the National Assessment Program for Literacy and Numeracy (NAPLAN) tests. New South Wales had the highest percentage of students in the top band of numeracy in Years 3, 5, 7 and 9. In literacy, New South Wales achieved the best results in the country for spelling, with NSW students achieving the highest mean scores in Years 3, 5, 7 and 9. New South Wales also had the highest percentage of students in the top band for writing in Year 3 and the highest percentage in the top band for grammar and punctuation for Year 5.
An increasing number of students are staying on at school or are in training, in part reflecting the Government’s increase to the school leaving age.

3 - 4	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
In partnership with the Australian Government, the Smarter Schools National Partnerships commenced operation in 2009. The Partnerships focus on improving teacher quality, strengthening literacy and numeracy teaching and supporting schools serving disadvantaged communities. Over $1 billion will be spent on the Smarter Schools National Partnerships over the next four years.
The rollout of state-of-the-art technology has continued with the first two cohorts of secondary students receiving individual wireless laptops under the Federal Government’s Digital Education Revolution program. Two cohorts of secondary teachers have also received identical devices, funded by the New South Wales Government. The NSW Government also continued its program to install electronic whiteboards in all government schools across New South Wales. Additional technical support is being provided to schools and professional development for teachers.
During 2009-10, the Department implemented a range of initiatives to meet Government priorities. These included:
•	implementing the largest ever capital investment program in NSW Government schools ($2.8 billion for the 2009-10 revised estimate). This investment includes the construction of 2,483 projects under the Australian Government’s Building the Education Revolution program

•	implementing three Smarter Schools National Partnerships in schools: Literacy and Numeracy, Low Socio-Economic Status School Communities and Improving Teacher Quality

•	opening Trade Schools at a further three high schools and seven TAFE colleges to broaden the vocational education and training opportunities for students through state-of-the-art trades training facilities. In 2010-11 the final five Trade Schools will open at an additional four high schools and Kingscliff TAFE College completing a five year program to deliver 26 Trade Schools, including Picton High School recently added to the program

•	developing broader curriculum options and flexible curriculum structures to encourage students to stay on at school

•	establishing a Child Wellbeing Unit to provide greater support to children and young people in out-of-home care who attend government schools, and services to support attendance during the compulsory years of schooling as a part of the government’s Keep Them Safe initiative

Budget Estimates 2010-11	3 - 5

DEPARTMENT OF EDUCATION AND TRAINING
•	increasing teachers’ capacity to use student assessment to improve student outcomes through the development of literacy and numeracy assessment tools and training

•	implementing the Aboriginal Education and Training Strategy 2009-2012

•	developing programs to support Aboriginal students to accelerate progress in student achievement

•	expanding and improving the Best Start literacy and numeracy assessment program for students in their first year of school

•	developing online quality teaching resources for early career teachers to support them to achieve and maintain accreditation with the NSW Institute of Teachers and a comprehensive suite of professional learning programs for aspiring, newly appointed and experienced school leaders and

•	developing a range of professional learning resources and programs to support the Digital Education Revolution and national partnership agreements.
Over $240 million was provided by the State for school maintenance in 2009-10, to continue the high level of maintenance projects. These funds were applied to a range of school improvement projects such as painting, playground upgrades, new floor coverings and roof repairs.
Strategic Directions
The following strategies reflect the NSW Government’s commitment to education and training:
•	attracting and retaining high quality staff and investing in their continuing professional development

•	supporting students to reach their full potential at school by using student performance data from national tests

•	improving access to jobs and training through a range of post-school pathways leading to university, further training, full-time apprenticeships, higher level traineeships and employment

•	closing the gap between Aboriginal and non-Aboriginal students

3 - 6	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
•	implementing evidence-based and innovative programs and practices through Smarter Schools National Partnerships with the Australian Government in the key areas of teacher quality, literacy and numeracy, and supporting low socio-economic school communities

•	engaging students in learning for longer through initiatives such as school-university partnerships, the Youth Attainment and Transitions National Partnership, the National Curriculum and Trade Schools

•	continuing to deliver the Australian Government’s Building the Education Revolution to provide new facilities and refurbishments in schools across the State and

•	extending the use of technology in the classroom through the rollout of interactive whiteboards to all schools and laptops to senior secondary students, supported by online teaching and curriculum resources.
Budget Initiatives
Total Expenses
After rising by $403 million in 2008-09 and $870 million in 2009-10, total investment in school education services for 2010-11 is estimated at $10,170 million. This includes $240 million that is estimated to be received from the Australian Government to support a number of National Partnerships with the New South Wales Government.
The Smarter Schools Strategy includes three National Partnerships (NPs). The Low Socio-Economic Status School Communities NP includes a range of strategies to lift the educational attainment of students in disadvantaged communities. The Literacy and Numeracy NP includes monitoring student performance to identify when support is needed and implement effective evidence-based support programs. The Teacher Quality NP includes strategies to attract, train, develop, and retain quality teachers and principals in schools. Combined government expenditure for 2010-11 under these three Smarter School NPs will be around $224 million.

Budget Estimates 2010-11	3 - 7

DEPARTMENT OF EDUCATION AND TRAINING
In addition to the Building the Education Revolution’s $1.2 billion capital program, expenditure under other major National Partnerships for 2010-11 is forecast to be:
•	$75 million for the Digital Education Revolution to improve ICT access for all students in years 9 to 12 and

•	$21 million for the Building the Education Revolution to improve school facilities across the State.
In 2010-11, the Government will continue key initiatives introduced in the 2007-08 Budget to implement State Plan priorities including:
•	$124 million over the next four years for the Best Start initiative to introduce a consistent literacy and numeracy assessment to better guide the learning of all kindergarten students in public schools

•	$47 million over the next four years for the Connected Classrooms initiative to significantly expand technology-based learning in government schools

•	$36 million over the next four years for the Support for Beginning Teachers initiative to improve the effectiveness and retention of permanent new teachers

•	$19 million over the next four years for the Transition to Year 7 initiative to provide support for students’ transition from primary to secondary schools and

•	$11 million over the next four years for the School Sport initiative to promote and extend school sporting competitions and encourage students’ participation in physical activity.
In 2010-11, around $250 million will be provided by the State for school maintenance. This includes painting classrooms and general use areas, replacing floor coverings, improving school grounds and repairs and preventative works to roofs, downpipes and gutters, and electrical services.

3 - 8	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
Capital Expenditure
Investment in school education services infrastructure by the Department of Education and Training in 2010-11 is estimated at $1.9 billion.
This includes $1.2 billion for the Nation Building — Economic Stimulus Plan and $52 million for the agreements implementing the Australian Government’s commitments for Digital Education Revolution (DER) and Trade Training Centres.
Excluding the Economic Stimulus Plan, the infrastructure investment is estimated at $685 million.
Major investment in 2010-11 includes:
•	$46 million for eight major new building projects in schools and three new information technology projects (combined estimated total cost of $243 million) including the final stage of the Learning Management and Business Reform Project, various upgrades and additions, and the consolidation of Bega Public School

•	$175 million to continue implementing 46 major building works projects and one information technology project at schools commenced in previous years, estimated total cost of $398 million

•	$69 million to continue two significant information technology projects — the Connected Classrooms initiative and the Learning Management and Business Reform Stage 1 project and

•	$395 million on school minor works, including upgrades of student and teacher facilities, the Principals Priority Building program (security fencing, and upgrades to toilets, sewers and roofs), the 2007 Building Better Schools initiative (science laboratory upgrades, toilet upgrades and new halls and gyms), the School Sport initiative (providing sports equipment to schools), new technology and computers for schools and the various NPs ($61.5 million).

Budget Estimates 2010-11	3 - 9

DEPARTMENT OF EDUCATION AND TRAINING
Investment in 2010-11 provided under NPs and other Australian Government funding arrangements includes:
•	$1.2 billion for the Nation Building — Economic Stimulus Plan — Building the Education Revolution Program — for the Primary Schools for the 21st Century program and the Secondary Schools’ Science and Language Centres for the 21st Century program

•	$50 million for Trade Training Centres, which will improve training facilities and increase the number of courses available for secondary students and

•	$9 million for the Solar in Schools program and $18 million for school upgrades associated with Industry Training Colleges.
Major projects completed or due to be completed in 2009-10 include:
•	14 school projects providing upgraded and refurbished teaching and learning facilities, new halls and gyms, and trade training facilities, including major upgrades at Tweed River High School, Carlton Public School and Bullimbal School (combined estimated cost of $85 million)

•	a new high school under a public private partnership at Kariong (estimated cost of $26 million) and

•	the National School Pride program under the Economic Stimulus Plan (estimated total capital expenditure of $127 million and estimated recurrent expenditure of $165 million).
TAFE AND RELATED SERVICES
Recent Achievements
TAFE NSW is the leader in vocational education and training in Australia with over 500,000 enrolments annually.
TAFE NSW works closely with enterprises and communities and plays a vital role in ensuring that the NSW workforce is equipped with the skills and knowledge to build and support the economy of the State.

3 - 10	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
Key achievements include:
•	progressing the Productivity Places Program to deliver 175,000 additional training opportunities for job seekers and existing workers in skill shortage areas

•	partnerships in regions with employers and service providers to increase the skill levels of individuals and the sustainability of communities

•	implementation of workforce development strategies for enterprises in all TAFE Institutes to assist in increasing the productivity and profitability of enterprises

•	review of TAFE Institute industry training profiles, in consultation with key stakeholders, and alignment of the purchasing of training with industry demand and government priorities

•	development of a strategic Virtual Learning Environment Roadmap and Framework to position TAFE Institutes at the forefront of e-Learning and contribute to national and state priorities for flexible, workplace and e-Learning service delivery

•	deployment of Careers Connect, a job brokerage service incorporating a range of services including job placement for TAFE students and facilities for employers to place job vacancies online

•	development of green skills programs such as GSmart for the tourism and hospitality industry to provide businesses with skills in environmental sustainability and

•	significant increases in enrolments and completions by Aboriginal students, especially in higher level qualifications. Between 2008 and 2009:
•	Aboriginal enrolments increased by 5.1 per cent

•	Aboriginal enrolments at AQF Certificate III and above increased by 7 per cent

•	Aboriginal course completions increased by 11.2 per cent and

•	Aboriginal course completions at AQF Certificate III and above increased by 17.8 per cent.

Budget Estimates 2010-11	3 - 11

DEPARTMENT OF EDUCATION AND TRAINING
Strategic Directions
The TAFE NSW strategic priorities are focused on meeting NSW State Plan targets, by improving the flexibility and responsiveness of training services and supporting the growth of the NSW economy. TAFE NSW will continue to offer greater service diversity and flexibility for learners, employers and other customers to meet their wide-ranging needs.
Priorities include:
•	delivering sustainable, high quality, cost-effective training services that meet the State’s economic development priorities

•	building new relationships with industry and enterprises, and extending innovative ways of responding to workforce development needs

•	delivering flexible training options to meet the changing needs of the workforce, industry and employers

•	providing training to specific target groups to address social exclusion and enable increased participation and re-entry into the workforce

•	working in partnership with key stakeholders including industry, schools and universities to offer tertiary training pathways that result in improved employment outcomes

•	improving communication with, and information provided to, employers and workers on workforce development, skills training and other services and

•	working to continue to improve outcomes for Aboriginal students.
Budget Initiatives
Total Expenses
In 2010-11, the total investment in TAFE NSW and related services is estimated at more than $2.1 billion, an increase of $111 million on the 2009-10 budget.

3 - 12	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
In 2010-11, the Government will spend almost $192 million on the Productivity Places National Partnership and continue key initiatives introduced in the 2007-08 Budget to implement Government priorities and State Plan targets including:
•	$89 million over the next four years for the Training our Workforce initiative to provide additional training opportunities and

•	$81 million over the next four years for the Learn or Earn initiative to improve trade skills by increasing uptake and completion of apprenticeships.
Capital Expenditure
Investment in TAFE education services infrastructure by the Department of Education and Training in 2010-11 is estimated at $115 million, which is $16 million or 16 per cent above the 2009-10 Budget.
Major investments in 2010-11 include:
•	$19 million for four major new TAFE building projects and two new information technology projects (combined estimated cost of $60 million) including facilities at Muswellbrook, Ultimo and Murwillimbah and

•	$78 million to continue implementing 29 major TAFE projects commenced in previous years (combined estimated cost of around $153 million) including works at Macquarie Fields, Dubbo and Temora TAFE colleges.

Budget Estimates 2010-11	3 - 13

DEPARTMENT OF EDUCATION AND TRAINING
Result Indicators
Students are supported to reach their full potential at school

		2007	2008	2009	2010
	Units	Actual (d)	Actual	Actual	Forecast

Result Indicators:

Students achieving in the top two NAPLAN bands for reading: (a)
Year 3
All students	%	n.a.	44.3	47.0	47.0
Aboriginal students (b)%		n.a.	16.3	18.0	18.0
Year 5
All students	%	n.a.	32.1	37.6	37.6
Aboriginal students	%	n.a.	8.6	11.7	11.7
Year 7
All students	%	n.a.	27.8	30.5	30.5
Aboriginal students	%	n.a.	7.1	8.5	8.5
Year 9
All students	%	n.a.	22.5	23.8	23.8
Aboriginal students	%	n.a.	5.2	5.6	5.6
Students achieving in the top two NAPLAN bands for numeracy:
Year 3
All students	%	n.a.	40.0	38.5	38.5
Aboriginal students	%	n.a.	12.5	12.3	12.3
Year 5
All students	%	n.a.	27.0	32.8	32.8
Aboriginal students	%	n.a.	5.0	8.5	8.5
Year 7
All students	%	n.a.	32.5	31.2	31.2
Aboriginal students	%	n.a.	7.7	6.8	6.8
Year 9
All students	%	n.a.	27.5	28.9	28.9
Aboriginal students	%	n.a.	5.3	5.5	5.5
Students achieving at or below the national minimum standard for reading in NAPLAN: (c)
Year 3
All students	%	n.a.	15.1	13.8	13.8
Aboriginal students	%	n.a.	40.8	37.4	37.4

3 - 14	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
Result Indicators (cont)
Students are supported to reach their full potential at school (cont)

		2007	2008	2009	2010
	Units	Actual (d)	Actual	Actual	Forecast
Year 5
All students	%	n.a.	18.6	17.9	17.9
Aboriginal students	%	n.a.	46.2	46.6	46.6
Year 7
All students	%	n.a.	18.1	18.0	18.0
Aboriginal students	%	n.a.	46.4	46.8	46.8
Year 9
All students	%	n.a.	22.8	21.2	21.2
Aboriginal students	%	n.a.	51.5	51.0	51.0
Students achieving at or below the national minimum standard for numeracy in NAPLAN:
Year 3
All students	%	n.a.	11.9	14.4	14.4
Aboriginal students	%	n.a.	35.3	40.2	40.2
Year 5
All students	%	n.a.	20.6	15.7	15.7
Aboriginal students	%	n.a.	52.7	43.3	43.3
Year 7
All students	%	n.a.	18.5	18.6	18.6
Aboriginal students	%	n.a.	50.1	51.0	51.0
Year 9
All students	%	n.a.	22.4	18.9	18.9
Aboriginal students	%	n.a.	54.9	51.9	51.9

(a)	These indicators contribute to the measurement of a State Plan Priority. The target is to increase by 12 per cent the proportion of students performing at the highest national standards in literacy and numeracy in years 3,5,7 and 9 between 2008 and 2016 (with reading the proxy for literacy).

(b)	The State Plan target is to close the gap for Aboriginal and Torres Strait Islander students in literacy and numeracy as measured by NAPLAN Reading and Numeracy results for years 3,5,7 and 9 within a decade.

(c)	These indicators contribute to the measurement of a State Plan Priority. The overall target is to reduce by 20 per cent the proportion of students achieving at or below the national minimum standard in literacy and numeracy in years 3,5,7 and 9 between 2008 and 2016 (with reading the proxy for literacy).

(d)	New national literacy and numeracy tests were introduced in 2008. Time series data from the previous state literacy and numeracy tests is not comparable to 2008 and subsequent data.

Budget Estimates 2010-11	3 - 15

DEPARTMENT OF EDUCATION AND TRAINING
Result Indicators (cont)
Students are engaged in learning for longer

		2007	2008	2009	2010
	Units	Actual	Actual	Actual	Forecast

Result Indicators:

Young people in 20-24 year old age group who have achieved Year 12 or a Certificate II or above: (a)
All young people	%	82.7	83.4	86.2	86.2
Aboriginal young people (b)%		n.a.	n.a.	n.a.	54.6
Young people in the 20-24 year old age group who have achieved Year 12 or a Certificate III or above (c)%		n.a.	82.2	n.a.	83.5
Year 10 to 12 apparent retention rates for full-time students	%	67.8	67.6	68.9	69.2

(a)	This indicator contributes to the measurement of a State Plan Priority. The target is to increase the proportion of students completing year 12 or Certificate II qualification or above to 90 per cent by 2015.

(b)	The measure of achievement for Aboriginal young people is based on the ABS Census and thus actual data is only available for census years. The last census was conducted in 2006. The actual figure for 2006 was 49.8 per cent.

(c)	This indicator contributes to the measurement of a State Plan Priority. The target is to increase the proportion of students completing year 12 or Certificate III qualification or above to 90 per cent by 2020.

3 - 16	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
Result Indicators (cont)
Access to jobs and training is improved

		2007	2008	2009	2010
Units		Actual	Actual	Actual	Forecast

Result Indicators:

NSW population aged 20-64 without qualifications at Certificate III and above (a)%		49.4	46.0	45.3	42.2
Number of diploma and advanced diploma completions (b)	no.	13,995	n.a.	n.a.	16,333
VET students enrolled in at least one module/unit of competency leading to an environmentally sustainable outcome (c)%		n.a.	4.2	n.a.	4.2

(a)	This indicator contributes to the measurement of a State Plan Priority. The current target is to achieve a 50 per cent drop in 20-64 year olds without Certificate III level or above qualifications between 2009 and 2020.

(b)	This indicator contributes to the measurement of a State Plan Priority. The current target is to achieve a 100 per cent increase in people achieving diploma and advanced diploma qualifications between 2009 and 2020. National Centre for Vocational Education Research Ltd (NCVER) completions data for 2008 is not released until July 2010.

(c)	This indicator contributes to the measurement of a State Plan Priority. The target is to increase the participation in green skills training to 5 per cent by 2013. National Centre for Vocational Education Research Ltd (NCVER) data for 2008 is not released until July 2010. The 2008 preliminary data is 4.2 per cent.

Budget Estimates 2010-11	3 - 17

DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements
Preschool Education Services in Government Schools

Service Description:	The service group covers the staffing and support of 100 government run preschools to provide prior-to-school learning and a transition to school.

Linkage to Results:	This service group contributes to increased levels of attainment for all students, and gives priority to children from disadvantaged backgrounds unable to access other children’s services, by working towards a range of intermediate results that include:
•	early intervention strategies

•	enhancing school readiness and

•	transition to schools.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	323	323	323	323	323

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	28,655	28,858	29,346
Total expenses include the following:
Employee related	23,992	24,023	24,622
Other operating expenses	3,955	4,127	4,017
Grants and subsidies	1	1	—

Total Retained Revenue	2,279	2,237	2,276

NET COST OF SERVICES	26,376	26,621	27,070

3 - 18	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
Primary Education Services in Government Schools

Service Description:	This service group covers the staffing and support of 1,634 primary schools, 67 central schools and 113 schools for special purposes to deliver quality education aimed at increasing their results meeting the diverse needs of students

Linkage to Results:	This service group contributes towards students successfully making the transition to further education by working towards a range of intermediate results that include:
•	an increased level of attainment for all students and

•	an increased percentage of Years 3 and 5 students and Aboriginal students meeting national minimum standards for reading and numeracy.

		2007	2008	2009	2010
	Units	Actual	Actual	Actual	Forecast

Service Measures:

Number of students	no.	431,618	430,057	430,817	430,900
Aboriginal students	no.	23,486	23,857	24,620	25,122
Students from non-English speaking backgrounds	no.	119,901	122,663	122,850	124,754
Students in special schools, support classes and receiving special education support in integrated settings	no.	15,157	16,352	16,960	17,983
NAPLAN participation rate:
Reading — Year 3 All students	%	n.a.	97.2	97.4	97.4
Aboriginal students	%	n.a.	93.6	94.3	94.3
Numeracy — Year 3 All students	%	n.a.	96.9	97.1	97.1
Aboriginal Students	%	n.a.	92.3	93.8	93.8
Teachers who are fully accredited under NSW Institute of Teachers’ requirements (Total DET)	no.	1,640	3,000	4,000	5,000
Newly appointed teachers resigning from the Department of Education and Training within their first five years (Total DET)%		11.0	12.1	9.6	11.0

Budget Estimates 2010-11	3 - 19

DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
Primary Education Services in Government Schools (cont)

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	37,412	38,534	39,352	39,748	39,784

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	4,713,288	4,736,991	4,816,945

Total expenses include the following:
Employee related	3,627,246	3,644,823	3,720,886
Other operating expenses	817,128	844,476	798,658
Grants and subsidies	54,563	54,563	55,435

Total Retained Revenue	241,328	241,199	247,761

NET COST OF SERVICES	4,471,960	4,495,792	4,569,184

CAPITAL EXPENDITURE	1,890,001	1,936,642	1,508,066

3 - 20	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
Secondary Education Services in Government Schools

Service Description:	This service group covers the staffing and support of 398 secondary schools to deliver quality education aimed at increasing the attainment and retention of students and meeting their diverse needs.

Linkage to Results:	This service group contributes towards students successfully making the transition to further education and work by working towards a range of intermediate results that include:
•	an increased percentage of Year 7 and 9 students and Aboriginal students meeting national minimum standards for reading and numeracy

•	improved Year 10-12 apparent retention rates for full-time students

•	increased number of students in all NSW schools enrolled in part-time apprenticeships and traineeships and

•	an increased proportion of the NSW population aged 20-24 years who have attained a Year 12 certificate or recognised VET qualification at AQF Certificate II or above.

		2007	2008	2009	2010
	Units	Actual	Actual	Actual	Forecast
Service Measures:

Number of students	FTE	307,018	305,722	305,830	305,002
Aboriginal students	FTE	14,529	15,390	15,985	16,756
Students from non-English speaking backgrounds	no.	86,058	88,764	91,824	94,648
Students in special schools, support classes and receiving special education support in integrated settings	FTE	14,368	15,261	16,130	17,068
NAPLAN participation rate:
Reading — Year 7
All students	%	n.a.	96.6	97.2	97.2
Aboriginal students	%	n.a.	89.5	91.6	91.6
Numeracy — Year 7
All students	%	n.a.	96.3	96.6	96.6
Aboriginal students	%	n.a.	88.3	89.7	89.7
Newly appointed teachers resigning from the Department of Education and Training within their first five years (Total DET)%		11.0	12.1	9.6	11.0
Teachers who are fully accredited under NSW Institute of Teachers’ requirements (Total DET)	no.	1,640	3,000	4,000	5,000

Budget Estimates 2010-11	3 - 21

DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
Secondary Education Services in Government Schools (cont)

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	34,682	35,145	36,337	36,669	36,602

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	4,361,241	4,418,408	4,449,636

Total expenses include the following:
Employee related	3,379,809	3,404,772	3,467,328
Other operating expenses	764,985	816,497	743,503
Grants and subsidies	27,406	27,406	24,158

Total Retained Revenue	281,760	273,094	273,780

NET COST OF SERVICES	4,079,481	4,145,314	4,175,856

CAPITAL EXPENDITURE	677,386	688,457	404,642

3 - 22	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
Non-Government Schools

Service Description:	This service group covers funding to non-Government schools to improve student learning outcomes and assist them to successfully complete Year 12 or VET equivalent.

Linkage to Results:	This service group contributes towards students successfully making the transition to further education and work by working towards a range of intermediate results that include:
•	an increased percentage of Year 3, 5 7 and 9 students meeting national reading and numeracy benchmarks and

•	an increased proportion of the NSW population aged 20-24 years who have attained a Year 12 Certificate or recognised VET qualification at AQF Certificate II or above.

		2007	2008	2009	2010
	Units	Actual	Actual	Actual	Forecast

Service Measures:

Number of students	no.	370,053	371,821	374,576	375,265
Number of schools	no.	936	917	917	923

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	5	5	5	5	5

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	833,456	837,454	874,178

Total expenses include the following:
Employee related	522	520	528
Other operating expenses	1,834	1,834	1,835
Grants and subsidies	831,100	835,100	871,815

NET COST OF SERVICES	833,456	837,454	874,178

Budget Estimates 2010-11	3 - 23

DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
TAFE NSW and Community Education

Service Description:	This service group covers delivery of cost-efficient training services to improve skills and increase higher qualification levels among the NSW population, both rural and urban.

Linkage to Results:	This service group contributes to improved skill and higher qualification levels by working towards a range of intermediate results that include:
•	an increased proportion of the NSW population with higher level qualifications (AQF Certificate III and above)

•	an increased proportion of young people with AQF Certificate II or above (20-24 year olds)

•	an increased proportion of Aboriginal young people with AQF Certificate II and above

•	an increased percentage of annual student hours that is achieved through Recognition of Prior Learning (RPL) and

•	an increased proportion of student enrolments that include green skills.

		2007	2008	2009	2010
	Units	Actual	Actual	Actual	Forecast

Service Measures:
TAFE NSW annual student hours (includes RPL)	thous	108,509	112,659	119,521	120,300
TAFE NSW student enrolments	no.	497,747	504,009	524,838	526,300
Enrolments in AQF Certificate II and above:
All students	no.	256,018	269,618	297,616	299,500
Aboriginal students	no.	10,791	12,851	13,591	13,800
Enrolments in Diploma and Advanced Diploma courses	no.	45,099	47,185	54,731	55,300
Graduates satisfied with overall quality of all TAFE training	%	89.6	90.0	90.0	90.2

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	15,994	15,960	16,240	15,920	16,120

3 - 24	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
TAFE NSW and Community Education (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,767,920	1,817,150	1,813,497

Total expenses include the following:
Employee related	1,376,166	1,358,799	1,414,637
Other operating expenses	312,436	383,034	321,043
Grants and subsidies	1	—	—

Total Retained Revenue	363,540	429,789	386,990

NET COST OF SERVICES	1,404,380	1,387,661	1,426,507

CAPITAL EXPENDITURE	98,708	163,470	114,895

Budget Estimates 2010-11	3 - 25

DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
Vocational Education and Training

Service Description:	This service group covers the development and promotion of a quality vocational education and training system that enhances skills for industry and individuals through registered private providers. It also facilitates quality training through apprenticeships, traineeships, targeting skill shortage areas and upskilling existing workers.

Linkage to Results:	This service group contributes to improved skill and qualification levels of the NSW population, both urban and rural, by working towards a range of intermediate results that include:
•	an increased number of Year 11 and 12 enrolments in HSC VET courses (government students)

•	an increased proportion of the NSW population aged 20-64 with higher level qualifications (AQF Certificate III and above)

•	an increased proportion of the NSW population participating in VET

•	an increased proportion of Aboriginal young people with AQF Cert II or above and

•	an increased proportion of student enrolments that include green skills.

		2007	2008	2009	2010
	Units	Actual	Actual	Actual	Forecast

Service Measures:

Average VET NSW cost per annual student hour	$	12.63	12.54	12.54	12.54
Number of registered training providers	no.	979	990	1,039	1,090
Graduates satisfied with overall quality of VET training	%	n.a.	89.7	90.2	90.2

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	320	324	322	326	323

3 - 26	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
Vocational Education and Training (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	223,818	224,831	289,004

Total expenses include the following:
Employee related	24,665	24,916	25,089
Other operating expenses	12,378	12,589	13,768
Grants and subsidies	179,972	180,523	242,373

Total Retained Revenue	21,631	41,204	22,154

NET COST OF SERVICES	202,187	183,627	266,850

Budget Estimates 2010-11	3 - 27

DEPARTMENT OF EDUCATION AND TRAINING

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	8,432,400	8,457,853	8,653,090
Other operating expenses	1,912,716	2,062,557	1,882,824
Depreciation and amortisation	478,682	433,682	524,766
Grants and subsidies	1,093,043	1,097,593	1,193,781
Finance costs	11,537	12,007	18,145

Total Expenses Excluding Losses	11,928,378	12,063,692	12,272,606

Less:
Retained Revenue
Sales of goods and services	471,770	473,083	476,222
Investment income	47,806	35,035	43,362
Grants and contributions	378,007	468,950	402,661
Other revenue	12,955	10,455	10,716

Total Retained Revenue	910,538	987,523	932,961

Other gains/(losses)	—	(300)	—

NET COST OF SERVICES	11,017,840	11,076,469	11,339,645

Recurrent Funding Statement

Net Cost of Services	11,017,840	11,076,469	11,339,645
Recurrent Services Appropriation	9,933,258	10,057,247	10,205,892

Capital Expenditure Statement

Capital Expenditure	2,666,095	2,788,569	2,027,603
Capital Works and Services Appropriation	2,532,549	2,599,503	1,895,008

3 - 28	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet
ASSETS
Current Assets
Cash assets	549,023	646,843	653,918
Receivables	92,586	124,613	118,315
Other financial assets	2,160	160	160
Assets held for sale	7,628	11,007	11,007
Other	20	43	43

Total Current Assets	651,417	782,666	783,443

Non Current Assets
Receivables	5,889	6,229	6,229
Other financial assets	286	286	286
Property, plant and equipment —
Land and building	18,799,837	18,946,458	20,522,999
Plant and equipment	173,197	196,308	75,912
Intangibles	167,063	197,428	216,620
Other	150	—	—

Total Non Current Assets	19,146,422	19,346,709	20,822,046

Total Assets	19,797,839	20,129,375	21,605,489

LIABILITIES
Current Liabilities
Payables	333,468	384,145	403,340
Borrowings at amortised cost	3,680	1,780	2,700
Provisions	254,807	308,654	317,235
Other	84,585	104,827	104,827

Total Current Liabilities	676,540	799,406	828,102

Non Current Liabilities
Borrowings at amortised cost	203,989	290,507	350,576
Provisions	10,892	12,796	13,397

Total Non Current Liabilities	214,881	303,303	363,973

Total Liabilities	891,421	1,102,709	1,192,075

NET ASSETS	18,906,418	19,026,666	20,413,414

EQUITY
Reserves	4,136,589	4,131,267	4,131,267
Accumulated funds	14,769,829	14,895,399	16,282,147

TOTAL EQUITY	18,906,418	19,026,666	20,413,414

Budget Estimates 2010-11	3 - 29

DEPARTMENT OF EDUCATION AND TRAINING

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	7,786,121	7,833,584	7,999,494
Grants and subsidies	1,092,443	1,096,993	1,193,181
Finance costs	11,537	12,007	18,145
Other	2,149,306	2,355,356	2,143,383

Total Payments	11,039,407	11,297,940	11,354,203

Receipts
Sale of goods and services	471,770	461,567	477,067
Interest	47,806	35,035	43,362
Other	629,169	758,537	679,063

Total Receipts	1,148,745	1,255,139	1,199,492

NET CASH FLOWS FROM OPERATING ACTIVITIES	(9,890,662)	(10,042,801)	(10,154,711)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	21,300	37,442	27,300
Proceeds from sale of investments	38	38	38
Purchases of property, plant and equipment	(2,575,556)	(2,702,498)	(1,983,443)
Purchases of investments	(38)	(38)	(38)
Other	(64,351)	(64,351)	(43,960)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,618,607)	(2,729,407)	(2,000,103)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	—	85,000	65,000
Repayment of borrowings and advances	(2,231)	(2,231)	(4,011)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(2,231)	82,769	60,989

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	9,933,258	10,057,247	10,205,892
Capital appropriation	2,532,549	2,599,503	1,895,008
Cash transfers to Consolidated Fund	—	(21,237)	—

NET CASH FLOWS FROM GOVERNMENT	12,465,807	12,635,513	12,100,900

NET INCREASE/(DECREASE) IN CASH	(45,693)	(53,926)	7,075

Opening Cash and Cash Equivalents	594,716	700,769	646,843

CLOSING CASH AND CASH EQUIVALENTS	549,023	646,843	653,918

3 - 30	Budget Estimates 2010-11

DEPARTMENT OF EDUCATION AND TRAINING

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(11,017,840)	(11,076,469)	(11,339,645)
Non cash items added back	1,100,193	1,035,193	1,150,259
Change in operating assets and liabilities	26,985	(1,525)	34,675

Net cash flow from operating activities	(9,890,662)	(10,042,801)	(10,154,711)

Budget Estimates 2010-11	3 - 31

OFFICE OF THE BOARD OF STUDIES
The Office of the Board of Studies supports the Minister for Education and Training and the Board of Studies in their respective functions under the Education Act 1990.
The Board develops syllabuses and curriculum support materials from Kindergarten to Year 12; registers and accredits non-government schools; administers home schooling registration, and prepares and conducts the School Certificate (SC) tests and Higher School Certificate (HSC) examinations. The Office of the Board of Studies also encompasses the Australian Music Examinations Board (NSW) and the Aboriginal Education Consultative Group.
Results and Services
The Office contributes to school students fulfilling their potential by working towards the following results:
•	More students in Years 3, 5, 7 and 9 achieve minimum and proficiency levels in literacy and numeracy.

•	More students complete Year 12 or recognised vocational training better prepared for further study, training or employment

•	Non-government schools and home schooling families deliver high quality educational programs based on the Board’s mandatory requirements.
Key services provided by the Office to contribute to these results include:
•	providing high quality syllabuses and support materials that promote high standards of primary and secondary education

•	providing internationally-regarded, comprehensive, flexible and inclusive credentials that meet the needs of students and the community and

•	undertaking a program of inspections and monitoring that ensures non-government schools comply with statutory registration and accreditation requirements.

3 - 32	Budget Estimates 2010-11

OFFICE OF THE BOARD OF STUDIES
The key services delivered by the Board and the way in which they are expected to contribute to results are set out in the following table:

		Results
				Non-government
			More students	schools and home
			complete Year 12 or	schooling families
		More students	recognised	deliver high
		in Years 3, 5,7 and	vocational training	quality educational
	2010-11	9 achieve minimum	better prepared for	programs based on
	Budget	and proficiency	further study,	the Board's
	Expenses	levels in literacy	training or	mandatory
Service Groups	$m	and numeracy	employment	requirements
Curriculum Development and Support	12.9	✓	✓	✓
Examinations, Assessment and Credentialling	96.3		✓	✓
Registration and Accreditation	3.6	✓	✓	✓
Total Expenses Excluding Losses	112.8
Recent Achievements
In 2009, over 69,000 students, the largest group to ever complete Year 12 in New South Wales, sat for the HSC in 113 courses. Nearly 30 per cent of these candidates studied one or more vocational education and training (VET) courses leading to nationally recognised employment qualifications along with their HSC.
Over 87,000 students in 2009 sat for SC tests in English-literacy, mathematics, Australian history, Australian geography, civics and citizenship, and computing skills. Over 75 per cent of students who sat for the computing skills test did so online.
In 2009, revision of the Stage 6 economics and agriculture syllabuses were completed for implementation in Year 11 in 2010. The Stage 6 technology syllabus was revised to provide students with special education needs access to a greater range of courses in the technology learning area for Year 11 in 2011.
Vocational education curriculum frameworks were completed for construction, entertainment and information technology and will be implemented in 2010. Work is continuing on the revision of the primary industries VET curriculum framework and the development of a VET curriculum framework in financial services.

Budget Estimates 2010-11	3 - 33

OFFICE OF THE BOARD OF STUDIES
Strategic Directions
The Office has strategies to address current and emerging developments, including:
•	the implementation of phase one of the national curriculum in the subjects of English, mathematics, science and history

•	the continuing growth in HSC and SC student numbers

•	the need for more efficient service delivery

•	the increasing use of information and communications technologies (ICT) and

•	the Australian Government’s policies relating to national testing, student reports and annual school reporting.
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are estimated at $112.8 million. Key expenditure initiatives in 2010-11 include:
•	$3 million to support the implementation of phase one of the national curriculum in the subjects of English, mathematics, science and history

•	$2.1 million for increases in HSC candidature as a result of increased student retention rates which includes the flow-on effect of raising the minimum school leaving age and

•	$476,000 to provide enhanced curriculum support for programs to improve educational outcomes for Aboriginal students.
Capital Expenditure
The capital program for 2010-11 of $849,000 provides for the cyclical replacement of the Office’s ICT infrastructure and the further development of the Office’s core business examinations system software.

3 - 34	Budget Estimates 2010-11

OFFICE OF THE BOARD OF STUDIES
Result Indicators
More students in Years 3, 5, 7 and 9 achieve minimum and proficiency levels in literacy and numeracy

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

NSW students demonstrating minimum proficiency levels in PISA (a) Reading literacy	%	96/67	96/67	96/67	96/67	96/67
Mathematical literacy	%	97/66	97/68	97/68	97/68	97/68
Ranking of NSW students relative to other states and territories in TIMSS (b)
Mathematics (Year 8)	no.	1st	3rd	3rd	3rd	3rd
Mathematics (Year 4)	no.	2nd	1st	1st	1st	1st
Students awarded full School Certificate credential	thous	83	84	85	84	84

(a)	PISA-Program for International Student Assessment conducted by the Organisation for Economic Cooperation and Development (OECD) for 15 year olds every three years for reading literacy and mathematical literacy. For each year the indicator shows the percentage of NSW students demonstrating minimum proficiency compared to the OECD average. The most recently published PISA (for 2006) results are included for information in the table.

(b)	The TIMSS-Trends in Mathematics and Science Study (for Year 4 and Year 8 students) is conducted every four years. The most recently published TIMSS (for 2007) results are included for information in the table.
More students complete Year 12 or recognised vocational training better prepared for further study, training or employment

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

HSC candidates demonstrating sound achievement standards or higher (a)%		68.1	69.0	70.0	68.7	69.7
HSC VET credentials at AQF Certificate II level or higher (b)	no.	14,613	14,849	14,849	15,711	15,899

(a)	Percentage of students achieving Band 4 or higher, or Band E2 or higher.

(b)	Number of VET Certificate II qualifications issued in Stage 6 by the Board of Studies, private providers and TAFE NSW.

Budget Estimates 2010-11	3 - 35

OFFICE OF THE BOARD OF STUDIES
Result Indicators (cont)
Non-government schools and home schooling families deliver high quality educational programs based on the Board’s mandatory requirements

			2007-08	2008-09	2009-10	2009-10	2010-11
	Units		Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Non-government schools registered (a)	no.		934	937	937	935	935
Home schoolers registered for maximum requested period (b)		%	75.9	76.7	78.7	78.7	78.7

(a)	Non-government schools are required to be registered in order to operate in New South Wales. Registration can be for renewable periods of up to five years.

(b)	Home schoolers assessed as meeting mandatory requirements unconditionally may be granted registration for up to two years.

3 - 36	Budget Estimates 2010-11

OFFICE OF THE BOARD OF STUDIES
Service Group Statements
Curriculum Development and Support

Service Description:	This service group covers the provision of relevant high quality syllabuses, courses and support materials that promote high standards of primary (K-6) and secondary (Years 7-12) education for a full range of students.

Linkage to Results:	This service group contributes to more students in Years 3, 5, 7 and 9 achieving minimum and proficiency levels in literacy and numeracy, by working towards a range of intermediate results that include the following:
•	full range of students are taught and learn from relevant and challenging courses of study that promote higher standards of student achievement

•	students access expanded opportunities to study Vocational Education and Training (VET) courses in Years 9-10

•	students study courses leading to higher level VET qualifications in Years 11-12 and

•	students’ achievements in School Certificate (SC) and Higher School Certificate (HSC) courses assessed and reported against state-wide standards.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Current K-12 syllabuses	no.	162	159	159	159	164
VET student course units of study	thous	123	129	123	129	129
Graded student work samples available online	no.	1,353	1,702	1,800	1,812	2,012

Employees:	FTE	72	72	72	71	86

Budget Estimates 2010-11	3 - 37

OFFICE OF THE BOARD OF STUDIES
Service Group Statements (cont)
Curriculum Development and Support (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	11,137	11,055	12,895

Total expenses include the following:
Employee related	7,532	7,380	9,160
Other operating expenses	3,289	3,331	3,419

Total Retained Revenue	2,006	2,688	931

NET COST OF SERVICES	9,128	8,365	11,961

CAPITAL EXPENDITURE	43	154	130

3 - 38	Budget Estimates 2010-11

OFFICE OF THE BOARD OF STUDIES
Service Group Statements (cont)
Examinations, Assessments and Credentialling

Service Description:	This service group covers the conduct of School Certificate (SC) tests, HSC examinations and Australian Music Examinations Board (AMEB) examinations.

Linkage to Results:	This service group contributes to the ability to assess and credential student achievement, by working towards an intermediate result that students’ achievements in SC, HSC and AMEB courses are assessed and reported against state-wide standards.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

SC tests conducted	no.	418,691	423,251	421,135	420,704	420,283
HSC examinations conducted	no.	330,659	333,422	338,790	334,422	348,039
AMEB examinations conducted	no.	42,789	40,551	40,500	40,500	41,300

Employees:	FTE	715	712	716	708	728

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	93,177	92,840	96,264

Total expenses include the following:
Employee related	73,071	71,204	75,789
Other operating expenses	18,581	19,995	18,972

Total Retained Revenue	5,437	6,415	5,803

NET COST OF SERVICES	87,733	86,423	90,454

CAPITAL EXPENDITURE	388	894	719

Budget Estimates 2010-11	3 - 39

OFFICE OF THE BOARD OF STUDIES
Service Group Statements (cont)
Registration and Accreditation

Service Description:	This service group covers the registration and accreditation of non-government schools and the registration of home schooling.

Linkage to Results:	This service group contributes to verification that the educational programs and facilities required under the Education Act 1990 are being provided at the requisite standard, by working towards a range of intermediate results that include the following:
•	students’ achievements in SC and HSC courses assessed and reported against state-wide standards and

•	non-government schools and home schooling families with compliance concerns identified.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Non-government schools inspected	%	54	57	73	66	63
Assessments of home schooling applicants by authorised persons	no.	1,361	1,530	1,500	1,505	1,600

Employees:	FTE	27	28	28	28	29

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	3,588	3,560	3,643

Total expenses include the following:
Employee related	2,901	2,868	3,036
Other operating expenses	687	691	606

Total Retained Revenue	—	77	—

NET COST OF SERVICES	3,588	3,483	3,643

3 - 40	Budget Estimates 2010-11

OFFICE OF THE BOARD OF STUDIES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	83,504	81,452	87,985
Other operating expenses	22,557	24,017	22,997
Depreciation and amortisation	1,815	1,960	1,794
Finance costs	26	26	26

Total Expenses Excluding Losses	107,902	107,455	112,802

Less:
Retained Revenue
Sales of goods and services	5,714	7,140	6,014
Investment income	262	262	269
Grants and contributions	700	720	270
Other revenue	767	1,058	181

Total Retained Revenue	7,443	9,180	6,734

Gain/(loss) on disposal of non current assets	10	4	10

NET COST OF SERVICES	100,449	98,271	106,058

Recurrent Funding Statement

Net Cost of Services	100,449	98,271	106,058
Recurrent Services Appropriation	96,059	95,252	102,428

Capital Expenditure Statement

Capital Expenditure	431	1,048	849
Capital Works and Services Appropriation	431	1,048	849

Budget Estimates 2010-11	3 - 41

OFFICE OF THE BOARD OF STUDIES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,000	3,670	3,168
Receivables	1,713	2,584	2,584
Inventories	2,156	1,511	1,511

Total Current Assets	5,869	7,765	7,263

Non Current Assets
Property, plant and equipment -
Land and building	1,677	2,096	1,769
Plant and equipment	2,801	2,694	2,286
Intangibles	1,928	2,438	2,208

Total Non Current Assets	6,406	7,228	6,263

Total Assets	12,275	14,993	13,526

LIABILITIES
Current Liabilities
Payables	1,077	1,763	1,763
Provisions	2,596	2,788	2,785
Other	1,506	1,461	1,461

Total Current Liabilities	5,179	6,012	6,009

Non Current Liabilities
Provisions	33	53	53
Other	523	524	524

Total Non Current Liabilities	556	577	577

Total Liabilities	5,735	6,589	6,586

NET ASSETS	6,540	8,404	6,940
EQUITY
Accumulated funds	6,540	8,404	6,940

TOTAL EQUITY	6,540	8,404	6,940

3 - 42	Budget Estimates 2010-11

OFFICE OF THE BOARD OF STUDIES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	81,347	80,109	86,671
Other	25,757	26,935	26,223

Total Payments	107,104	107,044	112,894

Receipts
Sale of goods and services	5,714	7,140	6,014
Interest	262	262	269
Other	4,667	4,968	3,651

Total Receipts	10,643	12,370	9,934

NET CASH FLOWS FROM OPERATING ACTIVITIES	(96,461)	(94,674)	(102,960)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	30	5	30
Purchases of property, plant and equipment	(431)	(698)	(541)
Other	—	(350)	(308)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(401)	(1,043)	(819)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	96,059	95,252	102,428
Capital appropriation	431	1,048	849

NET CASH FLOWS FROM GOVERNMENT	96,490	96,300	103,277

NET INCREASE/(DECREASE) IN CASH	(372)	583	(502)

Opening Cash and Cash Equivalents	2,372	3,087	3,670

CLOSING CASH AND CASH EQUIVALENTS	2,000	3,670	3,168

CASH FLOW RECONCILIATION
Net cost of services	(100,449)	(98,271)	(106,058)
Non cash items added back	3,870	3,278	3,111
Change in operating assets and liabilities	118	319	(13)

Net cash flow from operating activities	(96,461)	(94,674)	(102,960)

Budget Estimates 2010-11	3 - 43

ENVIRONMENT, CLIMATE CHANGE AND WATER

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Environment, Climate Change and Water
Total Expenses	1,492.9	1,582.7	6.0
Capital Expenditure	81.7	61.0	-25.4

Environmental Trust
Total Expenses	93.4	96.2	3.1
Capital Expenditure	—	—	—

Royal Botanic Gardens and Domain Trust
Total Expenses	39.2	40.5	3.3
Capital Expenditure	3.4	12.0	255.8

Border Rivers-Gwydir Catchment Management Authority
Total Expenses	7.7	23.2	200.1
Capital Expenditure	—	—	—

Central West Catchment Management Authority
Total Expenses	10.2	8.6	-15.2
Capital Expenditure	—	—	—

Hawkesbury-Nepean Catchment Management Authority
Total Expenses	14.4	22.0	52.4
Capital Expenditure	—	—	—

Hunter-Central Rivers Catchment Management Authority
Total Expenses	14.2	15.8	11.7
Capital Expenditure	—	—	—

Lachlan Catchment Management Authority
Total Expenses	8.9	9.1	2.0
Capital Expenditure	—	—	—

Lower Murray-Darling Catchment Management Authority
Total Expenses	6.7	5.8	-13.4
Capital Expenditure	—	—	—

Murray Catchment Management Authority
Total Expenses	10.4	9.9	-4.5
Capital Expenditure	—	—	—

Budget Estimates 2010-11	4 - 1

ENVIRONMENT, CLIMATE CHANGE AND WATER

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Murrumbidgee Catchment Management Authority
Total Expenses	11.3	11.2	-0.8
Capital Expenditure	—	—	—

Namoi Catchment Management Authority
Total Expenses	7.6	8.5	12.6
Capital Expenditure	—	—	—

Northern Rivers Catchment Management Authority
Total Expenses	10.1	12.3	22.0
Capital Expenditure	—	—	—

Southern Rivers Catchment Management Authority
Total Expenses	10.0	8.8	-11.5
Capital Expenditure	—	—	—

Sydney Metropolitan Catchment Management Authority
Total Expenses	6.3	5.6	-11.9
Capital Expenditure	—	—	—

Western Catchment Management Authority
Total Expenses	7.0	7.0	0.3
Capital Expenditure	—	—	—

4 - 2	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
The Department of Environment, Climate Change and Water (DECCW) supports the Minister for Climate Change and the Environment and the Minister for Water.
DECCW has responsibilities and powers under legislation for environment protection (including pollution, chemicals, waste and radiation), natural resource management (including native vegetation and coastal management), national parks and marine parks, native plants and animals, water extraction, management and supply, and protection of Aboriginal cultural heritage.
DECCW is a regulator and a manager of land and water. It develops policy and delivers programs across a wide range of areas, including programs to address the impacts of climate change in New South Wales. It leads policy and reform in sustainable water management, and guides the sustainable management of natural resources, including coastal environments and floodplains.
DECCW manages more than 6.7 million hectares of parks and reserves, which is more than 8 per cent of all land in New South Wales, and 345,000 hectares of marine parks covering approximately 34 per cent of NSW waters.
DECCW also provides staff, services and other support to the Royal Botanic Gardens and Domain Trust, the NSW Environmental Trust, the Lord Howe Island Board, 13 Catchment Management Authorities (CMAs) and the NSW Dam Safety Committee.
Results and Services
DECCW has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan Priorities:
•	addressing the impact of climate change

•	securing sustainable supplies of water and use our water more wisely

•	protecting our native vegetation, biodiversity, land, rivers and coastal waterways

•	improving air quality and

•	reducing waste.

Budget Estimates 2010-11	4 - 3

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
In addition, DECCW is a significant partner agency with Industry and Investment NSW in delivering the State Plan Priority: develop a clean energy future. DECCW also contributes to State Plan targets to increase visitation in parks and gardens, and to increase volunteering activities particularly in conservation and natural resource management.
DECCW’s planned results are:
•	Climate change and its impacts are minimised to protect the environment, the economy and community wellbeing.

•	The environment is healthier and cleaner, protecting both ecological and human health.

•	Integrated landscape management supports long-term ecological, social and economic sustainability.

•	Urban water supplies are reliable and sustainable and services across New South Wales are well managed, efficient and equitable.

•	Allocation of water between communities, industry, farmers and the environment is secure and sustainable.
Key services provided by DECCW, consistent with these results, include:
•	leading the development of the State’s climate change policy response, including energy efficiency, sustainability initiatives such as carbon neutrality and coastal protection

•	delivering through the Climate Change Fund the State’s major climate change programs, including:
•	$314 million to deliver water, energy and greenhouse gas savings in homes, schools, businesses and public facilities and

•	a five-year $136 million NSW Energy Efficiency Strategy
•	delivering regulation and enforcement to protect the environment, native vegetation, biodiversity and Aboriginal heritage, and responding to pollution and emergency incidents

4 - 4	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
•	developing and implementing policies and programs for threatened species, native wildlife, native vegetation, biodiversity conservation, air quality, the recovery and management of water for the environment, noise, chemicals, waste management (and associated resource recovery and re-use), coastal protection, cultural heritage, and natural resource management protocols, policies and tools to support CMAs and other agencies

•	planning and policy development for urban water industries, including coordinating the Metropolitan Water Plan, managing the Country Towns and Aboriginal Communities water supply and sewerage programs, facilitating water recycling, guiding and assisting non-metropolitan urban water utilities in best practice management and monitoring utility performance

•	establishing and managing sustainable water sharing, licensing, allocation and trading arrangements to realise business, social and environmental benefits, and coordinating New South Wales’ involvement in interstate water management

•	leading, in collaboration with CMAs, the Government’s investment in restoring the health of rural landscapes and ecosystems to achieve the 13 state-wide targets for natural resource management in New South Wales

•	implementing policies and providing tools that underpin the Native Vegetation Act 2003 and the Biodiversity Banking Scheme

•	establishing and managing a comprehensive, adequate and representative terrestrial and marine protected area system, partnering with private landholders to achieve conservation outcomes and increasing opportunities for people to visit and enjoy national and marine parks

•	working with Aboriginal communities, private and public landowners, local councils and CMAs to protect and conserve Aboriginal heritage and

•	undertaking scientific analysis, research, investigation, monitoring, evaluation and reporting on a range of climate change, natural resource, environmental and cultural heritage areas.

Budget Estimates 2010-11	4 - 5

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
DECCW’s key service groups and the way in which they contribute to results are set out in the following table:

	Results
					Urban water	Allocation of
		Impacts of			supplies are	water
		climate		Integrated	reliable and	between
		change are		landscape	sustainable	communities,
		minimised		management	and services	industry,
		to protect the		supports	across New	farmers and
		environment,		long-term	South Wales	the
	2010-11	the economy	The	economic,	are well	environment
	Budget	and	environment	social and	managed,	is secure
	Expenses	community	is healthier	environmental	efficient and	and
Service Groups	$m	wellbeing	and cleaner	sustainability	equitable	sustainable
Climate Change, Policy and Programs	472.2	✓	✓	✓	✓	✓
Environment Protection and Regulation	111.0	✓	✓	✓
Parks and Wildlife	381.5	✓	✓	✓
Culture and Heritage	13.5	✓	✓	✓
Scientific Services	49.6	✓	✓	✓	✓	✓
Urban Water Utilities	258.2	✓	✓	✓	✓
Water Management	222.6	✓	✓	✓		✓
Personnel Services (a)	74.1

Total Expenses Excluding Losses	1,582.7

(a)	This service group is listed to account for the staff, services and other support provided by DECCW to other agencies within the Environment, Climate Change and Water cluster, including the Royal Botanic Gardens and Domain Trust, the Lord Howe Island Board and the 13 Catchment Management Authorities.
Recent Achievements
Recent achievements in relation to DECCW planned result — minimising climate change and its impacts — include:
•	developing a coastal adaptation reform package in response to climate change impacts, including a Sea Level Rise Policy Statement, legislation and guidelines for planning authorities on coastal erosion

•	delivering an expected total of more than 240,000 rebates to NSW households for energy and water savings measures by June 2010

4 - 6	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
•	contributing to the development of the NSW Solar Bonus Scheme to support the generation of renewable energy

•	delivering on the NSW Government’s innovative Energy Efficiency Program through the rollout of energy efficiency assessments for 220,000 low-income households, and expanding sustainability support to more than 4,000 businesses and organisations and

•	promoting sustainability and resource recovery through improved waste management by providing $21.2 million to local councils in 2009-10.
Recent achievements in relation to DECCW planned result — achieving a cleaner and healthier environment — include improving air quality by requiring expanded vapour recovery technology at petrol stations across the greater Sydney metropolitan region.
Recent achievements in relation to DECCW planned result — managing the NSW landscape for long-term sustainability — include:
•	managing the expansion of national parks and reserves by more than 760,000 hectares since 2005-06, with a projected expansion in 2009-10 of 55,000 hectares, including more than 20 new reserves

•	developing and upgrading visitor facilities and other important infrastructure in national parks and reserves

•	adopting 1,136 property vegetation plans with land owners since the introduction of the Private Native Forestry Codes of Practice in 2008

•	improving the science and information in the Natural Resource Management Monitoring Evaluation and Reporting Strategy

•	delivering more than 140,000 megalitres of environmental water to important wetlands since 2007 despite widespread drought conditions, in cooperation with the Australian Government and

•	establishing new joint management arrangements with Aboriginal communities.

Budget Estimates 2010-11	4 - 7

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Recent achievements in relation to DECCW planned result — ensuring reliability and sustainability of urban water supplies and services across New South Wales — include:
•	implementing the Metropolitan Water Plan, with 95 per cent of the 59 milestones either achieved or on course for achievement

•	delivering enhanced public health, environmental and security of water supply and sewerage outcomes to more than one million residents living in non-metropolitan New South Wales under the Country Towns Water Supply and Sewerage Program and

•	ensuring 1,700 people in 17 Aboriginal communities benefited from repairs to water and sewerage infrastructure under the Aboriginal Communities Water Supply and Sewerage Program.
Recent achievements in relation to DECCW planned result — securing sustainable allocation of water between communities, industry, farmers and the environment — include:
•	continuing the establishment of statutory water sharing plans, with 45 plans commenced covering approximately 90 per cent of water extraction

•	completing a $135 million program to adjust groundwater entitlements to sustainable levels in six major inland aquifers

•	establishing the Office of the Hawkesbury-Nepean to improve the health of the Hawkesbury-Nepean River system and to act as a single point of information and advice on river management strategies for the community

•	working to secure funding from the Australian Government for major water infrastructure projects in the Murray-Darling Basin and

•	successfully sustaining rural NSW communities during the worst drought on record by working with local Water Advisory Groups to determine priorities and options for water supply in critical water shortage areas.

4 - 8	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Strategic Directions
In keeping with the directions set by the State Plan and other Government initiatives, DECCW will be focusing on working with key stakeholders and the community to:
•	drive efficiencies in the use of energy, water and resources across the State to help people save on power and water bills, support jobs growth and produce lasting benefits through reduced greenhouse gas emissions, with a focus on cleaner and more efficient use of energy to meet State Plan targets

•	ensure that New South Wales is strategically positioned to play its part in reducing greenhouse gas emissions, to address, and take advantage of the opportunities that arise in the transition to a low-carbon economy

•	reduce harmful emissions to air, land and water, and reduce the number of significantly contaminated sites, with a focus on measures to reduce air pollution and increase compliance with State Plan air quality goals

•	develop new measures to stimulate waste avoidance, reduction and recycling, particularly in the commercial and industrial sector, to support State Plan waste targets

•	reduce the exposure of the community and the environment to chemicals, radiation, dust, waste and odour

•	reduce the exposure of the community to industrial, construction, road and rail noise and vibration, aiming for levels that are both sustainable and minimise impact

•	put in place more streamlined environmental approval and regulatory processes which achieve environmental outcomes whilst reducing red tape for industry and business

•	manage the health of wetlands and rivers through the continued recovery of water for the environment, manage the recovered water for priority outcomes, and improve the extent and condition of native vegetation

•	identify coastal and flood hazards and assist local councils to develop actions to adapt to rising sea levels and flood risks

Budget Estimates 2010-11	4 - 9

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
•	manage environmental water recovered under water sharing plans, the Living Murray Initiative, NSW RiverBank and other programs to improve the condition of important wetlands and rivers, particularly within the Murray Darling Basin

•	commence the establishment of reserves in the NSW River Red Gum forests, comprising 107,000 hectares of national and regional parks and Indigenous Protected Areas, as part of the NSW Government’s three-year, $97 million package for creating and managing new parks and for support programs to assist the community, industry and timber workers

•	improve the management of marine parks, including building improved scientific understanding of the marine environment

•	provide a broad range of opportunities and experiences for visitors to enjoy national parks and reserves, marine parks and botanic gardens

•	increase volunteer participation in and community support for conserving the environment

•	manage historic heritage in parks to conserve and display cultural values

•	manage fire, animal pests and weeds to protect parks and neighbours

•	renew radio infrastructure vital for effective and safe management of the reserve system, including fire fighting

•	support Aboriginal people in the practice, promotion and renewal of their culture and of Country, and increase Aboriginal community capacity

•	continue to address supply security, regional demand growth and recycling and rainwater harvesting to enable the provision of a secure and sustainable water supply for all NSW users

•	increase the volume of recycled water through innovation and investment facilitated by competition in the water industry

•	support the State’s $3 billion per year irrigation industry and the environment of iconic rivers, and ensure the long-term sustainability of freshwater resources for consumptive and environmental needs

4 - 10	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
•	maximise the benefits to New South Wales from the Australian Government’s Water for The Future Program, the National Water Initiative and the Australian Government Water Fund and

•	provide information to the Murray-Darling Basin Authority for setting sustainable diversion limits from surface water and groundwater sources, preparing environmental water management plans, and developing and implementing water pricing and charging rules.
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are estimated at $1.58 billion. Major expenditure areas include:
•	$222.6 million for a range of programs under the Climate Change Fund, including:
•	$54.5 million for programs under the Water Savings Fund and Energy Savings Fund to boost the existing efforts of industry, government and households to use water and energy more efficiently

•	$91 million for climate change mitigation initiatives, including: $21.3 million for household rebates for rainwater tanks, climate-friendly hot water systems, water-efficient washing machines and removal and recycling of old second fridges, $21.7 million for supporting six large-scale renewable energy generation projects to be built by the private sector, $11.7 million for water and energy efficiency measures in schools and $3.4 million for water and energy efficiency support for public housing tenants

•	$52.1 million under the NSW Energy Efficiency Strategy, including $22.7 million for the low-income household assessment and refit program, and $11.8 million to provide energy audits and support refits for small businesses and

•	$25 million to Industry and Investment NSW for the Clean Coal Fund

Budget Estimates 2010-11	4 - 11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
•	$480.8 million for urban water utilities and water management, including:
•	$152 million in social program payments to Sydney and Hunter Water Corporations, mainly for pensioner, exempt property and unsewered area concessions

•	$71 million towards the Country Towns Water Supply and Sewerage Program

•	$32.6 million as Government contributions to the State Water Corporation, comprising capital and recurrent contributions as determined by the Independent Pricing and Regulatory Tribunal

•	$10.1 million for the Aboriginal Water Supply and Sewerage Program which provides funding to raise the service levels of water supply and sewerage in selected Aboriginal communities, including a $3.6 million contribution from the NSW Aboriginal Land Council

•	$9.5 million as the State’s share of operating costs and works programs for irrigation areas

•	$5.5 million for conserving and restoring groundwater resources of the Great Artesian Basin

•	$3.1 million for the upgrade of water metering infrastructure under the NSW Metering Scheme Pilot and

•	an additional $1 million towards the completion of water sharing plans under the Water Management Act 2000
•	$81 million for environment protection, regulation and compliance activities

•	$58.6 million for managing fire, pest animals and weeds in parks

•	$29.4 million to local councils that are subject to the Waste and Environment Levy to help them improve the performance of waste and recycling services

•	$27.3 million for natural resource management investment funding under Catchment Action NSW, of which $23.2 million is to be used by CMAs to invest in restoring landscape health and $4.1 million is for grants to other agencies

4 - 12	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
•	$25.8 million for the maintenance of essential infrastructure to facilitate management of, access to and enjoyment of the reserve system by the community

•	$24.8 million in payments to the Zoological Parks Board of New South Wales

•	$19.1 million to support local councils to conduct estuary, coastal and flood plain management planning and mitigation, with a new focus on preparing for sea level rise, as well as $1.6 million to regional councils for flood mitigation works and

•	an extra $1.1 million for Aboriginal joint management of protected areas.
Capital Expenditure
Total capital expenditure in 2010-11 is estimated at $61 million. Capital expenditure provided includes:
•	$5.6 million for the purchase of water entitlements

•	$6.5 million for land acquisitions for parks across New South Wales

•	$5.8 million for the upgrade of essential public infrastructure in Kosciuszko National Park

•	$3.5 million for satellite imagery to improve environmental monitoring and compliance

•	$3.4 million for improved fire management in national parks

•	$3.2 million for water management information systems projects

•	$2.3 million for general plant and equipment for the NSW Office of Water

•	$1.5 million for the continuing replacement of the Parks and Wildlife radio network to ensure effective and safe radio communication for park management and during bushfires, consistent with the Government’s future directions on radio systems and

•	$1.2 million for ambient air quality monitoring to support community access to real-time air quality monitoring data and compliance reporting against the National Environment Protection Measure for Ambient Air Quality.

Budget Estimates 2010-11	4 - 13

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Result Indicators
Climate change and its impacts are minimised

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Annual NSW CO2 emissions (a)	Mt	161.1	164.1	165.4	165.4	166.8
Change in solid waste disposed to landfill in Greater Sydney region compared to 2000 under the Waste Avoidance and Resource Recovery Strategy (b)%		2.6	-8.0	-2.5	-8.0	-2.0
Organisations working with the Department to improve resource recovery (cumulative) (c)	no.	217	315	460	460	650
Annual per capita kerbside dry recycling in Sydney Metropolitan area (d)	kg	107	106	108	108	108
Organic material recycled and re-used (d)	Mt	1,685	1,594	1,740	1,740	1,790
Commercial market penetration of National Australian Built Environment Rating System (NABERS) in New South Wales (cumulative) (e)%		52	60	n.a.	61	62

(a)	This indicator contributes to the measurement of State Plan Priority: tackle climate change. Compiled as part of the Australian Government’s National Greenhouse Accounts, greenhouse emissions are estimated on a financial year basis.

(b)	This indicator contributes to the measurement of the State Plan Priority: reduce waste consistent with state-wide targets for waste and re-use set out in the Waste Avoidance and Resource Recovery Strategy 2007.

(c)	This indicator shows the degree to which business and industry are participating with the Government in improving resource recovery.

(d)	These indicators reflect the degree to which individuals, families and communities are living more sustainably.

(e)	NABERS is a suite of rating tools to measure the environmental impact of Australian buildings. This indicator reflects the degree to which businesses and government are operating sustainably.

4 - 14	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Result Indicators (cont)
The environment is healthier and cleaner

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Load based licensing pollutant load indicators: (a)
Total air pollutants from licensed premises	PLI(b)	524	524	565	524	524
Total water pollutants from licensed premises	PLI	172	172	180	172	172
New Pollution Reduction Programs initiated with licensees: (a)
Number	no.	77	66	80	60	70
Value	$m	21	360	78	30	40
Beachwatch and Harbourwatch sites with over 90 per cent compliance with swimming water quality guidelines during summer (a)%		61	90	90	90	90
Days when National Environment Protection Measure (NEPM) air quality goals were exceeded in the Greater Sydney region (c)	days	8	28	n.a.	n.a.	n.a.
Reported pollution incidents to Environment Line: (d)
Motor vehicle related (total for smoke, noise and litter offences)	no.	8,322	8,958	7,500	8,500	8,500
Non motor vehicle	no.	6,835	7,085	7,000	7,000	7,100

(a)	These indicators reflect the effectiveness of programs undertaken with industry and communities to prevent, reduce or mitigate pollution and other adverse environmental impacts, thereby contributing to State Plan Priorities: improve air quality and protect our native vegetation, biodiversity, land, rivers and coastal waterways.

(b)	The ‘Pollutant Load Indicator’ is an index adjusted to reflect pollutant quantities, risk weightings and the harmfulness of the pollutants to the environments in which they are emitted. (Figures for 2008-09 are estimates, as actual data are not available until 18 months after the reporting period).

(c)	This indicator contributes to the measurement of the State Plan Priority: improve air quality, showing NSW performance against NEPM for Ambient Air Quality standards relating to nitrogen dioxide, sulfur dioxide, carbon monoxide, photochemical oxidants (ground-level ozone) and fine particles.

(d)	This indicator reflects the effectiveness of the range of initiatives aimed at reducing community exposure to pollution. (These initiatives also contribute to the State Plan Priority: reduce levels of antisocial behaviour, as DECCW is responsible for regulating noise emissions, including noise from vehicles).

Budget Estimates 2010-11	4 - 15

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Result Indicators (cont)
Integrated landscape management supports long-term sustainability

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Water entitlement purchased for the environment (cumulative) (a)	ML	67,242	212,572	90,000	316,161	337,750
Area of land maintained or improved by property vegetation plans each year (cumulative) (a)	000ha	1,437	1,927	1,700	2,100	2,300
Area of New South Wales managed for conservation (cumulative) (a)
Land in reserves	000ha	6,690	6,725	6,820	6,970	7,020
Area in marine parks	000ha	345	345	345	345	345
Private land	000ha	1,957	1,986	1,991	1,991	2,007
Visits to the park system (b)	mill	22.00	38.00	38.00	38.00	39.50
Volunteer contributions to park management programs: (c)
Volunteers	no.	3,876	3,915	3,952	3,957	3,990
Participation	hours	173,641	175,361	177,000	177,000	178,700
Area of New South Wales managed for conservation (cumulative):
Land in reserves	000ha	6,690	6,725	6,820	6,970	7,020
Area in marine parks	000ha	345	345	345	345	345
Private land	000ha	1,957	1,986	1,991	1,991	2,007
Formal agreements in place with Aboriginal communities for joint-management of protected areas (cumulative) (d)	no.	15	16	22	18	22

(a)	These indicators contribute to the measurement of State Plan Priority: protect our native vegetation, biodiversity, land, rivers and coastal waterways, for which there is a range of state-wide natural resource management targets, including targets for water recovery for the environment and for sustainable vegetation and land management.

(b)	This indicator shows how parks and reserves contribute to increased tourism, community wellbeing and regional development, thereby contributing to various State Plan priorities including increase the number of people using parks, increase business investment and support jobs and increase the number of people participating in sporting and physical activity.

(c)	These indicators show how parks and reserves contribute to the State Plan Priority: increase the number of people engaged in volunteering.

(d)	This indicator is one measure of the protection and revitalisation of Aboriginal culture and heritage, and increased Aboriginal participation in natural resource management. Such initiatives contribute to State Plan Priority: strengthen Aboriginal communities.

4 - 16	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Result Indicators (cont)
Urban water supplies are reliable and sustainable and services across New South Wales are well managed, efficient and equitable

		2007-08	2008-09	2009-10	2009-10	2010-11
Units		Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Total volume of water recycled in Sydney (a)	GL	25	27	34	33	54
Amount of water saved through improved water efficiency in Sydney (a)	GL	65	76	112	102	112
Proportion of requirements of Best Practice Management Guidelines for Water Supply and Sewerage met by local water utilities (b)%		80	82	84	84	85
Proportion of regional population having access to water that complies with drinking water standards (c)%		99	99	99	99	99
Proportion of urban water users ‘often taking action to conserve water’ (c)%		81	81	80	84	80

(a)	This indicator contributes to the measurement of State Plan Priority: secure sustainable supplies of water and use our water more wisely. The target is to increase water recycling from 15 gigalitres per year in 2005 to 70 gigalitres of water by 2015.

(b)	These indicators contribute to measurement of the State Plan Priority: secure sustainable supplies of water and use our water more wisely by showing progress towards the target to meet reliability performance standards for water continuity and quality for urban water services in non-metropolitan New South Wales.

(c)	These indicators measure the community’s changing behaviour in conserving water.

Budget Estimates 2010-11	4 - 17

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Result Indicators (cont)
Allocation of water between communities, industries, farmers and the environment is secure and sustainable

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Proportion of water extraction covered by commenced water sharing plans (a)%	87	90	95	90	95
Reduction in over-allocation of groundwater systems (b)%	65	74	82	82	87

(a)	This indicator shows progress in establishing water sharing plans across all water sources in the State.

(b)	This indicator shows progress under the Achieving Sustainable Groundwater Entitlements program in reducing the use of groundwater to the sustainable yields set by water sharing plans for the six major inland groundwater aquifers over the ten-year period of the plan. The target is 100 per cent reduction across all plan areas by 2018.

4 - 18	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements
Climate Change, Policy and Programs

Service Description:	This service group leads the State’s climate change policy response and delivers programs for water and energy conservation, waste and sustainability, native vegetation, biodiversity and landscape conservation, environment protection, environmental water management, floodplain management and coastal protection. It develops and manages private land conservation programs, such as the Biobanking Scheme, as well as Riverbank and other environmental water recovery programs, and it supports Catchment Management Authorities.

Linkage to Results:	This service group contributes to impacts of climate change being minimised, the environment being healthier and cleaner, the NSW landscape being managed for long-term sustainability, and water supplies being reliable and sustainable. This involves working towards a range of intermediate results, including:

• Greenhouse gas emissions are reduced.

• NSW communities are supported and active in adapting to climate change.

• Increased risks to life, livelihoods, property and the environment from coastal erosion, flooding, bushfires and droughts are minimised and managed.

• Pollution and other adverse environmental impacts are prevented, reduced or mitigated.

• The condition of natural resources is improved, and biodiversity and native vegetation are protected and restored.

• Water use in New South Wales is sustainable in the long-term.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Residential rebates under the Climate Change Fund:
Hot water systems	no.	4,772	23,814	11,019	91,236	78,000
Insulation	no.	3,060	7,740	2,199	14,465	n.a.
Rainwater tanks	no.	14,439	12,436	17,471	13,284	12,584
Washing machines	no.	n.a.	27,765	20,583	30,864	300
Hot water circulators	no.	n.a.	n.a.	n.a.	520	1,040
Dual-flush toilets	no.	n.a.	n.a.	n.a.	2,600	5,200
Participation in DECCW endorsed environmental education programs	no.	6,056	9,050	8,000	8,000	8,000
Visits to DECCW websites	thous	4,770	3,202	3,500	4,000	3,500
Requests handled by DECCW Information Centre	no.	228,584	287,003	245,000	270,000	270,000

Budget Estimates 2010-11	4 - 19

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Climate Change, Policy and Programs (cont)

Rural floodplain, coastal and estuary management plans completed (cumulative)	no.	88	93	107	107	115
Consents granted to landholders under the Private Native Forestry Codes of Practice (cumulative)	no.	418	805	1,300	1,200	1,600
Agreements for private land in New South Wales to be managed by landholders for conservation outcomes (including wildlife refuges and voluntary conservation) (cumulative)	no.	883	907	951	940	980

Employees:	FTE	n.a.	500	500	511	511

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	465,070	490,752	472,205

Total expenses include the following:
Employee related	56,200	71,081	71,299
Other operating expenses	28,711	56,050	65,604
Grants and subsidies:	376,065	357,874	329,021
Investment payments to the CMAs	58,377	64,069	62,901
Climate Change Fund	208,237	222,316	222,606
Zoological Parks Board of NSW	34,326	34,626	24,811

Total Retained Revenue	231,800	238,604	194,954

NET COST OF SERVICES	233,291	252,148	277,251

CAPITAL EXPENDITURE	21,169	22,066	8,798

4 - 20	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Environment Protection and Regulation

Service Description:	This service group covers delivering credible, targeted and cost effective regulation and enforcement across a range of environment protection, conservation, native vegetation and Aboriginal heritage areas. It implements market-based and regulatory programs for industry and local government to reduce environmental impacts.

Linkage to Results:	This service group contributes to impacts of climate change being minimised, the environment being healthier and cleaner, and the NSW landscape being managed for long-term sustainability. This involves working towards a range of intermediate results that include:

• Emergency services are capable of responding and adapting to climate change.

• Pollution and other adverse environmental impacts are prevented, reduced or mitigated.

• Degraded environments are remediated or restored.

• Unnecessary regulation is eliminated.

• The condition of natural resources is improved.

• Community wellbeing is improved.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Penalty infringement notices issued:
Number	no.	2,023	1,786	2,000	2,000	2,300
Fines imposed	$m	0.7	0.7	0.7	0.8	0.8
Licences, permits, certificates and registrations in effect under environment and conservation legislation	no.	31,794	31,234	32,000	32,000	32,000
Contaminated sites remediated (cumulative)	no.	67	80	87	87	100

Employees:	FTE	n.a.	549	549	521	521

Budget Estimates 2010-11	4 - 21

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Environment Protection and Regulation (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	106,734	103,137	110,972

Total expenses include the following:
Employee related	57,216	53,088	52,885
Other operating expenses	20,958	22,405	21,736
Grants and subsidies:	23,273	23,058	31,339
Waste Levy improvement - payments to local councils	21,200	21,200	29,400

Total Retained Revenue	9,346	7,886	7,898

NET COST OF SERVICES	97,404	95,251	103,074

CAPITAL EXPENDITURE	5,896	2,479	3,682

4 - 22	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Parks and Wildlife

Service Description:	This service group acquires land and manages land and water as parks and protected areas. Within the reserve system, the service group conserves and manages natural and cultural heritage, provides opportunities and experiences for visitors to enjoy parks and other protected areas, controls pests and weeds, suppresses and manages fires, and manages Aboriginal and historic heritage sites, including buildings of significance. The service group also partners Aboriginal communities and private landholders for conservation outcomes. It also protects and manages native wildlife across New South Wales, including through licensing.

Linkage to Results:	This service group contributes to impacts of climate change being minimised, and the NSW landscape being managed for long-term sustainability. This involves working towards a range of intermediate results, including:

• The increased risks to life, property and the environment from coastal erosion, bushfires and droughts are minimised and managed.

• Biodiversity and native vegetation are protected and restored.

• Parks and reserves contribute to increased tourism, community wellbeing and regional development.

• An integrated system of public and private lands is managed for conservation of natural and cultural values.

• Aboriginal culture and heritage is protected and revitalised and Aboriginal participation in land, water and natural resource management and conservation is increased.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Area of reserves covered by:
Plan of management	000ha	4,440	4,984	5,200	5,200	5,350
Fire management strategy	000ha	5,354	6,725	6,820	6,970.	7,020
Regional pest management strategy	000ha	6,690	6,725	6,820	6,970	7,020
Visitation management plan	000ha	n.a.	6,725	6,820	6,970	7,020
Participation in Discovery community education programs:
Participants	no.	138,982	194,707	142,000	194,000	194,000
Satisfied	%	98	98	98	98	98

Budget Estimates 2010-11	4 - 23

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Parks and Wildlife (cont)

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	n.a.	1,920	1,920	1,917	1,917

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	373,777	385,578	381,461

Total expenses include the following:
Employee related	190,981	182,962	177,541
Other operating expenses:	116,429	133,313	130,180
Fire, pest and weed management	58,000	58,000	58,600
Maintenance of essential infrastructure	25,500	25,500	25,800
Aboriginal joint management commitments	3,100	3,100	4,250
Grants and subsidies	7,570	2,675	3,868

Total Retained Revenue	90,345	110,726	92,523

NET COST OF SERVICES	284,322	275,792	289,878

CAPITAL EXPENDITURE	37,098	58,368	34,795

4 - 24	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Culture and Heritage

Service Description:	This service group covers working with Aboriginal communities and private and public landholders to conserve Aboriginal cultural heritage. It develops policies, strategies, programs and systems that support Aboriginal participation in the management of their traditional lands, waters and natural resources. The service group also provides technical services for the conservation of cultural heritage within parks, reserves and botanic gardens, and leads the development of the Building Community Resilience strategy.

Linkage to Results:	This service group contributes to impacts of climate change being minimised, the environment being healthier and cleaner, and the NSW landscape being managed for long-term sustainability. This involves working towards a range of intermediate results, including:

• Aboriginal communities are assisted to adapt to the impacts of climate change.

• Degraded environments are remediated or restored.

• Community wellbeing is improved.

• An integrated system of public and private lands is managed for conservation of natural and cultural values.

• Aboriginal culture and heritage is protected and revitalised and Aboriginal participation in land, water and natural resource management and conservation is increased.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Aboriginal places declared (cumulative)	no.	64	66	79	73	81
Environment/heritage projects undertaken with Aboriginal communities	no.	49	64	30	35	19
Repatriation to Aboriginal communities of Aboriginal remains and collections of cultural material:
Held under the National Parks & Wildlife Act 1974 (NPW Act)	no.	6	10	20	46	10
Held other than under NPW Act	no.	2	10	20	8	2

Employees:	FTE	n.a.	111	111	89	89

Budget Estimates 2010-11	4 - 25

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Culture and Heritage (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	14,584	13,495	13,542
Total expenses include the following:
Employee related	9,681	9,878	9,815
Other operating expenses	3,746	2,734	2,751
Grants and subsidies	242	39	54

Total Retained Revenue	1,415	839	789

NET COST OF SERVICES	13,172	12,656	12,753

CAPITAL EXPENDITURE	1,097	1,050	917

4 - 26	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Scientific Services

Service Description:	This service group provides scientific information, advice, research, investigation, monitoring, analysis, and reporting on a range of climate change, natural resource, environmental and cultural heritage matters. The service group also manages, interprets and communicates environmental information to underpin the Department’s regulatory processes, and to inform internal and external decision making, as well as providing laboratory and analytical services to support environment protection, conservation and natural resource programs, and emergency services.

Linkage to Results:	This service group contributes to impacts of climate change being minimised, the environment being healthier and cleaner, the NSW landscape being managed for long-term sustainability, and sustainable water supplies being secured and water used wisely. This involves working towards a range of intermediate results, including:

• Greenhouse gas emissions are reduced.

• NSW communities are supported and active in adapting to climate change.

• The increased risks to life, livelihoods, property and the environment from coastal erosion, flooding, bushfires and droughts are minimised and managed.

• Pollution and other adverse environmental impacts are prevented, reduced or mitigated.

• Degraded environments are remediated or restored and biodiversity and native vegetation are protected and restored.

• Water use in New South Wales is sustainable in the long term.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Time valid air quality data available from DECCW monitoring network	%	93	91	95	95	95
Ecotoxological tests undertaken to inform DECCW responses to impacts of chemicals on plants and animals	no.	149	237	150	200	200
Chemical tests undertaken to inform pollution investigations and air and water monitoring/research	no.	53,900	49,000	50,000	50,000	50,000

Budget Estimates 2010-11	4 - 27

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Scientific Services (cont)

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	n.a.	364	364	328	328

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	51,592	49,724	49,642

Total expenses include the following:
Employee related	34,120	32,285	32,035
Other operating expenses	13,784	14,807	14,694
Grants and subsidies	907	97	142

Total Retained Revenue	7,759	5,101	6,538

NET COST OF SERVICES	43,843	44,623	43,104

CAPITAL EXPENDITURE	3,567	3,647	7,245

4 - 28	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Personnel Services

Service Description:	To provide personnel services to selected agencies within the Environment, Climate Change and Water cluster.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Service Measures:

Royal Botanic Gardens and Domain Trust	FTE	n.a.	263	281	288	288
Catchment Management Authorities	FTE	n.a.	538	538	491	491
Lord Howe Island Board	FTE	n.a.	44	41	41	41

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	66,930	75,722	74,052
Total expenses include the following:
Employee related	66,930	75,722	74,052

Total Retained Revenue	66,931	70,770	69,977

NET COST OF SERVICES	(1)	4,952	4,075

Budget Estimates 2010-11	4 - 29

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Urban Water Utilities

Service Description:	This service group covers planning and policy development for urban water industries, coordination and review of the Metropolitan Water Plan, facilitating water recycling across New South Wales, guiding and assisting non-metropolitan urban water utilities in best practice management, overseeing and monitoring utility performance, funding backlog water and sewerage infrastructure, and providing emergency drought assistance.

Linkage to Results:	This service group contributes to impacts of climate change being minimised, the environment being healthier and cleaner, and water supplies being reliable and sustainable. This involves working towards a range of intermediate results, including:

• NSW communities are supported and active in adapting to climate change.

• Pollution and other adverse environmental impacts are prevented, reduced and mitigated.

• Water use in New South Wales is sustainable in the long term.

• Households and businesses continue to have access to safe, reliable and appropriately priced water and sewerage services.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Volume of sewerage effluent recycled in non-metropolitan New South Wales (a)	GL	32	38	34	38	40
Water supply and sewerage projects completed	no.	349	368	384	385	411
People aware of water savings devices or programs	%	73	75	76	82	78

(a)	This indicator shows the total volume of sewerage effluent that is recycled in non-metropolitan New South Wales.

Employees:	FTE	80	67	67	66	66

4 - 30	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Urban Water Utilities (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	217,997	231,675	258,197

Total expenses include the following:
Employee related	2,442	3,093	3,153
Other operating expenses	3,429	3,531	2,893
Grants and subsidies:	211,510	224,949	252,043
Sydney Water Corporation concession programs	128,356	138,565	139,922
Hunter Water Corporation concession programs	11,000	11,000	12,100
Country Towns Water Supply and Sewerage Scheme Program	61,655	64,905	70,972

Total Retained Revenue	17,982	12,588	9,770

NET COST OF SERVICES	200,015	219,087	248,427

CAPITAL EXPENDITURE	238	115	115

Budget Estimates 2010-11	4 - 31

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Water Management

Service Description:	This service group covers establishing and managing sustainable water sharing, licensing, allocation and trading arrangements to realise business, social and environmental benefits. Key services include: interstate water management, statutory water sharing planning, licence administration and compliance, water quantity and quality assessment, allocation of available water, development and implementation of water trading rules, and advice on ecosystem protection strategies and plans.

Linkage to Results:	This service group contributes to impacts of climate change being minimised, the environment being healthier and cleaner, the NSW landscape being managed for long-term sustainability, and water supplies being reliable and sustainable. This involves working towards a range of intermediate results, including:

• NSW communities are supported and active in adapting to climate change.

• The increased risks to life, livelihoods, property and environment from coastal erosion, flooding, bushfires and droughts are minimised and managed.

• Degraded environments are remediated and restored.

• The condition of natural resources is improved, and biodiversity and native vegetation are protected and restored.

• Water use in New South Wales is sustainable in the long term.

• Households and businesses continue to have access to safe, reliable and appropriately priced water and sewerage services.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Water sharing arrangements in place or commenced	%	45	47	80	53	84
Water Act 1912 licences with volumetric entitlements converted to water access licences under Water Management Act 2000%		31	40	50	44	59
Free flowing bores remaining to be controlled in the Great Artesian Basin	no.	290	295	260	270	255

Employees:	FTE	509	554	554	578	578

4 - 32	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Service Group Statements (cont)
Water Management (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	196,248	218,380	222,619
Total expenses include the following:
Employee related	58,506	58,768	59,926
Other operating expenses	29,169	31,920	30,657
Grants and subsidies:	73,071	91,676	105,258
Subsidy to State Water Corporation	22,013	25,753	32,550
Irrigation area asset renewals	16,487	16,487	9,495
Rehabilitation of artesian bores	6,698	6,698	5,538
Other expenses	25,835	25,835	15,233

Total Retained Revenue	144,228	173,769	203,490

NET COST OF SERVICES	53,830	46,421	20,939

CAPITAL EXPENDITURE	12,661	12,782	5,416

Budget Estimates 2010-11	4 - 33

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER
Ministerial Summary
Minister for Climate Change and the Environment, and Minister Assisting the Minister for Health (Cancer)

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Climate Change, Policy and Programs	472,205	194,954	277,251	8,798
Environment Protection and Regulation	110,972	7,898	103,074	3,682
Parks and Wildlife	381,461	92,523	289,878	34,795
Culture and Heritage	13,542	789	12,753	917
Scientific Services	49,642	6,538	43,104	7,245
Personnel Services	74,052	69,977	4,075	—

TOTAL	1,101,874	372,679	730,135	55,437

Minister for Water, and Minister for Corrective Services

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Urban Water Utilities	258,197	9,770	248,427	115
Water Management	222,619	203,490	20,939	5,416

TOTAL	480,816	213,260	269,366	5,531

4 - 34	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	476,076	486,877	480,706
Other operating expenses	216,226	264,760	268,515
Depreciation and amortisation	79,679	88,145	93,983
Grants and subsidies	692,638	700,368	721,725
Finance costs	2,478	2,478	2,528
Other expenses	25,835	25,835	15,233

Total Expenses Excluding Losses	1,492,932	1,568,463	1,582,690

Less:
Retained Revenue
Sales of goods and services	162,568	176,339	165,088
Investment income	11,058	11,058	10,137
Retained taxes, fees and fines	3,069	3,569	3,351
Grants and contributions	376,005	405,736	388,487
Other revenue	17,106	23,581	18,876

Total Retained Revenue	569,806	620,283	585,939

Gain/(loss) on disposal of non current assets	(2,400)	(2,400)	(2,400)
Other gains/(losses)	(350)	(350)	(350)

NET COST OF SERVICES	925,876	950,930	999,501

Recurrent Funding Statement

Net Cost of Services	925,876	950,930	999,501
Recurrent Services Appropriation	877,621	914,938	940,629

Capital Expenditure Statement

Capital Expenditure	81,726	100,507	60,968
Capital Works and Services Appropriation	47,461	45,865	41,752

Budget Estimates 2010-11	4 - 35

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	206,665	198,809	153,668
Receivables	90,189	79,575	76,378
Other financial assets	223	16	16
Inventories	734	731	731
Assets held for sale	4,476	—	—

Total Current Assets	302,287	279,131	230,793

Non Current Assets
Other financial assets	38,420	37,521	38,621
Property, plant and equipment —
Land and building	2,150,632	2,076,727	2,047,535
Plant and equipment	83,199	75,956	82,949
Infrastructure systems	1,342,738	1,693,821	1,792,182
Intangibles	180,739	265,643	271,888

Total Non Current Assets	3,795,728	4,149,668	4,233,175

Total Assets	4,098,015	4,428,799	4,463,968

LIABILITIES
Current Liabilities
Payables	38,560	41,365	47,014
Borrowings at amortised cost	200	—	—
Provisions	55,701	61,639	62,892
Other	7,024	—	—

Total Current Liabilities	101,485	103,004	109,906

Non Current Liabilities
Borrowings at amortised cost	50,566	50,152	49,587
Provisions	1,031	4,178	4,179
Other	744	—	—

Total Non Current Liabilities	52,341	54,330	53,766

Total Liabilities	153,826	157,334	163,672

NET ASSETS	3,944,189	4,271,465	4,300,296

EQUITY
Reserves	1,120,471	1,418,214	1,427,886
Accumulated funds	2,823,718	2,853,251	2,872,410

TOTAL EQUITY	3,944,189	4,271,465	4,300,296

4 - 36	Budget Estimates 2010-11

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	424,477	446,401	441,696
Grants and subsidies	692,638	700,368	721,725
Finance costs	2,478	2,478	2,528
Other	270,345	333,300	307,944

Total Payments	1,389,938	1,482,547	1,473,893

Receipts
Sale of goods and services	162,368	151,802	164,888
Interest	10,876	9,931	9,639
Other	353,928	417,765	331,542

Total Receipts	527,172	579,498	506,069

NET CASH FLOWS FROM OPERATING ACTIVITIES	(862,766)	(903,049)	(967,824)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	1,835	1,835	1,835
Purchases of property, plant and equipment	(64,529)	(74,576)	(50,338)
Advances made	(11)	—	—
Other	(17,197)	23,015	(10,630)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(79,902)	(49,726)	(59,133)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	7,300	7,300	—
Repayment of borrowings and advances	(143)	(650)	(565)

NET CASH FLOWS FROM FINANCING ACTIVITIES	7,157	6,650	(565)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	877,621	914,938	940,629
Capital appropriation	47,461	45,865	41,752
Cash transfers to Consolidated Fund	—	(518)	—

NET CASH FLOWS FROM GOVERNMENT	925,082	960,285	982,381

NET INCREASE/(DECREASE) IN CASH	(10,429)	14,160	(45,141)

Opening Cash and Cash Equivalents	217,094	184,649	198,809

CLOSING CASH AND CASH EQUIVALENTS	206,665	198,809	153,668

Budget Estimates 2010-11	4 - 37

DEPARTMENT OF ENVIRONMENT, CLIMATE CHANGE AND WATER

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(925,876)	(950,930)	(999,501)
Non cash items added back	60,938	53,795	19,177
Change in operating assets and liabilities	2,172	(5,914)	12,500

Net cash flow from operating activities	(862,766)	(903,049)	(967,824)

4 - 38	Budget Estimates 2010-11

ENVIRONMENTAL TRUST
The Environmental Trust operates under the Environmental Trust Act 1998 to fund environmental projects and programs.
The Trust is also subject to the Forestry Restructuring and Nature Conservation Act 1995, which requires the Trust to reimburse the Consolidated Fund for authorised expenditure associated with restructuring the timber industry.
The Trust’s objectives include to:
•	encourage and support restoration and rehabilitation projects that reduce pollution, the waste stream or environmental degradation

•	promote research, education and awareness of environmental issues

•	fund land acquisition for national parks and declaration of areas for marine parks

•	promote waste avoidance, resource recovery and waste management

•	fund environmental community groups and

•	fund the purchase of water entitlements for the purpose of increasing environmental flows for the State’s rivers and restoring or rehabilitating major wetlands.
A broad range of organisations access the Trust’s widely promoted grant programs, including community groups, Aboriginal organisations, schools, research bodies and state and local government organisations. The Trust also provides specific purpose grants to a number of state government organisations, helping to progress and promote key environmental initiatives.

Budget Estimates 2010-11	4 - 39

ENVIRONMENTAL TRUST
Results and Services
The Environmental Trust broadly seeks to invest in high priority projects and programs to accelerate the rate of environmental improvement and community participation across New South Wales. The Trust works towards the following results:
•	The environment is healthier and cleaner through:
•	increased areas of bushland rehabilitated and polluted sites cleaned

•	increased scientifically sound knowledge of environmental conditions, problems and solutions

•	increased community participation in projects and programs and action taken to address environmental issues and

•	reduced community exposure to chemicals, radiation, noise, dust, waste, odour and vibration.
•	Soil and vegetation are maintained and improved with:
•	structural adjustment in, and assistance to, timber, farming and forestry industries

•	investment in rural and regional environmental projects and

•	operation of programs to reduce clearing of native vegetation.
•	Natural and cultural values are conserved through:
•	increased conservation of high value land in the national parks and reserve system and through conservation agreements

•	increased value and quantity of water available for the environment and

•	protection of areas of high conservation value (including marine environments).

4 - 40	Budget Estimates 2010-11

ENVIRONMENTAL TRUST
•	Consumption and production are sustainable and waste is reduced through:
•	increased resource recovery and waste avoidance and

•	increased awareness of business and government production and consumption decisions and operations.
Consistent with these results, key services provided through the Trust’s funding include:
•	the restoration and rehabilitation of priority sites, and education programs and research into priority environmental issues

•	urban sustainability initiatives

•	environmental projects undertaken by Aboriginal communities, schools and community organisations

•	administration support for lead environmental community groups

•	purchase of priority lands for inclusion in the reserve system

•	priority waste programs

•	water purchases for the environment and

•	assistance to support either sustainable industry development in, or exit from, farming and forestry industries.
The key services provided by the Trust and the way in which they are expected to contribute to results are set out in the following table:

		Results
				Natural and
	2010-11			cultural values	Consumption and
	Budget	The environment	Soil and vegetation	across the	production are
	Expenses	is healthier and	are maintained or	landscape are	sustainable and
Service Groups	$m	cleaner	improved	conserved	waste is reduced
Competitive Grants	26.5	✓	✓	✓	✓
Major Programs	69.7	✓	✓	✓	✓

Total Expenses Excluding Losses	96.2

Budget Estimates 2010-11	4 - 41

ENVIRONMENTAL TRUST
Recent Achievements
Under the Environmental Trust Act 1998, the Trust receives a standing indexed appropriation from the Consolidated Fund to support its statutory programs (approximately $18.8 million in 2009-10).
Since 2000-01, the Environmental Trust Act 1998 has enabled the Trust to fund grant programs on a strategic or competitive basis relating to environmental restoration and rehabilitation, environmental research and education, land acquisition for national parks and major environmental projects.
The Trust’s current major round of grants enters its fourth and final year in 2010-11. Projects funded under this program have been addressing issues of state significance such as clean air, Aboriginal land management, biobanking and land and conservation management.
In December 2005, the Government announced the City and Country Environment Restoration program. As part of this funding package, the Trust administers a range of grant programs, valued at around $301 million over five years. Programs include:
•	the NSW Riverbank program ($105 million over six years) to buy water for environmental flows and restore river systems and wetlands

•	Urban Sustainability grants ($80 million over five years) for local government to work in partnership with business and the community to address urban environmental issues. This funding includes $20 million for an Urban Waterways Initiative over four years from 2007-08 for projects specifically addressing sustainability challenges within urban waterways. Priority catchments under this program include the Cooks, Georges, Hawkesbury-Nepean, Central Coast/Lower Hunter and Sydney Harbour catchments and

•	strategic grants ($76 million over five years) to continue the Trust’s annual grants program, waste programs and major strategic funding activities.
In 2007-08, the Trust began administering funding for the Private Native Forestry program. This program is providing around $10 million over five years in assistance to industry to adjust to new private native forestry Codes of Practice and to assist with the accelerated implementation of the Codes.

4 - 42	Budget Estimates 2010-11

ENVIRONMENTAL TRUST
The Trust continues to administer two component programs under the Native Vegetation Assistance Package: the Sustainable Farming Grants (totalling $400,000) until 2010-11 for landholders affected by the private native forestry Codes of Practice; and the Farmer Exit Assistance program.
The Farmer Exit Assistance program will run until June 2012, and will utilise proceeds from the sale of properties already acquired under the program for the purchase of further properties from landholders affected by both the Codes and by native vegetation legislation.
The Trust’s funding of the Brigalow-Nandewar Restructuring and Development program administered under the Forestry Restructuring and Nature Conservation Act 1995 is scheduled for completion in 2009-10. A total of $41 million has been paid from the Trust as at March 2010. The program for White Cypress Thinning in the Brigalow-Nandewar region, also scheduled for completion in 2009-10, has provided around $12 million over its five years of operation.
The other programs related to the Brigalow-Nandewar region which will be completed in June 2012 include funding of $780,000 for the Community Conservation Advisory Committees and $300,000 for a Fire Wood Operators scheme.
Strategic Directions
In 2010-11, the Trust will continue to deliver key components of the Government’s City and Country Environmental Restoration program.
The Trust will continue to provide grants to address priority environmental issues through collaborative projects between community organisations, government, industry and councils, and will soon decide on the next round of major programs targeting environmental issues of State significance.
Programs such as the suite of waste and sustainability projects managed by the Department of Environment, Climate Change and Water to support the NSW Government’s Waste Strategy will continue to be funded from the Trust, as will the Private Native Forestry program.
The Trust’s Growth Centres Biodiversity Offset program, which provides offset funding to protect priority conservation areas through the use of conservation agreements on private lands and the reservation of lands under the National Parks and Wildlife Act 1974, will also continue.

Budget Estimates 2010-11	4 - 43

ENVIRONMENTAL TRUST
The Trust will fund parts of the River Red Gums program under the Forestry Restructuring Nature Conservation Act 1995. This program will protect 107,000 hectares of River Red Gums in the Riverina, and provide up to $97 million in assistance over five years to affected timber industry businesses and workers, and regional communities.
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are budgeted at $96.2 million.
Spending on programs in 2010-11 includes:
•	$2 million for grants to landholders under the Private Native Forestry program

•	$8 million for the purchase and management of water entitlements under the Riverbank program

•	$19.5 million for Urban Sustainability and Urban Waterways grants to local councils working in partnership with business and the community

•	$10 million for waste and sustainability programs to implement the NSW Government’s Waste Strategy

•	$6.3 million in new annual grants awarded to community groups, councils, schools, Aboriginal organisations, registered training organisations, lead environmental community groups, State agencies and research bodies

•	$2.8 million for major projects and programs addressing issues such as air quality, noise, climate change, land and conservation management

•	$6.5 million for acquisition of land for addition to national parks and reserves, targeting western New South Wales, coastal lowlands and wetlands, areas of Aboriginal cultural heritage significance, and in-holdings and perimeter lands

•	$2 million for growth centres programs, both for the purchase of land for conservation reserves and for the establishment of biobanking agreements on land within proximity to the growth centres in western Sydney and

•	$34.2 million in assistance to affected timber industry businesses and workers, and regional communities under the River Red Gums program.

4 - 44	Budget Estimates 2010-11

ENVIRONMENTAL TRUST
Result Indicators
The environment is healthier and cleaner

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Projects awarded clearing polluted sites (a)	no.	41	62	72	72	72
Projects awarded reducing community exposure to chemicals, radiation, noise, waste, odour and vibrations (a)	no.	59	80	90	90	90
Locations rehabilitated, restored, remediated, cleaned up (a)	no.	155	219	195	169	171
Individuals/organisations being engaged in environmental projects (b)	no.	60,700/1,800	83,000/1,300	70,000/1,600	114,000/1,000	100,000/1,100

(a)	These indicators show the Trust’s funding focus on reduction of significant risk or harm to the community and environment, such as the clean-up of emergency pollution events and orphan waste under the Emergency Pollution Clean-Up program, as well as the number of locations being remediated or restored.

(b)	This indicator shows the extent to which the Trust engages with the community.
Soil and vegetation are maintained or improved

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Funding provided for forestry/farming industry structural adjustment and assistance (a)	$m	17.3	13.8	13.1	13.7	31.3
Properties purchased under Farmer Exit Assistance (b)	no.	1	2	2	0	1
Competitive projects awarded impacting regional areas (c)	no.	130	142	142	143	143

(a)	This indicator shows the financial assistance provided by the Trust via assistance packages for the forestry and farming industries.

(b)	This indicator shows properties purchased for conservation management.

(c)	This indicator shows competitive grants that the Trust has awarded which impact regional communities.

Budget Estimates 2010-11	4 - 45

ENVIRONMENTAL TRUST
Result Indicators (cont)
Natural and cultural values across the landscape are conserved

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Hectares purchased for conservation (cumulative) (a)	ha	379,144	399,607	414,227	419,453	444,115
Properties reserved (cumulative) (b)	no.	60	72	82	81	96
Coverage of sanctuary zones:
Batemans Marine Park (c)%		19.0	19.0	19.0	19.0	19.0
Port Stephens Marine Park	%	17.5	17.5	17.5	17.5	17.5
Water entitlements purchased (d)	ML	25,251	22,585	10,520	15,555	9,478

(a)	This indicator shows the increasing amount of land (in-holdings, coastal lowlands and wetlands, western, world heritage areas and other privately owned lands) purchased from Trust funds for conservation.

(b)	This indicator shows the number of properties purchased from Trust funds reserved as national park or other conservation reserve.

(c)	This indicator shows the area of Marine Parks funded through the Trust with full conservation management status.

(d)	This indicator shows the megalitres of water entitlements purchased to protect and restore ailing wetlands and river systems.
Consumption and production are sustainable and waste is reduced

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Medium to large organisations addressing resource recovery issues (a)	no.	240	305	460	470	620
Chemicals collected under CleanOut (b)	kg	748,782	819,718	850,000	870,165	900,000
Penalty notices/clean up notices issued by the Regional Illegal Dumping (RID) Squads (c)	no.	600	524	500	600	600

4 - 46	Budget Estimates 2010-11

ENVIRONMENTAL TRUST
Result Indicators (cont)
Consumption and production are sustainable and waste is reduced (cont)

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Reduction of direct/indirect greenhouse gases through the Urban Sustainability programs (d)	tonnes CO2	170	1,944	400	3,000	4,400

(a)	This indicator shows the number of medium to large organisations addressing resource recovery issues that improve environmental performance under the Sustainability Advantage program.

(b)	This indicator shows the disposal and management of potentially hazardous household chemicals.

(c)	This indicator shows the regulatory waste enforcement activities undertaken by the RID Squads.

(d)	This indicator shows the climate change benefits of the Trust’s Urban Sustainability programs.

Budget Estimates 2010-11	4 - 47

ENVIRONMENTAL TRUST
Service Group Statements
Competitive Grants

Service Description:	This service group covers grant funding to community groups, Aboriginal organisations, research bodies, and state and local government agencies to undertake restoration and rehabilitation, education, research and urban sustainability initiatives.

Linkage to Results:	This service group contributes to a healthier and cleaner environment protecting both ecological and human health; maintenance and improvement of soil and vegetation; conservation of natural and cultural values across the landscape; and sustainable consumption and production and waste reduction. This involves working towards a range of intermediate results that include the following:

•   an increase in the area of bushland rehabilitated and polluted sites cleaned, a reduction in the clearing of native vegetation and an increase in the conservation of high value land through conservation agreements

• increased scientifically sound knowledge of environmental conditions, problems and solutions

•   a reduction in community exposure to chemicals, radiation, noise, dust, waste, odour and vibration, as well as an increase in community participation in projects, programs and action taken to address environmental issues

• an increase in the value and quantity of water available for the environment and

• an increase in resource recovery and waste avoidance.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Grants awarded	no.	206	184	192	180	150
Funding provided	$m	21.7	24.4	26.5	25.9	25.7

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	27,279	26,600	26,474

Total expenses include the following:
Other operating expenses	741	741	741
Grants and subsidies	26,538	25,859	25,733

Total Retained Revenue	431	1,930	737

NET COST OF SERVICES	26,848	24,670	25,737

4 - 48	Budget Estimates 2010-11

ENVIRONMENTAL TRUST
Service Group Statements (Cont)
Major Programs

Service Description:	To provide grant funding to government agencies for programs addressing key environmental initiatives and government priorities.

Linkage to Results:	This service group contributes to a healthier and cleaner environment protecting both ecological and human health; maintenance and improvement of soil and vegetation; conservation of natural and cultural values across the landscape; and sustainable consumption and production and waste reduction. This involves working towards a range of intermediate results that include the following:

•   an increase in the area of bushland rehabilitated and polluted sites cleaned, a reduction in the clearing of native vegetation and an increase in the conservation of high value land through conservation agreements

• increased scientifically sound knowledge of environmental conditions, problems and solutions

•   a reduction in community exposure to chemicals, radiation, noise, dust, waste, odour and vibration, as well as an increase in community participation in projects, programs and action taken to address environmental issues

• an increase in the value and quantity of water available for the environment and

• an increase in resource recovery and waste avoidance.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Grants awarded	no.	29	28	22	24	22
Funding provided	$m	67.7	65.2	65.3	52.4	69.0

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	66,087	53,118	69,747

Total expenses include the following:
Other operating expenses	742	741	741
Grants and subsidies	65,345	52,377	69,006

Total Retained Revenue	431	1,929	736

NET COST OF SERVICES	65,656	51,189	69,011

Budget Estimates 2010-11	4 - 49

ENVIRONMENTAL TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Other operating expenses	1,483	1,482	1,482
Grants and subsidies	91,883	78,236	94,739

Total Expenses Excluding Losses	93,366	79,718	96,221

Less:
Retained Revenue
Investment income	562	1,500	1,173
Other revenue	300	2,359	300

Total Retained Revenue	862	3,859	1,473

NET COST OF SERVICES	92,504	75,859	94,748

Recurrent Funding Statement

Net Cost of Services	92,504	75,859	94,748
Recurrent Services Appropriation	94,588	78,373	96,832

4 - 50	Budget Estimates 2010-11

ENVIRONMENTAL TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	13,513	16,596	18,680
Receivables	2,492	1,614	1,387

Total Current Assets	16,005	18,210	20,067

Total Assets	16,005	18,210	20,067

LIABILITIES
Current Liabilities
Payables	2,987	4,252	4,025

Total Current Liabilities	2,987	4,252	4,025

Total Liabilities	2,987	4,252	4,025

NET ASSETS	13,018	13,958	16,042
EQUITY
Accumulated funds	13,018	13,958	16,042

TOTAL EQUITY	13,018	13,958	16,042

Budget Estimates 2010-11	4 - 51

ENVIRONMENTAL TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Grants and subsidies	91,883	78,236	94,739
Other	1,733	1,505	1,959

Total Payments	93,616	79,741	96,698

Receipts
Interest	562	1,500	1,173
Other	550	2,382	777

Total Receipts	1,112	3,882	1,950

NET CASH FLOWS FROM OPERATING ACTIVITIES	(92,504)	(75,859)	(94,748)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	94,588	78,373	96,832

NET CASH FLOWS FROM GOVERNMENT	94,588	78,373	96,832

NET INCREASE/(DECREASE) IN CASH	2,084	2,514	2,084

Opening Cash and Cash Equivalents	11,429	14,082	16,596

CLOSING CASH AND CASH EQUIVALENTS	13,513	16,596	18,680

CASH FLOW RECONCILIATION
Net cost of services	(92,504)	(75,859)	(94,748)

Net cash flow from operating activities	(92,504)	(75,859)	(94,748)

4 - 52	Budget Estimates 2010-11

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
The Royal Botanic Gardens and Domain Trust (the Trust) is a statutory body established by the Royal Botanic Gardens and Domain Trust Act 1980.
The Trust is responsible for the management and stewardship of the Royal Botanic Gardens; the National Herbarium of New South Wales; the Domain; Mount Annan Botanic Garden; Mount Tomah Botanic Garden and the NSW Seedbank.
The Trust also generates and disseminates the results of scientific and horticultural research, together with advice and education on botanical, horticultural and biodiversity issues.
The Trust is part of the Department of Environment, Climate Change and Water. However, the budget appropriation for the Trust is shown separately to reflect its specific statutory, reporting and operational arrangements.
Results and Services
The Trust contributes to the conservation of natural and cultural values and works to ensure local communities and tourists are able to access and benefit from urban green spaces, by working towards the following results:
•	Plant diversity and plant habitats are understood, protected and restored.

•	The community values plants and cultural heritage.

•	Participation and integration in community activities are increased.
Key services provided by the Trust, which contribute to these results, include:
•	generating and managing knowledge through botanical research and scientific collections

•	communicating knowledge through:
•	education programs

•	plant identification services

•	plant disease diagnostic services and

•	publications and online services

Budget Estimates 2010-11	4 - 53

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
•	providing horticultural displays and enriching cultural landscapes through the Trust’s living collections, infrastructure, visitor services, historical sites and off-site horticultural services and

•	facilitating events and recreation.
The key services provided by the Trust and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Plant diversity		Participation
	2010-11	and habitats are	The community	and integration
	Budget	understood,	values plants	in community
	Expenses	protected and	and cultural	activities are
Service Groups	$m	restored	heritage	increased
Science and Public Programs	8.7	✓	✓	✓
Botanic Gardens and Parks	31.8	✓	✓	✓

Total Expenses Excluding Losses	40.5

Recent AchievemENTS
Recent achievements by the Trust include:
•	restoring heritage statuary within the Royal Botanic Gardens

•	repairing the heritage sandstone Woolloomooloo seawall and adjoining pathway between Mrs Macquarie’s Chair and Andrew (Boy) Charlton pool on the eastern side of the Domain

•	commencing a five-year program to eradicate African Olive from critically endangered Cumberland Plain Woodland at Mount Annan Botanic Garden

•	constructing and opening the Lady Fairfax Walk through ‘The Jungle’ temperate rainforest at Mount Tomah Botanic Garden

•	expanding the Community Greening program (in partnership with NSW Housing) to a new Youth Community Greening program, to reach disadvantaged young people in schools and community housing developments

4 - 54	Budget Estimates 2010-11

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
•	contributing to developing conservation in botanic gardens in south east Asia through leading the first Certificate in Botanic Gardens Management for the Asia-Pacific Region (Singapore Botanic Garden, March 2010) and

•	reducing of water use by over 60 per cent at Mount Annan Botanic Garden, resulting in the first four-star rating from Sydney Water for a Government agency.
Trust science programs continue to contribute significantly to the understanding and conservation of plant biodiversity. Citation rates for Trust scientific papers are above average when measured against comparable institutions.
Capital expenditure undertaken in 2009—10 included:
•	Domain roads and pathways upgrades

•	a new road entrance for Mount Annan Botanic Garden and

•	information and communication technology infrastructure upgrade.
Strategic Directions
The major priorities for the Trust include:
•	advancing knowledge and understanding of plant biodiversity, horticulture and conservation

•	delivering a wide range of targeted school and community education programs including programs for regional and disadvantaged communities

•	managing and developing the horticultural displays and living collection of plants at the Royal Botanic Gardens, Mount Annan Botanic Garden and Mount Tomah Botanic Garden

•	maintaining and developing all sites, including the Domain, to accommodate multiple uses including recreation, relaxation, celebration, education and the promotion of conservation

•	managing and developing viable commercial businesses and hosting externally operated commercial services to maximise and diversify the Trust’s revenue base and

•	developing and promoting infrastructure and research projects, for funding or co-funding by benefactors or sponsorship for the Trust’s bicentenary in 2016.

Budget Estimates 2010-11	4 - 55

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
2010—11 Budget Initiatives
Total Expenses
Expenses for 2010—11 are estimated at $40.5 million. Retained revenue (grants, donations and user charges) represents approximately 40 per cent of total annual expenses.
The Trust will continue its focus on the service areas: Science and Public Programs ($8.7 million) and Botanic Gardens and Parks ($31.8 million).
Capital Expenditure
The Trust’s capital expenditure in 2010-11 is estimated at $12 million. This includes:
•	$2 million for continuation of the Domain roads and pathways upgrade

•	$3.8 million for completion of the new road entrance for Mount Annan Botanic Garden

•	$204,000 for completion of the information and communication technology infrastructure upgrade

•	$3.7 million for commencement of Plant Bank, which is a research, education and conservation facility costing $19.8 million over three years and

•	$381,000 for air conditioning cooling tower replacement.

4 - 56	Budget Estimates 2010-11

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Result Indicators
Plant diversity is understood, protected and restored

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Species described or reassessed (a)	no.	82	31	30	30	30
Citation rate of Trust science in scientific papers in relation to comparable research institutions (b)	no.	1.5:1.0	1.6:1.0	1.9:1.0	1.9:1.0	1.9:1.0

(a)	New species described or species reassessed in a recognised scientific journal gives information which forms the basis of all further scientific or ecological inquiry associated with that plant.

(b)	This indicator gives a ratio of the number of times a Royal Botanic Gardens and Domain Trust scientific paper is cited in another scientific paper, compared to the number of times a scientific paper from a comparable research institution is cited. This is an indicator of the value that the scientific community places on Trust research.
The community values plants and cultural heritage

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Media items relating to Trust mission	no.	1,012	1,392	500	950	950
This indicator is based on a limited regular survey of national/capital city newspapers, radio and television sources.

Budget Estimates 2010-11	4 - 57

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Result Indicators (cont)
Participation and integration in community activities are increased

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Volunteers who provide assistance and support to programs at the Botanic Gardens Trust (a)	no.	611	694	700	700	784
Contribution from volunteers at the Botanic Gardens Trust (a)	hours	n.a.	42,526	43,000	43,000	47,800
People attending public events on Trust estates (b)	no.	456,401	544,147	484,000	586,500	589,000
Visits to Royal Botanic Gardens (c)	no.	3,621,925	3,456,129	3,800,000	3,700,000	3,800,000
Visits to Mount Annan Botanic Garden	no.	100,410	88,777	106,500	80,000	85,000
Visits to Mount Tomah Botanic Garden	no.	69,990	69,772	97,250	70,000	100,000
People using Domain for booked sports activities (d)	no.	71,194	89,755	60,000	80,000	80,000

(a)	Volunteers donate thousands of hours each year to the work of the Trust, supporting its programs and contributing to Government targets for engaging the community in volunteering. Data for volunteer hours contributed were not collected prior to 2008-09.

(b)	Attendance at public events is a direct measure of the government’s priority to increase participation and integration in community activities.

(c)	Increasing the number of visitors to the Trust Estates supports Government priorities of more people using parks, sporting and recreational facilities; contributes to improving public health; and leads to better environmental outcomes through inspiring the appreciation and conservation of plants.

(d)	Sport bookings support better public health in Sydney’s central business district, although capacity is limited at the Domain.

4 - 58	Budget Estimates 2010-11

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Service Group Statements
Science and Public Programs

Service Description:	This service group covers research to support plant diversity; informing researchers, land managers and the public; contributing to policies relating to flora, vegetation and biodiversity; collecting, maintaining and studying the State collection of preserved plants and NSW Seedbank; researching plant propagation, cultivation and pathology; researching, designing and delivering plant related programs for specific visitor and outreach groups; and delivering volunteer programs to support Trust objectives.

Linkage to Results:	This service group contributes to plant diversity being understood, protected and restored; the community valuing plants in natural and cultural landscapes; and the protection of natural, cultural and built heritage, by working towards a range of intermediate results that include the following:
•	scientific collections accessed and used by Government, professionals and the community

•	scientific knowledge and expertise used by Government, professionals and the community and

•	increased community awareness of plants, plant-related issues and cultural heritage.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Research projects funded by external grants	no.	27	18	30	26	26
Participants in Aboriginal programs	no.	2,388	5,148	5,700	5,700	6,000
Participants in school and public education programs	no.	68,488	60,638	67,300	67,300	69,000
Acquisitions to preserved plant collections within the National Herbarium of New South Wales and NSW Seedbank	no.	5,833	4,793	8,030	8,030	6,100
Trust articles in peer-reviewed scientific publications, articles and presentations for scientific and general audiences	no.	178	189	165	165	165

Budget Estimates 2010-11	4 - 59

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Service Group Statements (cont)
Science and Public Programs (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	8,436	8,652	8,745

Total expenses include the following:
Other operating expenses	7,460	7,568	7,661
Grants and subsidies	10	11	11

Total Retained Revenue	1,901	2,004	1,984

NET COST OF SERVICES	6,535	6,648	6,761

CAPITAL EXPENDITURE	—	—	3,720

4 - 60	Budget Estimates 2010-11

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Service Group Statements (cont)
Botanic Gardens and Parks
Service Description:	This service group covers managing, making accessible and interpreting the landscapes and living collections of plants in the botanic gardens; maintaining conservation collections; conserving and interpreting the Aboriginal and cultural heritage of the Gardens; and making Trust sites available for community events, commercial events, sport and recreation.

Linkage to Results:	This service group contributes to the community valuing plants in natural and cultural landscapes; protection of natural, cultural and built heritage; and visitation to and participation in recreational, educational and cultural activities in botanic gardens and parklands, by working towards a range of intermediate results that include the following:
•	the community appreciates the educational, historical, cultural and recreational value of Trust lands

•	more people using parks, sporting and recreational facilities provided by the Trust and

•	more people enjoy visiting Trust lands.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Visitors to Trust estates satisfied with facilities, services and programs	%	91	94	95	95	95
Total water use for irrigation from non-potable sources at Mount Annan Botanic Garden	%	55	58	60	58	60
Reduction in use of potable water at the Royal Botanic Gardens and Domain — base year 2001-02%		58.0	43.5	50.0	45.0	50.0

Budget Estimates 2010-11	4 - 61

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Service Group Statements (cont)
Botanic Gardens and Parks (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	30,794	31,447	31,781

Total expenses include the following:
Other operating expenses	27,240	27,502	27,837
Grants and subsidies	42	42	42

Total Retained Revenue	14,339	15,107	14,959

NET COST OF SERVICES	16,455	16,340	16,822

CAPITAL EXPENDITURE	3,360	4,906	8,235

4 - 62	Budget Estimates 2010-11

ROYAL BOTANIC GARDENS AND DOMAIN TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Other operating expenses	34,700	35,070	35,498
Depreciation and amortisation	4,475	4,975	4,974
Grants and subsidies	52	53	53
Finance costs	3	1	1

Total Expenses Excluding Losses	39,230	40,099	40,526

Less:
Retained Revenue
Sales of goods and services	10,288	10,707	10,585
Investment income	220	122	122
Retained taxes, fees and fines	570	1,300	1,000
Grants and contributions	4,245	4,539	4,800
Other revenue	917	443	436

Total Retained Revenue	16,240	17,111	16,943

NET COST OF SERVICES	22,990	22,988	23,583

Recurrent Funding Statement

Net Cost of Services	22,990	22,988	23,583
Recurrent Services Appropriation	19,090	19,090	19,914

Capital Expenditure Statement

Capital Expenditure	3,360	4,906	11,955
Capital Works and Services Appropriation	2,860	2,860	10,605

Budget Estimates 2010-11	4 - 63

ROYAL BOTANIC GARDENS AND DOMAIN TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,987	2,513	2,466
Receivables	789	933	933
Inventories	315	248	248

Total Current Assets	4,091	3,694	3,647

Non Current Assets
Property, plant and equipment -
Land and building	202,453	203,383	205,235
Plant and equipment	37,006	36,745	36,367
Infrastructure systems	38,419	37,884	43,391

Total Non Current Assets	277,878	278,012	284,993

Total Assets	281,969	281,706	288,640

LIABILITIES
Current Liabilities
Payables	2,154	1,788	1,786
Borrowings at amortised cost	30	24	24
Provisions	1,683	1,919	1,919
Other	699	346	346

Total Current Liabilities	4,566	4,077	4,075

Non Current Liabilities
Borrowings at amortised cost	24	—	—
Other	19	24	24

Total Non Current Liabilities	43	24	24

Total Liabilities	4,609	4,101	4,099

NET ASSETS	277,360	277,605	284,541

EQUITY
Reserves	130,007	129,988	129,988
Accumulated funds	147,353	147,617	154,553

TOTAL EQUITY	277,360	277,605	284,541

4 - 64	Budget Estimates 2010-11

ROYAL BOTANIC GARDENS AND DOMAIN TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	—	—	2
Grants and subsidies	52	53	53
Finance costs	3	1	1
Other	32,667	33,186	33,738

Total Payments	32,722	33,240	33,794

Receipts
Sale of goods and services	10,288	10,707	10,585
Interest	220	122	122
Other	3,699	4,433	4,476

Total Receipts	14,207	15,262	15,183

NET CASH FLOWS FROM OPERATING ACTIVITIES	(18,515)	(17,978)	(18,611)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,360)	(4,906)	(11,955)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,360)	(4,906)	(11,955)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	19,090	19,090	19,914
Capital appropriation	2,860	2,860	10,605

NET CASH FLOWS FROM GOVERNMENT	21,950	21,950	30,519

NET INCREASE/(DECREASE) IN CASH	75	(934)	(47)

Opening Cash and Cash Equivalents	2,912	3,447	2,513

CLOSING CASH AND CASH EQUIVALENTS	2,987	2,513	2,466

CASH FLOW RECONCILIATION
Net cost of services	(22,990)	(22,988)	(23,583)
Non cash items added back	4,475	4,975	4,974
Change in operating assets and liabilities	—	35	(2)

Net cash flow from operating activities	(18,515)	(17,978)	(18,611)

Budget Estimates 2010-11	4 - 65

CATCHMENT MANAGEMENT AUTHORITIES
The Catchment Management Authorities (CMAs) are 13 statutory bodies established under the Catchment Management Authorities Act 2003.
The 13 Catchment Management Authorities are:
•	Border Rivers-Gwydir Catchment Management Authority

•	Central West Catchment Management Authority

•	Hawkesbury-Nepean Catchment Management Authority

•	Hunter-Central Rivers Catchment Management Authority

•	Lachlan Catchment Management Authority

•	Lower Murray-Darling Catchment Management Authority

•	Murray Catchment Management Authority

•	Murrumbidgee Catchment Management Authority

•	Namoi Catchment Management Authority

•	Northern Rivers Catchment Management Authority

•	Southern Rivers Catchment Management Authority

•	Sydney Metropolitan Catchment Management Authority

•	Western Catchment Management Authority.
The CMAs are the Government’s front-line agencies facilitating and coordinating regional partnerships to deliver natural resource management projects on private and public lands. These regional partnerships ensure local communities are involved in natural resource management. Specific functions of the CMAs include developing and implementing Catchment Action Plans and associated investment programs, issuing consents under the Native Vegetation Act 2003, and educating and building the capacity of landholders and other natural resource stakeholders to manage their land sustainably in a changing climate.

4 - 66	Budget Estimates 2010-11

CATCHMENT MANAGEMENT AUTHORITIES
Recent Achievements
The CMAs are investing the majority of their funding in on-ground works, based on the strategic priorities for their regions as outlined in their Catchment Action Plans. Examples of these works include:
•	the conservation and rehabilitation of significant hectares of native vegetation

•	protecting endangered ecological communities

•	undertaking restoration of kilometres of riverbank resulting in improvements to water quality and

•	organising catchment events to provide education, training and capacity building for local communities.
Under the Native Vegetation Act 2003, the CMAs are responsible for approving Property Vegetation Plans. Property Vegetation Plans provide landholders with funding incentives to improve and protect native vegetation on their properties for the ongoing benefit of the broader community. There are now over 1,760 Property Vegetation Plans.
Strategic Directions
A key strategic priority for the CMAs is to achieve the 13 state-wide natural resource management targets outlined in the Government’s State Plan. CMA Boards ensure that Catchment Action Plan implementation aimed at delivering these state-wide targets is undertaken efficiently and effectively.
For 2010-11, the CMAs’ investment programs will be funded by both NSW Government and Australian Government investment contributions. The NSW Government has provided funding of $23.2 million under the Catchment Action NSW program. The known Australian Government funding for 2010-11 comprises $35.3 million in base-level funding for the CMAs, from Caring for our Country. The CMAs also receive funding from other sources, such as industry and other Australian Government programs, including Water for the Future. In 2010-11, this funding is expected to be $45.9 million.

Budget Estimates 2010-11	4 - 67

CATCHMENT MANAGEMENT AUTHORITIES
The CMAs continue to form vital funding partnerships with the community and other government agencies. These partnerships have significantly improved outcomes in regional natural resource management. They generate extensive in kind contributions from landholders and community volunteers, such as the Landcare groups, and involvement and participation from Aboriginal communities. They also leverage financial and in kind support from local government, industry and other natural resource agencies.
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 across the 13 CMAs are budgeted at $147.9 million.
Capital Expenditure
Total capital expenditure for the 13 CMAs in 2010-11 is budgeted at $299,000.

4 - 68	Budget Estimates 2010-11

BORDER RIVERS-GWYDIR CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	160	180	160
Grants and contributions	6,681	6,053	6,742
Other revenue	700	7,100	16,291

Total Retained Revenue	7,541	13,333	23,193

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	5	5
Other operating expenses	3,968	10,269	19,499
Depreciation and amortisation	41	37	29
Grants and subsidies	3,727	3,727	3,697

Total Expenses Excluding Losses	7,741	14,038	23,230

SURPLUS/(DEFICIT)	(200)	(705)	(37)

Budget Estimates 2010-11	4 - 69

BORDER RIVERS-GWYDIR CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,263	2,723	2,386
Receivables	681	681	335

Total Current Assets	3,944	3,404	2,721

Non Current Assets
Property, plant and equipment —
Land and building	535	—	—
Plant and equipment	181	156	150

Total Non Current Assets	716	156	150

Total Assets	4,660	3,560	2,871

LIABILITIES
Current Liabilities
Payables	764	764	200
Provisions	331	329	241

Total Current Liabilities	1,095	1,093	441

Non Current Liabilities
Other	—	2	2

Total Non Current Liabilities	—	2	2

Total Liabilities	1,095	1,095	443

NET ASSETS	3,565	2,465	2,428

EQUITY
Accumulated funds	3,565	2,465	2,428

TOTAL EQUITY	3,565	2,465	2,428

4 - 70	Budget Estimates 2010-11

BORDER RIVERS-GWYDIR CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	160	180	160
Other	7,377	13,014	23,220

Total Receipts	7,537	13,194	23,380

Payments
Employee related	5	5	5
Grants and subsidies	3,727	3,727	3,697
Other	5,251	10,129	19,992

Total Payments	8,983	13,861	23,694

NET CASH FLOWS FROM OPERATING ACTIVITIES	(1,446)	(667)	(314)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(1,469)	(690)	(337)

Opening Cash and Cash Equivalents	4,732	3,413	2,723

CLOSING CASH AND CASH EQUIVALENTS	3,263	2,723	2,386

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(200)	(705)	(37)
Non cash items added back	41	37	29
Change in operating assets and liabilities	(1,287)	1	(306)

Net cash flow from operating activities	(1,446)	(667)	(314)

Budget Estimates 2010-11	4 - 71

CENTRAL WEST CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	100	185	100
Grants and contributions	8,201	8,332	8,108
Other revenue	654	866	654

Total Retained Revenue	8,955	9,383	8,862
Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	5	5
Other operating expenses	4,016	4,636	4,062
Depreciation and amortisation	31	31	31
Grants and subsidies	6,126	6,126	4,533

Total Expenses Excluding Losses	10,178	10,798	8,631

SURPLUS/(DEFICIT)	(1,223)	(1,415)	231

4 - 72	Budget Estimates 2010-11

CENTRAL WEST CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,352	1,251	1,163
Receivables	556	556	466

Total Current Assets	1,908	1,807	1,629

Non Current Assets
Property, plant and equipment —
Plant and equipment	122	106	98

Total Non Current Assets	122	106	98

Total Assets	2,030	1,913	1,727

LIABILITIES
Current Liabilities
Payables	1,040	1,040	545
Provisions	360	355	433

Total Current Liabilities	1,400	1,395	978

Non Current Liabilities
Other	—	5	5

Total Non Current Liabilities	—	5	5

Total Liabilities	1,400	1,400	983

NET ASSETS	630	513	744

EQUITY
Accumulated funds	630	513	744

TOTAL EQUITY	630	513	744

Budget Estimates 2010-11	4 - 73

CENTRAL WEST CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	100	185	100
Other	8,606	8,854	8,663

Total Receipts	8,706	9,039	8,763

Payments
Employee related	5	5	5
Grants and subsidies	6,126	6,126	4,533
Other	5,906	7,099	4,290

Total Payments	12,037	13,230	8,828

NET CASH FLOWS FROM OPERATING ACTIVITIES	(3,331)	(4,191)	(65)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(3,354)	(4,214)	(88)

Opening Cash and Cash Equivalents	4,706	5,465	1,251

CLOSING CASH AND CASH EQUIVALENTS	1,352	1,251	1,163

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(1,223)	(1,415)	231
Non cash items added back	31	31	31
Change in operating assets and liabilities	(2,139)	(2,807)	(327)

Net cash flow from operating activities	(3,331)	(4,191)	(65)

4 - 74	Budget Estimates 2010-11

HAWKESBURY-NEPEAN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	75	140	75
Grants and contributions	8,115	8,262	8,253
Other revenue	6,206	3,226	13,465

Total Retained Revenue	14,396	11,628	21,793

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	20	5
Other operating expenses	9,513	6,924	16,962
Depreciation and amortisation	36	64	64
Grants and subsidies	4,878	4,878	4,963

Total Expenses Excluding Losses	14,432	11,886	21,994

SURPLUS/(DEFICIT)	(36)	(258)	(201)

Budget Estimates 2010-11	4 - 75

HAWKESBURY-NEPEAN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,715	1,420	692
Receivables	245	245	95

Total Current Assets	1,960	1,665	787

Non Current Assets
Property, plant and equipment —
Land and building	2	10	10
Plant and equipment	166	141	100

Total Non Current Assets	168	151	110

Total Assets	2,128	1,816	897

LIABILITIES
Current Liabilities
Payables	776	776	53
Provisions	456	449	454

Total Current Liabilities	1,232	1,225	507

Non Current Liabilities
Other	—	7	7

Total Non Current Liabilities	—	7	7

Total Liabilities	1,232	1,232	514

NET ASSETS	896	584	383

EQUITY
Accumulated funds	896	584	383

TOTAL EQUITY	896	584	383

4 - 76	Budget Estimates 2010-11

HAWKESBURY-NEPEAN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	75	140	75
Other	14,454	11,277	21,671

Total Receipts	14,529	11,417	21,746

Payments
Employee related	5	20	5
Grants and subsidies	4,878	4,878	4,963
Other	9,863	6,553	17,483

Total Payments	14,746	11,451	22,451

NET CASH FLOWS FROM OPERATING ACTIVITIES	(217)	(34)	(705)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(240)	(57)	(728)

Opening Cash and Cash Equivalents	1,955	1,477	1,420

CLOSING CASH AND CASH EQUIVALENTS	1,715	1,420	692

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(36)	(258)	(201)
Non cash items added back	36	64	64
Change in operating assets and liabilities	(217)	160	(568)

Net cash flow from operating activities	(217)	(34)	(705)

Budget Estimates 2010-11	4 - 77

HUNTER-CENTRAL RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	320	335	270
Grants and contributions	9,169	9,174	9,505
Other revenue	3,854	4,887	5,731

Total Retained Revenue	13,343	14,396	15,506

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	5	6	5
Other operating expenses	8,341	9,493	9,719
Depreciation and amortisation	143	110	143
Grants and subsidies	5,697	5,697	5,982

Total Expenses Excluding Losses	14,186	15,306	15,849

SURPLUS/(DEFICIT)	(843)	(910)	(343)

4 - 78	Budget Estimates 2010-11

HUNTER-CENTRAL RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	6,081	5,080	4,120
Receivables	1,345	1,345	1,412
Inventories	76	87	87

Total Current Assets	7,502	6,512	5,619

Non Current Assets
Property, plant and equipment —
Land and building	4,196	4,268	4,201
Plant and equipment	115	99	46
Intangibles	306	781	781

Total Non Current Assets	4,617	5,148	5,028

Total Assets	12,119	11,660	10,647

LIABILITIES
Current Liabilities
Payables	2,404	2,404	1,705
Provisions	561	503	532

Total Current Liabilities	2,965	2,907	2,237

Non Current Liabilities
Other	—	8	8

Total Non Current Liabilities	—	8	8

Total Liabilities	2,965	2,915	2,245

NET ASSETS	9,154	8,745	8,402

EQUITY
Reserves	299	240	240
Accumulated funds	8,855	8,505	8,162

TOTAL EQUITY	9,154	8,745	8,402

Budget Estimates 2010-11	4 - 79

HUNTER-CENTRAL RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	320	335	270
Other	12,788	14,190	14,839

Total Receipts	13,108	14,525	15,109

Payments
Employee related	5	6	5
Grants and subsidies	5,697	5,697	5,982
Other	12,126	11,570	10,059

Total Payments	17,828	17,273	16,046

NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,720)	(2,748)	(937)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(68)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(68)	(23)

NET INCREASE/(DECREASE) IN CASH	(4,743)	(2,816)	(960)

Opening Cash and Cash Equivalents	10,824	7,896	5,080

CLOSING CASH AND CASH EQUIVALENTS	6,081	5,080	4,120

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(843)	(910)	(343)
Non cash items added back	143	110	143
Change in operating assets and liabilities	(4,020)	(1,948)	(737)

Net cash flow from operating activities	(4,720)	(2,748)	(937)

4 - 80	Budget Estimates 2010-11

LACHLAN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	125	125	125
Grants and contributions	8,298	8,408	8,475
Other revenue	654	2,733	654

Total Retained Revenue	9,077	11,266	9,254

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	5	200	5
Other operating expenses	4,371	5,859	4,421
Depreciation and amortisation	31	31	31
Grants and subsidies	4,542	4,542	4,669

Total Expenses Excluding Losses	8,949	10,632	9,126

SURPLUS/(DEFICIT)	128	634	128

Budget Estimates 2010-11	4 - 81

LACHLAN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,365	5,035	4,744
Receivables	472	472	477

Total Current Assets	4,837	5,507	5,221

Non Current Assets
Property, plant and equipment —
Plant and equipment	230	196	188

Total Non Current Assets	230	196	188

Total Assets	5,067	5,703	5,409

LIABILITIES
Current Liabilities
Payables	733	733	318
Provisions	477	477	464

Total Current Liabilities	1,210	1,210	782

Non Current Liabilities
Other	—	—	6

Total Non Current Liabilities	—	—	6

Total Liabilities	1,210	1,210	788

NET ASSETS	3,857	4,493	4,621

EQUITY
Accumulated funds	3,857	4,493	4,621

TOTAL EQUITY	3,857	4,493	4,621

4 - 82	Budget Estimates 2010-11

LACHLAN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	125	125	125
Other	8,780	11,003	8,925

Total Receipts	8,905	11,128	9,050
Payments
Employee related	5	200	5
Grants and subsidies	4,542	4,542	4,669
Other	4,229	4,958	4,644

Total Payments	8,776	9,700	9,318

NET CASH FLOWS FROM OPERATING ACTIVITIES	129	1,428	(268)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	106	1,405	(291)
Opening Cash and Cash Equivalents	4,259	3,630	5,035

CLOSING CASH AND CASH EQUIVALENTS	4,365	5,035	4,744

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	128	634	128
Non cash items added back	31	31	31
Change in operating assets and liabilities	(30)	763	(427)

Net cash flow from operating activities	129	1,428	(268)

Budget Estimates 2010-11	4 - 83

LOWER MURRAY-DARLING CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	233	233	200
Grants and contributions	5,710	5,708	5,437
Other revenue	525	208	130

Total Retained Revenue	6,468	6,149	5,767

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	5	20	20
Other operating expenses	3,192	2,858	2,587
Depreciation and amortisation	13	25	13
Grants and subsidies	3,464	3,501	3,160

Total Expenses Excluding Losses	6,674	6,404	5,780

SURPLUS/(DEFICIT)	(206)	(255)	(13)

4 - 84	Budget Estimates 2010-11

LOWER MURRAY-DARLING CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	5,972	5,146	4,392
Receivables	393	393	535

Total Current Assets	6,365	5,539	4,927

Non Current Assets
Property, plant and equipment —
Land and building	48	47	47
Plant and equipment	156	140	150

Total Non Current Assets	204	187	197

Total Assets	6,569	5,726	5,124

LIABILITIES
Current Liabilities
Payables	657	657	100
Provisions	226	225	193

Total Current Liabilities	883	882	293

Non Current Liabilities
Other	—	1	1

Total Non Current Liabilities	—	1	1

Total Liabilities	883	883	294

NET ASSETS	5,686	4,843	4,830

EQUITY
Accumulated funds	5,686	4,843	4,830

TOTAL EQUITY	5,686	4,843	4,830

Budget Estimates 2010-11	4 - 85

LOWER MURRAY-DARLING CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	233	233	200
Other	6,058	5,916	5,423

Total Receipts	6,291	6,149	5,623

Payments
Employee related	5	20	20
Grants and subsidies	3,464	3,501	3,160
Other	4,511	2,230	3,174

Total Payments	7,980	5,751	6,354

NET CASH FLOWS FROM OPERATING ACTIVITIES	(1,689)	398	(731)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(1,712)	375	(754)
Opening Cash and Cash Equivalents	7,684	4,771	5,146

CLOSING CASH AND CASH EQUIVALENTS	5,972	5,146	4,392

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(206)	(255)	(13)
Non cash items added back	13	25	13
Change in operating assets and liabilities	(1,496)	628	(731)

Net cash flow from operating activities	(1,689)	398	(731)

4 - 86	Budget Estimates 2010-11

MURRAY CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	168	254	168
Grants and contributions	8,497	8,497	8,481
Other revenue	971	798	671

Total Retained Revenue	9,636	9,549	9,320

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	5	40	5
Other operating expenses	4,413	5,908	4,031
Depreciation and amortisation	70	70	40
Grants and subsidies	5,866	5,866	5,813

Total Expenses Excluding Losses	10,354	11,884	9,889

SURPLUS/(DEFICIT)	(718)	(2,335)	(569)

Budget Estimates 2010-11	4 - 87

MURRAY CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,114	3,069	3,391
Receivables	626	626	228
Inventories	1,091	840	572

Total Current Assets	5,831	4,535	4,191

Non Current Assets
Inventories	—	—	153
Property, plant and equipment —
Plant and equipment	112	133	116

Total Non Current Assets	112	133	269

Total Assets	5,943	4,668	4,460

LIABILITIES
Current Liabilities
Payables	864	864	1,219
Provisions	321	319	325

Total Current Liabilities	1,185	1,183	1,544

Non Current Liabilities
Other	—	2	2

Total Non Current Liabilities	—	2	2

Total Liabilities	1,185	1,185	1,546

NET ASSETS	4,758	3,483	2,914

EQUITY
Accumulated funds	4,758	3,483	2,914

TOTAL EQUITY	4,758	3,483	2,914

4 - 88	Budget Estimates 2010-11

MURRAY CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	168	254	168
Other	9,421	9,130	9,413

Total Receipts	9,589	9,384	9,581

Payments
Employee related	5	40	5
Grants and subsidies	5,866	5,866	5,813
Other	3,839	6,072	3,418

Total Payments	9,710	11,978	9,236

NET CASH FLOWS FROM OPERATING ACTIVITIES	(121)	(2,594)	345

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(144)	(2,617)	322
Opening Cash and Cash Equivalents	4,258	5,686	3,069

CLOSING CASH AND CASH EQUIVALENTS	4,114	3,069	3,391

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(718)	(2,335)	(569)
Non cash items added back	70	70	40
Change in operating assets and liabilities	527	(329)	874

Net cash flow from operating activities	(121)	(2,594)	345

Budget Estimates 2010-11	4 - 89

MURRUMBIDGEE CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	100	187	100
Grants and contributions	10,476	10,615	10,424
Other revenue	690	2,057	654

Total Retained Revenue	11,266	12,859	11,178

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	5	5	10
Other operating expenses	4,659	5,899	4,663
Depreciation and amortisation	55	55	55
Grants and subsidies	6,602	6,602	6,505

Total Expenses Excluding Losses	11,321	12,561	11,233

SURPLUS/(DEFICIT)	(55)	298	(55)

4 - 90	Budget Estimates 2010-11

MURRUMBIDGEE CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,982	3,718	6,026
Receivables	680	680	716

Total Current Assets	3,662	4,398	6,742

Non Current Assets
Property, plant and equipment —
Land and building	128	129	107
Plant and equipment	99	80	70

Total Non Current Assets	227	209	177

Total Assets	3,889	4,607	6,919

LIABILITIES
Current Liabilities
Payables	3,363	3,363	5,805
Provisions	526	519	444

Total Current Liabilities	3,889	3,882	6,249

Non Current Liabilities
Other	—	7	7

Total Non Current Liabilities	—	7	7

Total Liabilities	3,889	3,889	6,256

NET ASSETS	—	718	663

EQUITY
Accumulated funds	—	718	663

TOTAL EQUITY	—	718	663

Budget Estimates 2010-11	4 - 91

MURRUMBIDGEE CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	100	187	100
Other	11,039	12,470	10,842

Total Receipts	11,139	12,657	10,942

Payments
Employee related	5	5	10
Grants and subsidies	6,602	6,602	6,505
Other	5,396	8,533	2,096

Total Payments	12,003	15,140	8,611

NET CASH FLOWS FROM OPERATING ACTIVITIES	(864)	(2,483)	2,331

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(887)	(2,506)	2,308
Opening Cash and Cash Equivalents	3,869	6,224	3,718

CLOSING CASH AND CASH EQUIVALENTS	2,982	3,718	6,026

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(55)	298	(55)
Non cash items added back	55	55	55
Change in operating assets and liabilities	(864)	(2,836)	2,331

Net cash flow from operating activities	(864)	(2,483)	2,331

4 - 92	Budget Estimates 2010-11

NAMOI CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	97	120	97
Grants and contributions	6,415	6,415	6,746
Other revenue	780	1,162	1,325

Total Retained Revenue	7,292	7,697	8,168

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	5	5	7
Other operating expenses	4,059	4,361	4,723
Depreciation and amortisation	26	38	26
Grants and subsidies	3,486	3,486	3,776

Total Expenses Excluding Losses	7,576	7,890	8,532

SURPLUS/(DEFICIT)	(284)	(193)	(364)

Budget Estimates 2010-11	4 - 93

NAMOI CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,055	2,259	2,310
Receivables	241	241	202

Total Current Assets	2,296	2,500	2,512

Non Current Assets
Property, plant and equipment —
Plant and equipment	180	243	240

Total Non Current Assets	180	243	240

Total Assets	2,476	2,743	2,752

LIABILITIES
Current Liabilities
Payables	510	510	922
Provisions	437	434	395

Total Current Liabilities	947	944	1,317

Non Current Liabilities
Other	—	3	3

Total Non Current Liabilities	—	3	3

Total Liabilities	947	947	1,320

NET ASSETS	1,529	1,796	1,432

EQUITY
Accumulated funds	1,529	1,796	1,432

TOTAL EQUITY	1,529	1,796	1,432

4 - 94	Budget Estimates 2010-11

NAMOI CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	97	120	97
Other	7,040	7,452	7,955

Total Receipts	7,137	7,572	8,052

Payments
Employee related	5	5	7
Grants and subsidies	3,486	3,486	3,776
Other	4,379	5,309	4,195

Total Payments	7,870	8,800	7,978

NET CASH FLOWS FROM OPERATING ACTIVITIES	(733)	(1,228)	74

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(756)	(1,251)	51
Opening Cash and Cash Equivalents	2,811	3,510	2,259

CLOSING CASH AND CASH EQUIVALENTS	2,055	2,259	2,310

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(284)	(193)	(364)
Non cash items added back	26	38	26
Change in operating assets and liabilities	(475)	(1,073)	412

Net cash flow from operating activities	(733)	(1,228)	74

Budget Estimates 2010-11	4 - 95

NORTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	50	175	50
Grants and contributions	9,427	9,553	9,567
Other revenue	400	2,098	2,474

Total Retained Revenue	9,877	11,826	12,091

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	5	45	5
Other operating expenses	4,697	6,599	6,824
Depreciation and amortisation	13	20	20
Grants and subsidies	5,376	5,376	5,460

Total Expenses Excluding Losses	10,091	12,040	12,309

SURPLUS/(DEFICIT)	(214)	(214)	(218)

4 - 96	Budget Estimates 2010-11

NORTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,072	2,082	2,917
Receivables	185	185	231

Total Current Assets	2,257	2,267	3,148

Non Current Assets
Property, plant and equipment —
Plant and equipment	72	52	55

Total Non Current Assets	72	52	55

Total Assets	2,329	2,319	3,203

LIABILITIES
Current Liabilities
Payables	406	406	1,422
Provisions	309	309	395

Total Current Liabilities	715	715	1,817

Total Liabilities	715	715	1,817

NET ASSETS	1,614	1,604	1,386

EQUITY
Accumulated funds	1,614	1,604	1,386

TOTAL EQUITY	1,614	1,604	1,386

Budget Estimates 2010-11	4 - 97

NORTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	50	175	50
Other	9,603	11,348	11,778

Total Receipts	9,653	11,523	11,828

Payments
Employee related	5	45	5
Grants and subsidies	5,376	5,376	5,460
Other	5,124	8,000	5,505

Total Payments	10,505	13,421	10,970

NET CASH FLOWS FROM OPERATING ACTIVITIES	(852)	(1,898)	858

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(1)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(1)	(23)

NET INCREASE/(DECREASE) IN CASH	(875)	(1,899)	835
Opening Cash and Cash Equivalents	2,947	3,981	2,082

CLOSING CASH AND CASH EQUIVALENTS	2,072	2,082	2,917

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(214)	(214)	(218)
Non cash items added back	13	20	20
Change in operating assets and liabilities	(651)	(1,704)	1,056

Net cash flow from operating activities	(852)	(1,898)	858

4 - 98	Budget Estimates 2010-11

SOUTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	147	177	60
Grants and contributions	7,828	7,931	7,967
Other revenue	998	1,891	281

Total Retained Revenue	8,973	9,999	8,308

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	5	100	5
Other operating expenses	5,667	6,597	4,429
Depreciation and amortisation	24	24	24
Grants and subsidies	4,261	4,261	4,356

Total Expenses Excluding Losses	9,957	10,982	8,814

SURPLUS/(DEFICIT)	(984)	(983)	(506)

Budget Estimates 2010-11	4 - 99

SOUTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,474	2,701	1,060
Receivables	307	307	308

Total Current Assets	2,781	3,008	1,368

Non Current Assets
Property, plant and equipment —
Plant and equipment	92	69	68

Total Non Current Assets	92	69	68

Total Assets	2,873	3,077	1,436

LIABILITIES
Current Liabilities
Payables	1,059	1,059	100
Provisions	610	605	429

Total Current Liabilities	1,669	1,664	529

Non Current Liabilities
Other	—	5	5

Total Non Current Liabilities	—	5	5

Total Liabilities	1,669	1,669	534

NET ASSETS	1,204	1,408	902

EQUITY
Accumulated funds	1,204	1,408	902

TOTAL EQUITY	1,204	1,408	902

4 - 100	Budget Estimates 2010-11

SOUTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	147	177	60
Other	8,570	9,542	8,062

Total Receipts	8,717	9,719	8,122

Payments
Employee related	5	100	5
Grants and subsidies	4,261	4,261	4,356
Other	6,829	6,492	5,379

Total Payments	11,095	10,853	9,740

NET CASH FLOWS FROM OPERATING ACTIVITIES	(2,378)	(1,134)	(1,618)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(2,401)	(1,157)	(1,641)
Opening Cash and Cash Equivalents	4,875	3,858	2,701

CLOSING CASH AND CASH EQUIVALENTS	2,474	2,701	1,060

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(984)	(983)	(506)
Non cash items added back	24	24	24
Change in operating assets and liabilities	(1,418)	(175)	(1,136)

Net cash flow from operating activities	(2,378)	(1,134)	(1,618)

Budget Estimates 2010-11	4 - 101

SYDNEY METROPOLITAN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	67	67	67
Grants and contributions	3,719	3,719	3,568
Other revenue	2,220	3,274	1,718

Total Retained Revenue	6,006	7,060	5,353

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	5	5	5
Other operating expenses	4,576	5,450	4,003
Depreciation and amortisation	15	20	15
Grants and subsidies	1,725	1,725	1,545

Total Expenses Excluding Losses	6,321	7,200	5,568

SURPLUS/(DEFICIT)	(315)	(140)	(215)

4 - 102	Budget Estimates 2010-11

SYDNEY METROPOLITAN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,333	1,520	857
Receivables	243	243	108

Total Current Assets	1,576	1,763	965

Non Current Assets
Property, plant and equipment —
Plant and equipment	136	80	88

Total Non Current Assets	136	80	88

Total Assets	1,712	1,843	1,053

LIABILITIES
Current Liabilities
Payables	710	710	134
Provisions	191	188	189

Total Current Liabilities	901	898	323

Non Current Liabilities
Other	—	3	3

Total Non Current Liabilities	—	3	3

Total Liabilities	901	901	326

NET ASSETS	811	942	727

EQUITY
Accumulated funds	811	942	727

TOTAL EQUITY	811	942	727

Budget Estimates 2010-11	4 - 103

SYDNEY METROPOLITAN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	67	67	67
Other	5,839	6,902	5,313

Total Receipts	5,906	6,969	5,380

Payments
Employee related	5	5	5
Grants and subsidies	1,725	1,725	1,545
Other	4,838	5,136	4,470

Total Payments	6,568	6,866	6,020

NET CASH FLOWS FROM OPERATING ACTIVITIES	(662)	103	(640)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	—	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	—	(23)

NET INCREASE/(DECREASE) IN CASH	(685)	103	(663)
Opening Cash and Cash Equivalents	2,018	1,417	1,520

CLOSING CASH AND CASH EQUIVALENTS	1,333	1,520	857

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(315)	(140)	(215)
Non cash items added back	15	20	15
Change in operating assets and liabilities	(362)	223	(440)

Net cash flow from operating activities	(662)	103	(640)

4 - 104	Budget Estimates 2010-11

WESTERN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	214	167	214
Grants and contributions	6,760	6,760	6,675
Other revenue	327	400	206

Total Retained Revenue	7,301	7,327	7,095

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	5	10	7
Other operating expenses	2,871	3,171	3,010
Depreciation and amortisation	10	10	10
Grants and subsidies	4,077	4,077	3,956

Total Expenses Excluding Losses	6,963	7,268	6,983

SURPLUS/(DEFICIT)	338	59	112

Budget Estimates 2010-11	4 - 105

WESTERN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,928	4,199	3,568
Receivables	466	466	406

Total Current Assets	5,394	4,665	3,974

Non Current Assets
Property, plant and equipment —
Plant and equipment	90	53	66

Total Non Current Assets	90	53	66

Total Assets	5,484	4,718	4,040

LIABILITIES
Current Liabilities
Payables	979	941	162
Provisions	370	367	356

Total Current Liabilities	1,349	1,308	518

Non Current Liabilities
Other	—	3	3

Total Non Current Liabilities	—	3	3

Total Liabilities	1,349	1,311	521

NET ASSETS	4,135	3,407	3,519

EQUITY
Accumulated funds	4,135	3,407	3,519

TOTAL EQUITY	4,135	3,407	3,519

4 - 106	Budget Estimates 2010-11

WESTERN CATCHMENT MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	214	167	214
Other	7,309	7,125	6,808

Total Receipts	7,523	7,292	7,022

Payments
Employee related	5	10	7
Grants and subsidies	4,077	4,077	3,956
Other	4,274	2,789	3,667

Total Payments	8,356	6,876	7,630

NET CASH FLOWS FROM OPERATING ACTIVITIES	(833)	416	(608)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(856)	393	(631)
Opening Cash and Cash Equivalents	5,784	3,806	4,199

CLOSING CASH AND CASH EQUIVALENTS	4,928	4,199	3,568

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	338	59	112
Non cash items added back	10	10	10
Change in operating assets and liabilities	(1,181)	347	(730)

Net cash flow from operating activities	(833)	416	(608)

Budget Estimates 2010-11	4 - 107

HEALTH

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Health
Total Expenses	14,487.9	15,471.5	6.8
Capital Expenditure	602.9	917.8	52.2

Health Care Complaints Commission
Total Expenses	10.9	10.9	-0.1
Capital Expenditure	0.1	0.0	-82.1

Cancer Institute NSW
Total Expenses	141.2	148.2	5.0
Capital Expenditure	3.0	1.2	-59.6

Budget Estimates 2010-11	5 - 1

DEPARTMENT OF HEALTH
The Department of Health is responsible for state-wide policy and planning, performance management and monitoring, and strategic financial and asset management for the NSW public health system.
The NSW public health system comprises the Ambulance Service of NSW, eight Area Health Services, four statutory health corporations, 18 affiliated health organisations and a range of health support and health infrastructure services provided by the Health Administration Corporation. The Department and the NSW public health system are known collectively as NSW Health.
The Department is also responsible for supporting the NSW Minister for Health in the administration of around 40 Acts allocated to the Health portfolio. This includes undertaking licensing, regulatory and enforcement functions, under Acts such as the Health Services Act 1997, Mental Health Act 2007, Private Hospitals and Day Procedure Centres Act 1988, Poisons and Therapeutic Goods Act 1966, Public Health Act 1991 and Smoke-free Environment Act 2000.
Results and Services
The Department has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan Priorities:
•	improve and maintain access to quality healthcare in the face of increasing demand

•	improve survival rates and quality of life for people with potentially fatal or chronic illness

•	promote healthy lifestyles

•	improved outcomes in mental health and

•	reduced preventable hospital admissions.
NSW Health’s overarching vision of ‘Healthy People — Now and in the Future’ is being advanced through the State Health Plan by working towards the following results:
•	Prevention is everybody’s business.

•	Better experiences for people using health services.

•	Stronger primary health and continuing care in the community.

•	A fair and sustainable health system.

5 - 2	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
The services NSW Health provides to achieve these results include:
•	health care to patients admitted to hospitals

•	ambulatory, primary and community-based services in outpatient clinics and community health centres, and in the home

•	emergency transport and emergency treatment

•	community-based and admitted mental health services

•	rehabilitation and long-term care services

•	public health promotion and regulation to protect health and

•	professional training and investment in research.
The key services provided by the Department of Health and the way in which they are expected to contribute to results are set out in the following table:

		Results
			Create	Strengthen
			better	primary	Ensure a
	2010-11	Make	experiences	health and	fair and
	Budget	prevention	for people	continuing	sustainable
	Expenses	everybody’s	using health	care in the	health
Service Groups	$m	business	services	community	system
Population Health Services	528.6	✓			✓
Primary and Community Based Services	1,155.4	✓	✓	✓	✓
Aboriginal Health Services	95.4	✓	✓	✓	✓
Outpatient Services	1,532.2		✓		✓
Emergency Services	1,693.8		✓		✓
Inpatient Hospital Services	7,348.8		✓		✓
Mental Health Services	1,231.1		✓	✓	✓
Rehabilitation and Extended Care Services	1,223.0		✓	✓	✓
Teaching and Research	663.4	✓	✓	✓	✓

Total Expenses Excluding Losses	15,471.5

Budget Estimates 2010-11	5 - 3

DEPARTMENT OF HEALTH
Recent Achievements
New South Wales is delivering a high standard of health system performance when compared to other states and territories.
Based on the most recent national data, New South Wales has the best performance of all states and territories for emergency departments meeting waiting times for triage categories (76 per cent of patients seen within the appropriate triage category benchmark) and for elective surgery patients treated within the recommended time for urgency categories (88 per cent of patients treated within the recommended time).
New South Wales has 2.9 public hospital beds per 1,000 people compared to 2.7 nationally. The number of preventable hospitalisations per 1,000 population, at 28, is the second best in Australia behind the ACT.
Caring Together: The Health Action Plan for New South Wales
In 2009-10, some $117 million was committed to implement Caring Together: The Health Action Plan for NSW as part of a $485 million investment over four years to deliver safer and better quality care in public hospitals and ensure that patients remain at the centre of the health care system. Actions implemented under the four key themes include:
•	Improving Safety and Creating Better Experiences for Patients: This includes implementing the Between the Flags initiative of the Clinical Excellence Commission to improve the way clinicians recognise and respond to patients when their clinical condition starts to deteriorate, enlisting 240 wards in the Essentials of Care Program which aims to enhance the skills of clinicians in the delivery of patient care, and releasing a new policy to eliminate the use of mixed gender accommodation wherever possible

•	Education for the Future: This includes recruiting over 670 additional frontline staff, including over 500 clinical support officers, 63 junior doctors and 8 clinical pharmacy educators

•	New Ways of Caring: This includes establishing the Severe Chronic Disease Management Program to enrol at risk patients to reduce preventable hospitalisations, opening 29 Medical Assessment Units to provide an alternative to emergency departments for older people and those with chronic conditions, and establishing the Agency for Clinical Innovation and Bureau of Health Information and

5 - 4	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
•	Strengthening Local Decision Making: This includes establishing 40 Executive Medical Directors to provide independent advice on clinical safety and quality and on medical workforce matters, and providing tools to assist clinicians in decision making such as a framework for local management delegations and a toolkit to assist in managing low performing staff.
Keep Them Safe: A shared approach to child wellbeing
Keep Them Safe: A shared approach to child wellbeing is the NSW Government’s five year plan (2009-2014) that aims to re-shape the way family and community services are delivered in New South Wales so that children, young people and their families receive the services they need.
In 2009-10, $17.2 million was invested for Keep Them Safe and the initiatives implemented include:
•	the Sustained Health Home Visiting program for vulnerable families

•	Whole Family Teams providing targeted intervention to families where carers have mental health and/or drug and alcohol problems

•	establishing the New Street program at Dubbo, providing services for young people aged 10 to 17 years who display sexually abusive behaviours and

•	contracts with non-government organisations to undertake 12 month regional intake and referral services.
Mental health
In 2009-10, $10 million in community-based recurrent funding was allocated across New South Wales to expand services including:
•	more specialist mental health services for older people

•	a state-wide single 1800 number, which provides a 24/7 mental health telephone triage assessment and referral service staffed by mental health clinicians and

•	24-hour community mental health emergency care to increase the capacity of mental health services to respond on site to acute mental health events.

Budget Estimates 2010-11	5 - 5

DEPARTMENT OF HEALTH
Community Acute Post Acute Care
The Community Acute Post Acute Care program received an additional $11.9 million in 2009-10 to expand capacity of acute community services across New South Wales by an additional 7,900 patients, an increase of 20 per cent on the previous year. This model of care provides patients with acute care in the community following care in the emergency department or following discharge from hospital.
Planned Surgery Waiting Lists
In 2009-10 an additional $49.6 million has been invested in improving the timeliness of access to elective surgery. Under the Elective Surgery Waiting List Reduction Plan funding is being used to increase capability to deliver planned surgery across the State. In the 6 months to December 2009 an additional 2,744 surgical cases were completed, exceeding the Commonwealth targets by 575. The percentage of patients provided with elective surgery within clinically recommended times increased from 89.5 per cent in 2008 to 90.1 per cent in 2009.
Strategic Directions
COAG National Health and Hospitals Network Reforms
On 20 April 2010 the Commonwealth and the States and Territories (with the exception of Western Australia) agreed to comprehensive funding and structural reforms for the health system through the establishment of a National Health and Hospitals Network to deliver better health and better hospitals for all Australians.
States will remain responsible for system-wide planning, performance and purchasing of public hospital services. States will be key partners supporting the Commonwealth’s full funding and policy responsibility for general practice, primary health care and the national aged care system.
These reforms will be financed through a combination of:
•	funding sourced from the NSW’s Healthcare Specific Purpose Payment

•	an agreed amount of NSW GST revenue, which will be allocated on New South Wales’ behalf to a fund for health and hospital reform and

•	guaranteed additional top up funding to be paid by the Australian Government.

5 - 6	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
The key elements of the National Health and Hospitals Network reforms include:
Local Hospital Networks
•	local hospital networks will be established in 2010-11 to manage groups of public hospitals and

•	a professional Governing Council will be constituted for each Local Hospital Network.
Funding Reforms
•	the Commonwealth will fund 60 per cent of the national efficient price of public hospital services and 60 per cent of capital, research and training in public hospitals

•	where activity based funding applies, Australian Government funding will be based on the service agreements between the Department of Health and Local Hospitals Networks

•	both Australian and NSW government funds for activity based funding will be pooled and transparently allocated by a NSW managed funding authority and

•	Australian Government funding for other services such as capital, teaching and research and small regional and rural hospitals will be provided directly to the NSW Government.
Primary Health Care and Aged Care Funding and Policy Reforms
•	in New South Wales, the Australian Government will assume full funding and policy responsibility for GP and primary health care, primary mental health care, immunisation, and cancer screening programs from 1 July 2011 and

•	in addition, the Australian Government will assume full funding and policy responsibility for aged care and services under the Home and Community Care program for people over 65.

Budget Estimates 2010-11	5 - 7

DEPARTMENT OF HEALTH
Performance and Standards
•	higher national standards will be implemented for emergency care and elective surgery and

•	transparent reporting will provide more information about the national, state and local performance of the health system.
A Steering Committee comprising the Department of Premier and Cabinet, NSW Health and Treasury, and reporting to the Minister for Health, will manage the implementation of the National Health and Hospitals Network Agreement and associated reforms in NSW.
Additional funding for NSW
The NSW Government successfully negotiated additional funding at the April 2010 Council of Australian Governments meeting to support the implementation of the National Health and Hospitals Network Reforms.
Commencing in 2010-11, around $1.2 billion will be provided to the NSW Government over four years to deliver:
•	more timely access to emergency department care

•	more patients receiving elective surgery in clinically appropriate timeframes

•	funding for long stay older patients in hospitals

•	additional Multi Purpose Services in rural areas and

•	more sub-acute care beds within the NSW health system.
Importantly, NSW also secured agreement at COAG that the Commonwealth Government will guarantee States and Territories that its ‘top-up’ payment during the period 2014-15 to 2019-20 will be no less than $15.6 billion, with NSW estimated to receive a further $4.9 billion of this guarantee.
To ensure NSW Health is well placed to implement these national reforms, ongoing priority will be given to Caring Together reforms to improve clinical safety and quality, and to strategies to improve productivity in areas such as funding and regulation, clinical services, workforce and shared services.

5 - 8	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
2010-11 Budget Initiatives
Total Expenses
In 2010-11 the NSW Government will continue to deliver first-class health care to the people of New South Wales by providing a comprehensive range of health services with the Department of Health responsible for recurrent and capital expenditure totalling $16.4 billion.
The recurrent expenditure budget will be $15,472 million, an increase of $984 million or 6.8 per cent over the 2009-10 Budget. In per capita terms, health expenditure in the 2010-11 Budget equates to approximately $2,124 for every person in New South Wales. Since the 2008-09 Budget the NSW Government has increased the recurrent expenditure budget by $2.3 billion or 17.6 per cent.
In addition to meeting cost and demand pressures, the 2010-11 Budget includes additional funding to continue the initiatives undertaken for Caring Together: The Health Action Plan for NSW, Keep Them Safe and the new COAG National Partnership Agreements. These initiatives will drive further improvements in service quality and productivity, allowing expenditure to grow sustainably in the medium to long-term.
Increased capacity in hospital and health services
Service capacity in hospitals will be enhanced to expand health services to meet the four hour national access targets for emergency departments, improve access to elective surgery and provide more sub-acute care and acute care beds within the NSW health system.
Increased expenditure in 2010-11 will enable an expansion of health services with:
•	acute inpatient services increasing by $536 million to $7,349 million, which will enable treatment of an additional 41,000 acute weighted separations

•	emergency services increasing by $117 million to $1,694 million, which will allow for 80,000 more attendances in emergency departments than in 2009-10 and

•	rehabilitation and extended care services increasing by $101 million to $1,223 million, which will allow for a 5 per cent increase in admitted and non admitted services.

Budget Estimates 2010-11	5 - 9

DEPARTMENT OF HEALTH
Mental Health services
Expenditure on mental health services will increase to $1,231 million and specific enhancements will be provided for:
•	$7.3 million under the National Mental Health Plan in 2010-11 to deliver a range of mental health programs in the community

•	$4.4 million to expand the Aboriginal Housing and Accommodation Support Initiative to meet the unique needs of Aboriginal Australians with mental health problems

•	$3.5 million for the opening of 20 new beds at the new forensic mental health facility and Bloomfield Hospital in Orange

•	$800,000 to allow for the commencement of a fully operational Psychiatric Emergency Care Centre at the Prince of Wales Hospital to replace the current interim arrangement and

•	$600,000 to expand mental health services delivered at the Nepean Hospital in Western Sydney.
Statewide Services
In 2010-11 the Government will increase its commitment to the provision of statewide services by a further $47.8 million to expand existing services, including:
•	$5.1 million for the expansion of radiotherapy services across the state including employing an additional 33 staff as radiation oncology registrars, radiation oncologists, radiation therapists, medical physicists and nursing staff

•	$8.4 million for an additional six adult ICU beds to meet growing demand for intensive care and improve access to intensive care beds for patients in both rural and metropolitan areas

•	$5.8 million for bone marrow transplantation for investment in additional medical, nursing, allied health and laboratory resources to provide an improved level of service for increasing demand

•	$2.8 million for paediatric ICU beds to meet increasing demand for services at The Royal Alexandra Hospital for Children and the Sydney Children’s Hospital

5 - 10	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
•	$3.0 million for enhancement of renal dialysis services across the State

•	$2.5 million for additional neonatal intensive care cots and special care nurseries to decrease the need for interstate transfers, multiple transfers and to decrease the number of transfers of women over long distances from where they live

•	$1.4 million for additional senior medical and nursing clinical staff to provide 24 hour on site coverage and improve the coordination and operation of the adult medical retrieval services across NSW

•	$1.2 million for expansion of severe trauma services through the establishment of additional trauma positions in rural areas to facilitate the development of a statewide trauma service network

•	$1.1 million for the treatment of complex epilepsy through employment of additional medical trainees each year and staff retention strategies to ensure sustainable increases in capacity and

•	$1.0 million for spinal cord injury services to meet growing demand for both inpatient and non-patient services due to greater longevity of those affected and age-related disease causing non-traumatic spinal cord injury.
Caring Together: The Health Action Plan for New South Wales
The Government will increase its investment in Caring Together: The Health Action Plan for NSW from the $117 million investment in 2009-10 to $125 million in 2010-11 with new initiatives involving:
•	$3.6 million additional to expand the postgraduate program which provides training for new clinical staff in their first two years of practice and

•	$3.5 million additional for instilling cultural change throughout the NSW Health system to ensure patients remain at the centre of the health care delivery system.

Budget Estimates 2010-11	5 - 11

DEPARTMENT OF HEALTH
Keep Them Safe: A shared approach to child wellbeing
An additional $8.6 million will be spent on Keep Them Safe initiatives in 2010-11 comprising:
•	$4.6 million for two additional Sustained Health Home Visiting programs in NSW and to a Schools-based early intervention program (Got It!) for children with disruptive behaviours

•	$2 million for the Family Referral Services to continue implementation following the evaluation of the three pilots. Family Referral Services assist children, young people and families who do not meet the statutory threshold for intervention but would benefit from accessing specific services to address current problems and prevent escalation and

•	$2 million for Mental Health and Drug and Alcohol Whole Family Teams which aim to address the needs of whole families where carers have mental health and/or drug and alcohol problems and parenting difficulties, and there are child protection concerns.
Other enhanced services
A range of other service enhancements will improve access and quality of care to the community including:
•	$2.3 million for Joint Investigation Response Teams to fund additional positions to improve joint decision making, facilitate information exchange and community engagement (particularly Aboriginal communities), and improve counselling for children

•	$1.2 million to employ additional community nurses dedicated to dementia care in each Area Health Service. The positions will enhance existing Area Health Service aged care community teams and will link into the existing Dementia/Delirium Acute Nurses network and

•	$0.5 million to improved Health Care for People with an Intellectual Disability through the establishment of a Centre for Developmental Disability Medicine.

5 - 12	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
Capital Expenditure
The NSW Government is committed to a capital expenditure program for NSW Health of $3.3 billion over the next four years. The capital expenditure in 2010-11 totals $917.8 million and represents a 52.2 per cent increase on the 2009-10 Budget. This substantial increase in investment in health infrastructure includes:
•	major new works for health services at Nepean (estimated total cost of $50.7 million), Hornsby ($33.6 million) and Prince of Wales ($15.4 million) hospitals, continuation of the Liverpool Hospital redevelopment, and upgrade and expansion of emergency departments, sub-acute services, elective surgery services and Regional Cancer Centres through partnership with the Australian Government

•	planning for and commencing projects in rural and regional areas including Wagga Wagga Stage 1 ($90 million), Dubbo Stage 1 ($22.7 million), Wollongong Elective Surgery Unit ($83.1 million), Tamworth Stage 2 refurbishment ($10.5 million), and Lockhart Multi-Purpose Service ($10 million)

•	commencing projects in metropolitan areas, including St George emergency department ($10 million) and a Royal North Shore Hospital clinical services building ($91.8 million)

•	planning to enable the commencement of Stage 1 of the Northern Beaches health services redevelopment on the Frenchs Forest site and associated works at Manly and Mona Vale hospitals ($29 million)

•	continued redevelopment of Royal North Shore Hospital and Orange Base/Bloomfield Hospital through Public Private Partnerships (PPPs)

•	cyclic maintenance of PPP hospitals — the Newcastle Mater, Long Bay Forensic Hospital, Orange/Bloomfield, and Royal North Shore Hospitals

•	investment in rural and regional health services with the construction of Narrabri Hospital, completion of Grafton Hospital, and continued implementation of the NSW Multi Purpose Service and HealthOne Programs at Werris Creek, Gundagai, Cootamundra, Corowa, Pottsville, Rouse Hill, Quirindi, Manilla, Balranald, Coonamble and Eugowra

•	continuing investment in mental health services with a redevelopment at Sydney Children’s Hospital and mental health projects at James Fletcher Hospital (Newcastle), Shellharbour, Prince of Wales and Royal North Shore Hospitals completed

Budget Estimates 2010-11	5 - 13

DEPARTMENT OF HEALTH
•	continuation of the information and communication technology programs including the further rollout of electronic medical records, medical imaging, business information and human resource systems. It also includes programs to support staff rostering, patient billing, community health and upgrades to technical infrastructure to help provide high quality clinical services and efficient business practices and

•	additional funding to continue the breast screening program for the Cancer Institute and extend ambulance service programs for fleet and medical equipment replacement and radio network and technology upgrades.

5 - 14	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
Result Indicators
Make prevention everybody’s business

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Adult immunisation — people aged 65 yrs and over immunised against: (a)
Influenza	%	73	72	76	74	76
Pneumococcal	%	59	59	60	60	62
Children fully immunised at 5 years (b)%		79	82	90	>90	>90
Chronic Disease Risk Factors: (c)
Alcohol (risk drinking behaviour, >16 yrs)%		32	33	29	32	30
Smoking (current, >16 yrs)%		19	18	16	17	16
Illicit drug use (>14 yrs)%		12	n.a.	12	12	12
Children overweight or obese (5-16 yrs)%		50	52	50	53	50
Adults overweight or obese (16+ yrs)%		52	53	50	53	53
Potentially avoidable deaths — People aged <75 yrs (age adjusted rate per 100,000 population): (d)
Aboriginal persons	no.	397	364	341	354	344
Non-Aboriginal persons	no.	151	142	140	136	131

(a)	Reduced illness and death from vaccine-preventable diseases in adults by targeting 80 per cent immunisation rate for people aged 65 yrs and over against influenza and 60 per cent against pneumococcal.

(b)	Reduced illness and death from vaccine preventable diseases in children by targeting over 90 per cent rate of full immunisation.

(c)	These indicators contribute to the State Plan Priority: promote healthy lifestyles. The targets are to: reduce risk drinking to below 25 per cent by 2012; reduce smoking by 1 per cent per year to 2010 and 0.5 per cent to 2016; keep illicit drug use below 15 per cent; and reduce the percentage of children who are overweight and obese to 25 per cent by 2010 and 22 per cent by 2016.

(d)	This indicator contributes to the measurement of the State Plan Priority: improve survival rates and quality of life for people with potentially fatal or chronic illness. The target is to reduce the number of potentially avoidable deaths for people under 75 to 150 per 100,000 population.

Budget Estimates 2010-11	5 - 15

DEPARTMENT OF HEALTH
Result Indicators (cont)
Create better experiences for people using health services

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Ambulance response time — potentially life threatening cases: (a)
50th percentile response times	mins	9.8	10.3	10.5	10.4	10.6
Emergency department cases treated within benchmark times: (b)
Triage 1 (within 2 mins)%		100	100	100	100	100
Triage 2 (within 10 mins)%		83	81	82	82	86
Triage 3 (within 30 mins)%		70	68	69	69	72
Triage 4 (within 60 mins)%		75	73	72	72	73
Triage 5 (within 120 mins)%		90	89	89	89	89
Booked surgical patients seen within recommended waiting time: (c)
Urgent (within 30 days)%		92	93	95	95	96
Non-urgent (within 12 months)%		96	94	95	95	95
Staphylococcus aureus bloodstream infections per 10,000 bed days (d)	no.	n.a.	< 2	< 2	< 2	< 2

(a)	Reduced response times for cases requiring urgent pre-hospital treatment and transport, resulting in improved survival, quality of life and patient satisfaction.

The indicators below contribute to the measurement of the State Plan Priority: improve and maintain access to quality healthcare in the face of increasing demand.

(b)	The targets are to meet and maintain national benchmarks for timely access to emergency departments.

(c)	The targets are to meet and maintain national benchmarks for timely access to surgical treatment.

(d)	The target is to reduce the incidence of infections (staph) in NSW public hospitals. The nationally agreed target is 2 per 10,000 bed days.

5 - 16	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
Result Indicators (cont)
Strengthen primary health and continuing care in the community

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Antenatal visits — confinements for women where first antenatal visit was before 20 weeks gestation(a)
Aboriginal women	%.	80	83	75	87	87
Non-Aboriginal women	%	91	94	94	94	94
Avoidable hospital admissions relating to the conditions identified in the State Plan age standardised rate per 100,000 population (b)	no.	2,478	2,514	2,550	2,550	2,586
Mental health adult readmission within 28 days to any facility (c)%		17.0	15.4	14.4	16.0	16.0

(a)	Improved health of mothers and babies through increased antenatal visits. Actual data are for calendar years, while forecasts are for financial years.

(b)	This indicator contributes to the measurement of the State Plan Priority: reduce preventable hospital admissions. The target is to reduce the proportion of potentially preventable hospital admissions by 7.6 per cent over the 2006-07 baseline to 8.5 per cent of total hospital admissions.

(c)	This indicator contributes to the measurement of the State Plan Priority: improve outcomes in mental health. The target is to reduce readmissions of people with mental illness within 28 days to any facility.
Ensure a fair and sustainable health system

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Resources distribution formula — average variation from target for all Area Health Services (a)%	1.6	< 2.0	< 2.0	< 2.0	< 2.0
Hospital patients charged for admission (b)%	14.9	15.8	16.7	16.7	17.5

(a)	Meet the health needs of populations in the various geographic areas of the State on an equitable basis by ensuring the average variation from target for all AHS is less than 2 per cent.

(b)	Indicative of the use of health insurance cover by privately insured patients within public hospitals.

Budget Estimates 2010-11	5 - 17

DEPARTMENT OF HEALTH
Result Indicators (cont)
Build a sustainable health workforce

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Staff turnover — permanent staff separation rate (a)%	14.9	14.5	10.4	10.4	10.4
Workplace injuries (b)%	5.9	5.9	5.2	5.5	5.2
Clinical staff — i.e. medical, nursing, allied health and ambulance clinicians as a proportion of total (c)%	72.3	72.6	74.0	73.0	74.0
Aboriginal staff — as a proportion of total (d)%	1.1	1.1	2.2	2.2	2.2

(a)	Increase staff stability and minimise unnecessary staff turnover.

(b)	Minimise workplace injuries as far as possible.

(c)	Increase proportion of total salaried staff employed that provide direct services or support the provision of direct care. The definition of clinical staff has changed since the 2008-09 Budget. All figures have been recalculated using the new definition.

(d)	Increase the number of Aboriginal staff in the NSW Health workforce and create an environment that respects Aboriginal heritage and cultural values.

5 - 18	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
Service Group Statements
Population Health Services

Service Description:	This service group covers the provision of health services targeted at broad population groups including environmental health protection, food and poisons regulation and monitoring of communicable diseases.

Linkage to Results:	This service group contributes to making prevention everybody’s business by working towards a range of intermediate results that include the following:

• reduced incidence of preventable disease and disability and

• improved access to opportunities and prerequisites for good health.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Two-yearly participation rate of women within breast cancer screening target group (50-69)%		53.8	53.3	55.0	53.3	54.1
Two-yearly participation rate of women within cervical cancer screening target group (20-69)%		59.7	59.5	62.0	60.3	61.0
Needles and syringes distributed	thous	8,290	8,832	9,250	9,270	9,540

Employees:	FTE	2,136	2,149	3,178	3,123	3,123

Budget Estimates 2010-11	5 - 19

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Population Health Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	511,740	512,119	528,559

Total expenses include the following:
Employee related	284,615	256,500	262,821
Other operating expenses	197,648	143,931	148,303
Grants and subsidies	20,582	104,311	109,773

Total Retained Revenue	42,923	43,438	42,851

NET COST OF SERVICES	470,708	469,229	485,968

CAPITAL EXPENDITURE	—	—	891

5 - 20	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Primary and Community Based Services

Service Description:	This service group covers the provision of health services to persons attending community health centres or in the home, including health promotion activities, community based women’s health, dental, drug and alcohol and HIV/AIDS services. It also covers the provision of grants to non-Government organisations for community health purposes.

Linkage to Results:	This service group contributes to making prevention everybody’s business and strengthening primary health and continuing care in the community by working towards a range of intermediate results that include the following:

• improved access to early intervention, assessment, therapy and treatment services for claims in a home or community setting

• reduced rate of avoidable hospital admissions for conditions identified in the State Plan that can be appropriately treated in the community and

• reduced rate of hospitalisation from fall-related injury for people aged 65 years and over.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Dental health non-inpatient weighted occasions of service	thous	2,778	2,860	2,761	2,614	2,667
Home nursing occasions of service	thous	381	378	380	380	380
Opioid treatment clients	no.	17,168	17,686	18,204	18,204	18,722
Withdrawal management (detoxification) people treated	no.	12,853	12,853	12,853	12,900	12,900
Hospital in the Home episodes	no.	10,019	13,325	14,600	14,600	16,900

Employees:	FTE	7,237	7,431	8,924	8,716	8,716

Budget Estimates 2010-11	5 - 21

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Primary and Community Based Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,117,311	1,117,140	1,155,382

Total expenses include the following:
Employee related	726,402	726,837	766,815
Other operating expenses	200,602	216,547	221,849
Grants and subsidies	154,989	139,354	130,897

Total Retained Revenue	96,354	79,473	80,171

NET COST OF SERVICES	1,021,990	1,038,351	1,075,536

CAPITAL EXPENDITURE	22,505	24,269	13,897

5 - 22	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Aboriginal Health Services

Service Description:	This service group covers the provision of supplementary health services to Aboriginal people, particularly in the areas of health promotion, health education and disease prevention. (Note: This Service Group excludes most services for Aboriginal people provided directly by Area Health Services and other general health services which are used by all members of the community).

Linkage to Results:	This service group contributes to ensuring a fair and sustainable health system by working towards a range of intermediate results that include the following:

• the building of regional partnerships for the provision of health services

• raising the health status of Aboriginal people and

• promoting a healthy lifestyle.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Antenatal visits — confinements for Aboriginal women where first antenatal visit was before 20 weeks gestation	%	80	83	78	87	87
Aboriginal health care workers trained in ‘Smoke Check’ (a)	no.	429	289	215	215	250

(a)	The higher numbers in 2007-08 and 2008-09 reflect the initial roll out of the program.

Employees:	FTE	410	396	497	550	560

Budget Estimates 2010-11	5 - 23

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Aboriginal Health Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	93,037	88,404	95,390

Total expenses include the following:
Employee related	38,577	45,203	47,011
Other operating expenses	21,883	14,004	15,214
Grants and subsidies	31,521	26,990	30,865

Total Retained Revenue	3,513	5,429	5,571

NET COST OF SERVICES	89,608	83,489	90,063

CAPITAL EXPENDITURE	2,000	1,968	2,000

5 - 24	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Outpatient Services

Service Description:	This service group covers the provision of services in outpatient clinics including low level emergency care, diagnostic and pharmacy services and radiotherapy treatment.

Linkage to Results:	This service group contributes to creating better experiences for people using health services and ensuring a fair and sustainable health system by working towards a range of intermediate results including improving, maintaining or restoring the health of ambulant patients in a hospital setting through diagnosis, therapy, education and treatment services.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Outpatient clinics occasions of service	thous	8,170	8,831	9,000	9,000	9,200
Diagnostics occasions of service	thous	2,321	2,735	2,320	2,320	2,320

Employees:	FTE	12,605	12,796	12,327	12,112	12,194

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,443,465	1,443,453	1,532,172

Total expenses include the following:
Employee related	920,104	931,276	991,462
Other operating expenses	393,685	342,389	361,694
Grants and subsidies	59,897	101,547	107,870

Total Retained Revenue	358,358	345,503	377,266

NET COST OF SERVICES	1,087,113	1,099,433	1,155,610

CAPITAL EXPENDITURE	6,300	6,559	24,706

Budget Estimates 2010-11	5 - 25

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Emergency Services

Service Description:	This service group covers the provision of emergency ambulance services and treatment of patients in designated emergency departments of public hospitals.

Linkage to Results:	This service group contributes to creating better experiences for people using the health system by working towards a range of intermediate results including reduced risk of premature death or disability by providing timely emergency diagnostic treatment and transport services.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Number of attendances in emergency departments	thous	2,385	2,385	2,430	2,480	2,560
Attendances admitted	thous	487	491	538	513	528
Emergency road transport cases	thous	504	506	519	507	512
Emergency department weighted attendances (a)	no.	1,801	1,824	1,901	1,901	1,962

(a)	Includes facilities funded under Episode Funding only.

Employees:	FTE	9,795	9,843	10,247	10,247	10,350

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,577,143	1,577,163	1,693,759

Total expenses include the following:
Employee related	1,078,028	1,090,218	1,148,585
Other operating expenses	410,724	385,501	439,308
Grants and subsidies	27,125	37,145	38,977

Total Retained Revenue	196,373	176,642	182,088

NET COST OF SERVICES	1,382,929	1,421,319	1,521,548

CAPITAL EXPENDITURE	17,466	19,022	96,138

5 - 26	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Inpatient Hospital Services

Service Description:	This service group covers the provision of health care to patients admitted to public hospitals.

Linkage to Results:	This service group contributes to creating better experiences for people using the health system by working towards a range of intermediate results that include the following:

• timely treatment of booked surgical patients, resulting in improved clinical outcomes, quality of life and patient satisfaction and

• reduced rate of unplanned hospital readmissions.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Acute separations:
Same day	thous	289	292	296	296	303
Overnight	thous	780	788	798	798	818
Acute weighted separations:
Same day	thous	154	155	156	156	160
Overnight	thous	1,141	1,146	1,158	1,158	1,195
Average length of stay for overnight separations	days	5.3	5.2	5.1	5.1	5.1
Total bed days for acute patients	thous	4,419	4,389	4,398	4,398	4,475

Employees:	FTE	40,624	40,669	41,049	40,923	43,492

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	6,812,349	6,799,616	7,348,757

Total expenses include the following:
Employee related	3,884,187	3,789,996	4,223,366
Other operating expenses	2,126,605	2,371,096	2,485,552
Grants and subsidies	363,261	190,144	214,060
Other expenses	132,580	163,500	128,519

Total Retained Revenue	1,030,849	1,028,264	1,144,762

NET COST OF SERVICES	5,792,266	5,782,843	6,211,657

CAPITAL EXPENDITURE	521,046	567,373	671,814

Budget Estimates 2010-11	5 - 27

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Mental Health Services

Service Description:	This service group covers the provision of an integrated and comprehensive network of services by Area Health Services and community-based organisations for people seriously affected by mental illness and mental health problems. It also includes the development of preventative programs which meet the needs of specific client groups.

Linkage to Results:	This service group contributes to strengthening primary health and continuing care in the community by working towards a range of intermediate results that include the following:

• improving the health, wellbeing and social functioning of people with disabling mental disorders and

• reducing the incidence of suicide, mental health problems and mental disorders in the community.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Acute mental health service overnight separations	no.	29,400	29,784	34,543	30,856	32,034
Non-acute mental health inpatient days	no.	251	265	285	305	319

Employees:	FTE	9,828	10,049	10,561	10,377	10,410

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,170,532	1,154,996	1,231,080

Total expenses include the following:
Employee related	848,755	850,629	887,743
Other operating expenses	229,903	176,271	186,103
Grants and subsidies	58,182	91,750	119,477

Total Retained Revenue	74,971	49,578	49,786

NET COST OF SERVICES	1,096,646	1,106,449	1,181,784

CAPITAL EXPENDITURE	23,559	25,581	51,958

5 - 28	Budget Estimates 2010-11

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Rehabilitation and Extended Care Services

Service Description:	This service group covers the provision of appropriate health care services for persons with long-term physical and psycho-physical disabilities and for the frail-aged. It also includes the coordination of the Department’s services for the aged and disabled, with those provided by other agencies and individuals.

Linkage to Results:	This service group contributes to strengthening primary health and continuing care in the community and creating better experiences for people using the health system by working towards a range of intermediate results including improving or maintaining the wellbeing and independent functioning of people with disabilities or chronic conditions, the frail and terminally ill.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Total separations to usual place of residence	no.	25,906	26,011	28,600	28,600	30,000
Total non-inpatient occasions of service	thous	3,198	3,138	3,380	3,230	3,390

Employees:	FTE	10,124	10,305	11,217	10,844	10,946

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,122,523	1,122,590	1,222,963

Total expenses include the following:
Employee related	733,447	721,164	790,527
Other operating expenses	200,751	210,852	234,476
Grants and subsidies	143,054	148,402	154,040

Total Retained Revenue	208,846	198,527	216,674

NET COST OF SERVICES	914,626	925,059	1,006,762

CAPITAL EXPENDITURE	5,200	5,903	51,551

Budget Estimates 2010-11	5 - 29

DEPARTMENT OF HEALTH
Service Group Statements (cont)
Teaching and Research

Service Description:	This service group covers the provision of professional training for the needs of the NSW health system. It also includes strategic investment in research and development to improve the health and wellbeing of the people of New South Wales.

Linkage to Results:	This service group contributes to ensuring a fair and sustainable health system by working towards a range of intermediate results that include the following:

• developing the skills and knowledge of the health workforce to support patient care and population health and

• extending knowledge through scientific enquiry and applied research aimed at improving the health and wellbeing of the people of New South Wales.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Interns	no.	562	729	717	679	717
First year resident medical officers	no.	420	424	645	588	645
Total clinical trials approved for conduct within the NSW public health system	no.	280	307	300	300	300

Employees:	FTE	5,543	5,597	5,250	5,159	5,240

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	639,780	640,481	663,448

Total expenses include the following:
Employee related	449,063	451,745	476,415
Other operating expenses	129,871	119,424	115,053
Grants and subsidies	43,733	51,130	53,089

Total Retained Revenue	193,384	182,717	192,733

NET COST OF SERVICES	446,965	458,834	471,223

CAPITAL EXPENDITURE	4,835	5,247	4,869

5 - 30	Budget Estimates 2010-11

DEPARTMENT OF HEALTH

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	8,963,178	8,863,568	9,594,745
Other operating expenses	3,911,672	3,980,015	4,207,552
Depreciation and amortisation	545,086	525,086	545,086
Grants and subsidies	902,344	890,773	959,048
Finance costs	33,020	33,020	36,560
Other expenses	132,580	163,500	128,519

Total Expenses Excluding Losses	14,487,880	14,455,962	15,471,510

Less:
Retained Revenue
Sales of goods and services	1,442,974	1,616,974	1,783,655
Investment income	65,894	84,894	89,189
Grants and contributions	543,858	332,875	334,213
Other revenue	152,845	74,828	84,845

Total Retained Revenue	2,205,571	2,109,571	2,291,902
Other gains/(losses)	(20,542)	(38,615)	(20,543)

NET COST OF SERVICES	12,302,851	12,385,006	13,200,151

Recurrent Funding Statement

Net Cost of Services	12,302,851	12,385,006	13,200,151
Recurrent Services Appropriation	11,701,281	11,725,140	12,682,912

Capital Expenditure Statement

Capital Expenditure	602,911	655,922	917,824
Capital Works and Services Appropriation	405,446	447,373	534,195

Budget Estimates 2010-11	5 - 31

DEPARTMENT OF HEALTH

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	694,036	822,791	929,232
Receivables	361,643	367,396	364,633
Other financial assets	125,900	117,772	117,772
Inventories	108,246	114,060	114,060
Assets held for sale	68,334	44,348	20,045

Total Current Assets	1,358,159	1,466,367	1,545,742

Non Current Assets
Receivables	9,380	17,612	17,612
Other financial assets	35,324	22,064	22,064
Property, plant and equipment —
Land and building	8,725,402	8,832,190	9,174,609
Plant and equipment	716,221	728,018	684,806
Infrastructure systems	332,774	338,112	338,112
Intangibles	95,403	129,080	152,452
Other	15,081	17,069	17,069

Total Non Current Assets	9,929,585	10,084,145	10,406,724

Total Assets	11,287,744	11,550,512	11,952,466

LIABILITIES
Current Liabilities
Payables	917,852	982,290	931,321
Borrowings at amortised cost	174,621	10,299	7,211
Provisions	2,578,060	2,635,884	2,729,639
Other	13,325	19,087	19,087

Total Current Liabilities	3,683,858	3,647,560	3,687,258

Non Current Liabilities
Borrowings at amortised cost	95,146	258,786	456,559
Provisions	100,558	112,930	112,930
Other	48,847	121,221	121,221

Total Non Current Liabilities	244,551	492,937	690,710

Total Liabilities	3,928,409	4,140,497	4,377,968

NET ASSETS	7,359,335	7,410,015	7,574,498
EQUITY
Reserves	2,002,955	2,115,184	2,115,184
Accumulated funds	5,356,380	5,294,831	5,459,314

TOTAL EQUITY	7,359,335	7,410,015	7,574,498

5 - 32	Budget Estimates 2010-11

DEPARTMENT OF HEALTH

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	8,693,646	8,535,642	9,324,146
Grants and subsidies	879,344	867,773	959,048
Finance costs	33,020	33,020	36,560
Other	4,689,052	4,765,642	5,013,024

Total Payments	14,295,062	14,202,077	15,332,778

Receipts
Sale of goods and services	1,440,208	1,585,135	1,766,079
Interest	65,894	84,894	89,189
Other	1,262,094	1,032,804	1,015,521

Total Receipts	2,768,196	2,702,833	2,870,789

NET CASH FLOWS FROM OPERATING ACTIVITIES	(11,526,866)	(11,499,244)	(12,461,989)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	34,787	29,200	74,462
Purchases of property, plant and equipment	(579,235)	(632,181)	(678,991)
Other	(20,000)	(20,000)	(30,853)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(564,448)	(622,981)	(635,382)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(5,383)	(1,826)	(13,295)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(5,383)	(1,826)	(13,295)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	11,701,281	11,725,140	12,682,912
Capital appropriation	405,446	447,373	534,195

NET CASH FLOWS FROM GOVERNMENT	12,106,727	12,172,513	13,217,107

NET INCREASE/(DECREASE) IN CASH	10,030	48,462	106,441
Opening Cash and Cash Equivalents	684,006	774,329	822,791

CLOSING CASH AND CASH EQUIVALENTS	694,036	822,791	929,232

Budget Estimates 2010-11	5 - 33

DEPARTMENT OF HEALTH

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(12,302,851)	(12,385,006)	(13,200,151)
Non cash items added back	696,254	685,779	692,613
Change in operating assets and liabilities	79,731	199,983	45,549

Net cash flow from operating activities	(11,526,866)	(11,499,244)	(12,461,989)

5 - 34	Budget Estimates 2010-11

HEALTH CARE COMPLAINTS COMMISSION
The Health Care Complaints Commission is an independent statutory body reporting directly to the Minister for Health and to the Joint Parliamentary Committee on the Health Care Complaints Commission. The Commission is responsible for dealing with complaints against health practitioners, hospitals, institutions and health programs in New South Wales to protect the health and safety of the public. The Commission’s governing legislation is the Health Care Complaints Act 1993.
Results and Services
The Commission contributes to protecting public health and safety by working towards the following results:
•	The public has confidence that health care complaints reported are being properly assessed and resolved if possible, with serious complaints investigated and effectively prosecuted.

•	Consumers and health providers have a positive and active role in health care complaint outcomes.

•	Systemic health care issues are addressed through recommendations to health care organisations.
Key services provided by the Commission that contribute to these results include:
•	providing complaints assessment and community based complaint resolution services including facilitated conciliation processes and

•	investigating and prosecuting serious cases of inappropriate health care.

Budget Estimates 2010-11	5 - 35

HEALTH CARE COMPLAINTS COMMISSION
The key services provided by the Commission and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Confidence that
		health care	Consumers and	Systemic health care
		complaints are being	health providers	issues are
	2010-11	properly investigated	have an active	addressed through
	Budget	and serious cases	role in health care	recommendations to
	Expenses	effectively	complaint	health care
Service Groups	$m	prosecuted	outcomes	organisations
Complaints Assessment and Resolution	4.4	✓	✓
Investigation and Prosecution of Serious Cases	6.5	✓		✓

Total Expenses Excluding Losses	10.9

Recent Achievements
The Commission has improved the handling and investigation of complaints through improved business and investigative processes and training. The complaints and case management system is currently being upgraded to a new operating platform.
The Commission has expanded its promotion and education activities to promote improvement in the quality of health care through provision of information about the nature of complaints and the use of complaint data as a quality improvement mechanism.
Strategic Directions
In 2010-11, the Commission will focus on:
•	continuing to improve and develop its complaint resolution, investigative and prosecution services

•	enhancing its capacity to make effective recommendations to improve the delivery of health services

5 - 36	Budget Estimates 2010-11

HEALTH CARE COMPLAINTS COMMISSION
•	improving the Commission’s business processes, particularly in the area of case management and performance tracking through enhancements to its Casemate computer system and

•	developing a strategy to increase the awareness amongst health consumers and health providers about the role and functions of the Commission.
The Commission’s service level agreement for the provision of corporate services is currently being reviewed to improve its effectiveness.
From 1 July 2010, the Commission will be operating within the framework set under the Health Practitioner Regulation Act 2009, as a result of the Intergovernmental Agreement on the National Registration and Accreditation Scheme for Health Professionals.
2010-11 Budget Initiatives
Total Expenses
Estimated total expenses of the Commission in 2010-11 are $10.9 million.
Capital Expenditure
Total capital expenditure in 2010-11 is estimated at $25,000 for the purchase of minor information and communications equipment.

Budget Estimates 2010-11	5 - 37

HEALTH CARE COMPLAINTS COMMISSION
Result Indicators
The community has confidence that health care complaints reported are being properly investigated and serious cases prosecuted

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Complaints assessed that are subject to a request for review (a)%	8.0	8.4	8.5	8.4	8.3
Investigations completed within 12 months (b)%	68	81	80	78	85
Prosecutions proved/upheld (c)%	91	94	90	88	90

(a)	This indicator is a benchmark for the effectiveness of the HCCC in handling complaints.

(b)	This indicator is a proxy for investigations being conducted in a proper and timely manner.

(c)	This indicator reflects the effectiveness of the HCCC in prosecuting serious complaints.
Consumers and health providers have a positive and active role in health care complaint outcomes

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Complaint resolution clients satisfied with resolution service	%	72	82	80	91	90
This indicator shows the effectiveness of the HCCC in assisting the complainant and health provider to actively participate in the resolution process to achieve a satisfactory complaint resolution outcome.

5 - 38	Budget Estimates 2010-11

HEALTH CARE COMPLAINTS COMMISSION
Result Indicators (cont)
Systemic health care issues are addressed through recommendations to health care organisations

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Recommendations implemented to improve health care services arising from investigation cases in the previous year	%	97	96	80	87	90
This indicator shows the effectiveness of the HCCC in providing sound and practical recommendations that improve long-term health care services.

Budget Estimates 2010-11	5 - 39

HEALTH CARE COMPLAINTS COMMISSION
Service Group Statements
Complaints Assessment and Resolution

Service Description:	This service group covers processing, assessment and resolution of complaints about health care which are dealt with by assisted resolution, facilitated conciliation or referral for investigation.

Linkage to Results:	This service group contributes towards the improved protection of the health and safety of the public by working towards a range of intermediate results that include the following:

• confidence that health care complaints are being properly investigated and

• consumers have an active role in health care complaint outcomes.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Complaints received	no.	3,218	3,360	3,557	3,449	3,564
Complaints assessed within 60 days	%	88	88	87	82	85
Complaints resolved through assisted resolution	%	81	80	83	80	75
Conciliations held where agreement or partial agreement reached	%	77	54	70	60	60

Employees:	FTE	34	34	33	33	33

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	4,475	4,270	4,369

Total expenses include the following:
Employee related	3,106	2,993	3,044
Other operating expenses	1,246	1,116	1,234

Total Retained Revenue	172	150	150

NET COST OF SERVICES	4,303	4,120	4,219

CAPITAL EXPENDITURE	64	44	10

5 - 40	Budget Estimates 2010-11

HEALTH CARE COMPLAINTS COMMISSION
Service Group Statements (cont)
Investigation and Prosecution of Serious Cases

Service Description:	This service group covers investigation and prosecution of serious cases of inappropriate health care, including recommendations to health organisations to address systemic health care issues.

Linkage to Results:	This service group contributes to the improved protection of the health and safety of the public by working towards a range of intermediate results that include the following:

• Systemic health care issues are addressed through recommendations to health care organisations.

• The community regards the Commission as the most effective means to prosecute serious health care cases.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Complaint investigations completed	no.	338	261	290	279	247
Referrals for disciplinary action or prosecution	no.	129	100	100	140	124
Disciplinary or appeal cases run	no.	78	85	91	89	100

Employees:	FTE	43	40	39	38	37

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	6,402	6,417	6,495

Total expenses include the following:
Employee related	4,568	4,491	4,506
Other operating expenses	1,702	1,683	1,851

Total Retained Revenue	202	224	227

NET COST OF SERVICES	6,200	6,193	6,268

CAPITAL EXPENDITURE	76	64	15

Budget Estimates 2010-11	5 - 41

HEALTH CARE COMPLAINTS COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	7,674	7,484	7,550
Other operating expenses	2,948	2,799	3,085
Depreciation and amortisation	255	404	229

Total Expenses Excluding Losses	10,877	10,687	10,864

Less:
Retained Revenue
Sales of goods and services	2	2	—
Investment income	82	82	46
Other revenue	290	290	331

Total Retained Revenue	374	374	377

NET COST OF SERVICES	10,503	10,313	10,487

Recurrent Funding Statement

Net Cost of Services	10,503	10,313	10,487
Recurrent Services Appropriation	9,873	9,683	9,830

Capital Expenditure Statement

Capital Expenditure	140	108	25
Capital Works and Services Appropriation	—	—	25

5 - 42	Budget Estimates 2010-11

HEALTH CARE COMPLAINTS COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	746	814	774
Receivables	651	312	283

Total Current Assets	1,397	1,126	1,057

Non Current Assets
Property, plant and equipment —
Land and building	52	53	20
Plant and equipment	660	463	355
Intangibles	221	145	82

Total Non Current Assets	933	661	457

Total Assets	2,330	1,787	1,514

LIABILITIES
Current Liabilities
Payables	225	242	277
Provisions	545	786	773

Total Current Liabilities	770	1,028	1,050

Non Current Liabilities
Provisions	4	4	16

Total Non Current Liabilities	4	4	16

Total Liabilities	774	1,032	1,066

NET ASSETS	1,556	755	448

EQUITY
Accumulated funds	1,556	755	448

TOTAL EQUITY	1,556	755	448

Budget Estimates 2010-11	5 - 43

HEALTH CARE COMPLAINTS COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	7,321	7,131	7,191
Other	3,260	3,111	3,354

Total Payments	10,581	10,242	10,545

Receipts
Sale of goods and services	2	2	29
Interest	82	82	46
Other	588	588	600

Total Receipts	672	672	675

NET CASH FLOWS FROM OPERATING ACTIVITIES	(9,909)	(9,570)	(9,870)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(140)	(97)	(25)
Other	—	(11)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(140)	(108)	(25)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	9,873	9,683	9,830
Capital appropriation	—	—	25

NET CASH FLOWS FROM GOVERNMENT	9,873	9,683	9,855

NET INCREASE/(DECREASE) IN CASH	(176)	5	(40)
Opening Cash and Cash Equivalents	922	809	814

CLOSING CASH AND CASH EQUIVALENTS	746	814	774

CASH FLOW RECONCILIATION
Net cost of services	(10,503)	(10,313)	(10,487)
Non cash items added back	573	722	554
Change in operating assets and liabilities	21	21	63

Net cash flow from operating activities	(9,909)	(9,570)	(9,870)

5 - 44	Budget Estimates 2010-11

CANCER INSTITUTE NSW
The lifetime risk of cancer is one in two for men, and one in three for women. The Cancer Institute NSW was established in July 2003 by the Cancer Institute (NSW) Act 2003 to decrease the devastating impact of cancer on our society. Under this legislation, the Cancer Institute NSW is charged with substantially improving cancer control in New South Wales.
As a general government non-budget dependent agency, funding for the Cancer Institute NSW is derived from a Department of Health grant.
Results and Services
The Cancer Institute NSW contributes to decreasing the impact of cancer on our society by working towards the following results:
•	Reduced incidence of cancer in the community.

•	Increased likelihood of cure and longer survival.

•	Improved quality of life for cancer patients and their carers.

•	Research discoveries are translated into effective clinical practice, preventative and early detection measures.
Key services provided by the Cancer Institute NSW to contribute to these results include:
•	preventative campaigns targeting reductions in risky life style behaviours, such as programs to reduce inappropriate sun exposure and to support smokers seeking to quit smoking

•	managing screening services to detect breast and cervical cancers and enable early intervention and treatment

•	promoting improvements in clinical practice by developing, coordinating and funding strategic programs to optimise clinical care and to monitor and report on clinical outcomes

•	funding research programs to enable translation of research discoveries into more effective clinical practice and policy and

•	collecting and analysing cancer information to support improvements in cancer control and clinical practice.

Budget Estimates 2010-11	5 - 45

CANCER INSTITUTE NSW
The key services provided by the Institute and the way in which they are expected to contribute to results are set out in the following table:

		Results
					Improved
				Improved	health
				quality of	outcomes
		Reduced	Increased	life for	from the
	2010-11	incidence	likelihood of	cancer	translation
	Budget	of cancer	cure and	patients	of research
	Expenses	in the	longer	and their	discoveries
Service Groups	$m	community	survival	carers	into practice
Cancer Services and Education	32.5		✓	✓	✓
Cancer Information and Registries	14.0	✓	✓	✓
Prevention	15.4	✓			✓
Research	31.8		✓	✓	✓
Screening	54.5	✓	✓	✓	✓

Total Expenses Excluding Losses	148.2

Recent Achievements
Additional funding and effective management of screening programs have resulted in:
•	an increase of 62,000 NSW women aged 50-69 who have participated in biennial screening since July 2005

•	a reduction of 12 per cent in breast cancer and 36.9 per cent in cervical cancer mortality rates over the last 10 years, mainly due to screening and advances in treatments and

•	the successful rollout of the Government’s commitment to expand BreastScreen services and introduce imaging technology to ensure the fastest possible reporting of mammograms.
Over the past three years, the Cancer Institute NSW has been continuing to develop the effectiveness of multidisciplinary teams providing specialist cancer treatment. Over this time, there has been a 12 per cent increase in the number of multidisciplinary teams in New South Wales encompassing a 32 per cent increase in rural areas.

5 - 46	Budget Estimates 2010-11

CANCER INSTITUTE NSW
Cancer Treatments Online (eviQ) was launched in October 2009 providing over 4,000 clinicians with accurate, current, relevant, and evidence based information for point of care. This program is changing clinician practice and leading the way in delivering more consistent approaches to clinical care across the State.
The Cancer Prevention Division’s Tobacco Program continues to contribute to tobacco control in New South Wales and deliver significant results. Smoking rates in New South Wales continue a downward trend. The NSW Population Health Survey estimated that in 2009 around 17.2 per cent of NSW adults smoked compared to 18.4 per cent in 2008.
Strategic Directions
A NSW Cancer Plan for 2007-10 was developed by the Cancer Institute NSW following a wide consultative process with relevant stakeholders. Key initiatives include:
•	a continuing strong focus on proven tobacco control programs with savings in health costs

•	expanding other cancer prevention programs with an increased focus on sun exposure risk

•	continuing promotion of the benefits of screening for breast and cervical cancers

•	developing of smarter care models and a Cancer Services Monitoring and Reporting Program to improve cancer outcomes and the quality and efficiency of cancer services

•	establishing of the NSW Cancer Trials Network to increase the numbers of cancer patients in clinical trials and apply research discoveries directly to more effective treatment as quickly as possible

Budget Estimates 2010-11	5 - 47

CANCER INSTITUTE NSW
•	expanding and linking of cancer information databases to include cancer screening and hereditary cancers, and improved dissemination of information to cancer patients, clinicians, researchers and the Government and

•	increased partnering with the private sector to leverage their skills, report their outcomes and use their capacity to reduce health costs.
2010-11 Budget Initiatives
Total Expenses
Total expenses for the Cancer Institute NSW in the 2010-11 Budget are $148.2 million with 88 per cent or $130.1 million of these expenses used to fund clinical initiatives in Area Health Services and hospitals. Significant areas of expenditure in 2010-11 will include:
•	$15.4 million for prevention programs developed and coordinated by the Cancer Institute NSW

•	$54.5 million for screening programs

•	$32.5 million for cancer services and education

•	$31.8 million for cancer research to improve cancer outcomes of the people of New South Wales and

•	$14 million to cancer information and registries, including the Central Cancer Registry, the Pap Test Registry, Clinical Cancer Registry and the Hereditary Cancer Registry.
Capital Expenditure
The proposed capital expenditure for the Cancer Institute NSW in 2010-11 is $1.2 million with:
•	$600,000 for a web tool to provide enhanced reporting across Cancer Institute programs and

•	$600,000 for other various minor works.

5 - 48	Budget Estimates 2010-11

CANCER INSTITUTE NSW

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	2,060	1,990	2,068
Grants and contributions	139,895	138,748	143,942
Other revenue	350	850	833

Total Retained Revenue	142,305	141,588	146,843

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	18,204	18,192	19,543
Other operating expenses	30,615	26,885	25,788
Depreciation and amortisation	1,012	1,234	1,084
Grants and subsidies	91,390	97,024	101,814

Total Expenses Excluding Losses	141,221	143,335	148,229

SURPLUS/(DEFICIT)	1,084	(1,747)	(1,386)

Budget Estimates 2010-11	5 - 49

CANCER INSTITUTE NSW

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	24,746	28,487	26,974
Receivables	5,365	4,565	4,565

Total Current Assets	30,111	33,052	31,539
Non Current Assets
Property, plant and equipment —
Plant and equipment	4,354	2,465	2,194
Intangibles	—	1,142	1,540

Total Non Current Assets	4,354	3,607	3,734

Total Assets	34,465	36,659	35,273

LIABILITIES
Current Liabilities
Payables	6,043	2,840	2,840
Provisions	1,954	1,725	1,725

Total Current Liabilities	7,997	4,565	4,565

Non Current Liabilities
Provisions	43	43	43
Other	229	385	385

Total Non Current Liabilities	272	428	428

Total Liabilities	8,269	4,993	4,993

NET ASSETS	26,196	31,666	30,280

EQUITY
Accumulated funds	26,196	31,666	30,280

TOTAL EQUITY	26,196	31,666	30,280

5 - 50	Budget Estimates 2010-11

CANCER INSTITUTE NSW

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	2,060	1,965	2,068
Other	154,545	154,862	159,075

Total Receipts	156,605	156,827	161,143

Payments
Employee related	18,204	19,458	19,543
Grants and subsidies	91,390	97,024	101,814
Other	44,915	44,529	40,088

Total Payments	154,509	161,011	161,445

NET CASH FLOWS FROM OPERATING ACTIVITIES	2,096	(4,184)	(302)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,000)	(1,170)	(680)
Other	—	(742)	(531)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,000)	(1,912)	(1,211)

NET INCREASE/(DECREASE) IN CASH	(904)	(6,096)	(1,513)
Opening Cash and Cash Equivalents	25,650	34,583	28,487

CLOSING CASH AND CASH EQUIVALENTS	24,746	28,487	26,974

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	1,084	(1,747)	(1,386)
Non cash items added back	1,012	1,234	1,084
Change in operating assets and liabilities	—	(3,671)	—

Net cash flow from operating activities	2,096	(4,184)	(302)

Budget Estimates 2010-11	5 - 51

HUMAN SERVICES
OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Human Services
Total Expenses	6,053.0	5,602.4	-7.4
Capital Expenditure	197.9	147.3	-25.6

Home Care Service of New South Wales
Total Expenses	207.1	222.4	7.4
Capital Expenditure	3.0	3.0	—

Aboriginal Housing Office
Total Expenses	67.7	89.0	31.5
Capital Expenditure	13.5	38.1	182.0

Home Purchase Assistance Fund
Total Expenses	16.8	17.2	2.4
Capital Expenditure	—	—	—

NSW Businesslink Pty Limited
Total Expenses	175.0	214.6	22.6
Capital Expenditure	24.3	24.4	0.2

Budget Estimates 2010-11	6 - 1

DEPARTMENT OF HUMAN SERVICES
The Department of Human Services was created in July 2009 through the amalgamation of five agencies:
•	Aboriginal Affairs NSW

•	Ageing, Disability and Home Care

•	Community Services

•	Housing NSW

•	Juvenile Justice.
The Department provides human and social services directly and in partnership with non-government organisations in order to improve the outcomes for vulnerable client groups in New South Wales. The Department also provides employee related support services to a number of other government agencies including the Aboriginal Housing Office, NSW Businesslink Pty Ltd, and the NSW Land and Housing Corporation.
The Department’s responsibilities and services include providing specialist accommodation and home-based services for people with a disability, providing social housing, promoting and enhancing child safety and wellbeing, supporting Aboriginal communities, providing crisis support and disaster recovery services, and managing young offenders.
Results and Services
The Department has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan Priorities:
•	improve child wellbeing, health and safety

•	make sure children have the skills for learning by school entry

•	strengthen Aboriginal communities

•	increase employment and community participation for people with disabilities

•	reduce the number of NSW people who are homeless and

•	improve housing affordability.

6 - 2	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
The Department also contributes to the State Plan Priority of creating a safer New South Wales.
The Department of Human Services works to provide better and more integrated services for vulnerable people in New South Wales to achieve the following results:
•	Strong Aboriginal communities that engage with government and manage their own affairs.

•	Government services are responsive to need, culturally competent and accessed by Aboriginal people.

•	Older people and people with a disability are able to live in their own homes and have opportunities to participate in community activities.

•	People with a disability who cannot remain in their own home are assisted to live in specialist accommodation.

•	People who experience natural or other disasters are supported to recover and to resume self-sufficient living.

•	Children and young people at significant risk, and their families, are supported so children reach their developmental milestones without ongoing involvement in the child protection system.

•	Where a child or young person is at significant risk and the Department determines that it must intervene, the child or young person and any relevant siblings are safe and their normal development paths are maintained following intervention.

•	Children or young people who are removed from their family are cared for in a safe and stable placement where development milestones are achieved and are successfully restored to their families where appropriate.

•	Homeless people have access to housing and support services to sustain a tenancy.

•	Social housing is appropriate for client needs, including the needs of Aboriginal people.

•	Social housing is integrated into communities.

Budget Estimates 2010-11	6 - 3

DEPARTMENT OF HUMAN SERVICES
•	Access to affordable housing is improved.

•	Young offenders reduce their re-offending.

•	Young offenders are effectively managed and supervised in custody and in the community to complete their sentences.

•	Where appropriate, young offenders have an effective community-based alternative to formal court orders.
The key services provided by the Department include:
•	services that support and promote Aboriginal culture and community resilience, which include administration of the Aboriginal Land Rights Act 1983, community engagement and language services

•	services that support and build prosperous and safe Aboriginal communities including coordinating the Aboriginal Communities Development Program and coordinating and monitoring the implementation of the Government’s Aboriginal policy objectives through Two Ways Together

•	community support programs and community care services for frail older people, people with a disability and their families and carers

•	short-term interventions in community settings including therapy, case management and behaviour intervention for people with a disability

•	specialist accommodation for people with a disability who cannot remain in their own home, such as community housing or large residential centres

•	community development and capacity building, crisis support and disaster recovery services

•	prevention and early intervention services that give early support to vulnerable families and those with very young children

•	statutory child protection services in accordance with the requirements of the child protection legislation

•	out-of-home care services for children and young people who are unable to live safely at home

6 - 4	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
•	providing staff to NSW Land and Housing Corporation to manage NSW public housing, fund and regulate community housing and crisis accommodation, provide homelessness services, develop and support affordable housing policy, and provide products and services to assist people to move into private rental and home ownership

•	administering youth justice conferences and community-based services for juvenile offenders and

•	supervising juvenile offenders sentenced by the courts to detention and/or ordered by the courts to remain in custody pending the outcome of their court cases.
Recent Achievements
Improve Safety and Wellbeing of Children and Young People
The Department continues to work to improve the safety and wellbeing of children and young people. In 2009-10, the Department:
•	implemented Keep Them Safe: A shared approach to child wellbeing, the Government’s five year $750 million plan to reshape family and community services to support vulnerable children, young people and their families

•	supported about 4,000 families through the Brighter Futures program, providing intensive support services to vulnerable families with young children. An interim evaluation in March 2010 indicates a significant reduction in risk of harm reports after participation in the program

•	trained an additional 500 practitioners in the Triple P (Positive Parenting Program) to work with parents and carers to improve their parenting skills

•	established support services for Forgotten Australians, mature adults who grew up in orphanages, children’s homes and foster homes

•	established a Child Wellbeing Unit to provide a central contact point to provide advice and support for staff who are concerned about a child or young person at risk of harm and

•	implemented the WellNet computer database to help Child Wellbeing Units in the Departments of Human Services, Health, and Education and Training and the NSW Police Force to determine when a child has a history of reported events or is already involved with Community Services.

Budget Estimates 2010-11	6 - 5

DEPARTMENT OF HUMAN SERVICES
Strengthen Aboriginal Communities
The Department is helping to strengthen Aboriginal communities. In 2009-10, the Department:
•	worked with 40 Aboriginal Partnership Communities with a focus on greater involvement of Aboriginal people in service delivery

•	continued 10 Job Compacts across New South Wales to promote local Aboriginal employment opportunities

•	worked with Aboriginal communities in New South Wales to promote and grow an entrepreneurial culture

•	worked with the Department of Environment, Climate Change and Water and the NSW Aboriginal Land Council to deliver the Aboriginal Water and Sewerage Program and

•	progressed the implementation of the National Partnership Agreements on Remote Service Delivery and Indigenous Economic Participation.
Increase Community Participation for People with Disabilities
The Department is building stronger communities by increasing employment and community participation for people with disabilities. In 2009-10, the Department:
•	supported more than 55,000 people with a disability and their carers at a cost of more than $1.7 billion

•	continued to increase its investment in disability support. Over the last five years investment has increased by more than $700 million, primarily through the Stronger Together program, leading to:
•	an estimated 10,000 additional families receiving support

•	13,000 people with a disability now receiving ongoing skill development and support for community participation and

•	a doubling in the number of people receiving intensive in-home support and
•	improved outcomes for people engaged in the Transition to Work Program, where now around half move on to employment and educational opportunities.

6 - 6	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Reduce Re-Offending by Young Offenders
The Department has contributed to creating a safer New South Wales by implementing a number of evidence-based programs designed to reduce the number of young offenders re-offending. In 2009-10, the Department:
•	continued the Intensive Supervision Program, which addresses environmental issues that may lead to young people offending and promotes long-term behavioural change. A four year pilot commenced in May 2008. Since then 71 families have participated, with 91 per cent successfully completing the Program and

•	expanded the Youth Justice Conferencing Program, which provides an effective community-based alternative to court. In 2009-10 approximately 2,000 referrals were processed and 1,600 conferences were facilitated.
Improve Housing Affordability and Reduce Homelessness
Improving housing affordability and reducing homelessness is a key focus of the Department of Human Services. During 2009-10, the Department through the NSW Land and Housing Corporation:
•	spent over $1 billion on delivering the Australian Government’s Nation Building — Economic Stimulus Plan, with construction commenced on 5,600 dwellings, or 94 per cent of dwellings to be constructed under the Plan

•	increased the supply of affordable rental housing through:
•	allocating up-front grants and ongoing subsidies to enable the construction of around 2,500 affordable rental dwellings under the National Rental Affordability Scheme and

•	growing the community housing sector through a number of affordable housing initiatives including the Affordable Housing Innovations Fund, and the Social Housing Growth Fund. Providers have contributed $110 million in equity and debt equity, which will deliver over 1,000 dwellings over four years, 430 more homes than Housing NSW could have delivered through the grant funding alone and
•	developed regional homelessness plans that will enable the service system to be reformed, shifting the focus from crisis to long-term housing and prevention and early intervention.

Budget Estimates 2010-11	6 - 7

DEPARTMENT OF HUMAN SERVICES
Strategic Directions
In 2010-11, the Department of Human Services will continue to deliver more integrated and improved services to its clients. Priorities for 2010-11 include:
•	improving and integrating service delivery in rural and remote communities in western New South Wales

•	improving services for people who are homeless or at risk of homelessness

•	providing better and more integrated services for clients with complex and challenging needs, particularly adolescents

•	strengthening the non-government organisation sector and reducing red tape when partnering with the sector

•	improving service delivery for Aboriginal children, families and communities

•	finalising the Department’s post-amalgamation organisational structure and governance integration arrangements and

•	consolidating corporate and shared services, with the aim of achieving savings that will be re-directed to service delivery.
Aboriginal Affairs
The Department will continue to monitor and report on Two Ways Together, the Government’s ten year plan to improve the wellbeing of Aboriginal people and communities. The Department will continue to lead the NSW implementation of the National Partnership Agreements on Remote Service Delivery and Indigenous Economic Participation.
Ageing, Disability and Home Care
Stronger Together: A new direction for disability services in NSW 2006-2016 is the Government’s ten year strategy to deliver better services for people with a disability and their families. An important feature of the strategy is its emphasis on early intervention and prevention to assist people with disabilities to be more active members of their community through programs that provide useful and enjoyable activities and skills development.

6 - 8	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Stronger Together increases the opportunities for people with a disability to live in their own home through enhanced respite, therapy and in-home support services. Stronger Together also increases the range of specialist accommodation services for those unable to live at home. The Government committed a record investment of more than $1.3 billion in new funding from 2006-07 to support the first five years of the program.
The Department will also work with the Australian Government to develop appropriate plans to implement changes to the Home and Community Care (HACC) program resulting from the recent COAG health reforms. HACC provides basic support services to frail older people and people with disabilities and their carers. HACC expenditure has grown by 27 per cent over the four years to 2009-10, mainly in response to the ageing of the population.
Community Services
Keep Them Safe: A shared approach to child wellbeing is the Government’s five year $750 million plan to reform child protection and ensure that all children in New South Wales are healthy, happy and safe, and grow up belonging in families and communities where they have opportunities to reach their full potential. In 2010-11, $165 million will be invested in Keep Them Safe in total, with $98.3 million through Community Services.
Keep Them Safe emphasises shared responsibility and partnership across the government and non-government sectors. It also puts an increased emphasis on prevention and early intervention services. This includes around 320 extra places for children in the Brighter Futures early intervention program, expansion of sustained home visiting of at risk mothers and drug and alcohol intensive interventions for parents, young people and families. The aim is to help families address drivers of dysfunctional behaviour before it reaches crisis point.
The Department will be working with communities to reduce the over-representation of Aboriginal children and families in the statutory child protection system. This includes piloting a new model of consultation with Aboriginal non-government organisations to determine the best ways of keeping Aboriginal children and young people safe in accordance with Aboriginal placement principles, and supporting the implementation of Safe Families in five communities in western New South Wales.

Budget Estimates 2010-11	6 - 9

DEPARTMENT OF HUMAN SERVICES
Housing
Strategic priorities for the Department are reducing the incidence of homelessness and increasing the supply of affordable and public housing.
Key strategic objectives and, where relevant, associated National Partnership Agreements with the Australian Government, include:
•	increasing the supply of affordable housing through the National Rental Affordability Scheme

•	increasing the supply of social housing through the delivery of the NSW social housing supply program and the Nation Building - Economic Stimulus Plan

•	increasing the number of dwellings in the community housing sector through the Planning for the Future: new directions for Community Housing 2007 - 2012 initiative. To support this, the NSW Government will transfer ownership of 500 dwellings from the NSW Land and Housing Corporation to the sector and

•	reducing the number of households experiencing homelessness through the NSW Homelessness Action Plan 2009-2014, the National Partnership Agreement on Homelessness and providing increased accommodation for rough sleepers through the Common Ground project.
Juvenile Justice
In 2010-11, the Department will continue to focus on initiatives designed to reduce the number of young offenders re-offending. This includes implementing Graffiti Clean Up Orders which require offenders to complete a graffiti prevention program as part of their order, and establishing a comprehensive pre-release program at Reiby Juvenile Justice Centre to support the re-integration of young offenders into the community.
The Department will also pilot a Bail Assistance Line in Sydney, Newcastle and Dubbo to reduce the number of young people on remand by providing assistance in securing suitable accommodation and services pending a court outcome.

6 - 10	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
2010-11 Budget Initiatives
Total Expenses
The Department’s total expenses for 2010-11 are estimated at $5.6 billion. This includes $76 million expenditure on the employee related costs of NSW Businesslink Pty Limited, the corporate service provider for the Department.
Aboriginal Affairs
Total expenses for Aboriginal Affairs are estimated at $26.9 million, and includes:
•	$5.3 million for the Aboriginal Communities Development Program to raise the health and living standards of priority Aboriginal communities where major environmental health needs have been identified

•	$2 million for the Safe Families program to tackle Aboriginal child sexual assault in five nominated communities in far western New South Wales

•	$2.8 million for the Partnership Community Program, which focuses on involving Aboriginal people in service delivery and

•	$3.3 million for the National Partnership Agreements on Remote Service Delivery and Indigenous Economic Participation and other COAG-related activities.
Ageing, Disability and Home Care
Ageing, Disability and Home Care’s total expenses are estimated at $2,468 million. This is an increase of $205.7 million or 9.1 per cent on the 2009-10 Budget. This increase reflects continued growth in the initial five years of the Stronger Together program funding and growth in grants to the non-government organisation sector. Expenditure in 2010-11 includes:
•	$71 million (an increase of $13.3 million over 2009-10 Budget) to increase support from three days a week to four days a week (and five days for people with very high support needs) for people with a significant disability who leave school but are unable to enter the workforce

Budget Estimates 2010-11	6 - 11

DEPARTMENT OF HUMAN SERVICES
•	$42.4 million (an increase of $4.8 million over 2009-10 Budget) for an additional 103 attendant care (intensive in-home support) places

•	$13 million (an increase of $4.7 million over 2009-10 Budget) to provide intensive support packages for children and young people and their families, including new autism support services

•	$14.2 million (an increase of $2.3 million over 2009-10 Budget) for additional therapy places

•	$34.3 million (an increase of $2.4 million over 2009-10 Budget) to provide 159 new flexible respite packages

•	$11 million (an increase of $1.2 million over 2009-10 Budget) for day program places

•	$585.8 million (an increase of $48.1 million over the 2009-10 Budget) for Home and Community Care (HACC) services which include domestic assistance, social support, meals, transport, case management

•	$203.4 million (an increase of $48.3 million over 2009-10 Budget) to fund 401 new supported accommodation places

•	$26.2 million (an increase of $2.9 million over 2009-10 Budget) to prevent young people entering nursing homes, improve the circumstances of younger people in nursing homes and develop alternative models of support for young people living in nursing homes and

•	$6 million to provide alternative accommodation support for people with a disability located in boarding houses.

6 - 12	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Community Services
Total expenses for Community Services are estimated at $1,671 million, an increase of $107.1 million or 6.8 percent on the 2009-10 Budget. This includes:
•	$680.2 million to provide services to children in out-of-home care, such as foster care and kinship care for children separated from their parents. This represents an increase of $51.9 million compared to 2009-10 Budget, and includes funding for reforms to improve outcomes for children
•	$408.8 million for statutory child protection, which covers response to reports of harm or risk to children, assessment and investigation of reports of child abuse and neglect, and working to ensure that the safety, welfare and wellbeing of children are assured

•	$337.7 million for prevention and early intervention services to help young children and their families identified as at risk. This includes an additional $4.5 million to expand the range and number of prevention and early intervention services available in New South Wales, and an additional $14.8 million for early childhood development programs under National Partnership Agreements and

•	$244.3 million for community development and support services, such as transitional support and accommodation services for the homeless, disaster welfare assistance, and $10 million to expand the Community Builders Grants Program which provides support to local councils, neighbourhood centres and community organisations to enhance opportunities for disadvantaged people to participate in community life.
Housing NSW
Total expenses for Housing NSW are estimated at $1,174 million. This includes $224.1 million for the secondment of staff to the NSW Land and Housing Corporation and the Aboriginal Housing Office, as well as the NSW Government’s contribution to the following:
•	$538.3 million to build and complete new dwellings and $26.8 million to convert bed-sitters into appropriate accommodation under the Nation Building — Economic Stimulus Plan

•	$243 million to commence 1,416 dwellings and to complete 568 dwellings under the social housing new supply program

Budget Estimates 2010-11	6 - 13

DEPARTMENT OF HUMAN SERVICES
•	$232.7 million under the social housing asset management program to fund repairs and upgrade of public and community housing

•	$73.9 million over five years, under A Place to Call Home, including NSW funding of $35.2 million. This initiative includes the construction of 62 dwellings to accommodate people who are homeless or at risk of homelessness

•	$72.5 million over 10 years under the National Rental Affordability Scheme, including funding of $25 million from the Rental Bond Board for the development of approximately 1,155 affordable dwellings. Redfern Waterloo Authority will receive Affordable Housing Contributions of $18 million over three years to use towards 200 additional affordable dwellings and

•	$34 million under the Rentstart to assist 29,400 households to gain access to, or remain in, private rental accommodation, including $10.9 million for temporary accommodation.
Juvenile Justice
Total expenses for Juvenile Justice are estimated at $186.2 million, an increase of 8.0 per cent compared to the 2009-10 Budget, and includes:
•	$116.3 million in supervision and transport of young offenders in detention, or in custody pending the outcome of their court cases, including $1.8 million for a pre-release unit at Reiby Juvenile Justice Centre and

•	$69.8 million for supervising and supporting young offenders on community-based sentences or on bail, and for the administration of Youth Justice Conferencing, including $1.9 million for a graffiti reduction initiative.
Capital Expenditure
The Department’s total capital expenditure for 2010-11 is estimated at $147.3 million, including:
•	$42.1 million for acquisition of supported accommodation places for new clients with a disability

•	$10.8 million for improvements to, or replacement of, existing accommodation facilities for people with disability

6 - 14	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
•	$20.8 million for Information Technology projects including $11.5 million for the redesign of Community Services’ key client information system to integrate a structured decision making tool and $2.4 million for an electronic document and record management system

•	$13.2 million to commence construction of nine Indigenous Child and Family Centres, funded by the Commonwealth under the Indigenous Early Childhood Development National Partnership and

•	$12 million to commence the construction of three new custodial accommodation units at Cobham Juvenile Justice Centre, providing a further 54 bed capacity.

Budget Estimates 2010-11	6 - 15

DEPARTMENT OF HUMAN SERVICES
Result Indicators
Strong Aboriginal communities that engage with government and manage their own affairs

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Revitalisation of Aboriginal languages (a)	no.	10	12	10	10	10
Partnership communities with action plans (b)	no.	40	40	40	40	40

(a)	A program supporting Aboriginal community language assistance.

(b)	Partnership communities with endorsed local action plans to address community issues.
Government services are responsive to need, culturally competent and accessed by Aboriginal people

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Overcoming Indigenous Disadvantage headline indicators showing reduced disadvantage in New South Wales (a)	no.	10	n.a.	15	15	n.a.
Relevant Government agencies with Aboriginal service delivery plans	%	50	60	70	70	70

(a)	The headline indicators are from the national Overcoming Indigenous Disadvantage report, reported every two years in the State report, Two Ways Together.

6 - 16	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Result Indicators (cont)
Sustained community and home living for people with disabilities

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

People accessing disability and HACC services (a)	no.	265,000	280,000	290,000	290,000	300,000
People with a severe or profound disability accessing disability services (a)	no./1000	139.2	148.1	155.9	155.9	162.8
People with a moderate/severe or profound disability accessing HACC services	no./1000	243.9	245.3	261.0	252.9	260.5

(a)	These indicators are calculated as unique clients who are accessing services. In previous Budget papers, instances of services were used rather than unique clients.
Specialist disability accommodation support

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

People in out of home arrangements	no.	7,400	8,500	7,900	8,710	8,990
People with severe or profound disabilities who are receiving Department services (a)	no.	346.9	246.7	366.8	253.9	262.1

(a)	This indicator shows the increase in access for people between 15 to 65 with severe/profound disability (intellectual and related disabilities only) to specialist disability accommodation support services.

Budget Estimates 2010-11	6 - 17

DEPARTMENT OF HUMAN SERVICES
Result Indicators (cont)
People who experience crisis are supported to recover and to resume self-sufficient living

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Supported Accommodation Assistance Program clients with only one support period per year	%	76.2	77.3	76.2	77.3	77.3
This indicator shows the effectiveness of Supported Accommodation services in helping clients to become independent.
Children/young people are safe following Department intervention

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Average number of reports per child reported in a year	no.	2.32	2.30	2.32	2.20	2.10
This indicator is a proxy of a measure being developed — percentage of re-reports after appropriate Department action.
Children/young people removed from their family are cared for in a safe and stable placement

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Children on a final care and protection order who have had five or more placements in their lives, for: (a)
All children in Out-Of-Home Care (OOHC)%		21.0	19.7	21.0	20.0	20.0
Children under age five in OOHC	%	4.7	5.0	4.7	5.0	5.0

(a)	Children generally experience better outcomes if they have fewer placements as they can bond with their carers. Initially, changes may be needed while a final placement is sought.

6 - 18	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Result Indicators (cont)
Reduction in juvenile re-offending

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Juvenile re-offending (a)%		34.0	35.0	30.2	35.0	34.0
Juvenile re-offending by service: (b)
Custody	%	66.9	62.0	65.9	62.0	61.0
Community	%	54.3	55.0	52.3	55.0	54.0
Youth Justice Conferencing	%	42.6	44.0	40.6	44.0	42.0

(a)	The figure for 2009-10 is an estimate as re-offending is monitored in the 12 month period following an initial offence.

(b)	Only estimates are available for 2008-09 and 2009-10 as re-offending is monitored in the 12 month period following an initial offence.
Young offenders are effectively managed and complete their sentences

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Safety/security breaches per 1,000 admissions:
Deaths in custody	no.	0	0	0	0	0
Self-harm incidents	no.	19	43	40	38	30
Escapes from secure perimeter	no.	0.0	0.8	0.0	0.8	0.0
Community-based orders completed	%	85	86	92	81	85

Budget Estimates 2010-11	6 - 19

DEPARTMENT OF HUMAN SERVICES
Result Indicators (cont)
Youth Justice Conferences are an effective community-based alternative to formal court orders

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Conferences held that include victim participation	%	54	50	50	53	60
Conferences held that include community or other government agency participation	%	83	80	77	87	87
These indicators show the level of victim or community participation in conferences. Although participation by victims is not mandatory it is encouraged when appropriate.

6 - 20	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Service Group Statements
Support and Promote Culture and Community Resilience

Service Description:	This service group covers strategies to build communities and strengthen Aboriginal culture and heritage. It comprises regional support programs, administration of the Aboriginal Land Rights Act 1983, community engagement strategies and language services.

Linkage to Results:	This service group contributes to the result strong Aboriginal communities that engage with government and manage their own affairs, by strengthening and promoting Aboriginal culture and by building community governance and resilience.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Aboriginal communities with governance structures	no.	37	37	40	40	40
Reference groups established in Aboriginal communities	no.	n.a.	4	4	4	4

Employees:	FTE	42	47	53	67	76

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	9,199	12,159	12,349

Total expenses include the following:
Employee related	5,777	6,808	7,960
Other operating expenses	2,519	3,878	2,971
Grants and subsidies	903	1,473	1,418

Total Retained Revenue	—	59	62

NET COST OF SERVICES	9,199	12,100	12,287

CAPITAL EXPENDITURE	140	150	80

Budget Estimates 2010-11	6 - 21

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Support and Build Prosperous and Safe Communities and Lead Government Policy

Service Description:	This service group covers co-ordinating and monitoring the Government’s Aboriginal policy objectives through Two Ways Together and delivering the Aboriginal Communities Development program (ACDP).

Linkage to Results:	This service group contributes to strong Aboriginal communities and Government services that are responsive to need, culturally competent and accessed by Aboriginal people.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

ACDP projects completed within revised budget	%	100	98	98	98	98
Aboriginal Job Compacts	no.	12	15	12	12	12
Two Ways Together Regional Action Plans implemented	no.	9	9	9	9	9

Employees:	FTE	26	40	50	53	60

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	22,152	18,205	14,504

Total expenses include the following:
Employee related	5,148	5,386	5,723
Other operating expenses	2,713	1,631	2,483
Grants and subsidies	14,041	10,883	6,048

Total Retained Revenue	4,604	4,682	3,092

NET COST OF SERVICES	17,548	13,523	11,412

6 - 22	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Ongoing Community Support

Service Description:	This service group covers services that assist older people and people with a disability to live in their own home environment and to participate in the community with some ongoing support.

Linkage to Results:	This service group contributes to the result of sustained community and home living by working towards a range of intermediate results including:
•	People with a disability improve their living skills and participate in the community. Carers of frail older people with a disability are provided with respite.

•	Basic support services (personal assistance) are helping older people and people with a disability to live in their home environment.

•	Older people and people with a disability live in their own homes through ongoing intensive personal care.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

People in post-school programs	no.	5,220	5,900	6,100	6,480	7,060
People receiving respite services	no.	48,600	51,100	52,500	57,000	64,000
People receiving personal assistance	no.	183,000	191,000	194,000	207,000	223,500

Employees:	FTE	659	640	838	826	711
During 2009-10, allocation of employees between ageing and disability service groups was revised.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	937,377	935,537	1,019,345

Total expenses include the following:
Employee related	70,441	70,860	59,534
Other operating expenses	27,467	29,226	36,423
Grants and subsidies:	837,143	830,051	921,531
Disability services	336,534	329,102	373,447
HACC services	494,059	494,060	541,273

Total Retained Revenue	13,656	12,368	7,339

NET COST OF SERVICES	923,721	923,169	1,012,006

CAPITAL EXPENDITURE	3,202	3,627	2,604

Budget Estimates 2010-11	6 - 23

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Short-Term Interventions

Service Description:	This service group covers assistance to older people and people with a disability to develop skills and abilities to live in the community with minimal support.

Linkage to Results:	This service group contributes to the result Community Support by working towards a range of intermediate results that include:
•	Children with a disability live with their parents.

•	Therapies and interventions assist older people and people with a disability to maximise their independence.

•	Older people and people with a disability and carers access the best mix of services and/or community support.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Families and children receiving support	no.	7,500	8,600	9,500	9,000	9,500
People receiving therapy and interventions	no.	67,400	75,000	74,750	78,000	78,000
Seniors card holders	no.	930,000	950,000	960,000	955,000	960,000

Employees:	FTE	807	942	1,186	1,228	1,357
During 2009-10, allocation of employees between ageing and disability service groups was revised.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	290,149	290,703	331,919

Total expenses include the following:
Employee related	99,740	105,363	113,554
Other operating expenses	28,072	22,506	21,627
Grants and subsidies:	160,039	161,278	194,113
Disability services	110,488	111,728	143,522
HACC services	43,681	43,680	44,574

Total Retained Revenue	438	408	2,354

NET COST OF SERVICES	289,711	290,295	329,565

CAPITAL EXPENDITURE	4,804	3,497	2,604

6 - 24	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Supported Accommodation

Service Description:	This service group covers adequate alternate support arrangements for people with a disability to assist them to live in suitable accommodation and to participate in the community.

Linkage to Results:	This service group contributes to the result Specialist Accommodation Support by working towards a range of intermediate results that include:

• Accommodation services are affordable and high quality.

• People with a disability who have lost or are at risk of losing their accommodation supports have access to suitable accommodation.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

People in intensive supported accommodation	no.	7,400	8,190	8,100	8,520	8,820
Bed utilisation in Department operated services	%	96.1	98.0	96.1	98.0	98.0

Employees:	FTE	5,228	5,434	5,033	5,132	5,279
During 2009-10, allocation of employees between ageing and disability service groups was revised.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,034,837	1,041,660	1,116,752

Total expenses include the following:
Employee related	423,253	440,422	441,875
Other operating expenses	79,601	88,564	81,230
Grants and subsidies:	495,302	478,325	557,533
Disability services	495,096	478,114	557,327
Other expenses	18,184	18,184	18,184

Total Retained Revenue	39,970	39,721	39,180

NET COST OF SERVICES	996,286	1,003,358	1,079,159

CAPITAL EXPENDITURE	137,364	138,246	74,112

Budget Estimates 2010-11	6 - 25

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Community Services

Service Description:	This service group covers whole-of-government initiatives in community development and support services (especially for families and young children). It includes transitional support and accommodation services to children, young people and adults who are homeless or at risk of homelessness, and disaster welfare assistance to families and communities that experience natural and other disasters.

Linkage to Results:	This service group contributes to strong communities that have the ability to identify and resolve problems and provide an environment for everyone, including families and children, to reach their full potential, by working towards a range of intermediate results that include:

• Clients who have required temporary accommodation do not become, or cease to be, homeless.

• Interaction between young people and their families and community is positive.

• The incidence and severity of violence against women and families declines.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Clients receiving assistance under the Supported Accommodation Assistance Program	thous	37.7	37.7	37.7	40.7	40.7
Calls to the Domestic Violence Line	thous	23.3	23.1	23.3	23.1	23.1

Employees:	FTE	130	142	138	87	142

6 - 26	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Community Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	193,081	195,216	244,315

Total expenses include the following:
Employee related	12,462	8,627	14,682
Other operating expenses	5,356	3,595	4,842
Grants and subsidies:	174,339	182,372	224,142
Community development services	38,772	40,849	85,786
Crisis support services	127,288	132,098	130,034

Total Retained Revenue	3,249	2,014	2,054

NET COST OF SERVICES	189,832	193,202	242,261

CAPITAL EXPENDITURE	1,369	593	13,712
Figures for 2009-10 Budget do not agree with figures published in the 2009-10 Budget Paper No. 3 as the Youth and Better Futures program was transferred to Communities NSW on 1 July 2009.

Budget Estimates 2010-11	6 - 27

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Prevention and Early Intervention

Service Description:	This service group covers the provision of support, including case management, referrals and parenting information, for young children and their families identified as at risk. It includes planning for and providing funds towards the delivery of early childhood services, including licensing and monitoring of child care services.

Linkage to Results:	This service group contributes to children, young people and their families reaching development milestones without ongoing involvement in the child protection system, by working towards a range of intermediate results that include:

• Children at moderate risk and at-risk families are identified before any statutory intervention.

• Appropriate assessment and intervention is applied.

• Capacity to parent is improved and children’s normal development path is maintained.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Brighter Futures program:
Families Participating	no.	2,707	3,763	n.a.	4,020	4,550
Families Entered	no.	1,940	2,680	2,200	2,840	3,370
Families Exited	no.	718	1,822	2,000	2,600	2,840
Licensed child care places per day	thous	150.8	154.4	150.8	154.4	154.4
Funded and licensed child care places per day	thous	45.9	45.5	46.0	46.0	46.0

Employees:	FTE	507	745	722	647	683

6 - 28	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Prevention and Early Intervention (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	321,021	316,598	337,671

Total expenses include the following:
Employee related	69,855	64,277	70,783
Other operating expenses	28,021	24,149	24,751
Grants and subsidies:	214,532	221,451	233,442
Pre-school and childcare services	164,246	173,946	176,632
Early intervention services	49,870	47,005	56,352
Other expenses	3,777	2,060	3,865

Total Retained Revenue	1,025	2,187	4,327

NET COST OF SERVICES	319,996	314,419	333,344

CAPITAL EXPENDITURE	4,579	4,469	4,982

Budget Estimates 2010-11	6 - 29

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Statutory Child Protection

Service Description:	This service group covers responses to reports of harm or risk to children, assessment and investigation of reports of child abuse and neglect, development of case plans with clients and assistance to clients to meet case plan goals, initiation and support of court action where appropriate, and working with other agencies to ensure that the safety, welfare and wellbeing of children are assured.

Linkage to Results:	This service group contributes to children/young people being safe following Department intervention, either at home or in a safe, well functioning stable placement, by working towards the intermediate result that capacity to parent is improved and children’s normal development path is maintained.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Children reported to the Department	thous	130.7	134.8	135.0	120.0	100.0
Child protection reports	thous	303.1	309.7	314.0	260.0	210.0
Child protection reports referred for further assessment	thous	209.0	226.9	217.0	165.0	110.0
Average waiting time to talk to a caseworker when calling the Helpline	mins	3.0	2.5	3.0	3.0	3.0

Employees:	FTE	2,182	2,121	2,227	2,163	2,207

6 - 30	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Statutory Child Protection (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	421,539	409,609	408,838

Total expenses include the following:
Employee related	217,183	215,749	230,423
Other operating expenses	94,288	88,648	90,599
Grants and subsidies:	91,293	87,646	68,640
Child protection services	89,832	86,265	67,195
Other expenses	3,858	2,974	3,921

Total Retained Revenue	7,363	2,946	3,443

NET COST OF SERVICES	414,176	406,689	405,395

CAPITAL EXPENDITURE	16,241	14,250	12,991

Budget Estimates 2010-11	6 - 31

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Out-of-Home Care

Service Description:	This service group covers a range of out-of-home care (OOHC) services, such as foster care and kinship care for children separated from their parents, monitoring and review of placements, recruiting and supporting carers, and support for young people who have exited care. Restoration of children to their usual carers is facilitated where appropriate. The service group includes planning and monitoring funding to non-government organisations to deliver services to children and young people in care, and regulating and providing adoption services.

Linkage to Results:	This service group contributes to children/young people being safe following Department intervention by working towards a range of intermediate results that include:

• Children are in a safe, well functioning stable placement.

• Children are successfully restored to their family unit where appropriate.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Children in OOHC at year end	thous	14.7	16.5	18.7	17.7	18.6
Real annualised expenditure per child in:
High and complex needs OOHC	$000	113	149	122	149	149
Kinship care	$000	24	20	24	20	22
Department foster care	$000	29	26	29	26	28
NGO foster care	$000	41	40	42	40	40
Average cost, all children	$000	35	27	35	27	29

Employees:	FTE	1,043	1,142	1,123	1,094	1,210

6 - 32	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Out-of-Home Care (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	628,261	648,843	680,186

Total expenses include the following:
Employee related	109,008	108,147	124,536
Other operating expenses	45,898	40,886	42,583
Grants and subsidies:	243,593	279,568	264,920
Residential care and support services	242,858	278,756	264,177
Other expenses:
Foster care allowances and associated expenses	222,242	212,748	240,310

Total Retained Revenue	2,252	2,565	2,142

NET COST OF SERVICES	626,009	646,292	678,044

CAPITAL EXPENDITURE	6,849	7,241	6,675

Budget Estimates 2010-11	6 - 33

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Housing Policy and Assistance

Service Description:	This service group ensures that housing assistance is planned and provided in accordance with the broader government objectives of achieving secure and affordable accommodation for people on low incomes or otherwise unable to access or maintain appropriate housing. The Housing Policy and Assistance program facilitates the development of government subsidised housing through public, community and Aboriginal housing agencies to achieve desired outcomes for target groups.

Linkage to Results:	This service group contributes to a stronger community by working towards a range of intermediate results that include:
• Homeless people have access to housing and support services to sustain a tenancy.
• Social housing is appropriate for client needs, including the needs of Aboriginal people.
• Social housing is integrated into communities.
• Access to affordable housing is improved.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Total households receiving housing assistance	no.	141,783	141,479	142,753	141,700	144,100
New households assisted with public, community and Aboriginal housing (excluding crisis)	no.	12,150	9,953	11,645	10,900	12,800
Households receiving rent assistance in the private sector	no.	28,518	32,649	35,000	35,000	35,000
Households receiving Special Assistance Subsidies	no.	1,354	1,538	1,500	2,200	1,800
Total properties managed by public, community and Aboriginal housing	no.	148,470	147,897	148,757	148,200	152,300
Crisis accommodation places	no.	4,500	4,550	4,650	4,700	4,700
Units of public and community housing completed	no.	995	1,224	1,935	2,322	5,258
Units of accommodation available under the National Rental Affordability Scheme	no.	n.a.	154	730	730	1,320
Social Housing National Partnership and other Community and affordable housing units completed	no.	12	140	370	370	320

Employees:	FTE	n.a.	n.a.	79	2,559	2,542

6 - 34	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Housing Policy and Assistance (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,952,091	2,158,770	1,174,373

Total expenses include the following:
Employee related	7,274	198,147	224,061
Grants and subsidies	1,944,817	1,960,623	950,312

Total Retained Revenue	7,274	198,147	224,061

NET COST OF SERVICES	1,944,817	1,960,623	950,312

Budget Estimates 2010-11	6 - 35

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Non-custodial Services

Service Description:	This service group covers the administration of Youth Justice Conferences, the supervision of young offenders on community-based sentences on order of the courts, the provision of reports to the courts, support for young people seeking bail and court-ordered supervision of young offenders on bail. It also covers the provision of counselling and interventions to address young offenders’ risk of re-offending.

Linkage to Results:	This service group contributes to a reduction in juvenile re-offending and effective management of young offenders to complete their sentences by working towards a range of intermediate results that include the following:
•	Eligible young offenders are referred to conferences.

•	Young offenders complete their outcome plans.

•	Young offenders in the community are effectively supervised and complete their orders.

•	Detainees and community-based young offenders are assessed and receive the most appropriate interventions and programs.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Supervision orders	no.	3,896	4,708	4,460	4,840	4,900
Remand interventions	no.	6,775	6,121	6,460	6,410	6,500
Bail supervisions	no.	1,149	980	1,200	1,000	1,000
Youth Justice Conference referrals processed	no.	1,725	1,915	1,890	2,030	2,300
Youth Justice Conferences facilitated	no.	1,199	1,441	1,460	1,610	2,000
Youth Justice Conference Outcome Plans agreed	no.	1,267	1,493	1,430	1,380	1,650
People participating in Youth Justice Conferences	no.	4,599	5,152	4,940	6,240	6,500

Employees:	FTE	341	362	373	365	390

6 - 36	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Non-custodial Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	64,345	58,689	69,811

Total expenses include the following:
Employee related	44,465	39,991	48,720
Other operating expenses	7,221	7,194	9,117
Grants and subsidies	7,353	6,911	6,913
Other expenses	1,717	1,418	1,503

Total Retained Revenue	1,179	1,124	1,207

NET COST OF SERVICES	63,166	57,582	68,604

CAPITAL EXPENDITURE	3,921	5,705	4,818

Budget Estimates 2010-11	6 - 37

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Custodial Services

Service Description:	This service group covers the supervision of young offenders sentenced by the courts to detention, and/or ordered by the courts to remain in custody pending the outcome of their court cases. It also covers the provision of counselling and interventions to address young offenders at risk of re-offending and transport for detainees to and from juvenile justice centres.

Linkage to Results:	This service group contributes to a reduction in juvenile re-offending and effective management of young offenders to complete their sentences by working towards a range of intermediate results that include the following:
•	Detainees are supervised in a safe, humane and secure environment.

•	Detainees and community-based young offenders are assessed and receive the most appropriate interventions and programs.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Average daily number in custody	no.	390	427	461	442	490
Control admissions	no.	623	711	730	700	700
Remand admissions	no.	5,081	4,634	4,760	4,970	5,000
Total admissions	no.	5,210	4,732	4,860	5,070	5,100
Average length of time in custody or remand	days	13.2	16.4	15.0	13.8	14.0

Employees:	FTE	1,378	1,317	1,112	1,101	1,125

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	107,990	117,991	116,340

Total expenses include the following:
Employee related	83,234	90,850	90,628
Other operating expenses	14,212	16,064	14,464
Grants and subsidies	341	828	1,104
Other expenses	2,781	3,164	3,022

Total Retained Revenue	2,436	2,774	1,787

NET COST OF SERVICES	105,554	115,254	114,553

CAPITAL EXPENDITURE	19,476	15,873	24,750

6 - 38	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Service Group Statements (cont)
Corporate Services

Service Description:	This service group covers the provision of employee related services to Businesslink Pty Ltd. Businesslink Pty Ltd is a wholly owned shared services company providing a broad range of corporate, governance, operational and organisational infrastructure and facilities to its clients in the Human Services cluster.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	70,955	70,955	75,975

Total expenses include the following:
Employee related	70,955	70,955	75,975

Total Retained Revenue	70,955	70,955	75,975

Budget Estimates 2010-11	6 - 39

DEPARTMENT OF HUMAN SERVICES
Ministerial Summary
Minister for the State Plan, and Minister for Community Services

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Community Services	244,315	2,054	242,261	13,712
Prevention and Early Intervention	337,671	4,327	333,344	4,982
Statutory Child Protection	408,838	3,443	405,395	12,991
Out-of-Home Care	680,186	2,142	678,044	6,675
Corporate Services	75,975	75,975	—	—

TOTAL	1,746,985	87,941	1,659,044	38,360

Minister for Ageing, Minister for Disability Services, Minister for Youth, and Minister for Volunteering

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Ongoing Community Support	1,019,345	7,339	1,012,006	2,604
Short-Term Interventions	331,919	2,354	329,565	2,604
Supported Accommodation	1,116,752	39,180	1,079,159	74,112

TOTAL	2,468,016	48,873	2,420,730	79,320

6 - 40	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES
Minister for Industrial Relations, Minister for Commerce, Minister for Energy, Minister for Public Sector Reform, and Minister for Aboriginal Affairs

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Support and Promote Culture and Community Resilience	12,349	62	12,287	80
Support and Build Prosperous and Safe Communities and Lead Government Policy	14,504	3,092	11,412	—

TOTAL	26,853	3,154	23,699	80

Minister for Housing, Minister for Small Business, and Minister Assisting the Premier on Veterans Affairs

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Housing Policy and Assistance	1,174,373	224,061	950,312	—

TOTAL	1,174,373	224,061	950,312	—

Minister for Local Government, Minister for Juvenile Justice, Minister Assisting the Minister for Planning, and Minister Assisting the Minister for Health (Mental Health)

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Non-custodial Services	69,811	1,207	68,604	4,818
Custodial Services	116,340	1,787	114,553	24,750

TOTAL	186,151	2,994	183,157	29,568

Budget Estimates 2010-11	6 - 41

DEPARTMENT OF HUMAN SERVICES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	1,218,795	1,425,582	1,508,454
Other operating expenses	335,368	326,341	331,090
Depreciation and amortisation	62,579	61,055	61,913
Grants and subsidies	4,183,696	4,221,409	3,430,116
Other expenses	252,559	240,548	270,805

Total Expenses Excluding Losses	6,052,997	6,274,935	5,602,378

Less:
Retained Revenue
Sales of goods and services	117,949	308,819	341,877
Investment income	6,362	6,419	6,508
Grants and contributions	26,178	19,177	15,078
Other revenue	3,912	5,535	3,560

Total Retained Revenue	154,401	339,950	367,023

Gain/(loss) on disposal of non current assets	(1,057)	(1,159)	(1,225)
Other gains/(losses)	(362)	(362)	(362)

NET COST OF SERVICES	5,900,015	5,936,506	5,236,942

Recurrent Funding Statement

Net Cost of Services	5,900,015	5,936,506	5,236,942
Recurrent Services Appropriation	5,802,784	5,856,623	5,132,987

Capital Expenditure Statement

Capital Expenditure	197,945	193,651	147,328
Capital Works and Services Appropriation	195,285	189,151	147,328

6 - 42	Budget Estimates 2010-11

DEPARTMENT OF HUMAN SERVICES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	102,159	116,770	144,195
Receivables	86,252	174,467	172,904
Inventories	250	335	335
Other	—	905	905

Total Current Assets	188,661	292,477	318,339

Non Current Assets
Receivables	—	4,591	7,574
Property, plant and equipment —
Land and building	962,280	929,270	964,307
Plant and equipment	120,607	146,319	134,314
Infrastructure systems	34,730	38,198	36,763
Intangibles	53,301	46,924	55,059
Other	—	17,288	16,735

Total Non Current Assets	1,170,918	1,182,590	1,214,752

Total Assets	1,359,579	1,475,067	1,533,091

LIABILITIES
Current Liabilities
Payables	74,794	84,864	88,933
Provisions	115,090	200,131	205,738
Other	569	688	544

Total Current Liabilities	190,453	285,683	295,215

Non Current Liabilities
Provisions	30,860	38,849	31,350
Other	28,404	25,985	18,005

Total Non Current Liabilities	59,264	64,834	49,355

Total Liabilities	249,717	350,517	344,570

NET ASSETS	1,109,862	1,124,550	1,188,521

EQUITY
Reserves	225,338	219,540	195,776
Accumulated funds	884,524	905,010	992,745

TOTAL EQUITY	1,109,862	1,124,550	1,188,521

Budget Estimates 2010-11	6 - 43

DEPARTMENT OF HUMAN SERVICES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	1,120,739	1,269,653	1,459,405
Grants and subsidies	4,183,696	4,221,409	3,430,116
Other	764,519	737,160	781,739

Total Payments	6,068,954	6,228,222	5,671,260

Receipts
Sale of goods and services	68,862	177,441	340,433
Interest	6,062	6,172	6,508
Other	206,136	207,788	189,418

Total Receipts	281,060	391,401	536,359

NET CASH FLOWS FROM OPERATING ACTIVITIES	(5,787,894)	(5,836,821)	(5,134,901)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	11,367	12,091	29,339
Purchases of property, plant and equipment	(179,110)	(180,398)	(126,175)
Other	(18,835)	(13,253)	(21,153)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(186,578)	(181,560)	(117,989)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	5,802,784	5,856,623	5,132,987
Capital appropriation	195,285	189,151	147,328
Asset sale proceeds transferred to the Consolidated Fund Entity	(2,000)	(1,060)	—
Cash transfers to Consolidated Fund	—	(5,975)	—

NET CASH FLOWS FROM GOVERNMENT	5,996,069	6,038,739	5,280,315

NET INCREASE/(DECREASE) IN CASH	21,597	20,358	27,425
Opening Cash and Cash Equivalents	80,562	96,412	116,770

CLOSING CASH AND CASH EQUIVALENTS	102,159	116,770	144,195

CASH FLOW RECONCILIATION
Net cost of services	(5,900,015)	(5,936,506)	(5,236,942)
Non cash items added back	107,401	106,338	107,630
Change in operating assets and liabilities	4,720	(6,653)	(5,589)

Net cash flow from operating activities	(5,787,894)	(5,836,821)	(5,134,901)

6 - 44	Budget Estimates 2010-11

HOME CARE SERVICE OF NEW SOUTH WALES
The Home Care Service of New South Wales provides home-based assistance to frail older people and younger people with a disability and their carers. The governing legislation is the Home Care Service Act 1988.
The Service aims to assist people who have difficulty managing to remain at home by providing basic support services that include domestic assistance, personal care assistance and respite care. The results and service measures of the Service are captured under those of the Department of Human Services, as the Department funds the Service via a grant.
Recent Achievements
Improvements in business systems and processes continue to be a focus of the Service, with significant emphasis on business practice. The assessment timeframe for clients requiring low level care was reduced through a new streamlined intake process for domestic assistance.
There is an increased level of referrals to Aboriginal Home Care by Aboriginal communities mainly due to the establishment of the Aboriginal Access and Assessment team. The Aboriginal Trainee Program project demonstrated an effective model of work based skill development and a pathway to employment.
Strategic Directions
In 2010-11, the Service will continue to focus on:
•	the efficiency of service delivery

•	ongoing relationships with stakeholders and clients and

•	improving the timeliness of intake and assessment processes while ensuring services reflect client needs.
2010-11 Budget Initiatives
Total Expenses
Total expenditure for the Home Care Service in 2010-11 is $222.4 million including employee related expenditure of $178 million.
Capital Expenditure
Total capital expenditure for the Home Care Service in 2010-11 is $3 million including $1.8 million for plant and equipment and $1.2 million for the replacement of motor vehicles.

Budget Estimates 2010-11	6 - 45

HOME CARE SERVICE OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	163,853	167,657	178,043
Other operating expenses	41,545	41,799	42,349
Depreciation and amortisation	1,703	2,008	2,020

Total Expenses Excluding Losses	207,101	211,464	222,412

Less:
Retained Revenue
Sales of goods and services	29,205	29,205	29,468
Investment income	2,160	4,320	3,760
Grants and contributions	175,232	177,365	186,670
Other revenue	205	275	657

Total Retained Revenue	206,802	211,165	220,555
Other gains/(losses)	(207)	(207)	(176)

NET COST OF SERVICES	506	506	2,033

Capital Expenditure Statement

Capital Expenditure	3,000	3,000	3,000

6 - 46	Budget Estimates 2010-11

HOME CARE SERVICE OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	31,041	31,727	29,247
Receivables	4,968	5,540	5,540

Total Current Assets	36,009	37,267	34,787

Non Current Assets
Other financial assets	13,560	15,997	17,497
Property, plant and equipment —
Land and building	323	461	411
Plant and equipment	4,540	5,795	5,138

Total Non Current Assets	18,423	22,253	23,046

Total Assets	54,432	59,520	57,833

LIABILITIES
Current Liabilities
Payables	6,361	9,223	9,499
Provisions	20,358	24,329	24,531

Total Current Liabilities	26,719	33,552	34,030

Non Current Liabilities
Provisions	13,891	6,794	6,662

Total Non Current Liabilities	13,891	6,794	6,662

Total Liabilities	40,610	40,346	40,692

NET ASSETS	13,822	19,174	17,141

EQUITY
Reserves	318	479	479
Accumulated funds	13,504	18,695	16,662

TOTAL EQUITY	13,822	19,174	17,141

Budget Estimates 2010-11	6 - 47

HOME CARE SERVICE OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	163,853	166,236	177,123
Other	59,921	64,430	61,290

Total Payments	223,774	230,666	238,413

Receipts
Sale of goods and services	28,998	28,574	29,292
Interest	2,160	2,160	2,260
Other	193,804	195,520	205,694

Total Receipts	224,962	226,254	237,246

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,188	(4,412)	(1,167)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	1,372	1,687	1,687
Purchases of property, plant and equipment	(3,000)	(3,000)	(3,000)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,628)	(1,313)	(1,313)

NET INCREASE/(DECREASE) IN CASH	(440)	(5,725)	(2,480)
Opening Cash and Cash Equivalents	31,481	37,452	31,727

CLOSING CASH AND CASH EQUIVALENTS	31,041	31,727	29,247

CASH FLOW RECONCILIATION
Net cost of services	(506)	(506)	(2,033)
Non cash items added back	1,703	(152)	520
Change in operating assets and liabilities	(9)	(3,754)	346

Net cash flow from operating activities	1,188	(4,412)	(1,167)

6 - 48	Budget Estimates 2010-11

ABORIGINAL HOUSING OFFICE
The Aboriginal Housing Office is a statutory authority with an all Aboriginal advisory board, established in 1998 pursuant to the Aboriginal Housing Act 1998. The Aboriginal Housing Office plans and administers policies and programs for Aboriginal-specific social housing in New South Wales. This includes the supply of housing to, and the repair and maintenance to dwellings of, Aboriginal community housing providers.
The Aboriginal Housing Office does not directly employ staff and from July 2009 sources personnel services from the Department of Human Services.
Recent Achievements
Total expenditure in 2009-10 is projected to be $86.4 million, an increase of $18.8 million or 27.7 per cent on the 2009-10 Budget. The projected increase includes $7.6 million for repairs and maintenance to Aboriginal Housing Office dwellings, $3.2 million for community housing repairs and maintenance, and $4.8 million for hot water heaters for community-owned dwellings.
In 2009-10, the Aboriginal Housing Office:
•	developed The Build and Grow Aboriginal Community Housing Strategy, a major NSW reform initiative to build a financially sustainable Aboriginal community housing sector

•	completed 24 dwellings and progressed the development of 12 other dwellings under the Aboriginal Housing Office’s capital program and delivered 59 new dwellings, including 19 for employment and training related accommodation, under the National Partnership Agreement on Remote Indigenous Housing

•	undertook repairs and maintenance works to dwellings owned by Aboriginal community housing providers and

•	provided funding for the installation of new hot water heaters to Aboriginal community housing providers.
The Aboriginal Housing Office was also provided with 95 dwellings under the Nation Building — Economic Stimulus Plan in 2009-10, and expects to receive a further 230 dwellings in 2010-11.

Budget Estimates 2010-11	6 - 49

ABORIGINAL HOUSING OFFICE
Strategic Directions
To achieve its objectives and vision, the Aboriginal Housing Office has identified four key performance areas:
•	more housing, better housing and access to a range of quality housing options for Aboriginal people

•	a strengthened Aboriginal community housing sector

•	increased corporate effectiveness within the organisation and

•	enhanced skills and greater opportunities for Aboriginal people.
Funding is directed towards long-term sustainable housing outcomes in Aboriginal communities. Specific strategies include working together with Aboriginal community housing providers to build a sustainable and high quality sector that is able to grow to meet the future needs of Aboriginal people.
The Aboriginal Housing Office underpins its activities with the principle of partnership and collaboration with Aboriginal people and communities.
2010-11 Budget Initiatives
Total Expenses
In 2010-11, total expenses of the Aboriginal Housing Office is budgeted to be $89 million, including:
•	$21.9 million for repairs and maintenance of Aboriginal Housing Office dwellings

•	$16.6 million for repairs and maintenance of community-owned dwellings under the Build and Grow program

•	$3 million for the housing component of the Aboriginal Communities Development Program and

•	$3.1 million for resourcing community organisations, sector support and training.

6 - 50	Budget Estimates 2010-11

ABORIGINAL HOUSING OFFICE
Capital Expenditure
In 2010-11, the capital expenditure of the Aboriginal Housing Office will be $38.1 million including:
•	$13 million for the completion of 12 dwellings that are in progress and to commence 26 new dwellings

•	$16.7 million for 36 new dwellings under the National Partnership Agreement on Remote Indigenous Housing and

•	$6.4 million for 18 new dwellings for employment and training related accommodation under the National Partnership Agreement on Remote Indigenous Housing.

Budget Estimates 2010-11	6 - 51

ABORIGINAL HOUSING OFFICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	31,502	33,300	36,321
Investment income	1,600	1,600	942
Social program policy payments	31,132	61,905	75,113
Grants and contributions	4,592	33,092	72,000
Other revenue	1,500	1,900	1,830

Total Retained Revenue	70,326	131,797	186,206

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	47,729	57,793	54,587
Depreciation and amortisation	6,448	6,700	8,861
Grants and subsidies	13,494	21,952	25,524

Total Expenses Excluding Losses	67,671	86,445	88,972

Gain/(loss) on disposal of non current assets	200	200	200
Other gains/(losses)	(500)	(500)	(500)

SURPLUS/(DEFICIT)	2,355	45,052	96,934
Employee related expenses included in other operating expenses.

6 - 52	Budget Estimates 2010-11

ABORIGINAL HOUSING OFFICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	40,366	36,142	40,057
Receivables	1,604	2,741	2,762
Other	1,450	905	905

Total Current Assets	43,420	39,788	43,724

Non Current Assets
Receivables	—	5,109	5,109
Property, plant and equipment —
Land and building	911,993	959,433	1,054,750
Plant and equipment	1,145	500	470
Infrastructure systems	6,849	10,646	10,646
Intangibles	—	26	150
Other	16	—	—

Total Non Current Assets	920,003	975,714	1,071,125

Total Assets	963,423	1,015,502	1,114,849

LIABILITIES
Current Liabilities
Payables	3,179	4,123	5,828
Provisions	2,519	2,369	4,039
Other	15,382	15,382	11,116

Total Current Liabilities	21,080	21,874	20,983

Non Current Liabilities
Provisions	1,845	—	—
Other	—	1,995	5,299

Total Non Current Liabilities	1,845	1,995	5,299

Total Liabilities	22,925	23,869	26,282

NET ASSETS	940,498	991,633	1,088,567

EQUITY
Reserves	385,883	390,765	390,765
Accumulated funds	554,615	600,868	697,802

TOTAL EQUITY	940,498	991,633	1,088,567

Budget Estimates 2010-11	6 - 53

ABORIGINAL HOUSING OFFICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	31,002	32,800	35,821
Interest	1,600	1,600	942
Other	38,764	69,864	81,472

Total Receipts	71,366	104,264	118,235

Payments
Employee related	3,227	6,093	—
Grants and subsidies	13,494	21,952	25,524
Other	45,636	52,702	53,724

Total Payments	62,357	80,747	79,248

NET CASH FLOWS FROM OPERATING ACTIVITIES	9,009	23,517	38,987

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	3,000	3,000	3,000
Purchases of property, plant and equipment	(13,500)	(31,367)	(37,872)
Other	—	—	(200)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(10,500)	(28,367)	(35,072)

NET INCREASE/(DECREASE) IN CASH	(1,491)	(4,850)	3,915
Opening Cash and Cash Equivalents	41,857	40,992	36,142

CLOSING CASH AND CASH EQUIVALENTS	40,366	36,142	40,057

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	2,355	45,052	96,934
Non cash items added back	6,448	(21,800)	(60,139)
Change in operating assets and liabilities	206	265	2,192

Net cash flow from operating activities	9,009	23,517	38,987

6 - 54	Budget Estimates 2010-11

HOME PURCHASE ASSISTANCE FUND
The Home Purchase Assistance Fund was established by Trust Deed in 1989 to support and administer government home purchase assistance programs. Income earned by the fund’s investments is used to meet shortfalls in the HomeFund Scheme and other programs supporting home purchase. Housing NSW oversees the management of the Fund.
Recent Achievements
Rationalisation of the former HomeFund Scheme structure is now well advanced with consolidation of 29 FANMAC mortgages trusts into the Master Trust. In 2009-10, a further 86 mortgages were discharged under the Master Trust, with 548 mortgages remaining.
Strategic Directions
The forecast investment revenues of the Fund have been positively impacted by the early recovery of the global economy and the increases in the official cash rate. The Fund will continue to maintain a satisfactory equity position, with sufficient coverage of foreseeable liabilities to support obligations under the HomeFund Scheme and Master Trust. The Fund will support the National Rental Affordability Scheme through a capital transfer over the next 10 years.
Within this context, the management of the Fund will continue to be focused on:
•	prudent asset investment to ensure sufficient returns and levels of capital to meet its HomeFund support obligations and

•	the careful administration of remaining mortgages under the Master Trust to manage risk and contain costs.
2010-11 Budget Initiatives
Total Expenses
Total expenses are budgeted at $17.2 million in 2010-11. This includes $15 million for interest expense on borrowings, $1.3 million for the National Rental Affordability Scheme and $583,000 for funding of Master Trust shortfalls on HomeFund mortgages guaranteed by the NSW Government.
Capital Expenditure
There is no planned capital program for 2010-11.

Budget Estimates 2010-11	6 - 55

HOME PURCHASE ASSISTANCE FUND

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	37	50	50
Investment income	13,030	17,568	16,996

Total Retained Revenue	13,067	17,618	17,046

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	292	256	256
Grants and subsidies	271	21	1,277
Finance costs	15,380	15,379	14,972
Other expenses	887	558	733

Total Expenses Excluding Losses	16,830	16,214	17,238

SURPLUS/(DEFICIT)	(3,763)	1,404	(192)

6 - 56	Budget Estimates 2010-11

HOME PURCHASE ASSISTANCE FUND

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	198,068	261,311	284,203
Receivables	2,579	1,829	1,751
Other financial assets	25,389	25,367	93

Total Current Assets	226,036	288,507	286,047

Non Current Assets
Other financial assets	27,026	27,288	23,202

Total Non Current Assets	27,026	27,288	23,202

Total Assets	253,062	315,795	309,249

LIABILITIES
Current Liabilities
Payables	245	250	250
Borrowings at amortised cost	6,355	6,401	6,621

Total Current Liabilities	6,600	6,651	6,871

Non Current Liabilities
Borrowings at amortised cost	154,860	154,813	148,239

Total Non Current Liabilities	154,860	154,813	148,239

Total Liabilities	161,460	161,464	155,110

NET ASSETS	91,602	154,331	154,139

EQUITY
Accumulated funds	91,602	154,331	154,139

TOTAL EQUITY	91,602	154,331	154,139

Budget Estimates 2010-11	6 - 57

HOME PURCHASE ASSISTANCE FUND

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	37	50	50
Interest	14,073	16,527	17,074
Other	17	—	17

Total Receipts	14,127	16,577	17,141

Payments
Grants and subsidies	271	21	1,277
Finance costs	11,218	11,217	10,763
Other	1,196	822	1,006

Total Payments	12,685	12,060	13,046

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,442	4,517	4,095

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	56,031	80,728	29,191
Advance repayments received	177	63	169
Purchases of investments	—	(25,236)	—
Advances made	—	(10)	—
Other	(51,180)	(45,000)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	5,028	10,545	29,360

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(10,305)	(10,307)	(10,563)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(10,305)	(10,307)	(10,563)

NET INCREASE/(DECREASE) IN CASH	(3,835)	4,755	22,892
Opening Cash and Cash Equivalents	201,903	256,556	261,311

CLOSING CASH AND CASH EQUIVALENTS	198,068	261,311	284,203

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(3,763)	1,404	(192)
Non cash items added back	4,162	4,162	4,209
Change in operating assets and liabilities	1,043	(1,049)	78

Net cash flow from operating activities	1,442	4,517	4,095

6 - 58	Budget Estimates 2010-11

NSW BUSINESSLINK PTY LIMITED
NSW Businesslink Pty Limited (Businesslink) is a wholly government owned shared services company. Businesslink provides a broad range of corporate, governance, operational and organisational infrastructure services and facilities to its clients in the Human Services cluster of agencies so as to enable them to deliver their core services in a more cost effective manner.
Businesslink drives benefits to its clients through economies of scale in its operations and effective capital expenditure deployment.
Recent Achievements
During 2009-10, Businesslink:
•	implemented a comprehensive data centre risk mitigation strategy as part of its efforts to ensure the delivery of continuous, reliable services. This included the migration into a second highly protected data centre

•	continued to develop new products that deliver end-to-end solutions to streamline the supply chain, deliver greater efficiencies and cost savings. These include the Source to Pay project, an electronic procurement solution, and the rebuild of the Human Resources Services delivery model

•	started implementing its Core Information Technology Infrastructure upgrade program. The program is expected to take two to three years to fully implement and will manage and mitigate key operational risks and ensure continuity of services and

•	expanded its service capability by investing in new technologies.
Strategic Directions
In 2010-11, Businesslink will be working very closely with the Department of Human Services to achieve the benefits expected to be realised through the creation of the department. These initiatives will include:
•	promoting consistency of processes and systems and eliminating duplication of tasks across client agencies

Budget Estimates 2010-11	6 - 59

NSW BUSINESSLINK PTY LIMITED
•	replacing end-of-useful life information technology assets with solutions that provide lower total cost of ownership

•	undertaking continuous performance improvement to increase productivity and customer satisfaction and

•	managing service risks.
2010-11 Budget Initiatives
Total Expenses
Total expenses for Businesslink in 2010-11 are estimated at $214.6 million, an increase of $39.6 million or 22.6 per cent on the 2009-10 Budget. This includes:
•	$21.1 million growth in information technology and property projects

•	$6.8 million growth in costs relating to providing new services to clients and

•	$6.2 million growth in information technology related costs for hardware, software and communication operating costs plus maintenance fees.
Capital Expenditure
Businesslink’s 2010-11 asset acquisition program of $24.4 million includes the following information technology projects:
•	$8.2 million for the Core Information Technology Infrastructure upgrade program

•	$4.5 million for an integrated accounts payable solution to manage the process for sourcing goods and services to payment

•	$3.7 million for the Refresh and Growth in Information Technology Services Infrastructure program

•	$3.4 million for a managed service providing computers and printers to clients

•	$1.7 million for a funds management system

•	$1.5 million for service delivery management and

•	$1 million for enhanced data storage and backup.

6 - 60	Budget Estimates 2010-11

NSW BUSINESSLINK PTY LIMITED

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	134,135	161,511	172,682
Investment income	160	160	160
Grants and contributions	31,732	31,733	31,261
Other revenue	9,370	2,911	9,351

Total Retained Revenue	175,397	196,315	213,454

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	29,592	35,044	21,824
Other operating expenses	128,432	144,825	171,991
Depreciation and amortisation	16,191	15,384	20,009
Finance costs	749	565	727

Total Expenses Excluding Losses	174,964	195,818	214,551

SURPLUS/(DEFICIT)	433	497	(1,097)
Employee related expenses refer to contract staff working in Businesslink. Other operating expenses include the costs of staff employed by the Department of Human Services.

Budget Estimates 2010-11	6 - 61

NSW BUSINESSLINK PTY LIMITED

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	6,397	2,322	2,204
Receivables	13,805	15,569	15,569

Total Current Assets	20,202	17,891	17,773

Non Current Assets
Property, plant and equipment —
Land and building	854	425	326
Plant and equipment	19,357	16,459	20,342
Intangibles	23,016	34,617	35,174

Total Non Current Assets	43,227	51,501	55,842

Total Assets	63,429	69,392	73,615

LIABILITIES
Current Liabilities
Payables	59,171	52,835	51,955
Borrowings at amortised cost	10,300	8,300	11,300
Other	3,200	—	3,200

Total Current Liabilities	72,671	61,135	66,455

Non Current Liabilities
Borrowings at amortised cost	4,679	4,432	4,432
Other	544	680	680

Total Non Current Liabilities	5,223	5,112	5,112

Total Liabilities	77,894	66,247	71,567

NET ASSETS	(14,465)	3,145	2,048

EQUITY
Accumulated funds	(14,465)	3,145	2,048

TOTAL EQUITY	(14,465)	3,145	2,048

6 - 62	Budget Estimates 2010-11

NSW BUSINESSLINK PTY LIMITED

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	134,135	161,511	172,682
Interest	160	160	160
Other	60,334	53,876	59,844

Total Receipts	194,629	215,547	232,686

Payments
Employee related	29,592	35,044	21,824
Finance costs	749	565	727
Other	145,310	160,300	188,903

Total Payments	175,651	195,909	211,454

NET CASH FLOWS FROM OPERATING ACTIVITIES	18,978	19,638	21,232

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(12,150)	(7,800)	(12,150)
Other	(12,150)	(16,500)	(12,200)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(24,300)	(24,300)	(24,350)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	2,000	—	3,000

NET CASH FLOWS FROM FINANCING ACTIVITIES	2,000	—	3,000

NET INCREASE/(DECREASE) IN CASH	(3,322)	(4,662)	(118)
Opening Cash and Cash Equivalents	9,719	6,984	2,322

CLOSING CASH AND CASH EQUIVALENTS	6,397	2,322	2,204

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	433	497	(1,097)
Non cash items added back	16,191	15,384	20,009
Change in operating assets and liabilities	2,354	3,757	2,320

Net cash flow from operating activities	18,978	19,638	21,232

Budget Estimates 2010-11	6 - 63

INDUSTRY AND INVESTMENT

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Industry and Investment
Total Expenses	927.4	1,036.7	11.8
Capital Expenditure	46.0	52.8	14.9

New South Wales Rural Assistance Authority
Total Expenses	267.9	190.6	-28.8
Capital Expenditure	0.1	0.1	—

New South Wales Film and Television Office
Total Expenses	15.3	9.5	-38.0
Capital Expenditure	—	—	—

NSW Food Authority
Total Expenses	20.8	21.1	1.0
Capital Expenditure	1.7	1.7	—

Budget Estimates 2010-11	7 - 1

DEPARTMENT OF INDUSTRY AND INVESTMENT
The Department of Industry and Investment (Industry and Investment NSW) supports the development of a diversified state economy that expands investment and employment opportunities.
The Department works to attract investment to New South Wales and to support innovative, sustainable and globally competitive industries through business support and development, strong technical knowledge and scientific capabilities.
The Department delivers frontline services in regional and urban areas, maintaining effective partnerships with diverse industry sectors and linking them to the State’s knowledge and skills capacity.
The Department also delivers the Government’s policy and reform agenda for the energy sector, ensuring that energy supplies are safe, reliable and sustainable and the consumer protection framework is robust.
The Department of Industry and Investment supports the following Ministers:
•	Minister for Industrial Relations, Minister for Commerce, Minister for Energy, Minister for Public Sector Reform, and Minister for Aboriginal Affairs

•	Treasurer, Minister for State and Regional Development, and Special Minister of State

•	Minister for Primary Industries, Minister for Emergency Services, and Minister for Rural Affairs

•	Minister for Tourism, Minister for the Hunter, Minister for Science and Medical Research, and Minister for Women and

•	Minister for Housing, Minister for Small Business, and Minister Assisting the Premier on Veterans’ Affairs.
Results and Services
The Department has lead agency responsibility for managing the delivery of the NSW Government’s employment and economic development initiatives and for coordinating with partner agencies to deliver the following State Plan Priorities:
•	increase business investment and support jobs

•	drive innovation to grow productivity

•	ensure a reliable electricity supply

7 - 2	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
•	increase access to knowledge and skills in partnership with universities and

•	develop a clean energy future.
The Department is working with diverse industries, government agencies, business and consumer groups and other stakeholders towards the following results:
•	Jobs are supported and business investment is increased across the State.

•	NSW industries are sustainable, productive and globally competitive.

•	Sydney and New South Wales are attractive locations for international and domestic tourists, business events, and investors.

•	Energy supplies are reliable and sustainable, energy services are safe and efficient and the consumer protection framework is robust, including support for vulnerable customers.

•	The State’s industries have appropriate access to natural resources and manage them sustainably.

•	Industries in New South Wales are safe, healthy and biosecure.
Key services provided by the Department to contribute to these results include:
•	working with significant employers and major projects to foster growth in opportunities for investment and employment

•	promoting exports as part of support for globally competitive industries

•	facilitating and supporting innovation and growth in small and medium businesses

•	developing the economic capacity of rural and regional New South Wales

•	developing and delivering education and extension services for agricultural industries with particular emphasis on the development and delivery of the PROfarm training program

•	assisting the agricultural sector to recover from drought

Budget Estimates 2010-11	7 - 3

DEPARTMENT OF INDUSTRY AND INVESTMENT
•	providing a biosecurity framework to support and improve domestic and international market access for the State’s primary industries products

•	licensing and inspecting animal research and exhibited animal establishments, and administering animal welfare legislation

•	planning, managing and regulating the sustainable commercial and recreational use of the State’s fisheries resources

•	developing and promoting geoscientific information on New South Wales to increase investment opportunities in the minerals industry

•	granting, managing and maintaining exploration and mining titles across New South Wales and collecting prescribed royalties

•	assessing, investigating and improving environmental and health and safety performance across the mining industry

•	promoting and maintaining competition in energy markets, mainly through delivering the NSW Government’s commitments under the National Reform Agenda for energy

•	promoting renewable energy, energy standards and appliance labelling schemes

•	developing and reviewing policy frameworks for electricity and gas networks and licensed pipelines, and regulating and monitoring performance against those frameworks

•	delivering financial assistance to help vulnerable customers pay their electricity and gas bills

•	promoting excellence in medical research through policy development and strategic support and

•	increasing tourism through domestic and international marketing, communications and online programs and destination management planning.

7 - 4	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

		Results
				Sydney
				and
		Jobs and		New South	Energy
		investment	Industries	Wales are	supplies	Natural	Industries
	2010-11	across	are	highly	are secure,	resources	are safe,
	Budget	New South	competitive	valued for	efficient	are	healthy
	Expenses	Wales are	and	tourism and	and	sustainably	and
Service Groups	$m	increased	productive	investment	affordable	managed	biosecure
Agriculture and Biosecurity	191.0	✓	✓			✓	✓
Fisheries and Compliance	65.8		✓			✓	✓
Science and Research Activities (Agriculture, Fisheries and Forestry)	137.6		✓		✓	✓	✓
Mineral Resources and Mine Safety	83.7	✓	✓		✓	✓	✓
Energy Supply and Use	183.6				✓		✓
Investment Attraction and Industry Development	129.8	✓	✓	✓
Small Business and Regional Development	95.3	✓	✓	✓
Science and Medical Research Policy, and Industry Innovation	47.2	✓	✓
Tourism	52.9	✓	✓	✓
Personnel Services	49.8

Total Expenses Excluding Losses	1,036.7

Budget Estimates 2010-11	7 - 5

DEPARTMENT OF INDUSTRY AND INVESTMENT
Recent Achievements
Forecast recurrent expenditure for 2009-10 is $940.1 million. Significant achievements and developments during 2009-10 for the following areas are listed below.
Agriculture and Biosecurity
Significant 2009-10 achievements and developments are:
•	coordinating the NSW Government response to drought. Drought assistance through the Department and other agencies is predicted to be about $65 million in 2009-10, bringing the Government’s total commitment to around $535 million since the current drought began in 2002-03

•	distributing $8.6 million in Noxious Weed Grants to public and local authorities during 2009-10 to assist them in meeting the requirements of the Noxious Weeds Act 1993 and to meet the NSW Invasive Species Plan outcomes and

•	developing and implementing major Australian Government funded Water for the Future projects including commencing the $21.7 million Border Rivers-Gwydir Pilot Farm Modernisation Program, business case development for the $300 million Murray Darling Basin farm modernisation project and delivering year two of the Water and Nutrient Smart Farms project in the Hawkesbury-Nepean Catchment.
Fisheries and Compliance
Significant 2009-10 achievements and developments are:
•	implementing deterrence strategies and compliance operations that target illegal fishing in order to promote the adoption of sustainable fishing practices

•	completing the $9 million plus Bringing Back the Fish project, funded by the NSW Government, Caring for our Country, and other project partners, to fix 86 weirs, road crossings and floodgates across NSW waterways in order to improve native fish access to an additional 1,235 kilometres of waterways in New South Wales and

7 - 6	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
•	progressing elements of the Pyrmont Pact, an industry driven reform process for NSW commercial fisheries, with major progress on a commercial fishing industry adjustment package, which includes exit grants and online business systems.
Science and Research Activities (Agriculture, Fisheries and Forestry)
Significant 2009-10 achievements and developments are:
•	finalising the realignment of staff according to the Department’s science and innovation priorities on productivity and food security, biosecurity, climate and water and fisheries and ecosystems to improve the value and relevance of the Department’s research for NSW primary producers, the community and other stakeholders

•	commencing Stage One construction of the biosecurity upgrade of Elizabeth Macarthur Agricultural Institute to bolster the State’s capacity to defend itself against animal, plant and aquatic pests and diseases and

•	expanding the Sydney Harbour Shark Tagging Research program with a total of 48 listening stations throughout Port Jackson.
Mineral Resources and Mine Safety
Significant 2009-10 achievements and developments are:
•	managing the Government’s four-year, $100 million Clean Coal Fund supported by the Clean Coal Council

•	implementing a joint funding agreement with the Australian Government and ACALET Ltd for the Delta Carbon Capture and Storage project, valued at $28.3 million

•	continuing the Government’s support for increased mineral and petroleum exploration under the New Frontiers initiative, and the awarding of exploration licences for a number of coal release areas and

•	implementing the Government’s jobs stimulus package for the Western and Gunnedah coalfields.

Budget Estimates 2010-11	7 - 7

DEPARTMENT OF INDUSTRY AND INVESTMENT
Energy Supply and Use
Significant 2009-10 achievements and developments are:
•	developing and implementing an enhanced energy rebate scheme to assist customers facing difficulty in paying their bills, including extending rebates to all Commonwealth Health Care Card holders and increasing the level of the rebate

•	implementing the NSW Solar Bonus Scheme which is designed to support those who want to generate renewable energy and

•	developing and implementing the Short-Term Trading Market, a wholesale gas market, which will improve price transparency and information on gas market operations.
Investment Attraction and Industry Development
Significant 2009-10 achievements and developments are:
•	securing major investments in New South Wales and assisting companies such as Thales, BlueLink and Forgacs Engineering in supporting new jobs and investment and

•	assisting 784 NSW companies to export their goods and services between July 2009 and February 2010.
Small Business and Regional Development
Significant 2009-10 achievements and developments are:
•	merging the NSW Government’s Regional Development Boards with the Australian Government’s Area Consultative Committees to establish a network of 14 Regional Development Australia Committees focusing on regional planning, employment generation and social inclusion and

•	launching a new website, as part of the tenth anniversary of Small Business in September 2009, which features interactive training and planning resources in addition to extensive information, links and case studies.

7 - 8	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Science and Medical Research, and Industry Innovation
Significant 2009-10 achievements and developments are:
•	developing the Innovation Pathways Program to accelerate the growth of NSW organisations seeking to commercialise innovative technologies

•	providing critical support to 17 Medical Research Institutes through the Medical Research Support Program, enabling research into conditions including cancer, stroke, diabetes, schizophrenia and neurological disorders and

•	providing investments through the Science Leveraging Fund that help attract Federal funding and develop research nodes.
Tourism
Significant 2009-10 achievements and developments are:
•	creating and launching two new tourism campaigns to promote Sydney and regional New South Wales in targeted domestic and international markets

•	establishing a new $8.8 million three-year partnership between the New South Wales and Queensland Governments to attract international visitors to both States and

•	supporting 80 tourism operators and local industry representatives to participate in tourism trade missions to China, Europe, India, Japan, Korea, New Zealand, the United Kingdom, and the United States through the new International Industry Incentive Fund.
Strategic Directions
The Department adopts a whole-of-government approach to its role under the State Plan and will focus on implementing the Government’s employment and economic development agenda. It seeks to build on the economic strength of the State’s broad-based economy by focusing on attracting and developing high value industries with potential spillovers and skills development impacts, and synergies with existing industry bases and services. The Department has a strong emphasis on supporting and promoting employment opportunities, industry development and increasing productivity and innovation through science and research.
The strategic directions for each service group are as follows.

Budget Estimates 2010-11	7 - 9

DEPARTMENT OF INDUSTRY AND INVESTMENT
Agriculture and Biosecurity
Strategic directions are:
•	enhance skills and training initiatives to focus primary producers on managing risks, adapting to climate change, delivering environmental outcomes and using innovative technologies to improve productivity and profitability

•	complete the forestry industry structural adjustment programs announced by the NSW Government to address impacts on the private native forestry and red gum timber industries arising from key NSW resource decisions

•	develop and implement a comprehensive NSW biosecurity strategy aimed at protecting the economy, the environment and public health from the negative impacts associated with pests, diseases and weeds and

•	enhance the Department’s capacity to respond to pest, disease and natural disaster emergencies by broadening the resource base of trained emergency response staff.
Fisheries and Compliance
Strategic directions are:
•	improve the profitability and sustainability of commercial fisheries by building on the introduction of share management, exploring opportunities for simplified regulatory approaches and facilitating structural adjustment

•	attract investment by identifying and assessing suitable sites for large-scale aquaculture production and

•	increase community involvement in the deployment of artificial reefs and marine stocking programs.
Science and Research Activities (Agriculture, Fisheries and Forestry)
Strategic directions are:
•	continue to refocus effort to high priority areas such as studies aimed at adaptation and mitigation of the effects of a changing climate on the State’s primary industries and focus on building research portfolios under the ‘Research for Action’ themes of Productivity and Food Security, Biosecurity, Climate, Water, and Fisheries and Ecosystems

7 - 10	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
•	deliver increased productivity and sustainability of resource use across primary industries by managing a portfolio of projects with external funding and

•	conduct scientific surveys of the fish resources of New South Wales to enable an independent assessment of fish resources.
Mineral Resources and Mine Safety
Strategic directions are:
•	facilitate low emission coal technologies, including funding and oversighting a range of low emission coal technology projects under the Clean Coal Fund

•	encourage and facilitate mineral and petroleum exploration and new resource developments to maximise social and economic benefits and minimise adverse environmental impacts

•	provide a stable and secure licensing and regulatory environment, which ensures investment security and

•	continue to regulate the NSW mining industry to ensure further improvements in environmental performance and oversee mine safety to ensure the health and safety of mine workers.
Energy Supply and Use
Strategic directions are:
•	continue to ensure reliable and efficient energy supplies for the households, businesses and industries of New South Wales

•	protect vulnerable customers in the context of rising energy prices, in particular by enhancing and expanding the energy rebate scheme

•	lead the development of the NSW Clean Energy Policy

Budget Estimates 2010-11	7 - 11

DEPARTMENT OF INDUSTRY AND INVESTMENT
•	increase the proportion of energy supplied from renewable sources, through initiatives such as the NSW Solar Bonus Scheme and support for solar power generation in New South Wales under the Australian Government’s Solar Flagships Program, and improve energy efficiency to meet State Plan targets for renewable energy supply and electricity savings from energy efficiency measures and

•	harmonise the policy and regulatory frameworks for electricity and gas, particularly in technical, safety, planning and retail regulation through national processes under the Ministerial Council on Energy.
Investment Attraction and Industry Development
Strategic directions are:
•	service industry more effectively through better aligning the Department with New South Wales’ 13 key industry sectors. Senior Departmental officers are the single points of contact for companies with significant investment projects in five of these sectors: tourism and hospitality, finance and insurance, information and communications technology, manufacturing, and retail

•	assist businesses to identify growth and business opportunities beyond the global financial downturn

•	augment the Major Investment Attraction Scheme by $40 million

•	support the development of the defence industry through a Defence Industry Package worth up to $75 million and

•	provide additional support for the New South Wales film industry.
Small Business and Regional Development
Strategic directions are:
•	implement 12 updated Regional Business Growth Plans to assist collaboration between agencies and with local government, Regional Development Australia Committees and other business stakeholders in pursuing sustainable business and jobs growth

7 - 12	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
•	work closely with local government to facilitate business investment opportunities and

•	assist small and medium enterprises to increase competitiveness through innovation, with an emphasis on services to groups or clusters of businesses.
Science and Medical Research, and Industry Innovation
Strategic directions are:
•	provide funding, including $10 million for continuation of the Science Leveraging Fund, to support the development of research nodes in New South Wales, including through Cooperative Research Centres and Australian Research Council Centres of Excellence

•	lead initiatives that grow the skills base of the NSW research sector through targeted funding, attracting researchers, and supporting training and education activities in relation to research and development and

•	as part of the State Plan, develop the Business Sector Growth Plan based on analysis and scenarios from the current 2020 NSW Economy Foresighting Study.
Tourism
Strategic directions are:
•	continue to implement the NSW Tourism Strategy which is supported by an additional $40 million over three and a half years

•	implement the NSW Tourism Industry Plan, focusing on partnerships between the tourism industry and government over the next five years and

•	encourage increased visitor numbers to Sydney and regional New South Wales through the promotion of major events which represent value for money to NSW taxpayers.

Budget Estimates 2010-11	7 - 13

DEPARTMENT OF INDUSTRY AND INVESTMENT
2010-11 Budget Initiatives
Total Expenses
The Department’s total expenses for 2010-11 are budgeted at $1 billion. Major initiatives for 2010-11 include:
•	energy rebates of $149.1 million in 2010-11 to assist eligible energy customers with paying their energy bills. The energy rebate is extended to all Commonwealth Health Care Card Holders, with an increase in the rebate from $130 in 2009-10 to $145 on 1 July 2010 per eligible customer per annum

•	$40 million in additional funding over two years to 2011-12 for the Major Investment Attraction Scheme, a financial incentive program to attract large projects to New South Wales

•	support for defence industry development through a Defence Industry Package worth up to $75 million

•	$21.5 million for the development of clean coal technology through the Clean Coal Fund, including a carbon capture and storage demonstration project

•	$20 million in additional funding in 2010-11 aimed at attracting new large international film production, jobs and investment in New South Wales and

•	$10 million to continue investments under the Science Leveraging Fund that help attract Federal funding and develop research nodes.
Capital Expenditure
The Department’s 2010-11 capital expenditure is budgeted at $52.8 million.
Major projects within the Department’s capital program include:
•	$29.9 million for the biosecurity upgrade of Elizabeth Macarthur Agricultural Institute

•	$4.1 million for the relocation of Gosford Horticultural Institute

•	$3.4 million for a biosecurity information management system and

•	$2.2 million for a Mineral Resources Business and Technology system.

7 - 14	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Result Indicators
Jobs and investment across New South Wales are increased

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

New business investment generated through the Department’s programs	$m	1,256	2,220	1,270	1,500	1,500
Jobs created or retained due to new investment generated	no.	9,411	8,770	6,100	8,000	8,000
Rate of employment growth in small and medium enterprise clients supported by the Department (a)%		14.0	7.2	10.0	10.0	10.0
Private business investment (b)	$b	45.0	47.3	48.0	54.3	60.9
NSW share of new company registrations (c)%		30.0	32.0	33.0	32.0	32.0

(a)	Data sourced from Department of Industry and Investment’s Client Survey 2008-09.

(b)	This indicator contributes to the measurement of State Plan priorities. The target under the State Plan is to double the level of new business investment in 10 years. At the time of framing the indicator, the target was to grow business investment from around $40 billion per annum in 2006 to around $80 billion per annum in 2016. The Australian Bureau of Statistics (ABS) has revised the definition of some components of business investment consistent with updates to international standards. The target is now $86 billion in 2015-16 from a revised base of $43 billion in 2005-06. Forecasts for 2009-10 and 2010-11 are based on a straight-line projection required to meet the target from a revised base. Data sourced from the ABS National Accounts.

(c)	Data sourced from the Australian Securities and Investments Commission. Revised forecast for 2009-10 is based on new company registrations to February 2010.

Budget Estimates 2010-11	7 - 15

DEPARTMENT OF INDUSTRY AND INVESTMENT
Result Indicators (cont)
Industries are competitive and productive

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Value of primary industries production (a)	$m	23,432	34,462	29,619	29,740	29,821
Mining royalties collected (b)	$m	573	1,279	1,041	953	1,768
Industry capital expenditure investment (mining) (c)	$m	2,200	2,400	2,000	2,000	2,500
Value of targeted primary industries exports: (d)
Coal	$m	8,200	17,100	11,700	12,200	16,000
Agriculture	$m	5,064	5,289	5,523	5,523	5,778
NSW allocation of major Australian Government research funds	$m	311	338	304	331	345
Small and medium enterprises reporting innovation: (e)
Research and development or new product development	%	51	50	50	50	50
Marketing a new or improved product or service	%	59	55	55	55	55

(a)	This indicator shows the value of production, and hence economic performance, of the agriculture, minerals, wild harvest fisheries and aquaculture sectors. While production is influenced by many factors such as climatic conditions, global demand and the value of the Australian dollar, this indicator is a proxy for the effectiveness of the Department of Industry and Investment’s services that support strong economic performance. Data sourced from the Australian Bureau of Statistics (ABS) and the Australian Bureau of Agricultural and Resource Economics (ABARE).

(b)	This indicator shows the royalty revenue generated by mineral production as a proxy for the productivity of the NSW mining industry.

(c)	This indicator shows the level of investment by the mining sector and is a proxy for the attractiveness of New South Wales to mining investors. Data sourced from the ABS.

(d)	Agriculture figures are based on ABARE data (published March 2009). While the value of exports is influenced by many factors such as global demand and the value of the Australian dollar, this indicator is a proxy for the effectiveness of the Department of Industry and Investment’s services aimed at maintaining strong economic performance.

(e)	This indicator contributes to the measurement of State Plan priorities. The target is to grow the proportion of innovative NSW businesses by 25 per cent by 2016. Data sourced from the Department of Industry and Investment’s annual client survey.

7 - 16	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Result Indicators (cont)
Sydney and New South Wales are highly valued for tourism and investment

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Growth in total NSW visitor nights (a)	mill	139.0	138.0	138.1	137.1	141.3
Growth in visitor expenditure (b)	$b	18.0	17.6	18.0	18.0	19.0
NSW market share (c)%		31.5	32.0	30.6	30.7	31.4
Sydney city brand ranking (d)	Rank	1	top 5	top 5	top 5	top 5

(a)	This indicator contributes to the measurement of State Plan priorities. The target is to increase tourism to New South Wales to 160.6 million visitor nights by 2015-16. Revised forecast for 2009-10 is based on Tourism Research Australia forecasts. Data sourced from Tourism Research Australia, National Visitor Survey and International Visitor Survey.

(b)	This indicator contributes to the measurement of State Plan priorities. The target was calculated on 2007 data as a baseline. It set a target of $19.2 billion (2007 dollars) visitor expenditure in New South Wales by 2015-16. The 2010-11 forecast is based on 2007 data converted to current dollar values. Data sourced from Tourism Research Australia, National Visitor Survey and International Visitor Survey.

(c)	The NSW Tourism Strategy target is 30 per cent or greater market share of tourists for New South Wales (using the NSW market share in 2007 as the baseline). The revised forecast is estimated by dividing the revised visitor nights forecast for New South Wales (see above) by the revised national visitor nights forecast. Data sourced from Tourism Research Australia, National Visitor Survey and International Visitor Survey.

(d)	Data sourced from Anholt-GMI city brands index. The city brands index ranks 40 world cities based on six criteria: presence, place, prerequisites, people, pulse and potential.

Budget Estimates 2010-11	7 - 17

DEPARTMENT OF INDUSTRY AND INVESTMENT
Result Indicators (cont)
Energy supplies are secure, efficient and affordable

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Unplanned electricity outages (a)	SAIDI (mins)	130	135	131	131	126
GreenPower Sales — New South Wales (b)	GWh	448	564	710	542	640
Annual savings under NSW Energy Savings Scheme (c)	GWh	n.a.	n.a.	n.a.	571	1,148

(a)	The reliability of electricity in New South Wales is measured by the total number of minutes an average customer is without electricity each year. This indicator contributes to the measurement of State Plan priorities. The State Plan target is to achieve average electricity reliability for New South Wales of at least 99.98 per cent by 2016. The equivalent System Average Interruption Duration Index (SAIDI) figure of 98.98 per cent reliability is 105 minutes. Similarly, 126 minutes is equivalent to 99.976 per cent reliability.

(b)	This indicator contributes to the measurement of State Plan priorities. The target is to achieve 20 per cent renewable energy consumption by 2020. GreenPower sales are renewable energy sales produced from clean renewable sources.

(c)	This new indicator contributes to the measurement of State Plan priorities. The target is to implement 4,000 GWh of annual electricity savings through NSW energy efficiency programs by 2014. It is a joint program with the Department of Environment, Climate Change and Water.

7 - 18	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Result Indicators (cont)
Natural resources are sustainably managed

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Mines operating to agreed operation plans and subsidence plans (a)%	97	97	97	97	97
Primary/target and secondary fish species harvested at biologically sustainable levels (b)%	90	90	90	90	90
Reduction in net emissions from primary industries (c)%	3	3	3	3	3

(a)	This indicator shows the percentage of mines operating to agreed mine operation plans (for surface mining) and subsidence management plans (for underground/subsurface mining) and petroleum operation plans (required for extraction of petroleum related products).

(b)	This indicator is a proxy for the effectiveness of the Department of Industry and Investment’s management of fisheries resources.

(c)	This indicator shows the annual percentage reduction in net greenhouse emission from primary industries due to the uptake of technologies such as high feed efficient livestock. Referenced from Australian National Greenhouse Accounts.

Budget Estimates 2010-11	7 - 19

DEPARTMENT OF INDUSTRY AND INVESTMENT
Result Indicators (cont)
Industries are safe, healthy and biosecure

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Compliance with National Animal Health performance standards (a)%		97	97	97	95	100
Fatal injuries per million hours in the mining industry: (b)
Coal	no.	0.04	0.04	0.02	0	0.01
Non-coal	no.	0.04	0.04	0.03	0	0.03
Compliance of energy network businesses with NSW statutory reporting requirements (c)%		100	100	100	100	100

(a)	This indicator shows the degree to which the NSW animal health management system meets the agreed national standards.

(b)	This indicator shows the fatal injury rate per million hours worked (five year average) and is a proxy for the effectiveness of services to improve workplace safety. It enables New South Wales to monitor progress against the nationally-agreed target of 20 per cent reduction in fatal injury rates in the mining industry from 2002 to 2012. (Injury rates cannot be determined for petroleum at present).

(c)	This indicator shows the compliance of energy network businesses with statutory reporting requirements and is a proxy for the effectiveness of compliance programs to ensure best practice health, safety and engineering standards. Forecast based on latest information from businesses.

7 - 20	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements
Agriculture and Biosecurity

Service Description:	This service group covers development and delivery of services and initiatives such as extension, education and promotion of animal welfare, to drive sustainable development of agriculture and private forestry, as well as development and implementation of industry safety, biosecurity and emergency response plans to support improved industry safety and biosecurity.

Linkage to Results:	This service group contributes to jobs and investment across New South Wales being increased, industries being competitive and productive, natural resources being sustainably managed, and industries being safe, healthy and biosecure by working towards a range of intermediate results that include the following:
•	Industries see New South Wales as an attractive state in which to invest and increase competitiveness.

•	Industries use innovative technologies and practices.

•	The number of jobs in Sydney and regional New South Wales is increased and jobs are retained in targeted sectors and vulnerable locations.

•	Primary industries adapt to climate change, contribute to mitigation of its impacts and achieve improvements in natural resource and environmental management.

•	Risks posed by pests, diseases and chemicals to the economy, environment and human health are excluded, eradicated or effectively managed.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Farmers attending PROfarm training activities	no.	8,437	3,500	3,800	2,200	2,200
Persons accredited in emergency response preparedness	no.	507	630	830	545	500

Employees:	FTE	673	620	628	604	596

Budget Estimates 2010-11	7 - 21

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Agriculture and Biosecurity (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	134,484	177,907	191,019

Total expenses include the following:
Employee related	57,811	64,454	58,030
Other operating expenses	28,168	29,959	30,998
Grants and subsidies:	36,630	71,892	94,006
Drought Assistance	—	22,201	—
River Red Gum structural adjustment	—	5,154	41,081
Government contribution to Forests NSW	9,557	9,557	9,557
NSW Food Authority grant	11,380	11,462	12,233
Other expenses	6,380	6,416	2,433

Total Retained Revenue	23,254	27,395	28,039

NET COST OF SERVICES	108,509	150,427	162,838

CAPITAL EXPENDITURE	22,377	18,952	36,229

7 - 22	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Fisheries and Compliance

Service Description:	This service group covers development and delivery of compliance, regulatory programs and services and initiatives to protect primary industries from pests, diseases and contaminants and drive sustainable development of aquaculture, commercial fishing and recreational fishing.

Linkage to Results:	This service group contributes to industries being competitive and productive, natural resources being sustainably managed, and industries being safe, healthy and biosecure by working towards a range of intermediate results that include the following:
•	Industries see New South Wales as an attractive state in which to invest and increase competitiveness.

•	Department of Industry and Investment policies and programs contribute to the sustainable use of natural resources.

•	Primary industries adapt to climate change, contribute to mitigation of its impacts and achieve improvements in natural resource and environmental management.

•	Risks posed by pests, diseases and chemicals to the economy, environment and human health are excluded, eradicated or effectively managed.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Native fish stocked	mill	2.5	2.5	2.5	1.4	2.2
Habitat restoration sites	no.	155	150	150	150	150
Aquatic species protected	no.	34	36	39	43	45
Prosecutions (fisheries)	no.	400	451	200	375	350
Self Enforcing Infringement Notice Scheme notices (fisheries)	no.	2,600	1,700	1,800	1,900	1,800

Employees:	FTE	567	439	440	421	416

Budget Estimates 2010-11	7 - 23

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Fisheries and Compliance (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	66,605	69,584	65,799

Total expenses include the following:
Employee related	39,271	43,342	38,873
Other operating expenses	21,229	20,479	21,141
Grants and subsidies	630	87	89
Other expenses	890	881	902

Total Retained Revenue	26,891	26,676	27,314

NET COST OF SERVICES	37,887	42,849	38,386

CAPITAL EXPENDITURE	7,115	5,509	3,859

7 - 24	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Science and Research Activities (Agriculture, Fisheries and Forestry)

Service Description:	This service group covers provision of science, research and innovative technologies to increase the international competitiveness of the State’s primary industries in an environmentally sustainable way, as well as provision of the science to underpin effective biosecurity policy and implementation.

Linkage to Results:	This service group contributes to industries being competitive and productive, energy supplies being secure, efficient and affordable, natural resources being sustainably managed, and industries being safe, healthy and biosecure by working towards a range of intermediate results that include the following:
•	Industries see New South Wales as an attractive state in which to invest and increase competitiveness.

•	Industries use innovative technologies and practices.

•	Department of Industry and Investment policies and programs contribute to the sustainable use of natural resources.

•	Primary industries adapt to climate change, contribute to mitigation of its impacts and achieve improvements in natural resource and environmental management.

•	Risks posed by pests, diseases and chemicals to the economy, environment and human health are excluded, eradicated or effectively managed.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Publication of research-based innovations in scientific journals	no.	1,184	1,180	1,180	972	970
Samples processed by the Department’s laboratories	thous	483	335	335	221	220
Pre-commercial lines and varieties delivered for uptake by private breeding and seed companies	no.	10	13	13	5	5

Employees:	FTE	1,046	1,001	981	927	914

Budget Estimates 2010-11	7 - 25

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Science and Research Activities (Agriculture, Fisheries and Forestry) (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	150,506	144,843	137,576

Total expenses include the following:
Employee related	95,960	95,435	85,932
Other operating expenses	46,172	41,429	43,001
Grants and subsidies	132	22	22
Other expenses	20	—	—

Total Retained Revenue	56,385	54,360	55,746

NET COST OF SERVICES	90,048	90,350	81,612

CAPITAL EXPENDITURE	12,928	10,542	8,907

7 - 26	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Mineral Resources and Mine Safety

Service Description:	This service group covers assessment of the State’s geology and mineral resources, their allocation to private interests for exploration and mining and regulation of exploration and mining activities for safety and environmental performance.

Linkage to Results:	This service group contributes to jobs and investment across New South Wales being increased, industries being competitive and productive, energy supplies being secure, efficient and affordable, natural resources being sustainably managed, and industries being safe, healthy and biosecure by working towards a range of intermediate results that include the following:

• Industries see New South Wales as an attractive state in which to invest and increase competitiveness.

• The number of jobs in Sydney and regional New South Wales is increased and jobs are retained in targeted sectors and vulnerable locations.

• Department of Industry and Investment policies and programs contribute to the sustainable use of natural resources.

• Primary industries adapt to climate change, contribute to mitigation of its impacts and achieve improvements in natural resource and environmental management.

• The mining industry operates to best practice health and safety standards.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Area covered by new standard series geoscience maps	000 ha	2,700	1,800	2,700	3,000	2,400
Safety regulation:
Investigations of operational safety	no.	384	450	450	440	450
Enforcement actions	no.	774	800	800	900	950
Environmental regulation:
Audits, assessments and reviews	no.	870	890	890	830	900
Investigations and enforcements	no.	60	50	50	25	50
Rehabilitation of derelict mine sites	no.	30	28	26	24	25

Employees:	FTE	365	361	345	352	348

Budget Estimates 2010-11	7 - 27

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Mineral Resources and Mine Safety (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	68,142	84,452	83,671

Total expenses include the following:
Employee related	32,424	42,363	38,076
Other operating expenses:	31,147	28,441	40,405
Clean Coal Fund	16,500	10,000	21,500
Coal compensation expense	—	8,720	—
Other expenses	1,909	10,622	1,950

Total Retained Revenue	52,218	56,524	51,123

NET COST OF SERVICES	14,604	27,879	32,465

CAPITAL EXPENDITURE	2,936	2,936	3,284

7 - 28	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Energy Supply and Use

Service Description:	This service group covers promoting and maintaining competition in energy supply markets, developing national energy market frameworks in partnership with other states, forecasting energy supply and demand, developing electricity and gas network and licensed pipeline regulation and monitoring performance, promoting renewable energy and energy saving schemes, and implementing consumer protection strategies for residential energy customers.

Linkage to Results:	This service group contributes to energy supplies being secure, efficient and affordable, and industries being safe, healthy and biosecure by working towards a range of intermediate results that include the following:

• New South Wales participates in an efficient national energy market.

• Network operators comply with an improved regulatory framework.

• Renewable energy and efficiency incentive programs are in place.

• A robust consumer protection framework exists for all energy customers as well as specific programs for protecting vulnerable customers.

		2007-08	2008-09	2009-10	2009-10		2010-11
	Units	Actual	Actual	Forecast	Revised		Forecast
Service Measures:

Regulatory administration:
Total number of licences granted under the NSW Pipeline Act 1967	no.	32	34	34	34		38
Conveyance searches	no.	6,128	4,027	4,000	3,487		4,000
Energy labelling registrations	no.	558	1,081	1,500	2,073		2,100

Employees:	FTE	54	44	44	58	(a)	65

(a)	The abolition of the Department of Water and Energy in July 2009 incorporated some legal and corporate services staff back into the Energy branch.

Budget Estimates 2010-11	7 - 29

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Energy Supply and Use (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	175,125	143,535	183,607

Total expenses include the following:
Employee related	8,010	8,127	8,241
Other operating expenses	4,264	4,189	3,406
Grants and subsidies:	162,714	131,082	171,823
Energy concessions	151,714	118,252	171,493

Total Retained Revenue	1,160	1,760	1,189

NET COST OF SERVICES	173,965	141,775	182,418

CAPITAL EXPENDITURE	150	150	150

7 - 30	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Investment Attraction and Industry Development

Service Description:	This service group covers investment attraction for large projects through undertaking industry specific analysis for the identified priority areas, identifying export industries and markets, and generating industry investment. This includes the development and implementation of industry and sectoral plans to proactively drive industry growth at a State and regional level.

Linkage to Results:	This service group contributes to jobs and investment across New South Wales being increased, industries being competitive and productive, and Sydney and New South Wales being highly valued for tourism and investment by working towards a range of intermediate results that include the following:

• Industries see New South Wales as an attractive state in which to investment and increase competitiveness.

• The number of jobs in Sydney and regional New South Wales is increased and jobs are retained in targeted sectors and vulnerable locations.

• Capital investment in New South Wales is increased.

• Firms win supply chain business with large private and public sector contracts and projects, including international markets.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Major business development projects facilitated or financially assisted by the Department:
Metropolitan	no.	25	25	25	50	50
Regional	no.	297	260	150	200	200
International trade visits/missions directly supported by the Department	no.	247	300	300	300	300

Employees:	FTE	n.a.	101	118	119	137

Budget Estimates 2010-11	7 - 31

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Investment Attraction and Industry Development (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	87,789	84,739	129,838

Total expenses include the following:
Employee related	13,340	14,131	16,162
Other operating expenses	4,405	5,675	3,781
Grants and subsidies:	21,568	21,568	18,375
New South Wales Film and Television Office grant	13,824	13,824	8,416
Other expenses:	48,084	42,973	91,095
Assistance to industries	22,148	23,683	35,727
Assistance package for the Western and Gunnedah Coalfields	10,000	10,000	10,000
Major Investment Attraction Scheme	10,000	4,000	40,000

Total Retained Revenue	1,150	2,406	1,687

NET COST OF SERVICES	86,639	82,333	128,151

CAPITAL EXPENDITURE	179	179	113

7 - 32	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Small Business and Regional Development

Service Description:	This service group covers providing strategic support to increase employment and investment growth in regional and metropolitan areas, with a focus on local infrastructure and small and medium enterprises.

Linkage to Results:	This service group contributes to jobs and investment across New South Wales being increased, industries being competitive and productive, and Sydney and New South Wales being highly valued for tourism and investment by working towards a range of intermediate results that include the following:

• Industries see New South Wales as an attractive state in which to invest and increase competitiveness, particularly in the regions.

• Industries use innovative technologies and practices.

• The number of jobs in regional New South Wales is increased and jobs are retained in targeted sectors and vulnerable locations.

• The competitive position of small and medium enterprises is increased.

• Regional communities identify and promote business opportunities.

• Small business access information to expand markets and adopt improved business practices.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Participation in the Department’s small business programs and workshops:
Clients assisted	no.	33,278	54,800	54,700	40,000	50,000
Events and programs	no.	441	500	500	500	500
Regional communities assisted	no.	50	50	70	70	70
Services provided to micro and start-up business clients	no.	277,987	135,000	135,000	200,000	200,000

Employees:	FTE	n.a.	129	128	135	139

Budget Estimates 2010-11	7 - 33

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Small Business and Regional Development (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	90,348	74,332	95,306

Total expenses include the following:
Employee related	14,014	13,829	15,206
Other operating expenses	6,457	6,476	5,100
Grants and subsidies:	14,993	17,200	22,202
Payroll Tax Incentive Scheme	11,400	15,000	18,609
Other expenses:	54,463	36,405	52,368
Regional Development Assistance Package	49,644	31,594	47,425

Total Retained Revenue	2,527	1,405	1,345

NET COST OF SERVICES	87,821	72,927	93,961

7 - 34	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Science and Medical Research Policy, and Industry Innovation

Service Description:	This service group covers the research and development, analysis and stakeholder engagement activities required to help drive innovation, increase competitiveness and economic growth.

Linkage to Results:	This service group contributes to jobs and investment across New South Wales being increased, and industries being competitive and productive by working towards a range of intermediate results that include the following:
•	Industries see New South Wales as an attractive state in which to invest and increase competitiveness.

•	Industries use innovative technologies and practices.

•	New South Wales wins a greater share of Australian Government research funds.

•	Research concentrations are developed in alignment with business, industry and Government priorities.

•	Knowledge and skills are clearly focussed on what business and industry require to become more internationally competitive and innovative.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Science and medical research projects managed:
Grants	no.	28	53	52	62	60
Funding	$m	32	34	32	32	17
Major stakeholder consultation advisory forums held	no.	35	35	35	35	35

Employees:	FTE	n.a.	80	80	66	75

Budget Estimates 2010-11	7 - 35

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Science and Medical Research Policy, and Industry Innovation (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	52,654	55,337	47,162

Total expenses include the following:
Employee related	9,982	8,053	9,151
Other operating expenses	4,015	3,942	2,427
Grants and subsidies:	37,631	41,970	34,243
Medical Research Support grants	22,331	26,670	18,943
Illawarra Medical Research Institute	5,000	5,000	5,000
Science Leveraging Fund	10,000	10,000	10,000
Other expenses	764	1,110	1,110

Total Retained Revenue	299	299	264

NET COST OF SERVICES	52,355	55,038	46,898

7 - 36	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Tourism

Service Description:	This service group covers promoting New South Wales to domestic and international tourism markets and providing opportunities for an increase in jobs and tourist expenditure.

Linkage to Results:	This service group contributes to jobs and investment across New South Wales being increased, industries being competitive and productive, and Sydney and New South Wales being highly valued for tourism and investment by working towards a range of intermediate results that include the following:
•	Industries see New South Wales as an attractive state in which to invest.

•	Sydney and regional New South Wales are positioned as attractive visitor destinations.

•	International and domestic tourism expenditure grows.

•	Market share of visitor nights for Sydney and regional New South Wales is maintained.

•	Number of opportunities for the tourism industry to partner in Tourism NSW initiatives is increased.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Percentage of people surveyed considering a visit to New South Wales on holiday in the next 12 months	%	80	83	80	85	85
Business leads generated for tourism operators	mill	n.a.	0.6	0.7	0.9	1.2
Industry investment in tourism marketing activities:
Direct	$m	4.7	4.2	4.0	4.0	4.0
Indirect	$m	n.a.	1.5	3.0	3.0	3.0

Employees:	FTE	n.a.	116	116	119	118

Budget Estimates 2010-11	7 - 37

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Tourism (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	51,917	55,591	52,863

Total expenses include the following:
Employee related	12,936	13,063	13,579
Other operating expenses	3,072	4,440	3,992
Grants and subsidies	5,133	5,133	5,133
Other expenses	30,398	32,578	29,793

Total Retained Revenue	5,431	7,111	5,418

NET COST OF SERVICES	46,486	48,480	47,445

CAPITAL EXPENDITURE	300	300	300

7 - 38	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Service Group Statements (cont)
Personnel Services

Service Description:	This service group covers provision of personnel services to Forests NSW and the Mine Subsidence Board as part of the State’s Work Choices insulation legislation.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Forests NSW	FTE	537	470	470	470	470
Mine Subsidence Board	FTE	26	25	25	25	25

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	49,794	49,794	49,818

Total expenses include the following:
Employee related	49,794	49,794	49,818

Total Retained Revenue	49,794	49,794	49,818

CAPITAL EXPENDITURE	14	—	—

Budget Estimates 2010-11	7 - 39

DEPARTMENT OF INDUSTRY AND INVESTMENT
Ministerial Summary
Treasurer, Minister for State and Regional Development, and Special Minister of State
Minister for Ports and Waterways, Minister for Mineral and Forest Resources, and Minister for Illawarra

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Investment Attraction and Industry Development	129,838	1,687	128,151	113
Small Business and Regional Development	95,306	1,345	93,961	—
Mineral Resources and Mine safety	83,671	51,123	32,465	3,284
Personnel Services	49,818	49,818	—	—

TOTAL	358,633	103,973	254,577	3,397

Minister for Industrial Relations, Minister for Commerce, Minister for Energy, Minister for Public Sector Reform, and Minister for Aboriginal Affairs

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Energy Supply and Use	183,607	1,189	182,418	150

TOTAL	183,607	1,189	182,418	150

7 - 40	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT
Minister for Primary Industries, Minister for Emergency Services, and Minister for Rural Affairs

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Agriculture and Biosecurity	191,019	28,039	162,838	36,229
Science and Research Activities (Agriculture, Fisheries and Forestry)	137,576	55,746	81,612	8,907
Fisheries and Compliance	65,799	27,314	38,386	3,859

TOTAL	394,394	111,099	282,836	48,995

Minister for Tourism, Minister for the Hunter, Minister for Science and Medical Research, and Minister for Women

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Science and Medical Research Policy, and Industry Innovation	47,162	264	46,898	—
Tourism	52,863	5,418	47,445	300

TOTAL	100,025	5,682	94,343	300

Budget Estimates 2010-11	7 - 41

DEPARTMENT OF INDUSTRY AND INVESTMENT

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	333,542	352,591	333,068
Other operating expenses	148,929	145,030	154,251
Depreciation and amortisation	21,376	21,376	22,874
Grants and subsidies	279,431	288,954	345,893
Finance costs	1,178	1,178	922
Other expenses	142,908	130,985	179,651

Total Expenses Excluding Losses	927,364	940,114	1,036,659

Less:
Retained Revenue
Sales of goods and services	109,600	116,700	111,270
Investment income	4,577	2,954	3,196
Retained taxes, fees and fines	11,192	11,192	11,472
Grants and contributions	88,298	90,891	89,937
Other revenue	5,442	5,993	6,068

Total Retained Revenue	219,109	227,730	221,943
Gain/(loss) on disposal of non current assets	9,941	326	542

NET COST OF SERVICES	698,314	712,058	814,174
Recurrent Funding Statement

Net Cost of Services	698,314	712,058	814,174
Recurrent Services Appropriation	675,583	688,003	771,024

Capital Expenditure Statement
Capital Expenditure	45,999	38,568	52,842
Capital Works and Services Appropriation	31,489	40,989	49,036

7 - 42	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	81,550	91,775	80,669
Receivables	26,037	31,821	39,701
Other financial assets	190	137	137
Inventories	1,791	2,172	2,172
Assets held for sale	9,004	8,325	8,325
Other	21,517	—	—

Total Current Assets	140,089	134,230	131,004

Non Current Assets
Receivables	28,825	75,631	28,825
Other financial assets	2,863	3,407	3,161
Inventories	5,975	5,714	5,714
Property, plant and equipment —
Land and building	216,297	254,126	283,578
Plant and equipment	49,562	45,390	48,423
Infrastructure systems	11,230	32,965	30,569
Intangibles	12,981	7,729	6,345

Total Non Current Assets	327,733	424,962	406,615

Total Assets	467,822	559,192	537,619

LIABILITIES
Current Liabilities
Payables	38,601	32,642	31,972
Borrowings at amortised cost	4,710	4,456	4,639
Provisions	67,637	62,658	67,463
Other	—	529	529

Total Current Liabilities	110,948	100,285	104,603

Non Current Liabilities
Borrowings at amortised cost	13,337	12,795	7,901
Provisions	1,419	48,510	1,532
Other	22,823	1,183	1,183

Total Non Current Liabilities	37,579	62,488	10,616

Total Liabilities	148,527	162,773	115,219

NET ASSETS	319,295	396,419	422,400

Budget Estimates 2010-11	7 - 43

DEPARTMENT OF INDUSTRY AND INVESTMENT

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet (cont)

EQUITY
Reserves	131,601	194,027	193,493
Accumulated funds	187,694	202,392	228,907

TOTAL EQUITY	319,295	396,419	422,400

7 - 44	Budget Estimates 2010-11

DEPARTMENT OF INDUSTRY AND INVESTMENT

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	318,529	332,741	353,569
Grants and subsidies	284,101	293,624	350,341
Finance costs	898	898	826
Other	302,985	286,884	351,890

Total Payments	906,513	914,147	1,056,626

Receipts
Sale of goods and services	114,346	150,624	157,969
Interest	4,964	3,881	3,144
Other	126,729	104,423	121,475

Total Receipts	246,039	258,928	282,588

NET CASH FLOWS FROM OPERATING ACTIVITIES	(660,474)	(655,219)	(774,038)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	15,317	1,694	1,270
Advance repayments received	223	223	246
Purchases of property, plant and equipment	(45,999)	(38,568)	(52,842)
Other	—	(45,745)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(30,459)	(82,396)	(51,326)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(4,739)	(4,725)	(4,807)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(4,739)	(4,725)	(4,807)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	675,583	688,003	771,024
Capital appropriation	31,489	40,989	49,036
Asset sale proceeds transferred to the Consolidated Fund Entity	(15,042)	—	(995)
Cash transfers to Consolidated Fund	—	(11,389)	—

NET CASH FLOWS FROM GOVERNMENT	692,030	717,603	819,065

NET INCREASE/(DECREASE) IN CASH	(3,642)	(24,737)	(11,106)
Opening Cash and Cash Equivalents	85,192	116,512	91,775

CLOSING CASH AND CASH EQUIVALENTS	81,550	91,775	80,669

Budget Estimates 2010-11	7 - 45

DEPARTMENT OF INDUSTRY AND INVESTMENT

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(698,314)	(712,058)	(814,174)
Non cash items added back	42,640	42,710	44,595
Change in operating assets and liabilities	(4,800)	14,129	(4,459)

Net cash flow from operating activities	(660,474)	(655,219)	(774,038)

7 - 46	Budget Estimates 2010-11

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
The New South Wales Rural Assistance Authority (the Authority), under the Rural Assistance Act 1989, promotes the efficient delivery of assistance programs to farmers and other persons engaged in rural industries.
The Authority’s primary objective is to administer, analyse and influence adjustment and assistance programs that encourage self-reliance, facilitate appropriate change and help mitigate extreme events.
The Authority administers the Farm Debt Mediation Act 1994.
Results and Services
The Authority supports the strong economic performance of primary industries by providing services to help farmers and small businesses in regional areas manage debt and business risks such as natural disaster and drought. The Authority also encourages the sustainable use of natural resources through the provision of low-interest loans for works to improve land management.
The following planned results have been developed by the Authority to achieve government objectives:
•	The agricultural and small business sectors are able to recover from the effects of extreme events.

•	The agricultural and farming-related small business sectors are able to resist, and remain viable when faced with, financial challenges.

•	The agricultural sector is able to coexist with, and support, the natural environment.

•	Farm debt disputes are resolved efficiently and equitably.
Key services provided by the Authority to contribute to these results include:
•	provision of loans to farmers and small businesses to allow them to continue their normal operations following a natural disaster

•	provision of grants to farmers and small businesses to help them recover from extreme natural disasters

•	provision of interest subsidies to help farmers and farming-related small businesses affected by exceptional circumstances to obtain carry-on finance, restructure debt and implement productivity improvements

Budget Estimates 2010-11	7 - 47

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
•	provision of loans to farmers aimed at promoting improved land management practices and

•	administration of the Farm Debt Mediation Act 1994.
Recent Achievements
The Authority continues to provide support to farmers and farming-related small businesses through the Advancing Australian Agriculture program, which includes the Exceptional Circumstances program. This is a joint program between the Australian and NSW Governments, with the Australian Government contributing 90 per cent of the funding.
In 2009-10 the Authority expects to approve 6,240 applications under the Exceptional Circumstances program and provide assistance of $229.6 million, compared to 9,526 approvals and assistance of $263.7 million in 2008-09.
Assistance under the Exceptional Circumstances program in the majority of previously declared areas has been extended until 31 March 2011, with other areas extended to 30 April 2011.
The Special Conservation Scheme provides low interest rate loans for works such as soil conservation, irrigation and water supply. Loans are provided on the basis that the proposed works will have a beneficial impact on the land, the community and the environment. The Scheme has been extended to include drought-related initiatives. In 2009-10 the Authority expects to approve loans totalling $12.8 million.
The Natural Disaster Relief Scheme provides low interest rate loans to assist eligible primary producers and small businesses recover from the effects of natural disasters, such as storms, floods or bushfires. Recovery grants may also be provided following extreme natural disaster events, with access to this additional assistance measure requiring Australian Government approval. In 2009-10 the Authority expects to approve loans totalling $14.2 million, and grants totalling $26.7 million.

7 - 48	Budget Estimates 2010-11

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Strategic Directions
Strategies employed by the Authority to ensure achievement of its planned results are:
•	promotion of available assistance programs, and providing advice to potential applicants to create awareness of eligibility requirements

•	periodic reviews of specific programs and continued development and monitoring of result indicators and service measures

•	effective management of the Authority’s loan portfolio to limit the risk of non-repayment and

•	ongoing review and refinement of internal policies and procedures, and identifying opportunities within government and statutory authorities for streamlining the provision of assistance measures.
The Authority will continue its partnerships with other government agencies such as the Department of Industry and Investment and the Department of Environment, Climate Change and Water to deliver the following assistance programs:
•	Forging Partnerships program — assisting schools, community groups and Aboriginal organisations in promoting sustainable management of natural resources and

•	Native Vegetation Assistance package — assisting landholders as a consequence of refusal of consent to clear land under the Native Vegetation Act 2003.
2010-11 Budget Initiatives
Total Expenses
The Authority’s total expenses for 2010-11 are budgeted at $190.6 million. Exceptional Circumstances assistance is the major component at $176.4 million, of which the Australian Government will contribute 90 per cent.
Also provided for in 2010-11 is:
•	$18 million for low interest loans under the Special Conservation Scheme and

•	a notional $2 million for the Natural Disaster Relief Scheme. Actual assistance will depend on the occurrence of natural disasters.

Budget Estimates 2010-11	7 - 49

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Capital Expenditure
The Authority receives a minor allocation of $50,000 for the replacement and upgrade of office facilities.

7 - 50	Budget Estimates 2010-11

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Result Indicators
The agriculture and small business sectors are able to recover from the effects of extreme events

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Eligible applicants receive Natural Disaster Relief Scheme assistance (a)%		100	100	100	100	100
Applications for assistance approved
Loans	no.	171	118	100	120	100
Grants	no.	2,677	68	0	2,400	0
Value of assistance provided
Loans	$m	15.9	10.7	9.0	14.2	9.0
Grants	$m	15.3	0.8	0.0	27.2	0.0

(a)	Represents the percentage of eligible applicants who are provided with assistance.
The agricultural sector is able to resist and remain viable when faced with financial challenges

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Eligible applicants receive Exceptional Circumstances assistance (a)%		100	100	100	100	100
Applications for assistance approved	no.	10,399	9,526	6,900	6,240	4,900
Value of assistance provided	$m	409.5	263.8	253.7	229.6	176.4

(a)	Represents the percentage of eligible applicants who are provided with assistance.

Budget Estimates 2010-11	7 - 51

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Result Indicators (cont)
The agricultural sector is able to coexist with and support the natural environment

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Eligible applicants receive Special Conservation Scheme assistance (a)%		100	100	100	100	100
Applications for assistance approved	no.	204	270	250	200	250
Value of assistance provided	$m	11.7	18.6	18.0	12.8	18.0

(a)	Represents the percentage of eligible applicants who are provided with assistance.
Farm debt disputes are resolved efficiently and equitably

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Farm debt disputes are effectively resolved	%	89	94	90	95	90
Represents satisfactory mediations where an agreement has been reached.

7 - 52	Budget Estimates 2010-11

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Service Group Statements
Financial Assistance to Farmers and Small Businesses

Service Description:	This service group covers financial assistance by way of loans to farmers and small businesses to allow them to continue their operations following a natural disaster and loans to farmers aimed at promoting improved land management practices and grants under various schemes. Assistance is also provided through grant programs with Exceptional Circumstances being the main program providing interest rate subsidies to farmers and small businesses.

Linkage to Results:	This service group contributes to the agricultural sector being able to recover from the effects of natural disasters and exceptional circumstances; manage business risks during drought and disease; coexist with the natural environment; and to farm debt disputes being resolved efficiently and effectively, by working towards a range of intermediate results that include the following:
•	clients are aware of, and respond to, available assistance

•	viability of ongoing farm operations is protected

•	resources to initiate conservation measures are accessible and

•	a limited number of farmer/creditor disputes end up in the court system.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Applications for assistance processed	no.	15,395	11,107	7,170	9,570	5,250
Applications processed within time frames	%	75	60	90	70	90
Promotional activities	no.	28	7	8	10	8
Farm Debt Mediation applications determined	no.	47	75	50	70	50

Employees:	FTE	39	30	31	28	28

Budget Estimates 2010-11	7 - 53

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Service Group Statements (cont)
Financial Assistance to Farmers and Small Businesses (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	267,862	271,909	190,629

Total expenses include the following:
Employee related	2,821	2,607	2,694
Other operating expenses	3,044	3,078	3,030
Grants and subsidies:	256,662	260,288	178,770
Exceptional circumstances assistance	253,662	229,637	176,410

Total Retained Revenue	8,896	36,473	9,028

NET COST OF SERVICES	258,966	235,436	181,601

CAPITAL EXPENDITURE	50	—	50

7 - 54	Budget Estimates 2010-11

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	2,821	2,607	2,694
Other operating expenses	3,044	3,078	3,030
Depreciation and amortisation	35	36	35
Grants and subsidies	256,662	260,288	178,770
Finance costs	5,300	5,900	6,100

Total Expenses Excluding Losses	267,862	271,909	190,629

Less:
Retained Revenue
Investment income	5,882	6,580	6,648
Grants and contributions	3,000	29,873	2,360
Other revenue	14	20	20

Total Retained Revenue	8,896	36,473	9,028

NET COST OF SERVICES	258,966	235,436	181,601

Recurrent Funding Statement

Net Cost of Services	258,966	235,436	181,601
Recurrent Services Appropriation	258,954	235,581	181,585

Capital Expenditure Statement

Capital Expenditure	50	—	50
Capital Works and Services Appropriation	50	—	50

Budget Estimates 2010-11	7 - 55

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	29,459	26,756	28,771
Receivables	1,396	3,890	1,941
Other financial assets	5,700	13,800	14,700

Total Current Assets	36,555	44,446	45,412

Non Current Assets
Other financial assets	98,439	91,195	93,045
Property, plant and equipment —
Plant and equipment	149	98	113

Total Non Current Assets	98,588	91,293	93,158

Total Assets	135,143	135,739	138,570

LIABILITIES
Current Liabilities
Payables	9,130	5,560	5,500
Borrowings at amortised cost	16,685	13,800	14,700
Provisions	190	354	263

Total Current Liabilities	26,005	19,714	20,463

Non Current Liabilities
Borrowings at amortised cost	87,175	91,730	93,580
Provisions	4	5	5

Total Non Current Liabilities	87,179	91,735	93,585

Total Liabilities	113,184	111,449	114,048

NET ASSETS	21,959	24,290	24,522

EQUITY
Accumulated funds	21,959	24,290	24,522

TOTAL EQUITY	21,959	24,290	24,522

7 - 56	Budget Estimates 2010-11

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	2,691	2,369	2,647
Grants and subsidies	256,662	260,288	178,770
Finance costs	3,800	4,000	4,100
Other	23,044	25,978	3,930

Total Payments	286,197	292,635	189,447

Receipts
Sale of goods and services	—	(20)	—
Interest	612	558	508
Other	25,534	53,286	5,269

Total Receipts	26,146	53,824	5,777

NET CASH FLOWS FROM OPERATING ACTIVITIES	(260,051)	(238,811)	(183,670)

CASH FLOWS FROM INVESTING ACTIVITIES
Advance repayments received	17,800	19,198	20,990
Purchases of property, plant and equipment	(50)	—	(50)
Advances made	(17,000)	(23,814)	(17,640)

NET CASH FLOWS FROM INVESTING ACTIVITIES	750	(4,616)	3,300

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	17,000	23,814	17,640
Repayment of borrowings and advances	(14,959)	(15,198)	(16,890)

NET CASH FLOWS FROM FINANCING ACTIVITIES	2,041	8,616	750

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	258,954	235,581	181,585
Capital appropriation	50	—	50
Cash transfers to Consolidated Fund	—	(4,102)	—

NET CASH FLOWS FROM GOVERNMENT	259,004	231,479	181,635

NET INCREASE/(DECREASE) IN CASH	1,744	(3,332)	2,015
Opening Cash and Cash Equivalents	27,715	30,088	26,756

CLOSING CASH AND CASH EQUIVALENTS	29,459	26,756	28,771

Budget Estimates 2010-11	7 - 57

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Service Group Statements (cont)
Financial Assistance to Farmers and Small Businesses (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

CASH FLOW RECONCILIATION
Net cost of services	(258,966)	(235,436)	(181,601)
Non cash items added back	(3,625)	(3,774)	(3,867)
Change in operating assets and liabilities	2,540	399	1,798

Net cash flow from operating activities	(260,051)	(238,811)	(183,670)

7 - 58	Budget Estimates 2010-11

NEW SOUTH WALES FILM AND TELEVISION OFFICE
The New South Wales Film and Television Office (trading as Screen NSW) fosters and facilitates creative and business opportunities in the screen industry. It promotes innovation in screen content and technology, and champions the contribution the NSW screen industry makes to the State’s culture, economy and society. The Office’s governing legislation is the Film and Television Office Act 1988.
Results and Services
The New South Wales Film and Television Office is working towards the following results:
•	Increasing investment and the number of jobs in the screen industry in New South Wales.

•	New South Wales is seen as an attractive state in which to invest and increase competitiveness in the screen sector.
Key services delivered by the Office that contribute to these results include:
•	providing production finance, industry development activities including project development and other development programs for screen practitioners and

•	providing production attraction advisory services and marketing New South Wales as a filming destination.
Recent Achievements
NSW Government initiatives in 2009-10 consolidated New South Wales’ position at the forefront of the creative industries, in particular as the centre of the national screen industry, and set the stage to attract substantial investment:
•	confirming New South Wales as the hub of screen production in Australia in the 2008-09 National Drama Production Survey, which revealed that $434 million or 63 per cent of drama production took place in New South Wales

•	attracting up to $60 million in production expenditure and creating up to 1,300 new jobs in New South Wales through the additional injection of $5 million by the NSW Government to increase the Office’s Film Production Investment Fund

Budget Estimates 2010-11	7 - 59

NEW SOUTH WALES FILM AND TELEVISION OFFICE
•	securing the Australian Film Institute Awards (AFI Awards) for Sydney, from 2011 for a minimum of four years, and additional funding of $2.3 million for the Sydney Film Festival and

•	building on the Film Friendly legislation with the Government’s announcement of a new package of screen industry incentives. This will ensure New South Wales is the most attractive destination in Australia for major film projects.
Strategic Directions
The New South Wales Film and Television Office continues to implement its Strategic Plan for 2008-13 and is making an extensive contribution to cross-agency strategic development relating to creative industries and the digital sector. Support of compelling screen and digital content and innovative New South Wales screen enterprises remains the core of the Office’s focus.
Priorities for the year ahead include:
•	increasing investment and jobs in New South Wales through new screen production activity (local and international), and developing, nurturing and inspiring local creative talent

•	assisting production enterprises to be more robust, by working with partners in the private and government sector

•	aggressively marketing New South Wales as the premier production destination for international and local production

•	implementing the Film Friendly protocols and operating as a ‘first stop shop’ and

•	encouraging NSW screen practitioners to maximise market opportunities by considering using new and emerging technologies.

7 - 60	Budget Estimates 2010-11

NEW SOUTH WALES FILM AND TELEVISION OFFICE
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are budgeted at $9.5 million. Major activities to be funded include:
•	$3.4 million for production investment and $1.2 million for script and project development

•	$650,000 for industry development and

•	$300,000 for the Regional Filming Fund.
Capital Expenditure
Total capital expenditure in 2010-11 is estimated at $44,000 for minor works to improve and replace office equipment.

Budget Estimates 2010-11	7 - 61

NEW SOUTH WALES FILM AND TELEVISION OFFICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	300	420	310
Grants and contributions	14,266	13,267	8,498
Other revenue	700	831	700

Total Retained Revenue	15,266	14,518	9,508

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	340	384	340
Other operating expenses	3,627	3,798	3,644
Depreciation and amortisation	153	153	157
Grants and subsidies	11,146	10,117	5,323

Total Expenses Excluding Losses	15,266	14,452	9,464

SURPLUS/(DEFICIT)	—	66	44

7 - 62	Budget Estimates 2010-11

NEW SOUTH WALES FILM AND TELEVISION OFFICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	5,767	5,604	6,400
Receivables	898	760	595
Other financial assets	899	513	513

Total Current Assets	7,564	6,877	7,508

Non Current Assets
Property, plant and equipment —
Land and building	110	—	—
Plant and equipment	105	268	155

Total Non Current Assets	215	268	155

Total Assets	7,779	7,145	7,663

LIABILITIES
Current Liabilities
Payables	2,071	1,941	2,240
Provisions	114	240	340

Total Current Liabilities	2,185	2,181	2,580

Non Current Liabilities
Provisions	3	—	—
Other	375	301	376

Total Non Current Liabilities	378	301	376

Total Liabilities	2,563	2,482	2,956

NET ASSETS	5,216	4,663	4,707

EQUITY
Accumulated funds	5,216	4,663	4,707

TOTAL EQUITY	5,216	4,663	4,707

Budget Estimates 2010-11	7 - 63

NEW SOUTH WALES FILM AND TELEVISION OFFICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	—	(165)	165
Interest	400	120	310
Other	15,759	14,890	9,989

Total Receipts	16,159	14,845	10,464

Payments
Employee related	340	667	248
Grants and subsidies	11,146	10,117	5,323
Other	4,420	4,781	4,053

Total Payments	15,906	15,565	9,624

NET CASH FLOWS FROM OPERATING ACTIVITIES	253	(720)	840

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(44)	(44)	(44)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(44)	(44)	(44)

NET INCREASE/(DECREASE) IN CASH	209	(764)	796
Opening Cash and Cash Equivalents	5,558	6,368	5,604

CLOSING CASH AND CASH EQUIVALENTS	5,767	5,604	6,400

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	—	66	44
Non cash items added back	153	153	157
Change in operating assets and liabilities	100	(939)	639

Net cash flow from operating activities	253	(720)	840

7 - 64	Budget Estimates 2010-11

NSW FOOD AUTHORITY
The NSW Food Authority is responsible for ensuring food safety and compliance with food standards from production on-farm, or by harvest or catch, through processing and manufacture to retail and service of food.
The role of the Authority is to improve food safety, reduce food-borne illness and improve the general health of the community. The Authority also supports and assists the food regulatory activities of local councils, all of which are appointed enforcement agencies under the Food Act 2003.
Results and Services
The Authority contributes to building healthier communities and a stronger NSW economy by working towards the following results:
•	Consumers make safe and healthy food choices.

•	Fewer people get ill or injured through eating food.

•	The NSW food industry is reputable, innovative and competitive.

•	State, local and national food regulations are aligned.
Key services provided by the Authority to contribute to these results include:
•	developing, evaluating and reviewing the food regulatory framework

•	consulting and communicating with industry and providing training and advice

•	monitoring NSW food industry compliance with regulatory requirements by licensing food businesses and auditing and inspecting their operations

•	investigating consumer and food industry complaints and taking enforcement action for breaches of food laws

•	informing and educating the public on safe and proper food handling and providing a single point of contact for food safety issues for consumers and industry and

•	communicating and coordinating with other government agencies.

Budget Estimates 2010-11	7 - 65

NSW FOOD AUTHORITY
Recent Achievements
Projected expenditure for 2009-10 is $20 million and is similar to that of recent years excluding additional employee related expenditure to recognise the revaluation of superannuation liabilities.
Key initiatives and developments during the year include:
•	enactment of legislation requiring retail food service businesses to designate a trained Food Safety Supervisor within each business, for implementation during 2010-11

•	continued implementation of the Food Regulation Partnership Model with the local government sector, including the conduct of local government forums, communication and training programs to which the Government has contributed $850,000

•	continued development of the Byte system for managing interactions with NSW food businesses including management of food-borne illnesses to enable timely intervention to prevent their spread

•	remake of the Food Regulation 2004 including review of the current regulation and further consolidation of food safety schemes

•	new regulatory arrangements for hospitals, aged care facilities and delivered meals organisations and continued development of other arrangements for childcare facilities

•	continued work on implementation of an egg food safety scheme

•	agreement with local government on a strategy to implement a ‘scores on doors’ scheme commencing in mid 2011. The scheme will allow a food business to display its food safety score based on food safety inspections

•	development and piloting of a framework to evaluate the impact of the Authority’s food safety interventions and

•	continued contribution to the development of national policies and standards, including the Food Standards Code.

7 - 66	Budget Estimates 2010-11

NSW FOOD AUTHORITY
Strategic Directions
The Authority’s mission is to ensure that food in New South Wales is safe and correctly labelled, and that consumers are able to make informed choices about the food they eat.
The Authority’s key strategies for achieving this are:
•	providing the regulatory framework for industry to produce safe and correctly labelled food and ensuring industry compliance through advice and training and consistent interpretation and enforcement of requirements

•	informing and educating consumers about food safety and how to make appropriate choices about food consumption and

•	being the State’s recognised authority and reference point on food safety.
2010-11 Budget Initiatives
Total Expenses
The Authority is funded on a shared basis by the Government and industry with the Government contributing $12.2 million in 2010-11 toward the agency’s total planned expenditure of $21.1 million. Expenditure relates mainly to food safety compliance and enforcement, science-based policy and program development, and consumer information and education.
Total expenditure in 2010-11 is $1.1 million above the revised budget for 2009-10 of $20 million.
The 2010-11 Budget includes government funded expenditure of $10.6 million for food regulatory activities and additional government expenditure of $850,000 toward the continued implementation of the food regulation partnership model with local government. This has involved establishment of a framework for the administration, support and coordination of local government’s role in food regulation and includes a communications program and training for local government officers.
Capital Expenditure
The Authority’s capital expenditure program is estimated at $1.7 million in 2010-11. This includes $600,000 for the purchase of replacement motor vehicles and $1.1 million for information technology and other equipment. The Government contributes $820,000 towards the necessary maintenance of the Byte customer management system.

Budget Estimates 2010-11	7 - 67

NSW FOOD AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	1,929	1,929	1,962
Investment income	1,100	680	1,100
Retained taxes, fees and fines	6,443	6,020	6,568
Grants and contributions	11,398	11,398	12,233

Total Retained Revenue	20,870	20,027	21,863

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	14,214	13,343	14,424
Other operating expenses	5,946	5,574	5,946
Depreciation and amortisation	683	683	683
Grants and subsidies	—	400	—

Total Expenses Excluding Losses	20,843	20,000	21,053

SURPLUS/(DEFICIT)	27	27	810

7 - 68	Budget Estimates 2010-11

NSW FOOD AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	11,690	11,898	12,428
Receivables	1,279	1,403	1,436

Total Current Assets	12,969	13,301	13,864

Non Current Assets
Property, plant and equipment —
Land and building	5,902	5,905	5,722
Plant and equipment	2,653	2,701	3,086
Intangibles	2,322	2,222	2,537

Total Non Current Assets	10,877	10,828	11,345

Total Assets	23,846	24,129	25,209

LIABILITIES
Current Liabilities
Payables	1,641	1,355	1,395
Provisions	4,988	4,760	4,959
Other	1,248	1,516	1,547

Total Current Liabilities	7,877	7,631	7,901

Non Current Liabilities
Provisions	12,171	9,064	9,064

Total Non Current Liabilities	12,171	9,064	9,064

Total Liabilities	20,048	16,695	16,965

NET ASSETS	3,798	7,434	8,244

EQUITY
Accumulated funds	3,798	7,434	8,244

TOTAL EQUITY	3,798	7,434	8,244

Budget Estimates 2010-11	7 - 69

NSW FOOD AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	1,929	1,929	1,962
Retained taxes	1,000	1,000	1,000
Interest	1,100	680	1,100
Other	17,333	16,794	18,293

Total Receipts	21,362	20,403	22,355

Payments
Employee related	14,023	13,152	14,225
Grants and subsidies	—	400	—
Other	6,403	5,578	6,405

Total Payments	20,426	19,130	20,630

NET CASH FLOWS FROM OPERATING ACTIVITIES	936	1,273	1,725

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	500	500	500
Purchases of property, plant and equipment	(1,351)	(1,351)	(1,080)
Other	(345)	(345)	(615)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,196)	(1,196)	(1,195)

NET INCREASE/(DECREASE) IN CASH	(260)	77	530
Opening Cash and Cash Equivalents	11,950	11,821	11,898

CLOSING CASH AND CASH EQUIVALENTS	11,690	11,898	12,428

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	27	27	810
Non cash items added back	683	683	683
Change in operating assets and liabilities	226	563	232

Net cash flow from operating activities	936	1,273	1,725

7 - 70	Budget Estimates 2010-11

JUSTICE AND ATTORNEY GENERAL

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Justice and Attorney General
Total Expenses	1,700.5	1,794.3	5.5
Capital Expenditure	171.7	187.8	9.4

Judicial Commission of New South Wales
Total Expenses	5.3	5.2	-0.6
Capital Expenditure	0.2	0.2	—

Legal Aid Commission of New South Wales
Total Expenses	199.2	217.2	9.1
Capital Expenditure	4.4	4.4	—

Office of the Director of Public Prosecutions
Total Expenses	99.7	102.5	2.8
Capital Expenditure	10.7	1.5	-85.6

Office of the Information Commissioner
Total Expenses	—	4.0	n.a.
Capital Expenditure	—	0.5	n.a.

NSW Trustee and Guardian
Total Expenses	35.8	71.9	100.9
Capital Expenditure	2.5	7.5	200.8

Budget Estimates 2010-11	8 - 1

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
The Department of Justice and Attorney General (DJAG) delivers legal, court and custodial and community supervision services to the people of New South Wales by:
•	managing courts and justice services to resolve civil and criminal matters

•	promoting social harmony through programs to reduce crime and re-offending, and to protect rights and community standards

•	managing correctional services in centres and in the community and

•	advising on law reform, legal representation and legal matters.
The DJAG comprises two divisions: the Attorney General’s Division and Corrective Services NSW. The Attorney General’s Division manages and supports the State’s court registries and legal jurisdictions, implements crime prevention programs and supports victims of crime. It also provides research data and legal and policy advice to the NSW Government and the community.
Corrective Services NSW provides custodial and community-based correctional services, conducts programs and services that reduce the risk of re-offending, prepares offender reports to assist sentencing and releasing authorities, and supplies prisoner security services at a number of courts.
Department services also include those provided by the NSW Trustee and Guardian, the Registry of Births, Deaths and Marriages and the Crown Solicitor’s Office.
The Department supports the Attorney General as the Crown’s First Law Officer.
Results and Services
Court and Legal Services
The Attorney General’s Division has a significant role, in partnership with other justice agencies, in delivering the Government’s priorities to reduce crime, re-offending and antisocial behaviour. It has lead agency responsibility for the State Plan Priority: improve the efficiency of the court system.

8 - 2	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
In order to promote a just and safe society the Department is working towards the following results:
•	Public safety and support are improved.

•	The rights of the people of New South Wales are protected.
Key services that contribute to these results include:
•	legal, professional and regulatory services, and advice to the Government on law, justice and legal reforms

•	administration and support for NSW Courts, Tribunals and Community Justice Centres

•	effective programs to reduce re-offending risks, prevent crime and divert, support and rehabilitate offenders

•	support services for victims of crime including counselling, compensation and court support

•	Aboriginal justice programs and programs for disadvantaged groups and

•	the registration of births, deaths and marriages and the provision of advocacy and advice in estate, guardianship and trustee matters.

Budget Estimates 2010-11	8 - 3

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Services provided by the Division and the way in which they contribute to these results are set out in the following table:

	2010-11	Results — Attorney General
	Budget		Protecting the rights of the
	Expenses	Public Safety and support	people of New South
Service Groups	$m	are improved	Wales
Legal, Policy, and Regulatory Services	53.6	✓	✓
Court Services	429.5	✓	✓
Court Support Services	93.7		✓
Crime Prevention and Community Services	115.5	✓	✓
Registry of Births, Deaths and Marriages	23.1	✓	✓
Crown Solicitor’s Office	52.6		✓
Business and Personnel Services	60.0	✓	✓

Total Expenses Excluding Losses	828.0

Custodial Services
Corrective Services NSW has lead agency responsibility for coordinating with partner agencies to ensure delivery on the State Plan Priority: reduce re-offending.
Corrective Services is working towards the following results:
•	Safe, secure and humane management of offenders.

•	Community supervision of offenders and their successful re-integration into the community.
Key services provided by Corrective Services NSW that contribute to these results:
•	custody management including the containment of inmates and providing security for inmates, employees and visitors

•	providing court security and safe escort for inmates transferred between correctional centres and courts

8 - 4	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
•	supervision of offenders in the community and

•	offender programs that are designed to reduce re-offending of persons under custodial and community supervision.
The key services provided by Corrective Services and the way in which they are expected to contribute to results are set out in the following table:

		Results — Corrective Services
		Offenders are		Offender
	2010-11	safely, securely	Offenders are	programs are
	Budget	and humanely	effectively and	effective in
	Expenses	managed in	safely managed	reducing risks of
Service Groups	$m	custody	in the community	re-offending
Custody Management	691.2	✓		✓
Supervision of Offenders in the Community	130.8		✓
Offenders Program	144.3			✓

Total Expenses Excluding Losses	966.3

Recent AchievemENTS
Court and Legal Services
The NSW court system is consistently rated by the Productivity Commission as among the best performing in Australia. NSW Local, District and Children’s Courts ranked first in Australia for timely finalisation of criminal matters in the Commission’s Report on Government Services 2010. All courts in New South Wales achieved clearance rates above 95 per cent.
Alternative dispute resolution (ADR) was significantly enhanced in 2009-10. An ADR Directorate was established to implement new initiatives and work has commenced to establish Australia’s first dedicated international dispute resolution centre in Sydney. The centre will strengthen capacity for corporations to resolve disputes without the need for court action.
As part of the Government’s State Plan commitment to reduce re-offending rates and antisocial behaviour, a two year trial of the new Youth Conduct Orders program commenced on 1 July 2009 in the New England, Campbelltown and Mount Druitt local area commands.

Budget Estimates 2010-11	8 - 5

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
A two year trial of the Court Referral of Eligible Defendants Into Treatment (CREDIT) program commenced in Tamworth and Burwood courts in August 2009. CREDIT targets adult defendants to address issues that relate either directly or indirectly to their offending behaviour.
The Designing Out Crime Research Centre in Sydney was opened in October 2009. The Centre is a joint project between the NSW Government and the University of Technology Sydney and trials new initiatives to combat crime through pre-empting criminal activity and deterring criminal behaviour.
Support for victims of crime has also been increased with the launch of a new user friendly website that will help victims through every stage of the criminal justice process. It provides a one stop shop to assist victims to access support and counselling.
As part of the Government’s response to the Keeping Them Safe His Honour Judge Mark Marien SC was appointed as the first President of the Children’s Court of New South Wales. Two additional magistrates were also appointed to assist the NSW Children’s Court in rural and regional areas.
Tough new graffiti laws commenced in December 2009. The news laws are part of the NSW Government’s coordinated campaign to combat graffiti, double penalties for graffiti vandalism and ban juveniles from possessing spray cans.
The roll-out of JusticeLink, Australia’s first integrated multi-jurisdiction court administration system, continued. Its rollout to all NSW courts locations for criminal matters was finalised in November 2009. The rollout for civil matters commenced in the Supreme Court in December 2009 followed by implementation in the District Court and selected Local Courts.
The $14 million renovation of the Parramatta courthouse was completed. All public areas have been refurbished, disability access improved and new videoconferencing technology installed in most court rooms. The renovation of Gosford courthouse has also been completed.
The expansion of the Audio Visual Link network and videoconferencing technology continues with the installation in more than 200 court rooms, prisons, juvenile justice centres and legal offices across the State. It is estimated costs of $47.3 million have been avoided since the inception of the program in 2000, chiefly related to eliminating prison transports.

8 - 6	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Custodial Services
Way Forward workplace reform strategies have been fully implemented in 2009-10 including:
•	outsourcing the operational management of the Parklea Correctional Centre in November 2009

•	reducing overtime cost and improving overtime management through the employment of casual correctional officers across the State and

•	implementing new Correctional Centre Management Plans including establishing a centralised Roster unit.
Corrective Services has also undertaken a comprehensive capital works program to improve management of increases in the inmate population. An expansion of Community Offender Support Program Centres and Community Compliance Groups has yielded benefits through intensified supervision and monitoring of serious offenders within the community.
There have also been increases in the intensity of supervision and monitoring of offenders in the community through the provision of more support services, intervention and drug treatment programs.
The number of sites for accredited programs and initiatives assisting in the management and rehabilitation of offenders increased through additional program facilitators. Another four staff positions for Nowra, Broken Hill and Newcastle areas will be added in 2010-11.
Strategic Directions
Court and Legal Services
The Attorney General’s Division in partnership with other justice agencies, will contribute to achieving NSW Government priorities to reduce re-offending through a range of rehabilitation programs, improving existing crime prevention programs, expanding preventative programs and providing better support for local and disadvantaged communities to reduce involvement in crime.
There will be continued emphasis on the timely and effective resolution of disputes and criminal matters by promoting just, quick and cheaper resolution of civil disputes, particularly through alternative dispute resolution and non-adversarial justice options.

Budget Estimates 2010-11	8 - 7

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
The Attorney General’s Division will continue to lead efforts in reforming the law through research and development of justice policy and providing accurate and sound advice on justice issues and legal reform.
Supporting vulnerable people in the justice system remains a priority. This will be promoted by:
•	reducing the impact on victims of crime

•	ensuring that victims are actively supported and involved in the justice process and

•	reducing the over-representation of Aboriginal people in legal processes.
Custodial Services
Corrective Services NSW provides custodial and community-based correctional services on a Throughcare continuum. The aim of ‘Throughcare’ is to assist offenders to complete their legal orders and to undertake correctional programs to reduce their risk of re-offending.
Periods of incarceration are known to increase the risk of homelessness, which increases the risk of re-offending. Corrective Services NSW is developing initiatives under the NSW Homelessness Action Plan to provide supported accommodation to people leaving custody who are at risk of homelessness.
The Indigenous Employment Program will continue to provide pre-release assistance to offenders to prepare and plan for employment and continued support after release from custody.
A specialist state-wide Disability Services Program will continue to provide services to meet the additional needs of offenders with disabilities.
2010-11 Budget Initiatives
Total Expenses
Court and Legal Services
Total expenses for the Attorney General’s Division are estimated at $828 million an increase of 8.4 per cent compared to 2009-10.

8 - 8	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Expenses include:
•	$3.7 million for a Graffiti Reduction Strategy

•	$1.4 million for Keep them Safe initiatives, including the employment of special Children’s Magistrates and Children’s registrars

•	$479,000 for the Domestic Homicide Review Panel

•	$29 million for refurbishment works at the Law Courts Building in Queens Square and

•	a further $10 million per annum to meet the increasing demand for core legal work undertaken by the Crown Solicitor’s Office.
Custodial Services
Expenses are estimated at $966.3 million, an increase of 3.1 per cent on last year’s Budget. This includes:
•	$6.5 million for drug programs, covering drug detection, screening, detoxification and education for general and high risk offender groups

•	$22.6 million to meet costs associated with an estimated increase in inmate numbers and

•	$2.1 million for the continuation of Drug Court operations.
Capital Expenditure
Court and Legal Services
Capital expenditure for the Attorney General’s Division will be $57.1 million, an increase of $15.1 million over 2009-10.
This includes funds for the following major new works:
•	$4.7 million for a Justice Precinct at Newcastle. This will create brand new cutting-edge court facilities, including increasing the number of courtrooms available at a total cost of $94.1 million

•	$4.5 million for further technology upgrades for the Registry of Births, Deaths and Marriages

Budget Estimates 2010-11	8 - 9

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
•	$10.7 million for the continuing development and implementation of the Legal E-Services system to enable access to, and exchange of information with the legal profession and the general public

•	$21.9 million for the Court Upgrade Program, including a major upgrade of the John Maddison Tower/Downing Centre ($5 million) and new works at courthouses in Armidale ($1 million) and Taree ($2 million) and

•	$1.5 million for the further rollout of the remote witness program.
Custodial Services
Capital expenditure for Corrective Services NSW is $130.7 million compared to $129.7 million last year. Funding includes:
•	$82.1 million to accommodate the growing inmate population including a 250-bed expansion of the Cessnock Correctional Centre and a new 600-bed correctional facility at Nowra to be completed in late 2010

•	$1.5 million to continue the replacement of inmate transport vehicles and expand the fleet in line with growth in the inmate population and

•	$13.2 million to continue an extensive technology Infrastructure Strategic Upgrade. This upgrade will provide additional functionality, including the integration of biometric identification systems with the Offender Database and an enhanced intelligence processing system.
The minor works allocation of $33.8 million for custodial services includes funding for: the continuing upgrade and replacement of security systems, such as CCTV Cameras, Microwave Security systems; and cell call and duress systems at the Lithgow, Goulburn and Bathurst correctional centres and the Metropolitan Remand Centre.

8 - 10	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Result Indicators
The rights of the people of New South Wales are protected

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Net cost per finalised case:
Supreme Court	$	3,316	3,290	3,800	4,900	5,300
District Court	$	4,053	4,034	4,300	4,500	4,600
Local Court	$	338	333	400	350	350
Clearance rate:
Supreme Court	%	105	105	100	100	100
District Court	%	100	97	100	100	100
Local Court	%	95	96	100	100	96
Pending criminal matters <12 mths old:
Supreme Court	%	86	89	89	90	90
District Court	%	94	96	95	90	95
Pending civil matters <12 mths old:
Supreme Court	%	75	76	75	75	75
District Court	%	71	80	77	90	85
Pending Local Court criminal matters <6 mths old	%	89	88	90	90	88
Public safety and support are improved

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Major crime trends across local government areas that are stable or falling (a)%		95	95	95	95	95
Persons accepted to Magistrates’ Early Referral into Treatment Program (b)	no.	1,872	1,857	1,800	1,800	1,900
Offenders completing Forum Sentencing Program (c)	no.	132	98	220	150	500
Victims who participated in Forum Sentencing conferences (d)	no.	27	44	90	80	300

(a)	This indicator is a proxy measure for the level of public safety: if a higher number of crime trends are stable or falling then the level of crime is falling and safety is increasing.

(b)	This indicator shows the number of local court adult defendants with illicit drug use problems voluntarily entering drug treatment diversion programs.

(c)	This indicator measures the number of offenders referred to the Forum Sentencing program who successfully completed Intervention Plans. It is expected that the number will increase once the Program is rolled out to further courts from next financial year.

(d)	This indicator measures the number of victims who participated in Forum Sentencing conferences.

Budget Estimates 2010-11	8 - 11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Result Indicators (cont)
Offenders are safely, securely and humanely managed in custody

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Aboriginal offenders — enrolled in customised basic education and vocational training (a)	no.	380	726	750	755	800
Assaults on staff (per 100 staff) (b)	no.	0.9	0.6	0.9	0.6	0.6
Assaults on inmates (per 100 inmates) (b)	no.	13.4	13.1	13.4	13.4	13.4
Escapes from custody: (b)
Open custody	%	0.2	0.3	0.0	0.0	0.0
Secure custody	%	0.0	0.1	0.0	0.0	0.0
Daily average out-of-cell hours: (a)
Open custody	no.	11.9	13.4	11.9	13.4	13.4
Secure custody	no.	7.2	7.1	7.2	7.1	7.1
Visits to inmates(a)	no.	202,209	202,890	199,300	199,500	196,500

(a)	These indicators show the results of humane management strategies for inmates through basic education being provided and by facilitating support for family contacts.

(b)	These indicators show the effectiveness of safe management in custody.
Offenders are effectively and safely managed in the community

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Community based orders successfully completed (a)%		80.0	80.0	80.0	80.0	80.0
Revocations by State Parole
Authority (calendar year): (b)
Parole Orders	no.	1,791	2,066	1,700	2,341	2,341
Home Detention Orders	no.	72	54	65	54	54
Periodic Detention Orders	no.	526	404	300	282	282
Average Number of Drug Court Offenders supervised in the community	no.	186	161	160	160	160

(a)	This indicator shows effective management of offenders in the community.

(b)	This indicator shows the effective supervision/monitoring of offenders in the community. Increases in diversionary and intervention programs in recent years are expected to result in reductions in revocations of orders.

8 - 12	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Result Indicators (cont)
Offender programs are effective in reducing risks of re-offending

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Custodial offenders returning to corrective services with a new correctional sanction within two years	%	43.0	42.9	43.0	42.9	42.9
Custodial offenders returning to corrective services within two years (any sanction)%		45.2	44.9	45.2	44.9	44.9
Community offenders returning to corrective services with a new correctional sanction within two years	%	18.5	18.6	18.5	18.6	18.6
Community offenders returning to corrective services within two years (any sanction)%		28.3	27.8	28.3	27.8	27.8
These indicators measure the achievement of the State Plan Priority: reduce re-offending. The target is to reduce the proportion of offenders who re-offend within 24 months of being convicted by court or re-convicted by a court by 10 per cent by 2016.

Budget Estimates 2010-11	8 - 13

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements
Legal, Policy and Regulatory Services

Service Description:	This service group covers the provision of advice to Government on law and justice and the development and implementation of legislation, legal reforms, evidence-based policies and justice programs. It also covers the regulation of the activities of professional groups, collection of statistical information and research on crime, privacy services, legal assistance and representation, and investigation and resolution of complaints.

Linkage to Results:	This service group contributes to the protection of rights and improved public safety and support by working towards a range of intermediate results including:

• access to justice services

• laws that support the community

• the provision of legal representation, policy, professional and regulatory services and

• the timely investigation and resolution of complaints.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Proposals for legislative reform considered by Parliament	no.	43	31	30	28	28
Requests for statistical information completed by Bureau of Crime Statistics and Research	no.	1,027	1,227	1,000	1,000	1,000
Higher Court matters completed by Public Defenders	no.	976	1,060	930	832	840

Employees:	FTE	273	273	281	285	285

8 - 14	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Legal, Policy and Regulatory Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	52,574	51,934	53,617

Total expenses include the following:
Employee related	35,845	34,523	36,141
Other operating expenses	8,656	9,021	8,859
Grants and subsidies	283	313	304
Other expenses	4,953	4,752	5,049

Total Retained Revenue	13,448	12,236	13,303

NET COST OF SERVICES	39,125	39,697	40,313

CAPITAL EXPENDITURE	941	692	912

Budget Estimates 2010-11	8 - 15

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Court Services

Service Description:	This service group covers the administration of NSW Courts, Tribunals and Community Justice Centres. It also covers drug and alcohol diversionary programs and the provision of support for vulnerable witnesses, victims of sexual assault and clients with mental health problems.

Linkage to Results:	This service group contributes to the protection of rights and improved public safety and support by working towards a range of intermediate results including:

• access to justice services

• resolution of disputes and criminal matters

• support for court processes and participants and

• laws that support the community.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Cases Finalised:
Supreme Court	no.	14,704	15,448	14,500	13,500	13,000
District Court	no.	19,163	19,829	18,900	19,000	19,000
Local Court	no.	352,138	358,367	367,000	357,000	367,000
Community Justice Centre mediation sessions held	no.	1,714	1,612	1,800	1,600	1,600
Finalisations per FTE Judicial Officer:
Supreme Court	no.	232	253	240	223	215
District Court	no.	286	302	280	280	280
Local Court	no.	3,172	3,171	3,300	3,170	3,300

Employees:	FTE	2,029	2,029	1,944	1,966	1,958

8 - 16	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Court Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	387,096	407,630	429,460

Total expenses include the following:
Employee related	257,071	264,851	261,927
Other operating expenses	58,237	58,387	59,805
Grants and subsidies	3,967	5,373	4,368
Other expenses	15,859	22,581	46,282

Total Retained Revenue	118,677	110,628	121,607

NET COST OF SERVICES	271,913	298,982	309,847

CAPITAL EXPENDITURE	35,243	33,163	46,297

Budget Estimates 2010-11	8 - 17

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Court Support Services

Service Description:	This service group covers the provision of key support services to NSW Courts and Tribunals, including court transcription services, court security, jury management and library information services.

Linkage to Results:	This service group contributes to the protection of rights and improved public safety and support by working towards a range of intermediate results including:

• access to justice services

• laws that support the community

• resolution of disputes and criminal matters and

• support for court processes and participants.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Local Court sittings with uniformed sheriff’s officer present	%	75	79	80	85	80
Satisfaction with law libraries services	%	96	95	90	85	95
Transcript pages provided as daily transcript	no.	379,504	378,149	385,000	385,000	385,000

Employees:	FTE	801	801	776	781	781

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	92,116	93,127	93,709

Total expenses include the following:
Employee related	63,264	63,241	64,508
Other operating expenses	13,086	14,417	12,872
Grants and subsidies	2	12	2
Other expenses	8,604	7,764	8,819

Total Retained Revenue	7,413	7,158	7,929

NET COST OF SERVICES	84,701	85,967	85,778

CAPITAL EXPENDITURE	2,875	2,101	2,772

8 - 18	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Crime Prevention and Community Services

Service Description:	This service group covers the development of evidence-based policies and programs to prevent crime and reduce re-offending, to reduce Aboriginal involvement in criminal justice processes and to promote antidiscrimination and equal opportunity principles and policies. It also provides support to victims of crime by providing access to services and entitlements to assist in their recovery.

Linkage to Results:	This service group contributes to the protection of rights and improved public safety and support by working towards a range of intermediate results including:

• reduced incidence of crime, violence and social displacement

• support for victims of crime and

• the development and implementation of crime prevention programs.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Antidiscrimination complaints closed	no.	1,073	1,121	1,100	1,100	1,100
Victims Compensation Tribunal applications received	no.	7,031	8,212	6,900	8,700	9,000

Employees:	FTE	177	177	175	160	175

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	110,531	106,571	115,467

Total expenses include the following:
Employee related	14,381	13,146	16,696
Other operating expenses	4,603	4,093	5,858
Grants and subsidies	14,305	12,652	15,062
Other expenses	75,368	74,832	75,987

Total Retained Revenue	11,375	9,981	11,034

NET COST OF SERVICES	99,155	96,590	104,432

CAPITAL EXPENDITURE	834	430	568

Budget Estimates 2010-11	8 - 19

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Registry of Births, Deaths and Marriages

Service Description:	This service group covers the provision of an accurate, consistent, equitable and secure system for the registration of births, deaths and marriages in New South Wales. Information recorded in the system is used to provide a range of certificates, products and information services, including reliable data for planning and research.

Linkage to Results:	This service group contributes to the protection of rights by working towards a range of intermediate results including:

• representation and administration of life events and

• the provision of effective legal and professional services.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Customer transaction volumes (applications and registrations)	no.	730,703	774,206	759,000	774,000	785,000
Compliance with Guarantee of Service (standard certificate applications)%		52.0	66.0	85.0	78.0	85.0

Employees:	FTE	139	139	176	168	168

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	22,978	20,248	23,141

Total expenses include the following:
Employee related	15,227	12,793	15,113
Other operating expenses	5,888	5,749	5,740

Total Retained Revenue	31,543	32,597	32,808

NET COST OF SERVICES	(8,535)	(12,333)	(9,652)

CAPITAL EXPENDITURE	752	4,384	4,826

8 - 20	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Crown Solicitor’s Office

Service Description:	This service group covers the provision of core and non-core (general) legal services to the NSW Government. The Crown Solicitor must be engaged by government agencies to perform core legal services for matters that have implications for government beyond an individual Minister’s portfolio, involve the constitutional powers and privileges of the State or raise issues that are fundamental to the responsibilities of government. The Crown Solicitor’s Office also competes with the private legal profession for non-core legal work.

Linkage to Results:	This service group contributes to the protection of rights by working towards a range of intermediate results that includes:

• awareness of rights

• access to justice services and

• the provision of legal representation, policy, professional and regulatory services.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Average daily billable hours per solicitor	no.	4.7	4.8	4.9	4.9	4.9
Proportion of core work to total work	%	58.4	59.8	60.0	63.5	62.7

Employees:	FTE	315	315	339	326	326

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	42,525	56,683	52,632

Total expenses include the following:
Employee related	26,480	32,800	34,928
Other operating expenses	4,741	5,388	5,755
Other expenses	10,000	17,345	10,250

Total Retained Revenue	17,602	17,124	18,059

NET COST OF SERVICES	24,943	39,564	34,578

CAPITAL EXPENDITURE	1,350	2,841	1,728

Budget Estimates 2010-11	8 - 21

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Business and Personnel Services

Service Description:	This service group covers the provision of personnel services to the Office of the Public Guardian and the Legal Profession Admission Board.

Linkage to Results:	This service group contributes by providing business and personnel services.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

NSW Trustee and Guardian	FTE	501	493	581	522	522
Office of the Public Guardian	FTE	67	68	71	61	61
Legal Profession Admission Board	FTE	9	9	11	28	28

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	55,786	57,372	59,978

Total expenses include the following:
Employee related	55,786	57,372	59,978

Total Retained Revenue	54,945	57,370	59,978

NET COST OF SERVICES	841	2	—

8 - 22	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Custody Management

Service Description:	This service group covers the containment of inmates in correctional centres and providing a secure environment for inmates, employees and visitors. This involves providing advice to courts and releasing authorities and maintaining reliable security systems, including escort security. It also includes providing support for inmates with special service needs, such as those requiring compulsory drug treatment, mental health and other disability services, therapeutic treatment for violence and sexual offending, and for specific age and Aboriginality issues.

Linkage to Results:	This service group contributes to safe, secure and humane management of inmates by working towards a range of intermediate results including:

• effective security for the management of corrective centres, court custody and travel/escort of prisoners

• visits with family and friends are facilitated

• offenders have access to personal development programs and are encouraged to undertake them and

• offenders have access to, and are encouraged to participate in, programs designed to reduce the risk of re-offending.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Daily average out-of-cell hours	no.	8.9	9.3	9.3	9.3	9.3
Average recurrent cost per inmate per day:
Low security/periodic	$	188	187	194	194	194
Medium/high security	$	225	217	209	209	209
Escorts and court security conducted	no.	143,608	165,070	159,000	173,800	179,100
Video conferences conducted	no.	32,800	37,100	40,500	41,000	42,000

Employees:	FTE	4,609	4,451	4,451	4,575	4,600

Budget Estimates 2010-11	8 - 23

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Custody Management (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	667,704	724,856	691,244

Total expenses include the following:
Employee related	435,980	463,913	423,867
Other operating expenses	163,261	187,609	189,396
Other expenses	100	26	198

Total Retained Revenue	7,457	7,298	5,409

NET COST OF SERVICES	660,247	717,558	685,835

CAPITAL EXPENDITURE	109,098	119,110	113,329

8 - 24	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Supervision of Offenders in the Community
Service Description:	This service group covers the supervision of offenders in community programs and the delivery of offender programs in the community.

Linkage to Results:	This service contributes to the effective management of offenders in the community by working towards a range of intermediate results including:
•	courts and releasing agencies have the relevant information and advice to make appropriate orders regarding community release of offenders

•	offenders are effectively supervised and supported in working towards the successful completion of the order and

•	a range of community-based sentencing options are available to meet the needs of diverse offender groups.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Advice to courts/releasing authorities	no.	31,390	32,985	29,977	33,100	33,100
Average recurrent cost per offender per day		$13.00	20.20	11.70	22.00	22.00
Diversionary programs: total registrations — caseload intake	no.	26,461	28,117	26,672	28,220	28,220

Employees:	FTE	1,024	1,091	1,091	1,095	1,193

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	116,047	141,462	130,781

Total expenses include the following:
Employee related	91,333	106,753	98,419
Other operating expenses	20,912	28,163	27,279
Grants and subsidies	—	1	1

Total Retained Revenue	1,010	3,872	4,206

NET COST OF SERVICES	115,037	137,590	126,575

CAPITAL EXPENDITURE	17,242	4,655	10,837

Budget Estimates 2010-11	8 - 25

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Offenders Program
Service Description:	This service group covers the delivery of offender programs designed to reduce risks of re-offending and providing support services to assist offenders to re-settle and integrate back into the community.

Linkage to Results:	This service group contributes to reducing re-offending by working towards a range of intermediate results including:
•	strategic partnerships with other government and non-government agencies providing offenders with community support and meeting resettlement needs

•	increase in offenders successfully completing education and training courses

•	increase in offender employment after release from custody and

•	reduction in the rate of re-offending.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Targeted offender programs completed by inmates:
Addiction	no.	4,092	4,650	5,000	5,000	5,000
Aggression and violence programs	no.	423	577	600	600	600
Readiness	no.	2,383	1,500	1,650	1,650	1,650
Employment training — rate of inmate employment	%	80.6	75.9	75.9	75.9	75.9
Offender risks/needs assessments completed (a)	no.	34,206	37,221	38,272	30,000	20,000
Inmate participation in education programs ratio	%	32.3	33.9	33.9	33.9	33.9

(a) The number of assessments completed is expected to decrease due to changes to the integrated case management policy in June 2009.

Employees:	FTE	1,177	1,334	1,334	1,230	1,256

8 - 26	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Service Group Statements (cont)
Offenders Program (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	153,173	157,596	144,268

Total expenses include the following:
Employee related	126,965	129,524	118,204
Other operating expenses	18,546	20,128	19,215
Grants and subsidies	4,668	5,179	4,744
Other expenses	98	22	—

Total Retained Revenue	18,653	20,303	20,333

NET COST OF SERVICES	134,520	137,293	123,935

CAPITAL EXPENDITURE	3,340	5,675	6,533

Budget Estimates 2010-11	8 - 27

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL
Ministerial Summary
Attorney General, Minister for Citizenship, and Minister for Regulatory Reform

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Registry of Births, Deaths and Marriages	23,141	32,808	(9,652)	4,826
Crown Solicitor’s Office	52,632	18,059	34,578	1,728
Business and Personnel Services	59,978	59,978	—	—
Legal, Policy and Regulatory Services	53,617	13,303	40,313	912
Court Support Services	93,709	7,929	85,778	2,772
Court Services	429,460	121,607	309,847	46,297
Crime Prevention and Community Services	115,467	11,034	104,432	568

TOTAL	828,004	264,718	565,296	57,103

Minister for Water, and Minister for Corrective Services

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Custody Management	691,244	5,409	685,835	113,329
Supervision of Offenders in the Community	130,781	4,206	126,575	10,837
Offenders Program	144,268	20,333	123,935	6,533

TOTAL	966,293	29,948	936,345	130,699

8 - 28	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	1,122,332	1,178,916	1,129,781
Other operating expenses	297,930	332,955	334,779
Depreciation and amortisation	131,620	143,273	147,236
Grants and subsidies	23,225	23,530	24,481
Finance costs	10,441	11,483	11,435
Other expenses	114,982	127,322	146,585

Total Expenses Excluding Losses	1,700,530	1,817,479	1,794,297

Less:
Retained Revenue
Sales of goods and services	231,575	232,778	244,112
Investment income	5,726	5,384	6,560
Retained taxes, fees and fines	9,400	8,792	9,400
Grants and contributions	17,141	15,067	17,212
Other revenue	18,281	16,546	17,382

Total Retained Revenue	282,123	278,567	294,666

Gain/(loss) on disposal of non current assets	10	(3)	10
Other gains/(losses)	(3,550)	(1,995)	(2,020)

NET COST OF SERVICES	1,421,947	1,540,910	1,501,641

Recurrent Funding Statement

Net Cost of Services	1,421,947	1,540,910	1,501,641
Recurrent Services Appropriation	1,218,820	1,316,773	1,312,052

Capital Expenditure Statement

Capital Expenditure	171,675	173,051	187,802
Capital Works and Services Appropriation	172,122	168,465	184,031

Budget Estimates 2010-11	8 - 29

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	77,178	45,449	79,632
Receivables	55,267	56,739	51,106
Inventories	7,259	6,945	6,945
Other	16,459	8,303	8,576

Total Current Assets	156,163	117,436	146,259

Non Current Assets
Receivables	56,721	48,010	49,310
Other financial assets	133,261	119,953	119,953
Property, plant and equipment -
Land and building	2,458,672	2,686,057	2,718,607
Plant and equipment	204,949	183,414	188,287
Intangibles	57,336	70,819	73,962
Other	13,904	1,308	1,339

Total Non Current Assets	2,924,843	3,109,561	3,151,458

Total Assets	3,081,006	3,226,997	3,297,717

LIABILITIES
Current Liabilities
Payables	81,109	111,564	104,300
Borrowings at amortised cost	3,328	3,198	3,317
Tax	1,133	2,150	1,413
Provisions	174,430	146,239	155,237
Other	11,557	12,533	13,399

Total Current Liabilities	271,557	275,684	277,666

Non Current Liabilities
Borrowings at amortised cost	94,597	95,154	91,836
Provisions	44,926	44,209	44,343
Other	7,713	8,451	6,763

Total Non Current Liabilities	147,236	147,814	142,942

Total Liabilities	418,793	423,498	420,608

NET ASSETS	2,662,213	2,803,499	2,877,109

EQUITY
Reserves	1,061,064	1,282,851	1,282,851
Accumulated funds	1,601,149	1,520,648	1,594,258

TOTAL EQUITY	2,662,213	2,803,499	2,877,109

8 - 30	Budget Estimates 2010-11

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	1,037,138	1,099,943	1,041,135
Grants and subsidies	23,225	23,530	24,481
Finance costs	10,441	11,483	11,435
Other	455,146	492,714	531,778

Total Payments	1,525,950	1,627,670	1,608,829

Receipts
Sale of goods and services	228,569	227,778	246,432
Interest	2,783	1,827	2,432
Other	94,062	90,058	93,664

Total Receipts	325,414	319,663	342,528

NET CASH FLOWS FROM OPERATING ACTIVITIES	(1,200,536)	(1,308,007)	(1,266,301)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	10	1,114	10
Purchases of property, plant and equipment	(161,563)	(165,755)	(174,648)
Other	(10,112)	(12,728)	(13,154)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(171,665)	(177,369)	(187,792)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	4,800	5,300	—
Repayment of borrowings and advances	(2,640)	(2,858)	(3,199)
Other	(4,411)	(11,895)	(4,608)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(2,251)	(9,453)	(7,807)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	1,218,820	1,316,773	1,312,052
Capital appropriation	172,122	168,465	184,031
Consolidated Fund Entity	—	(1,418)	—
Cash transfers to Consolidated Fund	—	(6,462)	—

NET CASH FLOWS FROM GOVERNMENT	1,390,942	1,477,358	1,496,093

NET INCREASE/(DECREASE) IN CASH	16,490	(17,471)	34,183
Opening Cash and Cash Equivalents	60,688	62,920	45,449

CLOSING CASH AND CASH EQUIVALENTS	77,178	45,449	79,632

Budget Estimates 2010-11	8 - 31

DEPARTMENT OF JUSTICE AND ATTORNEY GENERAL

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(1,421,947)	(1,540,910)	(1,501,641)
Non cash items added back	211,985	228,846	226,404
Change in operating assets and liabilities	9,426	4,057	8,936

Net cash flow from operating activities	(1,200,536)	(1,308,007)	(1,266,301)

8 - 32	Budget Estimates 2010-11

JUDICIAL COMMISSION OF NEW SOUTH WALES
The Judicial Commission of New South Wales is an independent statutory corporation established under the Judicial Officers Act 1986. The Commission promotes excellence in judicial performance to enhance public confidence in the judiciary.
Results and Services
The Commission works closely with the Department of Justice and Attorney General, the Office of Director of Public Prosecutions, the Legal Aid Commission of New South Wales, the Sentencing Council, and the NSW Police Force. Together the Commission and these partner agencies seek to reduce crime and re-offending, and increase customer satisfaction with Government services by working towards the following results:
•	The judiciary is better informed and professional.

•	There is consistency in sentencing.

•	Complaints are examined in accordance with statutory provisions.
Key services provided by the Commission that contribute to these results include:
•	a judicial education program that provides an extensive conference and seminar program for judicial officers and publishes professional reference material

•	a research and sentencing program that involves research and analysis of aspects of sentencing. The Commission also maintains and develops the Lawcodes database, which provides standard codes to describe offences in New South Wales and online statistical and legal information through the Judicial Information Research System (JIRS) and

•	a complaints function that examines complaints against judicial officers in a timely and efficient manner and provides advice to the public about this activity.

Budget Estimates 2010-11	8 - 33

JUDICIAL COMMISSION OF NEW SOUTH WALES
Recent Achievements
In recent years, the Commission has introduced a number of initiatives including judgment writing workshops, cultural awareness programs, seminars and a handbook for sexual assault trials. The Commission has also published a civil bench book, an equality before the law bench book, redesigned JIRS, and developed an Extensible Markup Language based publishing system.
Strategic Directions
The Commission will continue to focus on the provision of high quality professional development programs for judicial officers. Information will continue to be provided through publications and JIRS, and an extensive conference and seminar program will be offered for judicial officers in each court, ranging from induction courses to specialist conferences.
Initiatives to ensure that judicial officers are aware of social context issues involving children, women, sexual offences, domestic violence and ethnic minorities will continue to be pursued and the Commission will work with other judicial education bodies within Australia to share information and experience, and to explore the possibility of collaborating on joint programs to reduce costs.
The Commission will also continue to assist the Sentencing Council in collecting information necessary to monitor guidelines and standard non-parole period offences.
2010-11 Budget Initiatives
Total expenses
Total expenses of the Commission are projected to be $5.2 million in 2010-11.
Capital expenditure
An amount of $150,000 has been provided to meet the Commission’s ongoing plant and equipment needs.

8 - 34	Budget Estimates 2010-11

JUDICIAL COMMISSION OF NEW SOUTH WALES
Result Indicators
Better informed and professional judiciary

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Judicial education conferences-overall satisfaction rating	%	91	90	85	85	85
Judicial officers who attend at least two training days	%	88	86	90	90	90
These indicators show the effectiveness of the Commission’s education programs.
Consistency in sentencing

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Crown appeal cases upheld/allowed by the Court of Criminal Appeal	%	60	68	60	60	60
Severity appeal cases upheld by the Court of Criminal Appeal	%	39	37	40	40	40
Crown appeal and severity appeal cases can be a measure of the imposition of inconsistent sentences. In determining whether sentences are within the permissible range, courts use JIRS as well as the Commission’s publications and other resources. These indicators are an indication of the effectiveness of the Commission’s research and sentencing programs.
Examination of complaints in accordance with statutory provisions

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Complaints for which further action is required	%	8	4	10	8	10
Cost per finalised complaint handled by the Commission	$	8,000	8,000	8,000	13,000	8,000
These indicators show the effectiveness and efficiency of the Commission’s complaint function and are a benchmark for increased customer satisfaction with services. Two Conduct Divisions were convened in 2009-10.

Budget Estimates 2010-11	8 - 35

JUDICIAL COMMISSION OF NEW SOUTH WALES
Service Group Statements
Education, Sentencing and Complaints

Service Description:	This service group covers the provision of education services to promote a better informed and professional judiciary, sentencing information to ensure consistency in sentencing, and the effective examination of complaints in accordance with statutory provisions.

Linkage to Results:	This service group contributes to a better informed and professional judiciary, consistency in sentencing and the examination of complaints in accordance with statutory provisions by working towards a range of intermediate results that include the following:
•	maintaining high standards of judicial performance

•	consistency of approach in Court sentencing and

•	improved judicial accountability through effective complaint handling.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Judicial education days	no.	1,294	1,396	1,300	1,300	1,300
Average number of training
days per judicial officer	no.	4	5	5	5	5
JIRS usage-page hits per month	no.	56,722	77,684	65,000	70,000	75,000
Sentencing monographs, sentencing trend papers, updates to bench books and other publications	no.	30	30	27	27	27
Complaints finalised within 6 months	%	97	92	90	90	90
Employees:	FTE	35	35	35	35	35

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	5,270	5,868	5,237

Total expenses include the following:
Employee related	3,774	4,002	3,867
Other operating expenses	1,394	1,292	1,280
Other expenses	—	485	—

Total Retained Revenue	626	526	540

NET COST OF SERVICES	4,644	5,342	4,697

CAPITAL EXPENDITURE	150	150	150

8 - 36	Budget Estimates 2010-11

JUDICIAL COMMISSION OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	3,774	4,002	3,867
Other operating expenses	1,394	1,292	1,280
Depreciation and amortisation	102	89	90
Other expenses	—	485	—

Total Expenses Excluding Losses	5,270	5,868	5,237

Less:
Retained Revenue
Sales of goods and services	403	433	435
Investment income	68	51	65
Other revenue	155	42	40

Total Retained Revenue	626	526	540

NET COST OF SERVICES	4,644	5,342	4,697

Recurrent Funding Statement

Net Cost of Services	4,644	5,342	4,697
Recurrent Services Appropriation	4,323	4,808	4,371

Capital Expenditure Statement

Capital Expenditure	150	150	150
Capital Works and Services Appropriation	150	150	150

Budget Estimates 2010-11	8 - 37

JUDICIAL COMMISSION OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,250	1,206	1,187
Receivables	124	47	47

Total Current Assets	1,374	1,253	1,234

Non Current Assets
Property, plant and equipment —
Plant and equipment	404	363	423

Total Non Current Assets	404	363	423

Total Assets	1,778	1,616	1,657

LIABILITIES
Current Liabilities
Payables	138	208	208
Provisions	346	415	415
Other	5	—	—

Total Current Liabilities	489	623	623

Non Current Liabilities
Provisions	3	—	—

Total Non Current Liabilities	3	—	—

Total Liabilities	492	623	623

NET ASSETS	1,286	993	1,034

EQUITY
Accumulated funds	1,286	993	1,034

TOTAL EQUITY	1,286	993	1,034

8 - 38	Budget Estimates 2010-11

JUDICIAL COMMISSION OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	3,564	3,720	3,650
Other	1,573	1,968	1,459

Total Payments	5,137	5,688	5,109
Receipts
Sale of goods and services	403	433	435
Interest	68	51	65
Other	334	221	219

Total Receipts	805	705	719

NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,332)	(4,983)	(4,390)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(150)	(150)	(150)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(150)	(150)	(150)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	4,323	4,808	4,371
Capital appropriation	150	150	150

NET CASH FLOWS FROM GOVERNMENT	4,473	4,958	4,521

NET INCREASE/(DECREASE) IN CASH	(9)	(175)	(19)
Opening Cash and Cash Equivalents	1,259	1,381	1,206

CLOSING CASH AND CASH EQUIVALENTS	1,250	1,206	1,187

CASH FLOW RECONCILIATION
Net cost of services	(4,644)	(5,342)	(4,697)
Non cash items added back	312	371	307
Change in operating assets and liabilities	—	(12)	—

Net cash flow from operating activities	(4,332)	(4,983)	(4,390)

Budget Estimates 2010-11	8 - 39

LEGAL AID COMMISSION OF NEW SOUTH WALES
The Legal Aid Commission of New South Wales (Legal Aid NSW) is a statutory body established by the Legal Aid Commission Act 1979. Legal Aid NSW receives funding from the State Government and the Public Purpose Fund to provide legal aid and other legal services.
The Australian Government also provides funding for Legal Aid NSW to deliver legal assistance in matters arising under Australian Government law.
Results and Services
Legal Aid NSW contributes to Government priorities of reduced rates of crime, recidivism, and antisocial behaviour by working towards the following result:
•	People, in particular those who are disadvantaged, can understand, protect and enforce their legal rights and appreciate their legal obligations.
Key services provided by Legal Aid NSW that contribute to this result include:
•	criminal law services that assist persons accused of criminal offences to properly understand and respond to allegations made against them

•	family law services to help ensure that each person’s interests, particularly children’s needs, are provided for and properly considered where decisions are made about arrangements in their family and personal lives

•	civil law services that provide options for people to contest unjust decisions and seek redress for harm caused by others and

•	community partnerships that support community legal centres in providing legal information, education and assistance, and delivering specialised court support schemes to assist women and children seeking protection from domestic violence.

8 - 40	Budget Estimates 2010-11

LEGAL AID COMMISSION OF NEW SOUTH WALES
Recent Achievements
Additional NSW Government funding was provided for the Women’s Domestic Violence Court Advocacy Program. This enabled the expansion of this program from 72 to 108 court locations, making assistance available for many more women and children who seek legal protection from domestic violence.
Legal Aid NSW has also invested significant resources in assisting people experiencing mortgage stress as a result of the global financial crisis through community legal education forums, the establishment of a Mortgage Stress Legal Support Program and the production of a mortgage stress handbook and DVD.
With funding under the National Partnership Agreement on Homelessness, Legal Aid NSW has established new specialist homeless outreach legal services in the Riverina and Hunter regions. Legal Aid NSW has also worked closely with private practitioners to continue the implementation of its new computerised grants management system.
Panels of private practitioners have now been established across all areas of law to assist those requiring legal services.
Strategic Directions
Legal Aid NSW will place greater emphasis on early intervention services and deliver an expanded community legal education program in future years. This is aimed at increasing the awareness among community workers and clients of their legal rights and responsibilities in order to help prevent legal problems from arising or escalating.
Where legal problems arise, Legal Aid NSW will continue to assist clients to resolve them without resorting to litigation, where possible.
In recognition of the importance of access to free basic legal advice, Legal Aid NSW will continue to fund private law firms and community legal centres to deliver legal advice and minor assistance services in disadvantaged rural and regional locations. Services for women and children experiencing domestic violence will also be improved.

Budget Estimates 2010-11	8 - 41

LEGAL AID COMMISSION OF NEW SOUTH WALES
2010-11 Budget Initiatives
Total Expenses
Total expenses for Legal Aid NSW are estimated at $217.2 million in 2010-11, an increase of 9 per cent on the 2009-10 budget. This includes additional funding of:
•	$2 million per annum for legal assistance in Children’s Court care and protection matters

•	$1.5 million, for the representation of children in criminal matters before the Children’s Court and

•	$1.6 million for alternative dispute resolution in care and protection matters, as part of the Keep Them Safe — Alternative Dispute Resolution initiative, to trial preliminary conferences in the Children’s Court and external mediation coordinated by Legal Aid NSW.
Capital Expenditure
Legal Aid’s capital expenditure of $4.4 million for 2010-11 will provide for the upgrade and replacement of information technology and other items of equipment, and the fit out of accommodation across its metropolitan and regional network.

8 - 42	Budget Estimates 2010-11

LEGAL AID COMMISSION OF NEW SOUTH WALES
Result Indicators
People, in particular those who are disadvantaged, can understand, protect and enforce their legal rights and interests as well as appreciate their legal obligations

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Client satisfaction (a)%		n.a.	86.5	n.a.	n.a.	87.0
Average waiting time for advice appointments (b)	days	5.0	4.7	4.0	4.0	4.0
Means test income limit as a percentage of current national minimum wage (c)%		60.9	58.5	58.5	58.5	58.5
Local court sittings serviced by duty solicitor schemes (d)%		100	100	100	100	100

(a)	Legal Aid NSW conducts client satisfaction surveys biennially.

(b)	This measures the average length of time which clients have to wait before receiving advice services. The desired movement is steady or downwards.

(c)	This measures the extent to which legal aid is accessible to people on low incomes, with the desired movement being either steady or upwards.

(d)	Legal Aid NSW aims to ensure that duty solicitor services are available to assist eligible persons at all local courts.

Budget Estimates 2010-11	8 - 43

LEGAL AID COMMISSION OF NEW SOUTH WALES
Service Group Statements
Criminal Law Services

Service Description:	This service group covers the provision of legal assistance and counsel to those facing criminal charges. This assistance ranges from relatively straightforward advice, information and duty services for more minor criminal law matters, through to representation by barristers in extended and complex trials where clients who are found guilty may face very heavy penalties.

Linkage to Results:	This service group contributes to persons understanding and enforcing their legal rights and appreciating their legal obligations in criminal matters by working towards a range of intermediate results that include the following:
•	punishment is not administered arbitrarily or against innocent parties

•	accused persons have the opportunity to understand properly and respond to the allegations made against them and

•	community respect and confidence in the law is maintained.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Legal representation: (a)
In-house (b)	no.	36,255	15,473	13,800	10,500	10,600
Assigned	no.	12,967	14,058	13,500	13,600	13,900
Duty appearances:
In-house (b)	no.	47,404	89,184	85,000	92,800	93,800
Assigned	no.	52,777	51,933	51,500	48,300	48,500
Legal advice and minor assistance (c)	no.	31,413	30,756	30,500	34,300	34,600
General information services	no.	115,401	173,995	127,000	202,600	204,700

(a)	New electronic systems and business processes adopted during 2008-09 mean data for this year should not be compared to that for earlier or later years.

(b)	A definitional change that took effect from 1 July 2008 means that much larger volumes of in-house work are now classified as duty, rather than legal representation.

(c)	Legal advice is provided by legal practitioners. Where minor assistance is provided, it is usually associated with an advice service.

Employees:	FTE	393	411	406	414	416

8 - 44	Budget Estimates 2010-11

LEGAL AID COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
Criminal Law Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	92,552	105,556	103,401

Total expenses include the following:
Employee related	38,772	39,659	41,024
Other operating expenses	8,981	9,834	10,427
Other expenses	42,636	53,901	49,787

Total Retained Revenue	33,129	35,205	34,585

NET COST OF SERVICES	59,562	70,490	68,955

CAPITAL EXPENDITURE	2,175	2,175	2,175

Budget Estimates 2010-11	8 - 45

LEGAL AID COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
Civil Law Services

Service Description:	This service group covers the provision of legal services in matters such as housing, mental health, consumer and human rights law. The assistance ranges from relatively straightforward advice and information services, through to legal representation in lengthy and complex court cases. There is a strong emphasis on the protection of legal rights in disadvantaged communities.

Linkage to Results:	This service group contributes to persons understanding and enforcing their legal rights and appreciating their legal obligations in civil matters by working towards a range of intermediate results that include the following:
•	people are less likely to be exploited or denied their rights

•	those who are vulnerable to excessive or improper use of power are aware of their legal rights and obligations and

•	people have options to contest unjust decisions and seek redress for harm caused.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Legal representation: (a)
In-house	no.	1,213	1,477	1,300	1,200	1,300
Assigned	no.	510	499	737	515	600
Duty appearances:
In-house (b)	no.	13,292	7,168	13,000	5,200	5,300
Assigned	no.	12,740	12,777	12,700	13,800	14,000
Legal advice and minor assistance (c)	no.	22,432	26,852	26,000	25,500	26,500
General information services	no.	134,615	167,798	147,000	161,700	163,400

(a)	New electronic systems and business processes adopted during 2008-09 mean data for this year should not be compared to that for earlier or later years.

(b)	Some anomalies with the way in which ‘backup’ duty services had been recorded in previous financial years were addressed when Legal Aid NSW introduced new service recording systems in 2008-09. Although one result was lower numbers of reported in house civil law duty services, this did not reflect a change in the actual workload.

(c)	Legal advice is provided by legal practitioners. Where minor assistance is provided, it is usually associated with an advice service.

Employees:	FTE	142	153	155	158	158

8 - 46	Budget Estimates 2010-11

LEGAL AID COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
Civil Law Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	22,897	23,539	23,680

Total expenses include the following:
Employee related	14,157	13,869	14,243
Other operating expenses	3,145	3,148	3,297
Other expenses	4,894	5,821	5,439

Total Retained Revenue	9,347	9,506	10,067

NET COST OF SERVICES	13,583	14,066	13,646

CAPITAL EXPENDITURE	435	435	435

Budget Estimates 2010-11	8 - 47

LEGAL AID COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
Family Law Services

Service Description:	This service group covers the provision of assistance to families in dispute over areas such as separation, divorce and parenting arrangements. It also assists in matters where the State seeks to take children thought to be at risk of abuse and neglect into care.

Linkage to Results:	This service group contributes to persons in family disputes understanding and enforcing their legal rights and appreciating their legal obligations by working towards a range of intermediate results that include the following:

• family members in dispute have had the opportunity to exchange views in a neutral environment with impartial assistance to arrive at workable arrangements

• the financial, emotional, physical and safety needs and rights of children are protected during family breakdowns and disputes and

• children are protected from environments where they are at risk of abuse and neglect, while the rights of parents and other family members are also respected.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Legal representation: (a)
In-house	no.	3,067	3,263	3,300	2,900	2,900
Assigned	no.	11,296	11,435	11,000	12,900	13,100
Duty appearances:
In-house	no.	3,214	3,423	3,600	3,000	3,100
Assigned	no.	2,944	2,708	2,700	1,800	1,900
Legal advice and minor assistance (b)	no.	28,624	31,155	31,000	32,100	32,200
General information services	no.	111,720	133,874	121,000	126,400	126,500

(a)	New electronic systems and business processes adopted during 2008-09 mean data for this year should not be compared to that for earlier or later years.

(b)	Legal advice is provided by legal practitioners. Where minor assistance is provided, it is usually associated with an advice service.

Employees:	FTE	225	244	244	246	244

8 - 48	Budget Estimates 2010-11

LEGAL AID COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
Family Law Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	61,050	66,633	66,617

Total expenses include the following:
Employee related	23,777	23,363	24,012
Other operating expenses	5,699	5,477	5,854
Other expenses	29,954	36,173	35,131

Total Retained Revenue	4,176	4,415	4,120

NET COST OF SERVICES	56,902	62,246	62,525

CAPITAL EXPENDITURE	1,740	1,740	1,740

Budget Estimates 2010-11	8 - 49

LEGAL AID COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
Community Partnerships

Service Description:	This service group covers funding of community organisations for specific purposes. These include providing legal assistance to disadvantaged people, undertaking law reform activities, and providing specialised court-based assistance for women and children seeking legal protection from domestic violence.

Linkage to Results:	This service group contributes to persons understanding and enforcing their legal rights and appreciating their legal obligations by working towards a range of intermediate results which include the following:

• people who may be victims of domestic violence, discrimination or unjust hardship have access to assistance in negotiating the legal system

• the needs and interests of disadvantaged groups are considered in policy development and law reform activities and

• the justice system takes a consistent and coordinated approach to dealing with domestic violence.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Local Courts served by Women’s Domestic Violence Court Advocacy Program	no.	62	72	107	108	108
Community Legal Centre cases opened	no.	5,222	5,992	5,400	5,900	5,900
Community Legal Centre advice services	no.	47,438	47,505	48,400	48,400	48,900
Increase in 2009-10 reflects additional Budget funding provided to expand the Women’s Domestic Violence Court Advocacy Program.

Employees:	FTE	5	6	6	9	9

8 - 50	Budget Estimates 2010-11

LEGAL AID COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
Community Partnerships (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	22,710	24,895	23,541

Total expenses include the following:
Employee related	1,011	974	1,007
Other operating expenses	224	266	278
Grants and subsidies	21,459	23,638	22,240

Total Retained Revenue	9,260	10,478	10,571

NET COST OF SERVICES	13,450	14,417	12,970

Budget Estimates 2010-11	8 - 51

LEGAL AID COMMISSION OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	77,717	77,865	80,286
Other operating expenses	18,049	18,725	19,856
Depreciation and amortisation	4,500	4,500	4,500
Grants and subsidies	21,459	23,638	22,240
Other expenses	77,484	95,895	90,357

Total Expenses Excluding Losses	199,209	220,623	217,239

Less:
Retained Revenue
Sales of goods and services	4,000	3,713	4,371
Investment income	4,282	3,355	3,178
Grants and contributions	47,450	52,057	51,284
Other revenue	180	479	510

Total Retained Revenue	55,912	59,604	59,343

Other gains/(losses)	(200)	(200)	(200)

NET COST OF SERVICES	143,497	161,219	158,096

Recurrent Funding Statement

Net Cost of Services	143,497	161,219	158,096
Recurrent Services Appropriation	143,497	145,246	153,596

Capital Expenditure Statement

Capital Expenditure	4,350	4,350	4,350
Capital Works and Services Appropriation	3,600	3,600	3,600

8 - 52	Budget Estimates 2010-11

LEGAL AID COMMISSION OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	79,303	70,100	70,719
Receivables	5,243	6,184	6,184
Other	4,705	110	110

Total Current Assets	89,251	76,394	77,013

Non Current Assets
Receivables	2,385	2,432	2,432
Property, plant and equipment —
Land and building	5,233	5,733	5,863
Plant and equipment	5,725	4,202	5,736
Intangibles	3,872	4,874	3,060

Total Non Current Assets	17,215	17,241	17,091

Total Assets	106,466	93,635	94,104

LIABILITIES
Current Liabilities
Payables	25,970	23,615	23,963
Provisions	18,227	24,540	24,540

Total Current Liabilities	44,197	48,155	48,503

Non Current Liabilities
Provisions	2,469	12,108	12,108
Other	1,906	2,245	2,245

Total Non Current Liabilities	4,375	14,353	14,353

Total Liabilities	48,572	62,508	62,856

NET ASSETS	57,894	31,127	31,248

EQUITY
Accumulated funds	57,894	31,127	31,248

TOTAL EQUITY	57,894	31,127	31,248

Budget Estimates 2010-11	8 - 53

LEGAL AID COMMISSION OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	76,521	76,117	78,917
Grants and subsidies	21,459	23,638	22,240
Other	108,157	128,643	122,837

Total Payments	206,137	228,398	223,994

Receipts
Sale of goods and services	3,800	3,513	4,171
Interest	4,282	3,355	3,178
Other	60,254	65,159	64,418

Total Receipts	68,336	72,027	71,767

NET CASH FLOWS FROM OPERATING ACTIVITIES	(137,801)	(156,371)	(152,227)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(4,350)	(3,920)	(4,350)
Other	—	(430)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(4,350)	(4,350)	(4,350)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	143,497	145,246	153,596
Capital appropriation	3,600	3,600	3,600

NET CASH FLOWS FROM GOVERNMENT	147,097	148,846	157,196

NET INCREASE/(DECREASE) IN CASH	4,946	(11,875)	619
Opening Cash and Cash Equivalents	74,357	81,975	70,100

CLOSING CASH AND CASH EQUIVALENTS	79,303	70,100	70,719

CASH FLOW RECONCILIATION
Net cost of services	(143,497)	(161,219)	(158,096)
Non cash items added back	4,500	4,500	4,500
Change in operating assets and liabilities	1,196	348	1,369

Net cash flow from operating activities	(137,801)	(156,371)	(152,227)

8 - 54	Budget Estimates 2010-11

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
The Office of the Director of Public Prosecutions (ODPP) was established by the Director of Public Prosecutions Act 1986 to provide an independent and just prosecution service to the people of New South Wales.
The principal instruments governing the work of the ODPP are the Director of Public Prosecutions Act 1986, the Crown Prosecutors Act 1986, the Victims Rights Act 1996, and the Prosecution Guidelines.
Results and Services
Through close cooperation with other agencies in the criminal justice portfolio, the ODPP is working towards the following results:
•	The likelihood of successful prosecutions and appropriate sentencing outcomes for convicted criminals is increased.

•	The quality and timeliness of prosecution services through the expeditious resolution of matters and the provision of high quality advice to police and other agencies is improved.

•	There is increased participation of victims and witnesses in the prosecution process by providing timely, high quality access and support.
Key services provided by the ODPP that contribute to these results include:
•	undertaking the prosecution of serious criminal matters in all NSW Courts and the High Court on behalf of the Crown and all child sexual assault summary prosecutions and

•	providing assistance to victims and witnesses in the prosecution process by ensuring that they have relevant information and support to enable them to participate in the prosecution process.

Budget Estimates 2010-11	8 - 55

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
The key services provided by the Office and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2010-11	Successful	Quality and
	Budget	prosecutions and	timeliness of	Participation of
	Expenses	appropriate	prosecution	victims and
Service Groups	$m	sentences	services	witnesses
Prosecutions	95.0	✓	✓
Victim and Witness Assistance	7.4		✓	✓

Total Expenses Excluding Losses	102.5

Recent Achievements
The Criminal Case Conferencing trial has shown an increasing trend towards matters being committed for sentence rather than for trial, allowing a more efficient use of criminal justice system resources and reducing the strain on victims.
There has also been a substantial improvement in the rate of matters returning a finding of guilt in the District and Supreme Courts, from 77 per cent in 2007-08 to 85 per cent last financial year. This improvement is expected to be maintained this financial year.
The Office has also:
•	developed a structured 12 month Legal Development Program to train and develop law graduates in the prosecution process. The second intake occurred in January 2010

•	modified its case management system to produce templates and statistical data that will substantially improve its reporting capability regarding confiscation applications and orders under the Confiscation of Proceeds of Crime Amendment Act 2005

•	established a committee to review all internal business rules, to enhance consistency of data input and produce more accurate and detailed statistical data and

8 - 56	Budget Estimates 2010-11

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
•	participated in the Sexual Assault Communications Privilege Referral project by referring victims for legal representation in matters where documents are subpoenaed by defence representatives. Several legal practitioners are providing this service free of charge.
Strategic Directions
The ODPP will maintain its commitment to improve the criminal justice system and to provide the people of New South Wales with an independent, fair and just prosecution service that acts in the public interest through the continued:
•	improvement of its management systems to better monitor efficiency and productivity

•	expeditious resolution of matters in the appropriate jurisdiction through the centralised committals scheme and improved communication and negotiation with police and defence legal representatives

•	provision of high quality advice to police and other investigative agencies to enhance the quality and timeliness of briefs of evidence

•	involvement in the education of investigative officers to improve the quality and presentation of evidence and

•	improvement in communication and the identification of victim related issues to support victims of crime and vulnerable witnesses.
2010-11 Budget Initiatives
Total Expenses
The Office’s total expenses are estimated at $102.5 million in 2010-11. An additional $5.5 million over two years for solicitors and other staff. The funding will assist with improving the operation of the office and continue with the implementation of efficiencies and reforms already underway.
Capital Expenditure
The Office’s 2010-11 capital expenditure of $1.5 million will be used for the ongoing replacement and upgrade of plant and equipment.

Budget Estimates 2010-11	8 - 57

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
Result Indicators
Increased likelihood of successful prosecutions and appropriate sentencing

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Matters returning a finding of guilt (a)%	77	85	80	85	85
Matters discontinued after committal order (b)%	0.05	0.04	0.04	0.04	0.04
Successful Crown appeals in higher courts (c)%	49	51	66	51	51

(a)	This indicator refers to matters committed for trial and for sentence that result in guilty verdicts/pleas as a percentage of all matters committed for trial and for sentence.

(b)	This indicator reflects the effectiveness of case management strategies. It measures cases where trial or sentencing is discontinued as a proportion of all cases committed for trial or sentence. Improvements in case management will result in a reduction in this indicator. Note that 39 per cent of matters discontinued in 2008-09 were at the victim’s request.

(c)	This indicator shows the effectiveness of prosecutions by measuring the success rate of Crown appeals to higher courts when the Crown believes the decision of a lower court is unsatisfactory. An increase in this indicator reflects an increase in the quality of the appeals made, or improvements in the selection of matters for appeal.
Improved quality and timeliness of prosecution services

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Matters where an early plea of guilty is entered (a)%	47	50	52	51	51
Listed trials adjourned on Crown application (b)%	4.9	4.4	5.0	4.8	5.0
Matters in which costs awarded against the ODPP (c)%	0.05	0.07	0.10	0.07	0.07

8 - 58	Budget Estimates 2010-11

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
Result Indicators (cont)
Improved quality and timeliness of prosecution services (cont)
(a)	This indicator measures the number of matters that are committed for sentence as a percentage of all matters committed to the higher courts (i.e. committed for trial and for sentence). An increase in the indicator shows the effectiveness of initiatives such as early screening and criminal case processing in encouraging early guilty pleas and avoiding prolonged trials.

(b)	This indicator measures trial listings adjourned on Crown application as a percentage of all trial listings. may be required for a number of reasons, including delays in police preparation for the trail. It is therefore a measure of the extent to which the quality of prosecution services are impeded by adjournment for reasons within, as well as outside of the ODPP’s control.

(c)	This indicator refers to costs awarded against the ODPP. A decrease reflects an improvement in the quality and conduct of matters.
Increased participation of victims and witnesses in the prosecution process by providing improved support

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Victims/ witnesses satisfied with services provided by ODPP	%	n.a.	72.4	n.a.	n.a.	74.0
This indicator shows the effectiveness of victim and witness support services. The satisfaction levels are determined by a survey undertaken every two years.

Budget Estimates 2010-11	8 - 59

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
Service Group Statements
Prosecutions

Service Description:	This service group covers instituting and conducting prosecutions and related proceedings for indictable offences under NSW laws in the Supreme Court, District Courts and Local Courts on behalf of the Crown. This includes providing advice to police and investigative agencies on evidentiary matters, participating in the law reform process and capturing the proceeds of crime.

Linkage to Results:	This service group contributes to successful and timely prosecutions, and to providing quality prosecution services with appropriate sentence outcomes, by working towards a range of intermediate results that include the following:
•	increased community confidence in prosecutions

•	early evaluation of evidence in accordance with standardised procedures

•	better quality briefs of evidence and improved practices and

•	law reform to improve the criminal justice system.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Committals completed	no.	5,726	6,375	5,960	6,300	6,400
Cases summarily disposed of in Local Court	no.	2,554	2,958	2,700	2,830	2,800
Cases committed for trial	no.	1,676	1,704	1,500	1,670	1,650
Cases committed for sentence in higher courts	no.	1,496	1,713	1,760	1,800	1,950
Trial matters concluded	no.	1,780	1,798	1,600	1,860	1,870

Employees:	FTE	590	567	556	568	539

8 - 60	Budget Estimates 2010-11

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
Service Group Statements (cont)
Prosecutions (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	92,586	94,883	95,041
Total expenses include the following:
Employee related	75,836	77,584	78,628
Other operating expenses	12,944	13,576	13,216
Other expenses	50	—	—

Total Retained Revenue	413	1,742	267

NET COST OF SERVICES	92,168	93,100	94,769

CAPITAL EXPENDITURE	10,485	7,919	1,548

Budget Estimates 2010-11	8 - 61

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
Service Group Statements (cont)
Victim and Witness Assistance

Service Description:	This service group covers providing information, referral and support services to victims of violent crimes and to vulnerable witnesses who are giving evidence in matters prosecuted by the Director of Public Prosecutions, includes assisting victims and witnesses to minimise the traumatic impact of the Court process, providing access to services in remote areas and assisting indigenous victims and witnesses.

Linkage to Results:	This service group contributes to improving victim and witness support by working towards the following intermediate measures:
•	victims and witnesses have relevant information and support during the prosecution process and

•	victims and witnesses participate in the prosecution process and have a greater sense of inclusion.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Victim and witnesses assisted by the Witness Assistance Service	no.	n.a.	4,550	4,495	4,495	5,473

Employees:	FTE	30	31	33	28	33

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	7,112	6,324	7,441

Total expenses include the following:
Employee related	2,937	2,538	3,053
Other operating expenses	566	479	610
Other expenses	3,474	3,140	3,601

Total Retained Revenue	2,174	2,393	2,844

NET COST OF SERVICES	4,938	3,930	4,597

CAPITAL EXPENDITURE	228	—	—

8 - 62	Budget Estimates 2010-11

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	78,773	80,122	81,681
Other operating expenses	13,510	14,055	13,826
Depreciation and amortisation	3,891	3,890	3,374
Other expenses	3,524	3,140	3,601

Total Expenses Excluding Losses	99,698	101,207	102,482
Less:
Retained Revenue
Sales of goods and services	71	30	81
Investment income	217	124	165
Grants and contributions	2,174	3,871	2,837
Other revenue	125	110	28

Total Retained Revenue	2,587	4,135	3,111

Gain/(loss) on disposal of non current assets	5	42	5

NET COST OF SERVICES	97,106	97,030	99,366

Recurrent Funding Statement
Net Cost of Services	97,106	97,030	99,366
Recurrent Services Appropriation	85,003	84,935	88,459

Capital Expenditure Statement

Capital Expenditure	10,713	7,919	1,548
Capital Works and Services Appropriation	10,713	8,790	1,548

Budget Estimates 2010-11	8 - 63

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,786	2,248	2,176
Receivables	2,032	1,580	1,330

Total Current Assets	5,818	3,828	3,506

Non Current Assets
Property, plant and equipment -
Plant and equipment	20,698	18,043	16,263
Intangibles	165	169	123

Total Non Current Assets	20,863	18,212	16,386

Total Assets	26,681	22,040	19,892

LIABILITIES
Current Liabilities
Payables	3,201	3,428	3,118
Provisions	7,477	8,387	8,424

Total Current Liabilities	10,678	11,815	11,542
Non Current Liabilities
Provisions	96	121	122
Other	275	1,200	1,150

Total Non Current Liabilities	371	1,321	1,272

Total Liabilities	11,049	13,136	12,814

NET ASSETS	15,632	8,904	7,078

EQUITY
Reserves	356	356	356
Accumulated funds	15,276	8,548	6,722

TOTAL EQUITY	15,632	8,904	7,078

8 - 64	Budget Estimates 2010-11

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	70,655	71,534	74,420
Other	19,120	22,708	19,087

Total Payments	89,775	94,242	93,507

Receipts
Sale of goods and services	71	30	81
Interest	227	129	165
Other	3,929	6,771	4,725

Total Receipts	4,227	6,930	4,971

NET CASH FLOWS FROM OPERATING ACTIVITIES	(85,548)	(87,312)	(88,536)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	5	42	5
Purchases of property, plant and equipment	(10,663)	(7,870)	(1,498)
Other	(50)	(49)	(50)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(10,708)	(7,877)	(1,543)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	85,003	84,935	88,459
Capital appropriation	10,713	8,790	1,548
Cash transfers to Consolidated Fund	—	(1)	—

NET CASH FLOWS FROM GOVERNMENT	95,716	93,724	90,007

NET INCREASE/(DECREASE) IN CASH	(540)	(1,465)	(72)

Opening Cash and Cash Equivalents	4,326	3,713	2,248

CLOSING CASH AND CASH EQUIVALENTS	3,786	2,248	2,176

CASH FLOW RECONCILIATION
Net cost of services	(97,106)	(97,030)	(99,366)
Non cash items added back	11,358	11,239	10,907
Change in operating assets and liabilities	200	(1,521)	(77)

Net cash flow from operating activities	(85,548)	(87,312)	(88,536)

Budget Estimates 2010-11	8 - 65

OFFICE OF THE INFORMATION COMMISSIONER
The Office of the Information Commissioner (OIC) is a new statutory authority created to promote public awareness and understanding of the new right to information laws established by the Government Information (Public Access) Act 2009.
The OIC:
•	provides information, guidelines, support, advice, assistance and training to agencies and the general public

•	monitors compliance by government agencies with the requirements of Government Information (Public Access) Act 2009 and

•	has broad powers to investigate and to conduct inquiries.
The Commissioner is independent and accountable to the Joint Parliamentary Committee on the Office of the Ombudsman and the Police Integrity Commission under the provisions of the Act.
Results and Services
Through close cooperation with other government agencies, the OIC is working towards the following results:
•	The community’s rights to information are advocated for and protected.

•	NSW Government is open and accountable.
Key services provided by the OIC that contribute to these results include:
•	providing support, guidance, assistance, advice and training to agencies and the public

•	undertaking legislative and administrative reviews

•	ensuring compliance by government agencies with the Government Information (Public Access) Act 2009 and

•	undertaking audits and agency reviews, investigations, conciliations, internal reviews and court and tribunal work.

8 - 66	Budget Estimates 2010-11

OFFICE OF THE INFORMATION COMMISSIONER
Recent Achievements
New right to information laws were passed by the Parliament in July 2009. These new laws require government agencies to be more proactive in providing information to the public. This, in turn, promotes greater openness, accountability and transparency and supports the State Plan aim of better government.
The process of establishing the OIC commenced with the appointment of an Acting Information Commissioner in July 2009. The Acting Commissioner has been establishing the new Office, while at the same time preparing government agencies and the public for the commencement of the Government Information (Public Access) Act 2009 in July 2010.
The OIC is implementing a case management and reporting system that will give all agencies the opportunity to manage and capture information about formal access applications electronically and in real time. This system is essential for the OIC to undertake analysis and measure performance across agencies. It will also assist in driving efficiencies through reduced manual data collection and easy access to information through an online portal.
Strategic Directions
A number of interim strategies will guide the Office’s activities pending the appointment of the inaugural Information Commissioner and the commencement of the Act. The interim strategies focus on:
•	developing policies and tools to encourage agencies to adopt a culture of open government and best practice through informal access to government information

•	assisting members of the public to exercise their right to information and

•	ensuring that agencies comply with the requirements of the new legislation.
2010-11 Budget Initiatives
Total Expenses
Total expenses for the OIC are estimated at $4 million in 2010-11.

Budget Estimates 2010-11	8 - 67

OFFICE OF THE INFORMATION COMMISSIONER
Capital Expenditure
The total capital expenditure for the OIC is $500,000 for 2010-11. This provides for the continuing development and implementation of a case management and reporting system, and the establishment of a telephone inquiry management system.

8 - 68	Budget Estimates 2010-11

OFFICE OF THE INFORMATION COMMISSIONER
Result Indicators
NSW Government is open and accountable

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Number of enquiries received (a)	no.	n.a.	n.a.	n.a.	n.a.	1,000
Number of formal applications (all agencies) (b)	no.	n.a.	n.a.	n.a.	n.a.	10,000

(a)	This number includes telephone calls, face to face, email and postal letters for general information.

(b)	This figure has been estimated on FOI applications processed by the largest government agencies for 2008-09. As the new Act is substantially different and the data available for FOI applications could not be verified this number may vary significantly.
Protection and advocacy of rights in the community

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Number of agency audits	no.	n.a.	n.a.	n.a.	n.a.	10

Budget Estimates 2010-11	8 - 69

OFFICE OF THE INFORMATION COMMISSIONER
Service Group Statements
Office of the Information Commissioner

Service Description:
This service group covers providing assistance and advice to agencies and the public, undertaking legislative and administrative reviews, and undertaking audit and agency reviews to ensure compliance with the Government Information (Public Access) Act 2009.

Linkage to Results:
This service group contributes to protection and advocacy of rights in the community, and an open and accountable government, by working towards a range of intermediate outcomes that include the following:

• rights to access information understood by the public

• increased access to information

• fewer complaints to OIC over conduct of government agencies in releasing information

• fewer formal applications for access to information

• fewer people seeking review of agency decisions

• improved information management by agencies and

• effective stakeholder relationships.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Number of reviews undertaken (a)	no.	n.a.	n.a.	n.a.	n.a.	100
Number of complaints Investigated (a)	no.	n.a.	n.a.	n.a.	n.a.	100
Number of hits on the Office of Information Commissioner website	thous	n.a.	n.a.	n.a.	n.a.	120

(a) These measures are dependent upon the number of complaints received by the OIC.

Employees:	no.	n.a.	n.a.	n.a.	n.a.	24

8 - 70	Budget Estimates 2010-11

OFFICE OF THE INFORMATION COMMISSIONER
Service Group Statements (cont)
Office of the Information Commissioner (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	—	2,774	3,966

Total expenses include the following:
Employee related	—	1,598	2,913
Other operating expenses	—	1,143	987

NET COST OF SERVICES	—	2,774	3,966

CAPITAL EXPENDITURE	—	—	500

Budget Estimates 2010-11	8 - 71

OFFICE OF THE INFORMATION COMMISSIONER

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	—	1,598	2,913
Other operating expenses	—	1,143	987
Depreciation and amortisation	—	33	66

Total Expenses Excluding Losses	—	2,774	3,966

NET COST OF SERVICES	—	2,774	3,966

Recurrent Funding Statement

Net Cost of Services	—	2,774	3,966
Recurrent Services Appropriation	—	2,741	3,900

Capital Expenditure Statement

Capital Expenditure	—	—	500
Capital Works and Services Appropriation	—	—	500

8 - 72	Budget Estimates 2010-11

OFFICE OF THE INFORMATION COMMISSIONER

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets

Non Current Assets
Property, plant and equipment —
Plant and equipment	—	1,025	1,459
Intangibles	—	418	418

Total Non Current Assets	—	1,443	1,877

Total Assets	—	1,443	1,877

NET ASSETS	—	1,443	1,877

EQUITY
Accumulated funds	—	1,443	1,877

TOTAL EQUITY	—	1,443	1,877

Budget Estimates 2010-11	8 - 73

OFFICE OF THE INFORMATION COMMISSIONER

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	—	1,598	2,913
Other	—	1,143	987

Total Payments	—	2,741	3,900

NET CASH FLOWS FROM OPERATING ACTIVITIES	—	(2,741)	(3,900)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	—	—	(500)

NET CASH FLOWS FROM INVESTING ACTIVITIES	—	—	(500)

CASH FLOWS FROM FINANCING ACTIVITIES

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	—	2,741	3,900
Capital appropriation	—	—	500

NET CASH FLOWS FROM GOVERNMENT	—	2,741	4,400

NET INCREASE/(DECREASE) IN CASH	—	—	—

CASH FLOW RECONCILIATION
Net cost of services	—	(2,774)	(3,966)
Non cash items added back	—	33	66

Net cash flow from operating activities	—	(2,741)	(3,900)

8 - 74	Budget Estimates 2010-11

NSW TRUSTEE AND GUARDIAN
The NSW Trustee and Guardian commenced operations on 1 July 2009 following the passage of the NSW Trustee and Guardian Act 2009, which merged the Office of the Protective Commissioner and the Public Trustee NSW.
The NSW Trustee and Guardian provides professional trustee, financial management and substitute decision making services to the people of New South Wales consistent with section 11 of the NSW Trustee and Guardian Act 2009.
The Office of the Public Guardian continues and remains separate in its functions, but the Public Guardian reports administratively to the Chief Executive Officer of the NSW Trustee and Guardian.
The NSW Trustee and Guardian protect and promote the rights and interests of its clients. Key services provided include:
•	acting as financial manager for people with decision-making disabilities

•	authorising and directing the performance of private managers appointed by the Supreme Court or Guardianship Tribunal

•	making wills and administering deceased estates

•	providing power of attorney services

•	acting as trustee of fixed or discretionary trusts created in wills, deeds and court orders for families, children and people with disabilities and for protected defendants and

•	managing property in criminal and civil assets restraint and forfeiture.
Recent Achievements
The NSW Trustee and Guardian continues to provide trustee and financial management services while implementing a new structure and service delivery model to support the new organisation. Considerable progress has been made in harmonising policies and procedures within the newly merged entity although much work remains to be done, including the implementation of a unified client management system.
Under the new service delivery model, financial management functions will be devolved to the regional offices. The Bathurst branch, which opened in 2009-10, will be the first dual service office providing both financial management and trustee services.

Budget Estimates 2010-11	8 - 75

NSW TRUSTEE AND GUARDIAN
Integration of network and server facilities are being implemented to reduce hardware and software costs and to improve efficiency and customer service. The recommendations of the IPART review in 2008 to reduce fees and costs of financial management services to clients have been implemented.
Strategic Directions
The clients of the NSW Trustee and Guardian will have state-wide access to trustee and financial management services. Increasing workloads are a challenge that requires strong management and innovative technical solutions.
The NSW Trustee and Guardian will complete its organisational structure by July 2010 and continue to improve processes and standards to deliver services that are responsive to client needs and ensure people with a disability have improved access to services.
2010-11 Budget Initiatives
The NSW Trustee and Guardian is largely independent of the Consolidated Fund, with recurrent expenses and capital works funded from revenue generated from its clients and other corporate income.
The 2010-11 Budget includes a community service obligation payment of $5.2 million to enable the NSW Trustee and Guardian to meet its statutory obligation to administer low value estates and trusts and to provide services for low income clients.
Total Revenue
The revenue forecast of $71.9 million reflects the recovery from the global financial crisis. This has had a positive impact on investment income, commission and fees.
Total Expenses
Total expenses are budgeted at $71.9 million. This projection includes expenses relating to the new Bathurst branch and the proposed Wagga Wagga branch to be opened in 2010-11.
Capital Expenditure
Capital expenditure in 2010-11 is estimated at $7.5 million, including $2.0 million for the upgrade and replacement of client management systems. Other capital expenses include computer hardware replacement and equipment to improve security at branch offices.

8 - 76	Budget Estimates 2010-11

NSW TRUSTEE AND GUARDIAN

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	36,624	58,692	58,647
Investment income	1,243	6,742	3,216
Social program policy payments	2,390	5,215	5,215
Other revenue	520	3,864	4,773

Total Retained Revenue	40,777	74,513	71,851

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	303	303	—
Other operating expenses	33,252	60,602	67,748
Depreciation and amortisation	2,216	4,139	4,103

Total Expenses Excluding Losses	35,771	65,044	71,851

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	5,006	9,469	—

Distributions —
Dividends and capital repatriations	2,453	—	—
Tax equivalents	1,502	—	—

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	1,051	9,469	—

Budget Estimates 2010-11	8 - 77

NSW TRUSTEE AND GUARDIAN

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,007	24,483	24,954
Receivables	2,045	2,838	2,836
Other financial assets	20,854	10,494	11,127

Total Current Assets	24,906	37,815	38,917

Non Current Assets
Receivables	—	(49)	(49)
Other financial assets	1,752	17,951	13,678
Property, plant and equipment —
Land and building	19,563	20,416	19,989
Plant and equipment	5,561	6,040	8,412
Intangibles	1,221	3,188	4,671

Total Non Current Assets	28,097	47,546	46,701

Total Assets	53,003	85,361	85,618

LIABILITIES
Current Liabilities
Payables	2,102	1,689	1,732
Tax	1,502	—	—
Provisions	5,196	8,604	8,818

Total Current Liabilities	8,800	10,293	10,550

Non Current Liabilities
Provisions	31,175	2,349	2,349
Other	5,585	23,601	23,601

Total Non Current Liabilities	36,760	25,950	25,950

Total Liabilities	45,560	36,243	36,500

NET ASSETS	7,443	49,118	49,118

EQUITY
Reserves	13,089	13,885	13,885
Accumulated funds	(5,646)	35,233	35,233

TOTAL EQUITY	7,443	49,118	49,118

8 - 78	Budget Estimates 2010-11

NSW TRUSTEE AND GUARDIAN

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	36,624	58,563	58,649
Interest	1,243	2,056	2,330
Other	7,294	13,858	14,428

Total Receipts	45,161	74,477	75,407

Payments
Employee related	6,299	(1,302)	(4)
Equivalent Income Tax	2,155	1,201	—
Other	37,474	71,604	71,935

Total Payments	45,928	71,503	71,931

NET CASH FLOWS FROM OPERATING ACTIVITIES	(767)	2,974	3,476

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	7,936	5,060	5,959
Purchases of property, plant and equipment	(2,117)	(2,868)	(3,553)
Purchases of investments	(1,143)	(1,143)	(1,433)
Other	(387)	15,446	(3,978)

NET CASH FLOWS FROM INVESTING ACTIVITIES	4,289	16,495	(3,005)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(3,520)	(1,801)	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	(3,520)	(1,801)	—

NET INCREASE/(DECREASE) IN CASH	2	17,668	471

Opening Cash and Cash Equivalents	2,005	6,815	24,483

CLOSING CASH AND CASH EQUIVALENTS	2,007	24,483	24,954

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	3,504	9,469	—
Non cash items added back	2,216	(547)	3,217
Change in operating assets and liabilities	(6,487)	(5,948)	259

Net cash flow from operating activities	(767)	2,974	3,476

Budget Estimates 2010-11	8 - 79

PLANNING

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Planning
Total Expenses	116.6	158.6	36.0
Capital Expenditure	3.8	3.8	0.5

Land and Property Management Authority
Total Expenses	231.7	331.4	43.0
Capital Expenditure	0.6	2.8	335.2

Crown Leaseholds Entity
Total Expenses	25.8	137.1	431.2
Capital Expenditure	—	—	—

Hunter Development Corporation
Total Expenses	38.4	55.0	43.2
Capital Expenditure	—	—	—

Land and Property Information New South Wales
Total Expenses	177.1	186.6	5.3
Capital Expenditure	19.0	19.0	—

State Property Authority
Total Expenses	220.2	306.3	39.1
Capital Expenditure	16.3	31.6	94.0

Barangaroo Delivery Authority
Total Expenses	9.6	20.3	110.7
Capital Expenditure	7.9	50.0	534.0

Luna Park Reserve Trust
Total Expenses	1.9	1.6	-16.3
Capital Expenditure	—	—	—

Minister Administering the Environmental Planning and Assessment Act
Total Expenses	131.7	166.6	26.4
Capital Expenditure	146.4	137.0	-6.4

Redfern-Waterloo Authority
Total Expenses	27.8	24.5	-11.8
Capital Expenditure	4.4	5.2	17.3

Budget Estimates 2010-11	9 - 1

DEPARTMENT OF PLANNING
The Department of Planning leads, oversees and implements the Government’s policies on land use planning and development and manages sustainable growth. It leads and coordinates state-wide planning strategies to guide growth and inform infrastructure planning, staging and delivery, including major land release for housing and employment in New South Wales.
The Department plays a key role as lead agency advising the Minister and Government on major development and infrastructure projects of significance to the economy of New South Wales. Its governing legislation includes the Environmental Planning and Assessment Act 1979, the Heritage Act 1977 and the Coastal Protection Act 1979.
The Department is the principal department for the Planning cluster following the administrative restructure.
Results and Services
The Department has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan Priorities:
•	increasing the number of jobs closer to home

•	growing cities and centres as functional and attractive places to live, work and visit

•	improving housing affordability and

•	speeding up planning decisions.
In delivering the priorities and objectives of its legislation, the Department works towards a number of results for the community, including:
•	Land supply for housing and employment is increased. Land supply and a mix of housing provides choice, meets demand and promotes affordability.

•	Urban renewals and plan making is increased.

•	Capital investment in sustainable critical infrastructure is facilitated and there is an increase in the number of jobs created.

9 - 2	Budget Estimates 2010-11

DEPARTMENT OF PLANNING
Key services provided by the Department to contribute to these results include:
•	developing and implementing State strategic and statutory plans and policies to facilitate sustainable investment and land release for housing and employment

•	coordinating infrastructure provision into land supply and land release programs

•	coordinating major urban renewal initiatives, reviewing legislation, overseeing council’s implementation of statutory development proposals, continuous improvement of the planning system and managing heritage items and

•	assessing, and advising the Minister on major development and infrastructure projects of State importance and managing development and building controls.
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

	2010-11	Results
	Budget	Increased land	Increased urban	Increased level of
	Expenses	supply for housing	renewals and plan	capital investment
Service Groups	$m	and employment	making	and job creation
Strategies and Land Release	41.2	✓		✓
Plan Making and Urban Renewal	77.8	✓	✓	✓
Development Assessment	39.6		✓	✓

Total Expenses Excluding Losses	158.6

Budget Estimates 2010-11	9 - 3

DEPARTMENT OF PLANNING
Recent Achievements
The extensive planning reform programs to strengthen the efficiency and transparency of the planning system continue to be implemented. Key achievements in 2009-10 include:
•	the Department assessed and recommended approval of almost 300 development proposals and infrastructure projects with a capital investment value of $15.8 billion and the potential to create 29,000 jobs in New South Wales. Since the introduction of the new assessment time benchmark, the Department has completed 73 per cent of assessments within three months

•	Joint Regional Planning Panels and the Planning Assessment Commission were established to strengthen consistency and transparency in the review and determination of major planning proposals. To date a 50 per cent reduction in decision making time has been achieved for those projects assessed by the panels

•	a new gateway plan making process was introduced from 1 July 2009 to reduce the time taken to approve Local Environmental Plans. In 2009-10, 68 spot rezoning planning proposals have been approved through the new gateway plan making process with an average 21 days taken for proposals to be determined

•	a new state-wide planning policy was delivered to expedite the delivery of new affordable rental housing and strengthen the State Infrastructure Strategy

•	a comprehensive review of Sydney’s Metropolitan Strategy released the Sydney Towards 2036 discussion paper. This review complements the release of the Metropolitan Transport Plan

•	almost 7,000 dwellings and 831,000 square metres of commercial floor space under the State Significant Site Program were assessed and recommended for approval and

•	ten-day complying development approvals for small-scale, low-impact retail, commercial and industrial developments, such as shop fit-outs, with potential savings to businesses of up to $74,000 per business were introduced.

9 - 4	Budget Estimates 2010-11

DEPARTMENT OF PLANNING
Strategic Directions
The focus of the Department will be:
•	finalising the review of Sydney’s Metropolitan Strategy

•	continuing to streamline the planning system to deliver sustainable growth, including achieving new timeframe benchmarks for the delivery of local environmental plans and development assessment decisions and updating the Environmental Planning and Assessment Regulation

•	accelerating an orderly supply of land for housing and employment uses in priority areas across New South Wales, including high growth regional areas and in Western Sydney

•	accelerating the establishment of residential and commercial centres around transport hubs, allowing residents to better access employment, infrastructure and services close to their homes and

•	further extending the state-wide code for 10-day complying development approvals to new development types, including small lots and rural areas.
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are estimated at $158.6 million. This includes grants and other payments of $10.6 million to the Redfern-Waterloo Authority, $2.7 million for Heritage Grants, $3.3 million to the Building Professionals Board and a one-off grant payment of $21.9m to the Sydney Harbour Foreshore Authority.
Capital Expenditure
The capital expenditure program for 2010-11 is estimated at $3.8 million, including $3 million for coastal land acquisitions under the Coastal Land Protection Scheme.

Budget Estimates 2010-11	9 - 5

DEPARTMENT OF PLANNING
Result Indicators
Increased land supply for housing and employment

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Proportion of the population with access to a city or major centre within 30 mins by public transport in Metropolitan Sydney (a)%		75	75	75	75	75
Sydney Metropolitan Region and the Central Coast:
‘New’ dwellings built (b)	no.	14,670	18,612	24,595	20,924	24,930
Zoned and serviced lots ready for development (c)	no.	50,795	56,342	48,236	59,811	56,082

(a)	This indicator measures State Plan Priority: increase the number of jobs closer to home. The target is to increase the percentage of the population living within 30 minutes by public transport of a city or major centre in Metropolitan Sydney.

(b)	This indicator contributes to State Plan Priority: improve housing affordability. The target for Greater Sydney is to build 640,000 new dwellings over the 25 years to 2031, of which 445,000 will be in existing urban areas and the remaining 195,000 in greenfield locations. A similar measure for rural and regional New South Wales is being developed.

(c)	This indicator contributes to State Plan Priority: improve housing affordability. The target is to achieve stocks of land zoned and serviced with trunk infrastructure with potential for development of 55,000 dwelling in Greater Sydney.

9 - 6	Budget Estimates 2010-11

DEPARTMENT OF PLANNING
Result Indicators (cont)
Increased urban renewal and plan making

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Residential dwelling potential approved for rezoning through LEP gateway (a)	no.	n.a.	n.a.	20,000	8,000	15,000
Employment lands potential approved for rezoning through LEP gateway (b)	ha	n.a.	n.a.	500	100	500
Projects completed under the NSW Heritage Grants program (c)	no.	190	176	140	174	281

(a)	These indicators contribute to the achievement of all Department of Planning lead agency State Plan priorities through effective management and processing of Local Environmental Plans (LEPs). The new LEP gateway system replaced the LEP Review Panels from 1 July 2009.

(b)	In 2009-10, most of the current major land releases were processed through the old LEP system.

(c)	The intention of the NSW Heritage Grants program is to conserve heritage assets.
Increased level of capital investment and job creation

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Annual capital investment from major projects determined by the State (a)	$ b	8.2	19.3	8.0	18.1	20.0
Jobs associated with major project applications (b)	no.	33,000	69,459	30,000	55,742	60,000
Complying development proposals (c)%		n.a.	11	25	20	35

(a)	This indicator shows the effectiveness of the Government’s initiative to encourage new proposals of State or regional significance. Note that not all major projects are major projects according to State Environmental Planning Policies.

(b)	This indicator is linked to the number of jobs associated with major project applications.

(c)	This indicator shows the effectiveness of reducing costs and improving development time frames due to planning reforms, for exempt and complying codes, introduced in 2008.

Budget Estimates 2010-11	9 - 7

DEPARTMENT OF PLANNING
Service Group Statements
Strategies and Land Release

Service Description:	This service group covers the state-wide delivery of strategic zoned (and where applicable, serviced) land for housing and employment, including strategic planning and coordination of infrastructure provision into land supply and land release programs. The service group also prepares, monitors and updates metropolitan and regional strategies.

Linkage to Results:	This service group contributes to increasing land supply, capital investment and job creation by working towards a range of intermediate results that include the following:
•	Residential and employment growth aligns with infrastructure investment and the protection of valued natural resources.

•	Land supply and housing supply mix meets demand.

•	State agency planning and capital expenditure is led by planning strategies.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Regional and subregional strategies completed (a)	no.	5	7	18	7	18
Metropolitan Strategy actions implemented (b)	%	87	96	98	96	96
Projects completed under Metro Greenspace program	no.	9	11	8	8	9

(a)	Finalisation of subregional strategies deferred until after the review of the Metropolitan Strategy, which is due for release in 2010-11.

(b)	Actions implemented in 2010-11 based on existing Metropolitan Strategy and may change after the release of the new Metropolitan Strategy.

Employees:	FTE	55	72	98	100	100

9 - 8	Budget Estimates 2010-11

DEPARTMENT OF PLANNING
Service Group Statements (cont)
Strategies and Land Release (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	28,125	23,781	41,222

Total expenses include the following:
Employee related	16,093	12,781	12,567
Other operating expenses	4,542	3,225	3,602
Grants and subsidies	1,940	1,940	23,847
Other expenses	5,034	5,034	—

Total Retained Revenue	8,420	3,739	4,416

NET COST OF SERVICES	19,504	19,943	36,697

CAPITAL EXPENDITURE	201	151	154

Budget Estimates 2010-11	9 - 9

DEPARTMENT OF PLANNING
Service Group Statements (cont)
Plan Making and Urban Renewal

Service Description:	This service group is responsible for overseeing councils’ implementation of statutory planning instruments, assessing State significant development proposals and coordinating major urban renewal initiatives. The service group also identifies and assesses heritage items in New South Wales.

Linkage to Results:	This service group contributes to increasing plan making, urban renewal, land supply, capital investment and job supply across New South Wales by working towards a range of intermediate results that include the following:
•	Local councils have support and capabilities to prepare local plans and assess development proposals.

•	Planning systems and assessment processes are efficient and streamlined.

•	The community knows, values, and cares for the State’s heritage.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Local councils preparing new local plans:
Commenced	no.	81	40	10	10	21
On exhibition	no.	13	8	15	19	40
Gazetted	no.	1	3	8	21	43
Reprioritised comprehensive LEPs approved for exhibition (a)	no.	n.a.	n.a.	25	32	120
Heritage development applications permits processed annually	no.	261	606	250	428	500
Items included on the State Heritage Register	no.	14	12	30	21	30
LEPs with heritage schedules	%	90	90	95	94	96

(a)	Reprioritise comprehensive LEPs is a new service measure from 2009-10 in line with the Department’s accountability to speed up the plan making processes.

Employees:	FTE	170	216	215	205	215

9 - 10	Budget Estimates 2010-11

DEPARTMENT OF PLANNING
Service Group Statements (cont)
Plan Making and Urban Renewal (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	51,510	51,888	77,805

Total expenses include the following:
Employee related	41,027	27,679	31,215
Other operating expenses	6,483	6,979	9,804
Grants and subsidies	3,300	16,832	36,431

Total Retained Revenue	14,822	22,444	22,486

NET COST OF SERVICES	36,549	29,227	55,083

CAPITAL EXPENDITURE	338	335	342

Budget Estimates 2010-11	9 - 11

DEPARTMENT OF PLANNING
Service Group Statements (cont)
Development Assessment

Service Description:	This service group covers timely and efficient delivery of assessment and decision making for major development and infrastructure projects of State significance, including whole-of-government leadership in the administration of environmental impact assessment and development approvals; and managing development and building controls, plus associated regulatory and operational aspects to ensure ongoing reform and best practice.

Linkage to Results:	This service group contributes to increasing urban renewal, plan making, capital investment and job creation across New South Wales by working towards a range of intermediate results that include the following:
•	effective land use, planning and development controls

•	increased level of job creation

•	increased level of capital investment and

•	effective and timely assessment of major projects and infrastructure proposals.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Major project applications lodged	no.	261	534	360	311	350
Major projects determined by the Minister under Part 3A and other legislative requirements (a)	no.	296	451	360	312	350
Determinations of major project applications: (b)
0-3 months	%	35	50	85	73	85
3-5 months	%	60	27	10	17	10
5-8 months	%	5	14	5	10	5
over 8 months	%	0	9	0	0	0
Complaint investigations against accredited certifiers	no.	149	155	110	100	120

(a)	2009-10 determination forecasts driven by new benchmarks.

(b)	New performance benchmarks established in February 2009 in line with State Plan update. 2009-10 is the first full year reported with new benchmark.

Employees:	FTE	137	175	185	190	210

9 - 12	Budget Estimates 2010-11

DEPARTMENT OF PLANNING
Service Group Statements (cont)
Development Assessment (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	36,976	39,237	39,551
Total expenses include the following:
Employee related	10,646	28,376	27,899
Other operating expenses	8,397	7,153	7,989
Grants and subsidies	17,066	3,300	3,300

Total Retained Revenue	18,097	16,269	16,203

NET COST OF SERVICES	18,632	22,747	23,106

CAPITAL EXPENDITURE	3,273	3,326	3,334

Budget Estimates 2010-11	9 - 13

DEPARTMENT OF PLANNING

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	67,766	68,836	71,681
Other operating expenses	19,422	17,357	21,395
Depreciation and amortisation	1,166	990	883
Grants and subsidies	22,306	22,072	63,578
Finance costs	917	617	1,041
Other expenses	5,034	5,034	—

Total Expenses Excluding Losses	116,611	114,906	158,578

Less:
Retained Revenue
Sales of goods and services	32,051	32,251	32,853
Investment income	539	539	572
Grants and contributions	3,625	2,591	4,296
Other revenue	5,124	7,071	5,384

Total Retained Revenue	41,339	42,452	43,105

Gain/(loss) on disposal of non current assets	600	550	600
Other gains/(losses)	(13)	(13)	(13)

NET COST OF SERVICES	74,685	71,917	114,886

Recurrent Funding Statement
Net Cost of Services	74,685	71,917	114,886
Recurrent Services Appropriation	62,861	62,393	103,678

Capital Expenditure Statement

Capital Expenditure	3,812	3,812	3,830
Capital Works and Services Appropriation	3,164	3,164	3,164

9 - 14	Budget Estimates 2010-11

DEPARTMENT OF PLANNING

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,756	10,296	2,066
Receivables	4,729	12,216	15,027

Total Current Assets	9,485	22,512	17,093

Non Current Assets
Property, plant and equipment -
Land and building	30,652	14,829	17,829
Plant and equipment	6,201	6,608	6,726
Intangibles	120	171	—

Total Non Current Assets	36,973	21,608	24,555

Total Assets	46,458	44,120	41,648

LIABILITIES
Current Liabilities
Payables	8,158	2,218	138
Provisions	6,308	7,589	8,719

Total Current Liabilities	14,466	9,807	8,857
Non Current Liabilities
Borrowings at amortised cost	16,940	17,078	19,778
Provisions	49	498	465
Other	151	—	—

Total Non Current Liabilities	17,140	17,576	20,243

Total Liabilities	31,606	27,383	29,100

NET ASSETS	14,852	16,737	12,548
EQUITY
Accumulated funds	14,852	16,737	12,548

TOTAL EQUITY	14,852	16,737	12,548

Budget Estimates 2010-11	9 - 15

DEPARTMENT OF PLANNING

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	63,970	65,075	66,711
Grants and subsidies	22,306	22,072	63,578
Finance costs	917	617	1,041
Other	25,263	25,274	24,363

Total Payments	112,456	113,038	155,693

Receipts
Sale of goods and services	32,188	33,025	30,029
Interest	539	539	572
Other	9,649	10,532	10,550

Total Receipts	42,376	44,096	41,151

NET CASH FLOWS FROM OPERATING ACTIVITIES	(70,080)	(68,942)	(114,542)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	600	600	600
Purchases of property, plant and equipment	(3,812)	(3,812)	(3,830)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,212)	(3,212)	(3,230)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	4,510	7,063	2,700

NET CASH FLOWS FROM FINANCING ACTIVITIES	4,510	7,063	2,700

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	62,861	62,393	103,678
Capital appropriation	3,164	3,164	3,164

NET CASH FLOWS FROM GOVERNMENT	66,025	65,557	106,842

NET INCREASE/(DECREASE) IN CASH	(2,757)	466	(8,230)

Opening Cash and Cash Equivalents	7,513	9,830	10,296

CLOSING CASH AND CASH EQUIVALENTS	4,756	10,296	2,066

CASH FLOW RECONCILIATION
Net cost of services	(74,685)	(71,917)	(114,886)
Non cash items added back	4,929	4,753	4,738
Change in operating assets and liabilities	(324)	(1,778)	(4,394)

Net cash flow from operating activities	(70,080)	(68,942)	(114,542)

9 - 16	Budget Estimates 2010-11

LAND AND PROPERTY MANAGEMENT AUTHORITY
The Land and Property Management Authority administers Crown land within New South Wales and manages environmental soil conservation earthworks and consulting services.
Following administrative changes announced by Government, the Authority has responsibility for Land and Property Information New South Wales, State Property Authority, Hunter Development Corporation, Minister Administering the Environmental Planning and Assessment Act and the Sydney Harbour Foreshore Authority.
The Authority supports the Minister for Lands, Minister for Planning and the Minister for the Hunter.
The Authority operates from 68 rural and regional locations with its major governing legislation being the Crown Lands Act 1989, the Soil Conservation Act 1938, the Valuation of Land Act 1916 and the Real Property Act 1900.
Results and Services
The Authority contributes to the management of the State’s natural resources by working towards the following results:
•	Crown land estate administration is continually enhanced and economic returns on assets are achieved.

•	The economic and community needs for property are met.

•	The environmental condition of land is improved.
Key services provided by the Authority which contribute to these results include:
•	collecting revenue and undertaking other Crown land administrative activities

•	marketing and disposing of Crown land for residential, commercial, industrial and rural use

•	managing Crown reserves and walking tracks

•	environmental management of Crown land for conservation and sustainability in public use and industry

Budget Estimates 2010-11	9 - 17

LAND AND PROPERTY MANAGEMENT AUTHORITY

•	managing Aboriginal land rights issues under Aboriginal Land Rights and Native Title legislation and

•	delivering soil and water conservation solutions by managing and implementing soil conservation earthworks and consultancy services.
The key services provided by the Authority and the way in which they are expected to contribute to results are set out in the following table:

	2010-11	Results
	Budget	Improved	Economic and	Environmental
	Expenses	management of	community needs	condition of land
Service Groups	$m	the Crown estate	are met	is improved

Crown Lands	78.5	✓	✓	✓
Soil Conservation, Rural Services and Programs	87.8		✓	✓
Personnel Services	165.1

Total Expenses Excluding Losses	331.4

Recent Achievements
A long-term plan to revitalise the Soil Conservation service has been completed. The Authority further divested uneconomic perpetual leases held by land users and unformed Crown roads not required for their original purpose. The land divested becomes freehold title and reduces the number of leases administered by the Authority.
Strategic Directions
The Authority will focus on further improving the efficiency of Government land and property management to improve economic returns to the Crown from its landholdings. In 2010-11, business improvement strategies will be implemented to consolidate administration of the Crown lands portfolio within the Authority.
The Authority will continue to improve its commercial business units as well as improve services provided to its rural and regional customers.

9 - 18	Budget Estimates 2010-11

LAND AND PROPERTY MANAGEMENT AUTHORITY
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are estimated at $331.4 million, including $165.1 million from changed arrangements for employee related expenses for Land and Property Information New South Wales, State Property Authority, Hunter Development Corporation, Minister Administering the Environmental Planning and Assessment Act, Sydney Harbour Foreshore Authority and Festival Development Corporation.
Other major areas of expenditure comprise $78.5 million for the management of Crown lands. This total includes:
•	$10.8 million for grants and loans under the Public Reserves Management Fund

•	$5.9 million for processing of Aboriginal land claims and undertaking boundary surveys (including $3 million in additional funding towards finalising outstanding claims)

•	$5.5 million to meet the Government’s commitments under the Tweed River Sand Bypassing Act

•	$2.9 million for minor ports maintenance

•	$2.8 million to complete the valuation of Crown land

•	$1.3 million in grants for State park trusts, and

•	$980,000 for fire management on Crown land.
Total expenses also includes grant payments to agencies comprising $12.5 million for Land and Property Information New South Wales, $37.2 million for State Property Authority, $6.4 million for the Minister Administering the Environmental Planning and Assessment Act and $2.9 million for the Hunter Development Corporation.
Capital Expenditure
The 2010-11 budget for capital expenditure is $2.8 million. This includes $1.9 million for replacement of major earthmoving equipment for the Soil Conservation Service and $900,000 for office equipment.

Budget Estimates 2010-11	9 - 19

LAND AND PROPERTY MANAGEMENT AUTHORITY
Result Indicators
Improved management of the Crown estate

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Gross revenue collected from leases and licences compared to budget (a)%	n.a.	95	n.a.	100	100
Revenue collected for Crown land developed and sold compared to budget (b)%	n.a.	134	n.a.	111	100

(a)	This indicator show’s LPMA’s performance in collecting all Crown leasehold revenue due to the Crown.

(b)	This indicator shows performance in collecting all property disposal revenue to the State.
Economic and community needs for Crown land are met

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Crown reserves managed through trust arrangements (a)%		42	44	43	45	45
Days the Tweed River entrance is navigable (b)	no.	366	365	365	365	365
Aboriginal Land claims granted	no.	94	19	20	70	200

(a)	This indicator shows the percentage of Crown land under community management.

(b)	This indicator shows the effectiveness of sand dredging at the river mouth to ensure the Tweed River remains navigable for commercial and recreational purposes.
Environmental condition of lands is improved

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Soil treated by conservation earthworks	ha	16,437	20,000	20,000	11,000	14,000
Environmental soil conservation projects undertaken	no.	401	408	415	415	410

9 - 20	Budget Estimates 2010-11

LAND AND PROPERTY MANAGEMENT AUTHORITY
Service Group Statements
Crown Lands

Service Description:	This service group covers management of the Crown land estate. Services include land administration in relation to leaseholds, licences, permits, Crown roads, acquisitions, sales, non commercial tenures, the Land Board and processing Aboriginal and Native Title land claims. It also includes Crown reserves administration including recreational areas, walking tracks, showgrounds and caravan parks.

Linkage to Results:	This service group contributes to improving economic returns on Crown land assets whilst achieving sustainable land management by working towards a range of intermediate results that include the following:

• improve revenue to the State from Crown land leases (tenures)

• sustainable land management of Crown land leases (tenures) and Crown reserves

• Crown land available for community use and

• improved access to Crown land for business, tourism and recreational purposes from tenure management.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Lease, licence and permit accounts administered	thous	66	73	63	63	60
Gross revenue collected from leases and licences	$000	n.a.	74,869	n.a.	65,289	65,000
Funds flowing into the Public Reserves Management Fund	$000	9,622	7,400	10,800	10,800	10,800
Tweed River — quantity of sand pumped by contractor	m3	712,800	695,000	650,000	450,000	650,000

Employees:	FTE	400	401	385	394	383

Budget Estimates 2010-11	9 - 21

LAND AND PROPERTY MANAGEMENT AUTHORITY
Service Group Statements (cont)
Crown Lands (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	74,643	79,339	78,464

Total expenses include the following:
Employee related	43,991	44,306	45,009
Other operating expenses	13,961	18,232	18,363
Grants and subsidies	5,811	7,044	4,896
Other expenses	8,380	7,380	8,380

Total Retained Revenue	17,636	18,177	15,067

NET COST OF SERVICES	57,007	61,162	63,397

CAPITAL EXPENDITURE	394	394	644

9 - 22	Budget Estimates 2010-11

LAND AND PROPERTY MANAGEMENT AUTHORITY
Service Group Statements (cont)
Soil Conservation, Rural Services and Programs

Service Description:	This service group covers provision of a specialist consulting service, a soil and water conservation earthworks team and implements programs to assist rural communities. Government payments for services performed by commercial businesses are also included.

Linkage to Results:	This service group contributes to meeting customer and community needs by working towards a range of intermediate results that include the following:

• conserving public and private land

• preventing soil erosions

• rehabilitating eroded areas and

• engaging with stakeholders and communities across the State.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Client service index	%	93	94	94	94	94

Employees:	FTE	147	136	139	129	136

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	34,207	48,086	87,807

Total expenses include the following:
Employee related	10,146	14,749	14,886
Other operating expenses	8,209	12,326	12,085
Grants and subsidies	15,258	20,336	59,961

Total Retained Revenue	21,291	26,816	28,336

NET COST OF SERVICES	13,061	21,415	57,707

CAPITAL EXPENDITURE	250	250	2,159
Grant payments to additional Government agencies following administrative changes.

Budget Estimates 2010-11	9 - 23

LAND AND PROPERTY MANAGEMENT AUTHORITY
Service Group Statements (cont)
Personnel Services

Service Description:	This service group covers providing personnel services to the State Property Authority, Hunter Development Corporation, Festival Development Corporation, Land and Property Information New South Wales, Sydney Harbour Foreshore Authority and the Minister Administering the Environmental Planning and Assessment Act.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

State Property Authority	FTE	n.a.	n.a.	n.a.	106	141
Hunter Development Corporation	FTE	n.a.	n.a.	n.a.	20	23
Festival Development Corporation	FTE	n.a.	n.a.	n.a.	6	6
Land and Property Information New South Wales	FTE	n.a.	n.a.	n.a.	1,015	1,015
Sydney Harbour Foreshore Authority	FTE	n.a.	n.a.	n.a.	222	222
Minister Administering the Environmental Planning and Assessment Act	FTE	n.a.	n.a.	n.a.	23	25
This service group commenced in 2009-10.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	122,888	131,821	165,122

Total expenses include the following:
Employee related	122,888	131,821	165,122

Total Retained Revenue	122,888	131,821	165,122

9 - 24	Budget Estimates 2010-11

LAND AND PROPERTY MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	177,025	190,876	225,017
Other operating expenses	22,170	30,558	30,448
Depreciation and amortisation	2,223	2,223	1,862
Grants and subsidies	21,069	27,380	64,857
Finance costs	871	829	829
Other expenses	8,380	7,380	8,380

Total Expenses Excluding Losses	231,738	259,246	331,393

Less:
Retained Revenue
Sales of goods and services	149,941	161,343	193,822
Investment income	2,216	3,094	2,614
Retained taxes, fees and fines	4,604	4,604	4,719
Grants and contributions	4,133	6,073	6,070
Other revenue	921	1,700	1,300

Total Retained Revenue	161,815	176,814	208,525

Gain/(loss) on disposal of non current assets	—	—	1,909
Other gains/(losses)	(145)	(145)	(145)

NET COST OF SERVICES	70,068	82,577	121,104

Recurrent Funding Statement

Net Cost of Services	70,068	82,577	121,104
Recurrent Services Appropriation	67,222	76,592	118,501

Capital Expenditure Statement

Capital Expenditure	644	644	2,803
Capital Works and Services Appropriation	394	394	644

Budget Estimates 2010-11	9 - 25

LAND AND PROPERTY MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	7,147	6,852	7,290
Receivables	9,025	62,697	65,284
Other financial assets	6,000	6,538	6,538
Inventories	107	130	130
Assets held for sale	—	576	576
Other	4,000	10,149	10,676

Total Current Assets	26,279	86,942	90,494

Non Current Assets
Receivables	—	133,946	134,695
Other financial assets	24,300	21,386	22,536
Property, plant and equipment —
Land and building	26,944	31,005	30,705
Plant and equipment	1,852	5,126	7,025
Infrastructure systems	26,817	26,817	26,159
Intangibles	—	1	1
Other	3,063	41	41

Total Non Current Assets	82,976	218,322	221,162

Total Assets	109,255	305,264	311,656

LIABILITIES
Current Liabilities
Payables	2,573	6,962	7,014
Borrowings at amortised cost	1,555	1,627	1,627
Provisions	11,370	63,661	68,396
Other	5,838	4,411	4,911

Total Current Liabilities	21,336	76,661	81,948

Non Current Liabilities
Borrowings at amortised cost	10,057	6,268	5,718
Provisions	3,796	148,262	146,838
Other	968	968	968

Total Non Current Liabilities	14,821	155,498	153,524

Total Liabilities	36,157	232,159	235,472

NET ASSETS	73,098	73,105	76,184

9 - 26	Budget Estimates 2010-11

LAND AND PROPERTY MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet (cont)

EQUITY
Reserves	21,237	25,839	25,839
Accumulated funds	51,861	47,266	50,345

TOTAL EQUITY	73,098	73,105	76,184
Increases in receivables and provisions result from the new personnel services arrangements.

Budget Estimates 2010-11	9 - 27

LAND AND PROPERTY MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	173,564	(2,839)	217,143
Grants and subsidies	21,069	27,380	64,857
Finance costs	855	813	813
Other	34,673	40,692	42,167

Total Payments	230,161	66,046	324,980

Receipts
Sale of goods and services	151,684	(25,838)	193,019
Interest	1,536	2,414	1,934
Other	12,158	13,508	13,250

Total Receipts	165,378	(9,916)	208,203

NET CASH FLOWS FROM OPERATING ACTIVITIES	(64,783)	(75,962)	(116,777)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	—	1,909
Advance repayments received	2,780	2,780	2,030
Purchases of property, plant and equipment	(644)	(644)	(2,803)
Advances made	(2,500)	(2,500)	(2,500)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(364)	(364)	(1,364)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(566)	(566)	(566)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(566)	(566)	(566)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	67,222	76,592	118,501
Capital appropriation	394	394	644
Cash transfers to Consolidated Fund	—	(21)	—

NET CASH FLOWS FROM GOVERNMENT	67,616	76,965	119,145

NET INCREASE/(DECREASE) IN CASH	1,903	73	438

Opening Cash and Cash Equivalents	5,244	6,779	6,852

CLOSING CASH AND CASH EQUIVALENTS	7,147	6,852	7,290

9 - 28	Budget Estimates 2010-11

LAND AND PROPERTY MANAGEMENT AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(70,068)	(82,577)	(121,104)
Non cash items added back	5,150	6,481	6,236
Change in operating assets and liabilities	135	134	(1,909)

Net cash flow from operating activities	(64,783)	(75,962)	(116,777)

Budget Estimates 2010-11	9 - 29

CROWN LEASEHOLDS ENTITY
The Crown Leaseholds Entity is administered by the Land and Property Management Authority under the Crown Lands Act 1989.
The Crown Leaseholds Entity receives revenue from holders of leases, licences and permissive occupancies and collects the proceeds from the sale of Crown land.
The Crown Leaseholds Entity land holdings include unallocated Crown land and Crown reserves for which no reserve trust has been established. Unallocated Crown land includes land on the continental shelf within the three nautical mile zone. There are approximately 37,000 Crown reserves.
The value of land within the Crown Leaseholds Entity is approximately $5.8 billion and is subject to annual revaluations.
The Crown Leaseholds Entity has provided for the liability of land claims which have been granted to local Aboriginal Land Councils under the Aboriginal Rights Act 1983 but not yet transferred. These parcels of land remain under the care, control and management of the Crown pending formal land boundary surveys before transfer of the freehold title to the respective Aboriginal Land Councils.
Operating expenses mainly relate to the grant of land from the Crown to Aboriginal Land Councils and movement of land between the Crown and community reserve trust boards and councils who manage the land on its behalf. The total expenses for 2010-11 are estimated to be $137.1 million.
The administrative effort involved in revenue collection and sale of Crown Land is shown under the Budget estimates for the Land and Property Management Authority. This includes an additional $3 million in 2010-11 to speed up processing of outstanding Aboriginal land claims and conducting the surveys required to finalise granted claims.
Retained revenues for 2010-11 are estimated to be $81.8 million including $60 million from Crown land leases.

9 - 30	Budget Estimates 2010-11

CROWN LEASEHOLDS ENTITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	47,193	57,600	54,750
Investment income	3,094	2,700	2,000
Retained taxes, fees and fines	1,648	—	—
Grants and contributions	20,000	30,000	25,000

Total Retained Revenue	71,935	90,300	81,750

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	170	170	164
Grants and subsidies	25,641	160,941	121,194
Other expenses	—	17,500	15,750

Total Expenses Excluding Losses	25,811	178,611	137,108

Gain/(loss) on disposal of non current assets	6,326	5,714	(2,000)
Other gains/(losses)	(5,093)	(5,093)	(5,093)

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	47,357	(87,690)	(62,451)

Distributions —
Dividends and capital repatriations	81,472	73,127	69,192

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	(34,115)	(160,817)	(131,643)

Budget Estimates 2010-11	9 - 31

CROWN LEASEHOLDS ENTITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	6,179	15,212	14,007
Receivables	31,614	9,510	9,649
Other financial assets	1,609	1,690	1,690

Total Current Assets	39,402	26,412	25,346

Non Current Assets
Other financial assets	19,712	20,793	21,593
Property, plant and equipment — Land and building	6,287,915	5,983,319	5,824,184

Total Non Current Assets	6,307,627	6,004,112	5,845,777

Total Assets	6,347,029	6,030,524	5,871,123

LIABILITIES
Current Liabilities
Payables	4,038	4,106	4,090
Other	30,132	16,927	18,126

Total Current Liabilities	34,170	21,033	22,216

Non Current Liabilities
Other	1,021,144	821,000	725,200

Total Non Current Liabilities	1,021,144	821,000	725,200

Total Liabilities	1,055,314	842,033	747,416

NET ASSETS	5,291,715	5,188,491	5,123,707

EQUITY
Reserves	2,821,022	2,849,617	2,916,476
Accumulated funds	2,470,693	2,338,874	2,207,231

TOTAL EQUITY	5,291,715	5,188,491	5,123,707

9 - 32	Budget Estimates 2010-11

CROWN LEASEHOLDS ENTITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	47,193	60,455	54,611
Interest	3,094	2,200	2,000
Other	5,774	2,934	4,630

Total Receipts	56,061	65,589	61,241

Payments
Grants and subsidies	1,500	800	1,000
Other	4,259	21,767	19,454

Total Payments	5,759	22,567	20,454

NET CASH FLOWS FROM OPERATING ACTIVITIES	50,302	43,022	40,787

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	29,612	35,000	28,000
Advance repayments received	288	3,088	—
Advances made	—	(1,500)	(800)

NET CASH FLOWS FROM INVESTING ACTIVITIES	29,900	36,588	27,200

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(81,472)	(73,127)	(69,192)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(81,472)	(73,127)	(69,192)

NET INCREASE/(DECREASE) IN CASH	(1,270)	6,483	(1,205)
Opening Cash and Cash Equivalents	7,449	8,729	15,212

CLOSING CASH AND CASH EQUIVALENTS	6,179	15,212	14,007

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	47,357	(87,690)	(62,451)
Non cash items added back	9,141	134,641	100,194
Change in operating assets and liabilities	(6,196)	(3,929)	3,044

Net cash flow from operating activities	50,302	43,022	40,787

Budget Estimates 2010-11	9 - 33

HUNTER DEVELOPMENT CORPORATION
The Hunter Development Corporation was established by the Growth Centres (Hunter Development Corporation) Order 2008 under the Growth Centres (Development Corporations) Act 1974 to facilitate economic growth, investment, masterplanning and renewal of growth centres in the 11 local government areas of the Hunter region.
The Corporation is also responsible for the remediation and implementation of environmental programs on industrial lands at Mayfield and Kooragang Island. In addition, the Corporation coordinates the redevelopment of surplus government railway and port related land in Newcastle as part of the Newcastle City Centre Renewal Strategy.
Recent Achievements
The Corporation completed the sale of a 240 hectare parcel of industrial land at Tomago to WEPL Investments Pty Ltd that is developing the WesTrac facility at Tomago. The site is adjacent to the 93 hectare site on which the $130 million WesTrac headquarters and training facility is being constructed.
The Corporation engaged with government agencies, councils and stakeholders in planning and consultative forums throughout the year including participation in the Department of Planning’s Housing Code forums, Port Stephens Futures, Newcastle 2030 and the Lake Macquarie Development Industry Reference Group.
The Corporation also produced the Newcastle City Centre Renewal Report, which will stimulate and guide the renewal of the State’s second largest city, and completed a case study on the Honeysuckle urban renewal project as part of the Commonwealth Government’s review of the Building Better Cities Program.
Significant progress was made on several developments within the Honeysuckle urban renewal project, including completion of stage three of the residential development and Chifley serviced apartments building at Lee Wharf. The development included a new park and public art installation on the foreshore.
In conjunction with the University of Newcastle, the Corporation launched an expression of interest process for stage one of the University’s planned Newcastle City Campus. A $4 million parcel of land at Honeysuckle was offered by the NSW Government as the location for the campus.
The Corporation also entered into a partnership agreement with the Hunter Sporting Venues Authority to investigate opportunities to improve the community facilities and use of the Broadmeadow Sports and Entertainment Precinct.

9 - 34	Budget Estimates 2010-11

HUNTER DEVELOPMENT CORPORATION
Strategic Directions
During the next four years, the Corporation will:
•	continue development of existing landholdings that have the potential to deliver employment (primarily in the industrial and commercial sectors) and residential opportunities. These include lands at Mayfield, West Wallsend and Honeysuckle which are in varying stages of planning or development

•	facilitate employment and residential development projects in regional centres and renewal corridors identified in the Lower Hunter Regional Strategy. The focus for the Corporation over the next two years will be on the western Lake Macquarie area and potential synergies that may be available in proximity to the Corporation’s landholdings at West Wallsend

•	undertake remediation and infrastructure projects in the Lower Hunter. These projects are primarily based in the Corporation’s landholdings at Mayfield and Kooragang Island, and includes stage two of the $110 million remediation of Intertrade Industrial Park and the provision of sewer and rail infrastructure to support future industrial activity on the site and

•	assist the Hunter Sporting Venues Authority with masterplanning of the Broadmeadow Sports and Entertainment Precinct to improve the facilities and opportunities for greater passive and active recreation.
2010-11 Budget Initiatives
Total Expenses
Total expenses for the Corporation for 2010-11 are estimated to be $55 million. This includes $34.5 million in remediation works, $12.4 million in property management costs and $2.5 million in community works.
Capital Expenditure
In accordance with accounting standards, the Corporation’s property development activities are capitalised as inventory rather than property assets. The Corporation has no capital expenditure planned for 2010-11.

Budget Estimates 2010-11	9 - 35

HUNTER DEVELOPMENT CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	8,800	12,082	221
Investment income	1,947	2,711	1,894
Grants and contributions	714	—	—
Other revenue	25,315	6,078	47,394

Total Retained Revenue	36,776	20,871	49,509

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	—	354	—
Other operating expenses	33,007	20,870	51,700
Depreciation and amortisation	35	42	46
Grants and subsidies	4,575	2,583	2,683
Finance costs	817	1,328	597

Total Expenses Excluding Losses	38,434	25,177	55,026

SURPLUS/(DEFICIT)	(1,658)	(4,306)	(5,517)

9 - 36	Budget Estimates 2010-11

HUNTER DEVELOPMENT CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	8	3,894	1
Receivables	638	496	547
Inventories	18,202	—	4,088

Total Current Assets	18,848	4,390	4,636

Non Current Assets
Inventories	63,517	69,606	67,199
Property, plant and equipment — Plant and equipment	192	287	241

Total Non Current Assets	63,709	69,893	67,440

Total Assets	82,557	74,283	72,076

LIABILITIES
Current Liabilities
Payables	779	6,420	3,798
Borrowings at amortised cost	14,637	5,512	11,447
Provisions	190	255	255
Other	1,962	—	—

Total Current Liabilities	17,568	12,187	15,500

Non Current Liabilities
Provisions	—	40	37
Other	43	—	—

Total Non Current Liabilities	43	40	37

Total Liabilities	17,611	12,227	15,537

NET ASSETS	64,946	62,056	56,539

EQUITY
Accumulated funds	64,946	62,056	56,539

TOTAL EQUITY	64,946	62,056	56,539

Budget Estimates 2010-11	9 - 37

HUNTER DEVELOPMENT CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	8,529	12,309	170
Interest	1,947	2,711	1,894
Other	26,029	6,078	47,394

Total Receipts	36,505	21,098	49,458

Payments
Employee related	—	354	—
Grants and subsidies	4,575	2,583	2,683
Finance costs	817	1,328	597
Other	42,703	16,242	56,006

Total Payments	48,095	20,507	59,286

NET CASH FLOWS FROM OPERATING ACTIVITIES	(11,590)	591	(9,828)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	—	(86)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	—	(86)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	11,590	22,186	5,935
Repayment of borrowings and advances	—	(18,923)	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	11,590	3,263	5,935

NET INCREASE/(DECREASE) IN CASH	—	3,768	(3,893)
Opening Cash and Cash Equivalents	8	126	3,894

CLOSING CASH AND CASH EQUIVALENTS	8	3,894	1

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(1,658)	(4,306)	(5,517)
Non cash items added back	35	41	46
Change in operating assets and liabilities	(9,967)	4,856	(4,357)

Net cash flow from operating activities	(11,590)	591	(9,828)

9 - 38	Budget Estimates 2010-11

LAND AND PROPERTY INFORMATION NEW SOUTH WALES
Through the Surveyor General, Registrar General and Valuer General statutory positions, Land and Property Information (LPI) manages the State’s land and property registration system, mapping, survey and land valuation services. LPI is a commercial business division within the Land and Property Management Authority.
Recent Achievements
LPI has continued to convert old system and paper based land title records to the integrated electronic titling system. It also continues to use spatial and elevation data technology to improve the quality and coverage of mapping of the NSW land surface. The roll-out of the continuously operating reference stations network NSWNet is progressing well with 35 of the 70 planned sites now operational. The remaining sites will be operational by 2013. The network will continuously improve the accuracy of spatial information received from satellites.
Improved safeguards against fraudulent activity have been introduced to address the risk of property and identity fraud associated with property matters which has been increasing over recent years placing a greater financial call on the Torrens Assurance Fund.
New security measures were implemented to strengthen land title examination processes tailored specifically for Certificates of Title. The measures comprise:
•	new watermark

•	security trust seal

•	authentication code

•	fine line pattern

•	two new barcodes, and

•	end of certificate printed on the certificate.

Budget Estimates 2010-11	9 - 39

LAND AND PROPERTY INFORMATION NEW SOUTH WALES
Strategic Directions
LPI continues to invest in integrating its data sets and in electronic delivery of its information to improve efficiency and convenience for its customers. LPI is also working with the other jurisdictions to develop a National Electronic Conveyancing System. When fully implemented this system will further enhance the way conveyancing is undertaken across Australia.
A sliding scale ad valorem charge on land transfers for properties valued at greater than $500,000 is being introduced. An objective of the new arrangements is to better reflect the risks associated with the State providing a guarantee of Torrens system title on property transfers.
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are estimated to be $186.6 million. The majority of this expenditure is for statutory land valuations, land title creation and registration services, spatial information, survey and mapping services and technical support. Total expenses also include additional tax equivalent payments of around $28.8 million associated with introducing the ad valorem charge.
Capital Expenditure
The 2010-11 Budget for capital expenditure is $19 million. The program for LPI includes improving land information systems, enhancing and developing electronic service delivery capabilities and the renewal of plant and equipment.
New projects include:
•	digitisation of the Torrens purchasers index, old plans and other titling records

•	automation of the digital plan processing system and electronic examination and registration of records and

•	development of an electronic product information catalogue.

9 - 40	Budget Estimates 2010-11

LAND AND PROPERTY INFORMATION NEW SOUTH WALES
Ongoing projects include:
•	Crown land conversion project

•	electronic data processing equipment

•	improving spatial data infrastructure including geographical coding of addresses, topographical and cadastral data systems, and survey and spatial data services and

•	enhanced computerised systems and compliance assurance measures, together with increased fraud detection and enhanced monitoring of transactions.

Budget Estimates 2010-11	9 - 41

LAND AND PROPERTY INFORMATION NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	172,677	178,677	280,384
Investment income	1,200	1,200	1,200
Grants and contributions	13,168	13,168	12,528

Total Retained Revenue	187,045	193,045	294,112

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	159,565	159,375	168,354
Depreciation and amortisation	17,214	17,214	17,880
Grants and subsidies	350	350	350

Total Expenses Excluding Losses	177,129	176,939	186,584

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	9,916	16,106	107,528

Distributions —
Dividends and capital repatriations	6,941	11,274	63,979
Tax equivalents	2,975	4,832	32,258

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	—	—	11,291
Employee related expenses now included in other operating expenses.

9 - 42	Budget Estimates 2010-11

LAND AND PROPERTY INFORMATION NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	18,706	24,882	93,759
Receivables	7,707	10,730	10,999
Inventories	397	160	164

Total Current Assets	26,810	35,772	104,922

Non Current Assets
Inventories	1,587	1,551	1,590
Property, plant and equipment —
Land and building	71,321	82,069	82,800
Plant and equipment	9,694	13,259	12,559
Intangibles	34,979	31,924	33,012

Total Non Current Assets	117,581	128,803	129,961

Total Assets	144,391	164,575	234,883

LIABILITIES
Current Liabilities
Payables	5,368	6,932	7,125
Tax	744	2,615	8,065
Provisions	47,592	53,891	108,743
Other	—	80	80

Total Current Liabilities	53,704	63,518	124,013

Non Current Liabilities
Provisions	179,115	268	268
Other	—	133,906	132,428

Total Non Current Liabilities	179,115	134,174	132,696

Total Liabilities	232,819	197,692	256,709

NET ASSETS	(88,428)	(33,117)	(21,826)

EQUITY
Reserves	14,119	25,123	25,123
Accumulated funds	(102,547)	(58,240)	(46,949)

TOTAL EQUITY	(88,428)	(33,117)	(21,826)

Budget Estimates 2010-11	9 - 43

LAND AND PROPERTY INFORMATION NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	173,205	179,305	281,034
Interest	1,200	1,200	1,195
Other	19,360	19,360	18,716

Total Receipts	193,765	199,865	300,945

Payments
Employee related	4,818	186,868	—
Grants and subsidies	350	350	350
Equivalent Income Tax	2,652	4,191	26,808
Other	166,451	(11,335)	174,503

Total Payments	174,271	180,074	201,661

NET CASH FLOWS FROM OPERATING ACTIVITIES	19,494	19,791	99,284

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(4,500)	(4,500)	(4,500)
Other	(14,500)	(14,500)	(14,500)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(19,000)	(19,000)	(19,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(3,929)	(11,256)	(11,407)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(3,929)	(11,256)	(11,407)

NET INCREASE/(DECREASE) IN CASH	(3,435)	(10,465)	68,877
Opening Cash and Cash Equivalents	22,141	35,347	24,882

CLOSING CASH AND CASH EQUIVALENTS	18,706	24,882	93,759

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	6,941	11,274	75,270
Non cash items added back	17,269	17,334	18,003
Change in operating assets and liabilities	(4,716)	(8,817)	6,011

Net cash flow from operating activities	19,494	19,791	99,284
Employee related payments now included in other payments.

9 - 44	Budget Estimates 2010-11

STATE PROPERTY AUTHORITY
The State Property Authority was established under the State Property Authority Act 2006. The Authority acquires, manages and disposes of certain property vested in the Crown or government agencies on behalf of Government.
The Authority’s objectives are to:
•	improve efficiency in the use of government agencies’ properties, particularly generic property such as offices, warehouses, depots and car parks

•	manage properties of government agencies in a way that supports the service delivery responsibilities of those agencies

•	provide advice and support within government on property matters and

•	operate at least as efficiently as any comparable business, consistent with the principles of ecologically sustainable development and social responsibility to the community (including the indigenous community).
Recent Achievements
The Authority continued its vesting program during 2009-10. Since July 2008, a total of 674 owned and leased property assets have been vested in the Authority from other government agencies resulting in an estimated 1.2 million square metres of property coming under the Authority’s control.
The Authority’s efficient management of government offices contributed to achieving reductions in the average space occupied by each public sector employee from 24 square metres to 17 square metres.
During 2009-10, the Authority continued its reviews of government property to identify further opportunities for improvements in property management, and to improve the delivery of government services to regional communities in New South Wales.

Budget Estimates 2010-11	9 - 45

STATE PROPERTY AUTHORITY
Strategic Directions
The Authority’s focus for the next 12 months will include:
•	finalising the transfer of leases for generic office space from budget dependent agencies to the Authority

•	progressing priority government asset sales

•	upgrading government offices to improve environmental efficiency and performance in accord with government sustainability targets

•	assessing the feasibility of expanding property management operations to include car parks, depots, warehouses, training facilities and serviced offices and

•	commencing a review of the State Property Authority Act 2006.
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are estimated to be $306.3 million. The majority of this expenditure relates to government-occupied owned and leased offices including head lease rental payments of $224.3 million and other property related expenses of $46.6 million.
Capital Expenditure
The 2010-11 Budget for capital expenditure is $31.6 million which mainly comprises refurbishment works on Authority-owned office buildings.

9 - 46	Budget Estimates 2010-11

STATE PROPERTY AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	232,295	261,944	320,721
Investment income	4,648	5,569	5,604
Grants and contributions	21,801	23,001	37,221
Other revenue	2,600	2,600	3,100

Total Retained Revenue	261,344	293,114	366,646

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	194,456	215,177	271,668
Depreciation and amortisation	17,570	25,256	26,353
Grants and subsidies		1,054	—
Finance costs	8,128	22,489	8,260

Total Expenses Excluding Losses	220,154	263,976	306,281

Gain/(loss) on disposal of non current assets	—	(111)	525
Other gains/(losses)	—	(250)	(300)

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	41,190	28,777	60,590

Distributions —
Dividends and capital repatriations	32,603	97,676	36,000

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	8,587	(68,899)	24,590
Employee related expenses now included in other operating expenses.

Budget Estimates 2010-11	9 - 47

STATE PROPERTY AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	106,890	136,568	100,336
Receivables	12,352	19,377	15,702
Other	2,700	—	—

Total Current Assets	121,942	155,945	116,038

Non Current Assets
Receivables	15,179	36,444	36,969
Investment properties	24,040	39,259	39,259
Property, plant and equipment —
Land and building	981,738	885,890	891,673
Plant and equipment	3,664	1,806	1,359
Intangibles	788	1,151	1,085
Other	14,200	8,350	11,450

Total Non Current Assets	1,039,609	972,900	981,795

Total Assets	1,161,551	1,128,845	1,097,833

LIABILITIES
Current Liabilities
Payables	5,630	15,599	10,221
Borrowings at amortised cost	2,317	2,317	2,500
Provisions	60,764	53,693	69,269
Other	5,672	5,774	6,774

Total Current Liabilities	74,383	77,383	88,764

Non Current Liabilities
Borrowings at amortised cost	48,113	48,113	45,762
Provisions	1,500	—	—
Other	201,950	265,693	201,061

Total Non Current Liabilities	251,563	313,806	246,823

Total Liabilities	325,946	391,189	335,587

NET ASSETS	835,605	737,656	762,246

EQUITY
Reserves	22,595	11,970	11,970
Accumulated funds	813,010	725,686	750,276

TOTAL EQUITY	835,605	737,656	762,246

9 - 48	Budget Estimates 2010-11

STATE PROPERTY AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	235,845	260,115	326,097
Interest	3,093	2,999	3,737
Other	18,942	32,616	34,813

Total Receipts	257,880	295,730	364,647

Payments
Employee related	(200)	7,786
Grants and subsidies	—	1,054	—
Finance costs	3,858	3,858	3,687
Other	214,196	235,919	327,401

Total Payments	217,854	248,617	331,088

NET CASH FLOWS FROM OPERATING ACTIVITIES	40,026	47,113	33,559
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	65,867	—
Purchases of property, plant and equipment	(15,637)	(16,296)	(31,198)
Other	(665)	(877)	(425)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(16,302)	48,694	(31,623)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(2,145)	(2,146)	(2,168)
Dividends paid	(32,603)	(97,676)	(36,000)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(34,748)	(99,822)	(38,168)

NET INCREASE/(DECREASE) IN CASH	(11,024)	(4,015)	(36,232)
Opening Cash and Cash Equivalents	117,914	140,583	136,568

CLOSING CASH AND CASH EQUIVALENTS	106,890	136,568	100,336

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	41,190	28,777	60,590
Non cash items added back	14,720	22,656	23,253
Change in operating assets and liabilities	(15,884)	(4,320)	(50,284)

Net cash flow from operating activities	40,026	47,113	33,559
Employee related payments now included in other payments.

Budget Estimates 2010-11	9 - 49

BARANGAROO DELIVERY AUTHORITY
The Barangaroo Delivery Authority was established under the Barangaroo Delivery Authority Act 2009 to deliver the Government’s foreshore urban renewal project at Barangaroo.
The Barangaroo project is a world class development being delivered by the NSW Government worth $2.5 billion and generating thousands of construction jobs. It involves transforming redundant port land in east Darling Harbour into a world-class waterfront mixed use precinct, including the creation of Headland Park for use and enjoyment by the public.
The Barangaroo project is delivering a new extension of the CBD to support Sydney’s role as a major financial centre in the Asia Pacific region and will provide office accommodation for around 15,000 workers.
Recent Achievements
In March 2010, the Authority executed a Project Development Agreement with Lend Lease for Stage One development of Barangaroo. The Agreement gives the developer the right to build commercial, residential, retail, hotel floor space and public domain within the southern part of Barangaroo.
Other major achievements in the year included:
•	opening of the foreshore walk to the public in December 2009

•	providing access to Barangaroo for New Year’s Eve fireworks, with 10,000 tickets issued to the public

•	commencing design work on Headland Park, with the successful design team announced in February 2010 and

•	relocating the cruise passenger terminal to a temporary site.
Strategic Directions
Barangaroo is intended to develop as an international benchmark in urban waterfront renewal in terms of sustainable development, design excellence and community infrastructure.

9 - 50	Budget Estimates 2010-11

BARANGAROO DELIVERY AUTHORITY
The Barangaroo project involves staging the development in three areas:
•	Barangaroo south, consisting of mixed used development, public domain and other works. Lend Lease will commence work on Barangaroo South in 2010-11 as part of the Stage One development

•	Headland Park, located at the northern end of Barangaroo, is also part of the Stage One development. The public domain and associated infrastructure, including Headland Park and Northern Cove, will be funded from developer revenue from Stage One and

•	Barangaroo central, linking the southern precinct and Headland Park, will be developed as Stage Two and will comprise residential and public spaces. Development rights for Stage Two will be sold at a later date in one or more tranches.
The following projects will also commence in 2010-11:
•	a pedestrian tunnel linking Barangaroo to Wynyard

•	the construction of a permanent cruise passenger terminal at White Bay

•	remediation of the historic AGL gasworks site and

•	associated public domain works.
2010-11 Budget Initiatives
Total Expenses
The Authority’s total expenses for 2010-11 are estimated at $20.3 million, including $10.5 million for project management and $6 million in interest expenses.
Capital Expenditure
The Authority’s capital program of $50 million in 2010-11 includes $30 million to commence works on Headland Park and Northern Cove, and $20 million for the Wynyard pedestrian tunnel.

Budget Estimates 2010-11	9 - 51

BARANGAROO DELIVERY AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	58	35	76
Grants and contributions	—	—	35
Other revenue	—	130	—

Total Retained Revenue	58	165	111

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	3,888	4,715	7,075
Other operating expenses	4,262	8,048	7,082
Depreciation and amortisation	30	35	150
Finance costs	1,460	8,754	6,000

Total Expenses Excluding Losses	9,640	21,552	20,307

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	(9,582)	(21,387)	(20,196)

Distributions —
Dividends and capital repatriations	—	—	21,907

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	(9,582)	(21,387)	(42,103)

9 - 52	Budget Estimates 2010-11

BARANGAROO DELIVERY AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,720	166	100
Receivables	—	153	152

Total Current Assets	2,720	319	252

Non Current Assets
Property, plant and equipment —
Land and building	447,056	410,000	410,000
Plant and equipment	270	1,404	1,254
Infrastructure systems	650	2,169	52,169

Total Non Current Assets	447,976	413,573	463,423

Total Assets	450,696	413,892	463,675

LIABILITIES
Current Liabilities
Payables	22,677	1,616	1,049
Provisions	—	12,920	52,207
Other	—	13,000	103,000

Total Current Liabilities	22,677	27,536	156,256

Non Current Liabilities
Borrowings at amortised cost	25,000	116,000	131,208
Provisions	—	50	65
Other	185,077	157,497	105,440

Total Non Current Liabilities	210,077	273,547	236,713

Total Liabilities	232,754	301,083	392,969

NET ASSETS	217,942	112,809	70,706

EQUITY
Accumulated funds	217,942	112,809	70,706

TOTAL EQUITY	217,942	112,809	70,706

Budget Estimates 2010-11	9 - 53

BARANGAROO DELIVERY AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	58	35	76
Other	—	15,699	90,035

Total Receipts	58	15,734	90,111

Payments
Employee related	3,888	4,576	6,990
Finance costs	1,460	8,325	6,004
Other	4,262	17,345	20,484

Total Payments	9,610	30,246	33,478

NET CASH FLOWS FROM OPERATING ACTIVITIES	(9,552)	(14,512)	56,633

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(7,887)	(100,488)	(50,000)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(7,887)	(100,488)	(50,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	19,000	124,000	16,208
Repayment of borrowings and advances	—	(11,500)	(1,000)
Dividends paid	—	—	(21,907)

NET CASH FLOWS FROM FINANCING ACTIVITIES	19,000	112,500	(6,699)

NET INCREASE/(DECREASE) IN CASH	1,561	(2,500)	(66)

Opening Cash and Cash Equivalents	1,159	2,666	166

CLOSING CASH AND CASH EQUIVALENTS	2,720	166	100

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	(9,582)	(21,387)	(20,196)
Non cash items added back	30	35	150
Change in operating assets and liabilities	—	6,840	76,679

Net cash flow from operating activities	(9,552)	(14,512)	56,633

9 - 54	Budget Estimates 2010-11

LUNA PARK RESERVE TRUST
The Luna Park Reserve Trust is entrusted with the care, control and management of the Luna Park Reserve in accordance with the Luna Park Site Act 1990. The Sydney Harbour Foreshore Authority manages the affairs of the Trust.
The Trust derives all its income from a 40 year lease of the amusement park to a commercial operator. The Trust funds the maintenance of nominated heritage and infrastructure items and the administration costs.
The lease provides for the reimbursement to the operator, Luna Park Sydney Pty Limited, for refurbishment of heritage items and infrastructure undertaken prior to the re-opening of Luna Park in 2004. This obligation will be discharged in 2010-11.
Results and Services
The mandate of the Trust is to ensure Luna Park and the associated harbour foreshore remains available and accessible for the enjoyment of the public. This outcome is to be achieved by working toward the following results:
•	The visual appearance and sense of place of the whole Reserve is maintained.

•	Luna Park is preserved as a State heritage asset which sustains the 1930s amusement park theme of the site.

•	Luna Park is funded by a commercially viable business.
Key services provided by the Trust to contribute to these results include:
•	administering of the Heritage and Infrastructure Fund which is allocated to conserve and improve the park’s heritage and infrastructure features and

•	managing of a 40 year operating lease over the Luna Park site.

Budget Estimates 2010-11	9 - 55

LUNA PARK RESERVE TRUST
The key services provided by the Agency and the way in which they are expected to contribute to results are set out in the following table:

		Results
			Luna Park is
			preserved as a
		The visual	State heritage
	2010-11	appearance and	asset which	Luna Park is
	Budget	sense of place of	sustains the 1930s	funded by a
	Expenses	the whole Reserve	amusement park	commercially
Service Groups	$m	is maintained	theme of the site	viable business
Administer the Heritage and Infrastructure Fund	0.3		✓
Management of 40 year operating lease over Luna Park	1.3	✓		✓

Total Expenses Excluding Losses	1.6

Recent Achievements
In 2009-10 the Trust completed corrosion protection work to the Dorman Long Wharf underneath the Crystal Palace.
Strategic Directions
The Trust will continue to work closely with Luna Park Sydney Pty Limited to ensure that the site remains a viable amusement park and entertainment precinct.
The Park’s tenant has prepared a Total Asset Management Plan to identify the refurbishment needs of the amusement park assets and infrastructure items over the next 15 years. The Trust will continue to supervise the implementation of this plan to ensure that the works are completed to appropriate standards and the cultural heritage of the site is maintained.
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are estimated at $1.6 million. This includes $340,000 for maintaining historic amusement park assets, $466,000 for depreciation and $575,000 for maintaining infrastructure assets such as the boardwalk, cliff face, Glen Street Stairs and seawall.

9 - 56	Budget Estimates 2010-11

LUNA PARK RESERVE TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	1,545	1,607	1,655
Investment income	15	20	66

Total Retained Revenue	1,560	1,627	1,721

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	1,405	1,494	1,099
Depreciation and amortisation	464	466	466

Total Expenses Excluding Losses	1,869	1,960	1,565

SURPLUS/(DEFICIT)	(309)	(333)	156

Budget Estimates 2010-11	9 - 57

LUNA PARK RESERVE TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	218	285	908
Receivables	132	212	212

Total Current Assets	350	497	1,120

Non Current Assets
Receivables	140	340	—
Property, plant and equipment —
Land and building	18,427	18,396	18,178
Infrastructure systems	6,455	6,486	6,238

Total Non Current Assets	25,022	25,222	24,416

Total Assets	25,372	25,719	25,536

LIABILITIES
Current Liabilities
Payables	174	489	150

Total Current Liabilities	174	489	150

Total Liabilities	174	489	150

NET ASSETS	25,198	25,230	25,386

EQUITY
Reserves	15,906	15,906	15,906
Accumulated funds	9,292	9,324	9,480

TOTAL EQUITY	25,198	25,230	25,386

9 - 58	Budget Estimates 2010-11

LUNA PARK RESERVE TRUST

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	1,545	1,607	1,655
Interest	15	20	66
Other	971	(70)	499

Total Receipts	2,531	1,557	2,220

Payments
Other	2,360	1,325	1,597

Total Payments	2,360	1,325	1,597

NET CASH FLOWS FROM OPERATING ACTIVITIES	171	232	623

NET INCREASE/(DECREASE) IN CASH	171	232	623

Opening Cash and Cash Equivalents	47	53	285

CLOSING CASH AND CASH EQUIVALENTS	218	285	908

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(309)	(333)	156
Non cash items added back	464	466	466
Change in operating assets and liabilities	16	99	1

Net cash flow from operating activities	171	232	623

Budget Estimates 2010-11	9 - 59

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING AND ASSESSMENT ACT
The Corporation Sole (Minister Administering the Environmental Planning and Assessment Act) was established to acquire land for planning purposes within the Sydney region. This includes land suitable for regional open space, public transport corridors, and land for specific projects, for example the Rouse Hill Regional Centre.
Most of the activities of the Agency are managed through separate funds established under the Environmental Planning and Assessment Act 1979, including the Sydney Region Development Fund (the Fund).
Results and Services
In delivering its priorities and objectives, the Agency works towards a number of results for the community, including:
•	Land for infrastructure is acquired to allow expansion of the transport system.

•	Regional open space, including recreational and conservation lands, are provided for the community on a metropolitan-wide basis.

•	There is sound financial management of the Fund, with land acquisitions financed through sales of surplus land and a 15 year business plan setting the strategic context.
Key services provided by the Agency to contribute to these results include:
•	improving, maintaining and/or enhancing regional open space by restoring and maintaining natural ecosystems, habitats and vegetation corridors to encourage more active use of open space

•	maintaining land in caretaker mode until the intended use of the land is determined and initiated, for example community use

•	acquiring land for the north west and south west rail corridors, and land identified for use as regional open space and

•	developing and investing in value-adding initiatives to maximise sale value of surplus property assets and generate income for re-investment in new strategic lands for public infrastructure, with a particular emphasis on minimising the ongoing liability to government.

9 - 60	Budget Estimates 2010-11

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT
The key services provided by the Agency and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Community has
	2010-11	appropriate levels		Cost of land
	Budget	and types of	Land for	acquisition is no
	Expenses	regional open	infrastructure is	extra burden to the
Service Groups	$m	space	provided for	community
Improvements to Regional Open Space	20.9	✓
Land for Community Use	5.4	✓
Acquisition of Regional Open Space and Corridors	131.4	✓	✓
Land Investment and Development	8.9			✓

Total Expenses Excluding Losses	166.6

Recent Achievements
The Agency’s land acquisition program includes the purchase of regional open space in the Sydney Metropolitan Area. Open space purchases include land in the Ropes Creek and South Creek corridors of Western Sydney, sites on the Central Coast, as well as land within the Western Sydney Parklands.
The Agency has also facilitated development of significant metropolitan open space precincts and contributed to initiatives such as the Greenspace Program and the Sydney Harbour Access Program to improve liveability in areas of Sydney.
The other major component of the Agency’s recent acquisition program has been the purchase of rail corridors in the north west and south west of Sydney. This program is being undertaken to meet commitments in the Metropolitan Transport Plan for the south west rail link to Leppington and the north west rail link.
The Agency is currently selling surplus sites for major employment lands in Western Sydney. Surplus lands have been identified at Doonside for residential development and Huntingwood East for employment lands. Disposal of surplus lands is also occurring in partnership with Landcom at Doonside.

Budget Estimates 2010-11	9 - 61

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT
The Agency has been working with the Roads and Traffic Authority on land sales at Seaforth and Belrose. This has involved capital investment in a new signalised intersection, local parks and improved kerb and guttering at Seaforth.
The Rouse Hill Regional Centre continues to be developed on land purchased by the Agency. When completed, the Centre will include retail, commercial, community, recreational, and residential uses, and is being developed in partnership with Landcom and the private sector. The Rouse Hill Town Centre precinct was opened in 2007 and lot sales are progressing in the residential areas.
Strategic Directions
The Agency has a range of strategies for the future including:
•	prudent financial management to ensure adequate capital funding and to achieve an optimal return on surplus assets

•	the ongoing purchase of rail corridors for the north west and south west rail links

•	ongoing review and disposal of surplus land and land to be acquired within the Sydney region with the objective of maintaining the self-funding model of the Sydney Region Development Fund and

•	a focus on implementing the intended outcomes for open space land strategies and lands purchased for other planning purposes.
20010-11 Budget Initiatives
Total Expenses
The Agency’s total recurrent expenses for 2010-11 are estimated at $166.6 million, which includes:
•	$13 million for grants to improve open space land and the Western Sydney Parklands

•	$5 million for lands transferred to local councils

•	$84 million for lands transferred to the Transport Infrastructure Development Corporation to commence construction of the south west rail link

9 - 62	Budget Estimates 2010-11

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT
•	$22 million for land acquisitions and grants to the Roads and Traffic Authority of New South Wales for the Erskine Park Link Road and

•	$23.7 million for borrowing costs.
Total Revenue
Total revenue for 2010-11 is estimated at $30.6 million. This includes contributions from local councils.
Capital Expenditure
In 2010-11, acquisition costs are estimated at $137 million, which consists of $40 million to purchase open space and other land for planning purposes, $50 million for south west rail corridor land acquisitions, $35 million for the north west rail corridor land and $12 million for the Erskine Park Link Road. Asset disposals are estimated at $38.3 million.

Budget Estimates 2010-11	9 - 63

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	6,432	6,432	6,593
Investment income	850	850	1,250
Retained taxes, fees and fines	6,848	6,848	7,019
Grants and contributions	5,034	5,034	6,419
Other revenue	4,233	7,014	9,329

Total Retained Revenue	23,397	26,178	30,610

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	300	150	200
Other operating expenses	68,926	19,499	18,658
Depreciation and amortisation	—	25	25
Grants and subsidies	34,500	28,800	123,950
Finance costs	28,000	18,857	23,729

Total Expenses Excluding Losses	131,726	67,331	166,562

Gain/(loss) on disposal of non current assets	61,687	12,987	10,136

SURPLUS/(DEFICIT)	(46,642)	(28,166)	(125,816)

9 - 64	Budget Estimates 2010-11

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	14,155	53,205	26,578
Receivables	9,214	339	339
Other	48	—	—

Total Current Assets	23,417	53,544	26,917

Non Current Assets
Other financial assets	3,806	—	—
Property, plant and equipment —
Land and building	1,356,396	1,292,070	1,299,881

Total Non Current Assets	1,360,202	1,292,070	1,299,881

Total Assets	1,383,619	1,345,614	1,326,798

LIABILITIES
Current Liabilities
Payables	13,131	25,263	25,263
Borrowings at amortised cost	19,370	12,706	12,706
Provisions	274	18	18

Total Current Liabilities	32,775	37,987	37,987

Non Current Liabilities
Borrowings at amortised cost	380,071	288,576	395,576
Provisions	1	73	73
Other	224	—	—

Total Non Current Liabilities	380,296	288,649	395,649

Total Liabilities	413,071	326,636	433,636

NET ASSETS	970,548	1,018,978	893,162

EQUITY
Reserves	639,006	774,487	774,487
Accumulated funds	331,542	244,491	118,675

TOTAL EQUITY	970,548	1,018,978	893,162

Budget Estimates 2010-11	9 - 65

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	6,432	6,435	6,593
Interest	850	850	1,250
Other	28,615	32,150	35,267

Total Receipts	35,897	39,435	43,110

Payments
Employee related	300	77	200
Grants and subsidies	19,500	13,800	22,950
Finance costs	28,000	18,857	23,729
Other	81,426	28,350	31,158

Total Payments	129,226	61,084	78,037

NET CASH FLOWS FROM OPERATING ACTIVITIES	(93,329)	(21,649)	(34,927)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	124,184	49,933	38,300
Purchases of property, plant and equipment	(146,361)	(35,074)	(137,000)
Advances made	(381)	—	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(22,558)	14,859	(98,700)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	116,000	15,000	107,000

NET CASH FLOWS FROM FINANCING ACTIVITIES	116,000	15,000	107,000

NET INCREASE/(DECREASE) IN CASH	113	8,210	(26,627)
Opening Cash and Cash Equivalents	14,042	44,995	53,205

CLOSING CASH AND CASH EQUIVALENTS	14,155	53,205	26,578

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(46,642)	(28,166)	(125,816)
Non cash items added back	15,000	15,025	101,025
Change in operating assets and liabilities	(61,687)	(8,508)	(10,136)

Net cash flow from operating activities	(93,329)	(21,649)	(34,927)

9 - 66	Budget Estimates 2010-11

REDFERN-WATERLOO AUTHORITY
The role of the Redfern-Waterloo Authority is to encourage and promote the orderly development of the suburbs of Redfern, Eveleigh, Darlington and Waterloo, and to address issues of social and economic disadvantage.
The Government’s goal is for the Redfern-Waterloo area to become a more active, vibrant and sustainable community displaying greater social cohesion and community safety, where the Aboriginal community is supported and respected. Its operational area comprises approximately 350 hectares.
The Authority is a formally constituted statutory authority with a Board reporting directly to the Premier, in her role as Minister for Redfern-Waterloo.
Results and Services
The Authority seeks to promote urban renewal by working towards the following results:
•	Business investment is increased in the local area.

•	Affordable housing is provided.

•	Jobs are created for the local unemployed.

•	There is enhanced community safety.

•	New and improved public infrastructure is promoted.
Key services provided by the Authority which contribute to these results include:
•	provision for a potential 600,000 square metres of commercial and residential floor space, particularly on surplus government lands

•	encouraging partnerships with the private sector and service providers to foster literacy and numeracy programs

•	positive engagement and connection between younger and older people, reduced social isolation and increased access to employment activities and

•	developing roads and infrastructure in the Australian Technology Park.

Budget Estimates 2010-11	9 - 67

REDFERN-WATERLOO AUTHORITY
The key services provided by the Authority and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Increased
	2010-11	business
	Budget	investment	Provision of	Job creation	Enhanced	Promotion of
	Expenses	in the local	affordable	for local	community	new public
Service Groups	$m	area	housing	unemployed	safety	infrastructure
Built Environment Plan	2.4	✓	✓	✓	✓	✓
Employment and Enterprise	2.0	✓		✓	✓	✓
Human Services Plan	1.7			✓	✓
Australian Technology Park	18.4	✓		✓		✓

Total Expenses Excluding Losses	24.5

Recent Achievements
During 2009-10, the Authority’s achievements included:
•	Channel 7, Global Television and Pacific Magazines, relocated to the Australian Technology Park in January 2010. The relocation of the three companies was facilitated by the Authority, and will bring up to 2,000 workers to area

•	the Authority’s Aboriginal Employment Model has brokered a further 250 employment opportunities for Aboriginal people in the construction industry on local, state and federal government projects and private sector contracts. This brings the total number of jobs for Aboriginal people to over 500 since the implementation of the model in 2005. This includes over 200 graduates from the Authority’s training college, Yaama Dhiyaan and Les Tobler

•	the National Centre of Indigenous Excellence (NCIE), which is located at the former Redfern Public School, was opened by the Indigenous Land Corporation in March 2010. The Authority brokered the sale of former school to the Corporation for $14.8 million as part of a $45 million investment in the NCIE

9 - 68	Budget Estimates 2010-11

REDFERN-WATERLOO AUTHORITY
•	the Redfern Community Health Centre opened in March 2010. The Centre was funded from the sale of the former Rachel Forster Hospital, which the authority facilitated through the preparation and approval of a concept plan

•	the establishment of the Redfern-Waterloo Heritage Taskforce enhanced the understanding of the extent of local heritage in Redfern-Waterloo and its significance to residents, workers and visitors. The Taskforce will work on a project basis and will include two Aboriginal representatives and

•	the ongoing operation of the Eveleigh Market at the Blacksmiths workshop. After only 7 months of operation, the markets received the Sydney Morning Herald Foodies Award 2010 for Best Markets in Sydney.
Strategic Directions
The Authority advises and assists the Minister to develop the Redfern-Waterloo Plan, which sets the strategic direction of the urban renewal activities to be undertaken by the Authority.
The Authority’s priorities in accordance with the Redfern-Waterloo Plan are:
•	selling land at North Eveleigh

•	assisting the NSW Government in developing options for the sale of the Australian Technology Park

•	establishing a Built Environment Plan 2 focused on the renewal of public housing in the Redfern-Waterloo area

•	implementing the Employment, Enterprise and Training plans to increase employment, education and business opportunities within the Redfern-Waterloo area

•	implementing the Human Services Plan within the Redfern-Waterloo area, particularly for priority areas of mental health, and drug and alcohol abuse

•	establishing an Affordable Housing Strategy within the Redfern-Waterloo area. This includes use of affordable housing contributions of $18 million over 3 years from the Planning Agreement with Frasers Property to contribute up to 200 additional dwellings through the National Rental Affordable Housing Scheme and

•	redeveloping Redfern Station in partnership with Rail Corporation New South Wales. This is to be funded from the net proceeds of the sale of the North Eveleigh site.

Budget Estimates 2010-11	9 - 69

REDFERN-WATERLOO AUTHORITY
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are estimated at $24.5 million. The majority of expenditure is for planning, urban renewal, training and enterprise, human services and infrastructure expenses, as well as costs associated with the running of the conference centre at the Australian Technology Park. The Australian Technology Park expenses include $3.5 million interest expenses on loans taken out to finance the construction of the National Information Communication Technology Australia building.
Capital Expenditure
The Authority’s capital program for 2010-11 is $5.2 million. Major works planned for the year include repairs to the locomotive building facade, replacement of carpets, construction of a business centre, signage and the upgrade of technology at the Australian Technology Park.

9 - 70	Budget Estimates 2010-11

REDFERN-WATERLOO AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	17,412	18,184	18,891
Investment income	1,269	1,967	1,956
Grants and contributions	4,842	4,616	2,599
Other revenue	6,593	7,773	7,418

Total Retained Revenue	30,116	32,540	30,864

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	4,670	4,501	5,037
Other operating expenses	18,694	15,631	13,833
Depreciation and amortisation	1,233	1,276	2,181
Finance costs	3,222	3,156	3,492

Total Expenses Excluding Losses	27,819	24,564	24,543

Other gains/(losses)	(36)	—	—

SURPLUS/(DEFICIT)	2,261	7,976	6,321

Budget Estimates 2010-11	9 - 71

REDFERN-WATERLOO AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	20,566	37,303	36,271
Receivables	626	1,199	1,197
Other financial assets	407	407	437

Total Current Assets	21,599	38,909	37,905

Non Current Assets
Other financial assets	3,779	3,779	3,342
Investment properties	216,200	176,825	176,825
Property, plant and equipment —
Plant and equipment	18,317	26,222	29,234
Intangibles	37	69	26
Other	1,212	2,256	1,719

Total Non Current Assets	239,545	209,151	211,146

Total Assets	261,144	248,060	249,051

LIABILITIES
Current Liabilities
Payables	3,950	3,300	3,400
Borrowings at amortised cost	407	407	437
Provisions	910	920	970

Total Current Liabilities	5,267	4,627	4,807

Non Current Liabilities
Borrowings at amortised cost	40,484	38,775	33,338
Provisions	66	230	270
Other	—	9,512	9,399

Total Non Current Liabilities	40,550	48,517	43,007

Total Liabilities	45,817	53,144	47,814

NET ASSETS	215,327	194,916	201,237

EQUITY
Accumulated funds	215,327	194,916	201,237

TOTAL EQUITY	215,327	194,916	201,237

9 - 72	Budget Estimates 2010-11

REDFERN-WATERLOO AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	17,554	18,165	18,891
Interest	1,269	1,967	1,956
Other	11,599	12,407	9,890

Total Receipts	30,422	32,539	30,737

Payments
Employee related	4,587	5,474	4,947
Finance costs	3,222	3,156	3,492
Other	19,565	15,833	13,180

Total Payments	27,374	24,463	21,619

NET CASH FLOWS FROM OPERATING ACTIVITIES	3,048	8,076	9,118

CASH FLOWS FROM INVESTING ACTIVITIES
Advance repayments received	378	378	407
Purchases of property, plant and equipment	(4,390)	(4,253)	(5,150)
Other	—	(40)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(4,012)	(3,915)	(4,743)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(3,498)	(5,378)	(5,407)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(3,498)	(5,378)	(5,407)

NET INCREASE/(DECREASE) IN CASH	(4,462)	(1,217)	(1,032)
Opening Cash and Cash Equivalents	25,028	38,520	37,303

CLOSING CASH AND CASH EQUIVALENTS	20,566	37,303	36,271

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	2,261	7,976	6,321
Non cash items added back	1,233	1,276	2,181
Change in operating assets and liabilities	(446)	(1,176)	616

Net cash flow from operating activities	3,048	8,076	9,118

Budget Estimates 2010-11	9 - 73

POLICE AND EMERGENCY SERVICES

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Rural Fire Service
Total Expenses	245.0	262.2	7.0
Capital Expenditure	8.3	8.6	4.3

New South Wales Crime Commission
Total Expenses	17.3	18.8	8.5
Capital Expenditure	1.6	1.5	-1.1

New South Wales Fire Brigades
Total Expenses	545.5	580.6	6.4
Capital Expenditure	44.1	55.6	25.9

NSW Police Force
Total Expenses	2,463.2	2,683.1	8.9
Capital Expenditure	160.1	166.2	3.8

State Emergency Service
Total Expenses	56.8	61.2	7.8
Capital Expenditure	2.9	3.0	0.9

Budget Estimates 2010-11	10 - 1

DEPARTMENT OF RURAL FIRE SERVICE
The Department of Rural Fire Service provides a community-based fire service covering more than 95 per cent of New South Wales. The Service relies on over 70,000 volunteers to provide most of its fire management and fire protection services under the Rural Fires Act 1997.
Expenditure by the Service on bush fire fighting activities is financed by the NSW Government (14.6 per cent), local government (11.7 per cent) and the insurance industry (73.7 per cent). The State contribution towards fire fighting services is paid into the Rural Fire Fighting Fund along with contributions from insurance companies and councils. In 2010-11 contributions provided to the Fund will total $220.4 million.
The Service is also the host agency for Emergency Management NSW, which is responsible for providing policy advice to the Minister, and supporting the State Emergency Management Committee, the State Rescue Board of NSW, the State Emergency Operations Controller and the State Emergency Recovery Controller.
Emergency Management NSW also administers the Australian Government Natural Disaster Resilience Program and coordinates the billing and collection of funds from insurance companies and local councils on behalf of the New South Wales Fire Brigades, the Department of Rural Fire Service and the State Emergency Service.
Results and Services
The Service aims to reduce risks to the community and the environment, damage resulting from fires and other emergencies, by working towards the following results:
•	There is greater community awareness of and participation in fire risk reduction.

•	The environmental impact of fire mitigation and suppression activities is reduced.

•	The effective management of fire to reduce the impact of fires on properties and their occupants.

10 - 2	Budget Estimates 2010-11

DEPARTMENT OF RURAL FIRE SERVICE
Key services provided by the Service that contribute to these results include:
•	increasing awareness of and participation in fire risk reduction through community education activities

•	assessing development applications in bushfire prone areas

•	coordinating fire fighting and response arrangements, including aviation, logistics and communications

•	improving fire competencies and undertaking fire mitigation and

•	hosting Emergency Management NSW, which supports the Minister for Emergency Services in policy development and provides administrative support to a number of emergency organisations.
The key services provided by the Service, and the way in which they are expected to contribute to these results, are set out in the following table:

	Results
				Fire incidents
				managed
		Greater	Reduced	more
		community	environmental	effectively to
		awareness	impact of the	reduce
	2010-11	of and	Service’s	impact on
	Budget	participation	mitigation and	properties	Fire
	Expenses	in fire risk	suppression	and their	incidents
Service Groups	$m	reduction	activities	occupants	prevented
Community Safety	21.6	✓	✓		✓
Operations	179.8		✓	✓	✓
Operational and Administrative Support	28.0	✓	✓	✓	✓
Emergency Management NSW	32.8

Total Expenses Excluding Losses	262.2

Budget Estimates 2010-11	10 - 3

DEPARTMENT OF RURAL FIRE SERVICE
Recent Achievements
Achievements for the 2009-10 financial year include:
•	funding of $30.6 million for the purchase of new and refurbished tankers and completing 33 station and 3 fire control centre upgrades

•	completing bush fire protection works covering more than 205,000 properties with a total value of over $90 billion

•	assisting over 400 aged, infirmed, disabled and elderly residents by clearing hazards from their properties under the Assist Infirm, Disabled and Elderly Residents (AIDER) program

•	assessing over 7,250 developments in bushfire prone areas across the State and issuing over 2,990 Bush Fire Hazard Reduction Certificates

•	delivering 620 educational and other events specifically targeted at children and young people and over 2,600 community awareness and engagement programs

•	completing 43 NSW Rural Fire Service Cadet Programs, with 643 school students successfully finishing the program

•	upgrading the Bushfire Information (1800) Line and

•	implementing the Prepare. Act. Survive. public awareness campaign including new warning messages, revised fire danger rating system and installation state-wide of new fire danger rating signs.
Strategic Directions
The Service’s Strategic Plan is focused on four outcomes:
•	ensuring an integrated approach to risk and emergencies

•	engendering strong community understanding and support

•	fostering a modern and adaptive organisational structure and practices and

•	contributing to and encouraging responsible environmental management.

10 - 4	Budget Estimates 2010-11

DEPARTMENT OF RURAL FIRE SERVICE
2010-11 Budget Initiatives
Total Expenses
The Service’s total expenses in 2010-11 are estimated at $262.2 million, an increase of 7 per cent on last year’s Budget. In 2010-11 the Service will:
•	continue regional mitigation and fire fighting capability initiatives including:
•	tasking nine fire mitigation work crews to undertake preparatory hazard reduction work ahead of controlled burns ($4.7 million)

•	reducing the vulnerability of over 400 infirm, disabled, elderly residents by clearing vegetation in and around their properties under the AIDER Program ($2 million) and

•	maintaining the Service’s aerial firefighting capability ($7.8 million), and
•	support local brigades through the supply of new and refurbished tankers ($32.2 million); maintenance grants ($17 million); and funding for brigade stations and the installation of water tanks ($16 million).
Also included in the Service’s total expenses is $13.1 million for the Natural Disaster Resilience Program administered by Emergency Management NSW.
Capital Expenditure
The Service’s capital expenditure of $8.6 million includes $6.5 million for the acquisition of motor vehicles. The balance will be used to purchase computers and other small items of equipment ($1.8 million) and equipment for fire mitigation crews ($353,000).

Budget Estimates 2010-11	10 - 5

DEPARTMENT OF RURAL FIRE SERVICE
Result Indicators
Greater community awareness of and participation in fire risk reduction

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Community fire awareness and preparedness education activities implemented (a)	no.	691	813	665	820	820
Properties inspected within 10 days of complaint registration (b)%		83	67	85	85	85

(a)	This indicator measures the Service’s community education effort to improve preparedness and participation.

(b)	This indicator measures the Service’s response to community generated reports of incidents.
Reduced environmental impact of the Service’s mitigation and suppression activities

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Bush Fire Management Committees with mapped fire history	%	5	5	50	50	80
Bush Fire Management Committees with mapped vegetation fire regimes	%	5	5	30	30	50
These indicators track the Service’s environmental management performance and practices.

10 - 6	Budget Estimates 2010-11

DEPARTMENT OF RURAL FIRE SERVICE
Result Indicators (cont)
Fire incidents managed more effectively to reduce impact on properties and their occupants

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Completed fire code assessments within the required 40 days of development applications for sub-divisions and special purpose buildings (a)%	95	92	90	94	95
Fire fighters with Voluntary Competency Index qualifications (b)%	83	80	85	80	80

(a)	This indicator shows the Service’s effectiveness in reducing the potential impact of fire on properties in bush fire prone areas.

(b)	This indicator measures the Service’s preparedness through ensuring it has a high competence fire fighting force.
Fire incidents prevented

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Bush Fire Management Committees with completed draft Bush Fire Management Plans (a)%		7	13	75	65	90
State level programs and training events delivered (b)	no.	50	55	50	44	40

(a)	This indicator measures the progress of each Bush Fire Management Committee in drafting a new spatial model Bush Fire Risk Management Plan.

(b)	This indicator measures the Service’s effort to improve fire awareness in bushfire prone areas.

Budget Estimates 2010-11	10 - 7

DEPARTMENT OF RURAL FIRE SERVICE
Service Group Statements
Community Safety

Service Description:	This service group covers the protection of the community through measures that enhance community awareness of and participation in fire risk reduction, while reducing the environmental impact of the Service’s incident management activities.

Linkage to Results:	This service group contributes to greater community awareness of and participation in fire risk reduction, and reduced environmental impact of the Service’s incident management activities, by working towards a range of intermediate results that include the following:

• increased community awareness from community education programs and

• reduced negative environmental impact due to better fuel load burn-offs.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Community education programs — properties protected	no.	45,146	54,179	55,000	55,000	55,000
Private land hazard reduction works — properties protected (a)	no.	2,635	2,266	2,300	2,300	2,300
Development control assessments — properties protected (a)	no.	58,980	49,219	50,000	50,000	50,000

(a)	These service measures are community demand driven and are dependent on applications from the community. The numbers are not subject to RFS delivery control.

Employees:	FTE	57	58	57	59	59

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	22,012	22,012	21,608

Total expenses include the following:
Employee related	6,196	6,196	6,316
Other operating expenses	6,531	6,531	6,654
Grants and subsidies	8,685	8,685	8,038

Total Retained Revenue	800	800	820

NET COST OF SERVICES	21,212	21,212	20,788

10 - 8	Budget Estimates 2010-11

DEPARTMENT OF RURAL FIRE SERVICE
Service Group Statements (cont)
Operations

Service Description:	This service group covers the rapid and effective emergency response to incidents in bushfire prone areas to minimize injury and loss to the community.

Linkage to Results:	This service group contributes to reductions in the impact of fire on properties and their occupants, and the reduced environmental impact of the Service’s incident management activities, and more effective fire incident management and fire incidents prevention by working towards a range of intermediate results that include the following:

• reduced vegetation fuel load around the rural-urban periphery and

• improved fire fighter competencies.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Operation plans approved by Bushfire Coordinating Committee	%	100	100	100	100	100
Volunteer Competency Index — for 3 principal qualifications	%	85	80	85	80	80

Employees:	FTE	486	510	495	565	570

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	174,650	251,746	179,750

Total expenses include the following:
Employee related	54,809	55,175	56,261
Other operating expenses	3,767	3,623	3,698
Grants and subsidies	106,713	182,887	110,238
Other expenses	7,661	8,361	7,853

Total Retained Revenue	2,527	79,401	2,590

NET COST OF SERVICES	172,123	172,345	177,160

CAPITAL EXPENDITURE	8,290	10,936	8,643

Budget Estimates 2010-11	10 - 9

DEPARTMENT OF RURAL FIRE SERVICE
Service Group Statements (cont)
Operational and Administrative Support

Service Description:	This service group covers the management and administrative support functions of the Service including financial, human resource and operational support, fire fighting fleet maintenance, and strategy and policy development.

Linkage to Results:	This service contributes to a range of intermediate results that include the following:

• better logistical service support for fire fighting teams and programs and

• better field operations support through efficient and comprehensive communication systems.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

District community education strategies submitted by due date	%	92	96	100	100	100
Fire code DA approvals for buildings completed in 14 days	%	74	74	80	80	80

Employees:	FTE	142	142	142	142	142

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	27,652	27,452	28,036

Total expenses include the following:
Employee related	15,467	15,101	15,654
Other operating expenses	10,585	10,729	10,782

Total Retained Revenue	185,578	188,559	192,552

NET COST OF SERVICES	(157,926)	(161,107)	(164,516)

10 - 10	Budget Estimates 2010-11

DEPARTMENT OF RURAL FIRE SERVICE
Service Group Statements (cont)
Emergency Management NSW

Service Description:	This service group initiates policies and strategies for improving the delivery of emergency management services through better prevention, preparedness, response and recovery. It also has a central role in coordinating policies and initiatives put forward across the portfolio. Emergency Management NSW provides policy advice, executive and secretarial support to the State Emergency Management Committee (SEMC), and the State Rescue Board (SRB). It provides executive and operational support to the State Emergency Operations Controller and the State Emergency Recovery Controller.

Linkage to Results:	This service group helps provide comprehensive and emergency management policies and practices through better prevention, preparedness, response and recovery.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

SEMC and SRB meetings supported	no.	9	9	8	8	8
Support to emergency management operations	%	100	100	100	100	100
Support to recovery operations	%	n.a.	n.a.	n.a.	100	100
Emergency management training courses, workshops and exercises delivered	no.	147	149	186	186	201
Recovery plans and guidelines developed	no.	n.a.	n.a.	n.a.	2	4

Employees:	FTE	25	26	34	32	37

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	20,642	16,218	32,828

Total expenses include the following:
Employee related	3,332	3,332	4,192
Other operating expenses	2,025	2,025	2,427
Grants and subsidies	15,285	10,861	26,209

Total Retained Revenue	4,076	1,073	1,100

NET COST OF SERVICES	16,566	15,145	31,728

Budget Estimates 2010-11	10 - 11

DEPARTMENT OF RURAL FIRE SERVICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	79,804	79,804	82,423
Other operating expenses	22,908	22,908	23,561
Depreciation and amortisation	3,900	3,922	3,900
Grants and subsidies	130,683	202,433	144,485
Other expenses	7,661	8,361	7,853

Total Expenses Excluding Losses	244,956	317,428	262,222

Less:
Retained Revenue
Investment income	139	139	142
Retained taxes, fees and fines	159,600	159,600	162,899
Grants and contributions	25,308	102,182	25,889
Other revenue	7,934	7,912	8,132

Total Retained Revenue	192,981	269,833	197,062

NET COST OF SERVICES	51,975	47,595	65,160

Recurrent Funding Statement

Net Cost of Services	51,975	47,595	65,160
Recurrent Services Appropriation	51,165	46,566	64,350

Capital Expenditure Statement

Capital Expenditure	8,290	10,936	8,643
Capital Works and Services Appropriation	310	485	362

10 - 12	Budget Estimates 2010-11

DEPARTMENT OF RURAL FIRE SERVICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	26,988	48,873	54,559
Receivables	4,197	4,197	3,956

Total Current Assets	31,185	53,070	58,515

Non Current Assets
Property, plant and equipment —
Plant and equipment	13,763	16,485	16,248
Intangibles	531	531	531
Other	75	75	75

Total Non Current Assets	14,369	17,091	16,854

Total Assets	45,554	70,161	75,369

LIABILITIES
Current Liabilities
Payables	4,665	4,665	4,123
Provisions	6,782	6,782	9,734

Total Current Liabilities	11,447	11,447	13,857

Non Current Liabilities
Provisions	28,488	28,488	31,234

Total Non Current Liabilities	28,488	28,488	31,234

Total Liabilities	39,935	39,935	45,091

NET ASSETS	5,619	30,226	30,278

EQUITY
Accumulated funds	5,619	30,226	30,278

TOTAL EQUITY	5,619	30,226	30,278

Budget Estimates 2010-11	10 - 13

DEPARTMENT OF RURAL FIRE SERVICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	76,613	72,933	76,329
Grants and subsidies	99,921	171,671	113,818
Other	67,881	80,873	69,069

Total Payments	244,415	325,477	259,216

Receipts
Retained taxes	159,600	159,517	162,898
Interest	139	139	142
Other	39,792	127,498	40,813

Total Receipts	199,531	287,154	203,853

NET CASH FLOWS FROM OPERATING ACTIVITIES	(44,884)	(38,323)	(55,363)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	4,980	4,980	4,980
Purchases of property, plant and equipment	(8,290)	(10,936)	(8,643)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,310)	(5,956)	(3,663)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	51,165	46,566	64,350
Capital appropriation	310	485	362

NET CASH FLOWS FROM GOVERNMENT	51,475	47,051	64,712

NET INCREASE/(DECREASE) IN CASH	3,281	2,772	5,686

Opening Cash and Cash Equivalents	23,707	46,101	48,873

CLOSING CASH AND CASH EQUIVALENTS	26,988	48,873	54,559

CASH FLOW RECONCILIATION
Net cost of services	(51,975)	(47,595)	(65,160)
Non cash items added back	3,900	3,922	3,900
Change in operating assets and liabilities	3,191	5,350	5,897

Net cash flow from operating activities	(44,884)	(38,323)	(55,363)

10 - 14	Budget Estimates 2010-11

NEW SOUTH WALES CRIME COMMISSION
The New South Wales Crime Commission is a statutory corporation established under the New South Wales Crime Commission Act 1985. It also administers the Criminal Assets Recovery Act 1990.
The Commission’s statutory charter is to combat the incidence of illegal drug trafficking, organised crime and other serious crime in New South Wales. This involves obtaining evidence for prosecutions and/or the forfeiture of criminal assets.
The Commission furnishes reports relating to:
•	illegal drug trafficking and organised crime; reviews police inquiries into criminal activity as requested by its Management Committee and

•	disseminates information, intelligence, investigatory, technological and analytical expertise.
The Commission works closely with other law enforcement agencies.
Results and Services
The Commission aims to reduce drug trafficking, organised crime and other serious crime in New South Wales by working towards the following results:
•	High-level drug traffickers and persons involved in organised and other serious crime are investigated, apprehended and prosecuted.

•	The proceeds of serious crime are identified, restrained and confiscated.
Key services provided by the Commission that contribute to these results include:
•	gathering evidence and intelligence through the Commission’s investigative capacity to prosecute serious crimes and collect the proceeds of crime and

•	conducting litigation to restrain and confiscate the assets of persons involved in serious criminal activity.

Budget Estimates 2010-11	10 - 15

NEW SOUTH WALES CRIME COMMISSION
Recent Achievements
The Commission has improved technology to gather evidence of serious crimes. The Commission has also arranged for evidence and information gathered by other agencies to be more effectively combined with that collected by the Commission to identify major criminal conspiracies and instances of money laundering.
Assets confiscated as a result of joint investigations with other Australian jurisdictions may now be shared with those jurisdictions.
Strategic Directions
The confiscation of proceeds of crime, through the administration of the Criminal Assets Recovery Act 1990, has seen a substantial amount of money confiscated from organised criminals since inception. However, increasingly sophisticated methods of laundering the proceeds of crime and concealing criminal assets creates an ongoing challenge.
The Commission will continue to increase efforts to recover the laundered proceeds of crime by pursuing new methods to identify laundering and pursue the refinement of the legislation to ensure that all proceeds of crime are recovered.
2010-11 Budget Initiatives
Total Expenses
The Commission’s total expenses are estimated at $18.8 million in 2010-11. This includes $14.7 million for serious crime investigations.
Capital Expenditure
The Commission’s capital allocation of $1.5 million in 2010-11 will be used to upgrade and replace the equipment necessary to maintain a technology based approach to assist investigations. Some minor new applications in the area of technical surveillance will also be acquired.

10 - 16	Budget Estimates 2010-11

NEW SOUTH WALES CRIME COMMISSION
Result Indicators
Criminals are investigated, apprehended and prosecuted

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:
Charges laid	no.	1,730	2,113	1,730	2,000	2,000
Numbers of arrests and charges are only partial indicators of the effectiveness of the Commission, as qualitative results are not reflected in this data. The input of the Commission results varies as most are achieved through collaboration with NSW Police Force.
Assets of serious criminals are identified, restrained and confiscated

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:
Realisable confiscation orders	$000	32,712	24,061	18,000	20,000	20,000
This indicator shows the total value of asset confiscation court orders. Net proceeds of these orders are transferred to the Confiscated Proceeds (of crime) Account and can be used for a range of law enforcement and community purposes.

Budget Estimates 2010-11	10 - 17

NEW SOUTH WALES CRIME COMMISSION
Service Group Statements
Criminal Investigations and Confiscation of Assets

Service Description:	This service group covers the collection of evidence and intelligence for the prosecution of serious criminal offenders. It also covers the restraint and confiscation of assets accumulated through the conduct of serious criminal activities.

Linkage to Results:	This service group contributes to the investigation, apprehension and prosecution of serious offenders by working towards a range of intermediate results that include:
•	assembling evidence for the prosecution of serious criminals

•	furnishing reports on drug trafficking and serious crime

•	reviewing police inquiries into criminal activity

•	disseminating information, intelligence, investigatory technological and analytical expertise and

•	taking litigation action against those people involved in serious criminal activity.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Arrests	no.	362	275	400	400	400
Restraining orders	no.	159	126	140	140	140
Asset forfeiture orders	no.	75	63	20	20	20
Proceeds assessment orders	no.	56	60	100	100	100

Employees:	FTE	125	102	128	128	128

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	17,298	20,276	18,762

Total expenses include the following:
Employee related	12,597	12,177	13,092
Other operating expenses	3,017	6,950	4,313
Other expenses	120	150	77

Total Retained Revenue	87	67	89

NET COST OF SERVICES	17,311	21,805	18,723

CAPITAL EXPENDITURE	1,561	624	1,544

10 - 18	Budget Estimates 2010-11

NEW SOUTH WALES CRIME COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	12,597	12,177	13,092
Other operating expenses	3,017	6,950	4,313
Depreciation and amortisation	1,564	999	1,280
Other expenses	120	150	77

Total Expenses Excluding Losses	17,298	20,276	18,762

Less:
Retained Revenue
Sales of goods and services	15	15	15
Investment income	72	52	74

Total Retained Revenue	87	67	89

Gain/(loss) on disposal of non current assets	—	(39)	—
Other gains/(losses)	(100)	(1,557)	(50)

NET COST OF SERVICES	17,311	21,805	18,723

Recurrent Funding Statement

Net Cost of Services	17,311	21,805	18,723
Recurrent Services Appropriation	15,372	18,139	16,765

Capital Expenditure Statement

Capital Expenditure	1,561	624	1,544
Capital Works and Services Appropriation	1,561	624	1,544

Budget Estimates 2010-11	10 - 19

NEW SOUTH WALES CRIME COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,220	1,200	914
Receivables	1,382	925	678

Total Current Assets	3,602	2,125	1,592

Non Current Assets
Receivables	200	160	225
Property, plant and equipment —
Land and building	17,042	—	—
Plant and equipment	4,054	2,251	2,445
Intangibles	340	289	359

Total Non Current Assets	21,636	2,700	3,029

Total Assets	25,238	4,825	4,621

LIABILITIES
Current Liabilities
Payables	458	327	37
Borrowings at amortised cost	200	100	100
Provisions	962	944	992

Total Current Liabilities	1,620	1,371	1,129

Non Current Liabilities
Borrowings at amortised cost	161	115	115
Provisions	72	65	65

Total Non Current Liabilities	233	180	180

Total Liabilities	1,853	1,551	1,309

NET ASSETS	23,385	3,274	3,312

EQUITY
Reserves	12,048	—	—
Accumulated funds	11,337	3,274	3,312

TOTAL EQUITY	23,385	3,274	3,312

10 - 20	Budget Estimates 2010-11

NEW SOUTH WALES CRIME COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	12,148	11,889	12,762
Other	3,739	7,524	4,861

Total Payments	15,887	19,413	17,623

Receipts
Sale of goods and services	(35)	(327)	73
Interest	72	28	74
Other	939	1,402	425

Total Receipts	976	1,103	572

NET CASH FLOWS FROM OPERATING ACTIVITIES	(14,911)	(18,310)	(17,051)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,361)	(424)	(1,344)
Other	(200)	(200)	(200)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,561)	(624)	(1,544)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(100)	(211)	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	(100)	(211)	—

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	15,372	18,139	16,765
Capital appropriation	1,561	624	1,544

NET CASH FLOWS FROM GOVERNMENT	16,933	18,763	18,309

NET INCREASE/(DECREASE) IN CASH	361	(382)	(286)
Opening Cash and Cash Equivalents	1,859	1,582	1,200

CLOSING CASH AND CASH EQUIVALENTS	2,220	1,200	914
CASH FLOW RECONCILIATION
Net cost of services	(17,311)	(21,805)	(18,723)
Non cash items added back	2,004	2,896	1,732
Change in operating assets and liabilities	396	599	(60)

Net cash flow from operating activities	(14,911)	(18,310)	(17,051)

Budget Estimates 2010-11	10 - 21

NEW SOUTH WALES FIRE BRIGADES
The New South Wales Fire Brigades (NSWFB) provides emergency risk management services from 338 stations across New South Wales.
The NSWFB promotes fire safety, manages fires and protects the State from hazardous material incidents and is the largest provider of non-fire rescue services in New South Wales. It provides direct fire protection to more than 90 per cent of the State’s population, and has mutual aid arrangements with other emergency services that extend its services beyond gazetted fire districts.
NSWFB also maintains a state-wide counter-terrorism consequence management emergency capability and is responsible for the receipt of all 000 and automatic fire alarm calls for both the NSWFB and the Department of Rural Fire Service.
The NSWFB’s governing legislation is the Fire Brigades Act 1989.
Expenditure by the NSWFB is financed by the NSW Government (14.6 per cent), local government (11.7 per cent) and the insurance industry (73.7 per cent).
Results and Services
The NSWFB works to make the state of New South Wales safer by preventing, preparing for and responding to fires and emergencies to achieve the following results:
•	Communities are prepared for, and resilient in the event of an emergency.

•	The impacts of hazards and emergency incidents on the community, environment and the economy are prevented, reduced or mitigated.
The services provided by the NSWFB that contribute to these results are:
•	community safety and education services that promote effective emergency incident prevention and ensure communities are well prepared for emergencies, including the establishment of Community Fire Units

•	emergency management response and recovery services that provide rapid, reliable emergency assistance, and ensure the impact of emergency incidents are minimised and

•	operational preparedness services to assess risks, develop and test operational plans and capabilities and to provide training to ensure optimal preparedness for fire, hazardous material or terrorist emergencies across the State.

10 - 22	Budget Estimates 2010-11

NEW SOUTH WALES FIRE BRIGADES
The key services provided by the NSWFB and the way in which they contribute to results are set out in the following table:

		Results
			Preventing,
			reducing or
			mitigating against
			the impacts of
		Communities	hazards and
	2010-11	prepared for, and	emergency incidents
	Budget	resilient in the	on the community,
	Expenses	event of an	environment and
Service Groups	$m	emergency	economy
Community Safety	32.4	✓	✓
Emergency Management	342.6	✓	✓
Operational Preparedness	205.5	✓	✓

Total Expenses Excluding Losses	580.6

Recent Achievements
The NSWFB achieved the following in 2009-10:
•	an increase in the percentage of smoke alarms in homes to 94 per cent and 10,200 visits to seniors’ homes to check smoke alarms and deliver fire safety advice under the Smoke Alarm Battery Replacement for the Elderly program

•	the delivery of fire safety programs to 95,250 young children in kindergarten and year 1 of primary school

•	the opening of new fire stations at Holmesville (West Wallsend) and Sawtell and upgrading stations at Crookwell, Kandos, Lismore, Manly, Miranda, Mount Druitt, Mudgee and Tweed Heads enhancing community protection

•	the establishment of 90 Community Fire units on the urban/bushland interface and

•	the commissioning of 37 new fire engines in metropolitan and regional areas. In addition, three new specialised rescue vehicles were commissioned and a new 44 metre ladder platform is undergoing testing prior to commissioning at the City of Sydney fire station.

Budget Estimates 2010-11	10 - 23

NEW SOUTH WALES FIRE BRIGADES
Strategic Directions
The Government has responded to the final report of the inquiry panel overseen by the Director General of the Department of Premier and Cabinet reviewing the workplace culture of the NSWFB.
In response to the inquiry’s recommendation the Government will establish a new workplace conduct and investigation unit at an additional cost of over $1.3 million, which will enable the NSWFB to adequately investigate and prevent the types of incidents reported.
The NSWFB will continue to deliver high quality emergency management services and maintain its rapid response capability. It will particularly focus on early intervention and prevention services to improve community preparedness for hazards and emergency incidents.
The NSWFB will continue to promote community safety and resilience by raising awareness of preventative measures and facilitating recovery after emergencies. Preventative programs will be developed for at risk elements of the community and partnerships with local government, community groups and other emergency services strengthened.
In addition, the NSWFB will focus on organisational reform and renewal and work towards improving occupational health and safety to reduce the human and financial costs of workplace injuries.
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are budgeted to be $580.6 million, an increase of 6.4 per cent on the 2009-10 Budget. This includes additional funding of $8.6 million received for the replacement of personal protective equipment and $2 million to support organisational reform and operational improvements.

10 - 24	Budget Estimates 2010-11

NEW SOUTH WALES FIRE BRIGADES
Capital Expenditure
The NSWFB’s capital expenditure of $55.6 million for 2010-11 includes:
•	$18 million for an ongoing program to acquire and replace fire fighting appliances

•	$10.3 million for information technology and station communications equipment

•	$8.4 million for fire fighting and counter-terrorism plant and equipment

•	$6.4 million for SAP human resources systems for the emergency sector

•	$10 million for a new fire station at Cabramatta and other fire station renovations and

•	$2.5 million for community fire units.

Budget Estimates 2010-11	10 - 25

NEW SOUTH WALES FIRE BRIGADES
Result Indicators
Communities prepared for and resilient in the event of an emergency

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Households with smoke alarms (a)%		92.9	93.6	93.0	94.0	94.0
Homes that tested smoke alarms in last five months (b)%		81.2	82.2	83.0	82.2	83.0
Kindergarten and Year 1 students receiving fire awareness education (c)	no.	69,704	97,783	91,500	95,250	95,500
Dwellings with persons aged over 65 years that received fire awareness and safety education (d)	no.	7,811	9,397	7,400	10,200	10,250
Community Fire Units established in bush/urban interface (e)	no.	374	418	470	508	598

(a)	This indicator shows the level of safe fire practices in the community that reduce the likelihood of fire.

(b)	This indicator demonstrates the Brigade’s effort to reduce fire risk in the community.

(c)	This indicator demonstrates the Brigade’s effort to raise fire awareness and preparedness from an early age.

(d)	This indicator demonstrates the Brigade’s efforts to raise fire awareness and safety in communities.

(e)	This indicator is a proxy to measure how well the Brigade improves neighbourhood fire preparedness and capabilities to fight fires in the bush/urban interface.

10 - 26	Budget Estimates 2010-11

NEW SOUTH WALES FIRE BRIGADES
Result Indicators (cont)
Prevent, reduce or mitigate against the impacts of hazards and emergency incidents on the community, environment and economy

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Structure fire confined to object and room of origin	%	70.6	68.9	73.0	66.5	66.5
Response time to structure fires-50th percentile	mins	6.5	6.5	6.5	6.5	6.5
Response time to structure fires-90th percentile	mins	10.4	10.4	11.0	10.3	10.3
Median dollar loss for structure fires		$2,295	2,194	2,102	2,100	2,000
Average property saved per incident	%	83	81	83	83	85

Budget Estimates 2010-11	10 - 27

NEW SOUTH WALES FIRE BRIGADES
Service Group Statements
Community Safety

Service Description:	This service group focuses on improved risk management by ensuring effective emergency incident prevention and developing resilient communities that are well prepared for emergencies. Activities include community education, the smoke alarm battery replacement for the elderly program, fire fighter inspections of premises and the establishment of Community Fire Units on the bush/urban interface.

Linkage to Results:	This service group contributes to effective emergency incident prevention and community resilience and preparedness by working towards a range of intermediate results that include the following:
•	fewer bush, grass and structure fires

•	more households with smoke detectors and

•	effective Community Fire Units.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Comsafe emergency management courses conducted	no.	1,831	1,431	1,600	1,590	1,750
Community safety programs delivered per permanent fire station	no.	211	231	250	250	270
Smoke alarm reminders issued	no.	n.a.	628	1,000	570	525
Building inspections undertaken	no.	724	531	1,200	1,000	1,000
Fires with ignition factor determined	%	68.8	70.8	72.0	69.0	72.0

Employees:	FTE	216	217	219	219	221

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	28,910	33,582	32,406

Total expenses include the following:
Employee related	23,513	27,633	26,341
Other operating expenses	3,591	4,037	4,108

Total Retained Revenue	25,348	27,539	29,018

NET COST OF SERVICES	3,568	6,001	3,388

CAPITAL EXPENDITURE	2,340	2,719	3,112

10 - 28	Budget Estimates 2010-11

NEW SOUTH WALES FIRE BRIGADES
Service Group Statements (cont)
Emergency Management

Service Description:	This service group covers emergency management response and recovery to provide rapid and reliable 24/7 emergency assistance while ensuring the impacts of emergency incidents are minimised and emergency-related disruptions to communities, business and the environment are reduced.

Linkage to Results:	This service group contributes to effective emergency incident prevention, fast, reliable and effective emergency responses, and reduced impact on communities, business and the environment.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Fires attended	no.	31,604	31,873	33,000	33,000	33,000
Hazardous material incidents attended	no.	11,434	11,714	12,000	11,170	11,250
Storm and tempest incidents attended	no.	632	535	700	450	600
Fire investigations	no.	290	319	300	310	300

Employees:	FTE	2,664	2,712	2,681	2,712	2,712

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	322,922	353,810	342,600
Total expenses include the following:
Employee related	262,639	291,159	277,512
Other operating expenses	40,119	42,506	44,483

Total Retained Revenue	283,136	290,134	305,727

NET COST OF SERVICES	39,857	63,227	36,873

CAPITAL EXPENDITURE	26,134	30,368	32,790

Budget Estimates 2010-11	10 - 29

NEW SOUTH WALES FIRE BRIGADES
Service Group Statements (cont)
Operational Preparedness

Service Description:	This service group covers the assessment of risk, the development and testing of operational plans and operational capabilities and the provision of training for emergencies to ensure optimal preparedness for fire, hazardous material, terrorist or other emergencies across the State.

Linkage to Results:	This service group contributes to effective emergency incident prevention, community resilience and preparedness for emergencies, fast, reliable and effective emergency responses, reduced impact on communities, business and the environment by working towards a range of intermediate results that include the following:
•	better assessment of emergency risks

•	improved organisational capabilities and

•	more effective training programs.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Average age of fire engine pumper fleet	years	9	9	8	8	8
Fire fighters with current level 1 ‘compartment fire behaviour training’	%	100	100	100	100	100
Accredited rescue crews	no.	171	176	176	176	176
Workers compensation claims	no.	812	723	752	1,000	1,000
Average workers compensation claim costs	$000	16,569	10,878	6,975	6,975	6,000

Employees:	FTE	1,447	1,469	1,469	1,469	1,474

10 - 30	Budget Estimates 2010-11

NEW SOUTH WALES FIRE BRIGADES
Service Group Statements (cont)
Operational Preparedness (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	193,647	212,286	205,546

Total expenses include the following:
Employee related	157,496	174,697	166,499
Other operating expenses	24,059	25,503	26,685

Total Retained Revenue	169,788	174,081	183,435

NET COST OF SERVICES	23,902	37,936	22,111

CAPITAL EXPENDITURE	15,671	18,212	19,674

Budget Estimates 2010-11	10 - 31

NEW SOUTH WALES FIRE BRIGADES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	443,648	493,489	470,352
Other operating expenses	67,769	72,046	75,276
Depreciation and amortisation	34,062	34,143	34,924

Total Expenses Excluding Losses	545,479	599,678	580,552

Less:
Retained Revenue
Sales of goods and services	13,542	9,905	9,833
Investment income	4,044	4,900	3,807
Retained taxes, fees and fines	395,819	407,488	433,632
Grants and contributions	62,202	62,446	66,500
Other revenue	2,665	7,015	4,408

Total Retained Revenue	478,272	491,754	518,180

Gain/(loss) on disposal of non current assets	—	880	—
Other gains/(losses)	(120)	(120)	—

NET COST OF SERVICES	67,327	107,164	62,372

Recurrent Funding Statement

Net Cost of Services	67,327	107,164	62,372
Recurrent Services Appropriation	71,196	73,481	74,928

Capital Expenditure Statement

Capital Expenditure	44,145	51,299	55,576
Capital Works and Services Appropriation	6,424	6,424	8,056

Total employee related expenses for 2009-10 reflect a hindsight worker’s compensation adjustment. Thus, figures are not strictly comparable with 2010-11.

10 - 32	Budget Estimates 2010-11

NEW SOUTH WALES FIRE BRIGADES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	97,831	101,153	110,246
Receivables	11,202	8,936	7,744
Inventories	1,995	2,001	2,001
Assets held for sale	2,725	461	461
Other	178	49	14

Total Current Assets	113,931	112,600	120,466

Non Current Assets
Property, plant and equipment —
Land and building	256,413	296,026	298,240
Plant and equipment	199,242	208,918	228,489
Intangibles	4,683	9,190	8,057

Total Non Current Assets	460,338	514,134	534,786

Total Assets	574,269	626,734	655,252

LIABILITIES
Current Liabilities
Payables	24,156	29,219	32,689
Provisions	56,982	68,694	71,870

Total Current Liabilities	81,138	97,913	104,559

Non Current Liabilities
Provisions	17,507	20,040	21,085
Other	1,209	1,424	1,639

Total Non Current Liabilities	18,716	21,464	22,724

Total Liabilities	99,854	119,377	127,283

NET ASSETS	474,415	507,357	527,969

EQUITY
Reserves	185,023	218,125	218,125
Accumulated funds	289,392	289,232	309,844

TOTAL EQUITY	474,415	507,357	527,969

Budget Estimates 2010-11	10 - 33

NEW SOUTH WALES FIRE BRIGADES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	443,669	503,963	449,264
Other	82,553	62,711	97,513

Total Payments	526,222	566,674	546,777

Receipts
Sale of goods and services	13,422	9,905	9,494
Retained taxes	395,819	396,888	423,894
Interest	4,044	4,700	3,807
Other	74,067	92,380	91,267

Total Receipts	487,352	503,873	528,462

NET CASH FLOWS FROM OPERATING ACTIVITIES	(38,870)	(62,801)	(18,315)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	2,595	—
Purchases of property, plant and equipment	(44,145)	(51,299)	(55,576)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(44,145)	(48,704)	(55,576)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	358	358	358
Repayment of borrowings and advances	(358)	(358)	(358)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	71,196	73,481	74,928
Capital appropriation	6,424	6,424	8,056

NET CASH FLOWS FROM GOVERNMENT	77,620	79,905	82,984

NET INCREASE/(DECREASE) IN CASH	(5,395)	(31,600)	9,093

Opening Cash and Cash Equivalents	103,226	132,753	101,153

CLOSING CASH AND CASH EQUIVALENTS	97,831	101,153	110,246

CASH FLOW RECONCILIATION
Net cost of services	(67,327)	(107,164)	(62,372)
Non cash items added back	34,062	34,143	34,924
Change in operating assets and liabilities	(5,605)	10,220	9,133

Net cash flow from operating activities	(38,870)	(62,801)	(18,315)

10 - 34	Budget Estimates 2010-11

NSW POLICE FORCE
The NSW Police Force provides community-based policing services from 80 Local Area Commands.
The agency’s governing legislation is the Police Act 1990 and the actions of police officers are guided by the Law Enforcement (Powers and Responsibilities) Act 2002.
Results and Services
The NSW Police Force has lead agency responsibility for coordinating with partner agencies to deliver the following State Plan Priorities:
•	reduce rates of crime, particularly violent crime and

•	reduce levels of antisocial behaviour.
The NSW Police Force is working with the community to establish a safer environment by reducing violence, crime, and fear of crime by working towards the following results:
•	Rates of crime and violence are reduced.

•	Fear of crime, antisocial behaviour and public disorder are reduced.
The key services provided by the NSW Police Force that contribute to these results include:
•	community support services including supplying an effective, timely and flexible 24 hour response to incidents, emergencies and public events

•	criminal investigation services including crime detection, investigation, forensic services and dealing with alleged offenders

•	traffic and commuter services including patrolling roads, highways and public transport corridors, investigating major vehicle crashes, detecting traffic and transport offences, and supervising peak traffic flows and

•	judicial support including judicial and custodial services, prosecuting offenders, presenting evidence at court, transport and custody for people under police supervision, and support to victims and witnesses.

Budget Estimates 2010-11	10 - 35

NSW POLICE FORCE
The key services provided by the NSW Police Force and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2010-11		Reduced fear of
	Budget		crime, antisocial
	Expenses	Reduced crime	behaviour and
Service Groups	$m	and violence	public disorder
Community Support	1,523.4	✓	✓
Criminal Investigation	705.6	✓	✓
Traffic and Commuter Services	246.2	✓	✓
Judicial Support	208.0	✓	✓

Total Expenses Excluding Losses	2,683.1

Recent Achievements
Total expenses have increased by 33 per cent since 2005-06, reflecting a significant boost in police numbers to meet the Government’s State Plan Priorities of reducing crime and antisocial behaviour.
Authorised police numbers were increased to 15,556 in December 2009. Additional police resources have enabled the NSW Police Force to continue to provide effective services that drive down crime and maintain public order across New South Wales.
Reduced Levels of Crime
The NSW Bureau of Crime Statistics and Research (BOCSAR) reports that in the 24 months to December 2009, nine of the 17 major offence categories remained stable while eight were trending downwards. Personal and property crime trends are illustrated in the following graph:

10 - 36	Budget Estimates 2010-11

NSW POLICE FORCE
Chart 10.1:Personal and Property Crime
Data source:	BOCSAR NSW Recorded Crime Statistics Property crime includes break and enter dwelling and motor vehicle theft. Personal crime includes robbery, assault and sexual assault.
The number of property crime incidents has fallen from 78,000 in 2005-06 to 64,000 in 2009-10. Personal crime incidents have also shown a decrease from 82,000 to 76,000 over the same period. Both personal and property crime are currently below the State Plan long-term targets.
People feel safer
Statistics show the NSW community generally feel safe alone after dark, at home, walking or jogging, or travelling on public transport. The percentage of people who feel safe or very safe in these circumstances remains steady at around the national average.
The NSW community, however, remains relatively more concerned about illegal drugs, louts and gangs, graffiti or other vandalism and drunken or disorderly behaviour than the Australian population generally. Key strategies to reduce community concern in these areas include:
•	the targeting of hot spots through high visibility policing operations and

•	new powers to impose conditions on licensed premises.
Concern about speeding cars and dangerous or noisy driving has remained steady over the last five years and is equivalent to the national average.

Budget Estimates 2010-11	10 - 37

NSW POLICE FORCE
Community satisfaction remains steady
Community confidence in police has remained steady as has the proportion of the population who agree that police treat people fairly and equally. The percentage of people satisfied with police dealing with public order problems has also remained at the national average.
The percentage of people who agree that most police are honest also remains steady. Opinion regarding police performing their job professionally has increased and is equivalent to the national average.
Strategic Directions
The Government is supporting a number of initiatives to assist the NSW Police Force achieve its goal of reducing crime, violence and antisocial behaviour. These include:
Police Numbers
As part of its commitment to increase authorised police numbers to 15,956 by December 2011, the Government will increase the Force’s authorised strength by an additional 250 officers from 1 January 2011. Funding totalling around $235 million has been allocated over the next four years for this purpose.
These extra police will be deployed to further strengthen current programs and support new initiatives to reduce crime, violence and community fear.
Enhanced DNA Testing
The NSW Police Force has achieved significant success in combating crime by using DNA testing as an investigative tool. To enhance technical support for criminal investigation, the Government will provide further funding of $11.2 million over the next four years for DNA testing and related initiatives.
DNA testing allows police to link a suspect to a crime scene, or to link previously unrelated crimes. DNA can also clear individuals from becoming suspects in an investigation, saving police resources.
When a link is made that was previously unknown to police it is referred to as a ‘cold link’. In 2008-09 a milestone of 10,000 cold links was achieved. This assisted police in finalising a number of criminal investigations.

10 - 38	Budget Estimates 2010-11

NSW POLICE FORCE
In 2008-09, full matching of DNA profiles across Australia became possible. Since then:
•	1,090 links between NSW crime scenes and people in other states have been made, where no charges were laid before the DNA link and

•	416 NSW offenders have been linked to interstate crime scenes.
Keep Them Safe: A Shared Approach to Child Protection
To implement Keep Them Safe: A shared approach to child wellbeing the NSW Police Force has established a Child Wellbeing Unit and a Joint Investigative Response Team Referral Unit.
These units advise, support and educate frontline mandatory reporting staff to identify when a child is at risk of significant harm, and in less serious cases, to identify appropriate local action or referral. A total of $15.2 million has been allocated for this purpose over the next four years.
2010-11 Budget Initiatives
Total Expenses
Total expenses are budgeted to increase by $219.9 million to $2.7 billion in 2010-11, an increase of 8.9 per cent compared to last year’s Budget.
Funding has been provided in 2010-11 for a number of new and continuing initiatives including:
•	$67.8 million for the employment of additional police officers as part of the Government’s commitment to increase authorised police numbers to 15,956 officers by December 2011

•	$15.3 million to meet the ongoing operating costs of new information technology works

•	$8.1 million towards increased forensic DNA testing

•	$2.5 million for the rollout of Tasers to first response police

•	$3.9 million in continuing funding for civilian Police Community Youth Club managers

Budget Estimates 2010-11	10 - 39

NSW POLICE FORCE
•	$3.8 million for the Child Wellbeing unit and Joint Investigative Response Units under the Government’s Keep Them Safe initiative and

•	$1.1 million for ongoing drug programs.
Capital Expenditure
The 2010-11 capital program allows for expenditure of $166.2 million on asset acquisitions. The NSW Police Force’s capital program aims to:
•	provide functional and cost effective accommodation where it is needed

•	improve the safety of operational police

•	equip police to enable them to perform their role effectively and

•	increase the efficient and effective use of operational and administrative data.
Major New Works
An amount of $42 million has been provided for the commencement of the following major new works in 2010-11:
•	$11 million for radio network and communication infrastructure upgrades

•	$3.3 million for the rollout of an additional 25 mobile police command units

•	$2.3 million for the commencement of works on three new police stations at Parkes, Deniliquin and Walgett and the refurbishment of the Tenterfield Station

•	$14.8 million for new technology projects including Asset Refresh, Computer Aided Dispatch Stage 2, an upgrade of the Police rostering system and an online injury management system

•	$1.5 million for planning and scoping the replacement of outdated analogue CCTV systems with digital units in police station charge areas

•	$3.8 million for mobile automatic number plate recognition equipment to rollout devices to 120 highway patrol vehicles

10 - 40	Budget Estimates 2010-11

NSW POLICE FORCE
•	$1 million to construct a tactical police training facility on the site of Kingsgrove police station and

•	$4.3 million for an upgrade of police forensic crime scene investigation equipment.
Work-in-Progress
A total of $98.6 million has been provided in 2010-11 for the continuation or completion of projects, including:
•	$70.5 million to continue the planning and construction of new police stations at Bowral, Burwood, Camden, Glendale, Granville, Kempsey, Lake Illawarra, Leichhardt, Liverpool, Manly, Moree, Parramatta, Raymond Terrace, Riverstone, Tweed Heads and Wyong and the continuation of prisoner handling facility upgrades in 14 Police Stations across New South Wales

•	$15 million for the upgrade of the core police operating system

•	$1 million towards a new forensic and exhibit information management system

•	$1.3 million for other information and communications technology projects

•	$8.6 million for the final payment towards a new twin engine helicopter

•	$1.6 million to fit out vehicles for additional police officers and

•	$551,000 for the ongoing replacement of Taser equipment.
Minor Works
The 2010-11 minor works allocation of $25.6 million provides for minor building and information communications technology works, and the replacement of general and specialist equipment.

Budget Estimates 2010-11	10 - 41

NSW POLICE FORCE
Result Indicators
Reduced crime and violence

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Recorded incidents of personal crime (a)	thous	82	77	79	76	78
Recorded incidents of property crime (b)	thous	72	67	73	64	72
Recorded incidents of alcohol related non-domestic violence assaults (c)	thous	21	20	15	18	14
These indicators measure progress in achieving the State Plan Priority: reduce rates of crime particularly violent crime.

(a)	The target is to reduce recorded incidents of personal crimes against individuals by 10 per cent by 2016. To achieve this target, a sustained reduction of 1 per cent until 2016 is required.

(b)	The target is to reduce the recorded incidents of property crime against households by 15 per cent by 2016. To achieve this target, a sustained reduction of 1.5 per cent per year until 2016 is required.

(c)	The target is to reduce the recorded incidents of alcohol related non-domestic violence assaults against individuals.
Reduced fear of crime, antisocial behaviour and public disorder

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

People who consider speeding cars, dangerous or noisy driving to be a problem in their own neighbourhood	%	74	74	72	73	68
People who consider graffiti or other vandalism to be a problem in their own neighbourhood	%	55	57	53	57	48
People who consider louts or gangs to be a problem in their own neighbourhood	%	42	41	39	39	39
People who consider drunken or disorderly behaviour to be a problem in their own neighbourhood	%	53	50	49	49	45
These indicators measure progress in achieving the State Plan Priority: reduced levels of antisocial behaviour. The target is to reduce the proportion of the NSW population who perceive problems with louts, noisy neighbours, public drunkenness, vandalism or hoon driving. Data is sourced from the National Community Satisfaction with Policing Survey.

10 - 42	Budget Estimates 2010-11

NSW POLICE FORCE
Service Group Statements

	Units	2007-08	2008-09	2009-10	2010-11
Average Staffing across all Service Groups:

Total NSW Police (sworn and civilian)	EFT	18,753	19,000	19,067	19,087	(a)
Total actual police positions at operational commands	%	96	96	97	98

(a)	From 1 January 2011 the authorised strength of police officers will increase by 250 to 15,806.
Community Support

Service Description:	This service group covers the provision of effective, timely and flexible 24 hour response to incidents, emergencies and public events. It also includes reduction of incentives and opportunities to commit crime, the provision of a highly visible police presence, and liaison/partnerships with the community and government organisations concerned with maintaining peace, order and public safety.

Linkage to Results:	This service group contributes to reduced rates and fear of crime by working towards a range of intermediate results that include the following:
•	Community confidence in the ability of police to act is increased.

•	Public space is safe to use.

•	Public order is maintained.

•	The community is reassured.

•	Personal and public safety is improved.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Urgent calls responded to within 10 minutes	%	74	73	73	73	75
Reported incidents of non-domestic violence related assault	thous	45	42	42	40	41

Budget Estimates 2010-11	10 - 43

NSW POLICE FORCE
Service Group Statements (cont)
Community Support (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,398,675	1,523,859	1,523,396

Total expenses include the following:
Employee related	1,103,834	1,214,624	1,220,776
Other operating expenses	218,884	234,579	229,203
Grants and subsidies	3,312	2,160	2,214
Other expenses	1,500	1,478	1,515

Total Retained Revenue	26,966	34,993	31,799

NET COST OF SERVICES	1,371,395	1,490,898	1,489,764

CAPITAL EXPENDITURE	91,269	85,216	92,258

10 - 44	Budget Estimates 2010-11

NSW POLICE FORCE
Service Group Statements (cont)
Criminal Investigation

Service Description:	This service group covers crime detection, investigation, provision of forensic services and arresting or otherwise dealing with offenders. It also includes specialist activities to target organised criminal activities and criminal groups, maintenance of forensic databases and criminal records, and liaison with other law enforcement agencies.

Linkage to Results:	This service group contributes to reduced rates and fear of crime and violence by working towards a range of intermediate results that include the following:
•	Community has confidence that police bring offenders to justice.

•	Opportunities to commit crime are reduced.

•	Alleged offenders are called to account for actions.

•	Serious offenders are identified and criminal networks are disrupted.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Break and enter incidents examined for fingerprints	thous	52	49	50	44	45
Legal actions excluding infringement notices (a)	thous	198	180	210	187	190

(a)	Data for 2007-08 and prior years only excluded traffic infringement notices. Data from 2008-09 onwards excludes all infringement notices.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	647,799	705,788	705,563

Total expenses include the following:
Employee related	511,246	562,565	565,411
Other operating expenses	101,377	108,648	106,151
Grants and subsidies	1,532	1,000	1,025
Other expenses	694	685	702

Total Retained Revenue	12,492	16,206	14,728

NET COST OF SERVICES	635,161	690,525	689,986

CAPITAL EXPENDITURE	42,285	39,468	47,060

Budget Estimates 2010-11	10 - 45

NSW POLICE FORCE
Service Group Statements (cont)
Traffic and Commuter Services

Service Description:	This service group covers patrolling roads, highways and public transport corridors, investigating major vehicle crashes, detecting traffic and transport offences (particularly those involving alcohol or drugs, and speed), and supervising peak traffic flows. It also includes liaison/partnerships with community and Government bodies concerned with road safety, traffic management and public transport.

Linkage to Results:	This service group contributes to reduced crime and violence, and reduced levels of antisocial behaviour, by working towards a range of intermediate results that include the following:
•	Public space is safe to use.

•	Personal and public safety are improved.

•	Road crashes and trauma are minimised.

•	Behaviour of public transport users is improved.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Random breath tests undertaken	mill	3.5	4.2	4.0	4.6	4.5
Charges for prescribed concentration of alcohol	thous	29	27	27	27	26
Traffic infringement notices	thous	535	557	560	580	590

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	225,319	245,971	246,174

Total expenses include the following:
Employee related	179,799	198,232	199,447
Other operating expenses	33,794	36,216	35,392
Grants and subsidies	511	333	342
Other expenses	231	228	234

Total Retained Revenue	13,549	16,112	15,886

NET COST OF SERVICES	211,721	230,182	230,006

CAPITAL EXPENDITURE	14,095	13,147	14,238

10 - 46	Budget Estimates 2010-11

NSW POLICE FORCE
Service Group Statements (cont)
Judicial Support

Service Description:	This service group covers judicial and custodial services, prosecuting offenders, presenting evidence at court, including coronial enquiries, providing police transport and custody for persons under police supervision, and providing a high level of support to victims and witnesses.

Linkage to Results:	This service group contributes to reduced rates and fear of crime by working towards a range of intermediate results that include the following:
•	Community has confidence that police bring offenders to justice.

•	Legal processes and police procedures are cost effective.

•	There is improved likelihood of successful prosecution.

•	People know police treat people fairly and with respect.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Proportion of apprehended juveniles who are not referred to court (a)%		n.a.	49	55	52	55
Legal actions where alleged offenders are proceeded against to court	thous	142	144	145	150	155

(a)	Data for 2007-08 and earlier years is not comparable due to changes in data collection processes.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	191,383	208,527	207,987

Total expenses include the following:
Employee related	151,045	166,211	166,790
Other operating expenses	29,951	32,101	31,154
Grants and subsidies	449	296	303
Other expenses	205	202	207

Total Retained Revenue	3,690	4,788	4,350

NET COST OF SERVICES	187,650	204,009	203,387

CAPITAL EXPENDITURE	12,493	11,670	12,630

Budget Estimates 2010-11	10 - 47

NSW POLICE FORCE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	1,945,924	2,141,632	2,152,424
Other operating expenses	384,006	411,544	401,900
Depreciation and amortisation	112,813	112,813	110,480
Grants and subsidies	5,804	3,789	3,884
Finance costs	11,999	11,774	11,774
Other expenses	2,630	2,593	2,658

Total Expenses Excluding Losses	2,463,176	2,684,145	2,683,120

Less:
Retained Revenue
Sales of goods and services	28,501	33,122	33,951
Investment income	1,588	1,831	1,877
Grants and contributions	11,844	17,572	12,425
Other revenue	14,764	19,574	18,510

Total Retained Revenue	56,697	72,099	66,763

Gain/(loss) on disposal of non current assets	562	(3,558)	3,224
Other gains/(losses)	(10)	(10)	(10)

NET COST OF SERVICES	2,405,927	2,615,614	2,613,143

Recurrent Funding Statement

Net Cost of Services	2,405,927	2,615,614	2,613,143
Recurrent Services Appropriation	2,135,133	2,294,238	2,338,258

Capital Expenditure Statement

Capital Expenditure	160,142	149,501	166,186
Capital Works and Services Appropriation	136,852	130,352	148,839

10 - 48	Budget Estimates 2010-11

NSW POLICE FORCE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	30,342	12,292	20,258
Receivables	49,219	46,979	44,979
Assets held for sale	2,797	1,318	1,318
Other	2	—	—

Total Current Assets	82,360	60,589	66,555

Non Current Assets
Receivables	1,308	—	—
Property, plant and equipment —
Land and building	1,125,650	1,164,688	1,198,893
Plant and equipment	231,996	301,458	306,363
Intangibles	125,893	102,224	107,697

Total Non Current Assets	1,484,847	1,568,370	1,612,953

Total Assets	1,567,207	1,628,959	1,679,508

LIABILITIES
Current Liabilities
Payables	80,188	95,207	106,421
Borrowings at amortised cost	4,705	4,705	5,581
Provisions	305,531	414,113	413,717
Other	600	599	292

Total Current Liabilities	391,024	514,624	526,011

Non Current Liabilities
Borrowings at amortised cost	174,236	174,236	168,655
Provisions	111,273	97,180	97,151
Other	10,116	10,116	10,902

Total Non Current Liabilities	295,625	281,532	276,708

Total Liabilities	686,649	796,156	802,719

NET ASSETS	880,558	832,803	876,789

EQUITY
Reserves	410,394	478,792	481,792
Accumulated funds	470,164	354,011	394,997

TOTAL EQUITY	880,558	832,803	876,789

Budget Estimates 2010-11	10 - 49

NSW POLICE FORCE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	1,759,389	1,809,273	1,897,602
Grants and subsidies	5,804	3,789	3,884
Finance costs	11,999	11,774	11,774
Other	461,515	589,691	537,276

Total Payments	2,238,707	2,414,527	2,450,536

Receipts
Sale of goods and services	28,501	35,716	35,951
Interest	1,588	1,727	1,877
Other	82,794	94,844	87,121

Total Receipts	112,883	132,287	124,949

NET CASH FLOWS FROM OPERATING ACTIVITIES	(2,125,824)	(2,282,240)	(2,325,587)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	12,062	7,942	17,347
Purchases of property, plant and equipment	(132,893)	(122,352)	(145,595)
Other	(27,249)	(27,149)	(20,591)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(148,080)	(141,559)	(148,839)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(3,873)	(3,873)	(4,705)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(3,873)	(3,873)	(4,705)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	2,135,133	2,294,238	2,338,258
Capital appropriation	136,852	130,352	148,839
Cash transfers to Consolidated Fund	—	(1,074)	—

NET CASH FLOWS FROM GOVERNMENT	2,271,985	2,423,516	2,487,097

NET INCREASE/(DECREASE) IN CASH	(5,792)	(4,156)	7,966

Opening Cash and Cash Equivalents	36,134	16,448	12,292

CLOSING CASH AND CASH EQUIVALENTS	30,342	12,292	20,258

CASH FLOW RECONCILIATION
Net cost of services	(2,405,927)	(2,615,614)	(2,613,143)
Non cash items added back	274,960	273,636	277,512
Change in operating assets and liabilities	5,143	59,738	10,044

Net cash flow from operating activities	(2,125,824)	(2,282,240)	(2,325,587)

10 - 50	Budget Estimates 2010-11

STATE EMERGENCY SERVICE
The State Emergency Service (SES) is a volunteer-based emergency management response and rescue agency established by the State Emergency Service Act 1989. The Service is the nominated agency responsible for providing assistance in floods, storms and tsunamis under the State Disaster Plan.
The Service also has responsibility for 90 accredited rescue units and for providing assistance to the NSW Police Force, New South Wales Fire Brigades (NSWFB), the Department of Rural Fire Service (RFS), the Ambulance Service of New South Wales and the State Emergency Operations Controller.
From the 2009-10 financial year, insurance companies and local government councils have contributed to the costs of SES services under the same cost-sharing funding model as that used for the NSWFB and RFS (insurance companies, 73.7 per cent of costs, councils 11.7 per cent, and the NSW Government 14.6 per cent).
Results and Services
The Service aims to build a safer and more resilient community by working towards the following results:
•	Responses to requests from the community and emergency services agencies for assistance before, during and after floods, storms and other emergency events are timely and effective.

•	Communities are educated and prepared to deal with emergencies.
Key services provided by the Service that contribute to these results include:
•	training all SES volunteers to nationally accredited emergency standards

•	providing a 24/7 communication centre to ensure that the community can access assistance from its nearest SES unit and

•	effectively promoting educational programs and literature aimed specifically at community safety and awareness during floods and storms.

Budget Estimates 2010-11	10 - 51

STATE EMERGENCY SERVICE
The key services provided by the Service and the way in which they are expected to contribute to these results are set out in the following table:

		Results
		Timely response to
	2010-11	community and other
	Budget	emergency service	Community prepared
	Expenses	agencies’ requests for	to deal with
Service Groups	$m	assistance	emergencies
Recruitment and Training	13.8	✓
Operational Readiness	41.9	✓
Community Education	5.5		✓

Total Expenses Excluding Losses	61.2

Recent Achievements
The SES has continued to:
•	provide nationally recognised competency based training to all volunteers

•	employ additional staff to alleviate the administrative workload on volunteers

•	upgrade and maintain vital life saving rescue equipment

•	construct modern custom designed regional headquarters and

•	upgrade computer equipment for use by volunteer unit headquarters.
Volunteer controllers have been supported through the provision of laptop computers and mobile broadband, while further enhancements have been made to volunteer human resource management systems.
Request for Assistance Online (RFA) continues to be used for the management of flood and storm emergencies. Queensland SES is now working with New South Wales in the use of RFA Online.

10 - 52	Budget Estimates 2010-11

STATE EMERGENCY SERVICE
Strategic Directions
The Service’s vision is ‘to build and support safe and resilient communities by providing the State’s most versatile and utilised volunteer emergency service’. The SES is working towards delivering this outcome through over 10,000 dedicated volunteers across 227 units, supported by 17 regional headquarters and the State headquarters.
The SES will continue to strive to deliver better services to the community through:
•	delivering community education at the local level by trained volunteer community education officers

•	delivering communication capabilities to deal with changing telecommunication systems and the provision of a robust and secure Wide Area Network

•	continued improvements to the RFA online database and the service’s flood intelligence capabilities

•	upgrading computer and communication systems at all 227 SES volunteer units across New South Wales and

•	developing strategies to maintain and recruit volunteer membership, especially in drought-affected rural and indigenous communities, and providing community first responder assistance in remote and rural areas where doctor and ambulance facilities are not immediately accessible.
2010-11 Budget Initiatives
Total expenses
The SES’s total expenses are budgeted at $61.2 million in 2010-11, including an additional $5 million to provide extra operational and corporate service positions, which will deliver an extra 32 jobs in regional NSW including 20 in the Illawarra. This will assist in providing improved support to volunteers, a more responsive operational capacity to protect and inform communities and a senior management structure to achieve these aims.

Budget Estimates 2010-11	10 - 53

STATE EMERGENCY SERVICE
Capital Expenditure
Capital expenditure of $3 million for 2010-11 includes:
•	$1.4 million for rescue equipment and

•	$1.4 million for communication and paging systems.

10 - 54	Budget Estimates 2010-11

STATE EMERGENCY SERVICE
Result Indicators
Timely response to community requests for assistance and to other emergency service agencies

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Requests for assistance received from community	no.	26,704	22,157	25,000	21,000	25,000
Community prepared to deal with emergencies

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

FloodSafe brochures handed out to the community (a)	no.	50,000	50,000	35,000	35,000	30,000
School and community events attended by SES (b)	no.	300	600	750	750	780
SES community service announcements on local TV networks across rural and regional New South Wales (c)	no.	30	40	40	35	30

(a)	FloodSafe brochures provide information specific to a city, town or region, and the flood threats.

(b)	This indicator reflects the SES’s promotion of safety awareness in the community.

(c)	This indicator promotes the SES’s contact number as well as advising how the SES can assist in times of flood and storm in regional and rural areas.

Budget Estimates 2010-11	10 - 55

STATE EMERGENCY SERVICE
Service Group Statements
Recruitment and Training

Service Description:	This service group covers the recruitment and training of volunteers to provide them with best practice operational skills and ensure their safety and wellbeing when they deal with emergency situations.

Linkage to Results:	This service group contributes to equipped, trained and skilled volunteers whose response for requests for assistance is timely by working towards a range of intermediate results that include:
•	volunteers trained to nationally accredited standards

•	volunteer awareness in flood/storm preparation increased and

•	volunteers equipped with modern and properly maintained rescue equipment.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Accredited qualifications issued	no.	8,750	9,156	9,000	9,250	9,250
Training provided	hours	57,500	60,000	61,500	62,000	64,000
Training courses available to volunteers	no.	24	25	25	29	30
The SES continues to develop an increasing range of nationally accredited emergency operation training programs.

Employees:	FTE	44	44	44	44	49

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	14,195	17,293	13,810

Total expenses include the following:
Employee related	4,772	4,770	6,130
Other operating expenses	4,361	4,580	4,572
Grants and subsidies	3,590	6,471	1,983

Total Retained Revenue	11,376	14,500	12,741

NET COST OF SERVICES	2,819	2,793	1,069

10 - 56	Budget Estimates 2010-11

STATE EMERGENCY SERVICE
Service Group Statements (cont)
Operational Readiness

Service Description:	This service group covers the provision of immediate assistance to the community by means of rescue and property protection services in times of natural or man-made incidents or emergencies.

Linkage to Results:	This service group contributes to equipped, trained and skilled volunteers and a timely response to requests for assistance from the community and other emergency service agencies by working towards a range of intermediate results that include:
•	community requests for assistance are responded to quickly

•	requests for assistance from other emergency service agencies are responded to quickly and

•	efficient flood, storm and tsunami plans are in place.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Volunteers	no.	10,400	10,028	10,250	10,172	10,250
Requests for assistance	no.	26,704	22,157	25,000	21,000	25,000
Time from receipt of equipment at State headquarters until delivery at units (a)	days	14	10	7	7	7
Volunteer hours	no.	311,747	387,520	425,000	425,000	375,000

(a)	Improvements in procurement procedures and more effective contractual arrangements with suppliers have developed economies of scale to improve delivery times.

Employees:	FTE	117	117	117	117	139

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	36,892	45,963	41,879

Total expenses include the following:
Employee related	12,401	12,411	15,936
Other operating expenses	11,329	11,924	11,887
Grants and subsidies	9,334	17,800	11,131

Total Retained Revenue	30,062	38,187	33,160

NET COST OF SERVICES	6,759	7,705	8,648

CAPITAL EXPENDITURE	2,925	2,925	2,952

Budget Estimates 2010-11	10 - 57

STATE EMERGENCY SERVICE
Service Group Statements (cont)
Community Education

Service Description:	This service group covers educating the community about storm and flood safety and warning and informing them in order to strengthen their resilience to deal with emergency situations.

Linkage to Results:	This service group contributes to preparing the community to deal with emergency situations by working towards a range of intermediate results that include:
•	educational programs and literature for community awareness

•	effective advertising campaigns and literature for community safety and awareness and

•	direct community training through schools and community events.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

FloodSafe brochures distributed to the community	no.	50,000	30,000	35,000	30,000	30,000
Business FloodSafe seminars	no.	20	20	25	20	25

Employees:	FTE	17	17	17	17	22

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000
2

Financial Indicators:

Total Expenses Excluding Losses	5,676	6,900	5,518

Total expenses include the following:
Employee related	1,909	1,901	2,449
Other operating expenses	1,743	1,822	1,826
Grants and subsidies	1,435	2,588	793

Total Retained Revenue	4,549	5,800	5,097

NET COST OF SERVICES	1,127	1,100	421

10 - 58	Budget Estimates 2010-11

STATE EMERGENCY SERVICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	19,082	19,082	24,515
Other operating expenses	17,433	18,326	18,285
Depreciation and amortisation	5,889	5,889	4,500
Grants and subsidies	14,359	26,859	13,907

Total Expenses Excluding Losses	56,763	70,156	61,207

Less:
Retained Revenue
Sales of goods and services	32	32	33
Investment income	94	94	96
Retained taxes, fees and fines	39,189	39,189	43,900
Grants and contributions	6,672	19,172	6,969

Total Retained Revenue	45,987	58,487	50,998

Gain/(loss) on disposal of non current assets	71	71	71

NET COST OF SERVICES	10,705	11,598	10,138

Recurrent Funding Statement

Net Cost of Services	10,705	11,598	10,138
Recurrent Services Appropriation	7,193	7,193	8,035

Capital Expenditure Statement

Capital Expenditure	2,925	2,925	2,952
Capital Works and Services Appropriation	427	427	431

Budget Estimates 2010-11	10 - 59

STATE EMERGENCY SERVICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	6,019	6,224	6,223
Receivables	1,099	2,054	13,402
Inventories	4,288	5,244	5,244

Total Current Assets	11,406	13,522	24,869

Non Current Assets
Property, plant and equipment —
Land and building	4,733	166	262
Plant and equipment	9,268	14,006	12,362

Total Non Current Assets	14,001	14,172	12,624

Total Assets	25,407	27,694	37,493

LIABILITIES
Current Liabilities
Payables	267	393	393
Provisions	1,690	2,039	2,039
Other	—	—	11,348

Total Current Liabilities	1,957	2,432	13,780

Non Current Liabilities
Provisions	—	15	15

Total Non Current Liabilities	—	15	15

Total Liabilities	1,957	2,447	13,795

NET ASSETS	23,450	25,247	23,698

EQUITY
Reserves	5,892	—	—
Accumulated funds	17,558	25,247	23,698

TOTAL EQUITY	23,450	25,247	23,698

10 - 60	Budget Estimates 2010-11

STATE EMERGENCY SERVICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	18,962	19,188	24,392
Grants and subsidies	14,359	26,859	13,907
Other	18,133	21,150	7,603

Total Payments	51,454	67,197	45,902

Receipts
Sale of goods and services	(587)	(585)	(11,949)
Retained taxes	39,189	39,189	43,900
Interest	94	94	96
Other	7,972	20,484	8,269

Total Receipts	46,668	59,182	40,316

NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,786)	(8,015)	(5,586)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	71	71	71
Purchases of property, plant and equipment	(2,925)	(2,925)	(2,952)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,854)	(2,854)	(2,881)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	7,193	7,193	8,035
Capital appropriation	427	427	431

NET CASH FLOWS FROM GOVERNMENT	7,620	7,620	8,466

NET INCREASE/(DECREASE) IN CASH	(20)	(3,249)	(1)

Opening Cash and Cash Equivalents	6,039	9,473	6,224

CLOSING CASH AND CASH EQUIVALENTS	6,019	6,224	6,223

CASH FLOW RECONCILIATION
Net cost of services	(10,705)	(11,598)	(10,138)
Non cash items added back	6,009	6,009	4,623
Change in operating assets and liabilities	(90)	(2,426)	(71)

Net cash flow from operating activities	(4,786)	(8,015)	(5,586)

Budget Estimates 2010-11	10 - 61

PREMIER AND CABINET
OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Premier and Cabinet
Total Expenses	380.8	420.0	10.3
Capital Expenditure	3.8	4.4	16.9

Independent Commission Against Corruption
Total Expenses	18.8	19.8	5.8
Capital Expenditure	0.3	0.2	-17.2

Independent Pricing and Regulatory Tribunal
Total Expenses	18.2	18.6	2.1
Capital Expenditure	0.2	0.2	—

Natural Resources Commission
Total Expenses	4.7	4.8	3.5
Capital Expenditure	0.3	—	-100.0

New South Wales Electoral Commission
Total Expenses	21.1	65.5	210.9
Capital Expenditure	6.0	6.9	16.1

Ombudsman’s Office
Total Expenses	21.7	23.2	7.1
Capital Expenditure	0.8	0.3	-60.0

Police Integrity Commission
Total Expenses	20.1	20.2	0.9
Capital Expenditure	1.8	1.8	—

Audit Office of New South Wales
Total Expenses	34.0	37.9	11.5
Capital Expenditure	1.1	2.6	138.1

Events New South Wales Pty Limited
Total Expenses	37.1	40.9	10.2
Capital Expenditure	0.2	0.3	57.5

Budget Estimates 2010-11	11 - 1

DEPARTMENT OF PREMIER AND CABINET
The Department of Premier and Cabinet supports the Premier and the Cabinet with the development, coordination and implementation of Government policy and the coordination of intergovernmental relations.
The Department includes the Parliamentary Counsel’s Office, which provides comprehensive legislative drafting and publishing services for the Government and Members of Parliament.
In addition, it includes the former Department of Local Government and part of the former Ministry for Police, which became divisions of the Department as a result of agency amalgamations that occurred in 2009. The Department provides support to Her Excellency the Governor of New South Wales in the execution of her constitutional, ceremonial and community duties.
The Department supports the Premier, the Minister for Finance, the Minister for Police, the Minister for Women, the Minister for the State Plan, the Minister for Regulatory Reform, the Minister for Public Sector Reform, the Minister for Local Government, the Minister Assisting the Premier on Veterans’ Affairs and three regional Ministers: the Minister for the Central Coast, the Minister for the Illawarra, and the Minister for the Hunter.
This support includes strategic advice, project and issues management, a whole-of-government approach to policy development and service provision within the public sector, especially in regional and rural areas.
Results and Services
The Department of Premier and Cabinet provides leadership, coordination and oversight of the State Plan. The Department has lead agency responsibility for the State Plan Priority: cutting red tape.
The Department of Premier and Cabinet contributes to the implementation of major Government policy by working towards the following results:
•	There is efficient sector-wide implementation and coordination of major Government initiatives and policies.

•	Economic and regional issues across New South Wales, including resolution of complex business, community, transport and infrastructure issues are managed.

•	There is improvement of service delivery by the public sector.

11 - 222	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET
•	Government decision-making through the Premier, Cabinet and its Committees is supported by effective and timely policy advice.

•	A strong and sustainable local government sector is developed and community is supported.
Key services provided by the Department of Premier and Cabinet to contribute to these results are:
•	providing support and coordination for the delivery of Government priorities identified in the State Plan

•	coordinating the implementation of significant infrastructure and investment projects, including facilitating the interface with the private sector, and rural, regional and metropolitan initiatives

•	reviewing and improving public sector operations and services, including improving public sector employment, workforce strategy and policy, workforce capability, equity and diversity

•	developing, advising and implementing policy (including cross-portfolio issues, Federal financial relations and the Office for Women’s Policy), providing support to the Premier and the Cabinet through the Cabinet process, and drafting Bills, statutory instruments and environmental planning instruments and providing legislative information

•	providing advice and coordination in accordance with Government priorities for law enforcement and counter-terrorism and ensuring police have appropriate legislative powers to carry out their duties

•	providing the Governor, Premier and Ministers with protocol, ministerial and parliamentary support services

•	planning, coordinating and delivering whole-of-government services in support of special events and

•	oversight of council practice and finances, provision of advice for local government, administering the pensioner rebate scheme and managing the companion animals register and associated programs.

Budget Estimates 2010-11	11 - 3

DEPARTMENT OF PREMIER AND CABINET
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following tables:

		Results
						Strong and
						sustainable
		Effective	Sound		Effective	local
	2010-11	sector-wide	management		government	government
	Budget	implementation	of economic	Improved	decision	sector and
	Expenses	of the State	and regional	government	making	community
Service Groups	$m	Plan	issues	services	processes	support
State Plan Leadership and Support	5.2	✓		✓
Economic and Regional Coordination	72.2		✓
Services and Capabilities Improvement	38.2			✓
Policy Support	48.0				✓
Administrative Support for Government	164.2				✓
Capacity Building, Oversight and Provision of Advice for Local Government	9.7					✓
Pensioner Rebate Scheme	76.0					✓
Companion Animals Program	6.4					✓

Total Expenses Excluding Losses	420.0

Recent Achievements
Recent achievements of the Department include:
•	completed a full review of the NSW State Plan and released a revised version. The review included extensive consultation with communities

•	ensured compliance with better regulation principles and undertook reviews to cut red tape, including a joint review with the Department of Planning on ways to promote economic growth and competition through the planning system

11 - 4	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET
•	continued coordination by the NSW Nation Building and Jobs Plan Taskforce of projects designed to support employment and growth to respond to the Australian Government Infrastructure and Stimulus Package

•	developed the NSW Homelessness Action Plan in partnership with key Department of Human Services agencies

•	developed a plan for the employment of more than 2,000 Aboriginal people in the NSW public sector, over the next four years

•	led the amalgamation of Government agencies into 13 super departments

•	managed the Regional Jobs Summits in the Illawarra, Hunter, Western Sydney, Bathurst, Tamworth and Wagga Wagga

•	managed the rollout of the Government’s Community Building Partnership program. This program is designed to deliver local infrastructure projects to enhance community amenity and support local job opportunities

•	led New South Wales’ participation in Council of Australian Governments working groups to develop National Partnership agreements in the areas of health care, schools and education, housing and homelessness, and closing the gap in Indigenous disadvantage

•	led New South Wales’ participation in the Council of Australian Governments Ministerial Council on the National Plan to Reduce Violence Against Women and Their Children

•	coordinated the process that resulted in the public sector meeting the 2009 target to employ 1,000 apprentices and 500 cadets

•	led the development and passage through Parliament of legislation to establish a new ‘Smart Roll’ system and

•	achieved amendments to the Local Government Act 1993 to introduce a new integrated planning and reporting system for councils designed to ensure that they undertake long-term strategic planning in consultation with the community.

Budget Estimates 2010-11	11 - 5

DEPARTMENT OF PREMIER AND CABINET
Strategic Directions
The Department of Premier and Cabinet’s strategic framework is a Statement of Strategic Intent. This is used to inform business planning across the Department. The Statement of Strategic Intent focuses on a number of strategic imperatives which drive the business of the Department. These include infrastructure, policy leadership, national reform, customer service, service delivery improvement, workforce and core business delivery.
2010-11 Budget Initiatives
Total Expenses
The Department of Premier and Cabinet has estimated total expenses of $420 million, which include:
•	$76 million for pensioner rebates to local councils scheme

•	an extension to the Community Building Partnership grant program, involving another $35 million commitment

•	a commencement of new youth strategies, involving an investment of $11.4 million over two years

•	$9.2 million for e-recruitment

•	$6.4 million for companion animals scheme

•	$5.2 million to support the implementation of the Keep Them Safe program

•	$4.6 million for the NSW Nation Building and Jobs Plan Taskforce

•	$3.5 million for the National Emergency Warning System

•	$3.1 million for resourcing of the National Reform Agenda

•	$2.9 million for domestic violence funding

•	$2.5 million for Greater Sydney Partnerships and

•	$2.1 million for the Better Regulation Office.

11 - 622	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET
Capital Expenditure
In 2010-11, the Department’s capital program is $4.4 million.
The capital program is necessary for:
•	regular staged upgrades to that portion of the Department’s computer, telecommunications and office equipment requiring replacement or reaching obsolescence during the financial year

•	emerging office accommodation requirements and

•	adopting the use of the Government Broadband System and updating infrastructure.

Budget Estimates 2010-11	11 - 7

DEPARTMENT OF PREMIER AND CABINET
Result Indicators
Effective sector-wide implementation of the State Plan

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Lead agencies that have linked State Plan actions into their corporate plans (a)%	n.a.	77	100	100	100
Lead and partner agencies with performance targets for embedding prevention and early intervention (b)%	n.a.	n.a.	100	100	100

(a)	A revised State Plan was released in March 2010. New State Plan actions will be reported in the 2010-11 financial year.

(b)	The revised State Plan includes new early intervention targets, including targets to increase the proportion of children who have a safe and healthy start to life and to reduce homelessness.
Sound management of economic and regional issues

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

State significant infrastructure projects completed consistent with project milestones	%	n.a.	100	100	100	100
Satisfaction of stakeholders with regional and rural coordination of local multi-agency issues	%	n.a.	93	100	93	100

11 - 822	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET
Result Indicators (cont)
Improved Government services

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Agencies compliant with Government wages policy	%	100	100	100	100	100
Lead CEO performance agreements reviewed to align with State Plan priorities	%	n.a.	100	100	100	100
Implementation of recommendations of sector-wide reviews and reforms	%	90	91	90	92	90
Effective Government decision making processes

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Community satisfaction with State-managed significant public events	%	90	90	90	90	90
Government legislation program delivered	%	100	100	100	100	100

Budget Estimates 2010-11	11 - 9

DEPARTMENT OF PREMIER AND CABINET
Result Indicators (cont)
Strong sustainable local government sector and community support

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Councils whose financial position is assessed as satisfactory	%	80	90	80	80	80
Public inquiries into councils to investigate maladministration or corruption	no.	3	2	2	2	2
Investigations where alleged council conduct seriously impacts the community	no.	2	1	2	2	2
Pensioner rebates paid to councils:
General	$m	57	57	62	62	62
Water	$m	7	5	7	7	7
Sewerage	$m	7	5	7	7	7
Reported dog attacks	no.	1,791	2,565	2,500	3,200	3,200
Seized pets reunited with owners	%	47	28	49	40	45

11 - 1022	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET
Service Group Statements
State Plan Leadership and Support

Service Description:	This service group covers the provision of leadership and support in implementing the State Plan. Services include working with government agencies to support the development of agency action plans and assisting in the development of performance measurement systems to deliver results against targets.

Linkage to Results:	This service group contributes to sector-wide coordination of State Plan implementation, the reallocation of resources to State Plan priority areas as well as the achievement of specific State Plan objectives for which the agency has a lead role. The service group has a State Plan lead agency role in: embedding the principle of prevention and early intervention with government service delivery and cutting red tape for business and the community.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Agencies using prevention and early intervention assessment tools (a)	no.	n.a.	n.a.	3	2	3
Better Regulation Office reviews	no.	1	3	3	4	3

(a) Assessment of prevention and early intervention strategies has been embedded into the budget process for all agencies. Many agencies have ongoing early intervention and prevention programs.

Employees:	FTE	14	14	13	12	12

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	6,028	5,979	5,218

Total expenses include the following:
Employee related	1,937	1,784	1,801
Other operating expenses	3,971	3,865	3,264
Grants and subsidies	—	131	—

NET COST OF SERVICES	6,028	5,979	5,218

Budget Estimates 2010-11	11 - 11

DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
Economic and Regional Coordination

Service Description:	This service group covers the support of major government and non-government initiatives that aid major investment and infrastructure development in New South Wales. This service group seeks to expedite the delivery of key government infrastructure projects and the strategic management of projects and issues, often involving multiple stakeholders, across regional and metropolitan New South Wales.

Linkage to Results:	This service group contributes to addressing economic and regional issues through better infrastructure coordination, transport coordination and regional issue management.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Coordination of State significant economic projects and initiatives completed consistent with government policies and plans	%	n.a.	100	100	100	100
Targeted coordination of major planning initiatives consistent with government planning policy	%	n.a.	100	100	100	100
Claims registered for the Aboriginal Trust Fund Repayment Scheme (a)	no.	1,706	8,886	0	0	0

(a) Claims to the Aboriginal Trust Fund Repayment Scheme closed on 31 May 2009 and the Scheme will cease operations on 31 December 2010.

Employees:	FTE	80	81	82	86	86

11 - 1222	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
Economic and Regional Coordination (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	79,999	60,835	72,181

Total expenses include the following:
Employee related	10,742	11,250	11,354
Other operating expenses	33,346	28,175	10,343
Grants and subsidies	35,401	19,958	50,000

Total Retained Revenue	—	323	625

NET COST OF SERVICES	79,999	60,512	71,556

Budget Estimates 2010-11	11 - 13

DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
Services and Capabilities Improvement

Service Description:	This service group covers the enhancement of service delivery performance of the public sector through undertaking agency, program, functional and major structural reviews involving multiple agencies, developing sector-wide management improvement strategies, providing strategic advice on employee relations issues and public sector management, and assisting agencies in resolving complex industrial relations and employee matters, workforce planning, capability development, recruitment, redeployment and occupational health and safety.

Linkage to Results:	This service group contributes to achieving improvements in government service delivery by working towards a range of intermediate results that include the following:
•	public sector services and capabilities improved and

•	workforce issues addressed and service delivery improved.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Performance projects and reviews	no.	10	10	10	20	15
Best practice guidelines produced	no.	2	0	0	4	0

Employees:	FTE	105	101	102	97	97

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	34,684	40,366	38,228

Total expenses include the following:
Employee related	14,688	13,998	14,128
Other operating expenses	19,273	24,306	23,568
Grants and subsidies	250	820	—

Total Retained Revenue	1,066	1,066	1,702

NET COST OF SERVICES	33,618	39,300	36,526

11 - 1422	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
Policy Support

Service Description:	This service group covers the provision of integrated, sector-wide policy advice, counsel and legislative support services, and policy advice to the Premier in coordinating the Government’s response to the threat of terrorism and recovery from major disasters.

Linkage to Results:	This service group supports government decision making through the provision of professional, accountable and customer focused support services.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Executive Council meetings supported	no.	60	57	52	59	49
Items of legislation drafted	no.	1,205	1,163	n.a.	n.a.	n.a.
Legislative website visits	thous	1,700	2,537	4,300	2,500	2,500

Employees:	FTE	174	171	172	181	181

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	53,067	67,270	47,984

Total expenses include the following:
Employee related	22,360	23,603	23,816
Other operating expenses	29,094	27,157	20,282
Grants and subsidies	765	15,074	2,900
Other expenses	36	36	36
Total Retained Revenue	174	148	164

NET COST OF SERVICES	52,893	67,122	47,820

CAPITAL EXPENDITURE	83	65	123

Budget Estimates 2010-11	11 - 15

DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
Administrative Support for Government

Service Description:	This service group covers a range of administrative and coordination functions to support the Governor, Premier, Executive Government, Cabinet and Remuneration Tribunals, managing State protocol, coordinating special events, providing logistic and information services, supporting special inquiries, and delivering corporate governance and support services.

Linkage to Results:	This service group supports government decision making through the provision of professional, accountable and customer focused support services.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Protocol and official hospitality events organised	no.	150	97	150	130	113
Ministers’ offices supported	no.	21	22	23	23	23
Appointments to Government boards and committees	no.	1,550	1,489	1,550	1,550	1,550

Employees:	FTE	434	436	435	454	454

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	114,322	120,437	164,249

Total expenses include the following:
Employee related	57,420	59,832	61,224
Other operating expenses	5,042	12,292	50,740
Grants and subsidies	46,017	44,797	47,067
Other expenses	2,999	2,999	3,074

Total Retained Revenue	3,549	5,915	2,236

NET COST OF SERVICES	110,773	114,522	162,013

CAPITAL EXPENDITURE	3,517	3,535	4,091

11 - 1622	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
Capacity Building, Oversight and Provision of Advice for Local Government

Service Description:	This service group covers programs, resources, policy, guidelines and information provided to strengthen the capacity of local government to meet community needs.

Linkage to Results:	This service group contributes to a strong and sustainable local government sector that works together to meet community needs by working towards a range of intermediate results that include the following:
•	increased capacity of local government in delivering good governance and sustainability

•	strengthened and collaborative relationships fostered between stakeholders and

•	effective decision making within local government.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Promoting Better Practice Program reviews undertaken	no.	22	11	12	12	12

Employees:	FTE	69	61	62	62	62

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	10,443	10,979	9,682

Total expenses include the following:
Employee related	6,730	6,525	6,901
Other operating expenses	2,109	2,711	2,122
Grants and subsidies	1,515	1,515	500

Total Retained Revenue	228	228	228

NET COST OF SERVICES	10,215	10,751	9,454

CAPITAL EXPENDITURE	150	150	170

Budget Estimates 2010-11	11 - 17

DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
Pensioner Rebate Scheme

Service Description:	This service group covers the Pensioner Rebate Scheme, which provides rebates to local councils of up to 55 per cent of eligible pensioner council rates.

Linkage to Results:	This service group contributes to providing pensioners with relief from council rates.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Rebate claims processed	no.	320	158	166	161	160
From 2008-09, forward rebate claims are now processed once a year instead of every four months.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	76,000	76,619	76,000

Total expenses include the following:
Grants and subsidies	76,000	76,619	76,000

NET COST OF SERVICES	76,000	76,619	76,000

11 - 18	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
Companion Animals Program

Service Description:	This service group covers the Companion Animals Program. The program regulates the ownership, care and management of companion animals, by maintaining a record of registered cats and dogs and promoting the appropriate care and management of companion animals.

Linkage to Results:	This service group contributes to responsible dog and cat ownership in the community.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Companion Animal registrations	no.	99,172	100,134	100,000	106,000	106,000

Employees:	FTE	4	4	4	4	4

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	6,223	6,522	6,437

Total expenses include the following:
Employee related	626	541	563
Other operating expenses	5,597	5,981	5,874

Total Retained Revenue	5,600	6,000	6,000

NET COST OF SERVICES	623	522	437

Budget Estimates 2010-11	11 - 19

DEPARTMENT OF PREMIER AND CABINET
Ministerial Summary
Premier, and Minister for Redfern Waterloo

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP
State Plan Leadership and Support	5,218	—	5,218	—
Economic and Regional Coordination	72,181	625	71,556	—
Services and Capabilities Improvement	38,228	1,702	36,526	—
Policy Support	47,984	164	47,820	123
Administrative Support for Government	164,249	2,236	162,013	4,091

TOTAL	327,860	4,727	323,133	4,214

Minister for Local Government, Minister for Juvenile Justice,
Minister Assisting the Minister for Planning, and Minister
Assisting the Minister for Health (Mental Health)

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP
Capacity Building, Oversight and Provision of Advice for Local Government	9,682	228	9,454	170
Pensioner Rebate Scheme	76,000	—	76,000	—
Companion Animals Program	6,437	6,000	437	—

TOTAL	92,119	6,228	85,891	170

11 - 20	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	114,503	117,533	119,787
Other operating expenses	98,432	104,487	116,193
Depreciation and amortisation	4,848	5,038	4,422
Grants and subsidies	159,948	158,914	176,467
Other expenses	3,035	3,035	3,110

Total Expenses Excluding Losses	380,766	389,007	419,979

Less:
Retained Revenue
Sales of goods and services	1,226	1,846	1,242
Investment income	918	1,672	933
Retained taxes, fees and fines	5,500	5,900	5,900
Grants and contributions	2,118	3,449	2,005
Other revenue	855	813	875

Total Retained Revenue	10,617	13,680	10,955

NET COST OF SERVICES	370,149	375,327	409,024

Recurrent Funding Statement

Net Cost of Services	370,149	375,327	409,024
Recurrent Services Appropriation	356,223	360,931	395,533

Capital Expenditure Statement

Capital Expenditure	3,750	3,750	4,384
Capital Works and Services Appropriation	3,750	3,750	4,364

Budget Estimates 2010-11	11 - 21

DEPARTMENT OF PREMIER AND CABINET

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	24,601	24,120	21,900
Receivables	6,551	5,459	5,818
Other	5	4	3

Total Current Assets	31,157	29,583	27,721

Non Current Assets
Property, plant and equipment —
Plant and equipment	10,120	9,780	10,089
Intangibles	2,443	1,899	1,552

Total Non Current Assets	12,563	11,679	11,641

Total Assets	43,720	41,262	39,362

LIABILITIES
Current Liabilities
Payables	11,365	10,244	10,483
Provisions	12,394	11,883	11,896

Total Current Liabilities	23,759	22,127	22,379

Non Current Liabilities
Provisions	115	100	100

Total Non Current Liabilities	115	100	100

Total Liabilities	23,874	22,227	22,479

NET ASSETS	19,846	19,035	16,883

EQUITY
Accumulated funds	19,846	19,035	16,883

TOTAL EQUITY	19,846	19,035	16,883

11 - 22	Budget Estimates 2010-11

DEPARTMENT OF PREMIER AND CABINET

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	107,619	110,733	112,773
Grants and subsidies	159,948	158,914	176,467
Other	110,810	116,793	128,864

Total Payments	378,377	386,440	418,104

Receipts
Sale of goods and services	1,226	1,846	1,242
Interest	878	1,635	832
Other	18,024	20,019	18,297

Total Receipts	20,128	23,500	20,371

NET CASH FLOWS FROM OPERATING ACTIVITIES	(358,249)	(362,940)	(397,733)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,550)	(3,550)	(4,164)
Other	(200)	(402)	(220)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,750)	(3,952)	(4,384)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	356,223	360,931	395,533
Capital appropriation	3,750	3,750	4,364
Cash transfers to Consolidated Fund	—	(2,381)	—

NET CASH FLOWS FROM GOVERNMENT	359,973	362,300	399,897

NET INCREASE/(DECREASE) IN CASH	(2,026)	(4,592)	(2,220)

Opening Cash and Cash Equivalents	26,627	28,712	24,120

CLOSING CASH AND CASH EQUIVALENTS	24,601	24,120	21,900

CASH FLOW RECONCILIATION
Net cost of services	(370,149)	(375,327)	(409,024)
Non cash items added back	11,712	11,869	11,397
Change in operating assets and liabilities	188	518	(106)

Net cash flow from operating activities	(358,249)	(362,940)	(397,733)

Budget Estimates 2010-11	11 - 23

INDEPENDENT COMMISSION AGAINST CORRUPTION
The Independent Commission Against Corruption is responsible for promoting and enhancing integrity in public administration throughout New South Wales by investigating, exposing and minimising corruption through the application of its special powers.
The Commission’s governing legislation is the Independent Commission Against Corruption Act 1988.
Results and Services
The Commission contributes to an improved culture of honesty, integrity and ethical behaviour within the NSW public sector by working towards the following results:
•	Potential offenders are deterred from committing corrupt conduct through the exposure of corruption activities and corruption risks.

•	The community and public sector employees have confidence that corruption matters reported are being properly investigated.

•	The community and public sector employees have an increased awareness and understanding of corrupt conduct and corruption risks across the public sector.

•	A comprehensive range of corruption prevention strategies operates across the public sector.
Key services provided by the Commission that contribute to these results include assessment and investigation of corruption complaints; and the provision of corruption prevention training programs and education material to promote corruption awareness across public sector agencies.
Recent Achievements
In November 2009, the Commission went live with its new Management of Complaints and Case Management software system. It is currently providing more comprehensive and reliable data for the purposes of reporting, dissemination, analysis and decision making. The system will continue developing to ensure appropriate business solutions meet new user requirements.

11 - 24	Budget Estimates 2010-11

INDEPENDENT COMMISSION AGAINST CORRUPTION
Strategic Directions
The Commission will continue its focus on enhancing its capacity to identify systemic and individual corruption risks, the effective management of corruption complaints and the ongoing improvement and development of its investigative capacity.
The Commission will also continue its strategic research and develop education and corruption prevention initiatives targeted at key sectors, including local government, government agencies in regional areas and the general public sector.
2010-11 Budget Initiatives
Total Expenses
The Commission’s total expense budget has been increased to deal with more work resulting from extra activity and greater complexity of matters under investigation. Total expenses are estimated at $19.8 million in 2010-11, an increase of 5.8 per cent on the 2009-10 Budget.
Capital Expenditure
The Commission’s capital allocation of $240,000 in 2010-11 provides for the acquisition of minor information technology equipment and software. It also covers specialised technical equipment for surveillance purposes.

Budget Estimates 2010-11	11 - 25

INDEPENDENT COMMISSION AGAINST CORRUPTION
Result Indicators
Deterrence of corrupt conduct

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Compulsory examinations and public inquiries (a)	no.	81	40	40	133	72
Investigation reports published (b)	no.	7	13	6	12	10

(a)	This indicator shows the level of public exposure of corrupt conduct and corruption activities. Examinations include all persons called to appear for interviews to present information, give statements on the matters and generate further leads. This may lead to public enquiries which are major investigations and include multiple examinations.

(b)	This indicator shows the level of exposure of corrupt conduct and systemic corruption issues. Investigation reports are produced following public inquiries.
Confidence that reported corruption matters are investigated

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Corruption matters that are received by ICAC from the general public, through protected disclosures and from principal officers (a)	no.	1,807	1,778	1,800	1,800	1,800
Corruption matters received that are referred for further ICAC inquiry, action or investigation (b)%		22	22	23	22	23

(a)	This indicator is a proxy for the level of confidence the community has in reporting matters that may involve corrupt conduct.

(b)	This indicator shows the level of serious matters being referred to ICAC requiring further action. This may include legal advice, requests for agency responses, investigation by examination or advice given on corruption prevention.

11 - 26	Budget Estimates 2010-11

INDEPENDENT COMMISSION AGAINST CORRUPTION
Result Indicators (cont)
Increased awareness of corrupt conduct and corruption risks

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Corruption publications and guidelines released	no.	6	3	4	12	6
This indicator is a proxy for awareness of public sector employees of corruption issues and corruption risks through release of new publications and education on corrupt prevention strategies.
Corruption prevention strategies across the public sector

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Reform recommendations arising from investigation reports that are implemented	%	76	93	90	90	90
This indicator shows the effectiveness of ICAC in identifying corruption prevention strategies to improve public sector integrity.

Budget Estimates 2010-11	11 - 27

INDEPENDENT COMMISSION AGAINST CORRUPTION
Service Group Statements
Corruption Investigation, Prevention, Research and Education

Service Description:	This service group covers the processing, assessment and investigation of all corruption complaints, as well as research and the development of corruption training and prevention advice for public sector agencies through educational materials. It also covers reporting on the resulting corruption investigation and recommending corruption prevention improvements.

Linkage to Results:	This service group contributes to deterring corrupt conduct and building community confidence that reported corruption matters are being properly investigated, and to increasing awareness of corrupt conduct and corruption risks through developing and recommending corruption prevention strategies. This involves working towards a range of intermediate results that include the following:

• complaints are responded to in an appropriate and timely manner

• increased community confidence that all corruption matters will be rigorously investigated

• public officials and other potential offenders are deterred from committing corrupt conduct through the exposure of corrupt activities

• raising community and public sector awareness of corrupt conduct, its detrimental effects and its risks across the public sector and

• developing a comprehensive range of corruption prevention strategies across the public sector and promoting the development of corruption detection and minimisation strategies.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Average days to deal with complaints	no.	87	75	75	80	80
Investigations completed within twelve months	%	90	87	40	50	55
Prosecutions/disciplinary actions commenced arising from investigations	no.	8	32	50	40	100
Corruption prevention recommendations arising from investigation reports	no.	57	84	84	40	40
Training and other presentations delivered	no.	58	87	80	60	70

Employees:	FTE	116	112	110	110	118

11 - 28	Budget Estimates 2010-11

INDEPENDENT COMMISSION AGAINST CORRUPTION
Service Group Statements (cont)
Corruption Investigation, Prevention, Research and Education (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	18,751	19,799	19,845

Total expenses include the following:
Employee related	13,726	14,504	14,785
Other operating expenses	4,332	4,617	4,321

Total Retained Revenue	640	578	534

NET COST OF SERVICES	18,111	19,221	19,311

CAPITAL EXPENDITURE	290	495	240

Budget Estimates 2010-11	11 - 29

INDEPENDENT COMMISSION AGAINST CORRUPTION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	13,726	14,504	14,785
Other operating expenses	4,332	4,617	4,321
Depreciation and amortisation	693	678	739

Total Expenses Excluding Losses	18,751	19,799	19,845

Less:
Retained Revenue
Sales of goods and services	541	441	430
Investment income	69	77	88
Other revenue	30	60	16

Total Retained Revenue	640	578	534

NET COST OF SERVICES	18,111	19,221	19,311

Recurrent Funding Statement

Net Cost of Services	18,111	19,221	19,311
Recurrent Services Appropriation	16,800	17,650	17,986

Capital Expenditure Statement

Capital Expenditure	290	495	240
Capital Works and Services Appropriation	290	495	240

11 - 30	Budget Estimates 2010-11

INDEPENDENT COMMISSION AGAINST CORRUPTION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	824	1,534	1,463
Receivables	593	728	675

Total Current Assets	1,417	2,262	2,138

Non Current Assets
Property, plant and equipment —
Land and building	385	305	218
Plant and equipment	647	847	665
Intangibles	1,055	945	715

Total Non Current Assets	2,087	2,097	1,598

Total Assets	3,504	4,359	3,736

LIABILITIES
Current Liabilities
Payables	413	441	468
Provisions	960	1,403	1,469

Total Current Liabilities	1,373	1,844	1,937

Non Current Liabilities
Provisions	80	133	12

Total Non Current Liabilities	80	133	12

Total Liabilities	1,453	1,977	1,949

NET ASSETS	2,051	2,382	1,787

EQUITY
Reserves	428	409	409
Accumulated funds	1,623	1,973	1,378

TOTAL EQUITY	2,051	2,382	1,787

Budget Estimates 2010-11	11 - 31

INDEPENDENT COMMISSION AGAINST CORRUPTION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	13,131	13,683	14,337
Other	4,682	5,036	4,717

Total Payments	17,813	18,719	19,054

Receipts
Sale of goods and services	541	440	430
Interest	69	13	121
Other	580	476	446

Total Receipts	1,190	929	997

NET CASH FLOWS FROM OPERATING ACTIVITIES	(16,623)	(17,790)	(18,057)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(120)	(144)	(172)
Other	(170)	(351)	(68)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(290)	(495)	(240)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	16,800	17,650	17,986
Capital appropriation	290	495	240
Cash transfers to Consolidated Fund	—	(249)	—

NET CASH FLOWS FROM GOVERNMENT	17,090	17,896	18,226

NET INCREASE/(DECREASE) IN CASH	177	(389)	(71)
Opening Cash and Cash Equivalents	647	1,923	1,534

CLOSING CASH AND CASH EQUIVALENTS	824	1,534	1,463

CASH FLOW RECONCILIATION
Net cost of services	(18,111)	(19,221)	(19,311)
Non cash items added back	1,242	1,227	1,229
Change in operating assets and liabilities	246	204	25

Net cash flow from operating activities	(16,623)	(17,790)	(18,057)

11 - 32	Budget Estimates 2010-11

INDEPENDENT PRICING AND REGULATORY TRIBUNAL
The Independent Pricing and Regulatory Tribunal (IPART) provides advice, recommendations and determinations on prices for monopoly services provided by major NSW Government utilities.
Its objectives are aligned with the overall Government priority of encouraging utilities and regulated industries to provide efficient, quality services, while protecting consumers’ interests and encouraging commercially and environmentally sustainable outcomes.
The organisation works very closely with its stakeholders to demonstrate a fair and open process, and to achieve a balanced outcome for the industry sector as well as the consumer.
Results and Services
IPART is working towards achieving the following results:
•	IPART decisions prevent abuse of monopoly power and promote efficiency, sustainability and community welfare.

•	Healthy and sustainable energy and water supplies are promoted.
It provides the following services to support these results:
•	monitoring of water and energy licences

•	administration, monitoring and enforcement of the Greenhouse Gas Reduction Scheme

•	making recommendations on pricing of water, transport and energy services and

•	undertaking reviews of issues referred for consideration.

Budget Estimates 2010-11	11 - 33

INDEPENDENT PRICING AND REGULATORY TRIBUNAL
Recent Achievements
In recent years IPART’s work has expanded beyond setting maximum prices for government utilities and transport services. Additional activities now undertaken include:
•	providing advice on competitive neutrality

•	setting gas tariffs

•	regulating gas networks

•	conducting arbitration proceedings between market participants and

•	providing special referrals on a wide range of policy issues.
IPART also assumed the role of administrator for the Greenhouse Gas Reduction Scheme, one of the world’s first carbon trading schemes, from 1 January 2003. As at 31 December 2009 there were 225 projects accredited with the Scheme. Total certificates surrendered by energy companies for the 2009 calendar year was equivalent to 22.4 million tonnes of carbon dioxide abated.
The new licensing regime introduced by the Water Industry Competition Act 2006 commenced in 2008-09. This legislation provides for third party access to water supply. IPART administers third party access, administers and audits licences, makes pricing orders for licensees and arbitrates disputes. The volume of licence applications has greatly increased in 2009-10 as the exemption granted to existing projects expired in August 2009.
In 2009-10 IPART commenced administering the Energy Savings Scheme which sets an energy savings target to be met by electricity retailers. Retailers are required to obtain and surrender certificates equivalent to the amount of energy savings calculated in proportion to their sales. In 2009-10 740,000 Energy Savings certificates were registered.

11 - 34	Budget Estimates 2010-11

INDEPENDENT PRICING AND REGULATORY TRIBUNAL
Strategic Directions
IPART’s strategic directions include:
•	encouraging government businesses to make efficiency gains and reduce their overall cost to the community

•	promoting continuity of supply, in particular through ensuring that incentives are adequate to stimulate ongoing investment in infrastructure to meet growth and replace ageing assets

•	ensuring businesses have the resources to meet increasingly higher community expectations of service levels and environmental performance and

•	ensuring that regulatory outcomes support the ongoing availability of private capital necessary to fund new infrastructure.
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are estimated at $18.6 million.
Capital Expenditure
IPART’s capital expenditure in 2010-11 will be $180,000 for the replacement and upgrading of minor equipment.

Budget Estimates 2010-11	11 - 35

INDEPENDENT PRICING AND REGULATORY TRIBUNAL
Result Indicators
Pricing decisions prevent abuse of monopoly power, promote efficiency, sustainability and community welfare

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Index of household charges (nominal, including GST): (a)
Change since 1992-93%		57	71	n.a.	n.a.	n.a.
Annual change	%	6.3	8.7	n.a.	n.a.	n.a.
Index of non-residential water prices (nominal, including GST): (b)
Change since 1992-93%		-23	-13	n.a.	n.a.	n.a.
Annual change	%	4.9	13.8	n.a.	n.a.	n.a.
Index of regulated electricity prices for a small business customer (nominal, excluding GST): (c)
Change since 1996-97%		36	50	n.a.	n.a.	n.a.
Annual change	%	12	11	n.a.	n.a.	n.a.

(a)	This indicator shows the impact of IPART’s decisions on composite household charges comprising residential electricity and gas prices, residential water charges and public transport prices. The change in the CPI (including GST) since 1992-93 was 49 per cent in 2007-08 and 54 per cent in 2008-09.

(b)	Index of nominal revenue per kilolitre of water used, including water, wastewater and trade waste charges. Average of Sydney Water and Hunter Water prices, weighted by volume of sales to non-residential customers. The change in the CPI (including GST) since 1992-93 was 49 per cent in 2007-08 and 54 per cent in 2008-09.

(c)	Calculated for a business customer of EnergyAustralia on a general supply tariff using 30 MWh of electricity per year. Reference period is 1996-97 because comparable prices for 1992-93 are not available. Prices exclude GST because GST is a pass-through cost for businesses. The change in the CPI (excluding GST) since 1996-97 was 30 per cent in 2007-08 and 34 per cent in 2008-09.

11 - 36	Budget Estimates 2010-11

INDEPENDENT PRICING AND REGULATORY TRIBUNAL
Result Indicators (cont)
Promoting healthy and sustainable energy and water supplies

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Acceptance by Ministers of annual water and energy audit reports (a)	no.	5	6	7	7	8
Net tonnes per capita CO2 emissions in New South Wales from electricity usage (allowing for offset credits) (b)	tonnes	7	7	7	7	7
Annual reduction in electricity retailers sales under the Energy Savings Scheme (c)%		n.a.	n.a.	0.4	1.0	1.6

(a)	This is a check on the effectiveness of licence compliance based on detailed audits.

(b)	This measure is based on the targets set under the Kyoto protocol.

(c)	The scheme is based on a calendar year and commenced on 1 July 2009, so the original target for 2009-10 was to the end of December 2009.

Budget Estimates 2010-11	11 - 37

EVENTS NEW SOUTH WALES PTY LIMITED
Service Group Statements
Utilities Pricing, Regulation, Analysis and Policy Work

Service Description:	This service group covers the setting of prices for energy, water and public transport and for carrying out other specific reviews of government services referred at the request of the responsible Ministers. This service group also administers the Water Licensing, Energy Compliance, the Greenhouse Gas Reduction and the Energy Savings Schemes.

Linkage to Results:	This service group contributes to the following intermediate results:

• abuse of monopoly power is prevented, and efficiency, sustainability and community welfare is promoted

• independent advice is provided to the Government on issues of pricing, funding, competition, service, economic and social policy and governance

• prices (or revenues) for energy, transport and water services are determined fairly, and reasonably in accordance with legislation

• energy and water licence obligations and CO2 reduction targets are enforced and

• sustainable environmental outcomes are promoted.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Perceived professionalism of staff (a)%		99	n.a.	99	99	n.a.
Special review reports submitted to Ministers	no.	8	7	5	5	4
Abatement certificates registered	mill	24.2	24.0	23.5	19.0	20.0
Energy Savings certificates registered	mill	n.a.	n.a.	0.74	0.86	1.27

(a) The stakeholder survey is conducted every two years.

Employees:	FTE	57	82	61	86	86
Increased staff numbers are in response to additional referrals under Section 9 of the IPART Act.

11 - 38	Budget Estimates 2010-11

INDEPENDENT PRICING AND REGULATORY TRIBUNAL
Service Group Statements (cont)
Utilities Pricing, Regulation, Analysis and Policy Work (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	18,196	20,775	18,577

Total expenses include the following:
Employee related	10,210	11,358	10,554
Other operating expenses	7,405	8,735	7,442

Total Retained Revenue	1,128	1,986	1,313

NET COST OF SERVICES	17,068	18,789	17,264

CAPITAL EXPENDITURE	180	180	180

Budget Estimates 2010-11	11 - 39

INDEPENDENT PRICING AND REGULATORY TRIBUNAL

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	10,210	11,358	10,554
Other operating expenses	7,405	8,735	7,442
Depreciation and amortisation	581	682	581

Total Expenses Excluding Losses	18,196	20,775	18,577

Less:
Retained Revenue
Sales of goods and services	709	1,567	883
Investment income	224	224	230
Other revenue	195	195	200

Total Retained Revenue	1,128	1,986	1,313

NET COST OF SERVICES	17,068	18,789	17,264

Recurrent Funding Statement

Net Cost of Services	17,068	18,789	17,264
Recurrent Services Appropriation	16,322	18,043	16,547

Capital Expenditure Statement

Capital Expenditure	180	180	180
Capital Works and Services Appropriation	180	180	180

11 - 40	Budget Estimates 2010-11

INDEPENDENT PRICING AND REGULATORY TRIBUNAL

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,471	5,391	5,644
Receivables	1,138	191	191

Total Current Assets	5,609	5,582	5,835

Non Current Assets
Property, plant and equipment —
Plant and equipment	2,137	1,993	1,600
Intangibles	44	41	33

Total Non Current Assets	2,181	2,034	1,633

Total Assets	7,790	7,616	7,468

LIABILITIES
Current Liabilities
Payables	1,329	537	557
Provisions	949	1,181	1,181

Total Current Liabilities	2,278	1,718	1,738

Non Current Liabilities
Provisions	8	10	10
Other	266	266	266

Total Non Current Liabilities	274	276	276

Total Liabilities	2,552	1,994	2,014

NET ASSETS	5,238	5,622	5,454

EQUITY
Accumulated funds	5,238	5,622	5,454

TOTAL EQUITY	5,238	5,622	5,454

Budget Estimates 2010-11	11 - 41

INDEPENDENT PRICING AND REGULATORY TRIBUNAL

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	9,819	10,914	10,185
Other	8,713	10,052	8,643

Total Payments	18,532	20,966	18,828

Receipts
Sale of goods and services	647	1,556	883
Interest	224	224	230
Other	1,478	1,427	1,421

Total Receipts	2,349	3,207	2,534

NET CASH FLOWS FROM OPERATING ACTIVITIES	(16,183)	(17,759)	(16,294)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(180)	(180)	(180)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(180)	(180)	(180)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	16,322	18,043	16,547
Capital appropriation	180	180	180

NET CASH FLOWS FROM GOVERNMENT	16,502	18,223	16,727

NET INCREASE/(DECREASE) IN CASH	139	284	253
Opening Cash and Cash Equivalents	4,332	5,107	5,391

CLOSING CASH AND CASH EQUIVALENTS	4,471	5,391	5,644

CASH FLOW RECONCILIATION
Net cost of services	(17,068)	(18,789)	(17,264)
Non cash items added back	974	1,128	950
Change in operating assets and liabilities	(89)	(98)	20

Net cash flow from operating activities	(16,183)	(17,759)	(16,294)

11 - 42	Budget Estimates 2010-11

NATURAL RESOURCES COMMISSION
The Natural Resources Commission (NRC) was established under the Natural Resources Commission Act 2003. The NRC provides independent advice to the Government on managing the State’s natural resources in an integrated manner to maintain landscapes that are resilient, function effectively and support environmental, economic, social and cultural values.
Results and Services
The Government has created a regional model for natural resource management (NRM) to help ensure healthy rivers, productive soils, diverse native species and thriving communities throughout our State. Implementation of this model requires integrated action by all communities, industry and governments.
The Government has adopted the NRC’s recommended Standard for Quality Natural Resource Management (the Standard) and state-wide targets for NRM in New South Wales and incorporated these into the State Plan.
Together, the Standard, the targets and the NRC’s Audit Framework support flexible and innovative regional decision making and build consistency, rigour and accountability for NRM.
The NRC works towards the following results:
•	Government has credible evidence on whether the targets are being met.

•	Government has credible evidence on whether Catchment Management Authorities (CMAs) and NRM programs are contributing effectively to the targets and whether there is better adaptive management by CMAs and NRM programs in progressing towards the targets.
•	NRM policy settings are based on sound science and improving the condition of natural resources.

•	An NRM framework for quality management is in place which ensures a sound scientific basis for properly informed management of natural resources, achievement of the Government’s priorities and integrated triple bottom line outcomes.

•	Government decisions on complex and controversial NRM issues are demonstrably informed by independent advice, sound science and best practice management.

Budget Estimates 2010-11	11 - 43

NATURAL RESOURCES COMMISSION
Key services provided by the NRC to contribute to these results include:
•	developing the Standard and targets and assessing Catchment Action Plans (CAPs), and supporting their implementation

•	auditing and reporting on effectiveness of implementation of CAPs in complying with the Standard and the targets and recommending improvements to the Standard, the targets and CAPs

•	reporting on progress to the targets included in the Green State chapter of the State Plan

•	investigating and reporting on issues affecting the integrated management of natural resources and assisting with developing solutions

•	auditing the scientific basis of activities undertaken by other agencies or CMAs under the Snowy Mountains Cloud Seeding Trial Act 2004, Native Vegetation Act 2003 and the Water Management Act 2000 and

•	providing scientifically sound independent advice as requested by the Government on strategic or technical NRM issues.
Recent Achievements
In the five years since the formation of the NRC it has developed competencies in:
•	recommending best practice approaches to NRM and providing strategic policy advice to the Government

•	reviewing strategic plans and policies and auditing the effectiveness of their implementation and

•	providing detailed scientific reviews of NRM issues.
The NRC’s recent achievements include:
•	undertaking detailed scientific assessments and providing advice to government on red gum and other woodland forests in the Riverina in south-western New South Wales

•	reporting on progress across New South Wales towards the targets of improving the extent and condition of native vegetation

11 - 44	Budget Estimates 2010-11

NATURAL RESOURCES COMMISSION
•	auditing implementation of CAPs against the Standard and the targets for all 13 CMAs to assess whether the CAPs are achieving on-ground improvements in the condition of natural resources

•	providing the Government with a progress report on effective implementation of CAPs. The report synthesised the key strategic issues from the CAP Audits and other work that dealt with the functioning of the regional NRM model and

•	independently checking the accuracy of data used by the Government to report on progress to achieving the Green State targets in the State Plan.
The NRC carries out these roles to ensure that NRM decisions are based on sound science and are made in the best interests of the environment, economy and community.
Strategic Directions
It has now been five years since the NSW Government established its regional delivery model for managing natural resources, and five years since implementation of the key elements of this model, including the 13 CMAs, the regional CAPs, the Standard and the targets. Analysis of the effectiveness and efficiency of these measures and the overall NRM system is a vital part of planning for the future of NRM.
The landscapes are showing the impacts of climate change, population growth and drought. The key to mitigating these impacts is improving the integrated management of natural resources. Climate change and climate variability will have increasing effects on the lives of the people of New South Wales, on flora and fauna and on landscapes.
One of the major implications of climate change is scarcity of water. The NRC will continue to build on its past work, such as the recently completed assessment of river red gum forests in the Riverina bioregion to achieve resilient landscapes.
The NRC has begun to report on the progress being made towards the 13 targets, with the first report released in November 2009. A process model has been developed which will be used for further assessment and reporting in 2010-11.

Budget Estimates 2010-11	11 - 45

NATURAL RESOURCES COMMISSION
2010-11 Budget Initiatives
Total Expenses
Total expenses for the NRC in 2010-11 are projected to be $4.8 million.
In 2010-11 major expenditure will be for:
•	delivering reports on the assessment of progress towards the targets

•	providing advice and assistance to CMAs and government agencies on the development of new CAPs

•	reviewing the effectiveness of the Snowy Mountains cloud seeding trial and

•	conducting reviews of the Standard, the targets and CAPs in the context of the NRM regional model.

11 - 46	Budget Estimates 2010-11

NATURAL RESOURCES COMMISSION
Result Indicators
Credible evidence is provided on whether the Targets are being met

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Reports to the Government on progress towards achieving Targets	no.	2	2	2	2	2
The NRC is responsible for providing independent reports evidencing whether the Targets are being achieved. It is not responsible for the actual achievement of the Targets. Hence the result indicator is the report, not the data sets measuring progress within the report.
Credible evidence is provided on whether CMAs are contributing effectively to the Targets

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

NRC public reports on CMAs’ compliance with the Standard and contribution to the Targets	no.	4	7	6	6	4
The NRC is responsible for auditing whether CMAs are effectively implementing their CAPs and the effectiveness of CAP implementation in contributing to the Targets. It is not responsible for CMAs’ performance.
Objective advice is provided on technical natural resource management policy settings

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Formal reviews completed	no.	14	8	10	12	12
The formal reviews include reviews of the Snowy Mountains Cloud Seeding Trial, Environmental Outcomes Assessment Methodology, State Environmental Planning Policy (SEPP) 71 requests and other technical scientific reviews.

Budget Estimates 2010-11	11 - 47

NATURAL RESOURCES COMMISSION
Result Indicators (cont)
The natural resource management framework for quality management is improved continuously

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Reports to Government recommending/revising the Standard and the Targets, facilitating their adoption and recommending wider adoption	no.	1	1	2	1	1
The NRC is responsible for reviewing and promoting the Standard, and supporting CMAs and other agencies in adopting it.
Sound, independent advice is provided on complex natural resource management issues

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Independent reports to Government on requested NRM policy reviews	no.	3	2	3	3	3
This result indicator is a measure of the number of referrals on complex issues which the NRC receives from the Premier.

11 - 48	Budget Estimates 2010-11

NATURAL RESOURCES COMMISSION
Service Group Statements
Natural Resources Commission

Service Description:	This service group covers provision of independent advice to the NSW Government on natural resource management (NRM) issues which enables NRM decisions to be based on sound science and best practice management and ensures decisions are made in the environmental, social and economic interests of the State.

Linkage to Results:	This service group contributes to better outcomes for native vegetation, biodiversity, land, rivers and coastal waterways by working towards a range of intermediate results that include the following:
•	Government has credible evidence on whether the Targets for NRM are being met.

•	Government has credible evidence on whether Catchment Management Authorities (CMAs) and other NRM programs are contributing effectively to the Targets and whether there is better adaptive management by CMAs and NRM programs in progressing towards the Targets.

•	NRM policy settings are based on sound science and improving the condition of natural resources.

•	An NRM framework is in place which ensures a sound scientific basis for properly informed management of natural resources, achievement of government priorities and integrated triple bottom line outcomes.

•	Government decisions on complex and controversial NRM issues are demonstrably informed by independent advice, sound science and best practice management.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Reviews and audits of the Catchment Action Plans and CMAs	no.	5	5	6	6	5
Reviews of the Standard and recommendations to facilitate wider adoption	no.	1	1	2	2	2

Employees:	FTE	24	23	23	23	23

Budget Estimates 2010-11	11 - 49

NATURAL RESOURCES COMMISSION
Service Group Statements (cont)
Natural Resources Commission (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	4,667	7,052	4,829

Total expenses include the following:
Employee related	2,707	2,512	2,838
Other operating expenses:	1,862	4,493	1,819
Forest assessments	—	2,385	—

Total Retained Revenue	23	23	24

NET COST OF SERVICES	4,644	7,029	4,805

CAPITAL EXPENDITURE	309	309	—

11 - 50	Budget Estimates 2010-11

NATURAL RESOURCES COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	2,707	2,512	2,838
Other operating expenses	1,862	4,493	1,891
Depreciation and amortisation	98	47	100

Total Expenses Excluding Losses	4,667	7,052	4,829

Less:
Retained Revenue
Investment income	23	23	24

Total Retained Revenue	23	23	24

NET COST OF SERVICES	4,644	7,029	4,805

Recurrent Funding Statement

Net Cost of Services	4,644	7,029	4,805
Recurrent Services Appropriation	4,548	6,933	4,708

Capital Expenditure Statement

Capital Expenditure	309	309	—
Capital Works and Services Appropriation	309	309	—

Budget Estimates 2010-11	11 - 51

NATURAL RESOURCES COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	253	116	177
Receivables	119	102	104

Total Current Assets	372	218	281

Non Current Assets
Property, plant and equipment —
Plant and equipment	286	305	205

Total Non Current Assets	286	305	205

Total Assets	658	523	486

LIABILITIES
Current Liabilities
Payables	142	59	59
Provisions	235	138	138
Other	—	—	2

Total Current Liabilities	377	197	199

Non Current Liabilities
Provisions	16	—	—
Other	—	64	64

Total Non Current Liabilities	16	64	64

Total Liabilities	393	261	263

NET ASSETS	265	262	223

EQUITY
Accumulated funds	265	262	223

TOTAL EQUITY	265	262	223

11 - 52	Budget Estimates 2010-11

NATURAL RESOURCES COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	2,652	2,457	2,780
Other	1,862	4,495	1,889

Total Payments	4,514	6,952	4,669

Receipts
Interest	23	25	20
Other	—	—	2

Total Receipts	23	25	22

NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,491)	(6,927)	(4,647)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(309)	(309)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(309)	(309)	—

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	4,548	6,933	4,708
Capital appropriation	309	309	—

NET CASH FLOWS FROM GOVERNMENT	4,857	7,242	4,708

NET INCREASE/(DECREASE) IN CASH	57	6	61
Opening Cash and Cash Equivalents	196	110	116

CLOSING CASH AND CASH EQUIVALENTS	253	116	177

CASH FLOW RECONCILIATION
Net cost of services	(4,644)	(7,029)	(4,805)
Non cash items added back	153	102	158

Net cash flow from operating activities	(4,491)	(6,927)	(4,647)

Budget Estimates 2010-11	11 - 53

NEW SOUTH WALES ELECTORAL COMMISSION
The New South Wales Electoral Commission is responsible for the:
•	management and administration of the New South Wales electoral roll, parliamentary elections, by-elections and referendums

•	provision of administrative support to the Election Funding Authority which is responsible for the public funding of election campaigns and the management and administration of the Political Education Fund and

•	conduct of elections for local government, trade unions, statutory boards, registered clubs and ballots for enterprise agreements on a full cost recovery basis and in accordance with appropriate legislation.
Key legislations governing the operations of the Commission are the Parliamentary Electorates and Elections Act 1912, the Election Funding and Disclosures Act 1981 and the Local Government Act 1993.
Results and Services
The Commission aims to achieve the following results:
•	Elections are conducted efficiently, impartially and in accordance with the law.

•	Voter participation is maximised and informal votes are minimised.

•	Public funding is unbiased and campaign donations are disclosed fully.
Key services provided by the New South Wales Electoral Commission to contribute to these results include:
•	conducting elections and electoral roll management

•	providing reports to New South Wales Parliament and to the public on the conduct of elections, by-elections, political donations and electoral expenditure and

•	providing information on the rights and responsibilities under the NSW electoral system to those enrolled, eligible to enrol, candidates, groups and registered political parties.

11 - 54	Budget Estimates 2010-11

NEW SOUTH WALES ELECTORAL COMMISSION
Recent Achievements
During the past year the New South Wales Electoral Commission:
•	commenced project planning for the March 2011 State General Election

•	commenced project planning for the introduction of automatic enrolment and

•	implemented improvements to the online information systems used by the public for election funding disclosure.
Strategic Directions
The Commission will invest in election management infrastructure from 2010 through to 2012. The enhanced infrastructure will improve the Commission’s capacity to conduct the next state government general election in March 2011 and local government elections in 2012.
A secure internet-based portal will be developed to allow blind or visually impaired people cast their votes. The Commission will continue reviewing its business processes to ensure that risk is minimised. Other services to be delivered include electoral education and election funding.
2010-11 Budget Initiatives
Total Expenses
The New South Wales Electoral Commission has estimated total expenses of $65.5 million in 2010-11. This includes $37 million to conduct the 2011 State General Election.
Capital Expenditure
The total capital expenditure in 2010-11 is $6.9 million. This includes:
•	$1.5 million to develop a new i-voting system to assist blind and visually impaired voters and

•	$1.5 million for the Smart Electoral Enrolment Register to enrol eligible voters who are not currently enrolled.

Budget Estimates 2010-11	11 - 55

NEW SOUTH WALES ELECTORAL COMMISSION
Result Indicators
To ensure that elections are impartial and delivered in accordance with the law

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Successful court challenges (a)	no.	0	0	0	0	0
Recounts required	no.	0	2	0	0	2

(a)	The nil result shown indicates a high quality service.
To maximise voter participation

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Population enrolled	%	92.9	92.5	92.0	92.3	93.6
Minimisation of informal votes:
Legislative Assembly	%	n.a.	n.a.	n.a.	n.a.	2.7
Legislative Assembly by-elections	%	n.a.	2.8	2.8	n.a.	2.7
Legislative Council	%	n.a.	n.a.	n.a.	n.a.	6.1
Local Government ordinary elections	%	n.a.	7.1	n.a.	n.a.	n.a.
Local Government by-elections	%	n.a.	4.3	4.3	4.3	4.2
Percentage of roll that do not vote in: (a)
State general election (b)%		n.a.	n.a.	n.a.	n.a.	3.4
State by-elections	%	n.a.	9.7	9.7	n.a.	9.6
Local Government ordinary elections (c)%		n.a.	8.8	n.a.	n.a.	n.a.
Local Government by-elections	%	n.a.	6.3	11.4	11.4	11.3

(a)	This indicator excludes non-voters that were exempt from voting under Section 120C (6) of Parliamentary Electorates and Elections Act 1912.

(b)	The percentage of roll that did not vote in the March 2007 State General Election was 3.5 per cent.

(c)	Typically Local Government elections do not attract as high voter participation as State Government elections. The Commission fully managed the Local Government ordinary elections for the first time in 2008-09.

11 - 56	Budget Estimates 2010-11

NEW SOUTH WALES ELECTORAL COMMISSION
Result Indicators (cont)
To deliver unbiased public funding and open disclosure of campaign donations

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Prosecutions for failure to lodge or making false or misleading declarations	no.	0	0	0	0	0
Declarations lodged on time	%	58.0	74.9	85.0	85.0	85.0

Budget Estimates 2010-11	11 - 57

NEW SOUTH WALES ELECTORAL COMMISSION
Service Group Statements
Conduct and Management of Elections

Service Description:	This service group covers the delivery of elections and related services.

Linkage to Results:	The result of the services is to deliver impartial electoral results which:
•	withstand public scrutiny

•	are based on the maximisation of voter participation and minimisation of informal votes and

•	communicate electoral results in an accurate and timely way.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Parliamentary general and by-elections conducted	no.	n.a.	4	n.a.	n.a.	1
Local Government ordinary elections and by-elections conducted	no.	n.a.	155	n.a.	16	12
Registered club elections conducted	no.	19	15	14	15	24
Statutory board and industrial ballots conducted	no.	38	30	33	24	20

Employees:	FTE	42	36	45	45	44

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	21,070	22,566	65,512

Total expenses include the following:
Employee related	6,365	6,835	6,573
Other operating expenses	3,033	2,559	4,117
Other expenses	9,354	10,854	50,963

Total Retained Revenue	1,294	1,294	1,263

NET COST OF SERVICES	19,776	21,272	64,249

CAPITAL EXPENDITURE	5,974	12,274	6,937

11 - 58	Budget Estimates 2010-11

NEW SOUTH WALES ELECTORAL COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	6,365	6,835	6,573
Other operating expenses	3,033	2,559	4,117
Depreciation and amortisation	2,318	2,318	3,859
Other expenses	9,354	10,854	50,963

Total Expenses Excluding Losses	21,070	22,566	65,512

Less:
Retained Revenue
Sales of goods and services	1,141	1,141	1,106
Investment income	153	153	157

Total Retained Revenue	1,294	1,294	1,263

NET COST OF SERVICES	19,776	21,272	64,249

Recurrent Funding Statement

Net Cost of Services	19,776	21,272	64,249
Recurrent Services Appropriation	15,137	16,637	58,447

Capital Expenditure Statement

Capital Expenditure	5,974	12,274	6,937
Capital Works and Services Appropriation	5,974	12,274	6,937

Budget Estimates 2010-11	11 - 59

NEW SOUTH WALES ELECTORAL COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,963	2,018	1,022
Receivables	541	255	295
Other	79	—	—

Total Current Assets	2,583	2,273	1,317

Non Current Assets
Property, plant and equipment —
Plant and equipment	1,059	2,454	5,361
Intangibles	11,575	15,252	15,423

Total Non Current Assets	12,634	17,706	20,784

Total Assets	15,217	19,979	22,101

LIABILITIES
Current Liabilities
Payables	2,049	1,156	1,191
Provisions	689	530	852

Total Current Liabilities	2,738	1,686	2,043

Non Current Liabilities
Provisions	6	—	—
Other	185	300	526

Total Non Current Liabilities	191	300	526

Total Liabilities	2,929	1,986	2,569

NET ASSETS	12,288	17,993	19,532

EQUITY
Accumulated funds	12,288	17,993	19,532

TOTAL EQUITY	12,288	17,993	19,532

11 - 60	Budget Estimates 2010-11

NEW SOUTH WALES ELECTORAL COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	5,971	6,294	5,810
Other	14,729	16,853	59,756

Total Payments	20,700	23,147	65,566

Receipts
Sale of goods and services	1,141	4,348	1,066
Interest	153	209	157
Other	7,330	2,916	4,900

Total Receipts	8,624	7,473	6,123

NET CASH FLOWS FROM OPERATING ACTIVITIES	(12,076)	(15,674)	(59,443)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(100)	(1,285)	(4,782)
Other	(5,874)	(10,989)	(2,155)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(5,974)	(12,274)	(6,937)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	15,137	16,637	58,447
Capital appropriation	5,974	12,274	6,937
Cash transfers to Consolidated Fund	(3,100)	(3,100)	—

NET CASH FLOWS FROM GOVERNMENT	18,011	25,811	65,384

NET INCREASE/(DECREASE) IN CASH	(39)	(2,137)	(996)
Opening Cash and Cash Equivalents	2,002	4,155	2,018

CLOSING CASH AND CASH EQUIVALENTS	1,963	2,018	1,022

CASH FLOW RECONCILIATION
Net cost of services	(19,776)	(21,272)	(64,249)
Non cash items added back	2,712	2,712	4,263
Change in operating assets and liabilities	4,988	2,886	543

Net cash flow from operating activities	(12,076)	(15,674)	(59,443)

Budget Estimates 2010-11	11 - 61

OMBUDSMAN’S OFFICE
The Ombudsman’s Office is an independent and impartial review body. Its objective is to ensure that the public and private sector bodies within its jurisdiction fulfil their functions properly. The Office works with organisations and individuals to ensure they are aware of their responsibilities to the public: to act reasonably and to comply with the law and best practice in administration.
The Ombudsman is independent of the government of the day and accountable to the public through the NSW Parliament.
The Ombudsman’s work is governed by a range of legislation, including the Ombudsman Act 1974, the Community Services (Complaints, Reviews and Monitoring) Act 1993, and the Police Act 1990.
Results and Services
The Office works with public and private sector agencies to achieve the following results for the community:
•	Administrative practice and decision making in agencies is fair, reasonable and transparent in the interests of the NSW community.

•	Public and private sector agencies and employees fulfil their functions properly.

•	Public administration, provision of community services and protection of children is improved.

•	Agencies establish and implement effective complaint handling systems.

•	Customers are satisfied with the provision of public and community services.
The key service provided by the Office that contributes to these results is complaint resolution, investigation, oversight and scrutiny.

11 - 62	Budget Estimates 2010-11

OMBUDSMAN’S OFFICE
Recent Achievements
The Ombudsman brings agencies together for roundtable forums to facilitate interagency discussion and collaboration. Forums held in 2009-10 included:
•	Domestic Violence — This forum provided feedback to relevant parties and agencies about the progress made in implementing the recommendations from the Ombudsman’s 2006 investigation, the current audit of domestic and family violence complaints and the Keep Them Safe program

•	Probity — This forum was convened to discuss what systems are in place to monitor appropriate appointment and adequate probity checks and to ensure correct processes are established and followed and

•	Devolution — This forum considered the concept of large-scale government housing, especially for vulnerable people, being broken down and integrating those people within the wider community.
The Ombudsman provided a number of workshops on dealing with complaints, rights of consumers of community services and child protection policy development for agencies, as well as information sessions about various aspects of the work of the Ombudsman.
Strategic Directions
Following a comprehensive review of the work of the Office, the Ombudsman is now focusing on improving internal systems and processes.
The Ombudsman will extend the ‘class or kind’ agreements already established with a number of agencies. This will free up resources from lower level matters that are best dealt with by the relevant agencies.
The Ombudsman will continue working to address growing community expectations and work with public sector agencies regarding equity strategies, particularly when concerns are raised through complaint handling and review work. This work will include:
•	extensive consultation with Aboriginal communities into general concerns, as well as the work for the Interagency Plan to Tackle Child Sexual Assault in Aboriginal Communities and the Keep Them Safe program

Budget Estimates 2010-11	11 - 63

OMBUDSMAN’S OFFICE
•	cross-agency reviews, such as the in-depth report into the joint guarantee of service for people with mental health problems or disorders living in Aboriginal, community and public housing and

•	project work with other key agencies in the delivery of their services to key community groups.
2010-11 Budget Initiatives
Total Expenses
Total expenses are estimated at $23.2 million in 2010-11. This includes the costs of official community visitors who travel throughout New South Wales visiting residential services for children and young people, and in care and accommodation services for people with a disability.
Capital Expenditure
The Office’s capital allocation of $314,000 for 2010-11 provides for information technology equipment, and the purchase of other minor items.

11 - 64	Budget Estimates 2010-11

OMBUDSMAN’S OFFICE
Result Indicators
Fair, accountable and responsive administrative practice and service delivery

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Recommendations made in general jurisdiction that have been implemented by agency	%	80	79	80	100	100
Recommendations made in police jurisdiction that have been implemented by agency	%	91	50	80	100	100
Recommendations made in child protection jurisdiction that have been implemented by agency	%	97	100	80	80	80
Reports to Parliament on public interest issues	no.	1	3	4	3	3

Budget Estimates 2010-11	11 - 65

OMBUDSMAN’S OFFICE
Service Group Statements
Complaint resolution, investigation, oversight and scrutiny

Service Description:	This service group covers the independent resolution, investigation or oversight of complaints made by the public about agencies within the jurisdiction of the Ombudsman and the scrutiny of complaint handling and other systems of those same agencies.

Linkage to Results:	This service group contributes to community confidence that their complaints are being handled fairly, efficiently and effectively and in accordance with law or policy.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Written complaints and notifications about public sector and certain non government agencies	no.	9,320	11,000	10,000	8,300	8,300
Telephone complaints/inquiries received	no.	24,701	23,000	25,000	23,450	23,450
Time spent on visiting services by community visitors	hours	9,193	14,616	8,500	8,500	8,500
Deaths in care reviewable (calendar year)	no.	98	65	80	80	75
Time taken to assess child protection notifications	days	6	6	5	5	5
Time taken to assess final child protection investigation report	days	44	30	41	40	40
Public sector training sessions conducted and consumer education programs	no.	100	104	100	160	180

Employees:	FTE	181	181	179	170	170

11 - 66	Budget Estimates 2010-11

OMBUDSMAN’S OFFICE
Service Group Statements (cont)
Complaint resolution, investigation, oversight and scrutiny (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	21,681	21,718	23,221

Total expenses include the following:
Employee related	17,661	17,361	18,724
Other operating expenses	3,656	3,993	4,044

Total Retained Revenue	131	168	136

NET COST OF SERVICES	21,550	21,550	23,085

CAPITAL EXPENDITURE	785	785	314

Budget Estimates 2010-11	11 - 67

OMBUDSMAN’S OFFICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	17,661	17,361	18,724
Other operating expenses	3,656	3,993	4,044
Depreciation and amortisation	364	364	453

Total Expenses Excluding Losses	21,681	21,718	23,221

Less:
Retained Revenue
Sales of goods and services	82	161	100
Investment income	9	7	36
Other revenue	40	—	—

Total Retained Revenue	131	168	136

NET COST OF SERVICES	21,550	21,550	23,085

Recurrent Funding Statement

Net Cost of Services	21,550	21,550	23,085
Recurrent Services Appropriation	19,827	20,590	21,460

Capital Expenditure Statement

Capital Expenditure	785	785	314
Capital Works and Services Appropriation	785	785	314

11 - 68	Budget Estimates 2010-11

OMBUDSMAN’S OFFICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	434	399	504
Receivables	413	387	410

Total Current Assets	847	786	914

Non Current Assets
Property, plant and equipment —
Plant and equipment	1,416	1,338	1,288
Intangibles	218	316	227

Total Non Current Assets	1,634	1,654	1,515

Total Assets	2,481	2,440	2,429

LIABILITIES
Current Liabilities
Payables	868	365	475
Provisions	1,581	1,510	1,678
Other	28	—	—

Total Current Liabilities	2,477	1,875	2,153

Non Current Liabilities
Provisions	13	20	21
Other	3	4	5

Total Non Current Liabilities	16	24	26

Total Liabilities	2,493	1,899	2,179

NET ASSETS	(12)	541	250

EQUITY
Accumulated funds	(12)	541	250

TOTAL EQUITY	(12)	541	250

Budget Estimates 2010-11	11 - 69

OMBUDSMAN’S OFFICE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	16,635	16,449	17,485
Other	3,396	4,638	4,488

Total Payments	20,031	21,087	21,973

Receipts
Sale of goods and services	82	161	100
Interest	18	7	23
Other	95	548	505

Total Receipts	195	716	628

NET CASH FLOWS FROM OPERATING ACTIVITIES	(19,836)	(20,371)	(21,345)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(735)	(749)	(199)
Other	(50)	(50)	(125)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(785)	(799)	(324)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	19,827	20,590	21,460
Capital appropriation	785	785	314

NET CASH FLOWS FROM GOVERNMENT	20,612	21,375	21,774

NET INCREASE/(DECREASE) IN CASH	(9)	205	105
Opening Cash and Cash Equivalents	443	194	399

CLOSING CASH AND CASH EQUIVALENTS	434	399	504

CASH FLOW RECONCILIATION
Net cost of services	(21,550)	(21,550)	(23,085)
Non cash items added back	1,224	1,224	1,473
Change in operating assets and liabilities	490	(45)	267

Net cash flow from operating activities	(19,836)	(20,371)	(21,345)

11 - 70	Budget Estimates 2010-11

POLICE INTEGRITY COMMISSION
The Police Integrity Commission is responsible for preventing, detecting and investigating serious police misconduct and misconduct in relation to NSW Crime Commission officers. The Commission oversees and manages other agencies involved with the investigation of serious police misconduct.
The Commission’s relevant legislation is the Police Integrity Commission Act 1996.
Results and Services
The Commission promotes public confidence in the integrity of the NSW Police Force and NSW Crime Commission by working towards the following results:
•	The incidence of serious misconduct in the NSW Police Force and NSW Crime Commission is reduced.

•	Serious police misconduct is prevented by supporting improvements to the NSW Police Force’s systems and practices.
Key services provided by the Commission that contribute to these results include investigation, research and complaints management.
Recent Achievements
Major achievements for the Commission in 2009-10 include:
•	the completion of 47 preliminary investigations and 4 major investigations

•	the release of two research projects:
•	Project Odin aimed to develop a better understanding of how NSW Police Force commands identify and manage high risk officers

•	Project Manta focussed on obtaining a better understanding of the risk of misconduct in NSW Police Force commands, and
•	the release of two online research and issues papers into the characteristics of complaints about misconduct by off duty police officers in New South Wales and whether police officers are more likely to engage in misconduct if part of a large training intake at the NSW Police College.

Budget Estimates 2010-11	11 - 71

POLICE INTEGRITY COMMISSION
Strategic Directions
The Commission balances its core investigative and preventative functions to reduce the incidence of serious police and other misconduct in New South Wales.
Commission activities will continue to focus on practical recommendations to improve systems and practices in the NSW Police Force and NSW Crime Commission. Where appropriate, public hearings and investigation reports will be undertaken to maintain public confidence in the integrity of the NSW Police Force and NSW Crime Commission.
2010-11 Budget Initiatives
Total Expenses
The Commission’s total expenses for 2010-11 are estimated at $20.2 million, which is in line with the revised figures for 2009-10.
Capital Expenditure
The Commission’s capital allocation of $1.8 million in 2010-11 provides for the replacement and upgrade of information technology and other equipment.

11 - 72	Budget Estimates 2010-11

POLICE INTEGRITY COMMISSION
Result Indicators
Reducing incidence of serious misconduct in the NSW Police Force and NSW Crime Commission

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Total complaints that are non-referred (a)%	45	39	45	45	45
Full investigations where information was disseminated to the NSWPF and resulted in managerial action (b)%	80	55	80	80	80

(a)	This indicator shows how effective the Commission is in detecting police misconduct. Non-referred complaints are complaints received by the Commission from sources other than the NSW Ombudsman and the NSW Police Force.

(b)	This indicator shows how the Commission has reduced police misconduct by referring information to the NSW Police Force that led to managerial action against a NSW Police officer.
Preventing serious misconduct in the NSW Police Force and NSW Crime Commission

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Requests for advice from the NSWPF which are met	%	100	100	100	100	100
Prevention advice provided in relation to the NSWPF’s systems and practices (a)	no.	25	14	25	25	25

(a)	This indicator shows that the Commission is providing corruption prevention advice, either directly to the NSW Police Force or to other organisations that are involved with the NSW Police Force’s practices, such as the NSW Ombudsman.

Budget Estimates 2010-11	11 - 73

POLICE INTEGRITY COMMISSION
Service Group Statements
Investigations, research and complaint management

Service Description:	This service group covers the detection and investigation of serious misconduct by police and others, and the development of effective research projects leading to recommendations for reform and practice improvements within the NSW Police Force and NSW Crime Commission.

Linkage to Results:	This service group contributes to reducing and preventing serious police misconduct by working towards a range of intermediate results that include the following:

• developing effective strategies to detect serious misconduct by police and others

• exposing serious misconduct by police and others

• deterring serious misconduct by police and others through effective investigation

• providing informed advice on improvements to systems and work practices in the NSW Police Force and NSW Crime Commission and

• ensuring regular consultation and feedback to improve the quality of investigations and the implementation of reforms.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Current investigations	no.	65	40	65	45	45
Research projects and reports including reform recommendations	no.	4	14	4	4	4
Complaints received	no.	1,422	1,157	1,607	1,200	1,200

Employees:	FTE	103	103	100	100	100

11 - 74	Budget Estimates 2010-11

POLICE INTEGRITY COMMISSION
Service Group Statements (cont)
Investigations, research and complaint management (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	20,058	20,040	20,245

Total expenses include the following:
Employee related	13,720	13,559	14,012
Other operating expenses	4,745	4,671	4,727

Total Retained Revenue	90	86	80

NET COST OF SERVICES	19,968	19,954	20,165

CAPITAL EXPENDITURE	1,790	1,010	1,790

Budget Estimates 2010-11	11 - 75

POLICE INTEGRITY COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	13,720	13,559	14,012
Other operating expenses	4,745	4,671	4,727
Depreciation and amortisation	1,568	1,785	1,481
Finance costs	25	25	25

Total Expenses Excluding Losses	20,058	20,040	20,245

Less:
Retained Revenue
Investment income	90	86	80

Total Retained Revenue	90	86	80

NET COST OF SERVICES	19,968	19,954	20,165

Recurrent Funding Statement

Net Cost of Services	19,968	19,954	20,165
Recurrent Services Appropriation	17,780	17,780	17,961

Capital Expenditure Statement

Capital Expenditure	1,790	1,010	1,790
Capital Works and Services Appropriation	1,790	1,010	1,790

11 - 76	Budget Estimates 2010-11

POLICE INTEGRITY COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,326	1,412	1,484
Receivables	655	447	357

Total Current Assets	1,981	1,859	1,841

Non Current Assets
Property, plant and equipment —
Land and building	670	691	583
Plant and equipment	3,780	2,130	2,615
Intangibles	75	114	46

Total Non Current Assets	4,525	2,935	3,244

Total Assets	6,506	4,794	5,085

LIABILITIES
Current Liabilities
Payables	658	401	457
Provisions	1,067	1,156	1,091

Total Current Liabilities	1,725	1,557	1,548

Non Current Liabilities
Other	463	538	588

Total Non Current Liabilities	463	538	588

Total Liabilities	2,188	2,095	2,136

NET ASSETS	4,318	2,699	2,949

EQUITY
Accumulated funds	4,318	2,699	2,949

TOTAL EQUITY	4,318	2,699	2,949

Budget Estimates 2010-11	11 - 77

POLICE INTEGRITY COMMISSION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	13,085	12,924	13,410
Other	5,458	5,397	5,179

Total Payments	18,543	18,321	18,589

Receipts
Interest	85	85	92
Other	588	588	608

Total Receipts	673	673	700

NET CASH FLOWS FROM OPERATING ACTIVITIES	(17,870)	(17,648)	(17,889)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,790)	(990)	(1,790)
Other	—	(20)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,790)	(1,010)	(1,790)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	17,780	17,780	17,961
Capital appropriation	1,790	1,010	1,790
Cash transfers to Consolidated Fund	—	(187)	—

NET CASH FLOWS FROM GOVERNMENT	19,570	18,603	19,751

NET INCREASE/(DECREASE) IN CASH	(90)	(55)	72
Opening Cash and Cash Equivalents	1,416	1,467	1,412

CLOSING CASH AND CASH EQUIVALENTS	1,326	1,412	1,484

CASH FLOW RECONCILIATION
Net cost of services	(19,968)	(19,954)	(20,165)
Non cash items added back	2,216	2,058	2,145
Change in operating assets and liabilities	(118)	248	131

Net cash flow from operating activities	(17,870)	(17,648)	(17,889)

11 - 78	Budget Estimates 2010-11

AUDIT OFFICE OF NEW SOUTH WALES
The Audit Office of New South Wales, on behalf of the NSW Auditor-General, conducts audits of New South Wales Government activity and reporting. These audits are reported to Parliament and assist it to hold Government accountable for its use of community resources and legislative powers.
The Audit Office is a statutory authority established under the Public Finance and Audit Act 1983.
Results and Services
The Audit Office contributes to improving the State’s financial performance and accountability by reporting to the NSW Parliament on its audits of NSW Government agencies.
The results the Office is working towards are:
•	NSW Government financial reporting is sound.

•	Government activities are effective, efficient, economic, and comply with laws and government directions.

•	Parliament uses Audit Office reports to assist it in holding government accountable for its use of public resources.
The key services provided by the Office are:
•	audits of NSW Government agencies’ financial statements

•	performance audits to determine whether agencies are effective, efficient and economic

•	Auditor-General’s Reports to Parliament and

•	investigations into allegations of serious and substantial waste of public money.

Budget Estimates 2010-11	11 - 79

AUDIT OFFICE OF NEW SOUTH WALES
Recent Achievements
In 2008-09, the Audit Office completed 496 financial audits of NSW Government agencies. Of these, the Office only issued 19 qualified audit opinions, meaning that these agencies’ financial reports did not fully comply with accounting standards or contained material errors.
Of the 956 recommendations the Office made to its top 50 financial audit clients, 94 per cent were accepted.
The Office completed seven major reviews of government agencies’ performance in 2008-09. Of the 82 recommendations made, 99 per cent were accepted by agencies.
The Office published six reports to Parliament on the outcomes of our financial audits. Seven reports were published on the outcomes of our reviews of government agencies’ performance.
Strategic Directions
Through its audits of NSW Government agencies, the Audit Office will continue to assist Parliament in improving government’s accountability and performance.
The Office is committed to performing high quality independent audits of government in New South Wales. Success in achieving this goal will be determined by:
•	Parliament and agencies regularly seeking Audit Office advice and acting on the Office’s recommendations

•	staff being highly skilled and dedicated to improving the public sector and

•	the Audit Office of New South Wales being recognised for influencing auditing in Australia.
2010-11 Budget Initiatives
Total Expenses
Expenses are estimated to increase from $35.6 million in 2009-10 to $37.9 million in 2010-11. This increase reflects the costs associated with new work.

11 - 80	Budget Estimates 2010-11

AUDIT OFFICE OF NEW SOUTH WALES
Capital Expenditure
Capital expenditure is estimated at $2.6 million in 2010-11. This will be spent on information technology and enhancements to Audit Office information systems.

Budget Estimates 2010-11	11 - 81

AUDIT OFFICE OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	32,427	33,786	36,428
Investment income	360	414	370
Other revenue	67	328	107

Total Retained Revenue	32,854	34,528	36,905

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	28,015	29,226	31,508
Other operating expenses	5,099	5,571	5,538
Depreciation and amortisation	876	710	807
Other expenses	15	49	63

Total Expenses Excluding Losses	34,005	35,556	37,916

SURPLUS/(DEFICIT)	(1,151)	(1,028)	(1,011)

11 - 82	Budget Estimates 2010-11

AUDIT OFFICE OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	8,427	10,389	7,628
Receivables	4,777	4,732	4,732
Inventories	850	785	785
Other	5,554	5,610	5,610

Total Current Assets	19,608	21,516	18,755

Non Current Assets
Property, plant and equipment —
Land and building	1,242	1,210	1,124
Plant and equipment	652	532	931
Intangibles	1,038	518	1,955
Other	3,676	132	132

Total Non Current Assets	6,608	2,392	4,142

Total Assets	26,216	23,908	22,897

LIABILITIES
Current Liabilities
Payables	1,184	1,154	1,154
Provisions	7,873	8,201	8,201
Other	405	156	156

Total Current Liabilities	9,462	9,511	9,511

Non Current Liabilities
Provisions	199	11,243	11,243
Other	300	526	526

Total Non Current Liabilities	499	11,769	11,769

Total Liabilities	9,961	21,280	21,280

NET ASSETS	16,255	2,628	1,617

EQUITY
Accumulated funds	16,255	2,628	1,617

TOTAL EQUITY	16,255	2,628	1,617

Budget Estimates 2010-11	11 - 83

AUDIT OFFICE OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	32,427	33,786	36,428
Interest	360	414	370
Other	2,167	2,428	2,207

Total Receipts	34,954	36,628	39,005

Payments
Employee related	28,015	29,226	31,508
Other	7,214	7,720	7,701

Total Payments	35,229	36,946	39,209

NET CASH FLOWS FROM OPERATING ACTIVITIES	(275)	(318)	(204)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(524)	(253)	(781)
Other	(550)	(267)	(1,776)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,074)	(520)	(2,557)

NET INCREASE/(DECREASE) IN CASH	(1,349)	(838)	(2,761)
Opening Cash and Cash Equivalents	9,776	11,227	10,389

CLOSING CASH AND CASH EQUIVALENTS	8,427	10,389	7,628

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(1,151)	(1,028)	(1,011)
Non cash items added back	876	710	807

Net cash flow from operating activities	(275)	(318)	(204)

11 - 84	Budget Estimates 2010-11

EVENTS NEW SOUTH WALES PTY LIMITED
Events New South Wales (Events NSW) is a proprietary company limited by shares, wholly owned by the State of New South Wales. The Premier is the member of the Company representing the stakeholders.
In March 2010, to enhance the profile of events within Cabinet, the Premier established a major events portfolio and appointed the Minister for Major Events as a Member’s representative.
The commitment to strengthen Events New South Wales and the New South Wales Events Strategy is a clear recognition by the Government that attracting events to the State has major economic, marketing and community benefits.
Events NSW acts on behalf of the NSW Government to position Sydney and New South Wales as leading destinations for world-class events. Adopting a whole-of-government approach, to partner with all levels of government as well as business, the community and the events industry, ensures the right kind of events are secured with a clear return on investment.
Events NSW, in partnership with Business Events Sydney, also continues to establish Sydney as Australia’s preferred destination for national and international conferences and to cement a stronger foothold in Asia.
Recent Achievements
In 2009, the Company created and delivered the first ever Master Events Calendar for the State, delivering an estimated economic impact of $423 million to New South Wales and providing a platform for all stakeholders marketing Sydney and New South Wales.
The company successfully launched the Vivid Sydney and Crave Sydney festivals and embarked on a more aggressive approach to attracting big name events to Sydney.
This strategy has resulted in New South Wales winning more than a dozen new events for the State in the last twelve months, including the opening round of the International Triathlon World Series, the Sydney International FIFA Fan Fest for this year’s FIFA World Cup and an Australian leg of the World Rally Championship.

Budget Estimates 2010-11	11 - 85

EVENTS NEW SOUTH WALES PTY LIMITED
The company’s continued commitment to regional events including the Tamworth Country Music Festival, the Ironman Triathlon in Port Macquarie and the Byron Bay Blues Festival has contributed to their significant growth.
Strategic Directions
Events New South Wales will focus on:
•	attracting, acquiring and retaining events that offer a tangible and growing contribution to the State Plan priorities

•	event development and leveraging that is contributing significant value and economic growth to New South Wales

•	growing and maintaining a thriving schedule of regional events

•	building a reputation for a world’s best practice model in event development and delivery

•	integrated marketing of Sydney and New South Wales through Brand Sydney, using the NSW Master Events Calendar as a platform

•	playing a growing leadership role in re-positioning Sydney and New South Wales locally as well as throughout Australia and

•	ensuring growth in economic value and share of business events.
2010-11 Budget Initiatives
Total Expenses
Total expenses for Events NSW in 2010-11 are estimated at $40.9 million.
Capital Expenditure
Total capital expenditure for Events NSW in 2010-11 is estimated at $315,000.

11 - 86	Budget Estimates 2010-11

EVENTS NEW SOUTH WALES PTY LIMITED

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	400	250	300
Grants and contributions	36,500	35,000	40,224
Other revenue	—	320	—

Total Retained Revenue	36,900	35,570	40,524

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	4,600	5,027	5,440
Other operating expenses	32,100	30,860	34,811
Depreciation and amortisation	430	506	681

Total Expenses Excluding Losses	37,130	36,393	40,932

SURPLUS/(DEFICIT)	(230)	(823)	(408)

Budget Estimates 2010-11	11 - 87

EVENTS NEW SOUTH WALES PTY LIMITED

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	682	3,531	4,933
Receivables	131	1,301	1,377

Total Current Assets	813	4,832	6,310

Non Current Assets
Property, plant and equipment —
Land and building	366	301	117
Plant and equipment	214	249	99
Intangibles	68	296	264

Total Non Current Assets	648	846	480

Total Assets	1,461	5,678	6,790

LIABILITIES
Current Liabilities
Payables	408	4,547	6,026
Provisions	51	672	713
Other	63	—	—

Total Current Liabilities	522	5,219	6,739

Total Liabilities	522	5,219	6,739

NET ASSETS	939	459	51

EQUITY
Accumulated funds	939	459	51

TOTAL EQUITY	939	459	51

11 - 88	Budget Estimates 2010-11

EVENTS NEW SOUTH WALES PTY LIMITED

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	400	250	300
Other	37,345	36,098	41,168

Total Receipts	37,745	36,348	41,468

Payments
Employee related	4,603	5,048	5,401
Other	32,850	31,832	34,423

Total Payments	37,453	36,880	39,824

NET CASH FLOWS FROM OPERATING ACTIVITIES	292	(532)	1,644

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(20)	(161)	(58)
Other	(180)	(330)	(184)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(200)	(491)	(242)

NET INCREASE/(DECREASE) IN CASH	92	(1,023)	1,402
Opening Cash and Cash Equivalents	590	4,554	3,531

CLOSING CASH AND CASH EQUIVALENTS	682	3,531	4,933

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(230)	(823)	(408)
Non cash items added back	430	506	681
Change in operating assets and liabilities	92	(215)	1,371

Net cash flow from operating activities	292	(532)	1,644

Budget Estimates 2010-11	11 - 89

SERVICES, TECHNOLOGY AND ADMINISTRATION

OVERVIEW

Agency	2009-10 Budget $m	2010-11 Budget $m	Variation %

Department of Services, Technology and Administration
Total Expenses	798.6	800.6	0.3
Capital Expenditure	343.2	306.0	-10.8

Rental Bond Board
Total Expenses	45.1	49.3	9.3
Capital Expenditure	—	—	—

State Records Authority
Total Expenses	17.1	17.6	2.9
Capital Expenditure	0.3	0.3	—

Budget Estimates 2010-11	12 - 1

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
The Department of Services, Technology and Administration (DSTA) supports the Minister for Commerce, the Minister for Industrial Relations and the Minister for Fair Trading.
DSTA is a service provider and regulator dedicated to delivering better services to clients, customers and the community and contributing to a prosperous New South Wales.
The service divisions of DSTA include NSW Fair Trading, NSW Industrial Relations, NSW Public Works, Government Services (which comprises NSW Procurement, ServiceFirst and StateFleet), the Government Chief Information Office, and Strategic Communications and Government Advertising.
The Department also provides employee related services to the State Records Authority and to other DSTA related entities.
Results and Services
The Department contributes to Government priorities by making doing business in New South Wales simple and fair and obtaining the best value for the NSW Government by working towards the following results:
•	There is a fair marketplace for consumers and traders.

•	Workplaces are fair and productive.

•	Government agencies maximise their value when delivering services to communities.
Key services provided by the Department to contribute to these results include:
•	reviewing policy and enforcing fair trading and industrial relations legislation

•	providing marketplace and workplace information and assisting with fair trading and industrial relations matters

•	delivering online procurement tools, supporting the operations of the State Contracts Control Board (SCCB) and assisting NSW Treasury in the development and implementation of NSW Government procurement policy

12 - 2	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
•	providing architectural and engineering design services and project management services for water, engineering and waste water services, managing the engineering response to emergencies and providing facilities management services

•	providing strategic advice in the planning, purchase and implementation of government communications, advertising, publishing and information services

•	developing and implementing the NSW Government Information and Communications Technology (ICT) strategic plan, including operations management of key government ICT infrastructure and coordination of emergency services communications and

•	providing business and shared corporate services for a number of government entities.
A range of key services in fair trading, industrial relations and public works are delivered through a regional network.
The key services provided by the agency and the way in which they are expected to contribute to results are set out in the following table:

		Results
				Maximise value
	2010-11			for government
	Budget	Fair marketplace	Fair and	agencies in
	Expenses	for consumers	Productive	delivering
Service Groups	$m	and traders	workplace	services
Fair Trading	195.7	✓
Industrial Relations	23.7		✓
Procurement	249.8			✓
Public Works	185.4			✓
Communications and Advertising	7.0			✓
Government Chief Information Office	60.2			✓
Corporate Services	78.7			✓

Total Expenses Excluding Losses	800.6

Budget Estimates 2010-11	12 - 3

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Recent Achievements
As well as providing services to the NSW public, DSTA works extensively with other government agencies to help reduce costs and improve government-wide capability in procurement, ICT, public works, communications and advertising services.
During 2009-10:
•	DSTA delivered, through NSW Public Works, projects and facilities contracts with an annual value of more than $1 billion. This included delivery of the Department of Education and Training’s annual program of more than 470 capital works, and Building the Education Revolution Program works valued at over $200 million

•	significant infrastructure projects delivered include the new Aboriginal Health College at Little Bay, University of Newcastle Ourimbah campus major building upgrades, new fire stations at Raymond Terrace and Sawtell and construction of a new waste water treatment plant at Kingscliff

•	as the government’s Engineering Services Functional Area Coordinator, NSW Public Works provided the engineering emergency management response at several major disaster events including the Lord Howe Island generator house fire, major factory fires at Silverwater, Revesby and St. Mary’s, and major flooding in north west New South Wales

•	NSW Fair Trading assumed some responsibilities from Sydney Water in preparation for becoming the single regulator for plumbing and drainage work in New South Wales from 1 July 2010. Preparations are also under way for NSW Fair Trading to become the single regulator for consumer gas safety issues in New South Wales

•	NSW Procurement continued to manage the development and establishment of goods and services contracts, both State contracts and client specific contracts, on behalf of the SCCB. The total expenditure through SCCB contracts is estimated to be $3.9 billion in 2009-10. By using State contracts, government agencies have avoided additional expenditure of up to $335 million in 2009-10

12 - 4	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
•	NSW Procurement provided the Procurement System for Construction to enable over 50 NSW Government agencies to procure the delivery of over $2 billion in construction projects. This procurement system formed the platform for the prompt launch of the NSW Government’s response to the Australian Government’s Economic Stimulus Plan

•	the Government Chief Information Office is implementing a major mobile radio network upgrade to the existing Government Radio Network (GRN) to convert it from analogue to digital technology. The GRN covers approximately one third of New South Wales, and is a critical service for the emergency services. It is used by 40 agencies and related organisations with 13,000 users regularly accessing the network

•	the Government Licensing System has grown to administer two million licence records for several major NSW Government agencies and

•	the Government Chief Information Office established a National Broadband Network (NBN) Program Office to support the NSW NBN Taskforce. The Taskforce is working to ensure that New South Wales is ready for the rollout and has conducted an audit of the existing assets that may be used to facilitate the rollout of the NBN in New South Wales.
Strategic Directions
In order to achieve its major results in 2010-11, DSTA is pursuing a number of broad strategies.
NSW Fair Trading is ensuring consumers and traders operate in a fair and productive marketplace by enhancing marketplace compliance through cost-effective fair trading law enforcement strategies.
NSW Industrial Relations is ensuring New South Wales has fair and productive workplaces by advising the Government on the fairness and responsiveness of the national industrial relations framework and regulations and by providing effective compliance with industrial relations regulations, including access to information on rights and obligations.
NSW Procurement is implementing a range of reforms driven by the State Contracts Control Board aimed at simplifying and enhancing procurement processes.

Budget Estimates 2010-11	12 - 5

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
NSW Public Works continues to assist client agencies in the design, construction, maintenance and sustainability of public infrastructure through the provision of professional engineering, architectural and project management services.
The Government Chief Information Office is leading development and implementation of whole-of-government initiatives for the use and management of ICT within government, industry and the community through:
•	policy advice and support for the NSW Government’s National Broadband Network Taskforce

•	development and implementation of a NSW Government data centre reform strategy

•	an integrated government licensing service for business, professional and recreational licensing and

•	management of the GRN, the primary mobile radio communications service used by key emergency service agencies.
2010-11 Budget Initiatives
Total Expenses
The Department’s total expenses for 2010-11 are budgeted to be $800.6 million. Budgeted expenses of the Department of Services, Technology and Administration include:
•	$115.5 million for project management services to assist agencies in the construction of buildings and engineering works

•	$86.9 million for enforcement of fair trading laws, including business licensing and registration and the Consumer, Trader and Tenancy Tribunal

•	$95.7 million for fair trading information and assistance services to consumers and traders

•	$55.4 million for government ICT services, including management of the GRN and providing advice to government agencies to minimise risk and gain the best value from ICT

•	$208.4 million for StateFleet to provide motor vehicle leasing and fleet management services to client agencies across the public sector

12 - 6	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
•	$34.7 million to provide technical expert advice to agencies and the community on the management and use of water

•	$25.4 million for expert technical advice from the Government Architect’s office

•	$22.4 million for review and advice on industrial relations regulations, compliance and provision of information to employers and employees

•	$18.8 million for the management of goods and services standing offer agreements and client specific contracts and

•	$15.3 million to deliver online procurement tools including smartbuy® and e-tendering and other tools and services.
Capital Expenditure
The Department’s capital expenditure in 2010-11 is estimated at $306 million compared to $343.2 million for the 2009-10 Budget. The decrease is mainly due to a projected decrease in StateFleet motor vehicle purchases.
Capital expenditure for 2010-11 includes $253.4 million for motor vehicles for StateFleet, $7.5 million for a Government Radio Network upgrade, $35.4 million for computer projects including upgrades and replacement of ICT systems, $8.1 million for accommodation, and $1.6 million for plant and office equipment.

Budget Estimates 2010-11	12 - 7

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Result Indicators
Fair marketplace for consumers and traders

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Public knows where to get NSW Fair Trading help	%	63	62	65	65	65
Consumers confident in fair operation of marketplace	%	79	74	68	74	74
Fair and productive workplaces

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Employees confident in fair operation of NSW industrial relations system	%	76	67	70	70	70
NSW Industrial Relations client satisfaction meets or exceeds benchmark	%	97	87	85	87	85
Accuracy of industrial relations information provided	%	88	88	95	90	95
Employees satisfied with NSW Industrial Relations advisory services	%	90	88	95	90	95
Maximise value for government agencies in delivering services

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Projects managed on time	%	92	93	85	85	85
Projects managed on budget	%	90	87	85	85	85
Cost savings for government agencies using NSW Procurement services	$m	330	360	335	335	335
Client satisfaction with shared corporate services	%	86	90	80	80	80

12 - 8	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements
Fair Trading

Service Description:	This service group covers fair trading policy development and regulatory review, provision of information to consumers and traders and enforcement of compliance with fair trading laws and impartial dispute resolution through an independent tribunal.

Linkage to Results:	This service group contributes to ensuring a fair marketplace for consumers and traders by working towards a range of intermediate results that include the following:

• fair trading regulation with minimal red tape

• ensuring community is able to access information and services and

• compliance with fair trading laws.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Complaints finalised within 30 days	%	96	93	90	90	90
Telephone enquiries answered within the guarantee of service	%	90	99	90	90	90
Proportion of prosecutions successful	%	92	96	90	90	90

Employees:	FTE	1,181	1,195	1,169	1,169	1,174

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	166,365	180,446	195,684

Total expenses include the following:
Employee related	101,075	110,483	120,813
Other operating expenses	39,174	42,135	46,936
Grants and subsidies	12,696	12,779	12,625
Other expenses	4,011	3,712	3,797

Total Retained Revenue	111,485	113,271	127,930

NET COST OF SERVICES	54,880	67,360	67,754

CAPITAL EXPENDITURE	12,988	14,100	19,093

Budget Estimates 2010-11	12 - 9

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements (cont)
Industrial Relations

Service Description:	This service group covers industrial relations policy development and review, provision of information to employers and employees, enforcement of compliance with industrial relations laws through inspection of NSW workplaces and administration of the process for appeals against promotion and disciplinary decisions in the public sector.

Linkage to Results:	This service group contributes to ensuring fair workplaces by working towards a range of intermediate results that include the following:

• fair industrial relations legislation with minimal red tape

• accessible information and help for employers and employees to ensure industrial relations laws are understood

• compliance with industrial relations laws and

• best practice employment advice.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Enquiries and complaints satisfactorily resolved within targeted time frames	%	89	87	85	90	85
Employers satisfied with advisory services	%	96	88	85	85	85
Employers investigated who are subject to NSW industrial relations laws	%	81	84	85	85	90

Employees:	FTE	167	168	175	175	177

12 - 10	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements (cont)
Industrial Relations (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	22,934	22,178	23,719

Total expenses include the following:
Employee related	15,902	16,699	17,945
Other operating expenses	6,123	4,562	5,078
Grants and subsidies	—	23	19

Total Retained Revenue	519	464	586

NET COST OF SERVICES	22,415	22,334	23,133

CAPITAL EXPENDITURE	1,050	1,513	2,304

Budget Estimates 2010-11	12 - 11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements (cont)
Procurement

Service Description:	This service group covers the development and implementation of procurement policy and tendering services, provision of operational support for the State Contracts Control Board (SCCB) and the delivery of electronic procurement tools and solutions.

Linkage to Results:	This service group contributes to maximising value to government agencies in delivering services to clients, customers and the community by working towards a range of intermediate results that include the following:

• minimising procurement costs for government and agencies

• simplifying processes for dealing with government

• improving access to procurement contracts for customers and suppliers and

• minimising procurement contractual risks for the government and agencies.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Transactions through SCCB goods and services contracts	$m	3,640	3,580	3,900	3,900	3,900
Average performance score of Best Practice accredited contractors for capital works	%	74	76	70	70	70
Manage motor vehicle clearance rates at initial auction between 70 to 80 per cent	%	82	87	80	83	80

Employees:	FTE	276	258	285	271	297

12 - 12	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements (cont)
Procurement (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	258,885	241,694	249,815

Total expenses include the following:
Employee related	30,496	25,426	31,308
Other operating expenses	31,406	27,000	28,225
Grants and subsidies	—	—	43

Total Retained Revenue	279,420	268,743	269,114

NET COST OF SERVICES	(32,905)	(55,871)	(29,539)

CAPITAL EXPENDITURE	306,559	277,366	258,074

Budget Estimates 2010-11	12 - 13

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements (cont)
Public Works and Services

Service Description:	This service group covers the commercial services provided to government agencies, including the provision of planning and building, design services, management of construction projects, finding sustainable solutions to the problems of capturing, treating and distributing water.

Linkage to Results:	This service group contributes to maximising value to government agencies in delivering services to clients, customers and the community by working towards a range of intermediate results that include the following:

• managing construction and maintenance projects so they are delivered on time, within scope and safety standards, and within budget

• minimising project management risks and costs for the government and agencies and

• providing engineering services for state emergency management.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Lost time injury frequency ratio	no.	1.9	3.4	10.0	4.0	5.0
This measures lost time injuries per million hours worked. In 2007-08 the NSW construction industry performance benchmark was 16.4. Source: WorkCover Statistical Bulletin 2007-08.

Employees:	FTE	1,275	1,264	1,373	1,363	1,398

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	203,782	198,282	185,446

Total expenses include the following:
Employee related	134,512	129,535	132,834
Other operating expenses	62,927	63,521	47,569
Grants and subsidies	466	85	226

Total Retained Revenue	203,760	217,572	200,189

NET COST OF SERVICES	22	(19,174)	(14,743)

CAPITAL EXPENDITURE	8,960	9,385	16,451

12 - 14	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements (cont)
Communications and Advertising

Service Description:	This service group covers the coordination of media buying and placement, advising on advertising policy issues and overseeing a range of services to maximise the effectiveness and efficiency of Government advertising.

Linkage to Results:	This service group contributes to maximising value to government agencies in delivering services to clients, customers and the community by working towards a range of intermediate results that include the following:

• improving access for customers and suppliers to communications contracts

• managing advertising projects so they are delivered on time, within scope and within budget

• minimising communications costs for government and agencies and

• minimising management risks for the government and agency advertising and communications.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Savings to government achieved through centralised media contracts compared to market media rates	$m	53	58	33	45	33

Employees:	FTE	41	41	46	42	42

Budget Estimates 2010-11	12 - 15

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements (cont)
Communications and Advertising (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	8,422	6,285	7,010

Total expenses include the following:
Employee related	4,459	3,518	4,078
Other operating expenses	3,820	2,598	2,774
Grants and Subsidies	—	—	5

Total Retained Revenue	1,932	2,640	2,963

NET COST OF SERVICES	6,490	3,648	4,047

CAPITAL EXPENDITURE	320	315	600

12 - 16	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements (cont)
Government Chief Information Office

Service Description:	This service group covers the development of whole-of-government initiatives for the use and management of information and communications technology (ICT) within government, industry and the community. There are eight programs covering a range of ICT areas including radio networks, human resource and finance system rationalisation, and the provision of the online government licensing service.

Linkage to Results:	This service group contributes to maximising value to government agencies in delivering services to clients, customers and the community by working towards a range of intermediate results that include the following:
•	improving access for customers and suppliers

•	managing ICT projects so they are delivered on time, within scope and within budget and

•	minimising ICT project management risks and costs for the government and agencies.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Government radio network monthly availability	%	99.99	99.99	99.95	99.95	99.95
Government licences administered through Government Licensing Service	mill	1.2	1.7	2.4	2.1	3.2

Employees:	FTE	93	77	100	112	88

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	67,148	63,017	60,171

Total expenses include the following:
Employee related	15,291	16,038	15,153
Other operating expenses	39,292	35,508	33,722
Grants and subsidies	—	773	12

Total Retained Revenue	20,126	12,076	12,498

NET COST OF SERVICES	47,022	50,945	52,673

CAPITAL EXPENDITURE	11,162	8,297	8,864

Budget Estimates 2010-11	12 - 17

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements (cont)
Corporate Services

Service Description:	This service group covers the provision of corporate services to a selection of government agencies including accounting and financial services, payroll and human resource services, information technology services, asset facilities management, information and research services, mail and records management and switchboard services.

Linkage to Results:	This service group contributes to maximising value to government agencies in delivering services to clients, customers and the community by working towards a range of intermediate results that include the following:
•	managing corporate services projects so they are delivered on time, within scope and within budget and

•	minimising corporate services costs and risks for government and agencies.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Client satisfaction with shared corporate services	%	86	90	85	80	80

Employees:	FTE	994	1,032	981	433	438
The significant drop in employee numbers in 2009-10 Revised compared to that reported in the proceeding years is due to the transfer out of NSW Businesslink staff to the Department of Human Services.

12 - 18	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Service Group Statements (cont)
Corporate Services (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	71,045	73,386	78,746

Total expenses include the following:
Employee related	41,823	43,909	44,968
Other operating expenses	17,686	17,006	16,988
Grants and subsidies	5,282	5,406	10,936

Total Retained Revenue	37,833	36,702	37,636

NET COST OF SERVICES	33,212	36,684	41,110

CAPITAL EXPENDITURE	2,160	629	629

Budget Estimates 2010-11	12 - 19

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION
Ministerial Summary
Minister for Industrial Relations, Minister for Commerce, Minister for Energy, Minister for Public Sector Reform, and Minister for Aboriginal Affairs

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Industrial Relations	23,719	586	23,133	2,304
Procurement	249,815	269,114	(29,539)	258,074
Public Works and Services	185,446	200,189	(14,743)	16,451
Communications and Advertising	7,010	2,963	4,047	600
Government Chief Information Office	60,171	12,498	52,673	8,864

Corporate Services	78,746	37,636	41,110	629

TOTAL	604,907	522,986	76,681	286,922

Minister for Fair Trading, and Minister for the Arts

	2010-11
	Total	Retained	Net Cost of	Capital
	Expenses	Revenue	Services	Expenditure
	$000	$000	$000	$000

SERVICE GROUP

Fair Trading	195,684	127,930	67,754	19,093

TOTAL	195,684	127,930	67,754	19,093

12 - 20	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	343,558	345,608	367,099
Other operating expenses	200,428	192,330	181,292
Depreciation and amortisation	188,811	186,690	185,794
Grants and subsidies	18,444	19,066	23,866
Finance costs	43,329	37,882	38,743
Other expenses	4,011	3,712	3,797

Total Expenses Excluding Losses	798,581	785,288	800,591

Less:
Retained Revenue
Sales of goods and services	588,835	581,754	570,673
Investment income	10,014	13,674	15,804
Retained taxes, fees and fines	45,519	42,462	53,040
Grants and contributions	10,707	12,633	11,397
Other revenue	—	945	2

Total Retained Revenue	655,075	651,468	650,916

Gain/(loss) on disposal of non current assets	12,370	27,894	10,240
Other gains/(losses)	—	—	(5,000)

NET COST OF SERVICES	131,136	105,926	144,435

Recurrent Funding Statement

Net Cost of Services	131,136	105,926	144,435
Recurrent Services Appropriation	153,456	101,932	161,437

Capital Expenditure Statement

Capital Expenditure	343,199	311,605	306,015
Capital Works and Services Appropriation	3,394	4,125	1,226

Budget Estimates 2010-11	12 - 21

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	343,149	441,554	438,865
Receivables	247,674	227,584	233,203
Other financial assets	26,653	26,455	27,116
Inventories	470	496	497
Other	94,045	67,810	69,504

Total Current Assets	711,991	763,899	769,185

Non Current Assets
Other financial assets	11	—	—
Inventories	4,324	4,117	3,667
Property, plant and equipment —
Land and building	85,101	21,429	21,237
Plant and equipment	626,803	647,762	638,400
Intangibles	66,124	42,231	42,034
Other	66	—	—

Total Non Current Assets	782,429	715,539	705,338

Total Assets	1,494,420	1,479,438	1,474,523

LIABILITIES
Current Liabilities
Payables	306,678	337,201	345,631
Borrowings at amortised cost	209,836	210,450	200,273
Provisions	124,809	110,402	113,128
Other	4,437	729	747

Total Current Liabilities	645,760	658,782	659,779

Non Current Liabilities
Borrowings at amortised cost	209,833	315,676	300,411
Provisions	—	93,131	98,144
Other	1,076	767	786

Total Non Current Liabilities	210,909	409,574	399,341

Total Liabilities	856,669	1,068,356	1,059,120

NET ASSETS	637,751	411,082	415,403

EQUITY
Reserves	25,184	12,957	12,957
Accumulated funds	612,567	398,125	402,446

TOTAL EQUITY	637,751	411,082	415,403

12 - 22	Budget Estimates 2010-11

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	375,331	368,098	352,753
Grants and subsidies	18,444	19,066	23,866
Finance costs	43,329	37,882	38,743
Other	504,970	496,974	483,740

Total Payments	942,074	922,020	899,102

Receipts
Sale of goods and services	631,804	623,984	566,217
Retained taxes	239	115	118
Interest	9,966	13,622	15,750
Other	361,994	352,025	370,571

Total Receipts	1,004,003	989,746	952,656

NET CASH FLOWS FROM OPERATING ACTIVITIES	61,929	67,726	53,554

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	161,469	154,783	135,212
Proceeds from sale of investments	—	755	39
Purchases of property, plant and equipment	(322,667)	(303,605)	(290,857)
Purchases of investments	(700)	(1,400)	(700)
Other	(20,532)	(8,000)	(15,158)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(182,430)	(157,467)	(171,464)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	405,490	274,881	253,429
Repayment of borrowings and advances	(395,490)	(299,696)	(278,871)
Other	(15,000)	(39,095)	(22,000)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(5,000)	(63,910)	(47,442)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	153,456	101,932	161,437
Capital appropriation	3,394	4,125	1,226
Cash transfers to Consolidated Fund	—	(245)	—

NET CASH FLOWS FROM GOVERNMENT	156,850	105,812	162,663

NET INCREASE/(DECREASE) IN CASH	31,349	(47,839)	(2,689)
Opening Cash and Cash Equivalents	311,753	489,393	441,554
Reclassification of Cash Equivalents	(47)	—	—

CLOSING CASH AND CASH EQUIVALENTS	343,149	441,554	438,865

Budget Estimates 2010-11	12 - 23

DEPARTMENT OF SERVICES, TECHNOLOGY AND ADMINISTRATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(131,136)	(105,926)	(144,435)
Non cash items added back	196,830	194,712	198,887
Change in operating assets and liabilities	(3,765)	(21,060)	(898)

Net cash flow from operating activities	61,929	67,726	53,554

12 - 24	Budget Estimates 2010-11

RENTAL BOND BOARD
The Rental Bond Board is a statutory corporation, established under the Landlord and Tenant (Rental Bonds) Act 1977, and is the custodian of rental bonds taken on private residential tenancies in New South Wales. It comprises five members, one of whom is the Director-General of the Department of Services, Technology and Administration.
Recent Achievements
The Board is a self-funding body. It derives its income mainly from net earnings on rental bond deposits.
The Board estimates that it will administer $880 million in rental bond deposits on behalf of landlords in 2010-11. These administered funds do not form part of the assets reported within the balance sheet of the Board.
NSW Fair Trading, part of the Department of Services, Technology and Administration, undertakes the administrative functions of the Board on a user-pays basis.
2010-11 Budget Initiatives
Total Expenses
Total expenses are estimated at $49.3 million in 2010-11. The Board estimates that it will earn $51.9 million in revenue to support its activities. The Board’s expenses include provision for:
•	$11.3 million in grants supporting 50 per cent of the costs of the residential tenancy functions of the Consumer, Trader and Tenancy Tribunal. The Tribunal has power to determine matters relating to the termination of tenancy agreements, payment of rental bonds on termination of tenancies, breaches of tenancy agreements and payment of compensation

•	$4.5 million in grants including support of 50 per cent of the costs of the Tenancy Advice and Advocacy Program. This Program provides advice, information and advocacy services to public and private tenants and, where appropriate, people seeking to become tenants. These services are provided in accordance with the Landlord and Tenant (Rental Bonds) Act 1977

Budget Estimates 2010-11	12 - 25

RENTAL BOND BOARD
•	$3.9 million to fund the Credit Counselling Grants Program

•	$1.6 million to fund the No Interest Loan Scheme Grants Program

•	$7.7 million to meet the operating costs of providing information, education and mediation services within the framework of the Retirement Villages Act 1989 to tenants, village residents, landlords, their agents and village managements and

•	$1 million towards the National Rental Affordability Scheme for the development of affordable dwellings as part of a $25 million funding commitment over 10 years.

12 - 26	Budget Estimates 2010-11

RENTAL BOND BOARD

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	46,877	49,035	51,914

Total Retained Revenue	46,877	49,035	51,914

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	26,967	25,980	26,630
Grants and subsidies	18,118	21,117	22,645

Total Expenses Excluding Losses	45,085	47,097	49,275

SURPLUS/(DEFICIT)	1,792	1,938	2,639

Budget Estimates 2010-11	12 - 27

RENTAL BOND BOARD

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	25,585	34,875	37,513
Receivables	123	89	91
Other financial assets	7,865	—	—

Total Current Assets	33,573	34,964	37,604

Non Current Assets
Other financial assets	106	—	—

Total Non Current Assets	106	—	—

Total Assets	33,679	34,964	37,604

LIABILITIES
Current Liabilities
Other	750	41	42

Total Current Liabilities	750	41	42

Total Liabilities	750	41	42

NET ASSETS	32,929	34,923	37,562

EQUITY
Accumulated funds	32,929	34,923	37,562

TOTAL EQUITY	32,929	34,923	37,562

12 - 28	Budget Estimates 2010-11

RENTAL BOND BOARD

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	46,870	49,033	51,910
Other	190	196	190

Total Receipts	47,060	49,229	52,100

Payments
Grants and subsidies	18,118	21,117	22,645
Other	27,157	27,274	26,819

Total Payments	45,275	48,391	49,464

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,785	838	2,636

CASH FLOWS FROM INVESTING ACTIVITIES
Advance repayments received	7	82	2
Purchases of investments	(375)	—	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(368)	82	2

NET INCREASE/(DECREASE) IN CASH	1,417	920	2,638
Opening Cash and Cash Equivalents	24,168	33,955	34,875

CLOSING CASH AND CASH EQUIVALENTS	25,585	34,875	37,513

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	1,792	1,938	2,639
Non cash items added back	(7)	(2)	(2)
Change in operating assets and liabilities	—	(1,098)	(1)

Net cash flow from operating activities	1,785	838	2,636

Budget Estimates 2010-11	12 - 29

STATE RECORDS AUTHORITY
The State Records Authority is the State’s archives institution and records management authority and administers the State Records Act 1998.
The Authority’s whole-of-government strategy, regulatory and archival functions and services receive funding support from the Budget (through the Department of Services, Technology and Administration) while the Government Records Repository, operated by the State Records Authority, is self-funded.
Results and Services
The Authority is working towards the following results:
•	Good governance is assisted by reliable, well-managed public sector records that are available when needed.

•	The community is enriched by the State’s official archives that are preserved and available as a cultural and information resource.
Key services provided by the Authority contributing to these results include:
•	regulating, guiding and promoting best practice in public sector records retention, disposal and management

•	providing non-current records storage and associated services to the sector

•	identifying, documenting and preserving the State’s official archives and

•	promoting and providing access to the State archives by the community.
The key services provided by the Authority and the way in which they are expected to contribute to results are set out in the following table:

	2010-11	Results
	Budget	Good governance	Community enriched
	Expenses	assisted by quality	by official
Service Groups	$m	official records	archives
Regulation, Guidance and Promoting Best Practice	1.7	✓	✓
Storing Non-Current Records	9.0	✓	✓
Documenting and Preserving the Archives	3.8		✓
Reference Services and Outreach	3.1		✓

Total Expenses Excluding Losses	17.6

12 - 30	Budget Estimates 2010-11

STATE RECORDS AUTHORITY
Recent Achievements
The Authority has been working to improve the retention and disposal of records by public sector bodies and on better management of digital records across the sector.
The proportion of public offices with comprehensive retention/disposal authorities (defining how long their records must be retained) has reached 83 per cent and is growing. The Authority provided centralised storage for 430 kilometres of public sector non-current records, representing significant savings through the avoided costs of using office accommodation.
The Authority works closely with the Government Chief Information Office, which is a unit within the Department of Services, Technology and Administration, on a range of whole-of-government digital records and archives projects.
The Authority continued with the development of its online catalogues to the State archives and increased the number of individual records catalogued to an expected 280,000 in 2009-10. Visits to the Authority’s reading rooms remained steady at an expected 61,000 and online visits (unique user sessions) are growing.
Strategic Directions
The Authority’s key priority in 2010-11 will be to continue the whole-of-government records management strategies noted above, with the aim that all agencies have:
•	comprehensive records retention and disposal authority coverage by the end of 2010 and

•	records management and business application systems that are fully compliant with the Government’s standards and specifications for digital records by 2012.

Budget Estimates 2010-11	12 - 31

STATE RECORDS AUTHORITY
2010-11 Budget Initiatives
Total Expenses
Total expenses are budgeted at $17.6 million in 2010-11. This includes:
•	$8.6 million for the Authority’s regulatory and archival collection and service delivery functions and

•	$9 million for operating expenses of the Government Records Repository.
Capital Expenditure
Total capital expenditure in 2010-11 is estimated at $345,000 for the replacement and upgrade of plant and equipment.

12 - 32	Budget Estimates 2010-11

STATE RECORDS AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	12,144	11,868	12,265
Investment income	70	75	60
Grants and contributions	5,915	6,105	5,981

Total Retained Revenue	18,129	18,048	18,306

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	14,455	14,683	15,224
Depreciation and amortisation	2,322	2,162	2,235
Finance costs	340	280	160

Total Expenses Excluding Losses	17,117	17,125	17,619

SURPLUS/(DEFICIT)	1,012	923	687

Budget Estimates 2010-11	12 - 33

STATE RECORDS AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	6,384	4,114	4,836
Receivables	1,966	1,618	1,663
Inventories	102	104	104
Other	978	1,046	1,116

Total Current Assets	9,430	6,882	7,719

Non Current Assets
Property, plant and equipment —
Land and building	47,200	47,369	45,569
Plant and equipment	6,457	6,429	6,364
Intangibles	23	45	20

Total Non Current Assets	53,680	53,843	51,953

Total Assets	63,110	60,725	59,672

LIABILITIES
Current Liabilities
Payables	840	679	705
Borrowings at amortised cost	3,765	1,870	1,973
Provisions	2,178	2,184	2,294

Total Current Liabilities	6,783	4,733	4,972

Non Current Liabilities
Borrowings at amortised cost	2,105	1,979	—

Total Non Current Liabilities	2,105	1,979	—

Total Liabilities	8,888	6,712	4,972

NET ASSETS	54,222	54,013	54,700

EQUITY
Reserves	12,877	12,877	12,877
Accumulated funds	41,345	41,136	41,823

TOTAL EQUITY	54,222	54,013	54,700

12 - 34	Budget Estimates 2010-11

STATE RECORDS AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	12,294	12,018	12,220
Interest	70	75	60
Other	7,027	7,121	6,996

Total Receipts	19,391	19,214	19,276

Payments
Employee related	20	20	70
Finance costs	340	280	160
Other	15,549	15,589	16,103

Total Payments	15,909	15,889	16,333

NET CASH FLOWS FROM OPERATING ACTIVITIES	3,482	3,325	2,943

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(345)	(438)	(345)
Other	—	(29)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(345)	(467)	(345)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	—	(1,963)	(1,876)

NET CASH FLOWS FROM FINANCING ACTIVITIES	—	(1,963)	(1,876)

NET INCREASE/(DECREASE) IN CASH	3,137	895	722
Opening Cash and Cash Equivalents	3,247	3,219	4,114

CLOSING CASH AND CASH EQUIVALENTS	6,384	4,114	4,836

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	1,012	923	687
Non cash items added back	2,322	2,162	2,235
Change in operating assets and liabilities	148	240	21

Net cash flow from operating activities	3,482	3,325	2,943

Budget Estimates 2010-11	12 - 35

TRANSPORT AND INFRASTRUCTURE

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Transport and Infrastructure
Total Expenses	4,422.1	9,033.3	104.3
Capital Expenditure	222.2	334.5	50.5

Independent Transport Safety and Reliability Regulator
Total Expenses	17.0	16.6	-2.2
Capital Expenditure	0.1	0.1	—

Office of Transport Safety Investigations
Total Expenses	2.4	2.4	0.9
Capital Expenditure	—	—	—

Roads and Traffic Authority of New South Wales
Total Expenses	2,784.5	2,947.7	5.9
Capital Expenditure	2,550.4	2,753.4	8.0

Maritime Authority of New South Wales
Total Expenses	112.0	96.1	-14.2
Capital Expenditure	24.8	25.9	4.5
From 2010-11 Total Expenses for the Department of Transport and Infrastructure include grants to Roads and Traffic Authority of New South Wales.

Budget Estimates 2010-11	13 - 1

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
(including the Roads and Traffic Authority)
The Transport portfolio includes the Department of Transport and Infrastructure, the Roads and Traffic Authority of New South Wales (RTA), the Independent Transport Safety and Reliability Regulator (ITSRR), the Office of Transport Safety Investigations (OTSI) and the State owned transport service providers — Rail Corporation New South Wales (RailCorp), Rail Infrastructure Corporation (RIC), Sydney Ferries, the State Transit Authority, (STA), the Transport Infrastructure Development Corporation and the Public Transport Ticketing Corporation. Sydney Metro and the Maritime Authority of New South Wales are also in the cluster.
The Department, ITSRR and OTSI are funded directly by Budget appropriations. Transport service providers, including the RTA, while funded in part from their own source revenues and borrowings, are predominantly funded from the Budget by way of grants and service payments from the Department.
The Department is the lead agency of the Transport portfolio, providing a focal point for integrated transport planning and service delivery. The Department funds transport service providers and specific infrastructure programs, regulates the bus, taxi and hire car industries and contracts with accredited bus operators in metropolitan, outer metropolitan, rural and regional New South Wales. The Department also provides independent policy advice to the Minister for Transport and Minister for Roads.
Key legislation administered by the Department includes the Transport Administration Act 1988 and the Parking Space Levy Act 2009.
Results and Services
The Department is a lead agency for coordinating with partner agencies in the delivery of the following State Plan Priorities:
•	provide reliable public transport

•	improve the public transport system

•	improve the road network

•	improve road safety

•	maintain road infrastructure and

•	increase walking and cycling.

13 - 2	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
The Department of Transport and Infrastructure contributes to these priorities by working towards the following results:
•	Transport in New South Wales is safe.

•	The movement of people and goods is efficient and reliable.

•	The availability of transport options is aligned to the community needs and the economy.

•	Transport infrastructure meets acceptable standards.

•	The impact of transport on the environment is minimised.
Services provided by the Department to achieve these results include:
•	planning for integration between transport modes to deliver a more efficient and reliable customer experience, including balancing transport decisions against land use options, supporting growth areas with transport solutions, identifying and pursuing funding solutions and maintaining transport assets

•	designing, delivering and managing new transport infrastructure projects and programs and ensuring safety and security and

•	delivering a range of services, from operation, coordination and regulation of public transport and the provision of customer information services.
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

		Results
				The availability
			The	of transport
			movement of	options is	Transport	The impact
	2010-11		people and	aligned to the	infrastructure	of transport
	Budget	Transport in	goods is	needs of the	meets	on the
	Expenses	New South	efficient and	community and	acceptable	environment
Service Groups	$m	Wales is safe	reliable	the economy	standards	is minimised
Transport Infrastructure Development	3,799.6	✓	✓	✓	✓	✓
Integrated Transport Service Delivery	3,634.1	✓	✓	✓	✓	✓
Integrated Transport Planning and Management	1,599.6	✓	✓	✓	✓	✓

Total Expenses excluding Losses	9,033.3

Budget Estimates 2010-11	13 - 3

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Recent Achievements
The new streamlined transport structure is intended to deliver integrated transport planning and service delivery resulting in better transport outcomes for all users. The consolidation of similar functions across transport entities is aimed to reduce costs and provide additional funds for front-line services and staff.
Metropolitan Transport Plan
The Metropolitan Transport Plan: Connecting the City of Cities released in February 2010 sets out a 10-year fully funded package of transport infrastructure for the Sydney metropolitan area. The Plan will also benefit the Illawarra, Central Coast and Hunter areas. In addition to the investment in public transport, the plan includes $21.9 billion over the 10 years in joint State and Australian Government funding to increase the capacity of the road network. (Refer to page 13-10 for more detail on the Metropolitan Transport Plan).
MyZone
The MyZone fare system, introduced in April 2010, applies across the entire CityRail, State Transit, Sydney Ferries and private bus networks in the greater Sydney region, including the Blue Mountains, Illawarra, Central Coast and the Hunter. The new fare structure is part of a strategy to make fares simpler, to make public transport easier to use and to reward frequent commuters.
There are now fewer fare bands on all modes of public transport. On trains, fare bands reduced from twenty to five, on buses fare bands reduced from five to three and on ferries fare bands reduced from five to two. There are three new MyMulti tickets that give unlimited travel on all Sydney Ferries and government and private bus services, as well as travel within particular CityRail zones.
The new fare structure also recognises that many commuters travel long distances to work or travel more frequently. Commuters now benefit from a cap on weekly travel tickets, with a maximum weekly fare of $57 for outer travel zones and $41 per week for bus and ferry travel.
Electronic Ticketing
The consortium for the delivery of Sydney’s new $1.2 billion electronic ticketing system was announced in April 2010. The new system will use the proven technology of the London Oyster card to allow commuters to transit more easily between transport modes, with fares automatically deducted from a prepaid account. The system will be rolled out across the Greater Sydney public transport network from 2012.

13 - 4	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Taxi reform
Major reforms to the administration of taxi licensing were introduced in December 2009 to ensure the supply of taxis is more closely aligned to the growth in passenger demand. The increased availability of taxis should improve the reliability of the service and place downward pressure on fares over time.
Rail Services
Epping to Chatswood Rail Link
The $2.3 billion Epping to Chatswood Rail Link is a new, underground passenger rail service connecting Epping to Chatswood via North Ryde. Services commenced on 23 February 2009. As part of the project, three new state-of-the-art stations were built at North Ryde, Macquarie Park and Macquarie University. Epping Station was upgraded and the Chatswood Transport Interchange was redeveloped.
The October 2009 CityRail timetable provided over 100 additional weekday services and over 8,000 additional seats in the peak period. Over 8,000 customers use the new stations on the line each day.
South West Rail Link
The $2.1 billion South West rail project, currently under construction, will improve public transport for south west Sydney and link the south west to the major employment centres including Liverpool, Parramatta and the Sydney CBD.
The project includes an 11.4 kilometre twin track extension of the line from Glenfield to Leppington, with two new stations and commuter car parking at Edmondson Park and Leppington. Construction is due for completion in 2016.
The project will also deliver a major upgrade to Glenfield station, including lifts, additional commuter car parking, an upgrade of the bus/rail interchange and rail flyovers to the north and south of the station which will link the new rail line to the East Hills line. The Interchange is scheduled for completion in 2013.
In 2009-10, a commuter car park was opened at Seddon Park, work commenced on a new multi-storey commuter car park at Glenfield and pre-construction works are proceeding for the Glenfield Transport Interchange.

Budget Estimates 2010-11	13 - 5

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Cronulla Line Duplication and signalling upgrade
Four additional services per hour were added to the timetable following completion of the Cronulla branch line duplication. The $436 million project provided a second continuous track between Cronulla and Sutherland and a new computer-based signalling system. Upgrades were also completed at Cronulla, Kirrawee, Woolooware and Sutherland stations. The full benefits of the new infrastructure will come into effect when the new timetable is introduced later this year.
Other Rail Initiatives
•	CityRail’s 2009 Customer Charter was the first of its kind and established specific targets for improvements in key areas, including reliability, safety and cleanliness. All commitments were met by 31 December 2009.

•	The performance of CityRail services continues to improve. To the end of March 2010, CityRail peak on-time running was 96.8 per cent, compared with a target of 92 per cent. Patronage has experienced a modest decline in recent times, reflecting general economic conditions. However annual passenger journeys to March 2010 are still 22.3 million or 8 per cent higher than in the corresponding period to March 2007.

•	Rail Infrastructure Corporation has recently completed works along the Gap to Narrabri corridor that enabled an increase in the capacity of train paths, in line with the demand for coal from the Gunnedah Coal Basin.

•	The Northern Sydney Freight Corridor is an initiative of the Australian and New South Wales Governments to improve freight services between Sydney and Newcastle. Initial scoping studies are complete and validation of proposed projects for Stage 1 is being finalised.
Bus Services
The Government’s 300 Growth Buses program was accelerated with all buses to be delivered by the end of June 2010. Additional peak services were introduced on major corridors across Sydney. During 2009-10, two new Metrobus services commenced between Mascot and Gore Hill and between Sydenham and Mosman.
More than 2.2 million trips have been taken on the Wollongong Bus Shuttle in its first year of operation. Weekday services now average 10,000 trips, compared with just over 3,000 weekday trips a year ago and now operate at 10 minute intervals between 7am and 6pm on weekdays.

13 - 6	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Ferry Services
In April 2010, Sydney Ferries commenced operating under a new ferry system contract with the Department following the Government’s decision in December 2009 to retain ferry services on Sydney Harbour in public ownership.
Commuter Car Park Program
The current Commuter Car Park Program will deliver 7,000 extra commuter spaces across Sydney, the Blue Mountains, the Central Coast and the Illawarra. To date 27 of the 29 car parks in the program are either completed or under construction. Car parks completed and open to the public include Campbelltown, Glenfield (Seddon Park), Helensburgh, Holsworthy, Tuggerah, Wentworthville and Windsor.
Other Transport Services
During 2009-10, $40.1 million was allocated to 130 organisations under the Home and Community Care Program and the NSW Community Transport Program to help transport disadvantaged persons.
Roads
Improved Road Safety
More than $170 million will be spent on a package of road safety measures, announced in March 2010, which includes:
•	$50 million for safety reviews and improved works on six major state highways, including the Great Western, Mid Western, Mitchell, Oxley, Sturt and New England Highways

•	$50 million to install audio-tactile lines, wire rope barriers and widening road shoulders on roads with a poor history of head-on crashes or vehicles running off the road and

•	$45 million to fix unsafe roads that are the responsibility of local councils.
The road fatality rate has fallen from 7.3 fatalities per 100,000 population in 2006 to 6.5 fatalities per 100,000 population in 2009 (provisional).

Budget Estimates 2010-11	13 - 7

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Chart 13.1: NSW Road Traffic Crash Fatalities per 100,000 Population NSW, 1908-2009
In 2008, there were 374 fatalities, the lowest annual total since 1944. There were 460 fatalities in 2009 (provisional).
Easing Congestion
A $100 million network management strategy will ease congestion at pinch points on 23 sections of the road network by 2012. Works have already been completed at Campbelltown and on King Georges Road, Richmond Road and the Princes Highway.
Bus Priority Measures
To date over $218 million has been spent on bus priority measures on strategic transport corridors. The Public Transport Information and Priority System, which provides traffic signal priority for late running buses, has been completed for the entire State Transit Authority fleet of over 2,000 buses.

13 - 8	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Roads Maintenance Program
In 2009-10, over $1,000 million was invested on the maintenance of the NSW road network, including assistance to councils of more than $175 million.
More than $90 million was spent during 2009-10 on restoration works associated with major natural disaster events on the North Coast and in the north west, far west and the Riverina. Works will continue on the $60 million Timber Bridge Partnership providing assistance to local councils in managing timber bridges on regional roads. The program, which concludes in June 2011, will have replaced over 170 old timber bridges. As at March 2010, 98 new bridges were in service with a further 37 under construction.
Road Safety
Speed Management
Speed remains a significant factor in fatal crashes. In 2009, it is estimated that speed contributed to 209 deaths (45 per cent of total fatalities). The RTA is introducing safety cameras that enforce against red-light running and speeding at intersections, point-to-point enforcement of heavy vehicle speeding and advertising campaigns to increase community awareness of police enforcement.
Road Safety Infrastructure Assessments of Aboriginal Communities
The RTA led a multi-agency team conducting road safety infrastructure assessments on roads in and connecting Aboriginal communities across New South Wales. Assessments were conducted at 66 communities during 2009 and involved partnerships with the local Aboriginal Land Council and local councils.
Newell Highway Review
A review of road safety on the Newell Highway resulted in a three-year, $30 million program of safety works which commenced in 2009-10.

Budget Estimates 2010-11	13 - 9

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
School Zone Safety
A $46.5 million Flashing Lights Program is delivering flashing lights to 100 school zones a year over four years. School zone sites are selected on a number of criteria to ensure that schools with the highest priority receive flashing lights first.
A $14 million program, installing line markings on the road pavement in the form of ‘dragon’s teeth’, is being installed at the gateway to all school zones.
Intelligent Access Program
The Intelligent Access Program, mandatory from 1 July 2009 for heavy vehicles approved for Higher Mass Limits, uses satellite technology to manage heavy vehicle access and compliance. As at March 2010, 469 vehicles were fully enrolled in the program with 126 vehicles undertaking the enrolment process.
Heavy Vehicle Safety and Productivity Plan
The Heavy Vehicle Safety and Productivity Plan program is a joint State and Australian Government initiative totalling $16 million over two years. The program will deliver five new rest areas and 32 rest area upgrades. The program also finances safety assessment of bridges with a view to opening more of the road network to heavier trucks without compromising safety.
Security, Integrity and Services
A review was conducted of the integrity of RTA’s DRIVES database to identify potential fraud and identity crime. A facial recognition computer system to improve the security and integrity of driver licences and photo cards has been introduced. Online services have also been expanded to allow motor vehicle dealers to establish the registration of second hand vehicles online.
Roads Projects
Work is underway, or has concluded, on a number of key projects in the Sydney region and on major highways throughout New South Wales including:
•	Alfords Point Bridge northern approach

•	Cowpasture Road upgrade to a four-lane divided road

•	F3 Freeway, widening between Mount Colah and Cowan

•	F5 Freeway/Hume Highway widening between Ingleburn and Campbelltown

13 - 10	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
•	Inner West Busway along Victoria Road

•	planning for the M2 Upgrade, in conjunction with Hills Motorway

•	planning for the M5 Upgrade and

•	sections of the Great Western, Hume, Pacific, Princes, Bruxner, Oxley and Kings Highways.
Strategic Directions
The Metropolitan Transport Plan: Connecting the City of Cities released in February 2010 incorporates a fully funded $50.2 billion program of investment in Transport in New South Wales over the next 10 years.
The Plan is consistent with maintaining the State’s triple-A credit rating and includes:
•	a new $4.5 billion Western Express CityRail Service with new track from Eveleigh and a new five kilometre tunnel into new underground platforms at Redfern, Railway Square (near Central), City West (near Town Hall) and Wynyard. The project will improve capacity and travel times by separating western services from inner city trains

•	the $2.1 billion South West Rail Link, already under construction and due for completion by 2016

•	the $6.7 billion North West Rail Link from Epping to Rouse Hill, including six new stations at Franklin Road, Castle Hill, Hills Centre, Norwest, Burns Road and Rouse Hill, with work starting in 2017

•	a $500 million expansion of the current light rail system, with up to 20 new stations and almost 10 kilometres of new track

•	$2.9 billion for improvements to bus services, including 1,000 new buses; new bus priority measures and new depots

•	$3.1 billion for new trains over the next 10 years, in addition to the 626 carriages already on order

•	$158 million in cycleways to complete many of Sydney’s high priority missing links

Budget Estimates 2010-11	13 - 11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
•	more than $400 million for commuter car parks, including Rockdale, Mortdale, Mount Druitt, Padstow and Cabramatta

•	$57 million Commuter Infrastructure Fund for local transport partnerships

•	$225 million over 10 years for Sydney Ferries, including the replacement of six vessels

•	$21.9 billion over the next 10 years for continued investment in the road network

•	$536 million for motorway planning, transit corridor reservations and land acquisition for future projects and

•	$483 million from the State and Australian Governments to deliver important freight works in Sydney, including a NSW Freight Strategy to help facilitate developments such as intermodal freight terminals.
Regional New South Wales
Regional Transport Plans will be developed for all NSW regions commencing with the Hunter, Central Coast, Illawarra and Murray regions. The focus will be on improving services and safety, to enhance accessibility as well as on going maintenance for passenger and freight transport.
2010-11 Budget Initiatives
Total Expenses
The Department’s total expenses for 2010-11 are budgeted at $9 billion. This includes $4.6 billion for grants (as well as funded depreciation and finance costs) to rail, bus and ferry transport service providers and $4.3 billion in grants to the RTA.

13 - 12	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Transport Interchanges and Commuter Car Parks
In 2010-11, construction will continue on 15 new commuter car parks under the Commuter Car Park Program, financed by the Parking Space Levy and State contributions, at:
•	suburban Sydney — Berowra, Glenfield, Waterfall, Emu Plains, Macarthur (multi-deck and at grade facilities), St Marys, Seven Hills, Revesby, Quakers Hill, Blacktown and Warwick Farm

•	Central Coast —Woy Woy and Wyong and

•	Illawarra — Wollongong.
Funding has been provided for new car parks at Gosford (partly funded by the Australian Government), Broadmeadow and Blaxland. Works will also commence on new car parks at Rockdale, Mortdale, Mount Druitt, Padstow and Cabramatta.
Transport interchanges will also be upgraded at Werrington, North Strathfield, Sutherland, Kingswood, Granville, Panania (Bus Shelter), Narwee, Allawah, Kogarah and Fairfield. Works will be also be finalised on the Hurstville bus interchange.
Construction will commence on the Barangaroo pedestrian link to provide easy access between Wynyard station and Barangaroo by way of a tunnel and bridge.
Rail Services
Budget grants for rail will total $3,250 million in 2010-11, an increase of $129 million or 4.1 per cent on the 2009-10 Budget.
In 2010-11, the Department will provide:
•	$1,647 million to RailCorp toward the operating costs of CityRail and CountryLink passenger services

•	$854 million to RailCorp for capital investment, as a contribution toward improved rail services

•	$481 million to the Transport Infrastructure Development Corporation for development of the rail network and

•	$174 million to Rail Infrastructure Corporation for maintenance and other works on the country regional network.

Budget Estimates 2010-11	13 - 13

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Passenger Rail
RailCorp plans to spend around $2,700 million (excluding depreciation) in 2010-11 on CityRail and CountryLink services. Operating costs will be financed by Budget grants of $1,647 million (including a contribution to concessional rail travel for students and pensioners), farebox revenue of $725 million, miscellaneous income and internal funds.
RailCorp’s total capital program in 2010-11 is $1,519 million. This includes $160 million for asset maintenance works and $191 million, representing the value of new Waratah rollingstock being delivered in 2010-11, as part of the PPP arrangement. The program is funded by Budget grants of $854 million, with the balance from borrowings and internal funds.
Light Rail
In 2010-11, $55 million will be provided to accelerate work on the $500 million expansion of the Sydney light rail network. Two new sections, a 5.6 kilometre line from Lilyfield to Dulwich Hill and a 4.1 kilometre line from Haymarket to Circular Quay via Barangaroo, as well as up to 20 new stations, will be added to the network.
South West Rail Link
In 2010-11, $278 million will be available for pre-construction work on the new rail extension to Leppington. Works will continue on the Glenfield Transport Interchange, northern and southern flyovers and completion of the new multi-storey commuter car park at Glenfield.
Western Express Service
The $4.5 billion Western Express CityRail project will extend the main west tracks, which currently terminate at Central, via a new track from Eveleigh into new underground platforms at Redfern, Railway Square (near Central), City West (near Town Hall) and Wynyard. The project will improve capacity and reduce travel times between the Sydney CBD and western Sydney. In 2010-11, $30 million will be spent on design and planning work.

13 - 14	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Rail Clearways
In 2010-11, $303.9 million will be made available to fund a number of projects including continuation of works on turnbacks at Homebush, Lidcombe and Liverpool, the Kingsgrove to Revesby quadruplication, duplication of the Richmond line and a new platform at Macarthur.
Rollingstock
In 2010-11, $299.2 million will be available for expenditure on rollingstock acquisition and upgrades including:
•	$125.7 million to progress ancillary works on the privately financed project for 626 new air-conditioned Waratah carriages for the CityRail network

•	$145 million to progress the purchase of a further 74 new outer suburban carriages for intercity services

•	$12.2 million for rollingstock enhancements, $10.5 million for passenger initiated egress and $826,000 for long haul fleet car refurbishment and

•	$5 million for finalisation of the acquisition of 122 new outer suburban carriages for intercity services.
Customer Service Initiatives
Over $250 million will be spent to improve customer services, amenities and accessibility including:
•	$27.4 million for Easy Access and station upgrades across the CityRail network, including the completion of works at Burwood and continuation of works at Martin Place, St James, Central (east entry) and Picton stations. Project development works have commenced for Sydenham and Windsor stations and an accessibility upgrade at Quakers Hill station

•	$9.3 million for the Hurstville Station upgrade, $13.3 million for the Newtown Station upgrade as well as funds to enable works at Tuggerah, Cardiff and Minto stations. Planning for redevelopment of CBD and Redfern stations will continue as well as planning for new stations at Flinders and North Warnervale

•	$17.5 million for passenger information systems to improve customer communications

Budget Estimates 2010-11	13 - 15

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
•	$159.8 million for various safety and reliability improvements to infrastructure, including electrical traction power supply through new or upgraded substations and high voltage transmission lines to meet the needs of new generation Waratah rollingstock and improved safety and security measures for commuters and staff and

•	$22.4 million for a new stabling facility at Emu Plains for efficient deployment of the new air-conditioned Waratah trains for Western Sydney.
Rail Infrastructure Corporation
In 2010-11, $155.3 million will be available to RIC to manage the Country Regional Network, plus $12.2 million as part of the State’s obligation to contribute towards investments on the main interstate and Hunter Valley rail networks.
The $75.9 million capital program in 2010-11 includes $46.6 million for steel re-sleepering, $8.5 million for drainage and track upgrade works on the Marrangaroo tunnel and $3.2 million to complete the Bathurst bridge replacement.
Bus Services
All regular passenger bus services in New South Wales are now exclusively delivered through contracts with the Department of Transport and Infrastructure. Funding is provided to both underwrite bus operations and to support the acquisition of new buses. In 2010-11, $1,110 million will be spent on bus services, an increase of 14.9 per cent on 2009-10. Funding will allow 506 new buses to be acquired under the metropolitan and outer metropolitan contracts at a cost of $323.2 million as follows:
•	100 new buses, part of the Metropolitan Transport Plan

•	accelerate delivery of a further 100 new buses, part of the Metropolitan Transport Plan. In the first year of the program 200 new buses will be added to the fleet

•	119 replacement buses for private transport operators

•	87 replacement buses for the State Transit Authority and

•	100 articulated buses as part of the 150 growth buses for the State Transit Authority.

13 - 16	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
State Transit Services
Payments for STA services are budgeted at $352.1 million in 2010-11, an increase of $31.4 million over 2009-10. STA will acquire 187 of the 506 new buses planned for 2010-11.
The $42.5 million capital works program for the STA includes depot redevelopment and upgrading works.
Private Bus Services
Funding for private metropolitan and outer metropolitan bus operators is estimated at $403.9 million in 2010-11. Private bus operators will acquire 319 of the 506 new buses planned for 2010-11.
A further $355.4 million will be available for rural and regional bus services which now operate under new contract arrangements.
Sydney Ferries
Over the seven-year term of the new service contract with the Department of Transport and Infrastructure, Sydney Ferries will receive payments totalling $589.3 million. An amount of $84.7 million will be available in 2010-11 for contract payments.
Under the new Ferry System Contract, Sydney Ferries and the Department will commence a network review and fleet procurement strategy to ensure Sydney Ferries continues to reflect passengers’ needs and deliver service improvements.
Sydney Ferries capital program of $25.6 million includes $2 million for the start of the $30 million acquisition program for new vessels announced in the Metropolitan Transport Plan.
Roads
The Roads and Traffic Authority (RTA) is a statutory authority established in 1989 under the Transport Administration Act 1988. The focus of the RTA is to deliver a safe, sustainable and efficient road transport system by managing, operating, maintaining and developing the road network, regulating road use and educating road users.

Budget Estimates 2010-11	13 - 17

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
The recently released Metropolitan Transport Plan incorporates a fully funded 10 year transport strategy that is linked to land use planning and provides a framework for transport decisions over the next decade. The Plan includes $21.9 billion of capital expenditure over the next 10 years for continued investment in the road network across the State.
The Budget provides a record $4,722 million for roads in 2010-11, an increase of $487 million on 2009-10 projected expenditure. This funding will build and maintain critical road infrastructure across New South Wales.
Key highlights include:
•	$2,200 million to build new roads

•	$1,000 million for maintenance of the state’s existing roads

•	$336 million in improvements to the traffic network

•	$875 million invested on the Pacific Highway — representing 19 per cent of the entire New South Wales roads budget and

•	a record $234 million in road safety initiatives.
Over $3.5 billion of the 2010-11 Budget will be directed to rural and regional roads, around three quarters of the Roads budget.
The RTA’s total operating expenditure (excluding depreciation and non cash grants of $979 million) is estimated at $1,968 million in 2010-11.
Roads Capital Program
The total roads program capital expenditure budget is nearly $2.8 billion in 2010-11. Major capital projects include:
•	the Pacific Highway upgrade program

•	the Hume Highway bypasses at Tarcutta, Woomargama and Holbrook

•	improved facilities for buses on Victoria Road between Gladesville and Rozelle

•	the upgrade program for key roads in Sydney’s south-west

13 - 18	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
•	the upgrade of key roads in Sydney’s north-west

•	the Great Western Highway upgrade and

•	commencement of major construction of the Hunter Expressway.
Refer to Budget Paper No 4 Infrastructure Statement for detailed descriptions and costings of major infrastructure projects.
Community Groups and Transport Subsidy Schemes
The Government provides a wide range of public transport concessions and subsidies to various disadvantaged groups to assist access to services, education and employment. Payments to community groups are estimated at $93.6 million in 2010-11. This includes $39.1 million to assist frail aged and younger people with disabilities and their carers, $25.8 million for taxi subsidies for people with severe disabilities and $4 million to assist people who are transport disadvantaged to access transport services.
School Student Transport Scheme
The School Student Transport Scheme provides subsidised travel to and from school for eligible students on Government and private bus, rail and ferry services, long distance coaches and in private vehicles where no public transport service exists.
In 2010-11, 495,000 students are estimated to receive benefits with an estimated value of $541 million or $1,093 per student.
Capital Expenditure
The Department of Transport and Infrastructure capital program for 2010-11 is $334.5 million and includes $323.2 million for 506 new buses to be funded under the metropolitan and outer metropolitan contracts. Further detail on the capital programs for the RTA and for transport service providers is included under 2010-11 Budget Initiatives.

Budget Estimates 2010-11	13 - 19

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Result Indicators
Transport in New South Wales is safe

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Improve road safety: reduce fatalities (a)	no.	5.4	6.2	6.5	6.4	6.2
Bus operator on-road compliance audits completed	no.	5,464	5,135	4,500	4,500	4,550
Taxi operator on-road compliance audits completed	no.	5,578	5,936	6,500	6,500	6,550

(a)	This indicator contributes to the measurement of a State Plan Target to reduce fatalities to 4.9 per 100,000 population by 2016. Forecast to 2010 based on national road safety target to 2010, post 2010 based on State Plan 2016 target.
The movement of people and goods is efficient and reliable

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Increasing the share of commuter trips made by public transport to and from:
Sydney CBD during peak hours (a)%	75.0	75.5	74.0	76.1	76.7
Parramatta CBD during peak hours (b)%	n.a.	38.0	39.0	40.4	41.7
Newcastle CBD during peak hours (c)%	n.a.	15.3	15.3	15.9	16.4
Wollongong CBD during peak hours (d)%	n.a.	9.0	9.1	9.8	10.5
Liverpool CBD during peak hours (e)%	n.a.	15.0	15.0	15.6	16.2
Penrith CBD during peak hours (f)%	n.a.	21.1	21.1	21.6	22.1
Proportion of total journeys to work by public transport in the Sydney Metropolitan Region (g)%	22.3	23.9	22.2	24.4	24.9
Provide reliable public transport: (h)
On time running of peak CityRail trains %	93.4	95.5	92.0	96.8	92.0
On time departure of Sydney buses %	95.6	96.1	95.0	95.0	95.0
On time running of Sydney ferries %	98.3	98.1	99.5	98.1	99.5

13 - 20	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Result Indicators (cont)
The movement of people and goods is efficient and reliable (cont)

Improve the road network:
Travel speed over 7 major urban routes: (i)
AM	km/h	30	31	30	30	30
PM	km/h	43	43	41	41	41
Average incident clearance time of 98 per cent of unplanned incidents on principal transport routes (j)	mins	39	35	40	40	40
Proportion of container freight movement by rail out of Port Botany (k)%		n.a.	22.9	21.7	19.5	19.5
Indicators a) to g) contribute to the measurement of State Plan Target: improve the public transport system.
The Target is to increase the share of trips made during peak hours by public transport to and from:
(a)	the Sydney CBD to 80 per cent by 2016

(b)	the Parramatta CBD to 50 per cent by 2016

(c)	the Newcastle CBD to 20 per cent by 2016

(d)	the Wollongong CBD to 15 per cent by 2016

(e)	the Liverpool CBD to 20 per cent by 2016 and

(f)	the Penrith CBD to 25 per cent by 2016.

(g)	The target is to increase the proportion of total journeys to work by public transport in the Sydney Metropolitan Region to 28 per cent by 2016.
Indicator h) contributes to the measurement of State Plan Target: provide reliable public transport.
(h)	The reliability targets are set at: trains — 92 per cent, buses — 95 per cent and ferries - 99.5 per cent. 96.8 per cent for 2009-10 Revised is the actual year to date result to March 2010.
Indicator i) to k) contributes to the measurement of State Plan Target: improve the road network.
(i)	The target is to improve the efficiency of the road network during peak times measured by travel speeds and volumes on Sydney’s road corridors.

(j)	The target is for 98 per cent of incidents on principal transport routes are cleared, on average, to be within 40 minutes of being reported.

(k)	The target is to increase the proportion of container freight movement by rail out of Port Botany to 40 per cent by 2016.

Budget Estimates 2010-11	13 - 21

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Result Indicators (cont)
The availability of transport options is aligned to the needs of the community and the economy

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

School Student Transport Scheme beneficiaries (a)	thous	663	495	665	495	495
Community transport organisations meeting service quality measures	%	92.0	93.8	92.5	92.5	92.5

(a)	The number of school students who are provided with transport assistance to access education. A review of entitlement under the scheme determined that the forecast numbers included beneficiaries with multiple entitlements.
Transport infrastructure meets acceptable standards

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Ride quality: smoothness of State roads (per cent rated good) (a)%		89	89	89	90	90
Pavement durability: average rate of cracking on State roads (per cent rated good)%		78	76	78	77	78
Carriageway kilometres of high roughness on sealed State roads	km	559	541	559	541	541
Carriageway kilometres of narrow sealed width (< 7 metres) high trafficked rural State roads	km	1,748	1,643	1,600	1,550	1,500

(a)	This indicator contributes to the measurement of the State Plan Target of improving the combined ride quality (smoothness) of urban and rural State roads to 93 per cent by 2016.

13 - 22	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Result Indicators (cont)
The impact of transport on the environment is minimised

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Increase walking and cycling:
increase walking the mode share of bicycle trips (a)%		n.a.	1.1	1.1	1.6	2.1
Total of fleet that are “Green” buses	%	n.a.	24	26	36	39

(a)	This indicator contributes to the measurement of the State Plan Target to increase the mode share of bicycle trips made in the Greater Sydney region, at a local and district level, to 5 per cent by 2016.

Budget Estimates 2010-11	13 - 23

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Service Group Statements
Transport Infrastructure and Development

Service Description:	This service group covers the development and construction of new infrastructure along with enhancing the existing public transport system and the road network. It also includes delivering improved transport connections and incorporates the projects outlined in the Metropolitan Transport Plan.

Linkage to Results:	This service group contributes to a transport system that maximises benefits for the community and the economy by working towards a range of intermediate results that include the following:
•	enhancing the existing transport network to move more people and goods

•	prioritising investment of ongoing works to maintain the condition and value of transport assets

•	designing, delivering and managing new transport infrastructure projects and programs and optimising safety and security

•	implementing intelligent transport systems and integrated ticketing for public transport and

•	working collaboratively across government agencies, local government and the private sector to respond to growing transport infrastructure demands.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Households within 400 metres of a rail line or a bus route during commuter peaks, inter-peak and weekend day time	%	75	80	85	83	85
Households within 800 metres of a rail line or a bus route at other times	%	70	82	90	90	90
Major roadworks completed within 10 per cent of planned duration	%	95	92	90	90	90
Major roadworks completed within 10 per cent of authorised cost	%	100	92	90	90	90

Employees:	FTE	n.a.	n.a.	n.a.	65	65
The Department of Transport and Infrastructure commenced operation on 1 July 2009.

13 - 24	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Service Group Statements (cont)
Transport Infrastructure and Development (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,459,184	1,488,926	3,799,606
Total expenses include the following:
Employee related	2,057	1,976	1,898
Other operating expenses	847	991	1,088
Grants and subsidies:	1,452,889	1,482,379	3,793,844
Roads and Traffic Authority — Capital and Operating Grants	—	—	2,237,726
South West Rail Link	186,000	186,000	406,395
Rail Corporation — Capital Grant	588,234	707,719	853,607
Light Rail Expansion (Metropolitan Transport Plan)	—	2,000	55,000
Transport Infrastructure Development Corporation — Car Parks and Interchanges	40,500	92,680	74,900

Total Retained Revenue	4,098	4,280	4,532

NET COST OF SERVICES	1,455,086	1,484,646	3,795,074

CAPITAL EXPENDITURE	222,192	311,960	334,502

Budget Estimates 2010-11	13 - 25

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Service Group Statements (cont)
Integrated Transport Service Delivery

Service Description:	This service group covers the delivery of a range of transport services, from operation, coordination and regulation of public transport, to transport service contracts, pricing and ticketing and the provision of customer information services. This includes delivering more specialised services to better connect local communities and providing assistance to disadvantaged groups. This service group also seeks to implement initiatives to increase safe road use behaviour to ensure that drivers and riders are eligible, competent and identified, vehicles are road worthy and meet emissions standards and a high standard of customer service is maintained.

Linkage to Results:	This service group contributes to a transport system that maximises benefits for the community and the economy by working towards a range of intermediate results that include the following:
•	providing efficient and comfortable transport services

•	ensuring that the road network, principal transport routes and freight movements are connected

•	making transport information available and easily accessible

•	ensuring that transport in New South Wales is safe through transport regulation, compliance and enforcement frameworks and

•	ensuring that the impact of transport on the environment is minimised.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Crash related treatments (includes State and Australian Government funded treatments) (a)	no.	257	156	106	134	178
Heavy vehicle inspections	thous	96	100	102	104	107
Enhanced enforcement hours	thous	133.8	178.8	178.8	203.5	230.5
Licensed drivers and riders	mill	4.64	4.72	4.76	4.77	4.84
Registered vehicles	mill	5.20	5.33	5.40	5.44	5.56
Total service cost (registration and licensing and other services) per weighted transaction (b)		$6.45	6.60	6.73	6.40	6.04
M4/M5 cashback claims	thous	718	764	695	747	600
M4/M5 cashback claims paid	$m	100	107	96	103	85
Bus feedback compliments received per 100,000 passengers	no.	1.06	1.01	1.40	1.54	1.60
Bus feedback complaints received per 100,000 passengers (c)	no.	18.6	20.7	18.9	20.2	20.5

13 - 26	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Service Group Statements (cont)
Integrated Transport Service Delivery (cont)

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Taxi feedback complaints resolved within benchmark	%	96.8	94.0	95.0	88.8	90.0
Customers using transport information services	mill	9.4	11.6	11.9	11.9	12.8
Number of 131500 customer complaints per 100,000 transactions	no.	15	12	13	13	13

(a)	In 2009-10 fewer, more complex projects will be undertaken.

(b)	This indicator has been revised to reflect the structure for delivering registration, licensing and other services. Costs and weighted transactions for areas that specifically focus on service delivery through face-to-face, telephone and internet channels are included in the computation.

(c)	The forecast for 2010-11 anticipates increased levels of feedback following the finalisation of network implementations in Metropolitan Sydney and the rollout of new networks in outer Metropolitan areas.

Employees:	FTE	n.a.	n.a.	n.a.	211	211
The Department of Transport and Infrastructure commenced operation on 1 July 2009.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	2,934,555	3,010,835	3,634,092
Total expenses include the following:
Employee related	29,304	28,124	27,019
Other operating expenses	5,934	7,307	7,714
Grants and subsidies:	2,824,039	2,885,042	3,479,720
Roads and Traffic Authority — Capital and Operating Grants	—	—	523,716
Rail Corporation — contract services and concessions	1,574,327	1,580,887	1,592,382
Private Buses (Metropolitan & Outer Metropolitan) — contract services and concessions	284,391	312,704	348,665
Private Buses (Rural & Regional — contract services and concessions)	323,283	343,128	355,391

Budget Estimates 2010-11	13 - 27

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Service Group Statements (cont)
Integrated Transport Service Delivery (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

State Transit Authority — contract services and concessions	295,959	291,346	310,476
Sydney Ferries — contract services and concessions	83,046	86,746	84,679
Rail Infrastructure Corporation — Country Regional Network	156,500	156,500	155,288
Taxi Transport Subsidy Scheme	25,626	24,294	25,756
Community Transport Funding (including HACC)	40,139	40,139	43,089
Other expenses	18,307	24,372	22,396

Total Retained Revenue	55,206	62,991	57,133

NET COST OF SERVICES	2,879,349	2,947,844	3,576,959

13 - 28	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Service Group Statements (cont)
Integrated Transport Planning and Management

Service Description:	This service group covers planning for integration between transport modes to deliver a more efficient and reliable customer experience. It also includes the development of strategic policy to influence land use planning, coordinates strategies to address future growth and transport demands of the community and industry. This service group also seeks to ensure safe, reliable movement of people and goods on the arterial road network and manage the primary arterial network to retain the value and quality of the infrastructure as a long-term renewable asset.

Linkage to Results:	This service group contributes to a transport system that maximises benefits for the community and the economy by working towards a range of intermediate results that include the following:
•	ensuring that the road network and public transport system plans are aligned with other travel modes, connection points and improve accessibility

•	consulting with the community, partners and stakeholders on transport projects, programs and services

•	people, freight movement and incident management systems are optimised

•	ensuring the road network has been maintained to the required condition and value

•	maximising safety of the road environment

•	balancing transport decisions against land use options including the impact of transport on the environment

•	supporting new growth areas with appropriate transport solutions and

•	identifying and pursuing appropriate funding options for mode specific plans and regional plans.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Bus Priority Measures: length of strategic bus corridor treated (infrastructure)%		38	46	54	54	61
Bus lane length	km	112	127	133	133	142
Transit lane length	km	87	86	87	80	75

Budget Estimates 2010-11	13 - 29

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE
Service Group Statements (cont)
Integrated Transport Planning and Management (cont)

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Maintenance and reconstruction expenditure on State roads per kilometre of roadway	$000	47	47	47	49	50
Average annual rate of rebuilding of sealed roads (a)%		1.1	0.8	1.1	1.0	1.0
Strategic bus corridors implemented consistent with Strategic Bus Corridor Network Plan	%	44	60	100	79	83
CityRail services passenger journeys	mill	296.1	304.8	307.2	301.6	311.3
Sydney Ferries passenger journeys	mill	14.0	14.3	14.5	14.5	14.8
Metropolitan bus services passenger boards (b)	mill	195	207	218	208	211

(a)	The rebuilding of sealed roads indicator consists of contributions from both the major new infrastructure program and the maintenance rehabilitation and reconstruction programs. The contribution from major projects has been estimated at an average of 0.3 per cent each year. The actual contribution from major projects may vary from year to year.

(b)	The 2009-10 Forecast included Metropolitan and outer Metropolitan Sydney bus services.

Employees:	FTE	n.a.	n.a.	n.a.	97	97
The Department of Transport and Infrastructure commenced operation on 1 July 2009.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	28,318	28,307	1,599,566
Total expenses include the following:
Employee related	20,383	19,561	18,793
Other operating expenses	2,729	3,533	3,595
Grants and subsidies:	5,024	5,024	1,577,001
Roads and Traffic Authority — Capital and Operating Grants	—	—	1,571,977

Total Retained Revenue	1,517	2,085	2,108

NET COST OF SERVICES	26,801	26,222	1,597,458

13 - 30	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	51,744	49,661	47,710
Other operating expenses	9,510	11,831	12,397
Depreciation and amortisation	27,424	30,164	42,495
Grants and subsidies	4,281,952	4,372,445	8,850,565
Finance costs	33,120	39,595	57,701
Other expenses	18,307	24,372	22,396

Total Expenses Excluding Losses	4,422,057	4,528,068	9,033,264

Less:
Retained Revenue
Sales of goods and services	8,555	10,112	10,775
Investment income	2,600	3,093	2,665
Retained taxes, fees and fines	2,053	2,159	2,101
Grants and contributions	44,001	50,380	44,377
Other revenue	3,612	3,612	3,855

Total Retained Revenue	60,821	69,356	63,773

NET COST OF SERVICES	4,361,236	4,458,712	8,969,491

Recurrent Funding Statement
Net Cost of Services	4,361,236	4,458,712	8,969,491
Recurrent Services Appropriation	4,346,222	4,439,620	8,964,222

Capital Expenditure Statement
Capital Expenditure	222,192	311,960	334,502
Capital Works and Services Appropriation	14,723	14,723	3,979

Budget Estimates 2010-11	13 - 31

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet
ASSETS
Current Assets
Cash assets	13,921	22,782	19,350
Receivables	12,026	15,346	15,346

Total Current Assets	25,947	38,128	34,696

Non Current Assets
Receivables	254	341	343
Property, plant and equipment —
Land and building	18	—	—
Plant and equipment	624,426	691,229	982,571
Infrastructure systems	34,705	33,707	40,946
Intangibles	7,717	9,494	6,775

Total Non Current Assets	667,120	734,771	1,030,635

Total Assets	693,067	772,899	1,065,331

LIABILITIES
Current Liabilities
Payables	33,683	29,273	29,274
Borrowings at amortised cost	19,183	28,000	28,000
Provisions	4,007	4,018	4,018

Total Current Liabilities	56,873	61,291	61,292

Non Current Liabilities
Borrowings at amortised cost	603,712	661,597	952,985
Other	31	45	45

Total Non Current Liabilities	603,743	661,642	953,030

Total Liabilities	660,616	722,933	1,014,322

NET ASSETS	32,451	49,966	51,009

EQUITY
Accumulated funds	32,451	49,966	51,009

TOTAL EQUITY	32,451	49,966	51,009

13 - 32	Budget Estimates 2010-11

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	49,466	46,757	45,377
Grants and subsidies	4,271,216	4,352,853	8,850,565
Finance costs	33,120	39,595	57,701
Other	102,814	125,247	122,975

Total Payments	4,456,616	4,564,452	9,076,618

Receipts
Sale of goods and services	8,555	10,112	10,775
Interest	2,600	3,613	2,665
Other	121,054	138,622	134,659

Total Receipts	132,209	152,347	148,099

NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,324,407)	(4,412,105)	(8,928,519)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(12,331)	(12,331)	(3,979)
Other	(2,392)	(2,392)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(14,723)	(14,723)	(3,979)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(23,448)	(25,977)	(39,135)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(23,448)	(25,977)	(39,135)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	4,346,222	4,439,620	8,964,222
Capital appropriation	14,723	14,723	3,979
Cash transfers to Consolidated Fund	—	(6,293)	—

NET CASH FLOWS FROM GOVERNMENT	4,360,945	4,448,050	8,968,201

NET INCREASE/(DECREASE) IN CASH	(1,633)	(4,755)	(3,432)
Opening Cash and Cash Equivalents	15,554	27,537	22,782

CLOSING CASH AND CASH EQUIVALENTS	13,921	22,782	19,350

Budget Estimates 2010-11	13 - 33

DEPARTMENT OF TRANSPORT AND INFRASTRUCTURE

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(4,361,236)	(4,458,712)	(8,969,491)
Non cash items added back	36,826	39,882	40,973
Change in operating assets and liabilities	3	6,725	(1)

Net cash flow from operating activities	(4,324,407)	(4,412,105)	(8,928,519)

13 - 34	Budget Estimates 2010-11

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
The Independent Transport Safety and Reliability Regulator (ITSRR) is a statutory authority reporting to the Minister for Transport. It has the principal objective of facilitating the safe operation of transport services in New South Wales.
ITSRR also promotes safety and reliability as fundamental objectives in the delivery of transport services whilst demonstrating independence and rigour in carrying out its regulatory and investigative functions.
Continuous improvement in safety and reliability of transport services is promoted through development and application of regulation and advice in respect of transport industry performance and emerging issues.
Results and Services
ITSRR achieves its mandate by working towards the following results:
•	Organisations involved in railway operations have systems that influence and direct identification of risk and promote a continuously improving safety culture.

•	Highly regarded safety and reliability advice is provided to Government, transport operators and the community.

•	Frameworks for regulating safety in rail, bus and ferry services are enhanced.
Key services provided by ITSRR to contribute to these results include:
•	accreditation of rail transport operators combined with compliance and enforcement activity to ensure operators have, and maintain, appropriate safety management systems and that safety risk is kept as low as is reasonably practicable

•	use of regulatory and enforcement powers to ensure organisations involved in railway operations comply with rail safety legislation, implement specific safety requirements and where necessary, to ensure that identified unsatisfactory safety risks are addressed

Budget Estimates 2010-11	13 - 35

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
•	leadership in transport safety advice, including providing advice to Government and industry, and information to the community, on safety performance and strategic coordination of safety regulation with the Department of Transport and Infrastructure, the Maritime Authority of New South Wales and the Roads and Traffic Authority of New South Wales to promote better regulatory practice across the rail, bus and ferry sectors and

•	provision of high quality advice and reporting on transport service reliability and sustainability issues that inform critical decisions on the performance of the publicly funded transport network.
The key services provided by ITSRR and the way in which they are expected to contribute to results are set out in the following table:

Results
Organisations
involved in
railway
operations have
		systems that		Improvements
		effectively		made by
		manage risk and		regulators to
	2010-11	have a	Highly regarded	safety regulatory
	Budget	continuously	and sought after	frameworks for
	Expenses	improving safety	safety and	rail, bus and
Service Groups	$m	culture	reliability advice	ferry sectors
Rail Safety Regulation	10.0	✓	✓
Transport Safety and Reliability Advice	6.6	✓	✓	✓

Total Expenses Excluding Losses	16.6

Recent Achievements
ITSRR has:
•	implemented rigorous monitoring of safety management practices and performance of rail operators to improve safety outcomes

•	provided advice to rail operators on contractor obligations, private sidings, road/rail interface and rail safety worker competency requirements, with record numbers attending ITSRR’s seminars

13 - 36	Budget Estimates 2010-11

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
•	conducted an inaugural bus customer survey and the annual rail customer survey and

•	provided significant input into the national reform process on the establishment of the national rail safety regulator and on the development of national rail safety legislation, through its chair of the national Rail Safety Regulation Review Advisory Committee which is advising the National Transport Commission.
Strategic Directions
ITSRR’s strategic directions for 2010-11 are to:
•	address high level and systemic risks with rail transport operators through increased compliance inspections and use of compliance tools

•	promote continuous improvement in the management of safety risk in railway operations

•	proactively research emerging safety and reliability issues and provide strategic advice on those issues and

•	monitor and report on the implementation of recommendations arising from independent investigation reports into rail, bus and ferry accidents.
2010-11 Budget Initiatives
Total Expenses
Total Expenses for ITSRR are estimated at $16.6 million in 2010-11 including:
•	$10 million for enforcement of rail safety legislation, including the accreditation of rail operators, the conduct of safety compliance audits, inspections, investigations and prosecutions and the provision of regulatory intelligence at both operator and network levels and

•	$6.6 million to collect and analyse rail safety incident data, promote and educate about safety improvements, including the reliability of publicly funded transport services and to work with transport agencies on transport safety regulatory frameworks.
Capital Expenditure
Capital expenditure of $50,000 in 2010-11 is for the renewal of equipment.

Budget Estimates 2010-11	13 - 37

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
Result Indicators
Organisations involved in railway operations have systems that effectively manage risk and have a continuously improving safety culture

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Fatalities on the NSW rail network: (a)
Passenger	no.	1	1	n.a.	1	n.a.
Rail employee	no.	2	1	n.a.	0	n.a.
Incidents on the NSW rail network per million train kilometres: (b)
Running line derailment	no.	0.6	0.2	n.a.	0.8	n.a.
Running line collision between trains	no.	0.1	0.2	n.a.	0.1	n.a.
Level crossing occurrences: road vehicle collision	no.	0.1	0.1	n.a.	0.1	n.a.
Recommendations from independent investigation rail accident reports closed (c)%		79	79	80	80	n.a.
Annual Safety Performance Reports received by ITSRR from rail operators identifying self-improvement safety initiatives (d)%		78	67	80	70	n.a.

(a)	Data for 2009-10 reflects actual data for July 2009-February 2010.

(b)	Data for 2009-10 reflects actual data for July 2009-February 2010.

(c)	This indicator reflects ITSRR’s role in ensuring that major investigations on rail accidents recommending safety improvements are acted upon. It measures the implementation of the Office of Transport Safety Investigations, the Australian Transport Safety Bureau and Coronial inquiry reports.

(d)	This indicator reflects whether industry is meeting its safety reporting requirements and demonstrating an improving safety culture through self-initiated actions. ITSRR is revising its process to align with new national requirements and time frames.

13 - 38	Budget Estimates 2010-11

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
Result Indicators (cont)
Highly regarded and sought after safety advice

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Participants who agreed or strongly agreed that ITSRR’s seminar helped them better manage rail safety	%	n.a.	85	85	89	90
ITSRR surveys its seminar participants to ensure that information provided is meaningful and to inform future seminars.
Improvements made by regulators to safety regulatory frameworks for rail, bus and ferry sectors

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Recommendations from independent investigations into rail, bus and ferry accidents closed	%	76	82	n.a.	85	n.a.
ITSRR works with the Department of Transport and Infrastructure and the Maritime Authority of NSW to ensure recommendations on safety for all transport modes (rail, bus and ferry) arising from independent investigation reports are monitored and acted upon. It is not possible to forecast future closure.

Budget Estimates 2010-11	13 - 39

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
Service Group Statements
Rail Safety Regulation
Service Description:	This service group delivers accreditation and enforcement of safety requirements, including audits, inspections, investigations and prosecutions, and the monitoring of the implementation of independent rail safety investigation reports.

Linkage to Results:	This service group contributes to the following intermediate results:
•	Organisations involved in railway operations have systems for effectively managing risks and for promoting improvements in safety culture.

•	Highly regarded and sought after safety and reliability advice is provided.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Compliance activities completed (audits and compliance inspections)	no.	190	312	250	220	n.a.
Compliance investigations completed	no.	7	24	n.a.	25	n.a.
Statutory notices issued (Prohibition and Improvement)	no.	23	24	n.a.	35	n.a.

Employees:	FTE	64	62	62	49	51
Employee numbers have changed in 2009-10 and future years due to the merging of service groups. The total number of employees have not changed.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	14,109	9,918	9,992

Total expenses include the following:
Employee related	10,942	7,747	7,837
Other operating expenses	1,781	1,297	1,317
Other expenses	1,018	618	618

Total Retained Revenue	105	91	45

NET COST OF SERVICES	14,004	9,827	9,947

CAPITAL EXPENDITURE	30	30	30

13 - 40	Budget Estimates 2010-11

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
Service Group Statements (cont)
Transport Safety and Reliability Advice
Service Description:	This service group covers the collection and analysis of safety incident data. ITSRR’s leadership role is to facilitate improvements to transport safety regulatory frameworks. ITSRR provides safety advice and rail safety performance including monitoring, analysis and reporting services to Government and industry, and safety information for the community. It also provides advice on the reliability of publicly funded transport network to the Government and the public.

Linkage to Results:	This service group contributes to the following:
•	Organisations involved in railway operations have systems for effectively managing risks and promoting improvements in safety culture.

•	Highly regarded and sought after safety and reliability advice is provided.

•	Improvements are made by regulators to safety regulatory frameworks for rail, bus and ferry services.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Safety and reliability advices issued to Government	no.	n.a.	n.a.	n.a.	128	132
Safety and reliability reports published	no.	n.a.	n.a.	n.a.	9	12
Attendees at external workshops	no.	312	827	275	637	500

Employees:	FTE	11	15	15	29	29
Employee numbers have changed in 2009-10 and future years due to the merging of service groups. The total number of employees have not changed.

Budget Estimates 2010-11	13 - 41

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
Service Group Statements (cont)
Transport Safety and Reliability Advice (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	2,895	6,610	6,642

Total expenses include the following:
Employee related	2,414	5,167	5,222
Other operating expenses	410	860	861
Other expenses	12	412	412

Total Retained Revenue	13	61	30

NET COST OF SERVICES	2,882	6,549	6,612

CAPITAL EXPENDITURE	20	20	20

13 - 42	Budget Estimates 2010-11

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	13,356	12,914	13,059
Other operating expenses	2,191	2,157	2,178
Depreciation and amortisation	427	427	367
Other expenses	1,030	1,030	1,030

Total Expenses Excluding Losses	17,004	16,528	16,634

Less:
Retained Revenue
Sales of goods and services	26	92	13
Investment income	92	60	62

Total Retained Revenue	118	152	75

NET COST OF SERVICES	16,886	16,376	16,559

Recurrent Funding Statement

Net Cost of Services	16,886	16,376	16,559
Recurrent Services Appropriation	15,785	15,288	15,441

Capital Expenditure Statement

Capital Expenditure	50	50	50

Budget Estimates 2010-11	13 - 43

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,153	2,441	2,339
Receivables	203	190	190

Total Current Assets	2,356	2,631	2,529

Non Current Assets
Property, plant and equipment -
Plant and equipment	156	188	153
Intangibles	586	590	308

Total Non Current Assets	742	778	461

Total Assets	3,098	3,409	2,990

LIABILITIES
Current Liabilities
Payables	1,271	1,434	1,434
Provisions	1,218	1,363	1,263

Total Current Liabilities	2,489	2,797	2,697

Total Liabilities	2,489	2,797	2,697

NET ASSETS	609	612	293

EQUITY
Accumulated funds	609	612	293

TOTAL EQUITY	609	612	293

13 - 44	Budget Estimates 2010-11

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	12,577	12,130	12,360
Other	3,821	3,637	3,708

Total Payments	16,398	15,767	16,068

Receipts
Sale of goods and services	26	92	13
Interest	87	64	62
Other	600	450	500

Total Receipts	713	606	575

NET CASH FLOWS FROM OPERATING ACTIVITIES	(15,685)	(15,161)	(15,493)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(50)	(50)	(50)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(50)	(50)	(50)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	15,785	15,288	15,441
Cash transfers to Consolidated Fund	—	(5)	—

NET CASH FLOWS FROM GOVERNMENT	15,785	15,283	15,441

NET INCREASE/(DECREASE) IN CASH	50	72	(102)

Opening Cash and Cash Equivalents	2,103	2,369	2,441

CLOSING CASH AND CASH EQUIVALENTS	2,153	2,441	2,339

CASH FLOW RECONCILIATION
Net cost of services	(16,886)	(16,376)	(16,559)
Non cash items added back	1,206	1,206	1,166
Change in operating assets and liabilities	(5)	9	(100)

Net cash flow from operating activities	(15,685)	(15,161)	(15,493)

Budget Estimates 2010-11	13 - 45

OFFICE OF TRANSPORT SAFETY INVESTIGATIONS
The Office of Transport Safety Investigations (OTSI) is an independent statutory office whose function is to investigate rail, bus and ferry passenger transport and rail freight accidents and incidents in New South Wales.
Results and Services
OTSI contributes to the delivery of a number of core regulatory activities within the Transport portfolio that are concerned with public safety by working towards the following result:
•	Reducing the risk of accidents in rail freight and public transport in New South Wales by instituting safe working practices in public transport, assessing operational safety incidents and identifying and proactively targeting high risk practices.
The key service provided by OTSI that contributes to this result is investigation and risk mitigation analysis through liaison with all industry participants. OTSI also prepares reports and recommendations and publishes reports on its website for the transport industry and public access and use.
Recent Achievements
OTSI has:
•	researched international safety investigation standards to further improve measurement and benchmarking of its performance in transport accident investigation methodologies and

•	undertaken further general systemic investigations into the policy, organisational, operational, administrative and cultural deficiencies of transport operators to improve the operators’ approaches to risk mitigation.
Strategic Directions
OTSI’s objectives are:
•	to raise the standard of risk mitigation strategies of the various public transport and rail freight operators in New South Wales by the use of systemic investigations and

•	to further enhance the structure, substance, integrity and resilience of investigation reports by continuing to refine the process of engaging and consulting with directly involved and interested parties throughout the investigation, and particularly during the final phase of report compilation.

13 - 46	Budget Estimates 2010-11

OFFICE OF TRANSPORT SAFETY INVESTIGATIONS
2010-11 Budget Initiatives
Total Expenses
Total expenses for OTSI are estimated at $2.4 million in 2010-11.
Capital Expenditure
OTSI’s capital program for 2010-11 is $20,000 which will be utilised to upgrade computer equipment, office furniture and equipment, and specialist tools of trade.

Budget Estimates 2010-11	13 - 47

OFFICE OF TRANSPORT SAFETY INVESTIGATIONS
Result Indicators
Reduced risk of accidents in public transport and rail freight in New South Wales

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Contributions by identified interested parties to OTSI reports %	100	100	100	100	100
Agreement by parties to Statement of Facts (a)%	100	100	100	100	100
Confidential Safety
Information and Reporting
Scheme referrals actioned (b)%	100	100	100	100	100
Implementation of OTSI recommendations (c)%	75	75	75	75	75

(a)	Measures the level of agreement to the published statement of facts relating to an incident being investigated.

(b)	Measures action taken on breach of safe working practice incidents, when confidentially reported by transport workers.

(c)	Measures the level of acceptance by operators that OTSI’s recommendations are practical and will improve safe working within public transport.

13 - 48	Budget Estimates 2010-11

OFFICE OF TRANSPORT SAFETY INVESTIGATIONS
Service Group Statements
Investigation and Risk Mitigation Analysis

Service Description:	This service group covers the mandated function of independently investigating safety incidents that occur in public transport and rail freight in New South Wales.

Linkage to Results:
This service group contributes to reduced risk of accidents in public transport and rail freight in New South Wales, by carrying out risk mitigation analysis and investigations associated with all public transport and rail freight incidents. It liaises with all industry participants including the regulators in the preparation of reports and recommendations.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Reported incidents	no.	2,880	1,769	3,000	2,400	2,500
Notifiable incident reports received and reviewed	no.	418	323	520	465	500
Investigations submitted to the Minister for tabling	no.	12	8	12	17	12
Operator conducted investigations received and reviewed	no.	72	33	24	24	24
Monthly report on operator s66 investigations submitted to the Minister	no.	24	12	12	12	12
Confidential Safety Information and Reporting Scheme reports received and actioned	no.	66	16	60	44	30

Employees:	FTE	12	11	12	11	11

Budget Estimates 2010-11	13 - 49

OFFICE OF TRANSPORT SAFETY INVESTIGATIONS
Service Group Statements (cont)
Investigation and Risk Mitigation Analysis (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	2,423	2,415	2,444

Total expenses include the following:
Employee related	1,697	1,746	1,725
Other operating expenses	473	453	461
Other expenses	100	59	100

Total Retained Revenue	15	7	7

NET COST OF SERVICES	2,408	2,408	2,437

CAPITAL EXPENDITURE	20	20	20

13 - 50	Budget Estimates 2010-11

OFFICE OF TRANSPORT SAFETY INVESTIGATIONS

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	1,697	1,746	1,725
Other operating expenses	473	453	461
Depreciation and amortisation	153	157	158
Other expenses	100	59	100

Total Expenses Excluding Losses	2,423	2,415	2,444

Less:
Retained Revenue
Sales of goods and services	1	1	1
Investment income	14	6	6

Total Retained Revenue	15	7	7

NET COST OF SERVICES	2,408	2,408	2,437

Recurrent Funding Statement

Net Cost of Services	2,408	2,408	2,437
Recurrent Services Appropriation	2,115	2,115	2,142

Capital Expenditure Statement

Capital Expenditure	20	20	20
Capital Works and Services Appropriation	20	20	20

Budget Estimates 2010-11	13 - 51

OFFICE OF TRANSPORT SAFETY INVESTIGATIONS

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	168	154	121
Receivables	16	8	8

Total Current Assets	184	162	129

Non Current Assets
Property, plant and equipment —
Land and building	124	123	—
Plant and equipment	29	43	34
Intangibles	30	10	4

Total Non Current Assets	183	176	38

Total Assets	367	338	167

LIABILITIES
Current Liabilities
Payables	84	61	68
Provisions	190	174	180

Total Current Liabilities	274	235	248

Non Current Liabilities

Total Liabilities	274	235	248

NET ASSETS	93	103	(81)

EQUITY
Accumulated funds	93	103	(81)

TOTAL EQUITY	93	103	(81)

13- 52	Budget Estimates 2010-11

OFFICE OF TRANSPORT SAFETY INVESTIGATIONS

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	1,590	1,634	1,626
Other	638	559	616

Total Payments	2,228	2,193	2,242

Receipts
Sale of goods and services	1	1	1
Interest	14	6	6
Other	70	62	60

Total Receipts	85	69	67

NET CASH FLOWS FROM OPERATING ACTIVITIES	(2,143)	(2,124)	(2,175)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	—	(20)	(20)
Other	(20)	—	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(20)	(20)	(20)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	2,115	2,115	2,142
Capital appropriation	20	20	20

NET CASH FLOWS FROM GOVERNMENT	2,135	2,135	2,162

NET INCREASE/(DECREASE) IN CASH	(28)	(9)	(33)

Opening Cash and Cash Equivalents	196	163	154

CLOSING CASH AND CASH EQUIVALENTS	168	154	121

CASH FLOW RECONCILIATION
Net cost of services	(2,408)	(2,408)	(2,437)
Non cash items added back	252	246	249
Change in operating assets and liabilities	13	38	13

Net cash flow from operating activities	(2,143)	(2,124)	(2,175)

Budget Estimates 2010-11	13 - 53

ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
The Roads and Traffic Authority (RTA) is a statutory authority established in 1989 under the Transport Administration Act 1988. The focus of the RTA is to deliver a safe, sustainable and efficient road transport system. It achieves this by managing, operating, maintaining and developing the road network, regulating road use and educating road users.
The Budget provides a record $4,722 million for roads in 2010-11, an increase of $487 million on 2009-10 projected expenditure. This funding will build and maintain critical road infrastructure across New South Wales.
The recently released Metropolitan Transport Plan incorporates a fully funded 10 year transport strategy that is linked to land use planning and provides a framework for transport decisions over the next decade. The Plan includes $21.9 billion of capital expenditure over the next 10 years for continued investment in the road network across the State.
Key highlights include:
•	$2,200 million to build new roads

•	$1,000 million for maintenance of the state’s existing roads

•	$336 million in improvements to the traffic network

•	$875 million invested on the Pacific Highway — representing 19 per cent of the entire New South Wales roads budget and

•	a record $234 million in road safety initiatives.
Over $3.5 billion of the 2010-11 Budget will be directed to rural and regional roads, around three quarters of the Roads budget.
The RTA’s total operating expenditure (excluding depreciation and non cash grants of $979 million) is estimated at $1,968 million in 2010-11.
The RTA is part of the Transport Portfolio which is led by the Department of Transport and Infrastructure and is largely funded through that agency. The narrative for the Department incorporates the RTA.

13 - 54	Budget Estimates 2010-11

ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Service Group Statements
Transport Infrastructure and Development

Service Description:
This service group includes the development and consultation of new infrastructure along with enhancing the existing road network. It also incorporates the projects outlined in the Metropolitan Transport Plan.

Linkage to Results:	This service group contributes to a transport system that maximises benefits for the community and the economy by working towards the following intermediate results:

• enhancing the existing transport network to move more people and goods

• prioritising investment of ongoing works to maintain the condition and value of transport assets

• designing, delivering and managing new transport infrastructure projects and programs optimising safety and security and

• working collaboratively across government agencies, local government and the private sector to respond to growing transport infrastructure demands.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	1,304	1,348	1,380	1,337	1,336

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	10,868	7,699	7,679

Total expenses include the following:
Other operating expenses	10,868	7,699	7,679

Total Retained Revenue	55,221	59,928	2,303,920

NET COST OF SERVICES	(44,353)	(52,229)	(2,296,241)

CAPITAL EXPENDITURE	1,908,870	1,744,600	2,296,241

Budget Estimates 2010-11	13 - 55

ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Service Group Statements (cont)
Integrated Transport Service Delivery

Service Description:
This service group seeks to implement initiatives to increase safe road use behaviour to ensure: that drivers and riders are eligible, competent and identified; vehicles are roadworthy and meet emission standards, and a high standard of customer service is maintained.

Linkage to Results:	This service group contributes to a transport system that maximises benefits for the community and the economy by working towards the following intermediate results:

• providing efficient and comfortable transport services

• ensuring that the road network, principal transport routes and freight movements are coordinated and

• ensuring that the impact of transport on the environment is minimised.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	2,459	2,443	2,468	2,450	2,444

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	583,514	592,910	584,795

Total expenses include the following:
Employee related	214,951	288,628	290,859
Other operating expenses	309,199	277,543	263,907
Grants and subsidies	13,125	14,353	14,711
Other expenses	1,000	979	1,003

Total Retained Revenue	97,389	103,567	605,712

NET COST OF SERVICES	484,460	494,465	(20,178)

CAPITAL EXPENDITURE	141,302	33,600	34,493

13 - 56	Budget Estimates 2010-11

ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Service Group Statements (cont)
Integrated Transport Planning and Management

Service Description:	This service group seeks to ensure safe, reliable movement of people and goods on the arterial road network and retain the value and quality of the Infrastructure as a long-term renewable asset.

Linkage to Results:	This service group contributes to a transport system that maximises benefits for the community and the economy by working towards the following intermediate results:

• ensuring that road network and public transport system plans are aligned with other travel modes, connection points and improve accessibility

• people, freight movement and incident management systems are optimised

• the road network has been maintained to the required condition and value and

• the safety of the road environment is maximised.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	3,953	4,034	4,063	4,067	4,065

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	2,190,120	3,013,945	2,355,229

Total expenses include the following:
Employee related	305,890	256,261	275,961
Other operating expenses	694,326	763,968	858,251
Grants and subsidies	273,845	650,851	194,975

Total Retained Revenue	365,421	804,467	2,010,262

NET COST OF SERVICES	1,827,133	2,210,677	345,228

CAPITAL EXPENDITURE	500,241	544,749	422,675

Budget Estimates 2010-11	13 - 57

ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	520,841	544,889	566,820
Other operating expenses	1,014,393	1,049,210	1,129,837
Depreciation and amortisation	915,926	1,257,293	946,127
Grants and subsidies	286,970	665,204	209,686
Finance costs	45,372	96,979	94,230
Other expenses	1,000	979	1,003

Total Expenses Excluding Losses	2,784,502	3,614,554	2,947,703

Less:
Retained Revenue
Sales of goods and services	354,669	399,242	425,913
Investment income	5,594	8,248	6,488
Grants and contributions	40,071	446,665	4,387,386
Other revenue	117,697	113,807	100,107

Total Retained Revenue	518,031	967,962	4,919,894

Gain/(loss) on disposal of non current assets	231	—	—
Other gains/(losses)	(1,000)	(6,321)	(1,000)

NET COST OF SERVICES	2,267,240	2,652,913	(1,971,191)

Recurrent Funding Statement

Net Cost of Services	2,267,240	2,652,913	(1,971,191)
Recurrent Services Appropriation	1,563,835	1,561,868	—

Capital Expenditure Statement

Capital Expenditure	2,550,413	2,322,949	2,753,409
Capital Works and Services Appropriation	2,456,187	2,187,723	—

13 - 58	Budget Estimates 2010-11

ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	191,641	53,951	55,522
Receivables	129,366	121,000	125,494
Inventories	10,245	11,483	11,758
Assets held for sale	71,122	36,478	26,320

Total Current Assets	402,374	222,912	219,094

Non Current Assets
Receivables	14,963	21,374	25,893
Other financial assets	97,785	97,785	104,430
Property, plant and equipment —
Land and building	3,155,462	3,177,383	3,384,001
Plant and equipment	126,074	182,333	205,661
Infrastructure systems	82,606,108	89,143,970	93,106,584
Intangibles	11,829	29,216	27,995
Other	1,325,919	407,045	484,413

Total Non Current Assets	87,338,140	93,059,106	97,338,977

Total Assets	87,740,514	93,282,018	97,558,071

LIABILITIES
Current Liabilities
Payables	469,640	503,190	512,795
Borrowings at amortised cost	120,717	145,014	150,052
Provisions	220,208	246,967	270,552
Other	150,945	140,851	144,052

Total Current Liabilities	961,510	1,036,022	1,077,451
Non Current Liabilities
Borrowings at amortised cost	463,168	1,175,615	1,015,936
Provisions	502,029	502,343	486,955
Other	595,710	344,916	331,424

Total Non Current Liabilities	1,560,907	2,022,874	1,834,315

Total Liabilities	2,522,417	3,058,896	2,911,766

NET ASSETS	85,218,097	90,223,122	94,646,305

Budget Estimates 2010-11	13 - 59

ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet (cont)

EQUITY
Reserves	38,050,550	44,187,388	46,556,557
Accumulated funds	47,167,547	46,035,734	48,089,748

TOTAL EQUITY	85,218,097	90,223,122	94,646,305

13 - 60	Budget Estimates 2010-11

ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	511,463	525,122	537,205
Grants and subsidies	214,112	221,111	177,929
Finance costs	44,596	95,332	93,472
Other	1,386,507	1,474,911	1,508,738

Total Payments	2,156,678	2,316,476	2,317,344

Receipts
Sale of goods and services	353,669	369,452	385,604
Interest	5,616	8,286	6,442
Other	395,632	419,589	4,768,056

Total Receipts	754,917	797,327	5,160,102

NET CASH FLOWS FROM OPERATING ACTIVITIES	(1,401,761)	(1,519,149)	2,842,758

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	39,005	60,434	43,186
Purchases of property, plant and equipment	(2,550,306)	(2,350,274)	(2,724,150)
Other	(107)	(4,987)	(5,044)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,511,408)	(2,294,827)	(2,686,008)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(83,993)	(67,843)	(155,179)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(83,993)	(67,843)	(155,179)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	1,563,835	1,561,868	—
Capital appropriation	2,456,187	2,187,723	—

NET CASH FLOWS FROM GOVERNMENT	4,020,022	3,749,591	—

NET INCREASE/(DECREASE) IN CASH	22,860	(132,228)	1,571
Opening Cash and Cash Equivalents	168,781	186,179	53,951

CLOSING CASH AND CASH EQUIVALENTS	191,641	53,951	55,522

CASH FLOW RECONCILIATION
Net cost of services	(2,267,240)	(2,652,913)	1,971,191
Non cash items added back	891,397	862,261	883,412
Change in operating assets and liabilities	(25,918)	271,503	(11,845)

Net cash flow from operating activities	(1,401,761)	(1,519,149)	2,842,758

Budget Estimates 2010-11	13 - 61

MARITIME AUTHORITY OF NEW SOUTH WALES
The Maritime Authority of New South Wales works with the boating community, maritime industries and all levels of government to promote boating, maritime safety and other maritime based activities.
The Authority is also responsible for the management of its properties in Sydney Harbour, Botany Bay, Newcastle and Port Kembla.
Results and Services
The Authority works towards a number of results for the community, including:
•	Ports that support a growing economy.

•	Waterways are safe and sustainable.

•	Infrastructure and access to waterways is improved.
Key services provided by the Authority which contribute to these results include:
•	providing advice to the Minister on maritime and port matters

•	regulating the safe navigation of recreational and commercial vessels

•	administering Port Safety Operating Licences at the major ports and managing the regional ports of Eden and Yamba

•	ensuring the protection of the environment from the impact of boating in State waters and

•	managing vested maritime properties.

13 - 62	Budget Estimates 2010-11

MARITIME AUTHORITY OF NEW SOUTH WALES
The key services provided by the Authority and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2010-11	Ports that		Improved
	Budget	support a		infrastructure and
	Expenses	growing		access to
Service Groups	$m	economy	Safe waterways	waterways
Ports, Shipping and Strategic Property Development	7.9	✓	✓
Recreational Boating and Regional Services	35.9		✓
Policy, Industry and Infrastructure	24.8			✓
Property, Planning and Governance	27.5	✓	✓	✓

Total Expenses Excluding Losses	96.1

Recent Achievements
The Authority’s major recent achievements include:
•	a three year, $3 million Safe Boating and Communications Plan with a focus on skipper responsibility, targeted at specific demographics and using both mainstream and emerging media

•	creating a Better Boating Program and improving public boating facilities including boat ramps, public jetties and drop off points

•	delivering new maritime infrastructure at Rozelle Bay, including large boat repair and dry boat storage facilities

•	completing essential maintenance and upgrading on a number of Sydney Harbour commuter wharves

•	introducing a commercial lease policy to encourage maritime investment and improve certainty and transparency for industry and

•	facilitating the amalgamation of three marine rescue organisations into Marine Rescue NSW.

Budget Estimates 2010-11	13 - 63

MARITIME AUTHORITY OF NEW SOUTH WALES
Strategic Directions
The Authority is committed to working with all sectors of the boating community, maritime industry, government and the general community to improve marine safety outcomes and to encourage participation in commercial and recreational boating activities.
The Authority has a number of strategies to meet this objective, including:
•	reviewing the operation and audit mechanisms of the Port Safety Operating Licence

•	investigating maritime incidents to identify safety and compliance issues

•	coordinating Government policy with respect to maritime security for ports and for commercial vessels

•	providing input into port planning

•	providing safe commuter wharves

•	running a compulsory boating safety course with compulsory practical component, including a logbook of practical competencies for all recreational licence applicants

•	using the audit process to ensure commercial operators fully implement effective safety management systems and

•	developing a 10 year Maritime Infrastructure Program.
Commercial strategies developed for the Authority’s property assets are:
•	improving commuter ferry wharves safety and access

•	working with other agencies to develop a land use strategy and

•	ongoing development of maritime precincts in Sydney Harbour to bring them to market.

13 - 64	Budget Estimates 2010-11

MARITIME AUTHORITY OF NEW SOUTH WALES
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are expected to be $96.1 million. This includes promoting safety and environmental protection on the water through boat licences and registrations, patrols, contributions to Marine Rescue NSW, education programs, seminars, publications, compliance and enforcement activities.
Funds will be spent conducting commercial vessel surveys, providing environmental services in Sydney Harbour and Myall Lakes, navigation aid maintenance, accident investigation, wharf and building maintenance, construction of key waterway infrastructure as well as conducting safety audits of commuter wharves.
Capital Expenditure
The capital program for 2010-11 is $25.9 million. This includes: the refurbishment of commuter wharves; upgrading of charter vessel wharves; work carried out to the southern promenade at Circular Quay and the replacement of the vessel which provides environmental and harbour cleaning services in Sydney Harbour.

Budget Estimates 2010-11	13 - 65

MARITIME AUTHORITY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	73,780	56,213	56,598
Investment income	3,575	9,359	4,153
Retained taxes, fees and fines	39,158	40,871	41,750
Grants and contributions	7,000	434	—
Other revenue	2,283	2,356	1,314

Total Retained Revenue	125,796	109,233	103,815

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	39,371	38,976	39,486
Other operating expenses	34,693	28,379	31,007
Depreciation and amortisation	9,425	11,307	10,710
Grants and subsidies	7,108	7,780	7,372
Finance costs	21,399	7,655	7,522

Total Expenses Excluding Losses	111,996	94,097	96,097

Gain/(loss) on disposal of non current assets	(62)	(127)	(62)
Other gains/(losses)	(200)	1,397	1,495

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	13,538	16,406	9,151

Distributions —
Dividends and capital repatriations	4,000	4,000	4,000

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	9,538	12,406	5,151

13 - 66	Budget Estimates 2010-11

MARITIME AUTHORITY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	18,048	42,601	35,261
Receivables	11,930	7,158	9,755
Other financial assets	36,544	35,679	35,679
Inventories	185	173	173
Assets held for sale	1,595	—	—

Total Current Assets	68,302	85,611	80,868

Non Current Assets
Receivables	2,346	79,774	99,616
Investment properties	133,400	129,458	129,458
Property, plant and equipment —
Land and building	111,982	122,585	123,138
Plant and equipment	21,622	17,902	22,034
Infrastructure systems	789,556	823,383	834,555
Intangibles	599	1,147	1,114
Other	—	141	141

Total Non Current Assets	1,059,505	1,174,390	1,210,056

Total Assets	1,127,807	1,260,001	1,290,924

LIABILITIES
Current Liabilities
Payables	13,420	8,313	8,451
Borrowings at amortised cost	1,686	1,340	1,487
Provisions	18,540	18,884	20,485
Other	27,250	34,290	34,290

Total Current Liabilities	60,896	62,827	64,713

Non Current Liabilities
Borrowings at amortised cost	3,107	66,629	65,141
Provisions	14,689	18,032	18,032
Other	91,302	316,788	342,162

Total Non Current Liabilities	109,098	401,449	425,335

Total Liabilities	169,994	464,276	490,048

NET ASSETS	957,813	795,725	800,876

EQUITY
Reserves	513,208	509,789	509,789
Accumulated funds	444,605	285,936	291,087

TOTAL EQUITY	957,813	795,725	800,876

Budget Estimates 2010-11	13 - 67

MARITIME AUTHORITY OF NEW SOUTH WALES

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	73,849	56,213	55,299
Interest	2,865	8,100	2,895
Other	59,381	43,127	60,100

Total Receipts	136,095	107,440	118,294

Payments
Employee related	38,819	22,852	37,747
Grants and subsidies	7,108	7,780	7,372
Finance costs	21,399	7,655	7,522
Other	46,908	50,882	42,751

Total Payments	114,234	89,169	95,392

NET CASH FLOWS FROM OPERATING ACTIVITIES	21,861	18,271	22,902

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	5,970	5,970	970
Purchases of property, plant and equipment	(24,245)	(24,245)	(25,706)
Other	(515)	(515)	(165)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(18,790)	(18,790)	(24,901)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(1,780)	(1,205)	(1,341)
Dividends paid	(15,309)	(15,309)	(4,000)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(17,089)	(16,514)	(5,341)

NET INCREASE/(DECREASE) IN CASH	(14,018)	(17,033)	(7,340)

Opening Cash and Cash Equivalents	32,066	59,634	42,601

CLOSING CASH AND CASH EQUIVALENTS	18,048	42,601	35,261

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	13,538	16,406	9,151
Non cash items added back	9,265	9,545	8,850
Change in operating assets and liabilities	(942)	(7,680)	4,901

Net cash flow from operating activities	21,861	18,271	22,902

13 - 68	Budget Estimates 2010-11

TREASURY

OVERVIEW

	2009-10	2010-11
	Budget	Budget	Variation
Agency	$m	$m	%
The Treasury
Total Expenses	241.8	253.3	4.8
Capital Expenditure	11.3	11.2	-0.5

Crown Finance Entity
Total Expenses	4,614.3	4,924.5	6.7
Capital Expenditure	0.5	0.5	—

Building and Construction Industry Long Service Payments Corporation
Total Expenses	107.2	102.2	-4.6
Capital Expenditure	0.9	0.3	-72.2

Compensation Authorities Staff Division
Total Expenses	182.0	187.6	3.0
Capital Expenditure	—	—	—

Electricity Tariff Equalisation Ministerial Corporation
Total Expenses	0.1	0.1	17.6
Capital Expenditure	—	—	—

Motor Accidents Authority
Total Expenses	144.6	156.6	8.3
Capital Expenditure	2.1	3.2	52.6

NSW Self Insurance Corporation
Total Expenses	1,177.3	1,459.6	24.0
Capital Expenditure	0.2	1.4	531.8

Superannuation Administration Corporation
Total Expenses	73.3	74.5	1.6
Capital Expenditure	2.4	2.0	-16.7

WorkCover Authority
Total Expenses	267.6	270.5	1.1
Capital Expenditure	11.0	10.0	-9.1

Workers’ Compensation (Dust Diseases) Board
Total Expenses	104.6	98.9	-5.5
Capital Expenditure	1.9	1.6	-18.4

Advance to the Treasurer
Total Expenses	300.0	300.0	—
Capital Expenditure	140.0	140.0	—

Budget Estimates 2010-11	14 - 1

THE TREASURY
Treasury comprises the Office of Financial Management (OFM) and the Office of State Revenue (OSR). Treasury is the Government’s principal financial and economic adviser and revenue administration agency.
In this role it provides advice on economic and fiscal strategies, infrastructure and asset management, balance sheet management and the State Budget, revenue assessment and collection services; and processes and enforces fines and penalties. It manages a number of government payment and concession programs including the First Home Owner Grant Scheme, First Home Plus and stamp duty concessions.
Treasury provides advice on a large number of Acts of Parliament including: Public Authorities (Financial Arrangements) Act 1987, Public Finance and Audit Act 1983, Fiscal Responsibility Act 2005, Annual Reports (Statutory Bodies) Act 1984, Annual Reports (Departments) Act 1985, Tax Administration Act 1996, Fines Act 1996, First Home Owner Grant Act 2000, Unclaimed Money Act 1995, Petroleum Products Subsidy Act 1997, Duties Act 1997, Betting Tax Act 2001, Commonwealth Places (Mirror Taxes Administration) Act 1998, Gaming Machine Tax Act 2001, Health Insurance Levies Act 1982, Insurance Protection Tax Act 2001, Land Tax Act 1956, Land Tax Management Act 1956 and Payroll Tax Act 2007.
Results and Services
Treasury has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan Priorities:
•	maintain triple-A rating and

•	maintain and invest in infrastructure.
Treasury aims to achieve better public services and a stronger State economy by working towards the following results:
•	State finances support the delivery and long run affordability of Government services.

•	Policy settings promote a competitive State economy.

•	All due revenue is collected.

•	All fines are processed and enforced correctly and on time.

•	Eligible applicants receive their benefits (grants and subsidies).

14 - 2	Budget Estimates 2010-11

THE TREASURY
Key services provided by Treasury which contribute to these results include:
•	advising on economic and fiscal strategies, efficiency and effectiveness of public sector agencies, infrastructure, asset management and procurement, delivering Budget management services, public sector management systems and financial asset and liability management services

•	assessing and collecting tax revenue

•	processing infringements and enforcing fines on behalf of the Crown, commercial clients and other NSW government agencies and

•	administering benefit services relating to the unclaimed money program, First Home Owner Grant Scheme, First Home Plus Scheme (including First Home Plus One), GST rebates for clubs and petroleum product subsidies.
The key services provided by Treasury and the way in which they are expected to contribute to results are set out in the following table:

		Results
		State
		finances
		support	Policy		All fines
		delivery/	settings		are	Eligible
	2010-11	affordability	promote a		processed	applicants
	Budget	of	competitive	All due	and	receive
	Expenses	government	State	revenue is	enforced	their
Service Groups	$m	services	economy	collected	correctly	benefits

State Resource Management	73.7	✓	✓
Revenue Administration Services	100.3			✓
Infringement Processing and Fine Enforcement Management	71.1				✓
Benefit Services	8.3					✓

Total Expenses Excluding Losses	253.3

Recent Achievements
Following the 2009-10 Budget, Standard and Poor’s removed the negative outlook from the State’s triple-A credit rating. Standard and Poor’s noted that ‘the stable outlook reflects our opinion that the Government will remain committed to the structural improvement in its budgetary performance.’

Budget Estimates 2010-11	14 - 3

THE TREASURY
In order to achieve structural improvements in the budget over the medium term, OFM has implemented the Better Services and Value Plan which includes:
•	completion of the first phase of the Government’s ICT review

•	review of State Owned Corporations which will continue into 2010-11

•	amalgamation of government agencies and offices

•	completion of the legal services review

•	commencement of a sector-wide review of corporate shared services

•	enhanced monitoring of wage-related offsets and

•	expenditure reviews of several major agencies identifying savings opportunities to drive improved service delivery outcomes.
OFM continued with the reforms of government business enterprises. The State transferred operational rights to the New South Wales Lotteries Corporation in April 2010. Legislation was passed by Parliament in March 2010 to authorise and progress the sale of Waste Recycling and Processing Corporation (WSN Environmental Solutions). Work continued on advancing proposed reform transactions for the NSW electricity sector with completion expected in 2010-11.
OFM prepared a major submission to the Commonwealth Grants Commission in response to the Commission’s draft report on GST Revenue Sharing Relativities in 2010. The final Commission report showed less revenue loss to New South Wales than in the draft report.
OFM continues to play a major role in the Council of Australian Governments’ (COAG) reform agenda. COAG has become the major vehicle for the State/Commonwealth financial relations. COAG agreements are extensive covering all core service delivery areas.
During the year, OFM participated in a number of key agreements in the areas of education, health, Indigenous affairs (closing the gap), business regulation and competition policy. In addition OFM was a major contributor in ensuring that Australian Government stimulus expenditure remained on track by monitoring the implementation of the Building the Education Revolution in New South Wales.

14 - 4	Budget Estimates 2010-11

THE TREASURY
On 19 and 20 April 2010, COAG considered the Commonwealth’s National Health and Hospitals Network reform. COAG, with the exception of Western Australia, agreed with the Commonwealth proposal to increase its share of health care funding and become the majority funder of public hospitals and take full funding and policy responsibility for GP and primary health care services.
The NSW position greatly assisted negotiations with the Australian Government and in reaching agreement around the key outcomes at COAG, including:
•	the guarantee of the $4.9 billion in growth funding for New South Wales in 2014-15 to 2019-20

•	additional funding for New South Wales in the forward estimates period of $1.2 billion

•	the governance model for the flow of Australian Government payments through a state based funding pool

•	clarification to ensure there is no intention to change the financial arrangements for private patients in public hospitals and

•	Australian Government to dedicate GST on behalf of the States with new protections to prevent any future clawbacks.
NSW Treasury worked with the Department of Premier and Cabinet and the Department of Health to develop a policy position to ensure that the State was no worse off and that the reforms deliver better patient outcomes for all residents of New South Wales.
Internally OFM underwent structural reorganisation to improve its functionality and clarify accountabilities.
As part of its 2011 Strategic Plan, OSR has been implementing a number of initiatives that deliver value for money for government, clients and the community and reduce red tape for businesses and individuals.
Some of the key achievements include implementing a series of measures to reduce tax and fines debt, and increase compliance. A comprehensive First Home Benefits compliance program has been established and the State Debt Recovery Office has obtained judgement against companies and individuals who fail to nominate the person in charge of a vehicle for demerit point offences.

Budget Estimates 2010-11	14 - 5

THE TREASURY
OSR meets regularly with a number of client representative groups including the Law Society, accounting bodies, the Tax Institute of Australia, the Real Estate Institute and the Small Business Council. A standing agenda item of every liaison committee meeting is red tape reduction. This provides an opportunity for client representatives and business to raise concerns regarding red tape associated with OSR’s revenue administration activities. OSR also has an internal red tape reduction steering group to address any red tape issues identified.
OSR administers the First Home Owner’s Grant Scheme which assists first home buyers purchase their first home. OSR also administers the Housing Construction Acceleration Plan which provides stamp duty concessions for newly constructed homes.
OSR continues to play an active role in COAG’s reform agenda through participation in three of the COAG reforms. They are payroll tax harmonisation, Standard Business Reporting and a National Electronic Conveyancing System.
Standard Business Reporting aims to simplify business to government reporting including the creation of a single online facility. As part of National Electronic Conveyancing, an agreement has been reached between New South Wales, Victoria and Queensland to develop a common system.
OSR is continuing its harmonisation efforts by working with other states and territories to harmonise legislation and administration for both taxes and fines. An example of this is conducting joint payroll tax audits with the State Revenue Office Victoria, for businesses that operate in both jurisdictions.
Strategic Directions
The economic outlook has improved considerably during 2009-10, which has lead to the budget being restored to surplus earlier than previously anticipated. Notwithstanding that cyclical improvement, OFM’s key strategic priority will be to improve the State’s balance sheet over the medium term. The balance sheet needs to be restored to a strong position in order that the State can weather future economic slowdowns without interrupting service delivery.
This will be achieved by the continuation of the Better Services and Value Plan which has a comprehensive work plan for 2010-11. The government’s corporate shared services reform will expand and leverage savings available from agency amalgamations. A rolling program of in-depth agency expenditure reviews will progress throughout 2010-11.

14 - 6	Budget Estimates 2010-11

THE TREASURY
The second phase of the ICT review will also commence, with savings targets rising on agency baseline costs. A reinvestment pool for half the ICT savings identified will be established to fund efficiency improving projects.
OFM will closely monitor the trends and factors relating to the productivity of State Owned Corporations. The performance of the Corporations and reviews of their boards will be implemented on a rolling basis.
The reform of government businesses will continue. Energy transactions and the sale of WSN Environmental Solutions will continue in 2010-11. Proceeds from these reforms will be used to improve the State’s balance sheet.
COAG reform will continue to be a fundamental component of OFM’s work with a review of all National Agreements and National Partnership Agreements required by December 2010.
From 1 July 2010, OFM through the New South Wales Self Insurance Corporation, will assume responsibility for a restructured Home Warranty Insurance Scheme. This follows the exit of major private insurance companies from the market. The scheme is designed to protect home owners and safeguard jobs in the building industry. The scheme will be fully funded by premiums.
During the year ahead, OSR will continue the implementation of the initiatives outlined in its 2011 Strategic Plan. This includes remaining committed to improving client satisfaction and reducing red tape.
OSR is implementing a number of enhancements to ensure effective and efficient systems and processes such as implementing the first phase of the Fine Enforcement System and continuing the implementation of strategies to enhance OSR’s core business tax system, RECOUPS.
OSR will continue its focus on improving compliance effectiveness for taxes, fines and benefits. This includes improving debt management techniques and implementing best practice approaches to compliance.
The State Debt Recovery Office will be working closely with other partner agencies such as the Roads and Traffic Authority to help achieve improved road safety outcomes for the community.
OSR will also implement required changes from shared corporate service reforms to improve efficiency.

Budget Estimates 2010-11	14 - 7

THE TREASURY
2010-11 Budget Initiatives
Total Expenses
Total estimated expenses for Treasury are expected to increase by $19.6 million to $253.3 million compared to the revised expenses for 2009-10. The expenses will be used for the following:
•	$73.6 million to promote State resource management to achieve a stronger NSW economy and better public services

•	$100.9 million to ensure effective and equitable collection of revenue from taxes, duties and other sources

•	$71.1 million to ensure the timely processing of infringements and fine enforcement activities and

•	$7.7 million to ensure eligible applicants receive payments due under State Government and joint State/Australian Government schemes.
Capital Expenditure
Treasury’s capital allocation is $11.2 million and includes funding for the following key programs:
•	$1.4 million for a Capital Performance Management System (CPMS) for OFM to replace legacy ICT systems with an integrated business intelligence system. CPMS will support all stages of the State capital expenditure management life cycle: planning, budgeting, reporting, monitoring and review

•	$9.1 million to OSR for the improvement and general maintenance of information technology infrastructure and core business applications and

•	$700,000 for other capital works.

14 - 8	Budget Estimates 2010-11

THE TREASURY
Result Indicators
State finances support the delivery and long run affordability of Government services

		2007-08	2008-09	2009-10	2009-10	2010-11
Units		Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Maintaining a triple-A credit rating for New South Wales (a)	Rating	triple-A	triple-A	triple-A	triple-A	triple-A
Maintaining a downward trend in GG sector net financial liabilities compared to GSP (b)%		8.2	12.0	14.5	11.5	11
Deviation of actual expenses from budget (c)%		1.8	2.7	< 1.0	0.4	< 1.0
Average annual growth rate for NSW Government capital expenditure since 2005-06 (d)%		15.4	16.9	21.2	18.8	15.1

(a)	This indicator contributes to the measurement of a State Plan Priority. The target is to maintain NSW’s triple-A credit rating assigned by international credit rating agencies Moody’s, and Standard and Poor’s.

(b)	General government (GG) sector net financial liabilities provide an indicator of balance sheet strength. GSP — Gross State Product.

(c)	Deviation of expenses within tolerance limits is an indication of appropriate funding at budget time. This performance indicator is based on changes to underlying expenses.

(d)	This indicator contributes to the measurement of a State Plan Priority. The target is to maintain average annual growth rate in NSW Government capital expenditure of 4.6 per cent nominal over the decade until 2015-16. Data values represent the average annual growth rate measured from 2005-06 onwards. For 2009-10, the increase includes the Australian Government’s National Building Program.
Policy settings promote a competitive State economy

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

New South Wale’s total State revenue per capita to be less than or equal to the other States’ average:
New South Wales	$	6,712	7,053	7,433	7,574	7,897
Other States	$	7,503	7,845	7,996	8,187	8,065
Signals whether NSW taxes are competitive taking into account limitations imposed by NSW share of Australian Government funding. From 2007-08 there is a break in the series due to changed accounting treatment.

Budget Estimates 2010-11	14 - 9

THE TREASURY
Result Indicators (cont)
All due revenue is collected

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Total overdue debt as a percentage of tax revenue (a)%		0.97	1.54	< 1.50	1.80	< 1.50
Revenue collected to original budget (b)%		107	107	> 98	112	> 98
Revenue identified through compliance activities (c)	$m	286	318	300	310	310

(a)	This indicator shows the effectiveness of OSR’s debt management process. The increase in 2009-10 Revised reflects the difficulties many businesses and individuals are experiencing in meeting their obligations as a result of the economic downturn.

(b)	This indicator shows OSR’s performance in collecting all revenue due to the Government.

(c)	This indicator measures the effectiveness of OSR’s audit and compliance programs.
All fines are processed and enforced correctly

	2007-08	2008-09	2009-10	2009-10	2010-11
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Closure rate of penalty notices (a)%	77	74	≥ 77	74	≥ 75
Closure rate of enforcement orders (b)%	49	52	≥ 53	55	≥ 55
Percentage of fines statute barred (c)%	0.07	0.10	≤ 0.10	0.10	≤ 0.10

(a)	This indicator measures the effectiveness of OSR’s infringement processing.

(b)	This indicator measures the effectiveness of OSR’s fine enforcement.

(c)	This indicator is a measure of the timeliness of the end-to-end process of infringement processing and fine enforcement management.

14 - 10	Budget Estimates 2010-11

THE TREASURY
Result Indicators (cont)
Eligible applicants receive their benefits

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Grants to first home buyers (a)	$m	340	735	656	727	393
First Home Plus exemptions and concessions granted (b)	$m	425	568	465	434	411

(a)	This indicator measures the value of benefits paid. The 2008-09 Actual and forward amounts include Australian Government funded Boost Program payments. The Boost Scheme ceased on 31 December 2009.

(b)	This indicator measures the value of exemptions and concessions granted.

Budget Estimates 2010-11	14 - 11

THE TREASURY
Service Group Statements
State Resource Management

Service Description:	This service group covers delivery of advice on economic and fiscal strategies, advice on efficiency and effectiveness of public sector agencies, and advice on infrastructure, asset management and procurement. It also includes the delivery of budget management services, public sector management systems, and financial asset and liability management services.

Linkage to Results:	This service group contributes to strong State finances that support the delivery and long run affordability of services, as well as policy settings that promote a competitive State economy, by working towards a range of intermediate results that include the following:

• efficient management of financial assets and liabilities

• better resource allocation decisions linked to Government priorities

• sustainable investment, maintenance and management of infrastructure assets

• sustainable and predictable revenue flows and

• implementation of competition, regulatory and human capital reforms with a focus on the Council of Australian Government’s program.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

State physical assets covered by a Total Asset Management Plan submission for nominated agencies	%	98	98	100	98	100
Required government businesses with a signed Statement of Corporate Intent or Statement of Business Intent	%	84	79	100	80	100

Employees:	FTE	262	289	332	316	338

14 - 12	Budget Estimates 2010-11

THE TREASURY
Service Group Statements (cont)
State Resource Management (cont)

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	69,699	69,183	73,661

Total expenses include the following:
Employee related	47,369	37,761	45,432
Other operating expenses	21,696	30,686	27,376
Grants and subsidies	169	169	169

Total Retained Revenue	9,184	10,094	8,903

NET COST OF SERVICES	60,515	59,084	64,758

CAPITAL EXPENDITURE	2,190	890	1,765

Budget Estimates 2010-11	14 - 13

THE TREASURY
Service Group Statements (cont)
Revenue Administration Services

Service Description:	This service group covers the assessment and collection of tax revenue, the provision of information and education on State taxes and duties to ensure people know what and how to pay, the management of client enquiries through multiple service channels to make it easy to pay, the implementation of targeted compliance programs to ensure tax evaders are caught and unpaid liabilities recovered, and the management and collection of tax debt.

Linkage to Results:	This service group contributes to ensuring the collection of all due revenue from taxes, duties and other sources due to the State of New South Wales, by working towards a range of intermediate results that include:

• people pay their taxes

• tax evaders are caught

• people know what to pay

• payment of tax is made easy and

• unpaid tax obligations are identified and recovered.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Payments received electronically	%	66	78	≥ 74	77	> 77
Cost to collect $100 tax revenue	$	0.59	0.60	0.61	0.55	0.53
Telephone calls answered within 2 minutes	%	78	85	≥ 80	86	> 86

Employees:	FTE	565	562	557	556	574

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	100,743	96,211	100,305

Total expenses include the following:
Employee related	55,066	50,837	56,798
Other operating expenses	15,122	17,962	14,686
Grants and subsidies	23,287	23,288	23,872

Total Retained Revenue	4,798	5,265	5,091

NET COST OF SERVICES	95,945	90,946	95,214

CAPITAL EXPENDITURE	5,730	5,152	7,139

14 - 14	Budget Estimates 2010-11

THE TREASURY
Service Group Statements (cont)
Infringement Processing and Fine Enforcement Management

Service Description:	This service group covers the issuing and processing of infringements on behalf of the Crown and commercial clients in New South Wales, education and information programs for clients and representative groups to ensure people know what and how to pay, fine enforcement on behalf of the Crown and other government agencies, and compliance programs to recover outstanding fines.

Linkage to Results:	This service group contributes to ensuring all fines are processed and enforced correctly, by working towards a range of intermediate results that include the following:

• people pay their fines

• outstanding fines are recovered

• people know what to pay

• payment is made easy and

• enforcement action is taken against clients with outstanding fines.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:
Cost to collect $100 fines revenue	$	10.80	11.02	≤ 11.21	12.43	≤ 12.81
Telephone calls answered within 2 minutes	%	n.a.	68	≥ 72	50	≥ 72

Employees:	FTE	511	509	579	510	630

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	62,539	59,215	71,090

Total expenses include the following:
Employee related	43,271	40,255	50,270
Other operating expenses	15,379	16,685	17,501

Total Retained Revenue	25,577	27,789	27,077

NET COST OF SERVICES	36,962	31,426	44,013

CAPITAL EXPENDITURE	3,279	4,387	2,040

Budget Estimates 2010-11	14 - 15

THE TREASURY
Service Group Statements (cont)
Benefits Services

Service Description:	This service group covers the payment of benefits to eligible applicants through the provision of information and education on grants and subsidies to ensure people get the right information; the administration of payments relating to unclaimed money, First Home Owner Grant Scheme, First Home Plus Scheme, GST rebates for clubs, First Home Plus One Scheme and petroleum subsidies; and targeted compliance programs to ensure that fraudulent claims are identified and recovered.

Linkage to Results:	This service group contributes to ensuring all eligible applicants receive their benefits by working towards a range of intermediate results that include the following:

• enabling people to make claims

• providing the right information to people

• ineligible claims are not paid and

• fraudulent claims are identified and recovered.

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

First home buyers payments issued <10 days from receipt of a completed claim	%	95	96	≥ 95	95	> 95
Unclaimed money payments issued <10 days from receipt of a completed claim	%	92	91	≥ 85	79	> 85

Employees:	FTE	61	59	59	63	57

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	8,807	9,106	8,269

Total expenses include the following:
Employee related	6,078	6,461	6,388
Other operating expenses	1,820	2,128	1,325

Total Retained Revenue	284	213	172

NET COST OF SERVICES	8,523	8,893	8,097

CAPITAL EXPENDITURE	102	72	296

14 - 16	Budget Estimates 2010-11

THE TREASURY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	151,784	135,314	158,888
Other operating expenses	54,017	67,461	60,888
Depreciation and amortisation	12,531	7,483	9,508
Grants and subsidies	23,456	23,457	24,041

Total Expenses Excluding Losses	241,788	233,715	253,325

Less:
Retained Revenue
Sales of goods and services	37,215	39,652	38,395
Investment income	1,760	2,303	2,243
Retained taxes, fees and fines	468	226	155
Other revenue	400	1,180	450

Total Retained Revenue	39,843	43,361	41,243

Gain/(loss) on disposal of non current assets	—	5	—

NET COST OF SERVICES	201,945	190,349	212,082

Recurrent Funding Statement

Net Cost of Services	201,945	190,349	212,082
Recurrent Services Appropriation	175,844	167,712	191,486

Capital Expenditure Statement

Capital Expenditure	11,301	10,501	11,240
Capital Works and Services Appropriation	9,461	10,074	9,860

Budget Estimates 2010-11	14 - 17

THE TREASURY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	22,508	26,413	23,945
Receivables	8,796	9,752	9,752

Total Current Assets	31,304	36,165	33,697

Non Current Assets
Receivables	201	117	117
Property, plant and equipment —
Plant and equipment	14,436	29,568	28,599
Intangibles	19,486	8,578	11,279

Total Non Current Assets	34,123	38,263	39,995

Total Assets	65,427	74,428	73,692

LIABILITIES
Current Liabilities
Payables	6,651	6,982	6,982
Provisions	10,718	11,796	11,796
Other	—	7	7

Total Current Liabilities	17,369	18,785	18,785

Non Current Liabilities
Provisions	134	165	165
Other	117	108	108

Total Non Current Liabilities	251	273	273

Total Liabilities	17,620	19,058	19,058

NET ASSETS	47,807	55,370	54,634

EQUITY
Accumulated funds	47,807	55,370	54,634

TOTAL EQUITY	47,807	55,370	54,634

14 - 18	Budget Estimates 2010-11

THE TREASURY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	142,672	125,841	148,888
Grants and subsidies	23,456	23,457	24,041
Other	62,479	73,626	71,597

Total Payments	228,607	222,924	244,526

Receipts
Sale of goods and services	37,215	39,697	38,395
Interest	1,760	1,843	2,243
Other	9,846	6,818	11,314

Total Receipts	48,821	48,358	51,952

NET CASH FLOWS FROM OPERATING ACTIVITIES	(179,786)	(174,566)	(192,574)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	5	—
Purchases of property, plant and equipment	(9,976)	(10,350)	(11,240)
Other	(1,325)	(149)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(11,301)	(10,494)	(11,240)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	175,844	167,712	191,486
Capital appropriation	9,461	10,074	9,860
Cash transfers to Consolidated Fund	—	(242)	—

NET CASH FLOWS FROM GOVERNMENT	185,305	177,544	201,346

NET INCREASE/(DECREASE) IN CASH	(5,782)	(7,516)	(2,468)
Opening Cash and Cash Equivalents	28,290	33,929	26,413

CLOSING CASH AND CASH EQUIVALENTS	22,508	26,413	23,945

CASH FLOW RECONCILIATION
Net cost of services	(201,945)	(190,349)	(212,082)
Non cash items added back	21,643	17,224	19,508
Change in operating assets and liabilities	516	(1,441)	—

Net cash flow from operating activities	(179,786)	(174,566)	(192,574)

Budget Estimates 2010-11	14 - 19

CROWN FINANCE ENTITY
The Crown Finance Entity is responsible for the management and reporting of service-wide assets, liabilities and associated transactions. The overall responsibility for these transactions is with the Government rather than individual departments and statutory bodies.
The major expense components are defined benefits superannuation contributions, long service leave payments on behalf of general government budget dependent agencies, and interest payments on government debt and bank balances held by general government agencies in the Treasury Banking System.
In addition, the State is required to contribute to the cost of administration of the GST by the Australian Taxation Office. Other major payments include HIH Insurance policyholder claims, refunds and remissions of Crown revenue, natural disasters assistance, first home owner grants and debt and investment management costs.
Results and Services
The Crown Finance Entity contributes to the management of service-wide assets and liabilities and ensures efficiency of related transactions by working towards the following results:
•	The State’s financial assets and liabilities are efficiently managed.

•	Approved agency appropriations are paid on time.

Key services provided by the Entity to contribute to these results include:

•	managing superannuation liabilities in accordance with the Government’s long-term funding plan

•	managing the Crown debt portfolio in order to minimise the cost of debt within specified risk constraints

•	providing central financial payments to agencies and

•	managing the Treasury Banking System to ensure effective cash management.

14 - 20	Budget Estimates 2010-11

CROWN FINANCE ENTITY
The key services provided by the Crown Finance Entity and the way in which they are expected to contribute to results are set out in the following table:

	2010-11	Results
	Budget	The efficient management	The timely payment of
	Expenses	of the States financial	approved agency
Service Groups	$m	assets and liabilities	appropriations
Debt Liability Management	1,362.0	✓
Superannuation Liability Management	1,527.0	✓
Central Financial Services	2,035.5		✓

Total Expenses Excluding Losses	4,924.5

Recent Achievements
Grant payments to first home buyers increased by $71 million in 2009-10 to an estimated $727 million. This includes an estimated $333 million for the Australian Government funded “Boost” grants.
An actuarial review of State Super has estimated that Crown superannuation liabilities will be fully funded by 2030. In 2009-10 an additional $510 million will be contributed to superannuation and will be partly funded from the New South Wales Lotteries operational transfer proceeds.
Strategic Directions
The Crown Finance Entity will continue to monitor the service-wide assets, liabilities and transactions that are the overall responsibility of the Government, to ensure consistency with Government targets, including:
•	liaising with appointed actuaries in regard to funding State Super net superannuation liabilities and

•	review of the debt portfolio to assess likely impacts of current interest rate movements.

Budget Estimates 2010-11	14 - 21

CROWN FINANCE ENTITY
2010-11 Budget Initiatives
Total Expenses
Estimated total expenses in 2010-11 are $4.9 billion. The major expense components are:
•	$1.8 billion for payment on behalf of general government budget dependent agencies of employer superannuation contributions for State Super defined benefit schemes and long service leave expenses

•	$1.4 billion for interest expenses on new and existing debt held mainly with New South Wales Treasury Corporation

•	$393 million in capital grants for first home owners

•	$191.3 million reimbursement to the Australian Taxation Office for GST administration and related payments

•	$100 million for redundancy payments for various government agencies which are restructuring for improved efficiency

•	$150 million as provision for natural disaster relief grants

•	$15 million to be invested in projects with the aim of increasing the flow of water in the Snowy River and

•	$18.2 million to offset GST payments for clubs.
In addition, the Crown Finance Entity will continue to administer a loan initiative for councils to bring forward critical local infrastructure.
The appropriation to the Crown Finance Entity also includes funding for the various advisory costs (including financial, accounting, taxation, legal and environmental advice) associated with the proposed sale of WSN Environmental Solutions, the Superannuation Administration Corporation (trading as Pillar), electricity retailers and electricity generation development sites.
Capital Expenditure
In 2010-11, purchase of property, plant and equipment will total $500,000.

14 - 22	Budget Estimates 2010-11

CROWN FINANCE ENTITY
Result Indicators
Minimise level and cost of State liabilities

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

General government funded superannuation liabilities (a)%		69.2	57.5	55.3	63.5	63.3
Crown Finance Entity interest cost as proportion of debt	%	6.4	5.2	5.6	5.9	6.2

(a)	This measures the percentage of defined benefit superannuation liabilities covered by superannuation assets valued on a funding basis.
Provide an effective payment system

		2007-08	2008-09	2009-10	2009-10	2010-11
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Crown Finance Entity payments made on time (a)%		100	100	100	100	100

(a)	Measures timeliness of remittance of funds to agencies.

Budget Estimates 2010-11	14 - 23

CROWN FINANCE ENTITY
Service Group Statements
Debt Liability Management

Service Description:	This service group covers the management of the Crown debt portfolio and the Treasury Banking System (TBS), which are managed in conjunction with NSW Treasury Corporation, to meet the objectives of minimising the market value of debt within specified risk constraints, minimising the cost of debt and maximising investment returns.

Linkage to Results:	This service group contributes towards minimising the level and cost of the State’s net debt liabilities by working towards a range of intermediate results that include the following:

• maintain underlying general government net debt as a proportion of gross state product

• ensure liabilities are managed to minimise associated costs and

• maximise returns within risk constraints through appropriate investment of any surplus funds.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,094,247	1,087,440	1,362,041

Total expenses include the following:
Interest paid to the Australian Government	61,884	61,876	60,777
Interest paid on agencies TBS accounts	66,603	74,620	94,160
Interest on overdraft	87,000	12,000	75,000
Interest on long-term debt	749,453	831,961	1,057,134

NET COST OF SERVICES	1,094,247	1,087,440	1,362,041

14 - 24	Budget Estimates 2010-11

CROWN FINANCE ENTITY
Service Group Statements (cont)
Superannuation Liability Management

Service Description:	This service group covers the management of unfunded superannuation liabilities of NSW public sector defined benefit superannuation schemes in accordance with the Government’s long-term funding plan.

Linkage to Results:	This service group contributes towards elimination of Total State Sector net unfunded superannuation liabilities by 30 June 2030.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,597,862	1,650,990	1,526,961

Total expenses include the following:
Current year service cost	671,786	659,354	586,986
Interest cost	2,520,305	2,632,963	2,760,219
Expected return on plan assets	(1,636,836)	(1,680,087)	(1,852,968)

NET COST OF SERVICES	1,597,862	1,650,990	1,526,961

Budget Estimates 2010-11	14 - 25

CROWN FINANCE ENTITY
Service Group Statements (cont)
Central Financial Services

Service Description:
This service group covers the periodic payments made to meet agency long service leave, the cost of redundancies, grants under the First Home Owners Grant Scheme and GST administration costs payable to the Australian Taxation Office. It also includes provision of funds to various departments and authorities responding to natural disasters.

Linkage to Results:	This service group contributes to efficient operation of the State’s finances by working towards a range of intermediate results that include the following:

• management of the payment system to ensure agencies receive funding in a timely manner and

• efficient management of other financial assets and liabilities.

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,922,177	2,124,723	2,035,507

Total expenses include the following:
Long Service Leave	350,895	389,587	365,200
Redundancy	100,000	63,747	100,000
Compensation to the ATO for GST administration	202,300	191,000	191,300
First Home Owner Grant	656,000	727,000	393,000
Natural Disaster relief	60,000	136,200	150,000
GST offset payments for clubs	19,900	18,200	18,200
Snowy Scheme reform	19,852	22,358	23,754
Privatisation Costs	—	93,375	116,000
Repayment to Commonwealth for cancellation of West Metro project	—	80,140	—
Agency restructure transition costs	30,000	15,000	50,000
Program to support new housing construction*	64,000	—	—

Total Retained Revenue	228,201	377,314	301,168

NET COST OF SERVICES	1,810,452	1,712,342	1,688,876

CAPITAL EXPENDITURE	500	500	500

*	Expense now treated as offset against revenue. Projected forgone revenue in 2009-10 is $34 million.

14 - 26	Budget Estimates 2010-11

CROWN FINANCE ENTITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	2,048,834	2,104,367	1,992,199
Other operating expenses	259,975	104,402	511,462
Depreciation and amortisation	26	52	52
Grants and subsidies	979,082	1,160,222	613,284
Finance costs	1,088,007	1,086,375	1,365,378
Other expenses	238,362	407,735	442,134

Total Expenses Excluding Losses	4,614,286	4,863,153	4,924,509

Less:
Retained Revenue
Sales of goods and services	10,201	10,000	10,500
Investment income	162,100	210,014	233,345
Grants and contributions	1,400	31,330	3,636
Other revenue	54,500	125,970	53,687

Total Retained Revenue	228,201	377,314	301,168

Gain/(loss) on disposal of non current assets	(150,000)	—	—
Other gains/(losses)	33,524	35,067	45,463

NET COST OF SERVICES	4,502,561	4,450,772	4,577,878

Recurrent Funding Statement

Net Cost of Services	4,502,561	4,450,772	4,577,878
Recurrent Services Appropriation	4,566,444	5,042,234	4,702,103

Capital Expenditure Statement

Capital Expenditure	500	500	500
Capital Works and Services Appropriation	344,503	429,503	452,614

Budget Estimates 2010-11	14 - 27

CROWN FINANCE ENTITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet
ASSETS
Current Assets
Cash assets	235,382	394,114	384,562
Receivables	18,934	48,982	15,125
Other financial assets	79,530	62,674	69,333

Total Current Assets	333,846	505,770	469,020

Non Current Assets
Other financial assets	1,980,728	2,077,810	2,331,478
Property, plant and equipment —
Land and building	1,000	500	1,000
Plant and equipment	101	105	79
Intangibles	—	96	70

Total Non Current Assets	1,981,829	2,078,511	2,332,627

Total Assets	2,315,675	2,584,281	2,801,647

LIABILITIES
Current Liabilities
Payables	301,147	369,688	370,888
Borrowings at amortised cost	2,063,224	1,528,427	532,595
Other financial liabilities at fair value	—	1,587	3,787
Provisions	4,366,433	4,449,110	4,506,310
Other	140,323	158,686	138,683

Total Current Liabilities	6,871,127	6,507,498	5,552,263

Non Current Liabilities
Borrowings at amortised cost	17,595,601	15,625,752	18,911,033
Provisions	28,898,500	25,771,616	24,535,576
Other	53,451	145,719	111,252

Total Non Current Liabilities	46,547,552	41,543,087	43,557,861

Total Liabilities	53,418,679	48,050,585	49,110,124

NET ASSETS	(51,103,004)	(45,466,304)	(46,308,477)

EQUITY
Accumulated funds	(51,103,004)	(45,466,304)	(46,308,477)

TOTAL EQUITY	(51,103,004)	(45,466,304)	(46,308,477)

14 - 28	Budget Estimates 2010-11

CROWN FINANCE ENTITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	1,636,979	2,070,858	1,884,462
Grants and subsidies	982,082	1,096,642	616,284
Finance costs	906,351	873,113	1,170,210
Other	922,018	914,096	1,050,869

Total Payments	4,447,430	4,954,709	4,721,825
Receipts
Sale of goods and services	(8)	—	8,441
Interest	135,577	160,039	231,242
Other	74,001	174,300	74,823

Total Receipts	209,570	334,339	314,506

NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,237,860)	(4,620,370)	(4,407,319)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	(149,905)	62	53
Advance repayments received	99,120	74,698	96,931
Purchases of property, plant and equipment	(500)	(500)	(500)
Purchases of investments	—	(29)	(30)
Advances made	(258,360)	(345,023)	(284,299)
Other	—	—	(19,194)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(309,645)	(270,792)	(207,039)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	5,413,735	3,678,740	3,388,092
Repayment of borrowings and advances	(84,003)	(628,371)	(1,232,454)

NET CASH FLOWS FROM FINANCING ACTIVITIES	5,329,732	3,050,369	2,155,638
CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	4,566,444	5,042,234	4,702,103
Capital appropriation	344,503	429,503	452,614
Asset sale proceeds transferred to the Consolidated Fund Entity	(5,700,015)	(3,499,823)	(2,705,549)
Cash transfers to Consolidated Fund	—	(8,067)	—

NET CASH FLOWS FROM GOVERNMENT	(789,068)	1,963,847	2,449,168

NET INCREASE/(DECREASE) IN CASH	(6,841)	123,054	(9,552)

Opening Cash and Cash Equivalents	242,223	271,060	394,114

CLOSING CASH AND CASH EQUIVALENTS	235,382	394,114	384,562

Budget Estimates 2010-11	14 - 29

CROWN FINANCE ENTITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(4,502,561)	(4,450,772)	(4,577,878)
Non cash items added back	81,450	90,605	63,081
Change in operating assets and liabilities	183,251	(260,203)	107,478

Net cash flow from operating activities	(4,237,860)	(4,620,370)	(4,407,319)

14 - 30	Budget Estimates 2010-11

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE PAYMENTS CORPORATION
The Corporation administers the Building and Construction Industry Long Service Payments Act 1986 which provides a portable long service scheme to building and construction workers in New South Wales.
Results and Services
The Corporation delivers an industry based long service payments scheme for workers in the NSW Building and Construction Industry by working towards the following results:
•	Intended beneficiaries of the scheme receive their entitlements.

•	Rights are observed and obligations are enforced.
Key services provided by the Corporation that contribute to these results include:
•	maintaining records of service and the payment of entitlements

•	undertaking compliance programs such as auditing employers

•	promoting the scheme and

•	collecting the long service levy and paying benefits.
Recent Achievements
Over the past couple of years the Corporation has developed and implemented a suite of online tools to enable employers to register with the scheme and lodge service records used to record and verify a workers service credits electronically. The overwhelming majority of employers and a growing number of workers registered in the scheme utilise these online services to meet their reporting obligations.
An amendment Bill was introduced into Parliament on 3 December 2009 with the aim to modernise and enhance the efficiency of the Building and Construction Industry Long Service Payments Act 1986. Contained within the Bill are a number of amendments that underpin advances in technology that will further facilitate the shift to online service delivery and a streamlined registration and reporting process.

Budget Estimates 2010-11	14 - 31

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE
PAYMENTS CORPORATION
The Bill removes onerous and outdated paper-based processes including the issue of certificates of service and periodical notice requirements currently contained in the Act.
Strategic Directions
The Corporation continues to examine and implement ways in which customer service and the effectiveness and efficiency of the organisation’s operations can be improved.
The Corporation is aiming to maximise the use of online services and website information.
Long service benefits from the scheme are required to be readily available when members decide to claim them. The Corporation cannot control the number of claims that may be made in any year, and therefore disbursements and cash flows may vary significantly from year to year and from budget figures.
2010-11 Budget Initiatives
Total Expenses
Budget figures for scheme liabilities, long service payments, investment and levy income are based on the latest actuarial advice while current year projections take into account both actuarial advice and the latest circumstances and experience.
Total expenses are estimated to be $102.2 million of which $91.7 million is for a long service payments liability expense, which encompasses new liabilities accumulating during the year and any changes in the accumulated liability.
Total income is estimated at $129.1 million, of which $87.6 million is income from the long service levy and $41.5 million is from investment earnings from funds invested through NSW Treasury Corporation.
This will result in an operating surplus of $26.8 million in 2010-11.
Capital Expenditure
An amount of $250,000 has been budgeted for minor capital works.

14 - 32	Budget Estimates 2010-11

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE
PAYMENTS CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	550	82,440	41,450
Retained taxes, fees and fines	91,000	81,000	87,600
Other revenue	5	8	5

Total Retained Revenue	91,555	163,448	129,055

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	500	630	500
Other operating expenses	9,153	8,209	9,291
Depreciation and amortisation	660	616	725
Other expenses	96,915	99,463	91,726

Total Expenses Excluding Losses	107,228	108,918	102,242

SURPLUS/(DEFICIT)	(15,673)	54,530	26,813

Budget Estimates 2010-11	14 - 33

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE
PAYMENTS CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	9,001	11,001	10,001
Receivables	4,425	3,150	3,700
Other	1,000	—	—

Total Current Assets	14,426	14,151	13,701

Non Current Assets
Other financial assets	452,061	557,773	615,773
Property, plant and equipment —
Plant and equipment	851	914	939
Intangibles	1,205	1,009	509

Total Non Current Assets	454,117	559,696	617,221

Total Assets	468,543	573,847	630,922

LIABILITIES
Current Liabilities
Payables	3,189	1,061	1,099
Provisions	375,000	389,260	404,084

Total Current Liabilities	378,189	390,321	405,183

Non Current Liabilities
Provisions	223,846	250,200	265,600

Total Non Current Liabilities	223,846	250,200	265,600

Total Liabilities	602,035	640,521	670,783

NET ASSETS	(133,492)	(66,674)	(39,861)

EQUITY
Accumulated funds	(133,492)	(66,674)	(39,861)

TOTAL EQUITY	(133,492)	(66,674)	(39,861)

14 - 34	Budget Estimates 2010-11

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE
PAYMENTS CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Retained taxes	89,435	79,634	85,874
Interest	550	440	450
Other	255	281	295

Total Receipts	90,240	80,355	86,619

Payments
Employee related	534	630	500
Other	88,806	73,291	69,869

Total Payments	89,340	73,921	70,369

NET CASH FLOWS FROM OPERATING ACTIVITIES	900	6,434	16,250

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(300)	(50)	(250)
Purchases of investments	—	(3,000)	(17,000)
Other	(600)	(400)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(900)	(3,450)	(17,250)

NET INCREASE/(DECREASE) IN CASH	—	2,984	(1,000)

Opening Cash and Cash Equivalents	9,001	8,017	11,001

CLOSING CASH AND CASH EQUIVALENTS	9,001	11,001	10,001

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(15,673)	54,530	26,813
Non cash items added back	660	(81,384)	(40,275)
Change in operating assets and liabilities	15,913	33,288	29,712

Net cash flow from operating activities	900	6,434	16,250

Budget Estimates 2010-11	14 - 35

COMPENSATION AUTHORITIES STAFF DIVISION
The Compensation Authorities Staff Division was established under the Public Sector Restructure (Miscellaneous Acts Amendments) Act 2009 as part of the State’s structural changes to the public sector. The Division provides personnel services to the:
•	Building and Construction Industry Long Service Payments Corporation

•	Lifetime Care and Support Authority

•	Motor Accidents Authority

•	Sporting Injuries Committee

•	Workers’ Compensation Commission

•	Workers’ Compensation (Dust Diseases) Board and

•	WorkCover Authority.
Strategic Directions
The Division aims to implement effective, efficient and economical personnel services to the recipient agencies.
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are estimated to be $187.6 million, the cost of providing personnel services to the recipient agencies. The Division has no operating surplus as it receives funding from the recipient agencies equal to the value of the personnel services it provides.

14 - 36	Budget Estimates 2010-11

COMPENSATION AUTHORITIES STAFF DIVISION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	182,047	145,707	187,511
Investment income	—	75	75
Other revenue	1	—	—

Total Retained Revenue	182,048	145,782	187,586

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	182,047	159,773	187,577
Other operating expenses	1	9	9

Total Expenses Excluding Losses	182,048	159,782	187,586

SURPLUS/(DEFICIT)	—	(14,000)	—

Budget Estimates 2010-11	14 - 37

COMPENSATION AUTHORITIES STAFF DIVISION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	5,144	6,000	6,000
Receivables	43,186	49,391	51,729

Total Current Assets	48,330	55,391	57,729

Non Current Assets
Receivables	78,349	47,871	47,946

Total Non Current Assets	78,349	47,871	47,946

Total Assets	126,679	103,262	105,675

LIABILITIES
Current Liabilities
Payables	3,280	7,661	7,725
Provisions	44,822	47,730	50,004

Total Current Liabilities	48,102	55,391	57,729

Non Current Liabilities
Provisions	78,577	47,871	47,946

Total Non Current Liabilities	78,577	47,871	47,946

Total Liabilities	126,679	103,262	105,675

NET ASSETS	—	—	—

14 - 38	Budget Estimates 2010-11

COMPENSATION AUTHORITIES STAFF DIVISION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	60,576	48,445	185,098
Interest	—	75	75
Other	120,842	106,541	—

Total Receipts	181,418	155,061	185,173

Payments
Employee related	178,601	147,789	185,164
Other	2,817	7,536	9

Total Payments	181,418	155,325	185,173

NET CASH FLOWS FROM OPERATING ACTIVITIES	—	(264)	—

CASH FLOWS FROM INVESTING ACTIVITIES
Other	5,144	6,264	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	5,144	6,264	—

NET INCREASE/(DECREASE) IN CASH	5,144	6,000	—
Opening Cash and Cash Equivalents	—	—	6,000

CLOSING CASH AND CASH EQUIVALENTS	5,144	6,000	6,000

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	—	(14,000)	—
Change in operating assets and liabilities	—	13,736	—

Net cash flow from operating activities	—	(264)	—

Budget Estimates 2010-11	14 - 39

ELECTRICITY TARIFF EQUALISATION MINISTERIAL CORPORATION
The Electricity Tariff Equalisation Ministerial Corporation commenced administration of the Electricity Tariff Equalisation Fund (ETEF) on 1 January 2001.
The Fund manages the cost risk of electricity purchases by State owned electricity retail suppliers (Energy Australia, Integral Energy and Country Energy). These suppliers are required to supply electricity to small retail customers in New South Wales at tariffs determined by the Independent Pricing and Regulatory Tribunal (IPART).
IPART determinations apply to residential and small business customers consuming less than 160 MWh per annum who have not elected to enter into a negotiated supply contract.
State owned retail suppliers are required to contribute to the Fund when wholesale prices are lower than the energy cost component charged to customers buying power under regulated tariffs. When wholesale prices are higher than the regulated tariff, the Fund makes payments to the retail suppliers ensuring a regulated return.
The Fund is designed to smooth the volatility in wholesale electricity prices for those State owned retailers that are required to sell at regulated tariffs. At the same time, the Fund ensures that the retailers do not face a commercial advantage or disadvantage from supplying regulated customers.
In the event there is a sustained rise in pool prices and the ETEF has insufficient funds, New South Wales State owned electricity generators are required to top up the ETEF from funds generated by high wholesale electricity prices. Generator payments to the Fund are repaid whenever retail suppliers make a payment into the Fund. The involvement of generators ensures that the Fund can never be in deficit.
Recent Achievements
The average New South Wales wholesale electricity price for 2008-09 was $38.85 MWh with average monthly prices varying from $23.91 MWh to $81.58 MWh. Currently, average monthly prices for 2009-10 have varied from $24.30 MWh to $107.76 MWh. The Fund balance at 30 June 2010 is estimated at $100,000.

14 - 40	Budget Estimates 2010-11

ELECTRICITY TARIFF EQUALISATION MINISTERIAL CORPORATION
Strategic Directions
The Government has decided to phase out the Fund. Section 121A of the Electricity Supply (General) Regulation 2001 was amended to provide that ETEF will cease to operate on 30 June 2011.
The ETEF arrangement is aimed at managing the electricity purchase risk of State owned retail suppliers. Phasing out the Fund by June 2011 will allow adequate time for adjustments to occur in the energy trading market. There will be no impact on retail customers supplied under regulated contracts with prices determined by IPART.
The Treasurer has initiated a regular audit of the retail suppliers. The focus of the audit is a review of the data provided by the retail suppliers to the Fund administrator.
2010-11 Budget Initiatives
Minor expenses of $107,000 are estimated in 2010-11.

Budget Estimates 2010-11	14 - 41

ELECTRICITY TARIFF EQUALISATION MINISTERIAL CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	3	2,550	6
Retained taxes, fees and fines	—	(31,235)	109

Total Retained Revenue	3	(28,685)	115

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	91	116	107

Total Expenses Excluding Losses	91	116	107

SURPLUS/(DEFICIT)	(88)	(28,801)	8

14 - 42	Budget Estimates 2010-11

ELECTRICITY TARIFF EQUALISATION MINISTERIAL CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	20	100	100
Receivables	8	20,004	20,012

Total Current Assets	28	20,104	20,112

Total Assets	28	20,104	20,112

LIABILITIES
Current Liabilities
Payables	28	35	35

Total Current Liabilities	28	35	35

Total Liabilities	28	35	35

NET ASSETS	—	20,069	20,077

EQUITY
Accumulated funds	—	20,069	20,077

TOTAL EQUITY	—	20,069	20,077

Budget Estimates 2010-11	14 - 43

ELECTRICITY TARIFF EQUALISATION MINISTERIAL CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Retained taxes	—	(30,636)	109
Interest	3	2,550	6

Total Receipts	3	(28,086)	115

Payments
Other	83	117	115

Total Payments	83	117	115

NET CASH FLOWS FROM OPERATING ACTIVITIES	(80)	(28,203)	—

NET INCREASE/(DECREASE) IN CASH	(80)	(28,203)	—

Opening Cash and Cash Equivalents	100	28,303	100

CLOSING CASH AND CASH EQUIVALENTS	20	100	100

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(88)	(28,801)	8
Change in operating assets and liabilities	8	598	(8)

Net cash flow from operating activities	(80)	(28,203)	—

14 - 44	Budget Estimates 2010-11

LIABILITY MANAGEMENT MINISTERIAL CORPORATION
The Liability Management Ministerial Corporation controls the General Government Liability Management Fund. The Fund was established to accumulate financial assets to improve the financial management of the general government sector’s balance sheet and allow flexibility in the timing of superannuation contributions to the public sector defined benefit schemes.
There were no 2009-10 transactions, however, the General Government Liability Management Fund remains in existence to assist in the future management of the State’s assets and liabilities.

Budget Estimates 2010-11	14 - 45

MOTOR ACCIDENTS AUTHORITY
The Motor Accidents Authority of New South Wales is a statutory authority that monitors and supervises the compulsory third party scheme for motor vehicles in New South Wales. It was established by the Motor Accidents Act 1988.
Results and Services
The Authority targets the reduction in social costs of death and injury from motor vehicle accidents through a compulsory insurance system by working towards the following results:
•	The risk of road crash injury is reduced.

•	The community can rely on a viable Compulsory Third Party (CTP) scheme.

•	Participants receive just and expeditious compensation.

•	Participants attain optimal health outcomes through recovery and rehabilitation.
Key services provided by the Authority which contribute to these results include:
•	regulation, governance and planning for a competitive CTP scheme

•	provision of information on the scheme to stakeholders and the general public

•	providing an effective and efficient medical and claims assessment service

•	delivering and supporting injury management and funding prevention initiatives

•	promoting positive health and social outcomes and

•	providing services as the nominal defendant.

14 - 46	Budget Estimates 2010-11

MOTOR ACCIDENTS AUTHORITY
The key services provided by the Authority and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2010-11			Scheme participants
	Budget	The risk of	The community can	receive just and	Scheme participants
	Expenses	road crash injury	rely on a viable	expeditious	attain optimal
Service Groups	$m	is reduced	CTP scheme	compensation	health outcomes
Policy, Performance and Community Assistance	77.2	✓	✓	✓	✓
Motor Accidents Assessments Service	79.4			✓	✓
Total Expenses Excluding Losses	156.6
Recent Achievements
The Authority continues to manage, on behalf of the Crown Finance Entity, payments to third party motor insurance claimants and service providers of the former insurance company, HIH Insurance Limited (HIH). The Crown Finance Entity assumed the liabilities for third party motor insurance after the collapse of HIH. The Authority has engaged an agent, Allianz Insurance Company Limited to assist in the management of these claims.
The actuarial valuation of HIH claims liabilities was estimated at $32.5 million (discounted value, net of reinsurance and including claims handling expenses) as at 30 June 2009.
Strategic Directions
The Authority aims to administer its programs in an effective, efficient and economical manner, whilst ensuring compliance with all relevant statutory requirements.
The Authority is committed to maintaining an affordable, fair and accessible CTP Insurance and Compensation Scheme and is:
•	undertaking a review of competition in the scheme to identify opportunities for improvements and enhancing affordability

•	reviewing and improving the regulation of claims management

Budget Estimates 2010-11	14 - 47

MOTOR ACCIDENTS AUTHORITY
•	improving information technology for monitoring CTP insurance claims and the case management of medical and claims disputes

•	improving and expanding information available to health practitioners and injured people and

•	undertaking a review of the claims assessment and resolution service.
2010-11 Budget Initiatives
Total Expenses
The Authority’s total expenses in 2010-11 are estimated to be $156.6 million. Increased expenditure is the result of changes to the CTP scheme announced in the 2008-09 Mini-Budget which extended limited benefits to at fault drivers.
The Authority derives its revenue primarily from a levy on CTP insurance premiums collected by licensed insurers. For 2010-11, this levy rate is set at nine per cent, which is one per cent lower than the previous year. The Authority’s revenue is projected to decrease to $138.4 million (from $145.2 million).
In 2010-11 there will be a projected deficit of $18.2 million which is primarily due to a decrease in revenue of $6.8 million and increases in operational expenses including bulk billing expenses of $9 million and assessor expenses of $1.4 million.
The levy rate was reduced as a result of strong levy income growth during 2008-09 and 2009-10. Since 1 July 2009, the Motor Accidents Compensation Act 1999 allows adjustments to the CTP levy as required during a financial year providing flexibility for the Authority in determining the rate.
Capital Expenditure
The Authority’s capital expenditure program relates mainly to operational systems application software, hardware, office machines and minor amounts for office related works and is budgeted at $3.2 million for 2010-11.

14 - 48	Budget Estimates 2010-11

MOTOR ACCIDENTS AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	2,325	2,615	2,100
Retained taxes, fees and fines	141,660	135,895	134,284
Other revenue	1,175	1,175	1,974

Total Retained Revenue	145,160	139,685	138,358

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	376	428	244
Other operating expenses	34,209	30,300	39,148
Depreciation and amortisation	1,004	1,004	1,208
Grants and subsidies	14,000	9,000	12,000
Other expenses	95,012	95,012	104,007

Total Expenses Excluding Losses	144,601	135,744	156,607

SURPLUS/(DEFICIT)	559	3,941	(18,249)

Budget Estimates 2010-11	14 - 49

MOTOR ACCIDENTS AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet
ASSETS
Current Assets
Cash assets	45,112	62,605	39,637
Receivables	26,753	24,410	21,110

Total Current Assets	71,865	87,015	60,747
Non Current Assets
Receivables	8,769	9,953	6,258
Property, plant and equipment — Land and building	1,579	2,349	2,184
Plant and equipment	365	224	182
Intangibles	1,841	2,310	4,555

Total Non Current Assets	12,554	14,836	13,179

Total Assets	84,419	101,851	73,926

LIABILITIES
Current Liabilities
Payables	16,486	16,545	17,129
Provisions	23	—	—
Other	13,614	11,270	4,690

Total Current Liabilities	30,123	27,815	21,819
Non Current Liabilities
Provisions	750	765	780
Other	19,217	20,365	16,670

Total Non Current Liabilities	19,967	21,130	17,450

Total Liabilities	50,090	48,945	39,269

NET ASSETS	34,329	52,906	34,657

EQUITY
Accumulated funds	34,329	52,906	34,657

TOTAL EQUITY	34,329	52,906	34,657

14 - 50	Budget Estimates 2010-11

MOTOR ACCIDENTS AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	—	(115)	(5,500)
Retained taxes	141,719	136,727	135,284
Interest	2,325	2,615	2,100
Other	12,924	11,740	9,211

Total Receipts	156,968	150,967	141,095

Payments
Employee related	376	428	244
Grants and subsidies	14,000	9,000	12,000
Other	141,764	137,929	148,573

Total Payments	156,140	147,357	160,817

NET CASH FLOWS FROM OPERATING ACTIVITIES	828	3,610	(19,722)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(381)	(380)	(201)
Other	(1,746)	(1,779)	(3,045)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,127)	(2,159)	(3,246)

NET INCREASE/(DECREASE) IN CASH	(1,299)	1,451	(22,968)

Opening Cash and Cash Equivalents	46,411	61,154	62,605

CLOSING CASH AND CASH EQUIVALENTS	45,112	62,605	39,637

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	559	3,941	(18,249)
Non cash items added back	1,004	1,004	1,208
Change in operating assets and liabilities	(735)	(1,335)	(2,681)

Net cash flow from operating activities	828	3,610	(19,722)

Budget Estimates 2010-11	14 - 51

NSW SELF INSURANCE CORPORATION
The NSW Self Insurance Corporation (SICorp) was established by the NSW Self Insurance Corporation Act 2004. Its main functions are:
•	The administration of the Treasury Managed Fund (TMF), which provides insurance cover for general government sector budget dependent agencies (other than compulsory third party insurance) and for other public sector agencies on a voluntary basis.

•	The management of the Governmental Workers’ Compensation Account, the Transport Accidents Compensation Fund, the Pre-Managed Fund Reserve and outstanding workers compensation claims of the former: State Rail Authority, the former Australian Rail Track Authority and the Rail Infrastructure Corporation.

•	The collection and analysis of data provided by contracted TMF claims managers; systems management of the TMF data warehouse; provision of reporting functions to member agencies; and monitoring performance of the claims managers and the provision of financial statements and budget estimates.
Recent Achievements
A key objective of SICorp is to ensure that its liabilities are fully funded by investing in financial assets to generate income. The investment income helps to reduce the dependency on the premiums collected and fund the liabilities as they fall due.
In July 2009, in light of early signs of economic recovery and the risks associated with rising bond yields and historically low equity valuations, a revised growth oriented investment strategy was adopted. This strategy has translated to strong performance in 2009-10 with investment returns forecast at 14.7 per cent.
SICorp’s Net Assets Holding Level Policy sets the TMF reserve for insurance at 10 per cent of outstanding claims liabilities, plus the amount the Fund retains for a single loss, before activating reinsurance protection. This position is reviewed annually and any surplus in net assets of the required holding level is paid to the Crown while a deficit in assets is met by funding from the Crown.

14 - 52	Budget Estimates 2010-11

NSW SELF INSURANCE CORPORATION
At its last review in December 2009, the TMF had a surplus of $30 million to be paid to the Crown. Since the policy was established in March 2006, SICorp has made a net contribution of $1.8 billion to the Crown. The surplus in the 2009-10 financial year was achieved through favourable investment results driven by global economic recovery and the new growth orientated investment strategy implemented during July and August 2009.
Strategic Directions
From 1 July 2010, one of SICorp’s main functions will include the administration of the Home Warranty Insurance Fund (HWIF). The HWIF is being established as part of major structural reforms to the home warranty insurance scheme in New South Wales. The initiative for reform was to safeguard building industry jobs, better protect home owners, and support the building industry following the withdrawal of major insurance providers from the market.
The proposed new home warranty model will utilise the private sector to deliver claims and underwrite services. SICorp will be the scheme underwriter, which includes the setting and monitoring of premiums and adherence to service standards. The Government model is not-for-profit therefore future premiums will be based on the cost of claims.
In 2010-11 SICorp will continue with its prudential management of its investment portfolio. The expected investment return in 2010-11 is 8.6 per cent.
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are estimated at $1.5 billion. The TMF actuary has projected an increase in workers’ compensation liability payments.
The TMF total target premium for 2010-11 is $974.6 million. The total premium amount represents an increase 10.9 per cent from revised forecast for 2009-10. It is primarily driven by continued deteriorations in the NSW Police workers compensation scheme due to combined interaction of the Police Death and Disability Scheme and the top-up benefit on workers’ compensation costs. An increase in the pension age from 2017 and increase in the medical costs also impacted on the premium increase.

Budget Estimates 2010-11	14 - 53

NSW SELF INSURANCE CORPORATION
Capital Expenditure
The capital program for 2010-11 is budgeted to be $1.4 million. The main project undertaken this year is the agency reporting software design and development to support the new claims managers’ contract. This project will be effective from 1 January 2011.

14 - 54	Budget Estimates 2010-11

NSW SELF INSURANCE CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	892,656	771,020	1,058,303
Investment income	460,148	756,512	489,069
Grants and contributions	37,000	75,000	15,000

Total Retained Revenue	1,389,804	1,602,532	1,562,372
Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	898,649	967,920	1,158,522
Depreciation and amortisation	1,037	1,616	1,439
Grants and subsidies	—	30,000	—
Finance costs	275,808	286,970	299,595
Other expenses	1,781	161	—

Total Expenses Excluding Losses	1,177,275	1,286,667	1,459,556
Other gains/(losses)	—	(1,519)	—

SURPLUS/(DEFICIT)	212,529	314,346	102,816

Budget Estimates 2010-11	14 - 55

NSW SELF INSURANCE CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	138,486	200,053	206,578
Receivables	126,973	148,874	153,574
Other financial assets	99,213	—	—

Total Current Assets	364,672	348,927	360,152

Non Current Assets
Receivables	170,634	231,284	240,567
Other financial assets	4,941,904	5,246,929	5,739,464
Property, plant and equipment —
Plant and equipment	326	808	671
Intangibles	710	2,338	2,426
Other	25	24	16

Total Non Current Assets	5,113,599	5,481,383	5,983,144

Total Assets	5,478,271	5,830,310	6,343,296

LIABILITIES
Current Liabilities
Payables	134,670	140,344	146,468
Provisions	679,057	712,234	760,693
Other	4,637	4,500	4,709

Total Current Liabilities	818,364	857,078	911,870
Non Current Liabilities
Provisions	387,709	440,098	450,936
Other	3,627,372	4,110,846	4,455,386

Total Non Current Liabilities	4,015,081	4,550,944	4,906,322

Total Liabilities	4,833,445	5,408,022	5,818,192

NET ASSETS	644,826	422,288	525,104

EQUITY
Accumulated funds	644,826	422,288	525,104

TOTAL EQUITY	644,826	422,288	525,104

14 - 56	Budget Estimates 2010-11

NSW SELF INSURANCE CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	892,656	771,020	1,058,303
Interest	226,506	252,652	235,374
Other	536,965	703,053	141,569

Total Receipts	1,656,127	1,726,725	1,435,246

Payments
Other	1,061,427	1,112,384	1,188,491

Total Payments	1,061,427	1,112,384	1,188,491

NET CASH FLOWS FROM OPERATING ACTIVITIES	594,700	614,341	246,755

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(220)	(906)	(185)
Purchases of investments	(580,880)	(944,133)	(238,840)
Other	—	(2,006)	(1,205)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(581,100)	(947,045)	(240,230)

NET INCREASE/(DECREASE) IN CASH	13,600	(332,704)	6,525
Opening Cash and Cash Equivalents	124,886	532,757	200,053

CLOSING CASH AND CASH EQUIVALENTS	138,486	200,053	206,578

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	212,529	314,346	102,816
Non cash items added back	(232,605)	(500,725)	(252,256)
Change in operating assets and liabilities	614,776	800,720	396,195

Net cash flow from operating activities	594,700	614,341	246,755

Budget Estimates 2010-11	14 - 57

SUPERANNUATION ADMINISTRATION CORPORATION
(TRADING AS PILLAR ADMINISTRATION)
The business of Pillar is the provision of superannuation scheme administration services and related services in both the public and private sectors. Pillar’s clients in the public sector include the trustee of the First State Superannuation Fund, the Pooled Fund, and the Parliamentary Contributory Superannuation Fund.
The services provided include collecting contributions and paying benefits, maintaining member records, inquiry services, accounting and finance, and industry statutory reporting.
Recent Achievements
Through competitive tenders, Pillar has secured private sector clients and now services approximately two million members in total. Pillar continues to market its services and expects further success in winning new business. Business expansion will enable it to spread the costs of ongoing systems development and general overheads.
Pillar is undertaking a program of continuous improvement and has implemented changes that have reduced the cost base of the administration operations.
Strategic Directions
As a statutory State owned corporation, Pillar is subject to the commercial monitoring regime that provides accountability and reporting requirements to the NSW Government as shareholder.
In April 2009, the Government deferred the proposed sale of Pillar. This was because the detailed strategic review found that the value of Pillar has the potential of being significantly enhanced through a number of key strategic initiatives, including efficiency improvements and growth opportunities.
In 2010-11 Pillar will focus on:
•	maintaining quality of service and compliance to existing clients

•	expanding business services, particularly for private sector clients

•	improving processing systems and productivity

14 - 58	Budget Estimates 2010-11

SUPERANNUATION ADMINISTRATION CORPORATION
•	enhancing systems to better support statutory and market needs, innovation and growth

•	enhancing the culture of governance and control and

•	improving profitability.
2010-11 Budget Initiatives
Total Expenses
Total expenses for 2010-11 are forecast at $74.5 million, an increase of 1.6 per cent over the 2009-10 Budget of $73.3 million.
Capital Expenditure
The capital expenditure for 2010-11 is estimated to be $2 million. This includes building refurbishment, office fitout, computer hardware and system enhancements to meet ongoing and new business needs.

Budget Estimates 2010-11	14 - 59

SUPERANNUATION ADMINISTRATION CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	71,830	68,756	73,970
Investment income	240	120	240
Other revenue	5,342	6,401	6,479

Total Retained Revenue	77,412	75,277	80,689

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	52,000	48,925	52,423
Other operating expenses	18,868	18,287	18,781
Depreciation and amortisation	2,407	3,057	3,262

Total Expenses Excluding Losses	73,275	70,269	74,466

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	4,137	5,008	6,223

Distributions —
Dividends and capital repatriations	1,738	2,104	3,049
Tax equivalents	1,241	1,502	1,867

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	1,158	1,402	1,307

14 - 60	Budget Estimates 2010-11

SUPERANNUATION ADMINISTRATION CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	7,913	7,100	11,740
Receivables	11,167	11,959	11,963

Total Current Assets	19,080	19,059	23,703

Non Current Assets
Property, plant and equipment —
Land and building	9,767	9,767	9,617
Plant and equipment	4,287	4,733	4,120
Intangibles	2,678	3,339	2,840
Other	2,003	2,221	2,138

Total Non Current Assets	18,735	20,060	18,715

Total Assets	37,815	39,119	42,418

LIABILITIES
Current Liabilities
Payables	2,488	4,031	4,151
Tax	1,241	820	1,867
Provisions	9,431	9,276	9,745

Total Current Liabilities	13,160	14,127	15,763

Non Current Liabilities
Tax	1,948	2,084	1,940
Provisions	553	310	720
Other	325	479	569

Total Non Current Liabilities	2,826	2,873	3,229

Total Liabilities	15,986	17,000	18,992

NET ASSETS	21,829	22,119	23,426

EQUITY
Capital	6,000	6,000	6,000
Reserves	3,743	3,743	3,743
Accumulated funds	12,086	12,376	13,683

TOTAL EQUITY	21,829	22,119	23,426

Budget Estimates 2010-11	14 - 61

SUPERANNUATION ADMINISTRATION CORPORATION

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	69,873	66,797	74,339
Interest	240	120	240
Other	10,842	11,771	12,043

Total Receipts	80,955	78,688	86,622

Payments
Employee related	50,905	48,079	52,174
Equivalent Income Tax	161	320	881
Other	24,173	22,803	24,508

Total Payments	75,239	71,202	77,563

NET CASH FLOWS FROM OPERATING ACTIVITIES	5,716	7,486	9,059

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,900)	(3,148)	(1,500)
Other	(500)	(757)	(500)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,400)	(3,905)	(2,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(589)	(764)	(2,419)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(589)	(764)	(2,419)

NET INCREASE/(DECREASE) IN CASH	2,727	2,817	4,640
Opening Cash and Cash Equivalents	5,186	4,283	7,100

CLOSING CASH AND CASH EQUIVALENTS	7,913	7,100	11,740

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	2,896	3,506	4,356
Non cash items added back	2,407	3,057	3,262
Change in operating assets and liabilities	413	923	1,441

Net cash flow from operating activities	5,716	7,486	9,059

14 - 62	Budget Estimates 2010-11

WORKCOVER AUTHORITY
WorkCover Authority (WorkCover) is a statutory authority that serves the NSW Government and the community in the areas of occupational health and safety, injury management and workers compensation.
WorkCover’s main statutory functions are to ensure compliance with the following legislation: Occupational Health and Safety Act 2000, Workers Compensation Act 1987, Workplace Injury Management and Workers Compensation Act 1998, Workers Compensation (Bush Fire, Emergency & Rescue Services) Act 1987, Explosives Act 2003, Workers Compensation (Dust Diseases) Act 1942, Sporting Injuries Insurance Act 1978, Rural Workers Accommodation Act 1969 and their associated regulations and codes of practice.
Results and Services
WorkCover assists New South Wales to achieve safe, secure and productive workplaces by working towards the following results:
•	There are safer workplaces as measured through a reduction in workplace injuries and fatalities.

•	A practical occupational health and safety (OHS) regulatory framework exists to aid compliance.

•	An effective workers compensation system that provides secure outcomes for injured workers.

•	There is financial viability and effective management of the workers compensation system.
Key services provided by WorkCover that contribute to these results include:
•	provision of OHS information, advice, education and assistance including safety testing

•	administration and enforcement of the NSW OHS regulatory framework

•	effective injury management services and disputes system

•	management of the Workers Compensation System including management of Scheme funds and

•	implementing national OHS.

Budget Estimates 2010-11	14 - 63

WORKCOVER AUTHORITY
The key services provided by the agency and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2010-11				Financially viable
	Budget		OHS regulatory		and effective
	Expenses		framework aids	Secure outcomes for	workers
Service Groups	$m	Safer workplaces	compliance	injured workers	compensation system
Provision of OHS Information, Advice, Education and Assistance Including Safety Testing	78.2	✓	✓
Administration and Enforcement	71.6	✓	✓
Management of the Workers Compensation System	33.1			✓	✓
Effective Injury Management Services and Disputes Systems	77.9			✓	✓
Implementing National OHS	9.7	✓	✓

Total Expenses Excluding Losses	270.5

Recent Achievements
Recent reforms to the workers compensation system have delivered better services and increased benefits for injured workers, savings for employers and achieved improved levels of efficiency.
Since November 2005, the Government has delivered an average 30 per cent reduction in premium rates to NSW employers. More responsive workers compensation arrangements have been introduced for the largest employers in the State.
New premium calculation arrangements commenced on 30 June 2009, and are offered to large employers as an alternative to the current premium calculation system. The arrangements provide strong incentives to improve workplace safety and outcomes for injured workers, offering more immediate financial rewards for active injury prevention, management and return to work.

14 - 64	Budget Estimates 2010-11

WORKCOVER AUTHORITY
Other workers compensation reforms include:
•	increasing the lump sum death benefit to $433,650 and broadening the circumstances in which the benefit is payable

•	providing automatic workers compensation cover for employers that pay $7,500 or less in annual wages, including private households employing domestic workers

•	simplifying and reducing to five years record keeping requirements for wage records, aligning New South Wales with Victoria’s workers compensation arrangements and the Australian Taxation Office

•	introducing premium reductions for employers with apprentices that will provide ongoing savings to employers of more than $40 million per year and

•	cutting red tape surrounding workers compensation wage declarations and certificates of currency, saving employers an additional $20 million per annum.
New South Wales is experiencing its lowest rates of workplace injuries since the WorkCover Scheme began in 1987. Since then, the number and incident rates of fatalities have fallen sharply, declining by 41 per cent and 62 per cent respectively.
WorkCover’s Drought Recovery Assistance Package continues to provide rural safety initiatives that deliver a range of safety solutions to rural and regional New South Wales. These initiatives have provided more than $560,000 to farmers in rebates for workplace safety improvements to silos and over $1.9 million in rebates for the fitting of Power Take-off guards to tractors. Sponsorship of mental health programs to rural and regional New South Wales are also continuing.
Strategic Directions
New South Wales is strongly committed to the harmonisation of occupational health and safety legislation and will continue to focus on achieving the best possible outcomes for the health and safety of Australian workers.
Under the Inter-Governmental Agreement for Regulatory and Operational Reform in Occupational Health and Safety signed by the Council of Australian Governments, New South Wales along with all other jurisdictions is committed to the development and implementation of uniform national occupational health and safety laws by December 2011.

Budget Estimates 2010-11	14 - 65

WORKCOVER AUTHORITY
Safe Work Australia is the new national tripartite body leading the development of national uniform occupational health and safety legislation, including a model Act, regulations and code of practice. WorkCover is represented on Safe Work Australia and continues to actively contribute to the model legislation development process.
Improved monitoring of self and specialised insurers (SSI) will increase their accountability and bring SSI performance more in line with scheme agents, and deliver improved outcomes for injured workers.
New scheme agent contracts came into effect from 1 January 2010. The new contracts will see around 10 per cent of policies and open claims being redistributed between scheme agents to more closely align market distribution with agent service capacities and improve service delivery to injured workers and employers.
2010-11 Budget Initiatives
Total Expenses
WorkCover’s total expenses in 2010-11 are estimated to be $270.5 million, including:
•	$78.2 million for the provision of OHS information, advice, education and assistance including safety testing

•	$33.1 million for the management of the Workers Compensation System including management of Scheme funds and

•	$77.9 million for effective injury management services and disputes systems.
Capital Expenditure
WorkCover’s capital expenditure for 2010-11 is budgeted at $10 million including improvements to existing information technology systems and the acquisition of computer software applications and scientific equipment.

14 - 66	Budget Estimates 2010-11

WORKCOVER AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	34,438	17,685	33,445
Investment income	5,545	22,603	11,342
Retained taxes, fees and fines	224,207	199,694	225,152
Other revenue	3,456	4,013	1,780

Total Retained Revenue	267,646	243,995	271,719

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	7,058	9,169	13,789
Other operating expenses	210,557	181,614	207,626
Depreciation and amortisation	11,497	11,769	11,786
Grants and subsidies	6,300	4,324	6,300
Other expenses	32,234	31,055	30,999

Total Expenses Excluding Losses	267,646	237,931	270,500

Gain/(loss) on disposal of non current assets	—	20	—
Other gains/(losses)	—	(2,084)	(1,219)

SURPLUS/(DEFICIT)	—	4,000	—

Budget Estimates 2010-11	14 - 67

WORKCOVER AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	51,422	51,481	59,061
Receivables	11,986	11,955	11,955
Inventories	2,090	1,482	1,482

Total Current Assets	65,498	64,918	72,498

Non Current Assets
Receivables	15,486	22,493	25,086
Other financial assets	114,427	134,139	137,147
Property, plant and equipment —
Land and building	22,008	19,806	19,279
Plant and equipment	19,083	13,357	12,991
Intangibles	16,556	15,385	14,492

Total Non Current Assets	187,560	205,180	208,995

Total Assets	253,058	270,098	281,493

LIABILITIES
Current Liabilities
Payables	52,639	49,185	51,483
Provisions	1,796	1,809	1,809
Other	15,677	12,613	12,613

Total Current Liabilities	70,112	63,607	65,905

Non Current Liabilities
Provisions	93,906	117,082	126,179
Other	120,518	97,121	97,121

Total Non Current Liabilities	214,424	214,203	223,300

Total Liabilities	284,536	277,810	289,205

NET ASSETS	(31,478)	(7,712)	(7,712)

EQUITY
Reserves	19,721	19,294	19,294
Accumulated funds	(51,199)	(27,006)	(27,006)

TOTAL EQUITY	(31,478)	(7,712)	(7,712)

14 - 68	Budget Estimates 2010-11

WORKCOVER AUTHORITY

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	38,804	31,828	34,931
Retained taxes	224,207	183,343	221,073
Interest	5,545	2,082	1,786
Other	12,706	11,185	9,811

Total Receipts	281,262	228,438	267,601

Payments
Employee related	8,409	6,491	10,293
Grants and subsidies	6,300	4,324	6,300
Other	256,391	215,097	239,976

Total Payments	271,100	225,912	256,569

NET CASH FLOWS FROM OPERATING ACTIVITIES	10,162	2,526	11,032

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	20	—
Proceeds from sale of investments	9,986	3,930	6,548
Purchases of property, plant and equipment	(5,950)	(1,883)	(5,000)
Purchases of investments	(3,625)	—	—
Other	(5,050)	(4,503)	(5,000)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(4,639)	(2,436)	(3,452)

NET INCREASE/(DECREASE) IN CASH	5,523	90	7,580
Opening Cash and Cash Equivalents	45,899	51,391	51,481

CLOSING CASH AND CASH EQUIVALENTS	51,422	51,481	59,061

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	—	4,000	—
Non cash items added back	13,137	(7,892)	3,908
Change in operating assets and liabilities	(2,975)	6,418	7,124

Net cash flow from operating activities	10,162	2,526	11,032

Budget Estimates 2010-11	14 - 69

WORKERS’ COMPENSATION (DUST DISEASES) BOARD
The Workers’ Compensation (Dust Diseases) Board (DDB) was established under the Workers’ Compensation (Dust Diseases) Act 1942. Under the Act, the Board is required to determine eligibility and award compensation to workers and to dependants of deceased workers.
The Board is also responsible for administering the Workers’ Compensation (Dust Diseases) Fund. This includes payment of monies for compensation, awards, research grants, fees, salaries and all other costs of administering the Act, including the operating expenses of the Dust Diseases Tribunal.
Results and Services
The DDB’s statutory function is to administer the Act, subject to the direction of the Minister for Finance, through whom it reports annually to the NSW Parliament.
The DDB strives to achieve this objective by working towards the following results:
•	No-fault compensation and quality practical assistance and services to eligible workers and their dependants is assured.

•	There is efficient administration of the trust funds held on behalf of the dependants of deceased workers ensuring the capital is protected whilst maximizing the returns to the beneficiaries.

•	The Board is the leading source of education and research into dust diseases thereby improving quality of medical treatment, outcomes and patients’ quality of life.
Key services provided by the Board to contribute to these results include:
•	administration of the no-fault compensation scheme, a major function of which includes making compensation payments to workers and their dependants

•	facilitation of effective medical and occupational screening, assessment and health surveillance of applicants

•	promotion of education and research into dust diseases in Australia and

•	effective administration of the Board’s finances to maximise return on investment.

14 - 70	Budget Estimates 2010-11

WORKERS’ COMPENSATION (DUST DISEASES) BOARD
The key services provided by the Board and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2010-11
	Budget	Assurance of	Efficient	Leading source of
	Expenses	no-fault	administration of	education and
Service Groups	$m	compensation	trust funds	research
Compensation and Awards	81.9	✓
Medical Services	1.0	✓
Education and Research	1.3			✓
Financial Management and Investment	14.7	✓	✓

Total Expenses Excluding Losses	98.9

Recent Achievements
Investment income is predicted to be modest in 2010-11 as the financial markets recover from the global financial crisis.
The Board’s expenses mostly comprise compensation payments, costs associated with claims and any additional dust disease compensation liabilities recognised. The estimates for claims expenses are based on actuarial advice.
The Board estimates its liabilities on the basis of incurred but not reported claims. Projected total assets of $1,647.8 million as at June 2011, comprise $732 million cash and other financial assets, and $907.8 million receivables, consisting mainly of future levy income to offset total liabilities of $1,646.1 million.
Strategic Directions
The Board’s policy is to maintain the dust diseases levy rate for 2010-11 at a level sufficient to meet liabilities associated with reported claims and claims incurred but not reported.
The Board’s fundamental objective is to compensate and improve the care, dignity and health of workers suffering from dust diseases. The Board also provides a mobile respiratory screening service for industry, funds numerous research programs and promotes awareness in occupational respiratory health.

Budget Estimates 2010-11	14 - 71

WORKERS’ COMPENSATION (DUST DISEASES) BOARD
2010-11 Budget Initiatives
Total Expenses
Total expenses in 2010-11 are estimated at $98.9 million. These include $73.6 million in compensation claims including cost of claims payable.
Capital Expenditure
The Board is budgeting to acquire $1.6 million of assets in 2010-11, comprising computer equipment, computer software and scientific equipment upgrades.

14 - 72	Budget Estimates 2010-11

WORKERS’ COMPENSATION (DUST DISEASES) BOARD

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	316	375	461
Investment income	39,216	97,949	51,848
Retained taxes, fees and fines	63,849	(3,626)	45,570
Other revenue	1,247	1,710	1,000

Total Retained Revenue	104,628	96,408	98,879

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	1,568	(5,212)	(2,991)
Depreciation and amortisation	1,154	593	789
Grants and subsidies	6,558	6,871	6,202
Finance costs	95,348	94,160	94,879

Total Expenses Excluding Losses	104,628	96,412	98,879
Gain/(loss) on disposal of non current assets	—	4	—

SURPLUS/(DEFICIT)	—	—	—

Budget Estimates 2010-11	14 - 73

WORKERS’ COMPENSATION (DUST DISEASES) BOARD

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	139,938	93,798	39,937
Receivables	2,851	2,047	2,333
Other financial assets	165,737	153,484	159,687

Total Current Assets	308,526	249,329	201,957

Non Current Assets
Receivables	1,076,600	949,507	905,427
Other financial assets	282,296	428,516	532,451
Property, plant and equipment —
Land and building	5,413	5,412	5,262
Plant and equipment	1,310	1,215	1,280
Intangibles	1,702	512	1,390

Total Non Current Assets	1,367,321	1,385,162	1,445,810

Total Assets	1,675,847	1,634,491	1,647,767

LIABILITIES
Current Liabilities
Payables	2,000	8,000	11,940
Provisions	93,137	84,678	88,118

Total Current Liabilities	95,137	92,678	100,058

Non Current Liabilities
Provisions	1,579,084	1,540,187	1,546,083

Total Non Current Liabilities	1,579,084	1,540,187	1,546,083

Total Liabilities	1,674,221	1,632,865	1,646,141

NET ASSETS	1,626	1,626	1,626

EQUITY
Reserves	1,626	1,626	1,626

TOTAL EQUITY	1,626	1,626	1,626

14 - 74	Budget Estimates 2010-11

WORKERS’ COMPENSATION (DUST DISEASES) BOARD

	2009-10		2010-11
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	316	375	461
Retained taxes	98,700	84,669	89,405
Interest	27,337	30,280	28,847
Other	1,870	2,982	1,414

Total Receipts	128,223	118,306	120,127

Payments
Grants and subsidies	6,558	6,871	6,202
Other	87,201	83,457	79,067

Total Payments	93,759	90,328	85,269

NET CASH FLOWS FROM OPERATING ACTIVITIES	34,464	27,978	34,858

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	18	25	—
Proceeds from sale of investments	—	8,000	—
Purchases of property, plant and equipment	(322)	(956)	(457)
Purchases of investments	(19,254)	(92,104)	(87,137)
Other	(1,617)	(375)	(1,125)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(21,175)	(85,410)	(88,719)

NET INCREASE/(DECREASE) IN CASH	13,289	(57,432)	(53,861)
Opening Cash and Cash Equivalents	126,649	151,230	93,798

CLOSING CASH AND CASH EQUIVALENTS	139,938	93,798	39,937

CASH FLOW RECONCILIATION
Non cash items added back	(10,725)	(67,076)	(22,212)
Change in operating assets and liabilities	45,189	95,054	57,070

Net cash flow from operating activities	34,464	27,978	34,858

Budget Estimates 2010-11	14 - 75

ADVANCE TO THE TREASURER
$440 million has been allocated in 2010-11 to the Treasurer as an advance to allow for supplementary expenses, comprising $300 million for recurrent services and $140 million for capital works and services. Actual expenditure will be recorded in the expenses and asset acquisitions of the appropriate agencies.
At $300 million the recurrent services advance represents a contingency of 0.5 per cent of budgeted operating expenses.

14 - 76	Budget Estimates 2010-11

INDEX

A
Aboriginal Affairs NSW	6-2, 6-8, 6-11
Aboriginal Communities Development Program	6-4, 6-11, 6-22, 6-50
Aboriginal Housing Office	6-1:2, 6-13, 6-49
Aboriginal students	3-2, 3-6, 3-11,
3-12, 3-14:15,
3-19, 3-21, 3-34
Aboriginal Trust Fund Repayment Scheme	11-12
Advancing Australian Agriculture	7-48
Ageing, Disability and Home Care	6-2, 6-8, 6-11
Agriculture	3-33, 7-6:7, 7-10,
7-16, 7-21
Ambulance response time	5-16
Ambulance Service of NSW	5-2
Aquaculture	7-10, 7-16, 7-23
Area Health Services	5-2, 5-12, 5-17,
5-23, 5-28, 5-48
Art Gallery of New South Wales	2-1, 2-8, 2-49
Arts, Sport and Recreation, Department of	2-2
Attorney General, Minister for Citizenship, and Minister for Regulatory Reform	2-2, 8-28, 11-2
Attorney General’s Division	8-7:9
Audit Office of New South Wales	11-1, 11-79
Australian Museum	2-1, 2-18, 2-55

B
Barangaroo Delivery Authority	9-1, 9-50
Board of Studies, Office of the	3-1, 3-32
Border Rivers-Gwydir Catchment Management Authority	4-1, 4-66, 4-69
Botanic Gardens Trust	4-58
Building and Construction Industry Long	14-1, 14-31,
Service Payments Corporation	14-36
Bus Services	13-4, 13-6,
3-11, 13-16:17,
13-30
Businesslink	6-1:2, 6-11, 6-39,
6-59, 12-18

C
Cancer Institute NSW	5-1, 5-14, 5-45
Cash Flow Statement	iii
Casino, Liquor and Gaming Control Authority	2-1, 2-18, 2-25
Catchment Action Plan	4-66:67, 11-44,
11-49
Catchment Management Authorities	4-3, 4-6, 4-19,
4-29, 4-66,
11-43, 11-49
Centennial Parklands	2-60:61
Centennial Park and Moore Park Trust	2-1, 2-6, 2-18,
2-60
Central West Catchment Management Authority	4-1, 4-66, 4-72
Child protection	5-12, 6-3:4, 6-9,
6-13, 6-28, 6-30,
10-39, 11-63,
11-65:66
Children, Office for	2-2
Children and Young People, Commission for	2-5
Children’s Court	8-6, 8-42
Circle Sentencing	8-8
CityRail Services	13-6, 13-30
Children’s Guardian	2-9
Climate Change Fund	4-4, 4-11,
4-19:20
Civil Law Services	8-40, 8-46, 8-47
Caring for Our Country Program	4-67
Communities	2-1
Communities NSW	2-1:2, 2-25, 2-36,
2-43, 2-48, 6-27
Community Fire Units	10-22:23,
10-25:26, 10-28
Community Housing	4-54, 6-4:5, 6-7,
6-10, 6-13, 6-34,
6-49:50
Community Justice Centres	8-3, 8-16
Community Relations Commission of New South Wales	2-1, 2-18, 2-32
Community Services	6-2, 6-5, 6-9,
6-13:14, 6-26
Community Partnership (Legal Aid)	8-40, 8-50

Budget Estimates 2010-11	i1

INDEX

Companion Animals	11-3:4, 11-6,
11-19:20
Complaints Commission, Health Care	5-1, 5-35
Compensation Authorities Staff Division	14-1, 14-36
Corrective Services NSW	8-2, 8-4:5, 8-7:8,
8-10
Counter-terrorism	10-22, 10-25,
11-3
Country Towns Water Supply and Sewerage Program	4-8, 4-12, 4-31
Crime Commission, New South Wales	10-1, 10-15,
10-71:74
Criminal investigation	10-18, 10-35:36,
10-38, 10-45
Criminal Law Services	8-40, 8-44
Crisis Accommodation	6-5, 6-34
Crown Finance Entity	14-1, 14-20,
14-47
Crown Leaseholds Entity	9-1, 9-30
Crown Solicitor’s Office	8-2, 8-4, 8-9,
8-21, 8-28

D
Justice and Attorney General	8-1:2, 8-33
Disability Services	6-8, 6-17, 6-23,
8-8, 8-23
District Court	8-6, 8-11, 8-16,
8-60
Domestic Violence	6-26, 8-34,
8-40:41, 8-50,
11-6, 11-63
Drought	4-7:8. 4-19, 4-23,
4-27, 4-30, 4-32,
10-53, 11-45,
14-65
Dust Diseases Tribunal	14-70

E
Education and Training	3-1, 3-6, 3-10,
3-33, 3-37, 6-5,
8-26
Education and Training, Department of	2-4, 3-1:2, 12-4
Election Funding Authority	11-54
Elections, conduct and management	11-54, 11-58
Electronic Ticketing	13-4
Electricity Tariff Equalisation Ministerial Corporation	14-1, 14-40
Emergency Services	10-1
Energy Concessions	7-30
Energy Savings Fund	4-11
Energy Savings Scheme	11-34, 11-37:38
Environment, Climate Change and Water	4-1
Environment, Climate Change and Water,	4-1, 4-3, 4-43,
Department of	4-53, 6-6
Environmental Trust	4-1, 4-3, 4-39
Events New South Wales Pty Limited	11-85

F
Fair Trading NSW	12-2:5, 12-8,
12-25
Family Law Services	8-40, 8-48
Film and Television Office, New South Wales	7-1, 7-32, 7-59
Financial Management, Office of	14-2
Fire Brigades, New South Wales	10-1:2, 10-22
10-51
First Home Owner Grant Scheme	14-2:3, 14-6,
14-16, 14-20,
14-22, 14-26
Fisheries	7-4:7, 7-10, 7-16,
7-19, 7-23, 7-25,
7-41
Floodplain management	4-19
Food Authority, NSW	7-1, 7-65
Forum Sentencing	8-11

G
Government Radio Network	12-5, 12-7, 12-17
Government Records Repository	12-30, 12-32
Governor, the	1-1, 11-2:3,
11-16

H
Hawkesbury-Nepean Catchment Management Authority	4-1, 4-66, 4-75
Health	5-1
Health, acute inpatient services	5-9
Health Care Complaints Commission	5-1, 5-35
Health, community based services
Health, Department of	5-1:2

i2	Budget Estimates 2010-11

INDEX

Health, emergency services	5-3, 5-9, 5-26
Health, mental health services	5-2:3, 5-5, 5-10,
5-13, 5-28
Health, National Health and Hospitals Network	5-6, 14-5
Health, outpatient services	5-3, 5-25
Health, teaching and research	5-3, 5-7, 5-30
Health, rehabilitation and extended care	5-3, 5-9, 5-29
Heritage asset management	2-66
Historic Houses Trust of New South Wales	2-1, 2-18, 2-65
Home and Community Care program	5-7, 6-9
Home Care Service of New South Wales	6-1, 6-45
Home Purchase Assistance Fund	6-1, 6-55
Human Services	6-1, 6-59, 11-5,
12-18
Human Services, Department of	6-1:2, 6-45, 6-95,
6-59
Hunter Development Corporation	9-1, 9-17, 9-19,
9-24, 9-34
Housing Policy and Housing Assistance	6-5, 6-34
Housing NSW	6-2, 6-7, 6-13,
6-55
Housing Supply Package	9-5
Hunter-Central Rivers Catchment Management Authority	4-1, 4-66, 4-78
Hunter Water Corporation	4-12, 11-36, 4-31

I
Independent Commission Against Corruption	11-1, 11-24
Independent Pricing and Regulatory	2-5, 4-12, 11-1,
Tribunal	11-33, 14-40
Independent Transport Safety and Reliability Regulator	13-1:2, 13-35
Industrial Relations, Office of	12-2, 12-5, 12-8,
12-10
Industry and Investment	4-4, 4-11
Industry and Investment, Department of	7-1:2, 7-49
Infringement processing	14-3, 14-10,
14-15
Institute of Sport, NSW	2-6

J
Jobs Summit	11-5
Judicial Commission of New South Wales	8-1, 8-33
Juvenile Justice	6-2, 6-10, 6-14,
6-38
Justice and Attorney General	8-1
Justice and Attorney General, Department of	8-1:2, 8-33
JusticeLink	8-6

K
Keep Them Safe	2-4, 2-6, 3-5, 5-5,
5-9, 5-12, 6-5,
6-9, 8-9, 8-42,
10-39:40, 11-6,
11-63

L
Lachlan Catchment Management Authority	4-1, 4-66, 4-81
Land and Property Information	9-1-, 9-17, 9-19,
New South Wales	9-24, 9-39
Land and Property Management Authority	9-1, 9-17, 9-30,
9-39
Land Management (Crown)	9-21
Legal Aid Commission of New South Wales	8-1, 8-33, 8-40
Legislative Assembly	1-1, 1-3, 1-7,
11-56
Legislative Council	1-1, 1-3, 11-56
Legislature, The	1-1
Liability Management Fund	14-45
Liability Management Ministerial Corporation	14-45
Light Rail	13-11, 13-14,
13-25
Living Murray	4-10
Local Courts	8-6, 8-43, 8-50,
8-60
Local Government, Department of	11-2
Lower Murray-Darling Catchment Management Authority	4-1, 4-66, 4-84
Luna Park Reserve Trust	9-1, 9-55

Budget Estimates 2010-11	i3

INDEX

M
Attorney General, Minister for Citizenship, Minister for Regulatory Reform, and Vice President of the Executive Council	2-2, 11-2, 8-28
Deputy Premier, and Minister for Health	5-2, 5-8, 5-35
Marine Parks	4-3, 4-5, 4-10,
4-16, 4-39, 4-46
Maritime Authority of New South Wales	13-1:2, 13-36,
13-39, 13-62
Mental Health, services for	5-3, 5-5, 5-10,
5-13, 5-28
Metropolitan Strategy	9-4, 9-5, 9-8
Metropolitan Transport Plan	9-4, 9-61
Mine Safety	7-5, 7-7, 7-11,
7-27
Mining	7-4, 7-11, 7-16, 7-19:20,
7-27
Minister Administering the	2-82, 9-1, 9-17,
Environmental Planning and Assessment Act	9-19, 9-24, 9-60
Minister for Ageing, Minister for Disability Services, Minister for Youth and Minister for Volunteering	2-2, 2-21, 6-40
Minister for Climate Change and the Environment, and Minister Assisting the Minister for Health (Cancer)	4-3, 4-34
Minister for Education and Training	3-32
Minister for Fair Trading, and Minister for the Arts	2-2, 12-2, 12-20
Minister for Gaming and Racing, and Minister for Sport and Recreation	2-2, 2-20
Minister for Housing, Minister for Small Business and Minister Assisting the Premier on Veterans Affairs	6-41, 7-2, 11-2
Minister for Industrial Relations,	6-41, 7-2, 7-40, 11-2,
Minister for Commerce, Minister for Energy, and Minister for Public Sector Reform, and Minister for Aboriginal Affairs	12-2, 12-20
Minister for Juvenile Justice	6-41
Minister for Local Government, Minister Assisting the Minister for Planning, and Minister Assisting the Minister for Health (Mental Health)	11-2, 11-20
Minister for Planning, Minister for Infrastructure, and Minister for Lands	9-17, 11-20
Minister for Police, and Minister for Finance	11-2, 14-70
Minister for Ports and Waterways, and Minister for Illawarra
Minister for Primary Industries, Minister for Emergency Services, and Minister for Rural Affairs	7-2, 7-41, 10-3
Minister for Roads, and Minister for Western Sydney	2-2, 13-2
Minister for State and Regional Development, Minister for Mineral and Forest Resources, Minister for Major Events, and Minister for the Central Coast	7-2, 7-40, 11-85
Minister for the State Plan, and Minister for Community Services	2-2, 6-40, 11-2
Minister for Tourism, Minister for the Hunter, Minister for Science and Medical Research, and Minister for Women	7-2, 7-41, 9-17, 11-2
Minister for Transport	13-2, 13-35
Minister for Water, and Minister for Corrective Services	4-3, 4-34, 8-28
Motor Accidents Authority	14-1, 14-36,
14-46
Mount Annan Botanic Garden	4-53:56, 4-58,
4-61
Mount Tomah Botanic Garden	4-53:55, 4-58
Murray Catchment Management Authority	4-1, 4-66
Murrumbidgee Catchment Management Authority	4-2, 4-66
Museum of Applied Arts and Sciences	2-1, 2-18, 2-70
Museum, Australian	2-1, 2-18,
2-55:56
Premier, and Minister for Redfern	2-4, 9-67,
Waterloo	11-2 ;3, 11-15, 11-20, 11-48,
11-85, 14-5
Treasurer, and Special Minister of State	14-41, 14-76

N
Namoi Catchment Management Authority	4-2, 4-66
National Water Initiative	4-11
Native Title	9-18, 9-21
Natural Disaster Resilience Program	10-2, 10-5
Natural Disasters Assistance	14-20

i4	Budget Estimates 2010-11

INDEX

Natural Resources Commission	11-1, 11-43, 11-49:50
New South Wales Crime Commission	10-1, 10-15, 11-71:74
New South Wales Electoral Commission	11-1, 11-54:55
New South Wales Fire Brigades	10-1:2, 10-22, 10-51
New South Wales Institute of Sport	2-6
NSW Procurement	12-2, 12-4:5
North West Rail Corridor	9-63
Northern Rivers Catchment Management Authority	4-2, 4-66
NSW Businesslink Pty Limited	6-1:2, 6-11, 6-39, 6-59:60
NSW Police Force	6-5, 8-33, 10-1,
10-17, 10-35:36, 10-38:40,
10-51, 11-71:74
NSW Self Insurance Corporation	14-1, 14-7, 14-52
NSW Trustee and Guardian	8-1:2, 8-22, 8-75:76
Nurses	5-12

O
Office for Children	2-2
Office of Financial Management	14-2
Office of State Revenue	14-2
Office of the Board of Studies	3-1, 3-32
Office of the Director of Public Prosecutions	8-1, 8-55
Office of the Information Commissioner	8-1, 8-66, 8-70:71
Office of the Protective Commissioner	8-75
Office of the Public Guardian	8-22, 8-75
Office of the WorkCover Authority	14-1, 14-36, 14-63
Olympic Park Authority, Sydney	2-1, 2-18, 2-40, 2-43, 2-48
Ombudsman’s Office	11-1, 11-62
Operating Statement	iii
Out-of-Home Care	2-3:5, 2-9,
2-16, 3-5, 6-4,
6-13, 6-18,
6-32:33
Outpatient clinics	5-3, 5-25

P
Parliamentary Counsel’s Office	11-2
Parliamentary elections, management and administration of	11-54
Parramatta Park Trust	2-6, 2-18
Payroll tax	14-2, 14-6
Pensioner Council Rates Rebate Scheme	11-18
People with a Disability	6-2:4, 6-6, 6-8:9,
6-12, 6-23:25,
6-45, 8-76, 11-64
Pillar Administration	14-22, 14-58
Planning, Department of	9-1:2, 9-7, 9-34,
11-4
Police and Emergency Services	10-1
Police Integrity Commission	8-66, 11-1,
11-71,
Police Force, NSW	6-5, 8-33, 10-1,
10-17, 10-35:36,
10-38:40, 10-51,
11-71:74
Political Education Fund	11-54
Powerhouse Museum	2-70
Premier and Cabinet, Department of	5-8, 10-24,
11-1:3, 11-6,14-5
Property Vegetation Plans	4-7, 4-16, 4-67
Protective Commissioner, Office of the	8-75
Protocol	4-5, 11-3, 11-16,
11-37
Public Guardian, Office of the	8-22, 8-75
Public Private Partnership	3-10, 5-13
Public Prosecutions, Office of the	8-1, 8-33, 8-55,
Director of	8-62
Public Purpose Fund	8-40

R
Rail Corporation New South Wales	9-69
Rail Infrastructure Corporation	14-52
Pensioner Rebate Scheme	11-3:4, 11-18
Recent Achievements	i
Redfern-Waterloo Authority	9-1, 9-5, 9-67
Refunds and remissions of Crown revenue	14-20

Budget Estimates 2010-11	i5

INDEX

Regional development	4-16, 4-23
Regional strategies — planning	9-8
Registry of Births, Deaths and Marriages	8-2, 8-4, 8-9, 8-20
Remote witness program	8-10
Rental Bond Board	12-1, 12-25, 6-14
Respite care	6-45
Responsible gaming	2-27
Result Indicators	i, ii
Results and Services	i, ii
Road Safety	10-46, 14-7
Roads and Traffic Authority of New South Wales	9-62:63, 13-1:2, 13-17,
13-25, 13-27, 13-30, 13-36, 13-54, 14-7
Rouse Hill House and Farm	2-65:66
Rouse Hill Regional Centre	9-60, 9-62
Royal Botanic Gardens and Domain Trust	4-1, 4-3, 4-6,
4-29, 4-53, 4-57
Rural Fire Service, Department of	10-1:2, 10-22, 10-51
Rural Fire Fighting Fund	10-2

S
School student transport scheme	13-19,13-22
Service Group Statements	i, ii
Service Groups	i, iii
Service Measures	ii
ServiceFirst	12-2
Services, Technology and Administration	12-1
Services, Technology and	12-1:2, 12-6,
Administration, Department of	12-25, 12-30:31
Smoking rates	5-47
Snowy River	14-22
Soil Conservation Service	9-18:19
South West Rail Link	9-61:62
Southern Rivers Catchment Management Authority	4-2, 4-66
State Contracts Control Board	12-2, 12-5
State Emergency Service	10-1:2, 10-51
StateFleet	12-2, 12-6:7
State Infrastructure Strategy	9-4
State Library of New South Wales	2-1, 2-18,
2-76:78
State Plan	ii
State Property Authority	9-1, 9-17, 9-19,
9-24, 9-45:46
State Records Authority	12-1:2, 12-30
State Revenue, Office of	14-2, 14-6, 14-9
State Sports Centre Trust	2-40
State Super	14-21:22, 14-58
State Transit Authority	13-2, 13-8,
13-16, 13-28
State Water	4-12, 4-33
Strategic Directions	i
Stronger Together	6-6, 6-8:9, 6-11
Superannuation Administration Corporation	14-1, 14-22, 14-58
Superannuation contributions	14-20, 14-22,
14-45
Supreme Court	8-6, 8-11, 8-16,
8-56, 8-60, 8-75
Sydney Ferries	13-2, 13-4,
13-7,13-12,
13-17, 13-20,
3-28,
Sydney Metro	13-2
Sydney Metropolitan Catchment Management Authority	4-2, 4-66
Sydney Olympic Park Authority	2-1, 2-18, 2-40, 2-43
Sydney Opera House Trust	2-18
Sydney Region Development Fund	9-60, 9-62

T
TAFE Education Services	3-13
Tenancy Advice and Advocacy Program	12-25
Transport Accidents Compensation Fund	14-52
Transport and Infrastructure	13-1
Transport and Infrastructure,	13-20, 13-36,
Department of	13-39, 13-54
Transport Infrastructure Development Corporation	9-62, 13-2, 13-13, 13-25
Transport Safety and Reliability Regulator	13-1:2, 13-35
Transport Safety Investigations,	13-2, 13-38,
Office of	13-46

i6	Budget Estimates 2010-11

INDEX

Transport Subsidy Schemes	13-19
Treasurer	14-41
Treasurer’s Advance	14-1, 14-76
Treasury	5-8, 12-2, 14-1:3,
14-5, 14-8
Treasury, The	14-1:2
Treasury Managed Fund	14-52
Two Ways Together	6-4, 6-8, 6-16,
6-22

U
Unclaimed money	14-2:3, 14-6

V
Victims of Crime	8-2:3, 8-6, 8-8,
8-19, 8-57
Victim and Witness Assistance	8-56, 8-62
Volunteers engaged in emergency services	2-5, 10-2, 10-51:53, 10-56:57

W
Water sharing plans	4-8, 4-10, 4-12,
4-18
Western Catchment Management Authority	4-2, 4-66
Western Sydney Parklands Trust	2-1, 2-6, 2-18
Women, Office for	11-3
WorkCover Authority	14-1, 14-36,
14-63
Workers Compensation Commission	14-36
Workers’ Compensation	14-1, 14-36,
(Dust Diseases) Board	14-70

Budget Estimates 2010-11	i7